As filed with the Securities and Exchange Commission on November 13, 2023

Registration Statement No. 333-274811

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933
___________________

FINTECH ECOSYSTEM DEVELOPMENT CORP.

(Exact Name of Registrant as Specified in Its Charter)

___________________

Delaware	6770	86-2438985
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Springhouse Drive, Suite 204
Collegeville, PA 19426
(610) 226-8101
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

___________________

Dr. Saiful Khandaker
100 Springhouse Drive, Suite 204
Collegeville, PA 19426
Telephone: (610) 226-8101
(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________

Copies to:

Andrew M. Tucker E. Peter Strand Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, Suite 900 Washington, DC 20001 Tel: (202) 689-2800	Abhay Raj Varma Prima Carta Law Offices I-11 (SF), Jangpura Extension, New Delhi – 110014 Tel: +91-11-43686416

___________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective and on the consummation of the business combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2023

Fintech Ecosystem Development Corp.

100 Springhouse Drive, Suite 204
Collegeville, PA 19426

___________________

Dear Fintech Ecosystem Development Corp. Stockholders:

Fintech Ecosystem Development Corp., a Delaware corporation (“Fexd”) has entered into a Business Combination Agreement (as may be amended from time to time, including that certain First Amendment to the Business Combination Agreement, dated May 24, 2023, and that certain Second Amendment to the Business Combination Agreement, dated August 16, 2023, the “Business Combination Agreement,” and the transactions contemplated by the Business Combination Agreement, the “Business Combination”) with Monisha Sahni, Rachna Suneja and Ritscapital, LLC as members of Mobitech International LLC, a limited liability company established pursuant to the laws of Sharjah Media City Free Zone (“Afinoz”). Pursuant to the Business Combination Agreement, Fexd will purchase the limited liability company interests of Afinoz (the “Purchase”), with Afinoz continuing as a wholly-owned direct subsidiary of Fexd. At the closing of the Purchase, all outstanding limited liability company interests in Afinoz will be exchanged for $5,000,000 plus 11,500,000 shares of Class A Common Stock of the surviving entity, par value $0.0001 per share (“Class A Common Stock”), as may be adjusted pursuant to the Business Combination Agreement. See the section entitled “The Business Combination Proposal” on page 81 of the attached proxy statement/prospectus for further information on the consideration being paid to the members of Afinoz.

Fexd’s publicly traded common stock, units, rights and warrants are currently listed on Nasdaq under the symbols “FEXD,” “FEXDU,” “FEXDR” and “FEXDW,” respectively. Upon consummation of the Business Combination, Fexd’s units will automatically separate into the component securities and each ten Fexd rights will convert into one share of Class A Common Stock. As a result, Fexd’s units and rights will no longer trade as separate securities, but Fexd’s common stock and warrants will continue to trade under their existing symbols.

Fexd is holding a special meeting of the stockholders (the “Special Meeting”) in order to obtain the stockholder approvals necessary, among other things, to consummate the Business Combination. The Fexd special meeting of stockholders will be held on            , 2023, at            , Eastern time, via live audio webcast at https://www.cstproxy.com/fintechecosys/2023, unless postponed or adjourned to a later date. At the Fexd special meeting, Fexd will ask its stockholders to adopt the Business Combination Agreement, thereby approving the Business Combination, and to approve the other proposals described in this proxy statement/prospectus.

No additional approval or vote from any holders of any membership interests in Afinoz will be necessary to adopt and approve the Business Combination Agreement or the Business Combination.

After careful consideration the Fexd board of directors has unanimously approved the Business Combination Agreement and the other proposals described in this proxy statement/prospectus and determined that it is advisable to consummate the Business Combination.

Revofast LLC (the “Sponsor”), Revofast Ventures LLC, an affiliate of our Sponsor (together with the Sponsor, the “Sponsor Related Parties”), and Fexd’s officers and directors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. The Sponsor Related Parties have invested an aggregate of approximately $7.4 million, including approximately $3.9 million of investments in Founder Shares and Fexd Placement Warrants, two default extension loans of approximately $2.3 million and $983,100 by Sponsor and $250,000 by a Sponsor affiliate as of October 15, 2023, which they stand to forfeit and lose if Fexd is unable to complete a business combination prior to April 21, 2024. Such Founder Shares and Placement Warrants had an aggregate market value of $30.8 million, based on the closing price of Fexd’s Class A Common Stock and warrants on Nasdaq on November 8, 2023 of $10.67 and $0.03, respectively. Certain officers and directors of Fexd have pecuniary interests in such investments through their ownership interest in the Sponsor. None of the Sponsor or current officers or directors of Fexd will receive any interest in the Business Combination other than the interests they owned prior to the Business Combination or as described below. The interests of the Sponsor or current officers or directors of Fexd may be different from or in addition to (and which may conflict with) your interest. These interests include, among other things:

•        Fexd’s current amended and restated certificate of incorporation (the “Fexd Charter”) provides that the doctrine of corporate opportunity will not apply with respect to Fexd or any of its officers, directors or affiliates in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the Fexd Charter. In the course of their other business activities, Fexd’s officers and directors may have, or may become aware of, other investments or business opportunities which may be appropriate for presentation to Fexd as well as the other entities with which they are affiliated. Fexd’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before Fexd is presented with it. Fexd does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        the 3,900,250 warrants to purchase Class A common stock of Fexd, par value $0.0001 per share (the “Fexd Class A Common Stock”) issued by Fexd to the Sponsor in the private placement that closed concurrently with the closing of Fexd’s initial public offering (the “Fexd Placement Warrants”) and the 2,300,000 warrants issued by Fexd to the Sponsor in October 2022 and January 2023 (the “Extension Warrants”), purchased by the Sponsor for approximately $6.2 million, in the aggregate, will be worthless if a business combination is not consummated by April 21, 2024;

•        the Sponsor has agreed that the Fexd Placement Warrants will not be sold or transferred by it until 30 days after Fexd has completed a business combination, subject to limited exceptions;

•        the fact that the Sponsor paid $25,000, or approximately $0.009 per share, for the Founder Shares (of which the Sponsor Related Parties currently hold 2,580,000), which Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $27.3 million, based on the closing price of Fexd Class A Common Stock on September 15, 2023 of $10.60, and that such shares will be worthless if a business combination is not consummated and that the Sponsor Related Parties can earn a positive rate of return on their investment even if Fexd’s public stockholders experience a negative return following the consummation of the Business Combination;

•        the fact that the Sponsor Related Parties have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if the Trust Account is liquidated, including in the event Fexd is unable to complete an initial business combination by April 21, 2024, the Sponsor has agreed to indemnify Fexd to ensure that the proceeds in the Trust Account are not reduced below at least $10.10 per Fexd Public Share by the claims of prospective target businesses with which Fexd entered into an acquisition agreement or claims of any third-party for services rendered or products sold to Fexd, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that the Sponsor and its affiliates have made outstanding loans to Fexd in the aggregate amount of approximately $2.3 million and $900,100 as of August 21, 2023, and Sponsor related parties made additional loans equal to $250,000 as of August 22, 2023, which amounts Fexd will be unable to repay to such parties to the extent that the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

•        current Fexd officers and directors are expected to serve as officers or directors of the Combined Entity after the closing of the business combination. As such, in the future they may receive cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors;

•        the fact that Fexd’s independent directors own an aggregate of 30,000 Founder Shares, and Fexd’s CFO and director owns 15,000 Founder Shares, all of which were transferred by the Sponsor at $0.009 per share, which if unrestricted and freely tradeable would be valued at approximately $0.5 million, based on the closing price of Fexd Class A Common Stock on September 15, 2023 of $10.60, and that such shares will be worthless if a business combination is not consummated; and

•        the fact that Fexd’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Business Combination Agreement.

The following table sets forth the amount of consideration received or to be received by (1) the Sponsor and its affiliates, (2) the holders of Public Shares (as defined in “Frequently Used Terms”), (3) the holders of Public Warrants (as defined in “Frequently Used Terms”), and (4) the holders of membership interests in Afinoz in connection with the Business Combination:

	No Redemption Scenario(3)			50% Redemption Scenario(4)		75% Redemption Scenario(5)		100% Redemption Scenario(6)
	Number of Shares	% Ownership		Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Holders of Class A Shares, subject to possible Redemption	3,972,003	13.5%		1,986,002	7.2%	993,001	3.8%	—	0.0%
Conversion of Rights to shares of Class A common stock	1,150,000	3.9	%(1)	1,150,000	4.2%	1,150,000	4.3%	1,150,000	4.5%
Holders of shares of Class A common stock	57,500	0.2%		57,500	0.2%	57,500	0.2%	57,500	0.2%
Holders of shares of Class B common stock	2,875,000	9.8%		2,875,000	10.5%	2,875,000	10.9%	2,875,000	11.3%
New issue of shares of Class A common stock to Mobitech	11,500,000	39.0%		11,500,000	41.9%	11,500,000	43.4%	11,500,000	45.1%
Investors
PIPE Investors Class A Shares	9,000,000	30.6	%(2)	9,000,000	32.8%	9,000,000	34.0%	9,000,000	35.3%
Conversion of Rights of Investors of Class A Shares	900,000	3.0	%(2)	900,000	3.2%	900,000	3.4%	900,000	3.6%
Total Outstanding	29,454,503	100.0%		27,468,502	100.0%	26,475,501	100.0%	25,482,500	100.0%

____________

(1)      The issuance of one share of Class A Common Stock for each ten (10) Fexd Rights held by a holder immediately prior to the closing of the Business Combination.

(2)      Includes 9,000,000 shares of Class A common stock underlying the Caltech Investment units, and 900,000 shares of Class A common stock to be exchanged for rights underlying the Caltech Investment units.

(3)      Assumes no Fexd stockholders exercise redemption rights in connection with the approval of the Business Combination with respect to their Fexd Public Shares.

(4)      Assumes Fexd stockholders exercise redemption rights with respect to 1.99 million Fexd Public Shares, or 50% of the issued, outstanding Fexd Public Shares in connection with the approval of the Business Combination, for an aggregate payment of approximately $20.83 million (based on the estimated per share redemption price of approximately $10.49 per share).

(5)      Assumes Fexd stockholders exercise redemption rights with respect to 2.98 million Fexd Public Shares, or 75% of the issued, outstanding Fexd Public Shares in connection with the approval of the Business Combination, for an aggregate payment of approximately $31.24 million (based on the estimated per share redemption price of approximately $10.49 per share).

(6)      Assumes Fexd stockholders exercise redemption rights with respect to 3.97 million Fexd Public Shares, or 100% of the issued, outstanding Fexd Public Shares in connection with the approval of the Business Combination, for an aggregate payment of approximately $41.65 million (based on the estimated per share redemption price of approximately $10.49 per share).

These interests may influence Fexd’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. You should also read the sections entitled “Questions and Answers About the Business Combination — What interests do Fexd’s current officers and directors have in the Business Combination,”

“Summary of the Proxy Statement/Prospectus — Interests of the Sponsor Related Parties and Fexd’s Officers and Directors in the Business Combination” and “Special Meeting of Fexd Stockholders — Recommendation of the Fexd Board” for more information.

More information about Fexd, Afinoz and the Business Combination is contained in this proxy statement/prospectus. Fexd and Afinoz urge you to read this proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 38 OF THIS PROXY STATEMENT/PROSPECTUS.

Fexd following the Business Combination will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

If you have any questions regarding this proxy statement/prospectus, you may contact Morrow Sodali, LLC, Fexd’s proxy solicitor, at (800) 662-5200 (toll free) (banks and brokers call (203) 658-9400) or by email at FEXD.info@investor.morrowsodali.com.

On behalf of our board of directors, I thank you for your support and look forward to the successful consummation of the Business Combination.

Sincerely,
Saiful Khandaker
, 2023	Chairman and Chief Executive Officer

This proxy statement/prospectus is dated            , 2023 and is first being mailed to the stockholders of Fexd on or about that date.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATIONS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATIONS OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Fintech Ecosystem Development Corp.

To the Stockholders of Fintech Ecosystem Development Corp.:

You are cordially invited to attend the special meeting of the stockholders (the “Special Meeting”) of Fintech Ecosystem Development Corp., which is referred to as “Fexd,” on            ,            2023, at            , Eastern Time. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at https://www.cstproxy.com/fintechecosys/2023. At the Special Meeting, the stockholders of Fexd will be asked to consider and vote upon the following proposals (the “Proposals”):

(1)    to adopt and approve the Business Combination Agreement dated September 9, 2022 (as the terms and conditions therein may be amended, modified or waived from time to time, including that certain First Amendment to the Business Combination Agreement, dated May 24, 2023, and that certain Second Amendment to the Business Combination Agreement, dated August 16, 2023, the “Business Combination Agreement”), by and among Fexd, Rachna Suneja, Ritscapital LLC, a limited liability company organized in the United Arab Emirates, Monisha Sahni (Rachna Suneja, Ritscapital LLC and Monisha Sahni, collectively the “Members”) and Monisha Sahni as representative of the Members (“Member Representative”), and to approve the transactions contemplated thereby (the “Business Combination”);

(2)    to consider and vote upon a proposal to elect seven directors to serve on the board of directors of Fexd following the Business Combination (such entity, the “Combined Entity”), to serve until the next annual meeting of stockholders following the date of this proxy statement/prospectus and until their respective successors are duly elected and qualified;

(3)    to approve separate proposals to amend and restate Fexd’s current amended and restated certificate of incorporation (the “Fexd Charter”) to adopt certain material differences that will be in effect upon consummation of the Business Combination;

(4)    to consider and vote upon separate proposals to approve, for purposes of complying with the applicable provisions of Nasdaq, the issuance of Class A Common Stock to the Members pursuant to the Business Combination Agreement, the issuance of Class A Common Stock to Caltech Trading Corp. pursuant to the Caltech Investment; and the issuance of Class A Common Stock to Rana in connection with the Rana Settlement Agreement (as described further in the proxy statement/prospectus);

(5)    to approve the Equity Incentive Plan of the Combined Entity (the “Equity Incentive Plan”) in connection with the Business Combination;

(6)    to approve a proposal to adjourn the Special Meeting to a later date or dates, if it is determined by Fexd that additional time is necessary or advisable to complete the Business Combination or for any other reason.

The Board of Directors of Fexd (the “Fexd Board”) has fixed the close of business on            , 2023 as the record date for the Special Meeting (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any postponement or adjournment thereof. Stockholders should carefully read the accompanying Notice of Special Meeting and proxy statement for a more complete statement of the Proposals to be considered at the Special Meeting.

The Fexd Board has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that our stockholders vote “FOR” each of the Proposals presented to the Fexd Stockholders. When you consider the Fexd Board’s recommendation of these proposals, you should keep in mind that the directors and officers of Fexd have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal — Interests of the Sponsor Related Parties and Fexd’s Officers and Directors in the Business Combination” in the accompanying proxy statement/prospectus.

Pursuant to the Fexd Charter, Fexd public stockholders have redemption rights in connection with the Business Combination. Fexd public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of Fexd Class A Common Stock for cash. This means that public stockholders who hold shares of Fexd Class A Common Stock on or before            , 2023 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Fexd Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting.

By Order of the Fexd Board,
Dr. Saiful Khandaker
Chief Executive Officer

This proxy statement/prospectus is dated            , 2023 and is first being mailed to the stockholders of Fexd on or about            , 2023.

Fintech Ecosystem Development Corp.
100 Springhouse Drive, Suite 204
Collegeville, PA 19426

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
FINTECH ECOSYSTEM DEVELOPMENT CORP.
TO BE HELD ON            , 2023

TO THE STOCKHOLDERS OF FINTECH ECOSYSTEM DEVELOPMENT CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the “Special Meeting”) of Fintech Ecosystem Development Corp., a Delaware corporation (“Fexd,” and after consummation of the Business Combination (as defined below), the “Combined Entity”), will be held on            , 2023, at            Eastern Time, as a virtual meeting. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at https://www.cstproxy.com/fintechecosys/2023. At the Special Meeting, Fexd stockholders will be asked to consider and vote upon the following proposals:

(1)    The Business Combination Proposal — To adopt and approve the Business Combination Agreement dated September 9, 2022 (as the terms and conditions therein may be amended, modified or waived from time to time, including by that certain First Amendment to the Business Combination Agreement, dated May 24, 2023, and that certain Second Amendment to the Business Combination Agreement, dated August 16, 2023, the “Business Combination Agreement”), by and among Fexd, Rachna Suneja, Ritscapital LLC, a limited liability company organized in the United Arab Emirates, Monisha Sahni (Rachna Suneja, Ritscapital LLC and Monisha Sahni, collectively the “Members”) and Monisha Sahni as representative of the Members (“Member Representative”), and to approve the transactions contemplated thereby (such transactions contemplated by the Business Combination Agreement, the “Business Combination”). Copies of the Business Combination Agreement and certain other agreements to be entered into pursuant to the Business Combination Agreement are attached to the proxy statement/prospectus as Annex A.

(2)    The Director Election Proposal — To consider and vote upon a proposal to elect seven directors to serve on the board of directors of Fexd following the Business Combination (the “Combined Entity Board”), to serve until the next annual meeting of stockholders following the date of this proxy statement/prospectus and until their respective successors are duly elected and qualified. We refer to this proposal as the “Director Election Proposal.”

(3)    The Charter Amendment Proposals — To consider and vote upon separate proposals to approve the following material differences between the Fexd Charter and the proposed amended and restated certificate of incorporation of the Combined Entity (the “Combined Entity Charter”) that will be in effect upon the closing of the Business Combination, a copy of which is attached to this proxy statement/prospectus as Annex B:

•        Charter Amendment Proposal A — Change in Name;

•        Charter Amendment Proposal B — Change in Corporate Purpose;

•        Charter Amendment Proposal C — Elimination of Class B Common Stock

•        Charter Amendment Proposal D — Elimination of Fexd Rights

•        Charter Amendment Proposal E — Amendment of Corporate Opportunities Provision

•        Charter Amendment Proposal F — Supermajority Requirement for Certain Amendments

•        Charter Amendment Proposal G — Removal of Blank Check Provisions

We refer to these proposals collectively as the “Charter Amendment Proposals.”

(4)    The Nasdaq Proposal — To consider and vote upon separate proposals to approve, for purposes of complying with the applicable provisions of Nasdaq, the issuance of Class A Common Stock to the holders of Afinoz Interests pursuant to the Business Combination Agreement. We refer to these proposals as the “Nasdaq Proposal.”

(5)    Equity Incentive Plan Proposal — To consider and vote upon the Equity Incentive Plan of the Combined Entity (the “Equity Incentive Plan”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C. We refer to this proposal as the “Equity Incentive Plan Proposal.”

(6)    The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if it is determined by Fexd that additional time is necessary or advisable to complete the Business Combination or for any other reason. We refer to this proposal as the “Adjournment Proposal” and, together with the Business Combination Proposal, the Director Election Proposal, the Charter Amendment Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal, collectively as the “Proposals.”

Only holders of record of Fexd Common Stock at the close of business on            , 2023 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. Please note that you will not be able to attend the Special Meeting in person. In light of the ongoing COVID-19 pandemic and to protect the health of Fexd’s stockholders, management, employees and the community, the Special Meeting will be held virtually conducted via live audio webcast. You will be able to attend the Special Meeting by visiting https://www.cstproxy.com/fintechecosys/2023. Fexd recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the meeting starts.

Pursuant to the Fexd Charter, Fexd is providing its public stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of Fexd Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest but less taxes payable) of the IPO. For illustrative purposes, based on funds in the Trust Account of $42.6 million on June 30, 2023, the estimated per share redemption price would have been approximately $10.72. Fexd public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of Fexd Class A Common Stock for cash. This means that public stockholders who hold shares of Fexd Class A Common Stock on or before            , (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Fexd Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. A public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 15% or more of the shares of Fexd Class A Common Stock included in the Fexd Units sold in the IPO. Holders of our outstanding Fexd Public Warrants, Fexd Rights and Fexd Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding Fexd Units must separate the underlying Fexd Public Shares, Fexd Rights and Fexd Public Warrants prior to exercising redemption rights with respect to the Fexd Public Shares.

The Sponsor Related Parties and Fexd’s officers and directors have agreed to waive their redemption rights with respect to any shares of Fexd Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor and an affiliate own 10.0% of the issued and outstanding shares of Fexd Common Stock. The Sponsor Related Parties and Fexd’s officers and directors have agreed to vote any shares of Fexd Common Stock owned by them in favor of the Business Combination Proposal.

The approval of each of the Business Combination Proposal and the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of Fexd Common Stock as of the Record Date. The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of Fexd Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of each of the Nasdaq Proposal, the

Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Fexd Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting.

As of June 30, 2023, there was $42.6 million in the Trust Account. Each redemption of shares of Fexd Class A Common Stock by Fexd’s public stockholders will decrease the amount in the Trust Account. Net tangible assets will be maintained at a minimum of $5,000,001 immediately prior to or upon consummation of the Business Combination.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and the related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, you may contact Morrow Sodali, LLC, Fexd’s proxy solicitor, at (800) 662-5200 (toll free) (banks and brokers call (203) 658-9400) or by email at FEXD.info@investor.morrowsodali.com.

By Order of the Fexd Board
, 2023	Dr. Saiful Khandaker
Chief Executive Officer and Director

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, by Fexd (File No. 333-274811) (the “Registration Statement”), constitutes a prospectus of Fexd under Section 5 of the Securities Act, with respect to the shares of Class A Common Stock (as defined below) to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the Special Meeting of Fexd stockholders at which they will be asked to vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

FREQUENTLY USED TERMS

“Adjournment Proposal” means the proposal to adjourn the Special Meeting to a later date or dates, if it is determined by Fexd that additional time is necessary or advisable to complete the Business Combination or for any other reason.

“Afinoz” means Mobitech International LLC, a limited liability company established pursuant to the laws of Sharjah Media City Free Zone (including the Companies Regulations).

“Afinoz Board” means the board of directors of Afinoz.

“Afinoz Disclosure Schedules” means Afinoz’s disclosure schedules delivered by Afinoz in connection with the Business Combination Agreement.

“Afinoz Equity Consideration” means 11,500,000 shares of Class A Common Stock.

“Afinoz Escrow Amount” means $700,000.

“Afinoz Interests” means Company Membership Interests, as defined in the Business Combination Agreement.

“Afinoz Purchase Price” means, collectively, $5,000,000 plus 11,500,000 shares of Class A Common Stock, as may be adjusted pursuant to the Business Combination Agreement.

“Acquiror” means Fexd.

“Business Combination Agreement” means the Business Combination Agreement dated September 9, 2022, by and among Fexd, the Members and Monisha Sahni as representative of the Members, as the terms and conditions therein may be amended, modified or waived from time to time including by that certain First Amendment to the Business Combination Agreement, dated May 24, 2023, and that certain Second Amendment to the Business Combination Agreement, dated August 16, 2023.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Proposal” means the proposal to adopt and approve the Business Combination Agreement and the Business Combination.

“Cash Consideration” means $5,000,000.

“Caltech Forward Purchase Agreement” means that certain Forward Purchase Agreement, dated July 16, 2021, by and between Fexd and Caltech Trading Corp.

“Caltech Investment” means the 9,000,000 Fexd Units to be issued and sold at the Business Combination pursuant to the Caltech Forward Purchase Agreement.

“Charter Amendment Proposals” means, collectively, the proposals to approve material differences between the Fexd Charter and the Combined Entity Charter.

“Class A Common Stock” means the shares of Class A Common Stock of the Combined Entity, par value $0.0001 per share.

“Closing” means the closing of the Proposed Afinoz Transactions.

“Closing Date” means the date on which the Closing shall occur.

“Combined Entity” means Fexd following the Business Combination.

“Combined Entity Board” means the board of directors of Fexd following the Business Combination.

“Combined Entity Bylaws” means the bylaws of the Combined Entity.

“Combined Entity Charter” means the proposed amended and restated certificate of incorporation of the Combined Entity that will be in effect upon the closing of the Business Combination.

“Common Stock” or “Fexd Common Stock” means, collectively, the Fexd Class A Common Stock and the Fexd Class B Common Stock.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the COVID-19 Relief Programs.

“COVID-19 Relief Programs” means, collectively, the U.S. Coronavirus Aid, Relief and Economic Security Act, the Families First Coronavirus Response Act, the Paycheck Protection Program Flexibility Act, any rules and regulations of the U.S. Small Business Association, the U.S. Department of the Treasury or any similar applicable federal, state or local Law in connection with the COVID-19 pandemic, and all FAQs or Interim Final Rules issued by any government authority related thereto (including IRS Notice 2020-65 and the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020 and the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021).

“Director Election Proposal” means the proposal to elect seven directors to serve on the Combined Entity Board.

“EF Hutton” means EF Hutton, a division of Benchmark Investments, LLC (the representative of the underwriters in the Fexd IPO).

“Effect” means any event, circumstance, change, development, effect or occurrence.

“Effective Time” means the effective time of the Merger.

“Employee Optionholders” means the optionholder employees of Afinoz.

“Equity Incentive Plan Proposal” means the proposal to consider and vote upon the Equity Incentive Plan of the Combined Entity.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extension Warrants” means the extension warrants issued and sold by Fexd to Sponsor at a purchase price of $1.00 per extension warrant.

“Fexd” means Fintech Ecosystem Development Corp., a Delaware corporation.

“Fexd Board” means the Board of Directors of Fexd.

“Fexd Bylaws” means the bylaws of Fexd.

“Fexd Charter” the current amended and restated certificate of incorporation of Fexd.

“Fexd Class A Common Stock” means the Class A common stock of Fexd, par value $0.0001 per share.

“Fexd Class B Common Stock” means the Class B common stock of Fexd, par value $0.0001 per share.

“Fexd Common Stock” means, collectively, Fexd Class A Common Stock and Fexd Class B Common Stock.

“Fexd Private Warrants” means the Fexd Placement Warrants and the Warrants to be issued and sold pursuant to the forward purchase agreement entered into by Fexd and Caltech Trading Corp. in connection with the IPO.

“Fexd Placement Warrants” means Fexd Warrants purchased by the Sponsor in the Fexd Private Placement.

“Fexd Private Placement” means the private placement that closed concurrently with the closing of the IPO, on October 21, 2021, pursuant to which Fexd issued and sold to Sponsor 3,900,250 Fexd Placement Warrants at a price of $1.00 per Fexd Placement Warrant generating gross proceeds of $3,900,250.

“Fexd Public Shares” means the shares of Fexd Class A Common Stock sold as part of the Fexd Units in the IPO.

“Fexd Public Warrants” means the Fexd Warrants sold as part of the Fexd Units in the IPO.

“Fexd Right” means the right to receive one-tenth of a Class A Common Share upon the consummation of the IPO sold as part of the Fexd Units in the IPO.

“Fexd Representative Shares” means the shares issued to the representative of the underwriters of the IPO, EF Hutton, division of Benchmark Investments, LLC, or its designees.

“Fexd Units” or “Units” means units of Fexd sold in the IPO, each unit consisting of one share of Fexd Class A Common Stock, one Fexd Right, and one-half of one redeemable Fexd Public Warrant.

“Fexd Warrants” or “Warrants” means warrants to purchase shares of Fexd Class A Common Stock (prior to consummation of the Business Combination) or shares of Class A Common Stock (following consummation of the Business Combination).

“Fexd Warrant Agreement” means that certain Warrant Agreement dated October 18, 2021, by and between Fexd and Continental Stock Transfer & Trust Company, as the warrant agent.

“Founder Shares” means the 2,875,000 shares of Fexd Class B Common Stock owned by the Sponsor Related Parties, three independent directors of Fexd, and Fexd’s CFO (including any shares of Fexd Class A Common Stock and/or shares of Class A Common Stock issued upon conversion of such shares).

“Houlihan” means Houlihan Capital, L.L.C.

“IPO” means Fexd’s initial public offering of 11,500,000 Fexd Units, which was consummated on October 21, 2021.

“Member Representative” means Monisha Sahni as representative of the Members.

“Nasdaq Proposal” means the proposals to approve, for purposes of complying with the applicable provisions of Nasdaq, the issuance of Class A Common Stock to the holders of Afinoz Interest pursuant to the Business Combination Agreement.

“Proposals” means collectively, the Business Combination Proposal, the Director Election Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal.

“Proposed Afinoz Transactions” means, collectively, the purchase of the limited liability company membership interest of Afinoz by Fexd together with the other transactions related thereto.

“Purchase” means the purchase by Fexd of the limited liability company interest of Afinoz, with Afinoz continuing as a wholly-owned direct subsidiary of Fexd.

“Record Date” means the close of business on            , 2023.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Special Meeting” means the special meeting of the stockholders of Fexd scheduled on            , 2023.

“Sponsor” means Revofast LLC, a Wyoming limited liability company.

“Sponsor Related Parties” means the Sponsor and Revofast Ventures LLC, a Wyoming limited liability company.

“Trust Account” means the trust account maintained at JP Morgan Chase Bank, N.A.

“Trust Fund” means the trust fund established by Fexd for the benefit of its public stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of Fexd and Afinoz. These statements are based on the beliefs and assumptions of the management of Fexd and Afinoz. Although Fexd and Afinoz believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, none of Fexd or Afinoz can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements about:

•        the benefits from the Business Combination;

•        Fexd’s ability to consummate the Business Combination or, if Fexd does not complete the Business Combination, any other initial business combination;

•        any satisfaction or waiver (if applicable) of the conditions to the Business Combination including, among other things: the satisfaction or waiver of certain customary closing conditions, including, among others, the existence of no material adverse effect at Fexd or Afinoz, and the receipt of certain stockholder approvals contemplated by this proxy statement/prospectus;

•        the occurrence of any other event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        the ability to maintain the listing of the Class A Common Stock on Nasdaq following the Business Combination;

•        the Combined Entity’s future financial performance following the Business Combination, including any expansion plans and opportunities;

•        the Combined Entity’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination or any other initial business combination;

•        changes in the Combined Entity’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans;

•        the implementation, market acceptance and success of the Combined Entity’s business model;

•        the Combined Entity’s ability to scale in a cost-effective manner;

•        Fexd’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with Fexd’s business or in approving the Business Combination;

•        Fexd’s public securities’ potential liquidity and trading;

•        the ability of Fexd and/or Afinoz raise financing concurrently with the consummation of the Business Combination or otherwise in the future; and

•        the use of proceeds not held in the Trust Account or available to Fexd from interest income on the Trust Account balance.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that Fexd or the Members “believe(s),” and similar statements reflect only such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that any of Fexd or the Members has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause Fexd’s actual results to differ include:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of and/or the Business Combination Agreement;

•        the outcome of any legal proceedings that may be instituted against Fexd, Afinoz or others following announcement of the Business Combination and the transactions contemplated thereby;

•        the inability to complete the transactions contemplated by the Business Combination due to the failure to obtain approval of the stockholders of Fexd, or other conditions to closing in the Business Combination Agreement;

•        the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of the Combined Entity to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•        costs related to the Business Combination;

•        the possibility that Fexd and/or Afinoz may be adversely impacted by other economic, business, and/or competitive factors;

•        the significant uncertainty created by the COVID-19 pandemic;

•        Afinoz’s limited operating history make it difficult to evaluate its businesses and prospects;

•        Afinoz may fail to comply with applicable privacy laws;

•        Cybersecurity risk refers to the threat of intentional technological attacks aiming to compromise the confidentiality, availability, or integrity of our systems, including sensitive client data. Our technology and information security teams employ a multi-layered approach, integrating preventive and detective technologies, practices, and policies to identify, mitigate, and counter cybersecurity threats. Furthermore, we routinely evaluate our cybersecurity risks and mitigation strategies.

•        The board of directors plays a crucial role in overseeing our cybersecurity risk management. The board actively administers this oversight function by regularly reviewing and assessing our cybersecurity policies, procedures, and safeguards. It ensures that robust cybersecurity measures are in place to protect our systems and data. The board collaborates conducts periodic evaluations of our cybersecurity framework. This proactive approach enables us to adapt swiftly to evolving cyber threats and implement necessary security enhancements.

•        Afinoz is subject to cybersecurity risks and interruptions or failures in its information technology systems and as it grows and gains recognition, it will likely need to expend additional resources to enhance its protection from such risks. Notwithstanding Afinoz’s efforts, a cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss;

•        Afinoz may be found to have infringed on the intellectual property of others, which could expose it to substantial losses or restrict its operations; and

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC by Fexd.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting of Fexd Stockholders. The following questions and answers do not include all the information that is important to Fexd Stockholders. We urge the Fexd Stockholders to carefully read this entire proxy statement, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement/prospectus?

A:     Fexd has agreed to the Business Combination under the terms of the Business Combination Agreement that are described in this proxy statement/prospectus. The Business Combination Agreement provides that upon the consummation of the Business Combination, among other things

Fexd will purchase the limited liability company interests of Afinoz (the “Purchase”), with Afinoz continuing as a wholly-owned direct subsidiary of Fexd.

As a result of the Purchase, all outstanding limited liability company interests in Afinoz will be exchanged for the Afinoz Purchase Price.

This proxy statement/prospectus and its annexes contain important information about the Business Combination and the other matters to be acted upon at the Special Meeting, along with important information about Fexd, Afinoz and the business of the Combined Entity and its subsidiaries following consummation of the Business Combination. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q:     What proposals are Fexd Stockholders being asked to vote upon?

A:     At the Special Meeting, Fexd is asking holders of Fexd Common Stock to consider and vote upon the following proposals:

•        The Business Combination Proposal — To approve and adopt the Business Combination Agreement, by and among Fexd and the members of Afinoz, and approve the transactions contemplated thereby. Copies of the Business Combination Agreement and certain other agreements to be entered into pursuant to the Business Combination Agreement are attached to this proxy statement/prospectus as Annex A. See the section entitled “The Business Combination Proposal.”

•        The Director Election Proposal — To consider and vote upon a proposal to elect seven directors to serve on the Combined Entity Board following the Business Combination, to serve until the next annual meeting of stockholders following the date of this proxy statement/prospectus and until their respective successors are duly elected and qualified. See the section entitled the “Director Election Proposal.”

•        The Charter Amendment Proposals — To consider and vote upon separate proposals to approve certain material differences between the Fexd Charter and the Combined Entity Charter that will be in effect upon the closing of the Business Combination, a copy of which is attached to this proxy statement/prospectus as Annex B. See the section entitled “The Charter Amendment Proposals.”

•        The Nasdaq Proposal — To consider and vote upon separate proposals to approve, for purposes of complying with the applicable provisions of Nasdaq, the issuance of Class A Common Stock to the holders of Afinoz Interests pursuant to the Business Combination Agreement. See the section entitled “The Nasdaq Proposal.”

•        The Equity Incentive Plan Proposal — To consider and vote upon the Equity Incentive Plan of the Combined Entity, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C. See the section entitled “The Equity Incentive Plan Proposal.”

•        The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if it is determined by Fexd that additional time is necessary or advisable to complete the Business Combination or for any other reason.

Fexd will hold the Special Meeting of Fexd stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Special Meeting. Fexd stockholders should read it carefully.

The vote of Fexd stockholders is important. Fexd stockholders are encouraged to submit their completed proxy cards as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:     What equity stake will holders of Fexd Public Shares, holders of Afinoz Interests, the Sponsor Related Parties and Other Holders of Founder Shares hold in the Combined Entity upon completion of the Business Combination?

A:     The following table sets forth the anticipated ownership of the Combined Entity upon the Closing of the Business Combination assuming a share price of $10.49 per share and assuming no redemptions, 50% redemptions, 75% redemptions, and maximum redemptions (as each such scenario is described below). The ownership percentages reflected in the table are based upon the number of Afinoz Interests, options in Afinoz held by Employee Optionholders, and shares of Fexd Common Stock issued and outstanding as of June 1, 2023. In addition, in the redemption scenarios listed below, the residual equity value owned by non-redeeming shareholders, taking into account the respective redemption amounts, is shown below:

	No Redemption Scenario(3)			50% Redemption Scenario(4)		75% Redemption Scenario(5)		100% Redemption Scenario(6)
	Number of Shares	% Ownership		Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Holders of Class A Shares, subject to possible Redemption	3,972,003	13.5%		1,986,002	7.2%	993,001	3.8%	—	0.0%
Conversion of Rights to shares of Class A common stock	1,150,000	3.9	%(1)	1,150,000	4.2%	1,150,000	4.3%	1,150,000	4.5%
Holders of shares of Class A common stock	57,500	0.2%		57,500	0.2%	57,500	0.2%	57,500	0.2%
Holders of shares of Class B common stock	2,875,000	9.8%		2,875,000	10.5%	2,875,000	10.9%	2,875,000	11.3%
New issue of shares of Class A common stock to Mobitech	11,500,000	39.0%		11,500,000	41.9%	11,500,000	43.4%	11,500,000	45.1%
Investors
PIPE Investors Class A Shares	9,000,000	30.6	%(2)	9,000,000	32.8%	9,000,000	34.0%	9,000,000	35.3%
Conversion of Rights of Investors of Class A Shares	900,000	3.0	%(2)	900,000	3.2%	900,000	3.4%	900,000	3.6%
Total Outstanding	29,454,503	100.0%		27,468,502	100.0%	26,475,501	100.0%	25,482,500	100.0%
Total shareholders’ equity (in thousands)	$29,455			$27,469		$26,476		$25,483
Pro Forma Book Value Per Share	$4.05			$3.60		$3.35		$3.07

____________

(1)      The issuance of one share of Class A Common Stock for each ten (10) Fexd Rights held by a holder immediately prior to the closing of the Business Combination.

(2)      Includes 9,000,000 shares of Class A common stock underlying the Caltech Investment units, and 900,000 shares of Class A common stock to be exchanged for rights underlying the Caltech Investment units.

(3)      Assumes no Fexd stockholders exercise redemption rights in connection with the approval of the Business Combination with respect to their Fexd Public Shares.

(4)      Assumes Fexd stockholders exercise redemption rights with respect to 1.99 million Fexd Public Shares, or 50% of the issued, outstanding Fexd Public Shares in connection with the approval of the Business Combination, for an aggregate payment of approximately $20.83 million (based on the estimated per share redemption price of approximately $10.49 per share).

(5)      Assumes Fexd stockholders exercise redemption rights with respect to 2.98 million Fexd Public Shares, or 75% of the issued, outstanding Fexd Public Shares in connection with the approval of the Business Combination, for an aggregate payment of approximately $31.24 million (based on the estimated per share redemption price of approximately $10.49 per share).

(6)      Assumes Fexd stockholders exercise redemption rights with respect to 3.97 million Fexd Public Shares, or 100% of the issued, outstanding Fexd Public Shares in connection with the approval of the Business Combination, for an aggregate payment of approximately $41.65 million (based on the estimated per share redemption price of approximately $10.49 per share).

If any of these assumptions are not correct, these percentages will be different.

In addition, assuming the full exercise of all 3,900,250 Private Placement Warrants, 11,500,000 Public Warrants, 4,500,000 warrants underlying the Caltech Investment, the Sponsor Related Parties would own 13.7%, 14.3%, 14.6%, and 14.9%, assuming no redemptions, 50% redemptions, 75% redemptions and maximum redemptions, respectively.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are a number of closing conditions in the Business Combination Agreement, including but not limited to:

•        the approval by the Fexd stockholders of each of the Proposals included in this proxy statement/prospectus;

•        the absence of any law or order prohibiting consummation of the Business Combination Agreement;

•        receipt of approval for Fexd Public Shares to be listed on Nasdaq;

•        delivery by Afinoz of certain PCAOB Financials that do not differ from the financial statements previously disclosed by it in the applicable disclosure schedules to the Business Combination Agreement;

•        the Trust Fund containing funds sufficient to pay the Afinoz Cash Consideration, in full;

•        Afinoz executing certain regulatory filings with the SMCA or UAE Ministry of Economy;

•        Fexd’s satisfactory completion of due diligence on Afinoz; and

•        Afinoz having experienced no Material Adverse Effect since the date of the Business Combination Agreement.

For a summary of all of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Proposal — The Business Combination Agreement.”

Q:     Why is Fexd providing its stockholders with the opportunity to vote on the Business Combination?

A:     Under the Fexd Charter, holders of the Fexd Public Shares must have the opportunity to have their Fexd Public Shares redeemed upon the consummation of Fexd’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, Fexd has elected to provide its stockholders with the opportunity to have their Fexd Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, Fexd is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their Fexd Public Shares in connection with the Closing.

Q:     Are there any arrangements to help ensure that there will be sufficient funds to consummate the Business Combination?

A:     Fexd may seek to enter into arrangements that would ensure there will be sufficient funds to consummate the Business Combination, although there are no assurances Fexd will pursue such arrangements or, if it does pursue such arrangements, that it will be successful in doing so.

The proceeds from the Trust Account (net of any amounts used to fund redemptions), will be used to pay any loans owed by Fexd to the Sponsor, for any unpaid transaction or administrative expenses of Fexd and Afinoz, for the payment of the Afinoz Cash Consideration, and any remainder will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. In addition, Fexd and Afinoz may seek to arrange for additional third-party financing which may be in the form of debt (including bank debt or convertible notes) or equity, the proceeds of which would be used for a variety of purposes.

Q:     How many votes do I have at the Special Meeting?

A:     Fexd stockholders are entitled to one vote at the Special Meeting for each share of Fexd Common Stock held of record as of            , 2023, the Record Date for the Special Meeting. As of the close of business on the Record Date, there were            shares of Fexd Common Stock issued and outstanding.

Q:     What vote is required to approve the Proposals presented at the Special Meeting?

A:     The approval of the Business Combination Proposal and the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of Fexd Common Stock as of the Record Date. Accordingly, a Fexd Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendment Proposals.

The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of Fexd Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of each of the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Fexd Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. A Fexd stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting will have no effect on the outcome of the vote on the Director Election Proposal, either of the Nasdaq Proposal, the Equity Incentive Plan Proposal or the Adjournment Proposal.

The Sponsor Related Parties and Fexd’s officers and directors, who collectively hold approximately 41.64% of outstanding Fexd Common Stock, have agreed to vote any shares of Fexd Common Stock held by them in favor of the initial business combination and each of the other shareholder proposals. Accordingly, it is more likely that the necessary stockholder approvals will be received than would be the case if the Sponsor Related Parties and Fexd’s officers and directors had agreed to vote their shares of Fexd Common Stock in accordance with the majority of the votes cast by Fexd’s public stockholders. As a result, we would need none of the 3,972,003 Fexd Public Shares to be voted in favor of the Business Combination in order to have the Business Combination approved (assuming that a minimum number of shares required for a quorum are voted at the meeting).

Q:     Are the Proposals conditioned on one another?

A:     The Director Election Proposal, the Charter Amendment Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal. Unless the Business Combination Proposal is approved, the Director Election Proposal, the Charter Amendment Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal will not be presented to the Fexd stockholders at the Special Meeting.

The Business Combination Proposal is subject to and conditioned on the approval of the Director Election Proposal, each of the Charter Amendment Proposals, each of the Nasdaq Proposal and the Equity Incentive Plan Proposal.

The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal or any of the other Proposals (except for the Adjournment Proposal) does not receive the requisite vote for approval, we will not consummate the Business Combination. If Fexd does not consummate the Business Combination and fails to complete an initial business combination by April 21, 2024, Fexd will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its public stockholders in accordance with the Fexd Charter, subject to payment of Fexd’s tax obligations and up to $100,000 of dissolution expenses.

Q:     What constitutes a quorum at the Special Meeting?

A:     Holders of a majority in voting power of Fexd Common Stock issued and outstanding and entitled to vote at the Special Meeting constitute a quorum. In the absence of a quorum, the meeting chair has the power to adjourn the Special Meeting. As of the Record Date,            shares of Fexd Common Stock would be required to achieve a quorum.

Q:     How will the Sponsor Related Parties and Fexd’s directors and officers vote?

A:     The Sponsor Related Parties and Fexd’s officers and directors, who collectively hold approximately 41.64% of outstanding Fexd Common Stock, have agreed to vote any shares of Fexd Common Stock held by them in favor of the initial business combination and each of the other shareholder proposals. Accordingly, it is more likely that the necessary stockholder approvals will be received than would be the case if the Sponsor Related Parties and Fexd’s officers and directors had agreed to vote their shares of Fexd Common Stock in accordance with the majority of the votes cast by Fexd’s public stockholders.

As a result, we would need none of the 3,972,003 Fexd Public Shares to be voted in favor of the Business Combination in order to have the Business Combination approved (assuming that a minimum number of shares required for a quorum are voted at the meeting).

Q:     What interests do Fexd’s current officers and directors have in the Business Combination?

A:     The Sponsor Related Parties and Fexd’s officers and directors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. The Sponsor Related Parties have invested an aggregate of approximately $7.4 million, including approximately $3.9 million of investments in Founder Shares and Fexd Placement Warrants, two default extension loans of approximately $2.3 million and $983,100 by Sponsor and $250,000 by a Sponsor affiliate as of October 15, 2023, which they stand to forfeit and lose if Fexd is unable to complete a business combination prior to April 21, 2024. Such Founder Shares and Placement Warrants had an aggregate market value of $30.8 million, based on the closing price of Fexd’s Class A Common Stock and warrants on Nasdaq on November 8, 2023 of $10.67 and $0.03, respectively.

Certain officers and directors of Fexd have pecuniary interests in such investments through their ownership interest in the Sponsor. None of the Sponsor or current officers or directors of Fexd will receive any interest in the Business Combination other than the interests they owned prior to the Business Combination or as described below. The interests of the Sponsor or current officers or directors of Fexd may be different from or in addition to (and which may conflict with) your interest. These interests include, among other things:

•        the Fexd Charter provides that the doctrine of corporate opportunity will not apply with respect to Fexd or any of its officers, directors or affiliates in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the Fexd Charter. In the course of their other business activities, Fexd’s officers and directors may have, or may become aware of, other investments or business opportunities which may be appropriate for presentation to Fexd as well as the other entities with which they are affiliated. Fexd’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before Fexd is presented with it. Fexd does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        the 3,900,250 Fexd Placement Warrants and the 2,300,000 Extension Warrants purchased by the Sponsor for approximately $6.2 million, in the aggregate, will be worthless if a business combination is not consummated by April 21, 2024;

•        the Sponsor has agreed that the Fexd Placement Warrants will not be sold or transferred by it until 30 days after Fexd has completed a business combination, subject to limited exceptions;

•        the fact that the Sponsor paid $25,000, or approximately $0.009 per share, for the Founder Shares (of which the Sponsor Related Parties currently hold 2,580,000), which Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $27.3 million, based on the closing price of Fexd Class A Common Stock on September 15, 2023 of $10.60, and that such shares will be worthless if a business combination is not consummated and that the Sponsor Related Parties can earn a positive rate of return on their investment even if Fexd’s public stockholders experience a negative return following the consummation of the Business Combination;

•        the fact that the Sponsor Related Parties have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if the Trust Account is liquidated, including in the event Fexd is unable to complete an initial business combination by April 21, 2024, the Sponsor has agreed to indemnify Fexd to ensure that the proceeds in the Trust Account are not reduced below at least $10.10 per Fexd Public Share by the claims of prospective target businesses with which Fexd entered into an acquisition agreement or claims of any third-party for services rendered or products sold to Fexd, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that the Sponsor and its affiliates have made outstanding loans to Fexd in the aggregate amount of approximately $2.3 million and $900,100 as of August 21, 2023, and Sponsor related parties made additional loans equal to $250,000 as of August 22, 2023, which amounts Fexd will be unable to repay to such parties to the extent that the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

•        [•], [•] and [•], who are current Fexd officers and directors, are expected to serve as officers or directors of the Combined Entity after the closing of the business combination. As such, in the future they may receive cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors;

•        the fact that Fexd’s independent directors own an aggregate of 30,000 Founder Shares, and Fexd’s CFO and director owns 15,000 Founder Shares, all of which were transferred by the Sponsor at $0.009 per share, which if unrestricted and freely tradeable would be valued at approximately $0.5 million, based on the closing price of Fexd Class A Common Stock on September 15, 2023 of $10.60, and that such shares will be worthless if a business combination is not consummated; and

•        the fact that Fexd’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Business Combination Agreement.

The existence of the differing, additional and/or conflicting interests described above may have influenced the decision of Fexd’s officers and directors to enter into the Business Combination Agreement and Fexd’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize Fexd’s officers and directors to complete an initial business combination, even if on terms less favorable to Fexd’s stockholders compared to liquidating Fexd, because, among other things, if Fexd is liquidated without completing an initial business combination, the Founder Shares and Fexd Placement Warrants would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $            million based on the closing price of Fexd Class A Common Stock and Fexd Public Warrants on            , 2023 of $            and $            , respectively), and out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor and related parties to Fexd would not be repaid to the extent such amounts exceed cash held by Fexd outside of the Trust Account (which expenses and loans, as of August 21, 2023 amounted to approximately $900,100 plus an additional $250,000 made as of August 22, 2023).

In addition, on May 15, 2023, Fexd entered into a consulting agreement with Ritscapital Inc., the consulting company owned by Ritesh Suneja, the future Chief Financial Officer and Director of the Combined Entity, to provide accounting, audit, pro forma financial, and other financial and accounting support in connection with the preparation of this proxy statement/prospectus and registration statement on Form S-4. Ritscapital Inc. is also a member of Afinoz. The consulting agreement provides for payment of $16,000 per month and terminates automatically upon closing of the Business Combination.

Fexd’s management determined that, in light of the potential conflicting interests described above, the independent directors of Fexd should separately review and consider the potential conflicts of interest with respect to the Sponsor and its affiliates arising out of the Business Combination and the proposed terms in respect thereof. Accordingly, Fexd’s independent directors on the Fexd Audit Committee reviewed and considered such interests and, after taking into account the factors they deemed applicable (including the potential conflicting interests), unanimously approved the Business Combination Agreement and the transactions contemplated therein.

Q:     Did the Fexd Board obtain a fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes. Although the Fexd Charter does not require the Fexd Board to seek a third-party valuation or fairness opinion in connection with a business combination unless the target business is affiliated with the Sponsor or Fexd’s officers or directors, the Fexd Board received a fairness opinion from Houlihan Capital, L.L.C. (“Houlihan”) as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be paid by Fexd to the Afinoz Members in the Business Combination. See the section entitled “The Business Combination Proposal — Fairness Opinion of Houlihan.”

Q:     What factors did the Fexd Board consider in determining whether or not to proceed with the Business Combination?

A:     The Fexd Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, (1) Afinoz’s expanding operations, (2) the growth potential of Afinoz’s business as it develops its business plan, and (3) an attractive valuation if Afinoz is successful in achieving its goals. For more, see “The Business Combination Proposal — Background — Fexd Board’s Reasons for the Approval of the Business Combination.”

The Fexd Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to: macroeconomic risks generally, risks that Afinoz’s business plan may not be achieved, and risks related to the valuation of Afinoz’s businesses. See the sections titled “The Business Combination Proposal — The Fexd Board’s Reasons for the Approval of the Business Combination.”

Q:     How is the payment of the deferred underwriting commissions going to affect the amount left in the Trust Account upon the completion of the Business Combination?

A:     The deferred underwriting commissions due to EF Hutton in connection with Fexd’s IPO will be released to the underwriters only on completion of the Business Combination. The deferred underwriting commission is payable if a business combination is consummated without regard to the number of shares of Class A Common Stock redeemed by holders in connection with a business combination. The following table presents the deferred underwriting commission as a percentage of the cash left in the Trust Account following redemptions across a range of varying redemption scenarios. The maximum redemption scenario represents that all 3.97 million Fexd Public Shares are redeemed for an aggregate payment of approximately $41.65 million from the Trust Account (based on the estimated per share redemption price of approximately $10.49 per share).

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Deferred Underwriting Commission	$3,737,500	$3,737,500	$3,737,500	$3,737,500
Deferred Underwriting Commission as a percentage of cash left in the Trust Account Following Redemptions	9.0%	17.9%	35.9%	N/A

You should read the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:     What happens if I sell my shares of Fexd Class A Common Stock before the Special Meeting?

A:     The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Fexd Class A Common Stock after the Record Date, but before the date of the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares of Fexd Class A Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting.

Q:     What happens if Fexd stockholders vote against the Business Combination Proposal?

A:     Pursuant to the Fexd Charter, if the Business Combination Proposal is not approved and Fexd does not otherwise consummate an alternative business combination by April 21, 2024, Fexd will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public stockholders of Fexd, subject to payment of Fexd’s tax obligations and up to $100,000 of dissolution expenses.

Q:     How do the Fexd Public Warrants differ from the Fexd Private Warrants and what are the related risks to any holders of Fexd Public Warrants following the Business Combination?

A:     The Fexd Private Warrants are identical to the Fexd Public Warrants in all material respects, except that the Fexd Private Warrants will not be transferable, assignable or saleable until 30 days after the completion of the Business Combination and they will not be redeemable by the Combined Entity so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Fexd Private Warrants on a cashless basis. If the Fexd Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Fexd Private Warrants will be redeemable by the Combined Entity in all redemption scenarios and exercisable by the holders on the same basis as the Fexd Public Warrants.

Following the Business Combination, the Combined Entity may redeem the Warrants (other than the Fexd Private Warrants so long as they are held by the Sponsor or its permitted transferee) prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of the Warrants. The Combined Entity will have the ability to redeem outstanding Warrants (other than with respect to the Fexd Private Warrants as described herein) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period ending on the third trading day prior to the date on which a notice of redemption is sent to the holders of the Warrants. The Combined Entity will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of such Warrants is effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Combined Entity, if the Combined Entity has elected to require the exercise of Warrants on a cashless basis, the Combined Entity will not redeem the Warrants as described above if the issuance of Class A Common Stock issuable upon exercise of the Warrants is not exempt from registration or qualification under applicable state securities laws or the Combined Entity is unable to effect such registration or qualification. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then current market price when you might otherwise wish to hold your Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. The closing price for the Fexd Class A Common Stock as of September 15, 2023 was $10.60; to date, the Fexd closing price has never exceeded the $18.00 threshold that, if exceeded for 20 trading days within any 30 trading-day period following the Closing, would trigger the right to redeem the Warrants.

The Combined Entity may only call the Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each registered holder pursuant to the terms of the Fexd Warrant Agreement, provided that holders will be able to exercise their Warrants prior to the time of redemption and, at the election of the Combined Entity, any such exercise may be required to be on a cashless basis.

Q:     Do I have redemption rights?

A:     Pursuant to the Fexd Charter, holders of Fexd Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Fexd Charter. As of June 30, 2023, based on funds in the Trust Account of $42.6 million, this would have amounted to approximately $10.72 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Fexd Class A Common Stock for cash. Such a holder will be entitled to receive cash for its Fexd Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Fexd’s transfer agent prior to the Special Meeting. See the section titled “Special Meeting of Fexd Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. In connection with the

IPO, the Sponsor and Fexd’s officers and directors agreed to waive any redemption rights with respect to any shares of Fexd Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and Fexd’s officers and directors did not receive separate consideration for the waiver.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights regardless of whether you vote or, if you vote, irrespective of whether you vote “FOR” or “AGAINST,” or abstain from voting on the Business Combination Proposal or any other Proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of the trading market.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern Time, on            , 2023 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Fexd Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30 Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Please also affirmatively certify in your request to Continental Stock Transfer & Trust Company for redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Fexd Class A Common Stock. A holder of the Fexd Public Shares, together with any of its affiliates any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 15% or more of the Fexd Public Shares, which we refer to as the “15% threshold.” Accordingly, all Fexd Public Shares in excess of the 15% threshold beneficially owned by a Fexd public stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Fexd’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Fexd does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Fexd’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Fexd’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Fexd’s transfer agent return the shares (physically or electronically). You may make such request by contacting Fexd’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     Fexd expects that a U.S. holder (as defined below in “United States Federal Income Tax Considerations of the Redemption”) that exercises its redemption rights to receive cash from the Trust Account in exchange for all of its Fexd Public Shares will generally be treated as selling such shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes, or as integrated with the Business Combination. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “United States Federal Income Tax Considerations of the Redemption.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     If I am a Fexd Warrant holder or a Fexd Rights holder, can I exercise redemption rights or voting rights with respect to my Fexd Warrants or Fexd Rights?

A:     No. The holders of Fexd Warrants or Fexd Rights have no redemption rights or voting rights with respect to Fexd Warrants or Fexd Rights.

Q:     If I am a holder of Fexd Units, can I exercise redemption rights with respect to my Fexd Units?

A:     No. Holders of outstanding Fexd Units must separate the underlying Fexd Public Shares, Fexd Public Warrants and Fexd Rights prior to exercising redemption rights with respect to the Fexd Public Shares.

If you hold Fexd Units registered in your own name, you must deliver the certificate for such Fexd Units to Continental Stock Transfer & Trust Company, Fexd’s transfer agent, with written instructions to separate such Fexd Units into Fexd Public Shares, Fexd Public Warrants and Fexd Rights. This must be completed far enough in advance to permit the mailing of the Fexd Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Fexd Public Shares from the Fexd Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Fexd Units, you must instruct such nominee to separate your Fexd Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, Fexd’s transfer agent. Such written instructions must include the number of Fexd Units to be split and the nominee holding such Fexd Units. Your nominee must also initiate electronically, using the Depository Trust Company’s (“DTC”) deposit withdrawal at custodian (“DWAC”) system, a withdrawal of the relevant Fexd Units and a deposit of an appropriate number of Fexd Public Shares, Fexd Public Warrants and Fexd Rights. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Fexd Public Shares from the Fexd Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Fexd Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:     Do I have appraisal rights if I object to the Business Combination?

A:     No. There are no appraisal rights available to holders of Fexd Common Stock, Fexd Units, Fexd Warrants or Fexd Rights in connection with the Business Combination.

Q:     What happens to the funds deposited in the Trust Account upon consummation of the Business Combination?

A:     If the Business Combination is consummated, the funds held in the Trust Account will be released to:

•        pay Fexd stockholders who properly exercise their redemption rights;

•        pay the $3.7 million deferred underwriting commissions to EF Hutton;

•        pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by Fexd or Afinoz in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement;

•        pay the Afinoz Cash Consideration;

•        repay any loans owed by Fexd to the Sponsor for any Fexd transaction expenses or other administrative expenses incurred by Fexd; and

•        provide for general corporate purposes of the Combined Entity including, but not limited to, working capital for operations.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “The Business Combination Proposal — The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Fexd is unable to complete the Business Combination or another initial business combination transaction by April 21, 2024, the Fexd Charter provides that Fexd will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the Fexd Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay taxes payable and up to $100,000 for dissolution expenses, by (B) the total number of then outstanding Fexd Public Shares, which redemption will completely extinguish rights of the public stockholders of Fexd (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the Fexd Board in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the Delaware General Corporate Law (the “DGCL”) to provide for claims of creditors and other requirements of applicable law.

Fexd expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Fexd’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to outstanding Fexd Warrants or Fexd Rights. Accordingly, the Fexd Warrants and Fexd Rights will expire worthless.

Q:     When are the Business Combination expected to be completed?

A:     The Closing is expected to take place on (a) the third business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal — Conditions to the Closing” (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) such other date as agreed to by the parties to the Business Combination Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Business Combination Agreement may be terminated upon the occurrence of certain events. For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:     When and where is the Special Meeting?

A:     The Special Meeting will be held at            Eastern Time, on            , 2023, as a virtual meeting. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at https://www.cstproxy.com/fintechecosys/2023.

Q:     How can I attend the Special Meeting virtually?

A:     Fexd is pleased to conduct the Special Meeting virtually via the Internet through a live webcast and online stockholder tools. Fexd is offering Fexd stockholders the ability to attend the Special Meeting virtually due to the continuing impact of the COVID-19 pandemic and to support the health and well-being of Fexd stockholders. However, Fexd also believes a virtual format facilitates stockholder attendance and participation by leveraging technology to allow Fexd to communicate more effectively and efficiently with its stockholders. This format empowers Fexd stockholders around the world to participate at no cost. Fexd will use the virtual format to enhance stockholder access and participation and protect stockholder rights.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of Fexd. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares of Fexd through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you are a holder of record of Fexd Common Stock on            , 2023, the Record Date, you may vote with respect to the Proposals at the Special Meeting via the virtual meeting platform, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote via the virtual meeting platform, obtain a proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:     At the Special Meeting, Fexd will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendment Proposals, but will have no effect on the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the Adjournment Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by Fexd without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each Proposal presented to the stockholders at the Special Meeting. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:     If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to nondiscretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Fexd believes the Proposals presented to the stockholders will be considered nondiscretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Stockholders may send a later-dated, signed proxy card to Fexd’s secretary at the address set forth below so that it is received by Fexd’s secretary prior to the Special Meeting or attend the Special Meeting and vote via the virtual meeting platform. Stockholders also may revoke their proxy by sending a notice of revocation to Fexd’s secretary, which must be received by Fexd’s secretary prior to the Special Meeting.

Q:     What should I do if I receive more than one set of voting materials?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     Fexd will pay the cost of soliciting proxies for the Special Meeting. Fexd has engaged Morrow Sodali, LLC, which we refer to as “Morrow,” to assist in the solicitation of proxies for the Special Meeting. Fexd has agreed to pay a fee of $27,000, plus disbursements. Fexd will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Fexd will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Fexd Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Fexd Common Stock and in obtaining voting instructions from those owners. Fexd’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or the Proposals, or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Fintech Ecosystem Development Corp.
100 Springhouse Drive, Suite 204
Collegeville, PA 19426
Tel: (610) 226-8101
E-mail: saiful@fintechecosys.com

You may also contact our proxy solicitor at:

Morrow Sodali, LLC
Tel: (800) 662-5200 (toll free) (banks and brokers call (203) 658-9400)
E-mail: FEXD.info@investor.morrowsodali.com

To obtain timely delivery, Fexd stockholders must request the materials no later than            , 2023.

You may also obtain additional information about Fexd from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your Fexd Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Fexd’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30 Floor
New York, New York 10004
Attn: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section titled “Questions and Answers about the Proposals,” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement/Prospectus to the “Combined Entity” refer to Fexd and its consolidated subsidiaries (including Afinoz) after giving effect to the Business Combination. References to “Fexd” refer to Fintech Ecosystem Development Corp., and references to “Afinoz” refer to Mobitech International LLC.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by the Fexd public stockholders and do not include any shares of Common Stock issuable upon the exercise of the Warrants.

Information About the Parties to the Business Combination

Fintech Ecosystem Development Corp.

Fexd is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Fexd Class A Common Stock, Fexd Units, Fexd Warrants and Fexd Rights are currently listed on Nasdaq under the symbols “FEXD,” “FEXDU,” “FEXDW” and “FEXDR,” respectively. The mailing address of Fexd’s principal executive officer is 100 Springhouse Drive, Suite 204, Collegeville, PA 19426.

For more information about Fexd, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Fexd” and “Information About Fexd.”

Mobitech International LLC

Afinoz is a limited liability company incorporated in the United Arab Emirates in 2018. Afinoz, through its subsidiary, DS Finworld Private Limited (“DS Finworld”) is a digital lending platform. For the year ending December 2022, Afinoz reported revenue of $563,587 and a net profit of $3,572. In the six-month period ending on June 30, 2023, Afinoz recorded revenue of $593,868 and a net profit of $33,595. For more information about Afinoz, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Afinoz” and “Information Related to Afinoz.”

The Proposals to be Voted on by Fexd Stockholders

The Business Combination Proposal

Fexd stockholders will be asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Fexd, Members and Member Representative entered into the Business Combination Agreement dated as of September 9, 2022 (as the terms and conditions therein may be amended, modified or waived from time to time, including by that certain First Amendment to the Business Combination Agreement, dated May 24, 2023, and that certain Second Amendment to the Business Combination Agreement, dated August 16, 2023, the “Business Combination Agreement”).

For more information about the Business Combination Agreement and the Business Combination, see the section titled “The Business Combination Proposal.”

The Director Election Proposal

Fexd stockholders will be asked to consider and vote upon a proposal to elect seven directors to serve on the Combined Entity Board following the Business Combination, to serve until the next annual meeting of stockholders following the date of this proxy statement/prospectus and until their respective successors are duly elected and qualified. See the section entitled the “Director Election Proposal.”

The Charter Amendment Proposals

Fexd stockholders will be asked to consider and vote upon separate proposals to approve the following material differences between the Fexd Charter and the Combined Entity Charter that will be in effect upon the closing of the Business Combination, a copy of which is attached to this proxy statement/prospectus as Annex B. For more, see the “Charter Amendment Proposals.”

The Nasdaq Proposal

Fexd stockholders will be asked to approve, for purposes of complying with the Nasdaq Listing Rules, the issuance of up to an aggregate of 11,500,000 shares of Class A Common Stock pursuant to the Business Combination Agreement. For more, see the section entitled the “Nasdaq Proposal.”

The Equity Incentive Plan Proposal

Fexd stockholders will be asked to approve and adopt the Equity Incentive Plan of the Combined Entity, a copy of which is attached to this proxy statement/prospectus as Annex C. For more, see “Equity Incentive Plan Proposal.”

The Adjournment Proposal

Fexd stockholders will be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if it is determined by Fexd that additional time is necessary or advisable to complete the Business Combination or for any other reason. For more, see “The Adjournment Proposal.”

Transaction Agreement

Business Combination Agreement

Fexd, Merger Sub, the Members and the Member Representative entered into the Business Combination Agreement, the material terms of which are described in this proxy statement/prospectus. The Business Combination Agreement provides for, among other things, the purchase by Fexd of the limited liability company membership interests of Afinoz, with Afinoz continuing as a wholly-owned direct subsidiary of Fexd in exchange for the Afinoz Purchase Price. An amount equal to $700,000 of such Afinoz Purchase Price will be withheld in escrow as further provided in the Business Combination Agreement and the escrow agreement to be entered into at the closing of the Business Combination (the “Afinoz Escrow Agreement”).

The Business Combination Agreement contains customary representations and warranties of the parties, which shall survive the Closing for two years, with the exception of certain enumerated representations that shall survive the Closing indefinitely. Many of the representations and warranties are qualified by materiality or Afinoz Material Adverse Effect (as defined in the section entitled “The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing”).

The Business Combination Agreement also contains pre-closing covenants of the parties, including obligations of the parties to use reasonable efforts to operate their respective businesses in the ordinary course consistent with past practice, and to refrain from taking certain specified actions without the prior written consent of the other applicable parties, in each case, subject to certain exceptions and qualifications. Additionally, the parties have agreed not to solicit, negotiate or enter into competing transactions, as further provided in the Business Combination Agreement. The Members also agreed to cause the transfer of certain minority interests in the subsidiaries of Afinoz such that Afinoz will own 100% of all its subsidiaries. The covenants do not survive the Closing (other than those that are to be performed after the Closing).

Fexd and the Members agreed, as promptly as practicable after the execution of the Business Combination Agreement, to prepare and file with the SEC, this proxy statement/prospectus for the purpose of Fexd soliciting proxies from its stockholders to obtain the stockholders’ approval at the Special Meeting and providing such stockholders an opportunity, in accordance with the governing documents of Fexd, to have their shares of Fexd Common Stock redeemed.

Fexd also agreed to take all necessary action so that, effective at the Closing, the entire board of directors of Fexd will consist of a majority of independent directors in accordance with applicable stock exchange requirements.

Under the Business Combination Agreement, the obligations of the parties to consummate (or cause to be consummated) the Business Combination are subject to a number of customary conditions for special purpose acquisition companies, including, among others, the following: (i) the approval by the Fexd stockholders of each of the Proposals included in this proxy statement/prospectus; (ii) the absence of any law or order prohibiting consummation of the Business Combination Agreement; and (iii) receipt of approval for Fexd Public Shares to be listed on the trading market.

The obligations of Fexd to consummate (or cause to be consummated) the Business Combination are also subject to, among other things, (i) the representations and warranties regarding Afinoz and its subsidiaries being true and correct, subject to the knowledge and materiality standards contained in the Business Combination Agreement, (ii) material compliance by Afinoz, the Members and the Member Representative with each of their pre-Closing covenants contained in the Business Combination Agreement, (iii) no Afinoz Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing Date, (iv) execution and delivery by the Member Representative of the Afinoz Escrow Agreement, (v) delivery by Afinoz of certain PCAOB Financials, (vi) all conditions to consummation of the Business Combination Agreement having been satisfied or waived by the applicable parties thereto, (vii) delivery by each of the Members of certain tax certificates, (viii) delivery of documentation evidencing certain United Arab Emirates regulatory filings by Afinoz, (ix) Fexd having satisfactorily completed its due diligence exercise on Afinoz and its subsidiaries, and (x) the Trust Fund containing sufficient funds to pay the Afinoz Cash Consideration payable under the Business Combination Agreement.

In addition, the obligations of Afinoz to consummate (and cause to be consummated) the Business Combination are also subject to, among other things (i) the representations and warranties of Fexd being true and correct, subject to the materiality standards contained in the Business Combination Agreement, (ii) material compliance by Fexd with the pre-Closing covenants contained in the Business Combination Agreement and (iii) execution and delivery by Fexd of the Afinoz Escrow Agreement.

Each Member has agreed to jointly and severally indemnify and hold harmless the Indemnified Parties of Fexd from and against certain Losses. Notwithstanding the foregoing, except with respect to the inaccuracy or breach of the Fundamental Representations, or for fraud or intentional misrepresentation, the Members shall not be required, to indemnify Losses for breaches of representations or warranties or until aggregate Losses equal or exceed $600,000, in which case the Members shall be liable for the aggregate amount of all Losses.

The Business Combination Agreement contains certain termination rights, including, among others, the following: (i) upon the mutual written consent of Afinoz and Fexd, (ii) if the Closing has not occurred on or before the twelve month anniversary of the Business Combination Agreement, (iii) if the consummation of the Business Combination is prohibited by law or otherwise prevented by a governmental authority, (iv) if the Proposals fail to receive the requisite vote for approval, (v) in connection with an uncured breach of a representation, warranty, covenant or other agreement by a party, (vi) by Fexd if the PCAOB Financials are not timely delivered or (vii) by Fexd if Afinoz fails to timely comply with certain conditions precedent.

None of the parties to the Business Combination Agreement are required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Business Combination Agreement. However, each party will remain liable for willful material breaches of the Business Combination Agreement prior to termination.

Afinoz has agreed that it will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account held for Fexd’s public stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Related Agreements

Lock-Up Agreements

Fexd has entered into the three general forms of lock-up agreements with members and employees of Afinoz. The following terms apply to all lock-up agreements. The members and certain employees of Afinoz that own equity interests have entered into lock-up agreements with Acquiror wherein they have agreed not to transfer any shares of Class A Common Stock for the period commencing upon the Effective Time and ending one year after the Effective Time, provided, however, that such restriction shall expire if the reported last sale price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty-trading day period commencing at least 150 days after the Effective Time. Such members and employees have further agreed not to transfer more than 200,000 Shares during any three-month period until the three-year anniversary of the effective date and not to transfer more than 1,000,000 shares during a further period thereafter, in each case subject to certain permitted transfers and the termination of restrictions upon expiration or termination of the applicable lock-up agreement. Certain employee-specific terms apply to the Employee Stockholder Lock-Up and Protective Covenant Agreement and the Employee Optionholder Lock-Up, Unvested Stock & Protective Covenant Agreement and certain employee optionholder-specific terms apply only to the Employee Optionholder Lock-Up, Unvested Stock & Protective Covenant Agreement. The terms of each of the lock-up agreements are more fully described in the section entitled “The Business Combination Proposal — Related Agreements — Lockup Agreements”.

Executive Officers of the Combined Entity

The executive officers of the Combined Entity (and certain of its key subsidiaries) upon the Closing will be as follows:

Name	Title
Dr. Saiful Khandaker	Chief Executive Officer and Chair
Ritesh Suneja	Chief Financial Officer and Director
Rachna Suneja	Head of Business, India Markets

Board of Directors of the Combined Entity

Subject to the approval of the Director Election Proposal, the Combined Entity Board will consist of Dr. Saiful Khandaker, Ritesh Suneja, Rachna Suneja, Bruce Brown, Rajeev Nair, Robin Meister and Dr. Rahul Kapoor, Ph.D., with Dr. Khandaker serving as Chairman of the Board. Ritesh Suneja and Rachna Suneja are married.

Fexd’s Reasons for the Business Combination

The Fexd Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Fexd Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Fexd Board may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Fexd Board reviewed a summary of the results of the due diligence conducted by its management and Fexd’s advisors. The due diligence conducted by Fexd’s management and Fexd’s advisors included:

•        meetings and calls with the management team and advisors of Afinoz (including its independent auditors) regarding, among other things, operations, plans and forecasts;

•        review of material contracts and other material matters;

•        financial, tax, legal, insurance, accounting, operational, business and other due diligence;

•        consultation with Fexd management and its legal counsel and financial advisor;

•        review of historical financial performance of Afinoz (including audited and unaudited financials) and management projections regarding Afinoz’s users (discussed further in Information About Afinoz) and potential market growth; and

•        financial and valuation analyses of Afinoz and the Business Combination, including the fairness opinion received from Houlihan.

The Fexd Board determined that pursuing a potential business combination with Afinoz would be an attractive opportunity for Fexd and its stockholders for a number of reasons, including, but not limited to, (1) the belief that Afinoz has sustainable competitive advantages with respect to their respective platform, (2) that Afinoz has the opportunity to grow successfully, (3) if Afinoz is successful in maintaining their existing users and attracting new users (customers who visit the Afinoz website and app and share personal information with the intention of applying for a loan, and in the future, all users of financial products through Afinoz), they will be able to increase their revenues, and (4) that Afinoz can be acquired at an attractive valuation to maximize potential returns to Fexd stockholders.

In addition, based on its review of the industry data and the operational, financial and other relevant information related to Afinoz’s businesses provided by Afinoz, respectively, and presented to the Fexd Board, the factors considered by the Fexd Board included, but were not limited to, the following:

•        Afinoz is disproportionately exposed to geopolitical, macroeconomic and natural event risks related to its home market of India.

•        Afinoz’s target consumers may seek credit products and services in other credit markets.

•        Afinoz is reliant on partnerships with lenders that are non-exclusive and subject to termination. Partner lenders may negatively impact Afinoz’s business by terminating partnerships, favoring competitors or imposing new requirements on Afinoz’s operations.

•        Afinoz’s integration of Afinoz technology with partner lenders and cloud service providers creates vulnerabilities that may adversely impact Afinoz.

•        Afinoz’s revenues are highly dependent on the commission structure set by its lending partners.

•        Further increases in inflation may lead to increased interest rates and a slowdown in the lending space, impacting Afinoz’s operations.

In the course of its deliberations, in addition to the various other risks associated with the business of Afinoz, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the Fexd Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

•        Macroeconomic Risks Generally.    Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on the Combined Entity’s revenues and financial performance.

•        Management Team.    Afinoz’s executives operate in different countries, and different jurisdictions within those countries, each with different legal frameworks, which different legal frameworks may or may not be in the best interest of Afinoz, respectively, and which may impact the enforceability of restrictive covenants.

•        Readiness to be a Public Company.    As Afinoz has not previously been a public company and their respective senior executives have not previously been senior executives of a public company, Afinoz may not have all the different types of employees necessary for them to timely and accurately prepare financial statements and reports for filing with the SEC. Afinoz and/or the Combined Entity will be required to significantly expand Afinoz’s financial operations and there is a risk that they will not be able to hire the right people to fill in these gaps by the time of the Closing or afterwards, or that additional issues could arise after the Closing due to their failure to have hired these people in advance of Closing or afterwards. In addition, as Afinoz increases its presence into additional countries, its compliance infrastructure more generally may not be able to keep pace with the increased compliance risks presented by rapid growth.

•        Shares Available for Sale/Lock-Ups.    At least 100% of the shares of Common Stock issued to Afinoz Members, collectively, will be subject to a one year lock-up, and the shares of Class A Common Stock held by the Sponsor Related Parties immediately upon Closing will be subject to a lock-up of, with respect to 50% of such shares, six months following the Closing, and with respect to the remainder of such shares, one year following the Closing (in each case subject to early release as described herein). Upon the expiration of any such lock-up and, if applicable, upon the registration of such shares of Class A Common Stock, a substantial number of shares of Class A Common Stock may become available for sale, which could have a negative impact on the Combined Entity’s stock price.

•        Liquidation.    The risks and costs to Fexd if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Fexd being unable to effect a business combination within the completion window which would require Fexd to liquidate.

•        Fexd Stockholder Vote and Other Actions.    Fexd stockholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing, including to vote down the Proposals at the Special Meeting or redeem their shares of Fexd Class A Common Stock.

•        Closing Conditions.    Completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Fexd’s control.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Redemptions.    The risk that holders of Fexd Public Shares will exercise their redemption rights, thereby depleting the amount of cash available from the Trust Account to the Combined Entity following Closing.

•        Nasdaq Listing.    The potential inability to maintain the listing of the Combined Entity’s securities on Nasdaq following the Closing.

•        Valuation.    The risk that the Fexd Board may not have properly valued Afinoz’s businesses.

•        Distraction to Operations.    The risk that the potential diversion of Afinoz’s management and employee attention as a result of the Business Combination may adversely affect its operations.

In addition to considering the factors described above, the Fexd Board also considered that:

•        Interests of Certain Persons.    The Sponsor Related Parties and certain officers and directors of Fexd may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Fexd’s stockholders (see section entitled “The Business Combination Proposal — Interests of the Sponsor Related Parties and Fexd’s Officers and Directors in the Business Combination”).

After considering the foregoing, the Fexd Board concluded, in its business judgment, that the potential benefits to Fexd and its stockholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Organizational Structure

The following diagram illustrates the organizational structure of Afinoz prior to the Closing.

The following diagrams illustrate (1) the organizational structure of the Combined Entity upon consummation of the Business Combination and (2) the percentages of the Combined Entity that will be owned by current officers, directors and shareholders of both Fintech and Mobitech (assuming no redemptions).

Freedm Holdings. Inc.
(fka Fintech Ecosystem Development Corp.)
Delaware
Nasdaq: FDMX
Freedm Financial LLC
Delaware
100%
Mobitech International LLC
UAE
100%
DS Finworld Private Limited
India
99.997%

	Ownership % in Combined Entity
SPAC Class A Shareholders	17.4%
SPAC Sponsor & Affiliates	10%
Mobitech	39%
PIPE Investor	33.6%
	100%

Date, Time and Place of Special Meeting

The Special Meeting will be held at            , Eastern Time, on            , 2023, as a virtual meeting. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at https://www.cstproxy.com/fintechecosys/2023.

Record Date; Outstanding Shares of Fexd Common Stock; Outstanding Fexd Rights and Fexd Warrants; Fexd Stockholders Entitled to Vote

Fexd has fixed the close of business on            , 2023, as the Record Date for determining the Fexd Stockholders entitled to notice of and to attend and vote at the Special Meeting.

As of the close of business on the Record Date, there were            shares of Fexd Common Stock outstanding and entitled to vote, consisting of            shares of Fexd Class A Common Stock,            shares of Fexd Class B Common Stock,            Fexd Rights, and            Fexd Warrants, consisting of            Fexd Public Warrants and            Extension Warrants.

Each share of Fexd Common Stock is entitled to one vote per share at the Special Meeting. Fexd Rights and Fexd Warrants have no voting rights at the Special Meeting. The Sponsor Related Parties and Fexd’s officers and directors own an aggregate of 2,875,000 shares of Fexd Common Stock entitled to vote at the Special Meeting.

Quorum and Required Vote for Fexd Stockholder Proposals

A quorum of Fexd Stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the shares of Fexd Common Stock issued and outstanding and entitled to vote at the Special Meeting is present via the virtual meeting platform or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Business Combination Proposal and the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of Fexd Common Stock as of the Record Date. Accordingly, a Fexd Stockholder’s failure to vote by proxy or to vote at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendment Proposals.

The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of Fexd Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Fexd Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. A Fexd Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the Adjournment Proposal.

The Director Election Proposal, the Charter Amendment Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal. Unless the Business Combination Proposal is approved, the Director Election Proposal, the Charter Amendment Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal will not be presented to the Fexd Stockholders at the Special Meeting. The Business Combination Proposal is also subject to and conditioned on the approval of the Director Election Proposal, the Charter Amendment Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal.

The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event that the Business Combination Proposal or any of the other Proposals (except for the Adjournment Proposal) does not receive the requisite vote for approval, we will not then consummate the Business Combination. If Fexd does not consummate the Business Combination and fails to complete an initial business combination by April 21, 2024, Fexd will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its public stockholders in accordance with the Fexd Charter, subject to payment of Fexd’s tax obligations and up to $100,000 of dissolution expenses.

Ownership of Sponsor Related Parties

The following table sets forth the anticipated ownership of the Combined Entity upon the Closing of the Business Combination assuming a share price of $10.49 per share and assuming no redemptions, 50% redemptions, 75% redemptions, and maximum redemptions (as each such scenario is described below). The ownership percentages reflected in the table are based upon the number of Afinoz Interests, options in Afinoz held by Employee Optionholders, and shares of Fexd Common Stock issued and outstanding as of June 1, 2023. In addition, in the redemption scenarios listed below, the residual equity value owned by non-redeeming shareholders, taking into account the respective redemption amounts, is shown below:

	No Redemption Scenario(3)			50% Redemption Scenario(4)		75% Redemption Scenario(5)		100% Redemption Scenario(6)
	Number of Shares	% Ownership		Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Holders of Class A Shares, subject to possible Redemption	3,972,003	13.5%		1,986,002	7.2%	993,001	3.8%	—	0.0%
Conversion of Rights to shares of Class A common stock	1,150,000	3.9	%(1)	1,150,000	4.2%	1,150,000	4.3%	1,150,000	4.5%
Holders of shares of Class A common stock	57,500	0.2%		57,500	0.2%	57,500	0.2%	57,500	0.2%
Holders of shares of Class B common stock	2,875,000	9.8%		2,875,000	10.5%	2,875,000	10.9%	2,875,000	11.3%
New issue of shares of Class A common stock to Mobitech	11,500,000	39.0%		11,500,000	41.9%	11,500,000	43.4%	11,500,000	45.1%
Investors
PIPE Investors Class A Shares	9,000,000	30.6	%(2)	9,000,000	32.8%	9,000,000	34.0%	9,000,000	35.3%
Conversion of Rights of Investors of Class A Shares	900,000	3.0	%(2)	900,000	3.2%	900,000	3.4%	900,000	3.6%
Total Outstanding	29,454,503	100.0%		27,468,502	100.0%	26,475,501	100.0%	25,482,500	100.0%

____________

(1)      The issuance of one share of Class A Common Stock for each ten (10) Fexd Rights held by a holder immediately prior to the closing of the Business Combination.

(2)      Includes 9,000,000 shares of Class A common stock underlying the Caltech Investment units, and 900,000 shares of Class A common stock to be exchanged for rights underlying the Caltech Investment units.

(3)      Assumes no Fexd stockholders exercise redemption rights in connection with the approval of the Business Combination with respect to their Fexd Public Shares.

(4)      Assumes Fexd stockholders exercise redemption rights with respect to 1.99 million Fexd Public Shares, or 50% of the issued, outstanding Fexd Public Shares in connection with the approval of the Business Combination, for an aggregate payment of approximately $20.83 million (based on the estimated per share redemption price of approximately $10.49 per share).

(5)      Assumes Fexd stockholders exercise redemption rights with respect to 2.98 million Fexd Public Shares, or 75% of the issued, outstanding Fexd Public Shares in connection with the approval of the Business Combination, for an aggregate payment of approximately $31.24 million (based on the estimated per share redemption price of approximately $10.49 per share).

(6)      Assumes Fexd stockholders exercise redemption rights with respect to 3.97 million Fexd Public Shares, or 100% of the issued, outstanding Fexd Public Shares in connection with the approval of the Business Combination, for an aggregate payment of approximately $41.65 million (based on the estimated per share redemption price of approximately $10.49 per share).

If any of these assumptions are not correct, these percentages will be different.

In addition, assuming the full exercise of all 3,900,250 Private Placement Warrants, 11,500,000 Public Warrants, 4,500,000 warrants underlying the Caltech Investment, the Sponsor Related Parties would own 13.7%, 14.3%, 14.6%, and 14.9%, assuming no redemptions, 50% redemptions, 75% redemptions and maximum redemptions, respectively.

Fairness Opinion of Houlihan

At the Fexd Board meeting on September 9, 2022, to evaluate and approve the Business Combination, Houlihan delivered an oral opinion in respect of each of and the Business Combination, which oral opinion was confirmed by delivery of written opinion dated September 8, 2022 addressed to the Fexd Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions, conditions and limitations set forth in the opinion, the consideration to be paid by Fexd pursuant to each of the Business Combination Agreement in the Business Combination was fair, from a financial point of view, to Fexd. Houlihan then provided an updated fairness opinion in respect of dated as of November 28, 2022, addressed to the Fexd Board to the effect that, as of the date of the opinion, based upon and subject to the additional assumptions, conditions and limitations set forth in the opinion, the consideration to be paid by Fexd pursuant to the Business Combination Agreement was fair, from a financial point of view, to Fexd.

The full text of Houlihan’s written opinions in respect of the Business Combination dated September 8, 2022, and in respect of dated November 28, 2022, each of which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion (which are also summarized herein), is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference. Houlihan’s opinion was provided for the use and benefit of the Fexd Board (in its capacity as such and not in any other capacity) in its evaluation of the Business Combination and the Business Combination Agreement (and, in its engagement letter, Houlihan provided its consent to the inclusion of the text of its opinion as part of this proxy statement/prospectus). Houlihan’s opinion is limited solely to the fairness, from a financial point of view, of the consideration to be paid by Fexd pursuant to the Business Combination Agreement and do not address Afinoz’s underlying business decision to enter into the Business Combination Agreement, effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to Fexd. Houlihan’s opinion does not constitute a recommendation as to how any Fexd Stockholder should vote or act with respect to the Business Combination or any other matter. Houlihan’s fairness opinion was approved by a Houlihan fairness opinion committee.

Pursuant to the fairness opinion of Houlihan dated June 23, 2022, Houlihan Capital will receive a remaining balance of $100,000 due upon completion of the Business Combination. There is also an outstanding balance of $48,000 that is currently due which Fintech agreed to pay $20,000 a month. Houlihan or its affiliate will not provide any other additional services other than the service already provided.

For more information, see “The Business Combination Proposal — Fairness Opinion of Houlihan.”

Proxy Solicitation

Proxies may be solicited by telephone, by facsimile, by mail, on the Internet or in person. Fexd has engaged Morrow to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares via the virtual meeting platform if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section titled “Special Meeting of Fexd Stockholders — Revoking Your Proxy.”

Redemption Rights

Under the Fexd Charter, holders of Fexd Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the Closing, including interest (which interest shall be net of taxes payable), by (b) the total number of the then issued and outstanding shares of Fexd Class A Common Stock; provided that Fexd will not redeem any Fexd Public Shares to the extent that such redemption would result in Fexd having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of June 30, 2023, this would have amounted to approximately $10.72 per share. Holders of Fexd Class A Common Stock on or before            , 2023 (two business before the Special Meeting) may exercise redemption rights whether or not they are holders as of the Record Date and whether or not such shares are voted at the Special Meeting. However, under the Fexd Charter, in connection with an initial business combination, a Fexd public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the Public Shares.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of Fexd Class A Common Stock for cash and will no longer own shares of Class A Common Stock. Such a holder will be entitled to receive cash for its Fexd Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Fexd’s transfer agent in accordance with the procedures described herein. See the section titled “Special Meeting of Fexd Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. A stockholder holding both Fexd Public Shares and Fexd Public Warrants may redeem its Fexd Public Shares but retain the Fexd Public Warrants.

In connection with the IPO, the Sponsor and Fexd’s officers and directors agreed to waive any redemption rights with respect to any shares of Fexd Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and Fexd’s officers and directors did not receive separate consideration for the waiver.

Interests of the Sponsor Related Parties and Fexd’s Officers and Directors in the Business Combination

When you consider the recommendation of the Fexd Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that the Sponsor Related Parties and Fexd’s officers and directors have interests in the Business Combination that are different from or in addition to (and may conflict with), your interests as a Fexd Stockholder. These interests include, among other things:

•        the Fexd Charter provides that the doctrine of corporate opportunity will not apply with respect to Fexd or any of its officers, directors or affiliates in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the Fexd Charter. In the course of their other business activities, Fexd’s officers and directors may have, or may become aware of, other investments or business opportunities which may be appropriate for presentation to Fexd as well as the other entities with which they are affiliated. Fexd’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before Fexd is presented with it. Fexd does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        the 3,900,250 Fexd Placement Warrants and the 2,300,000 Extension Warrants purchased by the Sponsor for approximately $6.2 million, in the aggregate, will be worthless if a business combination is not consummated by April 21, 2024;

•        the Sponsor has agreed that the Fexd Placement Warrants will not be sold or transferred by it until 30 days after Fexd has completed a business combination, subject to limited exceptions;

•        the fact that the Sponsor paid $25,000, or approximately $0.009 per share, for the Founder Shares (of which the Sponsor Related Parties currently hold 2,580,000), which Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $27.3 million, based on the closing price of Fexd Class A Common Stock on September 15, 2023 of $10.60, and that such shares will be worthless if a business combination is not consummated and that the Sponsor Related Parties can earn a positive rate of return on their investment even if Fexd’s public stockholders experience a negative return following the consummation of the Business Combination;

•        the fact that the Sponsor Related Parties have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if the Trust Account is liquidated, including in the event Fexd is unable to complete an initial business combination by April 21, 2024, the Sponsor has agreed to indemnify Fexd to ensure that the proceeds in the Trust Account are not reduced below at least $10.10 per Fexd Public Share by the claims of prospective target businesses with which Fexd entered into an acquisition agreement or claims of any third-party for services rendered or products sold to Fexd, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that the Sponsor and its affiliates have made outstanding loans to Fexd in the aggregate amount of approximately $900,100 as of August 21, 2023, and Sponsor related parties made additional loans equal to $250,000 as of August 22, 2023, which amounts Fexd will be unable to repay to such parties to the extent that the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

•        [•], [•] and [•], who are current Fexd officers and directors, are expected to serve as officers or directors of the Combined Entity after the closing of the business combination. As such, in the future they may receive cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors;

•        the fact that Fexd’s independent directors own an aggregate of 30,000 Founder Shares, and Fexd’s CFO and director owns 15,000 Founder Shares, all of which were transferred by the Sponsor at $0.009 per share, which if unrestricted and freely tradeable would be valued at approximately $0.5 million, based on the closing price of Fexd Class A Common Stock on September 15, 2023 of $10.60, and that such shares will be worthless if a business combination is not consummated; and

•        the fact that Fexd’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Business Combination Agreement.

Interests of Afinoz’s Officers and Directors in the Business Combination

When you consider the recommendation of the Fexd Board in favor of Business Combination Proposal, you should keep in mind that Afinoz’s directors and officers have interests in such proposal that are different from, or in addition to those of Fexd’s stockholders generally. These interests include, among other things, the interests listed below:

•        Certain officers of Afinoz are expected to become officers of the Combined Entity upon the consummation of the Business Combination. Specifically, the following individuals who are currently officers of Afinoz are expected to become officers of the Combined Entity upon the consummation of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Rachna Suneja	Head of Business, India Markets

•        Certain members of the Afinoz Board and the officers of Afinoz beneficially own, directly or indirectly, Afinoz Interests, and will be entitled to receive a portion of the consideration contemplated by the Business Combination Agreement upon the consummation of the Business Combination. See the section entitled “Beneficial Ownership of Securities” for a further discussion of the equity interests of Afinoz’s directors and officers in the Business Combination.

•        Ritscapital Inc., the consulting company owned by Ritesh Suneja, the future Chief Financial Officer and Director of the Combined Entity, is party to a consulting agreement with Fexd to provide accounting, audit, pro forma financial, and other financial and accounting support in connection with the preparation of this proxy statement/prospectus and registration statement on Form S-4. Ritscapital Inc. is also a member of Afinoz. The consulting agreement provides for payment of $16,000 per month and terminates automatically upon closing of the Business Combination.

Recommendation to Fexd Stockholders

The Fexd Board believes that the Proposals to be presented at the Special Meeting are in the best interests of Fexd and its stockholders and unanimously recommends that the Fexd Stockholders vote “FOR” each of the Proposals.

For more information about the Fexd Board’s recommendation and the proposals, see the sections titled “Special Meeting of Fexd Stockholders — Recommendation of the Fexd Board” beginning on page 76 and “The Business Combination Proposal — Fexd Board’s Reasons for the Approval of the Business Combination” beginning on page 94.

Appraisal/Dissenters’ Rights

Fexd Stockholders do not have appraisal rights in connection with the Proposals, including the Business Combination Proposal.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination, calculated as of June 30, 2023. The tables below reflect the “no redemption,” “intermediate redemptions” and “full redemptions” scenarios described in the section entitled “Questions and Answers About the Proposals — What equity stake will holders of Fexd Public Shares, holders of Afinoz Interests and the Sponsor Related Parties and Other Holders of Founder Shares hold in the Combined Entity upon completion of the Business Combination?”

Assuming No Redemptions
Sources (in millions)		Uses (in millions)
Cash and investments held in the Trust Account	$42.58	Shares issued to Mobitech Shareholders(1)	$115.00
Caltech Investment	$90.00	Transaction expenses(3)	$7.51
Shares issued to Mobitech Shareholders(1)	$115.00	Cash Consideration to Mobitech	$5.00
Cash to Balance Sheet(2)	$0.10	Cash to Balance Sheet	$120.17
Total Sources	$247.68	Total Uses	$247.68

____________

(1)      Dollar amount represents the number of shares existing Mobitech stockholders will receive. This amount is not impacted by the number of redemptions.

(2)      Represents the aggregate cash on the unaudited pro forma condensed combined balance sheet as of June 30, 2023.

(3)      Transaction costs include Deferred underwriting fee payable, Promissory notes (related party) along with accrued interest, legal and professional fees, U.S. federal 1% excise tax liability and 0.5% other redemption expense.

Assuming 50% Redemptions
Sources (in millions)		Uses (in millions)
Cash and investments held in the Trust Account	$42.58	Shares issued to Mobitech Shareholders(1)	$115.00
Caltech Investment	$90.00	Transaction expenses(3)	$7.82
Shares issued to Mobitech Shareholders(1)	$115.00	Cash Consideration to Mobitech	$5.00
Cash to Balance Sheet(2)	$0.10	Redemptions	$20.83
		Cash to Balance Sheet	$99.03
Total Sources	$247.68	Total Uses	$247.68

____________

(1)      Dollar amount represents the number of shares existing Mobitech stockholders will receive. This amount is not impacted by the number of redemptions.

(2)      Represents the aggregate cash on the unaudited pro forma condensed combined balance sheet as of June 30, 2023.

(3)      Transaction costs include Deferred underwriting fee payable, Promissory notes (related party) along with accrued interest, legal and professional fees, U.S. federal 1% excise tax liability and 0.5% other redemption expense.

Assuming 75% Redemptions
Sources (in millions)		Uses (in millions)
Cash and investments held in the Trust Account	$42.58	Shares issued to Mobitech Shareholders(1)	$115.00
Caltech Investment	$90.00	Transaction expenses(3)	$7.98
Shares issued to Mobitech Shareholders(1)	$115.00	Cash Consideration to Mobitech	$5.00
Cash to Balance Sheet(2)	$0.10	Redemptions	$31.24
		Cash to Balance Sheet	$88.46
Total Sources	$247.68	Total Uses	$247.68

____________

(1)      Dollar amount represents the number of shares existing Mobitech stockholders will receive. This amount is not impacted by the number of redemptions.

(2)      Represents the aggregate cash on the unaudited pro forma condensed combined balance sheet as of June 30, 2023.

(3)      Transaction costs include Deferred underwriting fee payable, Promissory notes (related party) along with accrued interest, legal and professional fees, U.S. federal 1% excise tax liability and 0.5% other redemption expense.

Assuming 100% Redemptions
Sources (in millions)		Uses (in millions)
Cash and investments held in the Trust Account	$42.58	Shares issued to Mobitech Shareholders(1)	$115.00
Caltech Investment	$90.00	Transaction expenses(3)	$8.13
Shares issued to Mobitech Shareholders(1)	$115.00	Cash Consideration to Mobitech	$5.00
Cash to Balance Sheet(2)	$0.10	Redemptions	$41.65
		Cash to Balance Sheet	$77.90
Total Sources	$247.68	Total Uses	$247.68

____________

(1)      Dollar amount represents the number of shares existing Mobitech stockholders will receive. This amount is not impacted by the number of redemptions.

(2)      Represents the aggregate cash on the unaudited pro forma condensed combined balance sheet as of June 30, 2023.

(3)      Transaction costs include Deferred underwriting fee payable, Promissory notes (related party) along with accrued interest, legal and professional fees, U.S. federal 1% excise tax liability and 0.5% other redemption expense.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Fintech Ecosystem Development Corp has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the Mobitech International LLC equity holders having a relative majority of the voting power of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Mobitech International LLC with the acquisition being treated as the equivalent of Mobitech International LLC issuing stock for the net assets of Fintech Ecosystem Development Corp, accompanied by a recapitalization. The net assets of Fintech Ecosystem Development Corp will be stated at historical cost, with no goodwill or other intangible assets recorded.

Regulatory Approvals

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the State of Delaware, and (ii) filings required with the SEC pursuant to the reporting requirements applicable to Fexd, and the requirements of the Securities Act and the Exchange Act to disseminate this proxy statement/prospectus to Fexd Stockholders.

SUMMARY RISK FACTORS

In evaluating the proposals to be presented at the Special Meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Some of the risks related to Afinoz’s businesses are summarized below.

Risks related to Afinoz’s business and operations

•        Afinoz is disproportionately exposed to geopolitical, macroeconomic and natural event risks related to its home market of India.

•        Afinoz is reliant on partnerships with lenders that are non-exclusive and subject to termination. Partner lenders may negatively impact Afinoz’s business by terminating partnerships, favoring competitors or imposing new requirements on Afinoz’s operations.

•        Afinoz’s integration of Afinoz technology with partner lenders and cloud service providers creates vulnerabilities that may adversely impact Afinoz.

•        Afinoz’s revenues are highly dependent on the commission structure set by its lending partners.

•        Further increases in inflation may lead to increased interest rates and a slowdown in the lending space, impacting Afinoz’s operations.

•        Our growth rate has slowed at times in the past and may slow or decline in the future, and our growth rates in each of our reporting segments may vary.

•        Afinoz has generated significant losses in the past, and we intend to continue to invest substantially in our businesses. Thus, we may not be able to become profitable, or if we do become profitable, we may not be able to maintain our profitability.

•        Our efforts to expand our product portfolio and market reach, including through acquisitions, may not succeed and may reduce our revenue growth and profitability.

•        Any acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions could fail to achieve strategic objectives, disrupt our ongoing operations or negatively impact our results of operations.

•        The failure to integrate Afinoz successfully in the expected time frame would adversely affect our future results.

•        Our businesses rely on third parties and their systems for a variety of services. These third parties’ failure to perform such services adequately could materially and adversely affect our business.

•        Negative consumer experiences can adversely impact our competitive position, financial position and branding.

•        Data security breaches could result in serious harm to our business, reputation, and financial condition.

•        Failure to comply with rapidly evolving data privacy legislation, and to secure the personal data of our users, may lead to fines and/or claims that cause us a significant loss of reputation and brand image.

•        Any real or perceived improper or unauthorized use of, disclosure of, or access to sensitive data could harm our reputation as a trusted brand, as well as have a material and adverse effect on our businesses.

•        Our business is subject to extensive regulation and oversight in a variety of areas, all of which are subject to change and uncertain interpretation.

•        We are subject to audits, inspections, inquiries, and investigations from regulators on an ongoing basis.

•        Operational errors can expose us to unpredictable losses.

•        Catastrophic events and resulting interruptions in the availability of our products or services, or those of our sellers, could harm our business and our brand, and subject us to substantial liability.

•        Risks related to the inaccurate or incomplete information regarding products and services on our platform can impact materially negatively impact our business.

•        The market for talent in the software and technology industry is highly competitive and any failure to recruit, motivate and retain qualified employees could harm our businesses.

•        The loss of senior management may impact our ability to scale our business and reach profitability.

•        Our efforts to expand into new markets may be more costly than we expect and may not generate expected returns.

•        Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services, and brands.

•        Financial disruptions in the world economy may have a direct impact on the financial services we provide in emerging markets.

•        Material misstatements could result from our failure to establish and maintain effective internal control over financial reporting and standardization of our audited results.

•        If our estimates or judgments relating to our critical accounting policies prove to be incorrect, operating results could be materially adversely affected.

•        Inability to raise capital to fund our growth could negatively impact our operations and/or lead to significant dilution for our stockholders.

•        The ongoing COVID-19 pandemic and measures intended to prevent its spread may have a material and adverse effect on our business and results of operations.

•        Currency exchange rates can impact transaction costs and fees charged. Our company has assets across national borders exposed to currency risks that may create unpredictable losses.

•        We may not be able to complete the Business Combination should it be subject to any potential review by a U.S. government entity, such as the Committee on Foreign Investment in the United States.

•        The Combined Entity may redeem your unexpired Fexd Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Fexd Public Warrants worthless.

•        Fexd does not have a specified maximum redemption threshold, and the absence of such a redemption threshold may make it possible for us to complete a business combination with which a substantial majority of our stockholders do not agree.

•        There can be no assurance that Class A Common Shares will be approved for listing on the Nasdaq or that the Combined Entity will be able to comply with the continued listing standards of the Nasdaq.

•        If third parties bring claims against Fexd, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.10 per share.

•        Public stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances.

•        Fexd’s independent directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the public stockholders.

•        Bankruptcy claims may reduce the per-share amount that would otherwise be received by Fexd’s public stockholders in connection with Fexd’s liquidation.

•        The issuance of shares in the Business Combination will dilute the interest of Fexd’s stockholders.

•        The unaudited pro forma financial information included herein may not be indicative of what the Combined Entity’s actual financial position or results of operations would have been.

•        The value of the founder shares following completion of our initial business combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of our common stock at such time is substantially less than $10.00 per share.

•        Anti-takeover provisions in the Combined Entity Charter, Proposed Bylaws and Delaware law could make an acquisition of the Combined Entity more difficult, limit attempts by Combined Entity stockholders to replace or remove the Combined Entity’s management and limit the market price of Fexd Class A Common Stock.

•        If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Combined Entity’s securities may decline.

•        The Fexd Rights and Fexd Public Warrants will become exercisable for shares of Fexd Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

RISK FACTORS

Risk Factors Related to Afinoz’s Business and Operations

Afinoz is disproportionately exposed to geopolitical, macroeconomic and natural events risk related to its home market of India.

The Afinoz business and assets are located in India. Consequently, the performance of Afinoz is disproportionately exposed to risks related to the subcontinent. Factors that may adversely affect the Indian economy, and hence Afinoz’s results of operations, may include: the macroeconomic climate, including any downgrading of India’s sovereign debt rating or increase in Indian interest rates or inflation; exchange rate fluctuations, the imposition of currency controls and restrictions on the right to convert or repatriate currency or export assets; scarcity of credit or other financing, resulting in an adverse effect on economic conditions; prevailing income conditions among Indian consumers and businesses; epidemics, pandemics and/or other public health issues; political instability, terrorism or military conflict; natural or man-made disasters which may cause Afinoz to suspend its operations; international business practices that may conflict with other customs or legal requirements to which Afinoz is subject; protectionist and other adverse public policies, including local content requirements, import/export tariffs, increased regulations or capital investment requirements; and logistical and communications challenges specific to India. Such geopolitical, macroeconomic and natural risk events would be outside Afinoz’s control and could materially and adversely affect its business, prospects, financial condition, results of operations and cash flows.

Afinoz’s target consumers may seek credit products and services in other credit markets.

Afinoz’s current or potential competitors include (i) other online retail/lending/credit product and service platforms, (ii) traditional offline financial institution and intermediaries, (iii) online direct sales channels of large financial companies, (iv) other digital and fintech companies and ecosystems that have commenced lending/credit distribution businesses, and (v) other online finance technology companies. Afinoz may fail to compete effectively with industry participants in neighboring credit markets, even if it takes initiatives in developing its credit service capabilities, which may reduce demand for Afinoz’s services, result in loss of market share, and further result in reduction of operating margins and departures of qualified employees. If Afinoz fails to effectively compete with such neighboring credit markets, Afinoz may also have to incur additional costs and expenses to conduct marketing campaigns, market research and investments in newer technologies and infrastructure in order to compete.

Afinoz is reliant on partnerships with lenders that are non-exclusive and subject to termination. Partner lenders may negatively impact Afinoz’s business by terminating partnerships, favoring competitors or imposing new requirements on Afinoz’s operations.

Afinoz’s ability to attract consumers to the Afinoz platform depends on the quantity and quality of the lending partner products that are offered on such platform. Afinoz arrangements with lending partners are typically not exclusive, and such partners may have similar or more favorable arrangements with Afinoz’s competitors. If Afinoz fails to educate Afinoz lending partners about the value of the Afinoz platform and services or if Afinoz lending partners are dissatisfied with Afinoz’s services and solutions or find the Afinoz platform ineffective in enhancing their own profitability, then such lending partners may choose to terminate their relationships with Afinoz and cooperate with its competitors. Afinoz lending partners may also impose more stringent management or risk control policies and/or systems that may negatively affect the growth of Afinoz’s business. Any termination of Afinoz lending partner relationships or any significant change to the terms of Afinoz lending partner relationships may have a material and adverse impact on Afinoz’s financial condition and results of operations.

Afinoz’s integration of Afinoz technology with partner lenders and cloud service providers creates vulnerabilities that may adversely impact Afinoz.

In order to support the large number of transactions made on the Afinoz platform, Afinoz integrates its information technology systems into its partners’ own environment through API architecture. The success of Afinoz depends in part on the continued performance of such integrations with its lending partners. These integrations have greatly reduced Afinoz’s own labor costs by enabling it to automate the provision of loan offers/quotes/rates from Afinoz lending partners. If any Afinoz lending partners terminate or restrict such integrations, if any such integrations fail to operate as intended, or if Afinoz lending partners fail to maintain the integrity of the data transferred to them via such integrations, in each case such that the normal communications between Afinoz and its lending partners is terminated, impeded or used against Afinoz interests, then the operation of Afinoz’s business may be materially and adversely affected.

Afinoz’s revenues are highly dependent on the commission structure set by its lending partners.

Afinoz derives revenues primarily from commissions paid by the lending partners whose products our consumers purchase on the Afinoz platform. The fee rates are set by lending partners or negotiated between lending partners and Afinoz. Further, the additional services provided by Afinoz to lending partners are based on rates agreed upon between the lending partners and Afinoz. Commissions and other fee rates can change based on the prevailing economic, regulatory, taxation and competitive factors that affect our lending partners. These factors, which are not within Afinoz’s control, include the capacity of lending partners to place new business, profits of lending partners, consumer demand for products, the availability of comparable products from other companies at lower costs, and the availability of alternative products to consumers. Since Afinoz does not determine, and cannot predict, the timing or extent of fee rate changes, Afinoz cannot predict the effect any of these changes may have on its operations. Any decrease in commissions or other fee rates may significantly affect Afinoz’s results of operations.

Further increases in inflation may lead to increased interest rates and a slowdown in the lending space, impacting Afinoz’s operations.

Interest rates have been volatile in recent years, and such volatility may continue. Increasing inflation could cause a rise in the costs of rent, wages, and other expenses. High fluctuations in inflation rates may make it more difficult for Afinoz to accurately estimate or control Afinoz’s costs. Any increase in inflation can increase Afinoz’s expenses, which Afinoz may not be able to adequately pass on to its consumers, whether entirely or in part, and may adversely affect Afinoz’s business and financial condition. Increased interest rates may also trigger a credit crisis resulting in the tightening of credit guidelines, limited liquidity, deterioration in credit performance and increased foreclosure activities. Since Afinoz predominantly generates its income from fees charged for services, a decrease in loans facilitated could cause a material decline in Afinoz’s revenue for the duration of a crisis or downturn. If Afinoz is unable to increase its revenues sufficiently to offset its increased costs due to inflation, it could have an adverse effect on its business, prospects, financial condition, results of operations and cash flows. Governments, including the Indian government, have previously initiated economic measures to combat high inflation rates, and it is unclear whether these measures will remain in effect or succeed. There can be no assurance that inflation levels will not worsen in the future.

Risk Factors Related to the Business and Operations of the Combined Entity

Our financial performance may be negatively impacted by increased competition.

We compete in markets characterized by vigorous competition, changing technology, evolving industry standards, changing customer needs, and frequent introductions of new products and services. We expect competition to intensify in the future as existing and new competitors introduce new products and services or enhance existing products and services. We compete against many companies to attract customers across our products and services, and some of these companies have greater financial resources, more substantial brand recognition, longer operating histories, and substantially larger bases of customers than we do, which may provide them with significant competitive advantages. These companies may devote greater resources to the development, promotion, and sale of products and services, may achieve economies of scale due to the size of their customer bases, and may more effectively introduce their own innovative products and services that adversely impact our growth. There are few barriers to new entrants in our industries. The terms of our products and service offerings are transparent, and competitors or new entrants can copy our offerings soon after they are launched. Online search and other Internet-based companies, in particular, may have the data, competence and resources to compete with our businesses in a short period of time and at lower cost. Mergers and acquisitions by, and collaborations between, these companies may lead to even larger competitors with more resources. Such increased competition may materially negatively impact our financial performance.

Our growth rate has slowed at times in the past and may slow or decline in the future, and our growth rates in each of our reporting segments may vary.

Our rate of growth of our businesses has slowed at times in the past and may decline in the future, and it may slow or decline more quickly than we expect for a variety of reasons, including the risks described in this proxy statement/prospectus. Additionally, our rate of revenue growth may vary between our reporting segments. Currently, our only reporting segment consists of commission and consultancy revenues from our loan product. Our customers have no obligation to continue to use our services, and we cannot assure you that they will. We do not have long-term contracts with our customers, and the difficulty and costs associated with switching to a competitor may not be significant for many of the goods and services we offer. Growth in transacting activities and engagement with our products and services on are essential to our success and long-term financial performance. However, the growth rate of monthly transacting activities has fluctuated over time, and it may slow or decline in the future. Certain events or programs, such as government stimulus programs may correlate with periods of significant growth, but such growth may not be sustainable. The growth of our business depends in part on our existing customers expanding their use of our products and services. If we are unable to encourage broader use of our services, our growth may slow or stop, and our business may be materially and adversely affected. We will invest in our business in order to offer better or new features, products, and services and to adjust our product offerings to changing economic conditions, but if those features, products, services, and changes fail to be successful on the expected timeline or at all, our growth may slow or decline.

Afinoz has generated significant losses in the past, and we intend to continue to invest substantially in our businesses. Thus, we may not be able to become profitable, or if we do become profitable, we may not be able to maintain our profitability.

We intend to continue to make significant investments in our business, including with respect to our employee base; sales and marketing; development of new products, services, and features; acquisitions; infrastructure; expansion of international operations; and general administration, including legal, finance, and other compliance expenses related to our business. If the costs associated with attracting and supporting new customers, or with developing and supporting our products and services materially increase in the future, including the fees we pay to third parties to advertise our products and services, our expenses may rise significantly. In addition, businesses we acquire may have different profitability than us, which may affect our overall profitability, particularly until we are able to realize expected synergies. From time to time, we have made and may make decisions that will have a negative effect on our short-term operating results if we believe those decisions will improve our operating results over the long term. These decisions may not be consistent with the expectations of investors and may not produce the long-term benefits that we expect, in which case our business may be materially and adversely affected.

Our efforts to expand our product portfolio and market reach, including through acquisitions, may not succeed and may reduce our revenue growth and profitability.

We intend to continue to broaden the scope of products and services we offer, we may not be successful in maintaining or growing our current revenue streams, or deriving any significant new revenue streams from these products and services. Failure to successfully broaden the scope of products and services that are attractive may inhibit our growth and harm our business. Furthermore, we expect to continue to expand our markets in the future, and we may have limited or no experience in such newer markets. We cannot assure you that any of our products or services will be widely accepted in any market or that they will continue to grow in revenue. Our offerings may present new and difficult technological, operational, regulatory, risks, and other challenges, and if we experience service disruptions, failures, or other issues, our business may be materially and adversely affected. Our expansion into newer markets may not lead to growth and may require significant management time and attention, and we may not be able to recoup our investments in a timely manner or at all. If any of this were to occur, it could damage our reputation, limit our growth, and materially and adversely affect our business.

Our long-term success depends on our ability to develop products and services to address the rapidly evolving market for financial services, and, if we are not able to implement successful enhancements and new features for our products and services, our businesses could be materially and adversely affected.

Rapid and significant technological changes continue to confront the industries in which we operate. These new and evolving services and technologies may be superior to, impair, or render obsolete the products and services we currently offer or the technologies we currently use to provide them. Incorporating new technologies into our products and services may require substantial expenditures and take considerable time, and we may not be successful in realizing a return on these development efforts in a timely manner or at all. Our ability to develop new products and services may be inhibited by industry-wide standards, existing and future laws and regulations, resistance to change from our customers, or third parties’ intellectual property rights. Our success will depend on our ability to develop new technologies and to adapt to technological changes and evolving industry standards. If we are unable to provide enhancements and new features for our products and services or to develop new products and services that achieve market acceptance or that keep pace with rapid technological developments and evolving industry standards, our business would be materially and adversely affected. Failure to accurately predict or to respond effectively to developments in our industry may significantly impair our businesses.

Any acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions could fail to achieve strategic objectives, disrupt our ongoing operations or result in operating difficulties, liabilities and expenses, harm our business, and negatively impact our results of operations.

In pursuing our business strategy, we conduct discussions and evaluate opportunities for possible acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions. We will continue to seek to acquire or invest, in businesses, technologies, or other assets that we believe could complement or expand our businesses, including acquisitions of new lines of business that are adjacent to or outside of our existing ecosystems. The identification, evaluation, and negotiation of potential acquisition or strategic investment transactions may divert the attention of management and entail various expenses, whether or not such transactions are ultimately completed. There can be no assurance that we will be successful in identifying, negotiating, and consummating favorable transaction opportunities. In addition to transaction and opportunity costs, these transactions involve large challenges and risks, whether or not such transactions are completed, any of which could harm our business and negatively impact our results of operations

The failure to integrate Afinoz successfully in the expected time frame would adversely affect our future results.

The success of our acquisition of Afinoz will depend, in large part, on our ability to realize the anticipated benefits from combining our business with Afinoz. Our ability to realize these anticipated benefits depends on the successful integration of these with SPAC, which will be complex and time-consuming. Potential difficulties that may be encountered in the integration process include the following: challenges and difficulties associated with managing the larger, more complex, combined company; conforming standards, controls, procedures and policies, and compensation structures between the companies; integrating personnel from the two companies while maintaining focus on developing, producing and delivering consistent, high quality products and services; consolidating corporate and administrative infrastructures; coordinating geographically dispersed organizations; addressing possible differences in business backgrounds, corporate cultures and management philosophies; potential unknown liabilities and unforeseen expenses; our ability to deliver on our strategy, including the ability of the transaction to accelerate growth; and the diversion of management’s attention caused by the integration process.

Our businesses rely on third parties and their systems for a variety of services. These third parties’ failure to perform such services adequately could materially and adversely affect our business.

To provide our products and services, we rely on third parties that we do not control for a variety of products and services that are critical to maintaining our platform. If there is any material change of service terms or transaction fees including, among other things, interchange fees, payment scheme fees and disbursement fees, or if there is any loss of coverage from our third-party service providers, including payment processors and disbursement partners, our business could be harmed. There could also be security vulnerabilities, errors, or other bugs in the third-party products or components that we use. While we believe there may be other providers that could meet our needs for given products and/or services, adding or transitioning to new providers may significantly disrupt our business and increase our costs. In the event these third parties fail to provide applicable products and/or services adequately, including as a result of financial difficulty or insolvency, errors in their systems, outages or events beyond their control, or refuse to provide these services on terms acceptable to us or at all, and we are not able to find suitable alternatives, our business may be materially and adversely affected.

The proliferation of Internet shutdowns and digital border walls pose a threat to our operations which rely on open and free Internet-based operations.

Interruptions or delays in the services provided by critical data centers or Internet service providers could impair the operation of our platform, and delivery of our technologies and applications. Multiple factors contribute to this issue, and the impact can impose substantial costs to us such as lost productivity, damaged reputation, damage to trusted relationships with stakeholders and lost data. If individual countries and agencies impose unique restrictions or legal requirements, our systems may need to be adapted to meet those country-specific requirements, which may force us to design systems that meet different requirements in different countries and markets. The disruption in our operations caused by such interruptions or delays, and the increased costs associated with meeting disparate requirements across our geographic footprint, could have a material adverse effect on our profitability.

Maintaining and enhancing our brands and reputation is critical to our business prospects.

Strong and trusted brands contribute significantly to the growth and success of our businesses. Maintaining and enhancing the recognition and reputation of our brands is critical to our competitiveness and will depend largely on our ability to continue to provide useful reliable, secure and innovative products and services that are technology leaders. It will also depend on the success of our marketing efforts. We may introduce products, services, features or terms that our consumers do not like. If we are unable to successfully market the products and services of our businesses, then our financial condition and results of operations may be materially and adversely affected. Negative publicity, even if factually incorrect, based on isolated incidents or based on the aggregate effect of individually immaterial incidents, could compromise our reputation and undermine consumer trust in our brands. We may not be able to address misinformation on social media or other platforms, which can be rapidly disseminated, in a timely manner or at all. We may also not have control over negative publicity about us or our industry, which may result resulting from regulatory investigations and/or lawsuits initiated against us, our partners or others in our industry and/or employee misconduct, among other things. Any compromise of our brands and reputation by negative publicity could materially and adversely affect our business and results of operations. Marketing expenditures that do not sufficiently increase brand awareness or revenue may also impact our profitability.

Negative consumer experiences can adversely impact our competitive position, financial position and branding.

If the products and services available on our platform do not maintain or achieve sufficient market acceptance, or if we are unable to effectively manage complaints, our financial results and competitive position will be harmed. We may also not be able to control or monitor the actions of our partners and the failure of such partners to perform their obligations, or the effect of negative publicity garnered by such partners, could negatively affect our reputation. We have devoted significant resources to marketing our products and services. Nevertheless, our products and services may fail to attain sufficient market acceptance. We have also been subject to complaints from consumers and partners, as well as claims and litigations. Large scale complaints could materially harm the acceptance of our products and services. Complaints and claims could also be time consuming and costly to investigate or defend and may divert management and employee time and attention, draw scrutiny, penalties or other disciplinary actions from regulatory bodies and harm our reputation, in which case our competitive position, results of operations and financial condition could be materially and adversely affected.

Our inability to adapt to technological advancements and intermittent technology disruptions can significantly impact our operating results.

Rapid changes in technological advancements, industry standards and customer preferences could render our businesses less competitive or obsolete. The rapid growth of our business could also destabilize our systems as a result of undetected errors that result in system disruptions. We are investing in developing, modernizing and integrating new technologies into our businesses while upgrading the reliability, accessibility and satisfactory performance of our existing technologies. If such efforts are not successful, then our business, financial condition and results of operations may be materially and adversely affected. We can provide no assurance that we will be able to keep up with technological improvements or that the technology developed by others will not render our services less competitive or attractive.

Failure to maintain the interoperability of our systems with partners could negatively impact our businesses.

If we do not or cannot maintain the compatibility of our platform with the most popular mobile devices, desktop browsers, and tablet devices, our revenue and growth prospects may decline.

Data security breaches could result in serious harm to our business, reputation, and financial condition.

Data security breaches could seriously harm our business, reputation, and financial condition. Financial institutions are becoming more reliant on technology and data to provide products and services to customers. We face growing threats from viruses, computer hacking, fraudulent use attempts, distributed denial of service attacks (DDoS) and phishing and malware/ ransomware campaigns. Threats to our computer systems and those of our third-party technology providers or clients may result from human error, fraud, or malice on the part of employees or third parties, including state-sponsored organizations with significant financial and technological resources, or accidental technological failure. Any such data security breaches to our network infrastructure or to computer hardware we lease from third parties, could, among other things, harm our reputation and our ability to retain existing customers and attract new customers. Any such data security breaches could also affect our agreements with significant partners that we use to deliver our services and expose us to significant losses. The insurance we maintain may be insufficient to cover losses resulting from such breaches and resulting business interruptions, and any incidents may result in loss of, or increased costs of, such insurance. The shift to digital financial records, mobile transactions, and heavy reliance on cloud services requires us to invest in robust security procedures to protect the confidence of all transactions. If the sensitive information or assets are lost or improperly accessed, misused, disclosed, destroyed, or altered or threatened to be improperly accessed, misused, disclosed, destroyed, or altered, we could incur significant financial losses and costs with remediation and the implementation of additional security measures and be subject to civil and criminal liability, and our business may be materially and adversely affected.

Failure to comply with rapidly evolving data privacy legislation, and to secure the personal data of our users, may lead to fines and/or claims that cause us a significant loss of reputation and brand image.

Our platform store and process personal, transactional, financial and other sensitive data provided by our users across multiple jurisdictions. Our businesses also make certain such information available to partners during their operations. Laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and data are highly complex, overlapping, and rapidly evolving. We cannot assure that our existing privacy and personal protection systems and technical measures, such as web application firewalls, anti-bot software, automated throttling and IP reputation checks, will be considered sufficient under applicable laws and regulations. We could be adversely affected if applicable legislation or regulations are expanded to require changes in business practices or privacy policies. We could also be adversely affected if existing legislation or regulations are interpreted in ways that negatively affect our business, financial condition and results of operations. Industry groups or other private parties may also propose new and different privacy standards. The interpretation and application of privacy and data protection laws and privacy standards are still uncertain in certain jurisdictions in which we operate. Any inability to adequately address privacy concerns or to comply with applicable privacy or data protection laws, regulations and privacy standards, could result in additional cost and liability for us, damage our reputation, inhibit the use of our platform and harm our businesses.

We, our partners, and others who use our services obtain and process a large amount of sensitive data. Any real or perceived improper or unauthorized use of, disclosure of, or access to such data could harm our reputation as a trusted brand, as well as have a material and adverse effect on our businesses.

We, our partners, including third-party vendors and data centers that we use, obtain and process large amounts of sensitive data, including data related to our customers and their transactions. We face risks, including to our reputation and trusted brands, in the handling and protection of this data. These risks will increase as our business continues to expand to include new products, subsidiaries, and technologies, and as we and our third-party vendors rely on an increasingly distributed workforce. Our operations involve the storage and transmission of sensitive information of individuals and businesses using our services, including their names, addresses, social security/tax ID numbers (or foreign equivalents), government IDs, payment card numbers and expiration dates, bank account information and Afinoz loans they have applied for or obtained.

Our business is subject to extensive regulation and oversight in a variety of areas, all of which are subject to change and uncertain interpretation.

We are subject to a wide variety of local, state, federal, and international laws, regulations, licensing schemes, and industry standards in the United States and in other countries in which we operate. These laws, regulations, and standards govern numerous areas that are important to our business, and include, or may in the future include, those relating to banking, lending, deposit-taking, cross-border and domestic money transmission, foreign exchange, payments services (such as payment processing and settlement services), fraud detection, consumer protection, anti-money laundering, escheatment, sanctions regimes and export controls, data privacy, data protection and data security. These laws, rules, regulations, and standards are enforced by multiple authorities and governing bodies in the United States, including federal agencies, self-regulatory organizations, and numerous state and local agencies. As we expand into new jurisdictions, or expand our product offerings in existing jurisdictions, the number of foreign regulations and regulators governing our business will expand as well. We may not always be able to accurately predict the scope or applicability of certain regulations to our business, particularly as we expand into new areas of operations, which could have a significant negative effect on our existing business and our ability to pursue future plans. Laws, regulations, and standards are subject to changes and evolving interpretations and application, including by means of legislative changes and/or executive orders, and it can be difficult to predict how they may be applied to our business and the way we conduct our operations, particularly as we introduce new products and services and expand into new jurisdictions. Certain existing laws also prohibit transactions with certain persons and entities. If we fail to comply with regulations or prohibitions applicable to us, we could face regulatory or other enforcement actions and potential fines and other consequences.

We are subject to audits, inspections, inquiries, and investigations from regulators on an ongoing basis.

We may incur fines and penalties for failing to comply with applicable rules and regulations. We may also become subject to significant criminal and civil lawsuits, forfeiture of significant assets, increased licensure requirements, revocation of licenses or other enforcement actions. We have been and may be required to make changes to our business practices or compliance programs because of regulatory scrutiny. In addition, any perceived or actual breach of compliance by us with respect to applicable laws, rules, and regulations could have a significant impact on our reputation as a trusted brand and could cause us to lose existing customers, prevent us from obtaining new customers, require us to expend significant funds to remedy problems caused by breaches and to avert further breaches, and expose us to legal risk and potential liability. Further, from time to time, we may leverage third parties to help conduct our businesses in the U.S. or abroad. We and our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for any corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, partners, and agents, even if we do not explicitly authorize such activities. While we have policies and procedures to address compliance with such laws, we cannot assure you that our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Operational errors can expose us to unpredictable losses.

We are subject to operational losses due to human errors of employees, and/or third-party service providers, as well as software errors in our platform(s). Our systems, and internally developed app components and software may also contain undetected errors, defects or bugs, which we may not be able to detect and repair in time, in a cost-effective manner or at all. Such errors, defects or bugs may generate service interruptions or degradation or other performance problems. In such circumstances, we may be liable for all costs and damages, as we would not be entitled to any indemnification or warranty that may have been available if we had obtained such systems or software from third-party providers. The reliability, accessibility and satisfactory performance of our systems are critical to our ability to attract and retain consumers and our ability to maintain a satisfactory user experience. Operational losses related to system errors could materially and adversely affect our business and results of operations.

Catastrophic events and resulting interruptions in the availability of our products or services, or those of our sellers, could harm our business and our brand, and subject us to substantial liability.

Our systems and those of our third-party vendors, including data center facilities, may experience service interruptions, outages, earthquakes, hurricanes, floods, pandemics, fires, other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks and other geopolitical unrest, changes in social, political, or regulatory conditions or in laws and policies, or other catastrophic changes or events. Our systems and facilities are also subject to break-ins, sabotage, and acts of vandalism. Our disaster-recovery planning is not sufficient for all eventualities. These events will result in loss of revenue. In addition, they could result in significant expense to repair or replace damaged equipment and remedy resultant data loss or corruption. A prolonged interruption in the availability or reduction in the speed or other functionality of our products or services could materially harm our reputation and business. Frequent or persistent interruptions in our products and services could cause customers to believe that our products and services are unreliable, leading them to switch to our competitors or to avoid our products and services, and could permanently harm our reputation and business. Moreover, to the extent that any system failure or similar event results in damages to customers or contractual counterparties, these customers and contractual counterparties could seek compensation from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address. Significant natural or man-made disasters could have a material and adverse impacts on our businesses. We do not maintain insurance sufficient to compensate us for potentially significant losses that could result from applicable disruptions. Such disasters could also have a material and adverse impact on our customers, which, in the aggregate, could in turn adversely affect our results of operations.

Risks related to the inaccurate or incomplete information regarding products and services on our platform can impact materially negatively impact our business.

Our consumers rely on the product and service information that we provide on our platform. While we believe that such information is accurate, complete and reliable, there can be no assurance that the accuracy, completeness or reliability of the information can be maintained in the future. If we provide inaccurate or incomplete information on our platform or if we fail to provide certain required information on such platform, we may be penalized by regulatory authorities, our reputation could be harmed and/or we could experience reduced user traffic on our platform, which may materially adversely affect our business and financial performance.

The market for talent in the software and technology industry is highly competitive and any failure to recruit, motivate and retain qualified employees could harm our ability to maintain and grow our businesses.

Our employees and service groups need to be highly qualified to understand, manage and adapt to changes in fast-evolving technologies and applications. However, competition for personnel with expertise in sales and marketing, products and information technology is intense. Junior members of our operations teams are generally younger and more likely to leave and pursue other paths, while members of our technology teams are commonly headhunted. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we invest significant time and resources in training our employees, which increases their value to competitors who may seek to recruit them. Experienced employees deliver a better customer experience since they are more adept at problem-solving and so failure to retain our people may both increase costs and decrease customer service. Our ability to recruit and retain employees may also be affected by changing immigration policies. If we fail to recruit and retain the employees that our businesses require, our ability to serve customers and partners could diminish, resulting in a material adverse effect to our businesses.

The loss of senior management may impact our ability to scale our business and reach profitability.

Our business operations depend on the continued services of our senior management, particularly our co-founders and key managerial personnel who possess considerable experience in the industries in which we operate. In our rapidly growing competitive industries, many companies compete for a limited pool of specialized management and administrative talent. In order to attract and retain top talent, we have had to offer competitive compensation and benefits packages. Losing key managers to competitors poses risks ranging from loss of expertise to interruptions in key activities and we cannot assure that we can continue to retain their services. If any dispute arises with our current or former officers, we may incur substantial costs and expenses to enforce such agreements or we may not be able to enforce them at all. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to find suitable replacements, in which case our future growth may be constrained, our business would be severely disrupted, and our financial condition and results of operations may be materially and adversely affected.

Unexpected regulatory requirements could affect how our products and services are offered and impact our profitability.

The regulatory frameworks in which we operate are evolving. New laws, regulations, policies or standards imposed on our industries could require us to change our business operations or to obtain approvals and licenses.

Compliance with such requirements could increase our costs or otherwise adversely affect our business, financial condition and results of operations. How any such new requirements will be enforced or interpreted may also lead to uncertainty that adversely affects our operations.

Our efforts to expand into new markets may be more costly than we expect and may not generate expected returns.

We are expending substantial financial resources to support the expansion of our product and service offerings, and to meet changing market needs. We expect our expenses to continue to increase in the future as we acquire more users, launch new technology development projects and build additional technology infrastructure. We also expect to require substantial marketing and advertising costs to promote such new offerings and to introduce our brands into new markets. Increased costs are expected to contribute to losses but our efforts may be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or increasing profitability or positive cash flow on a consistent basis. If we are unable to successfully address these risks and challenges or if we are unable to generate adequate revenue growth and manage our expenses and cash flows, then our business, cash flows, financial condition and results of operations could be adversely affected.

Our growth strategy may fail or disrupt our existing businesses.

We may encounter difficulties as we expand our operations into new markets due to differences in technologies and data systems and processes, sales and marketing requirements and general and administrative functions. Continued growth could also strain our ability to maintain the quality and reliability of our existing platform and services, develop and improve our operational, financial, legal and management controls and/or enhance our reporting systems and procedures. We may expand into geographic areas where we do not have experience with local regulations or regulators or where local market conditions are unfavorable for our business model. Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, operating results and financial condition could be harmed.

We are dependent on software and licenses provided by third parties. Any changes in the terms and conditions or license agreements can disrupt our operations and may lead to losses.

Our technology infrastructure incorporates software licensed from third parties, including open-source software, which we have been authorized to use. Some of our license agreements may be terminated by our licensors for convenience. The terms of many open-source licenses to which we are subject have also not been interpreted by courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our solutions to our consumers. In addition, the terms of open-source software licenses may require us to provide software that we develop using such software to others on unfavorable license terms or publicly disclose all or part of the source code to such software and make available any derivative works at no cost. Any requirement to disclose our source code or pay damages for breach of contract could be harmful to our business, financial condition, cash flows and results of operations. In the future, we could be required to seek licenses from third parties to continue to operate our platform, in which case licenses may not be available on terms that are acceptable to us, or at all. Alternatively, we may need to re-engineer our platform or discontinue the use of portions of the functionality provided by our platform. Our inability to use third-party software could result in disruptions to our business, or delays in the development of future offerings or enhancements of our existing platform, which could materially and adversely affect our business and results of operations.

We cannot be certain that our licensors are not infringing the intellectual property of third parties.

We incorporate technology from third parties into our platform. It is possible that third parties may challenge the intellectual property rights of our licensors. If we are unable to obtain or maintain rights to any of this necessary technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our platform containing that technology could be severely limited and our business could be harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive products or service offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our platform and service offerings, which could adversely affect our business, financial condition and results of operations.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services, and brands.

Our businesses rely on, and expect to continue to rely on, a combination of confidentiality, invention assignment, and license agreements with our employees, consultants, and third parties with whom we have relationships, as well as intellectual property registration rights, to protect our brands and other intellectual property. Effective protection of intellectual property rights is expensive and difficult to maintain. The efforts we have taken to protect our intellectual property rights may not be sufficient or effective. Our intellectual property rights may be infringed, misappropriated, or challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. Similarly, our reliance on unpatented proprietary information and technology, such as trade secrets and confidential information, depends in part on agreements we have in place with employees and third parties that place restrictions on the use and disclosure of this intellectual property. These agreements may be insufficient or may be breached, or we may not enter into sufficient agreements with such individuals in the first instance, in either case potentially resulting in the unauthorized use or disclosure of our trade secrets and other intellectual property, including to our competitors, which could cause us to lose any competitive advantage resulting from this intellectual property. Individuals not subject to invention assignment agreements may make adverse ownership claims to our current and future intellectual property. There can be no assurance that our intellectual property rights will be sufficient to protect against others offering products or services that are substantially similar to ours and that compete with our business. Effective intellectual property protection and mechanisms may not be available in certain jurisdictions. We may need to expend additional resources to defend our intellectual property in these countries, and the inability to do so could impair our business or adversely affect our international expansion. Our intellectual property rights may be contested, circumvented, or found unenforceable or invalid, and we may not be able to prevent third parties from infringing, diluting, or otherwise violating them. Significant impairments of our intellectual property rights, and limitations on our ability to assert our intellectual property rights against others, could have a material and adverse effect on our business.

Financial disruptions in the world economy may have a direct impact on the financial services we provide in emerging markets.

We operate in a number of emerging markets. Although economic conditions vary across markets, loss of investor confidence in one market may cause increased volatility across other economies, including most importantly for our Afinoz business, India. Any negative economic developments, or the perception that negative economic developments could occur, have had, and may continue to have a disproportionately adverse effect on emerging markets like those in which we operate, and may significantly reduce market liquidity, restrict the ability of key market participants to operate or restrict access to capital in such emerging markets. This could have a material adverse effect on our business, financial condition, and results of operations.

Changes in accounting principles, new tax laws, failed to raise additional capital may impact our financial results.

Changes and evolving requirements in tax laws or their interpretation, including as applied to us and our customers, could adversely affect our business. Our reported financial results may be materially and adversely affected by changes in accounting principles generally accepted in the United States. Generally accepted accounting principles (GAAP) in the United States, are subject to interpretation by the Financial Accounting Standards Board, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results.

Material misstatements could result from our failure to establish and maintain effective internal control over financial reporting and standardization of our audited results.

Internal control over financial reporting allows us to track performance against budgets, forecasts, and schedules. Material weaknesses related to Afinoz’s financial statements that have been identified in the past, have related to consolidating data from the countries in which we operate. There are different accounting and financial reporting practices in the various countries in which we operate and the consolidation of information for our annual and quarterly reports as a public corporation will require a high level of technical accounting expertise. Failure to standardize audited results from a particular country or market can create delays in our reporting and raise our legal and administrative costs. Our current business and anticipated growth, as well as our entry into new lines of business and our acquisitions, will continue to place significant demands on our management and other resources. In order to manage our growth effectively, we must continue to strengthen our existing infrastructure and operational procedures, enhance our internal controls and reporting systems, and ensure we timely and accurately address issues as they arise. If we are not successful in developing and implementing the right processes and tools to manage our enterprise, our ability to compete successfully and achieve our business objectives could be impaired. If investors do not consider our reporting metrics to accurately reflect our business or they disagree with our methodologies, our reputation may be harmed and our business may be adversely impacted.

Accuracy of our non-GAAP financial metrics can be adversely impacted by errors in data collection and reporting

We track certain business metrics, including active customers, send volume, and Adjusted EBITDA, which are not independently verified by any third party and are not measured according to GAAP. Our internal tools have several limitations and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we report. If the internal tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report may not be accurate. In addition, limitations or errors concerning how we measure data (or the data that we measure) may affect our understanding of certain details of our businesses, which could affect our longer-term strategies. If our business metrics are not accurate representations of our businesses, customer base, or traffic levels; if we discover material inaccuracies in our metrics or if the metrics we rely on to track our performance do not provide an accurate measurement of our business, our reputation may be harmed, we may be subject to legal or regulatory actions, and our operating and financial results could be adversely affected.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, operating results could be materially adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the identification of performance obligations in revenue recognition, and the valuation of the stock-based awards, including the determination of the fair value of our common stock, among others. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our common stock.

Inability to raise capital to fund our growth could negatively impact our operations and/or lead to significant dilution for our stockholders.

We need to make continued investments in facilities, hardware, software, technological systems and to retain the talent of our employees and management to remain competitive. Some of the factors that may require us to raise additional capital include business growth beyond what the current balance sheet can sustain; unforeseen events beyond our control such as the global lockdown due to the COVID-19 pandemic; and significant depletion in our existing capital base due to unusual operating losses. Due to the unpredictable nature of the capital markets, there can be no assurance that we will be able to raise additional capital on terms favorable to us, or at all, especially if we experience disappointing operating results. If adequate capital is not available to us as required, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our infrastructure or respond to competitive pressures could be significantly limited. If we do raise additional funds through the issuance of equity or convertible debt securities, the ownership interests of our stockholders could be significantly diluted.

The ongoing COVID-19 pandemic and measures intended to prevent its spread may have a material and adverse effect on our business and results of operations.

Global health concerns relating to the COVID-19 pandemic and related government actions taken to reduce the spread of the virus have been weighing on the macroeconomic environment, and the pandemic has increased economic uncertainty and reduced economic activity. The pandemic resulted in government authorities and businesses implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place or total lock-down orders, school closures, and business limitations and shutdowns. Such measures have at times negatively impacted consumer and business spending. Further, the pandemic has contributed to worldwide supply chain disruption, which has adversely affected, and is expected to continue to adversely affect, businesses and the economy. In addition, inflation in light of the economic recovery has impacted and may continue to impact consumer spending and the economy as a whole. The extent to which the COVID-19 pandemic will continue to impact our businesses, results of operations, and financial condition will depend on developments that remain uncertain and difficult to predict, including, but not limited to, the duration and spread of the pandemic, the existence of new variants and mutations of the virus and their severity, the actions to contain the virus or treat its impact, the availability, distribution and efficacy of vaccines, and how quickly and to what extent normal economic and operating conditions resume. Even after the COVID-19 pandemic has subsided, we may experience material and adverse impacts to our business as a result of the virus’s global economic impact, including the availability of credit, bankruptcies or insolvencies of customers, and recession or economic downturn.

Currency exchange rates can impact transaction costs and fees charged. Our company has assets across national borders exposed to currency risks that may create unpredictable losses.

Our international operations are outside the United States of America (USA) and account for a significant portion of our overall operations and our exposure to fluctuations in foreign currency exchange rates has increased significantly, which could have a negative impact on our reported results of operations. Fluctuations in currency exchange rates could harm our operating results and financial condition. As we operate in developing economies jurisdictions that use local currencies and that are subject to economic shocks, we may be exposed to currency devaluation, which could materially negatively impact our financial results. We currently maintain exposure to Indian Rupee (INR) of around 22% and United Arab Emirates Dirham (AED) of around 78% of the total business operations. We note that the INR is typically more volatile compared to the AED. INR’s volatility is influenced by exchange rate fluctuations, and the presence of high inflation rates in India can gradually erode the purchasing power of the Rupee. In contrast, the AED is closely linked to the UAE’s economy, which is significantly tied to oil prices. Additionally, the Middle East region faces geopolitical tensions, which can impact currency stability. These currency fluctuations have the potential to lead to changes in the reporting of our results due to the necessity of currency conversion into USD.

Officers, directors, principal place of business and assets of the Combined Entity will reside outside of the United States.

The material risks to investors include potential jurisdictional challenges associated with officers residing outside the United States, as well as principal place of business and assets outside the United States. This may lead to limited access to information, geopolitical risk, and reduced oversight.

From time to time, we may be involved in legal proceedings and commercial or contractual disputes, which could have an adverse impact on our profitability and consolidated financial position.

We may be involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with potential customers and suppliers, intellectual property matters, personal injury claims, environmental issues, tax matters and employment matters.

It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurance that any such exposure will not be material. Such claims may also negatively affect our reputation.

Risks Related to Fexd and the Business Combination

We may not be able to complete the Business Combination should it be subject to any potential review by a U.S. government entity, such as the Committee on Foreign Investment in the United States. As a result, the time necessary for any governmental or regulatory review or approval could prevent us from completing the Business Combination and require us to liquidate.

Certain investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”). Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, subject to CFIUS jurisdiction are investments that either result in “control” of a U.S. business by a foreign person or that do not result in such control but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.”

Both the Company and our Sponsor are businesses formed under the laws of a U.S. jurisdiction. Our Chief Executive Officer, a U.S. citizen residing in the United States, owns a substantial percentage of the equity of our Sponsor. However, any investments by foreign persons controlling any private investment in public equity investors in connection with any business combination, may result in investments in us by non-U.S. persons that could be considered by CFIUS to be “covered transactions” under CFIUS regulations. CFIUS or another U.S. governmental agency could choose to review the Business Combination, even if a filing with CFIUS is not required. If we do not make a filing in connection with the Business Combination, there can be no assurances that CFIUS or another U.S. governmental agency will not choose to review it. However, we do not believe that any filing with CFIUS is required in connection with the Business Combination. Any review of an investment or transaction by CFIUS may have outsized impacts on transaction certainty, timing, feasibility and cost. If CFIUS reviews the Business Combination or one or more proposed or existing investments by investors, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to the parties to the Business Combination or such investors. Among other things, CFIUS could seek to impose limitations or restrictions on, or prohibit, investments by such investors (including, but not limited to, limits on purchasing the Company’s common stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture, among other things) or CFIUS could order us to divest all or a portion of a target company if we had proceeded without first obtaining CFIUS clearance. While we do not believe the Business Combination to be subject to review by CFIUS, CFIUS policies and agency practices are rapidly evolving so that such review cannot be excluded.

If CFIUS elects to review the Business Combination, the time necessary to complete such review or a decision by CFIUS to prohibit the Business Combination could prevent us from completing the Business Combination by the time required in the Fexd Charter and force the Company to liquidate and dissolve. In such case our stockholders would lose the investment opportunity in Afinoz, including any price appreciation of the Combined Entity, and because there are no redemption rights or liquidating distributions with respect to the Fexd Rights or Fexd Warrants, the Fexd Rights and Fexd Warrants would expire worthless.

The Combined Entity may redeem your unexpired Fexd Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Fexd Public Warrants worthless.

The Combined Entity will have the ability to redeem outstanding Fexd Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Class A Common Stock equals or exceeds $18.00 per share (as may be adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Combined Entity sends the notice of redemption to Fexd Public Warrant holders and provided certain other conditions are met. If and when the Fexd Public Warrants become redeemable by the Combined Entity, the Combined Entity may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, the Combined Entity may redeem the Fexd Public Warrants as set forth above even if the holders are otherwise unable to exercise the Fexd Public Warrants. Redemption of the outstanding Fexd Public Warrants could force you (i) to exercise your Fexd Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Fexd Public Warrants at the then-current market price when you might otherwise wish to hold your Fexd Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Fexd Public Warrants are called for redemption, Fexd expects would be substantially less than the market value of your Fexd Public Warrants. Unlike the Fexd Public Warrants, none of the Private Warrants will be redeemable by the Combined Entity so long as they are held by the Sponsor or its permitted transferees. As of November 8, 2023, the highest reported historical closing price of Fexd Class A Common Stock was $10.75, which is significantly less than the $18.00 per share redemption threshold.

Fexd has not registered the shares of common stock issuable upon exercise of the Fexd Public Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise Fexd Public Warrants, thus precluding such investor from being able to exercise its Fexd Public Warrants except on a cashless basis and potentially causing such Fexd Public Warrants to expire worthless.

Fexd has not registered the shares of Class A Common Stock issuable upon exercise of the Fexd Public Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, Fexd has agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, it will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Class A Common Stock issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following its initial business combination and to maintain a current prospectus relating to the Class A Common Stock issuable upon exercise of the Fexd Public Warrants, until the expiration of the Fexd Public Warrants in accordance with the provisions of the warrant agreement. Fexd cannot assure you that it will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the Fexd Public Warrants are not registered under the Securities Act, Fexd will be required to permit warrantholders to exercise their Fexd Public Warrants on a cashless basis. However, no Fexd Public Warrant will be exercisable for cash or on a cashless basis, and Fexd will not be obligated to issue any shares to holders seeking to exercise their Fexd Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if Fexd Class A Common Stock is at the time of any exercise of a Fexd Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Fexd may, at its option, require holders of Fexd Public Warrants who exercise their Fexd Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elects, Fexd will not be required to file or maintain in effect a registration statement, and in the event it does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will Fexd be required to net cash settle any Fexd Public Warrant, or issue securities or other compensation in exchange for the Fexd Public Warrants in the event that it is unable to register or qualify the shares underlying the Fexd Public Warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the Fexd Public Warrants is not so registered or qualified or exempt from registration or qualification, the holder of such Fexd Public Warrant shall not be entitled to exercise such Fexd Public Warrant and such Fexd Public Warrant may have no value and expire worthless. In such event, holders who acquired their Fexd Public Warrants as part of a purchase of public units will have paid the full unit purchase price solely for the shares of common stock included in the public units. If and when the Fexd Public Warrants become redeemable by Fexd, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. It will use its best efforts to register or qualify such shares of Class A Common Stock under the blue sky laws of the state of residence in those states in which the warrants were offered by Fexd in the IPO. However, there may be instances in which holders of Fexd Public Warrants may be unable to exercise such Fexd Public Warrants but holders of Fexd’s private warrants may be able to exercise such private warrants.

Fexd will require Fexd Stockholders who wish to redeem their shares of Fexd Class Class A Common Stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

Fexd will require the Fexd Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Fexd’s transfer agent prior to the expiration date set forth in the tender offer documents mailed to such holders, or up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their Fexd Class A Common Shares to the transfer agent electronically using DTC’s Deposit/Withdrawal At Custodian System (“DWAC System”), at the holder’s option. In order to obtain a physical share certificate, a stockholder’s broker and/or clearing broker, DTC and Fexd’s transfer agent will need to act to facilitate this request. It is Fexd’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Fexd does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical share certificate. While Fexd has been advised that it takes a short time to deliver securities through the DWAC System, this may not be the case. In addition, in order for stockholders to exercise their redemption rights with respect to their Fexd Class A Common Shares, they must separate the Fexd Units and receive, for each Unit, one Class A Common Share, one-half of one redeemable Warrant and one right to receive one-tenth (1/10) of one Class A Common Share.

It is Fexd’s understanding that this separation generally takes at least two business days to complete. As such, to the extent stockholders desire to execute their redemption rights, this separation must occur a sufficient amount of time in advance of the redemption deadline to be able to timely submit the Fexd Unit for redemption of their Class A Common Share in order to redeem their Class A Common Share. Under the governing documents of Fexd, Fexd is required to provide at least five clear days’ advance notice of any special meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than Fexd anticipates for stockholders to submit their Units in order to redeem their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Class A Common Shares, its shares may not be redeemed. Additionally, despite Fexd’s compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.

Fexd does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Fexd to complete the Business Combination even if a substantial majority of the Fexd stockholders elect to have their shares redeemed in the business combination.

The governing documents of Fexd do not provide a specified maximum redemption threshold, except that Fexd will only redeem its Class A Common Shares so long as (after such redemption) Fexd’s net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of its initial business combination and after payment of underwriters’ fees and commissions (so that Fexd does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement that may be contained in the agreement relating to the Business Combination. As a result, Fexd may be able to complete the Business Combination even if a substantial majority of the holders of Class A Common Shares elect to have their shares redeemed in the Business Combination. In the event the aggregate cash consideration Fexd would be required to pay for all Class A Common Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination exceed the aggregate amount of cash available to Fexd, Fexd will not complete the Business Combination or redeem any shares, all Class A Common Shares submitted for redemption will be returned to the holders thereof, and Fexd instead may search for an alternate business combination.

We do not have a specified maximum redemption threshold, except that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon the consummation of our initial business combination. The absence of such a redemption threshold may make it possible for us to complete a business combination with which a substantial majority of our stockholders do not agree.

Our amended and restated certificate of incorporation does not provide a specified maximum redemption threshold, except that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon the consummation of our initial business combination (such that we become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our initial business combination. As a result, we may be able to complete our business combination even though a substantial majority of our public stockholders do not agree with the transaction and have redeemed their shares or, if we seek stockholder approval of our initial business combination and do not conduct redemptions in connection with our business combination pursuant to the tender offer rules, have entered into privately negotiated agreements to sell their shares to our sponsor, officers, directors, advisors or their affiliates. In the event the aggregate cash consideration we would be required to pay for all shares of common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, all shares of common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

There can be no assurance that Class A Common Shares will be approved for listing on the Nasdaq or that the Combined Entity will be able to comply with the continued listing standards of the Nasdaq.

Fexd intends to apply to list its Class A Common Shares on the Nasdaq. The Combined Entity’s continued eligibility for listing may depend on the number of Fexd’s shares that are redeemed. If, after the Business Combination, the Nasdaq delists the Combined Entity’s shares from trading on its exchange for failure to meet the listing standards and Fexd is not able to list such securities on another national securities exchange, Fexd expects such securities could be quoted on an over-the-counter market.

If this were to occur, Fexd and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for Fexd’s securities;

•        reduced liquidity for Fexd’s securities;

•        a determination that the Fexd Class A Common Shares are a “penny stock,” which will require brokers trading the Fexd Class A Common Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of Fexd Class A Common Shares;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The Sponsor or Fexd’s directors, officers, advisors or their respective affiliates may enter into certain transactions, including purchasing shares or warrants from the public, which may influence the outcome of the Business Combination and reduce the public “float” of the shares of Fexd Class A Common Stock.

The Sponsor or Fexd’s directors, officers, advisors or their respective affiliates may purchase public securities of Fexd in privately negotiated transactions or in the open market either prior to or following the Closing, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Fexd’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise his, her or its redemption rights. In the event that the Sponsor or Fexd’s directors, officers, advisors or their respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Additionally, at any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor or Fexd’s directors, officers, advisors or their respective affiliates may enter into transactions with investors and others to provide them with incentives to acquire Fexd Class A Common Shares, vote their shares of Fexd Class A Common Stock in favor of the Business Combination or not redeem their shares of Fexd Class A Common Stock. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. The purpose of any such transaction could be to (a) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or (b) reduce the number of Fexd Public Warrants outstanding or to vote such Fexd Public Warrants on any matters submitted to the Fexd Public Warrant holders for approval in connection with the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the Closing that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of shares of Fexd Class A Common Stock or Fexd Public Warrants and the number of beneficial holders of Fexd’s securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Fexd’s securities on a national securities exchange.

If third parties bring claims against Fexd, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

Fexd’s placing of funds in the Trust Account may not protect those funds from third-party claims against Fexd. Although Fexd has sought to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with Fexd waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Fexd’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Fexd’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Fexd than any alternative. Making such a request of potential target businesses may make Fexd’s acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that Fexd might pursue.

Examples of possible instances where Fexd may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Fexd and will not seek recourse against the Trust Account for any reason. Upon redemption of the Fexd Class A Common Shares, if Fexd has not completed its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Fexd will be required to provide for payment of claims of creditors that were not waived that may be brought against Fexd within the 10 years following redemption. Accordingly, the per share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to Fexd if and to the extent any claims by a third party for services rendered or products sold to Fexd, or by a prospective target business with which Fexd has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per public share after 12 months from our IPO, (ii) $10.20 per public share after 15 months from our IPO, (iii) $10.30 per public share after 18 months from our IPO or (iv) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Fexd’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. Fexd has not asked Sponsor to reserve for such indemnification obligations, and the Sponsor’s only assets are securities of Fexd. Therefore, Fexd cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Fexd’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, Fexd may not be able to complete the Business Combination, and its stockholders would receive such lesser amount per public share in connection with any redemption of their Fexd Class A Common Shares. None of Fexd’s officers will indemnify for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Public stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, public stockholders may be forced to sell their shares of Fexd Class A Common Stock, Fexd Rights or Fexd Public Warrants, potentially at a loss.

Public stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (a) the completion of the Business Combination, and then only in connection with those shares of Fexd Class A Common Stock that such public stockholder properly elected to redeem, subject to the limitations described herein, (b) the redemption of any shares of Fexd Class A Common Stock properly submitted in connection with a stockholder vote to amend Fexd’s governing documents (i) to modify the substance or timing of Fexd’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the shares of Fexd Class A Common Stock if Fexd does not complete its initial business combination within the allotted period from the closing of the IPO or (ii) with respect to any other provisions relating to stockholders’ rights or pre initial business combination activity and (c) the redemption of the shares of Fexd Class A Common Stock if Fexd has not completed its initial business combination within the allotted period from the closing of the IPO, subject to applicable law and as further described herein. In no other circumstances will a public stockholder have any right or interest of any kind to the funds in the Trust Account. Holders of Fexd Public Warrants and Fexd Rights will not have any right to the proceeds held in the Trust Account with respect to the Fexd Public Warrants or Fexd Rights. Accordingly, to liquidate their investment, the public stockholders may be forced to sell their shares of Fexd Class A Common Stock, Fexd Rights or Fexd Public Warrants, potentially at a loss.

Fexd’s independent directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.10 per public share after 12 months from our IPO, (ii) $10.20 per public share after 15 months from our IPO, (iii) $10.30 per public share after 18 months from our IPO or (iv) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Fexd’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Fexd currently expects that its independent directors would take legal action on Fexd’s behalf against the Sponsor to enforce its indemnification obligations to Fexd, it is possible that Fexd’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If Fexd’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Fexd’s stockholders may be reduced below the aforementioned amounts per share.

If Fexd has not completed its initial business combination within the allotted time period, the public stockholders may be forced to wait beyond such allotted time period before redemption from the Trust Account.

If Fexd has not completed its initial business combination within its allotted period from the closing of the IPO or during any extension period, Fexd will distribute the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Fexd to pay its taxes, net of taxes payable (less up to $100,000 of interest to pay dissolution expenses), pro rata to the public stockholders by way of redemption and cease all operations except for the purposes of winding up of its affairs, as further described herein. Any redemption of public stockholders from the Trust Account shall be effected automatically by function of Fexd’s existing governing documents prior to any voluntary winding up. If Fexd is required to windup, liquidate the Trust Account and distribute such amount therein, pro rata, to its public stockholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable laws. In that case, investors may be forced to wait beyond the allotted time period before the redemption proceeds of the Trust Account become available to them and they receive the return of their pro rata portion of the proceeds from the Trust Account. Fexd has no obligation to return funds to investors prior to the date of its redemption or liquidation unless, prior thereto, Fexd consummates its initial business combination or amends certain provisions of its existing governing documents and then only in cases where investors have properly sought to redeem their Fexd Class A

Common Shares. Only upon Fexd’s redemption or any liquidation will public stockholders be entitled to distributions if Fexd has not completed its initial business combination within the allotted time period and does not amend certain provisions of its existing governing documents prior thereto.

If, after Fexd distributes the proceeds in the Trust Account to Fexd’s public stockholders, Fexd files a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against Fexd that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and Fexd and the Fexd Board may be exposed to claims of punitive damages.

If, after Fexd distributes the proceeds in the Trust Account to Fexd’s public stockholders, Fexd files a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against Fexd that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by Fexd’s public stockholders. In addition, Fexd’s directors may be viewed as having breached their fiduciary duty to Fexd’s creditors and/or having acted in bad faith, by paying public stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing themselves and Fexd to claims of punitive damages.

Bankruptcy claims may reduce the per-share amount that would otherwise be received by Fexd’s public stockholders in connection with Fexd’s liquidation.

If, before distributing the proceeds in the Trust Account to Fexd’s public stockholders, Fexd files a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against Fexd that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in Fexd’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Fexd’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Fexd’s public stockholders in connection with Fexd’s liquidation may be reduced.

Fexd may amend the terms of the Fexd Public Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 65% of the then outstanding Public Warrants. As a result, the exercise price of your Fexd Public Warrants could be increased, the exercise period could be shortened and the number of shares of Fexd Class A Common Stock purchasable upon exercise of an Fexd Public Warrant could be decreased, all without your approval.

The Fexd Public Warrants were issued in registered form under the Fexd Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Fexd. The Fexd Warrant Agreement provides that the terms of the Fexd Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 65% of the then outstanding Fexd Public Warrants to make any change that adversely affects the interests of the registered holders of Fexd Public Warrants and, solely with respect to any amendment to the terms of the Fexd Private Warrants or working capital warrants or any provision of the Fexd Warrant Agreement with respect to the Fexd Private Warrants or working capital warrants, 50% of the number of the then outstanding Fexd Private Warrants or working capital warrants, as applicable. Accordingly, Fexd may amend the terms of the Fexd Public Warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding Fexd Public Warrants approve of such amendment. Although Fexd’s ability to amend the terms of the Public Warrants with the consent of at least 65% of the then outstanding Fexd Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Fexd Public Warrants, convert the Fexd Public Warrants into cash or shares, shorten the exercise period or decrease the number of shares of Fexd Class A Common Stock issuable upon exercise of an Fexd Public Warrant.

The issuance of shares in the Business Combination will dilute the interests of Fexd’s stockholders.

The Combined Entity Charter authorizes one class of Combined Entity Common Stock. Holders of Combined Entity Common Stock will be entitled to one vote per share. The Combined Entity Charter authorizes the issuance of up to 220,000,000 shares of Combined Entity Common Stock and up to 1,000,000 shares of Fexd preferred stock.

As disclosed in the section entitled “Summary of the Proxy Statement/Prospectus — Ownership of the Combined Entity After the Closing,” (including the assumptions described in “Frequently Used Terms”), it is anticipated that, upon the Closing and subject to the assumptions disclosed in that section, there will be approximately            shares of Combined Entity Common Stock. Of these shares:

•        other than with respect to Combined Entity Common Stock owned by the Sponsor (as discussed below), the public stockholders will own            shares of Common Stock, representing approximately            % of the total shares then outstanding; and

•        the Sponsor will own            shares of Common Stock, consisting of            Founder Shares and            other shares of Common Stock, representing approximately            % of the total shares then outstanding.

Accordingly, the issuance of shares in the Business Combination will dilute the interest of Fexd’s stockholders. If the actual facts differ from the assumptions set forth in the section entitled “Summary of the Proxy Statement/Prospectus — Ownership of the Combined Entity After the Closing,” the numbers of shares and percentage interests set forth above will be different.

Fexd may issue additional securities to complete the Business Combination and the Combined Entity may issue additional securities under its equity incentive plan of after completion of the Business Combination. Any such issuances would dilute the interest of our stockholders and likely present other risks.

Fexd may issue a substantial number of additional securities to complete the Business Combination and the Combined Entity may issue a substantial number of additional securities under an equity incentive plan after completion of the Business Combination. The issuance of additional securities:

•        may result in a potential termination of the Business Combination Agreement if its securities are not listed on another national exchange mutually agreed to by Afinoz;

•        may significantly dilute the equity interests of its investors;

•        may subordinate the rights of stockholders if preferred stock is issued with rights senior to those afforded shares of Common Stock;

•        could cause a change in control if a substantial number of securities are issued, which may affect, among other things, Fexd’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of Fexd’s present officers and directors; and

•        may adversely affect prevailing market prices for the Fexd Units, shares of Fexd Class A Common Stock, Fexd Rights and/or the Fexd Public Warrants.

Because Fexd has no current plans to pay cash dividends on shares of Fexd Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of Fexd Class A Common Stock for a price greater than that which you paid for them.

Fexd may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Fexd Board and will depend on, among other things, Fexd’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Fexd Board may deem relevant. In addition, Fexd’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness Fexd or its subsidiaries incur. As a result, you may not receive any return on an investment in shares of Fexd Class A Common Stock unless you sell your shares of Fexd Class A Common Stock for a price greater than that which you paid for it. See the section entitled “Price Range of Securities and Dividends — Dividends.”

The unaudited pro forma financial information included herein may not be indicative of what the Combined Entity’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Afinoz being considered the accounting acquirers in the Business Combination, cash and cash equivalents of Afinoz at the Closing and the number of Fexd Class A Common Shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The value of the founder shares following completion of our initial business combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of our common stock at such time is substantially less than $10.00 per share.

Our Sponsor has invested in us an aggregate of $6,225,250, consisting of $25,000 for the founder shares and $6,200,250 for the private placement warrants (including extension payments of $2,300,000 for 2,300,000 private placement warrants). Assuming a trading price of $10.00 per share upon the consummation of our initial business combination, the 2,875,000 founder shares, of which 30,000 founder shares were transferred to Fexd’s independent directors, 50,000 founder shares were transferred to ARC capital and 15,000 founder shares were transferred to Fexd’s CFO, would have an aggregate implied value $28,750,000. Even if the trading price of our common stock was as low as $2.16 per share, and the private placement warrants were worthless, the value of the founder shares would be equal to the sponsor’s initial investment in us. As a result, our sponsor is likely to be able to recoup its investment in us and make a substantial profit on that investment, even if our public shares have lost significant value. Accordingly, certain members of our management team, which own interests in our sponsor, may have an economic incentive that differs from that of the public stockholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the trust to the public stockholders, even if that business combination were with a riskier or less-established target business. For the foregoing reasons, you should consider our management team’s financial incentive to complete an initial business combination when evaluating whether to redeem your shares prior to or in connection with the initial business combination.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition” and results of operations. Going public via a business combination with a special purpose acquisition company (“SPAC”) does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, certain investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the bookbuilding process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price that may result in the share price being harder to sustain after the transaction.

Fexd may be the target of securities class action, derivative lawsuits and other actions which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger or business combination agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Fexd’s or Afinoz’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, which may adversely affect Fexd’s or Afinoz’s or, if the Business Combination is completed but delayed, the Combined Entity’s business, financial position and results of operations. We cannot predict whether any such lawsuits will be filed.

In addition, on July 3, 2023, Rana Financial, Inc. filed a claim for injunctive and declaratory relief, among other things, in the Court of Chancery of the State of Delaware, requesting that the Court invalidate the termination by Fexd of the Rana Agreement, require specific performance by Fexd of its obligations under the Rana Agreement, deliver to Rana certain requested financial information, and in the alternative, provide monetary damages. The dispute arises out of whether Fexd properly exercised its right to terminate the Rana Agreement. On September 30, 2023, the Company and Rana entered into a Settlement Agreement and Release (as amended on October 5, 2023, the “Rana Settlement Agreement”) to resolve the lawsuit. Pursuant to the Rana Settlement Agreement, the Company agreed to deliver 2,600,000 (Two Million Six Hundred Thousand) shares of the Company to Rana as soon as its registration statement on Form S-1 is declared effective following the consummation of its initial Business Combination or by no later than April 21, 2024, whichever occurs first. The Company is currently in the process of assessing the accounting treatment related to this settlement agreement. If Fexd is unable to deliver the shares by the deadline, it will be in breach of the Rana Settlement Agreement and its business and results of operations may be adversely affected.

A new 1% U.S. federal excise tax could be imposed on Fexd in connection with redemptions by Fexd stockholders.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly-traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent Fexd would be subject to the excise tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by Fexd and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in Fexd’s ability to complete a business combination. Fexd has affirmed that the proceeds placed in the Trust Account, as well as any interest earned thereon, will not be used to pay for any excise tax payable pursuant to the IR Act.

If Fexd is unable to maintain an effective system of disclosure controls and procedures and internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Fexd and materially and adversely affect its business and financial results.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud.

In connection with the preparation of Fexd’s financial reports, Fexd identified the following material weaknesses as of December 31, 2022 that remain un-remediated as of June 30, 2023: (i) lack of proper segregation of duties due to the Chief Executive Officer’s ability to approve invoices and prepare and approve payments; (ii) lack of review controls over financial reporting, including formal accounting policies, procedures and controls over significant financial statement accounts and disclosures to achieve complete, accurate and timely financial accounting, reporting and disclosures, resulting in adjustments to several accounts and disclosures; (iii) lack of review controls over related party transactions, which resulted in related party loans not being approved by the board of directors; and (iv) ineffective oversight on the part of Fexd’s audit committee.

In light of these material weaknesses, management has concluded that Fexd did not maintain effective internal control over financial reporting as of June 30, 2023 and December 31, 2022, based on the criteria established in “2013 Internal Control-Integrated Framework” issued by COSO.

Fexd recognizes the importance of the control environment as it sets the overall tone for Fexd and is the foundation for all other components of internal control. Consequently, Fexd will devote resources to design and implement remediation measures to address the material weakness related to Fexd’s financial accounting and reporting and enhance our internal control over financial reporting. In light of the material weakness, Fexd enhanced its processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to its financial statements, including providing enhanced access to accounting literature, research materials and documents and increased communication among Fexd personnel and third-party professionals with whom Fexd consults regarding financial accounting and reporting.

Fexd can give no assurance that the measures it has taken and plans to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if Fexd is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.

Additional Risks Related to Ownership of Combined Entity Common Stock Following the Business Combination and the Combined Entity Operating as a Public Company

Anti-takeover provisions in the Combined Entity Charter, Proposed Bylaws and Delaware law could make an acquisition of the Combined Entity more difficult, limit attempts by Combined Entity stockholders to replace or remove the Combined Entity’s management and limit the market price of Combined Entity Common Stock.

The Combined Entity Charter, bylaws of Fexd and Delaware law contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by the Board. These provisions include:

•        authorizing “blank check” preferred stock, which could be issued by the Board without stockholder approval and may contain voting, liquidation, dividend and other rights superior to Combined Entity Common Stock;

•        limiting the liability of, and providing indemnification to, the Combined Entity directors and officers;

•        prohibiting cumulative voting in the election of directors;

•        providing that vacancies on the Board may be filled only by majority of directors then in office of the Board, even though less than a quorum, subject to veto by the chairperson of the Board;

•        prohibiting the ability of Combined Entity stockholders to call special meetings;

•        establishing an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to the Board;

•        dividing directorships of the Combined Entity into three classes, each to be elected for a term of three years, so that only one class of directorships is up for election at each annual meeting of the Combined Entity stockholders; and

•        specifying that special meetings of Combined Entity stockholders can be called only by a majority of the Board, the chairperson of the Board, the Chief Executive Officer or the President of the Combined Entity.

These provisions may frustrate or prevent any attempts by Combined Entity stockholders to replace or remove the Combined Entity’s current management by making it more difficult for stockholders to replace members of the Board, which is responsible for appointing the members of the Combined Entity’s management. In addition, because the Combined Entity is incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder.

The bylaws provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware and the federal district courts of the United States will be the sole and exclusive forum for certain stockholder litigation matters, which could limit Combined Entity stockholders’ ability to obtain a chosen judicial forum for disputes with the Combined Entity or its directors, officers, employees or stockholders.

The bylaws provide that, unless otherwise consented to by the Combined Entity in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Combined Entity; (ii) any action asserting a claim of breach of a fiduciary duty owed by, or otherwise wrongdoing by, any of the Combined Entity’s directors, officers, or other employees to the Combined Entity or its stockholders; (iii) any action arising pursuant to any provision of the DGCL or the Combined Entity Charter or the bylaws; or (iv) any other action asserting a claim that is governed by the internal affairs doctrine, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. This provision would apply to suits brought to enforce a duty or liability created by the Securities Act, but not the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The bylaws further provide that, unless otherwise consented to by Combined Entity in writing, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Combined Entity or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the bylaws to be inapplicable or unenforceable in an action, the Combined Entity may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Concentration of ownership among the Combined Entity’s executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Upon the Closing, the Combined Entity’s executive officers, directors and their affiliates as a group will beneficially own approximately 10.0% of the shares of Combined Entity Common Stock outstanding. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the Combined Entity Charter and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of the Combined Entity or changes in its management and will make the approval of certain transactions difficult or impossible without the support of these stockholders and of their votes. The numbers of shares and percentage interests set forth above are based on a number of assumptions, including those described in “Frequently Used Terms.” If the actual facts differ from these assumptions, the numbers of shares and percentage interests set forth above will be different.

The Combined Entity does not expect to declare any dividends in the foreseeable future.

After the Closing, the Combined Entity does not anticipate declaring any cash dividends to holders of its common stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Combined Entity’s securities may decline.

As with most SPAC initial public offerings in recent years, Fexd issued securities for $10.00 per share upon the closing of the IPO. As with other SPACs, the $10.00 per share price of Fexd reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account equal to approximately $10.00 per share prior to the closing of the Business Combination. Following Closing, the shares outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of the combined company, and if the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Combined Entity’s securities subsequent to the Closing may decline which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than $10.00 per share. The market values of Fexd’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement were executed, the date of this proxy statement/prospectus, or the date on which Fexd stockholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Business Combination Agreement is based on the per share value of the amount in the Trust Account and will not be adjusted to reflect any changes in the market price of Combined Entity Common Stock, the market value of Common Stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

Following the Closing, the Combined Entity will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the Closing, the Combined Entity will face increased legal, accounting, administrative and other costs and expenses as a public company that neither Fexd nor Afinoz will incur as private companies. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Combined Entity to carry out activities that neither Fexd nor Afinoz had done previously. For example, the Combined Entity will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Combined Entity could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the Combined Entity’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the Combined Entity’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the Combined Entity’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Combined Entity to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Entity, its business, or its market, or if they change their recommendations regarding the Combined Entity’s securities adversely, the price and trading volume of the Combined Entity’s securities could decline.

The trading market for the Combined Entity’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Combined Entity, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the Combined Entity. If no securities or industry analysts commence coverage of the Combined Entity, the Combined Entity’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Entity change their recommendation regarding our Common Stock adversely, or provide more favorable relative recommendations about the Combined Entity’s competitors, the price of our Common Stock would likely decline. If any analyst who may cover the Combined Entity were to cease coverage of the Combined Entity or fail to regularly publish reports on it, the Combined Entity could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Subsequent to the Closing, the Combined Entity may be required to take write-downs or write-offs, restructuring, impairment or other charges that could have a significant negative effect on the Combined Entity’s financial condition, results of operations and the price of shares of Combined Entity Common Stock, which could cause you to lose some or all of your investment.

Although Fexd has conducted due diligence on Afinoz, Fexd cannot assure you that this diligence will surface all material issues that may be present with their respective businesses, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the control of Afinoz and Fexd control will not later arise. As a result of these factors, the Combined Entity may be forced to later write-down or write-off assets (including the equity it owns in the surviving corporation), restructure its operations, or incur impairment or other charges that could result in the Combined Entity reporting losses. Even if the Combined Entity’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with the Combined Entity’s preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the Combined Entity’s liquidity, the fact that the Combined Entity reports charges of this nature could contribute to negative market perceptions about the Combined Entity or its securities. In addition, charges of this nature may cause the Combined Entity to be unable to obtain future financing on favorable terms or at all. Accordingly, any stockholders or Fexd warrant holders who choose to remain stockholders or warrant holders following the initial business combination could suffer a reduction in the value of their securities. Such security holders are unlikely to have a remedy for such reduction in value.

We expect the Combined Entity to qualify as an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make the Combined Entity’s securities less attractive to investors and may make it more difficult to compare the Combined Entity’s performance with other public companies.

We expect the Combined Entity to qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, the Combined Entity will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. As a result, Combined Entity stockholders may not have access to certain information they may deem important. The Combined Entity will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of shares of Combined Entity Common Stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Fexd Units in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Combined

Entity is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Fexd has elected not to opt out of such extended transition period and, therefore, the Combined Entity may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find Combined Entity Common Stock less attractive because the Combined Entity will rely on these exemptions, which may result in a less active trading market for Combined Entity Common Stock and the price of such shares may be more volatile.

Additionally, we expect the Combined Entity to qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We expect the Combined Entity to remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Combined Entity Common Stock held by non-affiliates exceeds $250,000,000 as of the prior June 30, or (ii) its annual revenues exceeded $100,000,000 during such completed fiscal year and the market value of Combined Entity Common Stock held by non-affiliates exceeds $700,000,000 as of the prior June 30. To the extent the Combined Entity takes advantage of such reduced disclosure obligations, it may also make comparison of the Combined Entity’s financial statements with other public companies difficult or impossible.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the future. This could cause the market price of shares of Fexd Class A Common Stock to drop significantly, even if the Combined Entity’s business is doing well.

Sales of a substantial number of shares of Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Common Stock. It is anticipated that, upon completion of the Business Combination, (i) the existing equity holders of Afinoz will collectively own approximately 39.0% of the outstanding shares of the Combined Entity and (ii) the holders of Founder Shares will own approximately 10.0% of the outstanding shares of the Combined Entity, in each case, based on the assumptions described in “Frequently Used Terms.” The shares of Common Stock that are held by the existing equity holders of Afinoz, as well as the holders of Founders Shares, will be subject to the lock-up restrictions described elsewhere in this proxy statement/prospectus. Upon expiration of such lock-up restrictions, such stockholders could sell their shares of Common Stock pursuant to the registration statement that we will be obligated to file under the Registration Rights Agreement. Further, the holders of Founder Shares are also expected to own            Fexd Private Warrants, which will become exercisable in accordance with the Fexd Warrant Agreement following the Closing. The Private Warrants will not be subject to any separate lock-up restrictions. As such, once the Fexd Private Warrants become exercisable and a registration statement is declared effective that covers the resale of the Fexd Private Warrants or the shares of Common Stock issuable upon exercise of the Fexd Private Warrants (each of which we expect will be covered by the registration statement that we will be obligated to file under the Registration Rights Agreement), the applicable holder of the Fexd Private Warrants or such shares of Common Stock issuable in respect thereof will be able to resell such securities to the market, subject to other applicable law. The market price of our securities could decline if such equity holders sell or are perceived by the market as intending to sell any such securities.

The Fexd Rights and Fexd Public Warrants will become exercisable for shares of our Common Stock, and shares of Common Stock will be issued in connection with the Rana Settlement Agreement, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

If the Business Combination is completed, outstanding Fexd Rights to an aggregate of              shares of Common Stock and outstanding Fexd Public Warrants to purchase an aggregate of              shares of Fexd Common Stock will become exercisable in accordance with the terms of the rights agreement and warrant agreement governing those securities, assuming no redemptions in connection with the Closing. In addition, Fexd will be obligated to issue 2,600,000 shares pursuant to the Rana Settlement Agreement. The Fexd Rights will become exchanged as soon as practicable following the Closing. The Public Warrants will become exercisable on the date that is 30 days after the Closing Date. No additional consideration shall be paid by a holder of Fexd Rights in order to receive applicable shares of Common Stock. The exercise price of Fexd Public Warrants will be $11.50 per share. To the extent such rights and/or warrants are exercised and the Rana Settlement Agreement shares issued, additional shares of Common Stock will be issued, which will result in dilution to the holders of shares of Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such rights and/or warrants may be exercised could adversely affect the market price of Common Stock. However, there is no guarantee that the Fexd Public Warrants will ever be in the money prior to their expiration, and as such, such warrants may expire worthless.

Risks Related to the Redemption

If a public stockholder fails to receive notice of Fexd’s offer to redeem their shares of Fexd Class A Common Stock in connection with the Business Combination, or fails to comply with the procedures for tendering shares of Fexd Class A Common Stock, such shares may not be redeemed.

Fexd will comply with the tender offer rules or proxy rules, as applicable, when conducting redemptions in connection with the initial business combination. Despite Fexd’s compliance with these rules, if a stockholder fails to receive Fexd’s tender offer or proxy materials, as applicable, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the tender offer documents or proxy materials, as applicable, that Fexd will furnish to holders of shares of Fexd Class A Common Stock in connection with the initial business combination will describe the various procedures that must be complied with in order to validly tender or redeem such public shares. For example, Fexd may require its public stockholder seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Fexd’s transfer agent prior to the date set forth in the tender offer documents mailed to such holders, or up to two business days prior to the vote on the proposal to approve the Business Combination in the event Fexd distributes proxy materials, or to deliver their Fexd Units to the transfer agent electronically. In the event that a stockholder fails to comply with these or any other procedures, its shares may not be redeemed.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the Fexd Class A Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the Fexd Class A Common Stock.

The existing governing documents provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the IPO, without Fexd’s prior written consent. However, the existing governing documents do not restrict Fexd’s stockholders’ ability to vote all of their shares (including shares in excess 15% of the shares sold in the IPO) for or against Fexd’s initial business combination. The inability of a stockholder to redeem such excess shares will reduce its influence over Fexd’s ability to complete its initial business combination and such stockholder could suffer a material loss on its investment in Fexd if it sells such excess shares in open market transactions. Additionally, a stockholder will not receive redemption distributions with respect to such excess shares if Fexd completes its initial business combination. As a result, such stockholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its shares in open market transactions, potentially at a loss.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Fexd and Afinoz are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes. The unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the unaudited condensed consolidated balance sheet of Afinoz as of June 30, 2023 with the unaudited condensed consolidated balance sheet of Fexd as of June 30, 2023, giving effect to the Business Combination. The unaudited pro forma condensed consolidated combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

1.      The historical unaudited condensed consolidated financial statements of Afinoz as of and for the three and six months ended June 30, 2023, and the historical audited consolidated financial statements of Afinoz as of and for the year ended December 31, 2022; and

2.      The historical unaudited condensed consolidated financial statements of Fexd as of and for the three and six months ended June 30, 2023 and the historical audited financial statements as of and for the year ended December 31, 2022.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Business Combination, which is discussed in further detail below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent consolidated results of operations or consolidated financial position that would actually have occurred had the Business Combination been consummated on the dates assumed or to project consolidated results of operations or consolidated financial position for any future date or period. The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Afinoz” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Fexd,” and other financial information included elsewhere in this proxy statement/prospectus. Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Fexd has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the Afinoz equity holders having a relative majority of the voting power of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Afinoz with the acquisition being treated as the equivalent of Afinoz issuing stock for the net assets of Fexd, accompanied by a recapitalization. The net assets of Fexd will be stated at historical cost, with no goodwill or other intangible assets recorded.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Business Combination. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the Closing.

Unaudited Pro Forma Condensed and Combined Balance Sheet
As of June 30, 2023

			Assuming No Redemptions			Assuming 50% Redemptions			Assuming 75% Redemptions			Assuming Maximum Redemptions
	FEXD (Historical) $	AFINOZ (Historical) $	Transaction Accounting Adjustments $		Pro Forma Combined $	Transaction Accounting Adjustments $		Pro Forma Combined $	Transaction Accounting Adjustments $		Pro Forma Combined $	Transaction Accounting Adjustments $		Pro Forma Combined $
Balance Sheet Data – As of June 30, 2023
Assets
Cash & Cash Equivalents	$1,025	$96,806	$121,176,200		$121,274,031	$(20,513,103)		$100,760,928	$(30,769,654)		$90,504,377	$(41,026,206)		$80,247,825
			43,683,196	2A	—	(20,825,485)	2J	—	(31,238,228)	2L	—	(41,650,970)	2N	—
			(1,100,000)	2B	—	312,382	2K	—	468,573	2M	—	624,765	2O	—
			(1,171,225)	2C	—	—		—	—		—	—		—
			(708,875)	2D	—	—		—	—		—	—		—
			(3,737,500)	2E	—	—		—	—		—	—		—
			(5,000,000)	2F	—	—		—	—		—	—		—
			90,000,000	2G	—	—		—	—		—	—		—
			(789,396)	2I	—	—		—	—		—	—		—
Accounts Receivable	—	133,148	—		133,148	—		133,148	—		133,148	—		133,148
Prepaid expenses	39,854		—		39,854	—		39,854	—		39,854	—		39,854
Cash held in Trust Account	42,583,196	—	(42,583,196)		—	—		—	—		—	—		—
			(43,683,196)	2A	—	—		—	—		—	—		—
			1,100,000	2B	—	—		—	—		—	—		—
Other current assets	—	344,073	—		344,073	—		344,073	—		344,073	—		344,073
Property, equipment and software	—	7,224	—		7,224	—		7,224	—		7,224	—		7,224
Intangible assets	—	18,458	—		18,458	—		18,458	—		18,458	—		18,458
Intangible assets under development	—	140,346	—		140,346	—		140,346	—		140,346	—		140,346
Goodwill	—	138,166	—		138,166	—		138,166	—		138,166	—		138,166
Other non-current assets	—	122,490	—		122,490	—		122,490	—		122,490	—		122,490
Total assets	$42,624,075	$1,000,711	$78,593,004		$122,217,790	$(20,513,103)		$101,704,687	$(30,769,654)		$91,448,136	$(41,026,206)		$81,191,584
LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Liabilities
Accounts payable, accruals and other liabilities	$1,569,744	$206,734	$—		$1,776,478	$—		$1,776,478	$—		$1,776,478	$—		$1,776,478
Income Tax Payable	718,813	—	—		718,813	—		718,813	—		718,813	—		718,813
Excise Tax Payable	789,396	—	(789,396)	2I	—	—		—	—		—	—		—
Promissory notes and working capital loans from related parties	706,957	—	(706,957)	2D	—	—		—	—		—	—		—
Accrued interest – related parties	1,918	—	(1,918)	2D	—	—		—	—		—	—		—

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed and Combined Balance Sheet
As of June 30, 2023 (Continued)

			Assuming No Redemptions			Assuming 50% Redemptions			Assuming 75% Redemptions			Assuming Maximum Redemptions
	FEXD (Historical) $	AFINOZ (Historical) $	Transaction Accounting Adjustments $		Pro Forma Combined $	Transaction Accounting Adjustments $		Pro Forma Combined $	Transaction Accounting Adjustments $		Pro Forma Combined $	Transaction Accounting Adjustments $		Pro Forma Combined $
Derivative forward purchase liability	123,287	—	—		123,287	—		123,287	—		123,287	—		123,287
Derivative warrant liabilities	239,005	—	—		239,005	—		239,005	—		239,005	—		239,005
Deferred underwriting fee payable	3,737,500	—	(3,737,500)	2E	—	—		—	—		—	—		—
COMMITMENTS AND CONTINGENCIES
Class A ordinary shares, subject to possible Redemption 11,500,000 shares at redemption value	41,557,941	—	(41,557,941)		—	—		—	—		—	—		—
			288	2A(i)	—	—		—	—		—	—		—
			(41,558,229)	2A(ii)	—	—		—	—		—	—		—
Common stock	—	599,060	(599,060)	2A(iii)	—	—		—	—		—	—		—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 57,500 shares issued and outstanding	6	—	2,050		2,056	—		2,056	—		2,056	—		2,056
Issue of 11,500,000 shares of Afinoz on closing at Par Value of $0.0001			1,150	2H	—	—		—	—		—	—		—
Issue of 9,000,000 shares of Caltech at Par Value of $0.0001			900	2G	—	—		—	—		—	—		—
Class B common stock, par value $0.0001; 20,000,000 shares authorized; 2,875,000 issued and outstanding	288	—	(288)	2A(i)	—	—		—	—		—	—		—
Additional paid-in capital	—	1,025,498	119,163,234		120,188,732	(20,513,103)		99,675,629	(30,769,654)		89,419,078	(41,026,206)		79,162,526
			41,558,229	2A(ii)	—	(20,825,485)	2J	—	(31,238,228)	2L	—	(41,650,970)	2N	—
			599,060	2A(iii)	—	312,382	2K	—	468,573	2M	—	624,765	2O	—
			(1,171,225)	2C	—	—		—	—		—	—		—
			(5,000,000)	2F	—	—		—	—		—	—		—
			89,999,100	2G	—	—		—	—		—	—		—
			(1,150)	2H	—	—		—	—		—	—		—
			(6,820,780)	2P	—	—		—	—		—	—		—
Total Accumulated deficit	(6,820,780)	(830,581)	6,820,780	2P	(830,581)	—		(830,581)	—		(830,581)	—		(830,581)
Total liabilities, common stock subject to possible redemption and shareholders’ deficit	$42,624,075	$1,000,711	$78,593,004		$122,217,790	$(20,513,103)		$101,704,687	$(30,769,654)		$91,448,136	$(41,026,206)		$81,191,584

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed and Combined Statement of Operations
For the six months ended June 30, 2023

			Assuming No Redemptions			Assuming 50% Redemptions			Assuming 75% Redemptions			Assuming Maximum Redemptions
	FEXD (Historical) $	AFINOZ (Historical) $	Transaction Accounting Adjustments $		Pro Forma Combined $	Transaction Accounting Adjustments $		Pro Forma Combined $	Transaction Accounting Adjustments $		Pro Forma Combined $	Transaction Accounting Adjustments $		Pro Forma Combined $
Statement of Operations Data – Six Months Ended June 30, 2023
Revenues	$—	$593,868	$—		$593,868	$—		$593,868	$—		$593,868	$—		$593,868
Operating expenses	2,283,771	569,278	1,171,225	3B	4,024,274	—		4,024,274	—		4,024,274	—		4,024,274
Operating income (loss)	(2,283,771)	24,590	(1,171,225)		(3,430,406)	—		(3,430,406)	—		(3,430,406)	—		(3,430,406)
Other income (expense), net	—	9,005	—		9,005	—		9,005	—		9,005	—		9,005
Interest expense	(27,120)	—	—		(27,120)	—		(27,120)	—		(27,120)	—		(27,120)
Change in fair value of derivative warrant liabilities	551,513	—	—		551,513	—		551,513	—		551,513	—		551,513
Change in fair value of derivative forward purchase liability	162,280	—	—		162,280	—		162,280	—		162,280	—		162,280
Income from investments held in Trust Account	2,140,337	—	(2,140,337)	3A	—	—		—	—		—	—		—
Income before income taxes	543,239	33,595	(3,311,562)		(2,734,728)	—		(2,734,728)	—		(2,734,728)	—		(2,734,728)
Income Tax	(428,471)	—	—		(428,471)	—		(428,471)	—		(428,471)	—		(428,471)
Net income (loss)	$114,768	$33,595	$(3,311,562)		$(3,163,199)	$—		$(3,163,199)	$—		$(3,163,199)	$—		$(3,163,199)
Income (Loss) per Share
Weighted average number of shares outstanding-basic and diluted		2,200
Net income (loss) per share – basic and diluted		$15.27
Weighted average number of common shares outstanding-basic and diluted (Class A)	9,145,214				29,454,503	(1,986,001)		27,468,502	(2,979,002)		26,475,501	(3,972,003)		25,482,500
					—	(1,986,001)	3C		(2,979,002)	3C	—	(3,972,003)	3C	—
Net income (loss) per share – basic and diluted	$0.01				$(0.11)			$(0.12)			$(0.12)			$(0.12)
Weighted average number of common shares outstanding-basic and diluted (Class B)	2,875,000
Net income (loss) per share – basic and diluted	$0.01

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2022

			Assuming No Redemptions			Assuming 50% Redemptions			Assuming 75% Redemptions			Assuming Maximum Redemptions
	FEXD (Historical) $	AFINOZ (Historical) $	Transaction Accounting Adjustments $		Pro Forma Combined $	Transaction Accounting Adjustments $		Pro Forma Combined $	Transaction Accounting Adjustments $		Pro Forma Combined $	Transaction Accounting Adjustments $		Pro Forma Combined $
Statement of Operations Data – Year Ended December 31, 2022
Revenues	$—	$563,587	$—		$563,587	$—		$563,587	$—		$563,587	$—		$563,587
Operating expenses	2,027,390	560,015	1,171,225	3B	3,758,630	—		3,758,630	—		3,758,630	—		3,758,630
Operating income (loss)	(2,027,390)	3,572	(1,171,225)		(3,195,043)	—		(3,195,043)	—		(3,195,043)	—		(3,195,043)
Other income (expense), net
Change in fair value of derivative warrant liabilities	3,030,580	—	—		3,030,580	—		3,030,580	—		3,030,580	—		3,030,580
Change in fair value of derivative forward purchase liability	1,441,341	—	—		1,441,341	—		1,441,341	—		1,441,341	—		1,441,341
Income from investments held in Trust Account	1,682,935	—	(1,682,935)	3A	—	—		—	—		—	—		—
Income before income taxes	4,127,466	3,572	(2,854,160)		1,276,878	—		1,276,878	—		1,276,878	—		1,276,878
Income Tax	(290,342)	—	—		(290,342)	—		(290,342)	—		(290,342)	—		(290,342)
Net income	$3,837,124	$3,572	$(2,854,160)		$986,536	$—		$986,536	$—		$986,536	$—		$986,536
Income (Loss) per Share
Weighted average number of shares outstanding-basic and diluted		450
Net income (loss) per share – basic and diluted		$7.94
Weighted average number of common shares outstanding-basic and diluted (Class A)	11,557,500				29,454,503	(1,986,001)		27,468,502	(2,979,002)		26,475,501	(3,972,003)		25,482,500
					—	(1,986,001)	3C	—	(2,979,002)	3C	—	(3,972,003)	3C	25,482,500
Net income (loss) per share – basic and diluted	$0.27				$0.03			$0.04			$0.04			$0.04
Weighted average number of common shares outstanding-basic and diluted (Class B)	2,875,000
Net income (loss) per share – basic and diluted	$0.27

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.

See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1) Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on June 30, 2023 in the case of the unaudited pro forma condensed combined balance sheet, and as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022. The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Afinoz with the acquisition being treated as the equivalent of Afinoz issuing stock for the net assets of Fexd, accompanied by a recapitalization. The net assets of Fexd will be stated at historical cost, with no goodwill or other intangible assets recorded. The pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances. The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination and related transactions.

The pro forma adjustments reflecting the completion of the Business Combination and related transactions are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Afinoz and Fexd.

(2) Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023

The $43,683,196 represents the reclassification of Cash held in the Trust Account of $42,583,196 and infusion of $1,100,000 designated for extension fees that becomes available in conjunction with the Business Combination, assuming no redemptions and after giving effect to the below:

(A)    Represents the reclassification of Cash held in the Trust Account following the infusion of $1.1 million designated for extension fees that becomes available in conjunction with the Business Combination, assuming no redemptions and after giving effect to the below:

(A)(i)    Class B shares to be converted into one share of Class A Common Stock immediately prior to closing of the business combination.

(A)(ii)   Reflects the remaining reclassification of approximately $41.56 million of Class A Common Stock subject to possible redemption to permanent equity.

(A)(iii)  Reflects the common stock of Mobitech of approximately $0.6 million to permanent equity.

(B)    Represents the additional payment for Extension for filing for 10 months, which costs $110,000 for each additional one month Extension.

(C)    Represents the payment of incremental expenses of $1,171,225 associated with filings, which is reflected as a decrease in cash and a decrease in additional paid-in capital. Details are as follows:

(i)	Additional Promissory Notes Payable (sponsor subscription to promissory note for providing financial support to the Company for meeting expenses)	—	$441,225
(ii)	Legal Expenses (for Nelson Mullins Riley & Scarborough LLP’s work on the Registration Statement)	—	$450,000
(iii)	Valuation Expenses	—	$160,000
(iv)	Accounting, Auditing & MIS (including the accounting advisory and monthly accounting costs until completion of the de-SPAC)	—	$120,000

(D)    Represents repayment of the outstanding balance under the Promissory Note of $708,875 at the Closing, which is reflected as a decrease in cash and a decrease in promissory note and accrued interest liability.

(E)    Represents repayment of the outstanding balance of the deferred underwriter fee payable of $3,737,500, which is reflected as a decrease in cash and a decrease in the deferred underwriting fee.

(F)    Represents repayment of the $5,000,000 as cash consideration to be paid to Afinoz stockholders in conjunction with the Business Combination, which is reflected as a decrease in cash and a decrease in additional paid-in capital.

(G)    Represents the gross proceeds from the private placement of 9,000,000 Fexd units at $10.00 per unit pursuant to the Caltech Investment, which is reflected as an increase in cash, increase in common stock and an increase in additional paid-in capital. Caltech will purchase not less than 8,000,000 Forward Purchase Units nor more than 9,000,000 Forward Purchase Units, for an aggregate purchase price of $10.00 multiplied by the number of Forward Purchase Shares issued and sold.

(H)    Represents the 11,500,000 shares issued to Afinoz as Equity Consideration in conjunction with the Business Combination at $0.0001 per share.

(I)     Pursuant to the Inflation Reduction Act, the Company expects to have an excise tax liability of approximately $789,396 related to the stockholder redemptions for the six months ended June 30, 2023.

(J)     Reflects the 50% Redemption Scenario, assuming 1.99 million Fexd Public Shares, or 50% of the issued, outstanding Fexd Public Shares, are redeemed for an aggregate payment of approximately $20.83 million (based on the estimated per share redemption price of approximately $10.49 per share).

(K)    Reflects a 0.5% adjustment to the settlement of expected transaction costs and 1% in excise liability under the Inflation Reduction Act, which are contingent upon aggregate transaction proceeds and would be reduced under a 50% Redemption Scenario at Closing.

(L)    Reflects the 75% Redemption Scenario, assuming 2.98 million Fexd Public Shares, or 75% of the issued, outstanding Fexd Public Shares, are redeemed for an aggregate payment of approximately $31.24 million (based on the estimated per share redemption price of approximately $10.49 per share).

(M)   Reflects a 0.5% adjustment to the settlement of expected transaction costs and 1% in excise liability under the Inflation Reduction Act, which are contingent upon aggregate transaction proceeds and would be reduced under a 75% Redemption Scenario at Closing.

(N)    Reflects the Maximum Redemption Scenario, assuming 3.97 million Fexd Public Shares, or 100% of the issued, outstanding Fexd Public Shares, are redeemed for an aggregate payment of approximately $41.65 million (based on the estimated per share redemption price of approximately $10.49 per share).

(O)    Reflects a 0.5% adjustment to the settlement of expected transaction costs and 1% in excise liability under the Inflation Reduction Act, which are contingent upon aggregate transaction proceeds and would be reduced under a Maximum Redemption Scenario at Closing.

(P)    Reflects the reclassification of Fexd’s historical accumulated deficit.

(3) Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations are as follows:

(A)    Represents the removal of interest earned on marketable securities held in the trust account.

(B)    Reflects $1,171,225 in transaction costs in connection with the Business Combination and other related transactions. These transaction costs are not reflected in historical financial statements and will be expensed as incurred.

(C)    Represents the weighted average shares outstanding due to redemptions in the various Redemption Scenarios.

(4) Earning Per Share

Represents the net earnings per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination, including related proposed equity purchases, is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Also the Class B shares have been reflected to have been converted to Class A shares under the different redemption scenarios.

The unaudited pro forma combined financial information has been prepared under different redemption scenarios. There have been no additional redemptions since June 30, 2023:

	Six months ended June 30, 2023
	FEXD (Historical) $	AFINOZ (Historical) $	Pro Forma Combined (Assuming No Redemptions) $	Pro Forma Combined (Assuming 50% Redemptions) $	Pro Forma Combined (Assuming 75% Redemptions) $	Pro Forma Combined (Assuming 100% Redemptions) $
Net income (loss)	$114,768	$33,595	$(3,163,199)	$(3,163,199)	$(3,163,199)	$(3,163,199)
Income (Loss) per Share
Weighted average number of shares outstanding-basic and diluted		2,200
Net income (loss) per share – basic and diluted		$15.27
Weighted average number of common shares outstanding – basic and diluted (Class A)	9,145,214		29,454,503	27,468,502	26,475,501	25,482,500
Net income (loss) per share – basic and diluted	$0.01		$(0.11)	$(0.12)	$(0.12)	$(0.12)
Weighted average number of common shares outstanding – basic and diluted (Class B)	2,875,000
Net income (loss) per share – basic and diluted	$0.01

	Twelve months ended December 31, 2022
	FEXD (Historical) $	AFINOZ (Historical) $	Pro Forma Combined (Assuming No Redemptions) $	Pro Forma Combined (Assuming 50% Redemptions) $	Pro Forma Combined (Assuming 75% Redemptions) $	Pro Forma Combined (Assuming 100% Redemptions) $
Net income (loss)	$3,837,124	$3,572	$986,536	$986,536	$986,536	$986,536
Income (Loss) per Share
Weighted average number of shares outstanding-basic and diluted		450
Net income (loss) per share – basic and diluted		$7.94
Weighted average number of common shares outstanding – basic and diluted (Class A)	11,557,500		29,454,503	27,468,502	26,475,501	25,482,500
Net income (loss) per share – basic and diluted	$0.27		$0.03	$0.04	$0.04	$0.04
Weighted average number of common shares outstanding – basic and diluted (Class B)	2,875,000
Net income (loss) per share – basic and diluted	$0.27

SPECIAL MEETING OF FEXD STOCKHOLDERS

General

Fexd is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Fexd Board for use at the Special Meeting to be held on            , 2023 and at any adjournment or postponement thereof. This proxy statement/prospectus provides Fexd Stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on            , 2023, at            Eastern Time. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at https://www.cstproxy.com/fintechecosys/2023.

Purpose of the Special Meeting

Fexd Stockholders are being asked to vote on the Business Combination Proposal, the Director Election Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Fexd Common Stock at the close of business on            , 2023 which is the Record Date. You are entitled to one vote for each share of Fexd Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were            shares of Fexd Common Stock outstanding, of which            are Fexd Public Shares and 2,875,000 are Founder Shares held by the Sponsor Related Parties.

Vote of the Sponsor, Directors and Officers

In connection with the IPO and the appointment of each of its directors and officers, Fexd entered into agreements with the Sponsor and each of its directors and officers pursuant to which each agreed to vote any shares of Fexd Common Stock owned by it, him or her in favor of the Business Combination Proposal. As a result, we would need none of the 3,972,003 Fexd Public Shares to be voted in favor of the Business Combination in order to have the Business Combination approved (assuming that a minimum number of shares required for a quorum are voted at the meeting).

In connection with the IPO, the Sponsor and Fexd’s officers and directors agreed to waive any redemption rights with respect to any shares of Fexd Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and Fexd’s officers and directors did not receive separate consideration for the waiver. The Founder Shares held by the Sponsor and Fexd’s directors and officers have no redemption rights upon Fexd’s liquidation and will be worthless if Fexd fails to consummate a business combination by April 21, 2024.

Quorum and Required Vote for Fexd Stockholder Proposals

A quorum of Fexd Stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the shares of Fexd Common Stock issued and outstanding and entitled to vote at the Special Meeting is present via the virtual meeting platform or represented by proxy at the Special Meeting.

Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Business Combination Proposal and the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of Fexd Common Stock as of the Record Date. Accordingly, a Fexd Stockholder’s failure to vote by proxy or to vote at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendment Proposals.

The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of Fexd Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Fexd Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. A Fexd Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposal or the Adjournment Proposal.

The Director Election Proposal, the Charter Amendment Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal. Unless the Business Combination Proposal is approved, the Director Election Proposal, the Charter Amendment Proposals and the Nasdaq Proposal will not be presented to Fexd Stockholders at the Special Meeting. The Business Combination Proposal is also subject to and conditioned on the approval of the Director Election Proposal, the Charter Amendment Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal.

The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal or any of the other Proposals (except for the Adjournment Proposal) does not receive the requisite vote for approval, we will not then consummate the Business Combination. If Fexd does not consummate the Business Combination and fails to complete an initial business combination by April 21, 2024, Fexd will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its public stockholders in accordance with the Fexd Charter, subject to payment of Fexd’s tax obligations and up to $100,000 of dissolution expenses.

Abstentions and Broker Non-Votes

Abstentions will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal or the Adjournment Proposal. The approval of the Business Combination Proposal and the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of Fexd Common Stock as of the Record Date. Accordingly, a Fexd Stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendment Proposals.

Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Recommendation of the Fexd Board

The Fexd Board has unanimously determined that each of the Proposals is fair to and in the best interests of Fexd and the Fexd Stockholders and has unanimously approved such Proposals. The Fexd Board unanimously recommends that the Fexd Stockholders:

•        vote “FOR” the Business Combination Proposal;

•        vote “FOR” the election of each director nominee pursuant to the Director Election Proposal;

•        vote “FOR” each of the Charter Amendment Proposals;

•        vote “FOR” each of the Nasdaq Proposal;

•        vote “FOR” the Equity Incentive Plan Proposal; and

•        vote “FOR” the Adjournment Proposal (if it is presented at the meeting).

When you consider the recommendation of the Fexd Board in favor of approval of the Proposals, you should keep in mind that the Sponsor Related Parties and Fexd’s directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•        the Fexd Charter provides that the doctrine of corporate opportunity will not apply with respect to Fexd or any of its officers, directors or affiliates in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the Fexd Charter. In the course of their other business activities, Fexd’s officers and directors may have, or may become aware of, other investments or business opportunities which may be appropriate for presentation to Fexd as well as the other entities with which they are affiliated. Fexd’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before Fexd is presented with it. Fexd does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        the 3,900,250 Fexd Placement Warrants and the 2,300,000 Extension Warrants purchased by the Sponsor for approximately $6.2 million, in the aggregate, will be worthless if a business combination is not consummated by April 21, 2024;

•        the Sponsor has agreed that the Fexd Placement Warrants will not be sold or transferred by it until 30 days after Fexd has completed a business combination, subject to limited exceptions;

•        the fact that the Sponsor paid $25,000, or approximately $0.009 per share, for the Founder Shares (of which the Sponsor Related Parties currently hold 2,580,000), which Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $27.3 million, based on the closing price of Fexd Class A Common Stock on September 15, 2023 of $10.60, and that such shares will be worthless if a business combination is not consummated and that the Sponsor Related Parties can earn a positive rate of return on their investment even if Fexd’s public stockholders experience a negative return following the consummation of the Business Combination;

•        the fact that the Sponsor Related Parties have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if the Trust Account is liquidated, including in the event Fexd is unable to complete an initial business combination by April 21, 2024, the Sponsor has agreed to indemnify Fexd to ensure that the proceeds in the Trust Account are not reduced below at least $10.10 per Fexd Public Share by the claims of prospective target businesses with which Fexd entered into an acquisition agreement or claims of any third-party for services rendered or products sold to Fexd, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that the Sponsor and its affiliates have made outstanding loans to Fexd in the aggregate amount of approximately $900,100 as of August 21, 2023, and Sponsor related parties made additional loans equal to $250,000 as of August 22, 2023, which amounts Fexd will be unable to repay to such parties to the extent that the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

•        [•], [•] and [•], who are current Fexd officers and directors are expected to serve as officers or directors of the Combined Entity after the closing of the business combination. As such, in the future they may receive cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors;

•        the fact that Fexd’s independent directors own an aggregate of 30,000 Founder Shares, and Fexd’s CFO and director owns 15,000 Founder Shares, all of which were transferred by the Sponsor at $0.009 per share, which if unrestricted and freely tradeable would be valued at 0.5 million, based on the closing price of Fexd Class A Common Stock on September 15, 2023 of $10.60, and that such shares will be worthless if a business combination is not consummated; and

•        the fact that Fexd’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Business Combination Agreement.

For more information, see the section above entitled “Business Combination Proposal — Interests of Certain Persons in the Transactions.”

Voting Your Shares — Stockholders of Record

Each share of Fexd Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of Fexd Common Stock at the Special Meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Fexd Board “FOR” the Business Combination Proposal, the Director Election Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You Can Attend the Special Meeting and Vote During the Meeting.    You can access the Special Meeting by visiting the website https://www.cstproxy.com/fintechecosys/2023. You will need your control number for access. If you do not have a control number, please contact Continental Stock Transfer. Please allow up to 48 hours prior to the meeting for processing your control number. Instructions on how to attend and participate at the Special Meeting are available at            .

Voting Your Shares — Beneficial Owners

If your shares of Fexd Common Stock are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Special Meeting, you must get a proxy from the broker, bank or other nominee. Please see “— Attending the Special Meeting” below.

Attending the Special Meeting

Only Fexd Stockholders on the Record Date or their legal proxyholders may attend the Special Meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Fexd’s transfer agent, Continental Stock Transfer & Trust Company.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Fexd’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting, revoke your proxy, and vote via the virtual meeting platform as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Fexd Common Stock, you may call Morrow Sodali, LLC, Fexd’s proxy solicitor, at (800) 662-5200 (toll free) (banks and brokers call (203) 658-9400) or by email at FEXD.info@investor.morrowsodali.com.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Director Election Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal. Under the Fexd Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the Fexd Charter, any holders of Fexd Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two (2) business days prior to the consummation of the Business Combination. If a demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay Fexd’s taxes). For illustrative purposes, based on funds in the Trust Account of $42.6 million on June 30, 2023, the estimated per share redemption price would have been approximately $10.72.

In order to exercise your redemption rights, you must:

•        prior to 5:00 PM Eastern Time on            , 2023 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Fexd Public Shares for cash to Continental Stock Transfer & Trust Company, Fexd’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30 Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

•        in your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Fexd Common Stock; and

•        deliver your Fexd Public Shares either physically or electronically through DTC to Fexd’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Fexd’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Fexd does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Fexd Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Fexd’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Fexd’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Fexd’s transfer agent return the shares (physically or electronically). You may make such request by contacting Fexd’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, Fexd Stockholders should verify the market price of Fexd Common Stock, as they may receive greater proceeds from the sale of their Fexd Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There can be no assurances that you will be able to sell your shares of Fexd Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Fexd Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Fexd Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Entity, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Fexd does not consummate an initial business combination by April 21, 2024, Fexd will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public stockholders and the Fexd Warrants and Fexd Rights will expire worthless.

In connection with the IPO, the Sponsor and Fexd’s officers and directors agreed to waive any redemption rights with respect to any shares of Fexd Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and Fexd’s officers and directors did not receive separate consideration for the waiver.

Appraisal and Dissenting Rights

Fexd Stockholders do not have appraisal rights in connection with the Business Combination or the other proposals.

Proxy Solicitation

Fexd is soliciting proxies on behalf of the Fexd Board. This solicitation is being made by mail but also may be made by telephone, on the Internet or in person. Fexd and its directors, officers and employees may also solicit proxies in person. Fexd will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Fexd will bear the cost of the solicitation.

Fexd has hired Morrow to assist in the proxy solicitation process. Fexd will pay Morrow a fee of $27,000, plus disbursements of its expenses in connection with services relating to the Special Meeting.

Fexd will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Fexd will reimburse them for their reasonable expenses in connection with such efforts.

Stock Ownership

As of the Record Date, the Sponsor Related Parties beneficially own an aggregate of 10.0% of the outstanding shares of Fexd Common Stock. The Sponsor Related Parties have agreed to vote all of their Founder Shares and any Fexd Public Shares acquired by it in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor Related Parties have not acquired any Fexd Public Shares.

THE BUSINESS COMBINATION PROPOSAL

Overview

Holders of Fexd Common Stock are being asked to approve and adopt the Business Combination Agreement and the Business Combination. Fexd Stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, as amended, which is attached as Annex A to this proxy statement/prospectus. Please see the section titled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because Fexd is holding a stockholder vote on the Business Combination, Fexd may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of Fexd Common Stock as of the Record Date for the Special Meeting.

The Business Combination Agreement

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement, as amended, is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Business Combination Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Fexd and/or Afinoz. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement. Any defined terms used in this summary but not defined in this summary shall have the meanings set forth in the applicable Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which may be updated prior to the closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The disclosure schedules do not disclose any information material to an investment decision that is not already disclosed elsewhere in this proxy statement/prospectus.

Business Combination Agreement

General

On September 11, 2022, Fexd, announced that it, Merger Sub, the Members and Member Representative, had entered into the Business Combination Agreement, dated September 9, 2022, pursuant to which, among other things, Afinoz will become as a wholly-owned subsidiary of Fexd. On May 24, 2023, Fexd and Afinoz amended the Business Combination Agreement to remove the requirement that the Rana Agreement be consummated in connection with the Business Combination. On August 16, 2023, Fexd and Afinoz further amended the Business Combination Agreement to make certain changes to the Combined Entity’s board of directors. The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, indemnities and other terms relating to the transactions contemplated thereby, are summarized below. Capitalized terms used but not otherwise defined in the description of the Business Combination Agreement below have the meanings given to them in the Business Combination Agreement. The description below is of the Business Combination Agreement, as amended.

Structure of the Business Combination

(a)     Under the Business Combination Agreement, Fexd will purchase the membership interests of Afinoz, with Afinoz continuing as a wholly-owned direct subsidiary of Fexd (together, with the other transactions related, the “Proposed Afinoz Transactions”).

(b)    Fexd shall pay a combination of $5,000,000 (the “Afinoz Cash Consideration”) and 11,500,000 shares of Class A Common Stock (the “Afinoz Equity Consideration”) for the Afinoz Interests subject to adjustments for Working Capital and Debt, which adjustments shall be secured by an escrow amount equal to $700,000 (the “Afinoz Escrow Amount”).

Afinoz Cash Consideration

At the closing of the Proposed Afinoz Transactions (the “Afinoz Closing”), Fexd shall pay and deliver to: (a) each Member, an amount equal to its Pro Rata Share of the Closing Payment; and (b) Computershare Trust Company, N.A., as escrow agent, the Afinoz Escrow Amount.

Afinoz Equity Consideration

At the Afinoz Closing, the Exchange Agent shall pay to each Member shares of Class A Common Stock equal to such Member’s Pro Rata Share of the Afinoz Equity Consideration.

Afinoz Closing

The Afinoz Closing will occur as promptly as practicable, but in no event later than three Business Days following the satisfaction or waiver of all of the closing conditions.

Afinoz Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations, warranties and covenants of Afinoz and Fexd relating to, among other things, their ability to enter into the Business Combination Agreement and their outstanding capitalization. Afinoz has agreed to customary “no shop” obligations.

Conditions to Afinoz Closing

Mutual

The obligations of Afinoz and Fexd to consummate the Proposed Afinoz Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Afinoz Closing, of the following conditions:

(a)     the Acquiror Proposals have been duly approved and adopted by the requisite affirmative vote of the stockholders of Acquiror;

(b)    no Governmental Authority has enacted acted in such a way as to prohibit the consummation of the Proposed Afinoz Transactions; and

(c)     the shares of Class A Common Stock to be issued in connection with the Proposed Afinoz Transactions shall have been approved for listing on Nasdaq, and immediately following the Closing, Acquiror shall satisfy any applicable listing requirements of Nasdaq and Acquiror shall not have received any notice of non-compliance therewith.

Fexd

The obligations of Fexd to consummate the Proposed Afinoz Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Afinoz Closing of the following additional conditions:

(a)     the representations and warranties of Afinoz contained in the sections titled (i) Organization and Qualification; Subsidiaries, (ii) Capitalization, (iii) Authority Relative to this Business Combination Agreement and (iv) Brokers, are each true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Afinoz

Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Afinoz contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Afinoz Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Afinoz Material Adverse Effect;

(b)    Afinoz, the Members and Member Representative, as applicable, have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by each of them on or prior to the Afinoz Closing;

(c)     the Member Representative has delivered to Acquiror the Afinoz Escrow Agreement, duly executed by the Member Representative;

(d)    Afinoz has delivered to Fexd a customary officer’s certificate, dated the date of the Afinoz Closing, certifying as to the satisfaction of certain conditions;

(e)     no Afinoz Material Adverse Effect has occurred between the date of the Business Combination Agreement and the Closing Date;

(f)     on or prior to the Afinoz Closing, each of the Members shall deliver to Acquiror a properly executed and duly completed Internal Revenue Service Form W-8BEN;

(g)    on or prior to the Afinoz Closing, each of the Members delivered to Acquiror the relevant ‘Tax residency certificate’ or any other similar requirements/certifications or evidences, as mandated under any of the domestic tax laws of their respective jurisdiction or territory, in order to claim the benefits of the India-UAE Double Tax Avoidance Agreement and to establish that no Indian withholding Tax is required to be deducted or withheld from the payment of consideration to such Member;

(h)    Afinoz has delivered to Acquiror the PCAOB Financials required to be delivered under the Business Combination Agreement;

(i)     Afinoz has delivered to Acquiror evidence that it has executed certain regulatory filings with either the free-zone authority in the Sharjah Media City Free-Zone of the United Arab Emirates or the United Arab Emirates Ministry of Economy, as required pursuant to the Business Combination Agreement;

(j)     the Trust Fund contains funds sufficient to pay the Afinoz Cash Consideration, in full; and

(k)    Acquiror has completed its due diligence exercise on Afinoz and its subsidiaries, and Afinoz and its subsidiaries has resolved to Acquiror’s satisfaction any issues arising therefrom, including but not limited to, confirmation that each of the Members, Afinoz and its subsidiaries, have complied with certain conditions set forth in schedules to the Business Combination Agreement.

“Afinoz Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Afinoz or (b) would prevent, materially delay or materially impede the performance by Afinoz of its obligations under the Business Combination Agreement or the consummation of the Proposed Afinoz Transactions; except for any of the following events: (i) changes in interpretation of any Law or GAAP; (ii) events affecting industries or geography in which Afinoz operates; (iii) economic or social downturns; (iv) acts of war, terrorism, pandemics, or other changes in global conditions; (v) natural disasters and acts of God; (vi) actions taken or not taken by Afinoz under the Business Combination Agreement; (vii) Effect attributable to the consummation of the Proposed Afinoz Transactions having a negative effect thereof; (viii) failures in meeting forecasts or milestones or budgets; (ix) actions taken or not, which Fexd requested or to which it consented to, under the Business Combination Agreement, except in cases i-iii where Afinoz is materially disproportionately affected.

Afinoz

The obligations of the Members and the Member Representative to consummate the Proposed Afinoz Transactions are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)     the representations and warranties of Fexd contained in the sections titled (i) Corporation Organization (ii) Capitalization, (iii) Authority Relative to this Agreement and (iv) Brokers, are each true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Acquiror contained in the Business Combination Agreement are true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an Acquiror Material Adverse Effect;

(b)    Fexd has performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Afinoz Closing;

(c)     Fexd has delivered to the Member Representative, the Afinoz Escrow Agreement, duly executed by Fexd; and

(d)    Fexd has delivered to Afinoz a customary officer’s certificate dated the date of the Afinoz Closing, certifying as to the satisfaction of certain conditions.

Termination

The Business Combination Agreement may be terminated and the Proposed Afinoz Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Proposed Afinoz Transactions by the Members and stockholders of Fexd, as follows:

(a)     by mutual written consent of the Fexd and Member Representative;

(b)    by either Fexd or the Member Representative, if: (i) the Closing has not occurred prior to the twelve-month anniversary of the date of the Business Combination Agreement (the “Afinoz Outside Date”), provided that neither party is in breach, and neither party is bringing a legal proceeding for specific performance or other equitable relief under the Business Combination Agreement, and (ii) no Governmental Authority has made the Proposed Afinoz Transactions impossible to consummate; or (iii) any of the Proposals fails to receive the requisite vote for approval at the Acquiror Stockholders’ Meeting;

(c)     by Fexd if: (i) there is a breach of any representation, warranty, covenant or agreement on the part of any Member set forth in the Business Combination Agreement such that the closing conditions with respect to the accuracy of the representations and warranties and the performance of the agreements and covenants of the Members would not be satisfied (“Terminating Member Breach”); provided, however, that Fexd has not waived such Terminating Member Breach and Fexd is not itself in a material breach of its representations, warranties, covenants or agreements; (ii) the PCAOB Financials are not delivered to Fexd by the Member Representative on or before the dates required under the Business Combination Agreement; or (iii) if Afinoz fails to comply with certain conditions of the Business Combination Agreement within thirty days of signing.

(d)    by the Member Representative if there is a breach of any representation, warranty, covenant or agreement on the part of Fexd such that the closing conditions with respect to the accuracy of the representations and warranties and the performance of the agreements and covenants of Fexd would not be satisfied (“Terminating Acquiror Breach”); provided, however, that Afinoz has not waived such Terminating Acquiror Breach and Afinoz is not itself in a material breach of its representations, warranties, covenants or agreements.

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will become void, and there will be no party subject to liability under the Business Combination Agreement except in the case of willful material breach.

Survival and Indemnification

Survival

All of the representations, warranties, covenants and agreements of the parties contained in the Business Combination Agreement or in any other document executed and delivered by in connection with the Proposed Afinoz Transactions, shall survive the Afinoz Closing indefinitely, including the following: (a) Organization; and Qualification; Subsidiaries; (b) Capitalization; (c) Authority Relative to this Agreement (Afinoz); (d) No Conflict; (e) Required Filings and Consents; (f) Labor and Employment Matters; (g) Real Property; Title to Assets; (h) Taxes; (i) Brokers; (j) Authority Relative to this Agreement (Members); (k) Non-Contravention; and (l) Ownership of the Company Membership Interests; Title (collectively, the “Fundamental Representations”). Outside of the Fundamental Representations, the representations and warranties of Fexd shall terminate on two years from the Afinoz Closing.

Indemnification

Each Member has agreed to jointly and severally indemnify and hold harmless the Indemnified Parties of Fexd from and against all losses in respect of: (a) inaccuracy or breach of any representation or warranty of Afinoz or any Member; (b) failure of any Member or the Member Representative to perform, any of its covenants or other agreements; or (c) failure of any Member or the Member Representative to satisfy any condition set forth on the schedules of the Business Combination Agreement. The Members shall not be required, to indemnify Losses for breaches of representations or warranties or until aggregate Losses equal or exceed $600,000, in which case the Members shall be liable for the aggregate amount of all Losses.

Payment

Indemnified Losses shall be subject to payment by the Members within seven Business Days of the applicable demand. Non-payment of Losses may result in the applicable defaulting Members forfeiting shares of Class A Common Stock.

Related Agreements

Lock-Up Agreements

Fexd has entered into the three general forms of lock-up agreements with stockholders and employees of Afinoz. The general terms below apply to all lock-up agreements. The employee-specific terms apply to the Employee Stockholder Lock-Up, Unvested Stock and Protective Covenant Agreement and the Employee Optionholder Lock-Up, Unvested Stock & Protective Covenant Agreement. The employee optionholder-specific terms apply only to the Employee Optionholder Lock-Up, Unvested Stock & Protective Covenant Agreement. Capitalized terms used but not otherwise defined in the description of the lock-up agreements below have the meanings given to them in the applicable form of lock-up agreement.

General Terms

The stockholders and certain employees of Afinoz have agreed not to Transfer any shares of Common Stock beginning on the Effective Time and ending one year after the Effective Time, provided, however, that such restriction shall expire if, 150 days after the Effective Time, the last sale price of Common Stock equals or exceeds $12.00 per share for any twenty trading days within a thirty-trading-day period starting. Furthermore, such stockholders and employees have agreed not to Transfer more than 200,000 Shares during any three-month period until the three-year anniversary of the Effective Time. The lock up restrictions terminate upon the earliest of the five year anniversary of the effective time and the date on which Fexd completes an additional liquidation or merger.

The form of the Stockholder Lock-Up Agreement is filed as Annex E to this proxy statement/prospectus and the foregoing description thereof is qualified in its entirety by reference to the full text of the Stockholder Lock-Up Agreement.

Employee Stockholder-Specific Terms

The lock-up agreements of certain employees of Afinoz also contain restrictive covenants regarding confidentiality, conflicts of interest, non-competition, non-solicitation, non-inducement and non-interference during a Restricted Period commencing on the Effective Time and ending on the later to occur of (a) the fifth anniversary of the Effective Time and (b) the second anniversary of the date on which the employee’s employment with Fexd and its subsidiaries terminates for any reason. The employee also agrees that 80% of his or her Fexd stock issued in connection with the Business Combination will be vest on the following schedule: (a) up to 25%, twelve months from Effective Time; (b) up to 50%, twenty four months from Effective Time; (c) up to 75%, thirty months from Effective Time; and (d) 100%, thirty six months from Effective Time. If the employee is terminated or terminates his or her employment with Fexd any unvested stock is forfeited.

The form of the Employee Stockholder Lock-Up, Unvested Stock and Protective Covenant Agreement is filed as Annex F to this proxy statement/prospectus and the foregoing description thereof is qualified in its entirety by reference to the full text of the Employee Stockholder Lock-Up, Unvested Stock and Protective Covenant Agreement.

Employee Optionholder-Specific Terms

The lock-up agreements of the optionholder employees of Afinoz (“Employee Optionholders”) provide that Afinoz options outstanding prior to the Closing will convert into unvested shares of our Common Stock at Closing. 100% of the resulting Unvested Stock shall be eligible to vest on the following schedule: (a) up to 25%, twelve months from Effective Time; (b) up to 50%, twenty-four months from Effective Time; (c) up to 75%, thirty months from Effective Time; and (d) 100%, thirty six months from Effective Time. If the Employee Optionholder is terminated or terminates the Employee Optionholder’s employment with Fexd and its subsidiaries before the stock has vested, then such unvested stock will be automatically forfeited upon termination.

The form of the Employee Optionholder Lock-Up, Unvested Stock & Protective Covenant Agreement is filed as Annex G to this proxy statement/prospectus and the foregoing description thereof is qualified in its entirety by reference to the full text of the Employee Optionholder Lock-Up, Unvested Stock & Protective Covenant Agreement.

Background of the Business Combination

Upon the consummation of the IPO, Fexd management commenced an active search for prospective businesses to acquire in its initial business combination. This search was aided by the many professional relationships and network connections of the management team, the Sponsor, and Fexd’s business affiliates. Representatives of Fexd were contacted and representatives of Fexd were approached by several individuals, financial advisors, and other entities who offered to present ideas for business combination opportunities.

During its search process, Fexd formally evaluated approximately eighteen (18) business combination opportunities across a broad range of sectors, including, among others, financial services, payments, lending, e-commerce, and digital banking. During Fexd’s search for a business combination target, the Chief Executive Officer of Fexd kept members of the Fexd Board apprised of the details of such business combination opportunities, including overviews of the businesses, their target sectors, the material discussions with such companies, and the status thereof.

Between October 26, 2021 and February 28, 2022, Fexd management selected the following 12 potential targets from a list of 40 potential targets:

•        Indiev, Inc.

•        Rana Financial, Inc.

•        iPay88

•        Positive Reliance Sdn Bhd

•        Enovabancorp Limited

•        Above and Beyond — Business Tools and Services for Entrepreneurs, Inc.

•        Mobitech International LLC

•        Stably Corporation

•        De Tomaso Automobili

•        Manhattan West

•        Paykii

•        Oriente

As part of the evaluation process, Fexd executed non-disclosure agreements with all twelve (12) potential target businesses and entered into substantive discussions with several of these potential target businesses, substantial stockholders thereof, and/or transaction intermediaries. Among the potential targets, with which Fexd had substantive talks, Fexd executed three (3) letters of intent.

The first potential target that Fexd executed a letter of intent with was iPay88 Sdn Bhd., an online payment gateway company (“Company A”) with a presence in five South Asian countries and primary operations in Malaysia. The second letter of intent was issued to Rana Financial, LLC, and the third letter of intent was issued to Mobitech International LLC.

On October 22, 2021, after closing the IPO, Fexd’s CEO Dr. Saiful Khandaker received an email introduction from Concord Ventures, a Seattle-based venture capital company. Immediately, an online meeting was coordinated where Dr. Saiful Khandaker, Michael Tomczyk, Salim Dada, Nicola Jones, and Ayub Dada discussed Fexd’s criteria for target acquisition. Concord Ventures presented four different targets for acquisition. Fexd expressed an interest to explore one of these companies: Company A.

On October 26, 2021, Fexd received the pitch deck from Company A. On October 27, Fexd held a board meeting where Company A’s pitch deck was presented to the board, which discussed the merit of a Company A acquisition.

On November 11, 2021, an online meeting was conducted attended by representatives from Concord, Company A, and Fexd to discuss more details about Company A’s business plan, strategy, and financials. Participants included Salim Dada, Nicola Jones, Chan Kok Long, Lim Kok, Chong Lee, Dr. Saiful Khandaker, Mubasshir Karim, and Michael Tomczyk.

On November 17, 2021, Concord Ventures presented four targets from Indonesia to Fexd management. These companies served consumers and businesses in wealth tech, online buying/selling Gold, and mobile payments. Salim Dada, Nicola Jones, Ayub Dada, Mubasshir Karim, Michael Tomczyk, and Dr. Saiful Khandaker attended the online meeting.

On November 25, 2021, Fexd management presented an updated Company A pitch deck to Fexd board members. Robin Meister, Lynn Perkins, Michael, Tomczyk, Jenny Junkeer, Mubasshir Karim, and Dr. Saiful Khandaker attended the meeting.

From December 10, 2021 to January 10, 2022, Fexd management attended online meetings with several targets for evaluation. Michael Tomczyk, Mubasshir Karim, Jenny Junkeer, Larry Liu, and Dr. Saiful Khandaker participated in all these meetings from the Fexd side. Over 20 private companies were pitched to Fexd in these meetings.

After reviewing all the potential targets, Fexd management and board of directors agreed to issue a letter of intent (LOI) to Company A on January 23, 2022. Two separate letters of intent were issued to Company A. The first LOI would value all outstanding shares of capital stock of Company A following the closing of the Transaction at an aggregate amount equal to $220 million. The Transaction would be structured in a manner so that Fexd is organized in another jurisdiction that is tax efficient and results in a governance structure that is typical for this type of transaction.

On February 2, 2022, Fexd management learned that Company A’s majority owner, a company in Japan (“Company C”) , needed more time to decide on the sale of Company A. Fexd management did not agree to wait since this would have delayed the acquisition beyond the expected timeline.

On February 4, 2022, Fexd management conducted an online meeting with Rana. Rana was introduced to Fexd through an industry contact named Rolando Polanco. The business meeting between Rana Financial and Fexd were attended by Dr. Saiful Khandaker, Michael Tomczyk, Mubasshir Karim, Rolindo Freitas, Rolando Polanco, Jose De Lemos, Mathues Freire, and David Kretzmer.

On February 11, 2022, the Rana management team visited the Fexd office in Collegeville, PA. Dr. Saiful Khandaker, Michael Tomczyk, Mubasshir Karim, Rolindo Freitas, Rolando Polanco, Jose De Lemos, Matheus Freire, and David Kretzmer, spent a few hours in the office and discussed the merger and plans for making Fexd a successful Fintech. The meeting ended with a group dinner at PF Chang’s restaurant. Both management teams agreed to merge the company and work toward building a formidable Fintech organization within a short time.

On February 23, 2022, Fexd management received audited financials of Rana as well as five-year forecasts. An online meeting was setup to step through the Rana business plan, financials, and projections.

On March 6, 2022, Fexd management held a board meeting where issuing an LOI to Rana was discussed. Robin Meister, Lynn Perkins, Michael Tomczyk, Mubasshir Karim, and Dr. Saiful Khandaker attended the meeting. All unanimously agreed to issue an LOI to Rana.

On March 11, 2022, Fexd executed an LOI to acquire Rana Financial, LLC, for $93 million. Since Rana’s enterprise value was $93 million, Fexd management decided to make another acquisition so that the total enterprise value would meet or exceed the requirements of the SPAC.

On March 15, 2022, Fexd management held an introductory meeting with Mobitech International LLC (Afinoz). Afinoz investor Ritesh Suneja was introduced to Dr. Saiful Khandaker by a New York hedge fund named GEM Investments America, LLC.

On March 18, 2022, an online video meeting was organized to review the pitch deck of Afinoz and meet the Afinoz management team in India. Dr. Saiful Khandaker, Michael Tomczyk, Mubasshir Karim, Ritesh Suneja, Pankaj Satija, Anik Agwarwal, and Rachna Suneja attended the meeting. A long and deeper discussion took place to understand the business plan, strategies, and financials of Afinoz.

On March 21, 2022, Fexd management received several proposals for fairness opinions from Maxim Group, Valcor Advisors, and Houlihan Capital.

Several meetings were conducted between March 22, 2022, and April 10, 2022, between Fexd and Afinoz management teams. Both teams agreed that combining the business would benefit both companies. All these meetings were attended by Dr. Saiful Khandaker, Michael Tomczyk, Mubasshir Karim, Ritesh Suneja, Pankaj Satija, Rachna Suneja, and Ankit Agarwal.

On April 18, 2022, Fexd management received the valuation proposal from Afinoz. A $220 million valuation was proposed by Afinoz. Afinoz management expressed that they had a term sheet for Series A funding from investors at a $180 million valuation. Since Afinoz would sell 100% to Fexd, they asked for a $220 million valuation. Fexd management rejected the $220 million valuation and asked Afinoz to reconsider the valuation and offered a counter valuation of $78 million.

On April 23, 2022, Fexd received a counter proposal from Afinoz for a $178 valuation. Fexd management rejected the offer and made a counteroffer of an $88 million valuation. Afinoz came back with $140 million as the final offer.

On April 26, 2022, Fexd management and board had a meeting to discuss the valuation of Afinoz. Fexd management and board members agreed to do the transaction for $120 million as our final offer. Robin Meister, Lynn Perkins, Michael Tomczyk, Mubasshir Karim, and Dr. Saiful Khandaker attended the meeting.

On April 28, 2022, Fexd management and the Afinoz management team met to finalize the transaction. Fexd made the point that $120 million would be the final acquisition price. Afinoz agreed to accept the LOI. Dr. Saiful Khandaker, Michael Tomczyk, Mubasshir Karim, Ritesh Suneja, Pankaj Satija, Rachna Suneja, and Ankit Agarwal attended the meeting.

On May 4, 2022, an LOI was executed between Fexd and Afinoz for Fexd to acquire 100% of Afinoz.

On May 15, 2023, Fexd entered into a consulting agreement with Ritscapital Inc., the consulting company owned by Ritesh Suneja, the future Chief Financial Officer and Director of the Combined Entity, to provide accounting, audit, pro forma financial, and other financial and accounting support in connection with the preparation of this proxy statement/prospectus and registration statement on Form S-4. Ritscapital Inc. is also a member of Afinoz. The consulting agreement provides for payment of $16,000 per month and terminates automatically upon closing of the Business Combination.

On June 1, 2022, we discussed with legal representative of Hughes Hubbard & Reed LLP (“HHR”) the drafting and negotiation of the business combination agreements for Mobitech and Rana. Dr. Saiful Khandaker, Michael Tomczyk, Mubasshir Karim, and attorneys from HHR attended the meeting.

On June 15, 2022, through June 22, 2022, Fexd management and attorneys from HHR had various meetings to discuss business combination agreements, tax matters, and ESOP of Afinoz.

On July 6, 2022, Fexd management received an employee compensation and board compensation benchmark study conducted by Willis Towers Watson (“WTW”). Dr. Saiful Khandaker, Michael Tomczyk, Mubasshir Karim, Scott Oberstaedt attended the meeting.

On July 12, 2022, Fexd management presented the employee compensation and board compensation benchmark report to the Fexd board. Dr. Saiful Khandaker, Michael Tomczyk, Mubasshir Karim, Scott Oberstaedt, Robin Meister, and Lynn Perkins attended the meeting.

On August 9, 2022, Fexd management engaged Fox Mandal Solicitors & Advocates in India to conduct due diligence on Afinoz; On August 24, 2022, Fexd management engaged Stephenson Harwood Middle East LLP to conduct due diligence on Mobitech International LLC.

Between August 18, 2022, and August 27, 2022, Fexd management sent Employee Lockup and Shareholder Lockup agreements to Rana management and the Afinoz management team. There were several meetings with Rana management and Afinoz management about Employee and Shareholder lock-up agreements. Dr. Saiful Khandaker, David Kretzmer, attorneys from HHR, Rolando Polanco, Matheus Freire, Rabiul Karim, Pankaj Satija, Ankit Agarwal, Rachna Suneja, and Jose Delamos attended.

Between August 27, 2022, and September 1, 2022, Fexd management sent final drafts of the business combination agreements to Rana management and the Afinoz management team. There were several meetings with Rana management and Afinoz management about the respective business combination agreements, attended by Dr. Saiful Khandaker, David Kretzmer, Rolando Polanco, Matheus Freire, Rabiul Karim, Pankaj Satija, Ankit Agarwal, Rachna Suneja, and Jose Delamos and attorneys from HHR.

On September 9, 2022, Fexd management, attorneys from HHR, and Houlihan Capital presented the summary of both business combination agreements to the Fexd board for approval. The Fexd board unanimously approved both the merger and acquisition. Dr. Saiful Khandaker, Michael Tomczyk, Mubasshir Karim, Robin Meister, Lynn Perkins, attorneys from HHR, a representative from Houlihan Capital and Daniel Sill attended.

Fexd management, Rana management, and Afinoz management executed both Business Combination Agreement and the ancillary agreements.

On November 2, 2022, Fexd management, representatives from Houlihan capital, and attorneys from HHR met to discuss the projections included in Rana Financial’s valuation report. The valuation report assumed the projection first year was 2022, whereas Rana’s management implied that “first year” referred to 2023. Houlihan Capital agreed to revise the valuation report.

On November 21, 2022, Fexd management gave Rana Financial and Mobitech Financial’s 2020 and 2021 audited financials to DLA CPA for financial proforma and reporting for the proxy statement/prospectus. DLA CPA recommended changes to the audited financials as required for SEC regulations. Some formatting issues were in the audit, and consolidation/foreign currency clarity was recommended. Dr. Saiful Khandaker, Rolando Polanco, Jose Perdomo, and representatives from DLA CPA participated.

On December 2, 2022, Fexd management received an updated Rana financial valuation report from Houlihan Capital.

On December 5, 2022, DLA CPA requested a valuation analysis for Rana Financial. Fexd’s management had a meeting with Houlihan Capital about the valuation breakdown. Saiful Khandaker, a representative from DLA CPA, and a representative from Houlihan Capital attended the meeting.

On January 6, 2023, Fexd’s management received from Houlihan Capital a revised valuation and price allocation analysis for Rana.

On January 13, 2023, Fexd management received Mobitech’s Q3, 2022 auditor-reviewed financials.

On January 26, 2023, Houlihan Capital presented the updated valuation report of Rana to the Fexd Board. Dr. Saiful Khandaker, Robin Meister, Lynn Perkins, Mubasshir Karim, Michael Tomczyk, and representatives from Houlihan Capital attended the meeting. The Fexd Board voted to accept the updated valuation report and reaffirmed the terms of the Rana transaction.

On May 12, 2023, Fexd terminated the Rana Agreement pursuant to Section 9.01(h) of the Rana Agreement, which provided for a termination if certain required financial statements were not timely delivered. On May 24, 2023, Fexd and Afinoz amended the Business Combination Agreement to remove the requirement that the Rana Agreement be consummated in connection with the Business Combination.

On May 13, 2023, Fexd signed a letter of agreement with Mobitech regarding the termination of Rana agreement. The members and the member representative of Mobitech confirmed that consumption of the Rana Agreement was not a condition precedent to Mobitech obligations under the Mobitech Agreement and that the Termination did not grant Mobitech any right to terminate the Mobitech agreement.

On May 24, 2023, Fexd and Mobitech signed the First Amendment to the Business Combination Agreement. The first amendment primarily addressed the Rana Termination and related changes to the Business Combination Agreement. The Board of Directors of the Combined Entity was updated to reflect the new board without anyone participating from Rana.

On July 3, 2023, Rana filed a claim for injunctive and declaratory relief, among other things, in the Court of Chancery of the State of Delaware, requesting that the Court invalidate the termination by Fexd of the Rana Agreement, require specific performance by Fexd of its obligations under the Rana Agreement, deliver to Rana certain requested financial information, and in the alternative, provide monetary damages. The dispute arises out of whether Fexd properly exercised its right to terminate the Rana Agreement.

On July 26, 2023, Fexd filed an Answer, Defenses and Verified Counterclaims against Rana, seeking an order that Fexd lawfully terminated the Rana Business Combination Agreement and is entitled to damages for Rana’s breach of contract. On September 30, 2023, the Company and Rana entered into the Rana Settlement Agreement to resolve the lawsuit. Pursuant to the Rana Settlement Agreement, the Company agreed to deliver 2,600,000 (Two Million Six Hundred Thousand) shares of the Company to Rana as soon as its registration statement on Form S-1 is declared effective following the consummation of its initial Business Combination or by no later than April 21, 2024, whichever occurs first. The Company is currently in the process of assessing the accounting treatment related to this settlement agreement.

On August 16, 2023, Fexd and Afinoz entered into the Second Amendment to the Business Combination Agreement making changes to the Combined Entity’s board of directors. There is no formal or informal commitment to retain the financial advisors after the merger. Mubasshir Karim and Michael Tomczyk may join as employees of the Combined Entity in the future depending on financial conditions and business plans.

Fairness Opinion of Houlihan

At the Fexd Board meeting on September 9, 2022, to evaluate and approve the Business Combination, Houlihan delivered an oral opinion in respect of each of and the Business Combination, which oral opinion was confirmed by delivery of written opinion dated September 8, 2022 addressed to the Fexd Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions, conditions and limitations set forth in the opinion, the consideration to be paid by Fexd pursuant to each of the Business Combination Agreement in the Business Combination was fair, from a financial point of view, to Fexd. Houlihan then provided an updated fairness opinion in respect of dated as of November 28, 2022, addressed to the Fexd Board to the effect that, as of the date of the opinion, based upon and subject to the additional assumptions, conditions and limitations set forth in the opinion, the consideration to be paid by Fexd pursuant to the Business Combination Agreement was fair, from a financial point of view, to Fexd.

The full text of Houlihan’s written opinions in respect of the Business Combination dated September 8, 2022, and in respect of dated November 28, 2022, each of which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion (which are also summarized herein), is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference. Houlihan’s opinion was provided for the use and benefit of the Fexd Board (in its capacity as such and not in any other capacity) in its evaluation of the Business Combination and the Business Combination Agreement (and, in its engagement letter, Houlihan provided its consent to the inclusion of the text of its opinion as part of this proxy statement/prospectus). Houlihan’s opinion is limited solely to the fairness, from a financial point of view, of the consideration to be paid by Fexd pursuant to the Business Combination Agreement and do not address Afinoz’s underlying business decision to enter into the Business Combination Agreement, effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to Fexd. Houlihan’s opinion does not constitute a recommendation as to how any Fexd Stockholder should vote or act with respect to the Business Combination or any other matter. Houlihan’s fairness opinion was approved by a Houlihan fairness opinion committee.

In arriving at its opinion, Houlihan, among other things:

•        reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Afinoz furnished to Houlihan by Fexd;

•        reviewed certain internal information relating to expenses expected to result from the Business Combination;

•        conducted discussions with members of management of Fexd concerning the information described in the foregoing, as well as the business and prospects of Afinoz;

•        reviewed the financial terms of certain other transactions that Houlihan deemed relevant;

•        reviewed the executed Business Combination Agreement, dated September 9, 2022 and the executed Rana Business Combination Agreement; and

•        conducted such other financial studies and analyses and took into account such other information as Houlihan deemed appropriate.

In connection with its review, Houlihan, with the consent of the Fexd Board, relied on the information supplied to, discussed with or reviewed by it for the purpose of its opinion being complete and accurate in all material respects. Houlihan did not assume any responsibility for independent verification of any such information. With the consent of the Fexd Board, Houlihan relied upon, without independent verification, the assessment of Fexd and its legal, tax, regulatory, and accounting advisors with respect to legal, tax, regulatory, and accounting matters. With respect to the financial forecasts and other information relating to Afinoz, Houlihan assumed, at the Fexd Board’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Fexd as to the future performance of Afinoz. In addition, Houlihan relied, with the Fexd Board’s consent, on the assessments of the management of Fexd as to Fexd’s ability to retain key employees of Afinoz. Houlihan expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with the Fexd Board’s consent, Houlihan did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Afinoz or Fexd, nor was Houlihan furnished with any such evaluation or appraisal.

Houlihan’s opinion did not address Fexd’s underlying business decision to enter into the Business Combination Agreement and to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to Fexd and does not address any legal, regulatory, tax, or accounting matters. At the direction of the Fexd Board, Houlihan was not asked, nor did it offer, any opinion as to any terms of the Business Combination Agreement or any aspect or implication of the Business Combination, except for the fairness of the consideration from a financial point of view to Fexd. With the Fexd Board’s consent, Houlihan expressed no opinion as to what the value of the shares of Class A Common Stock actually will be when issued pursuant to the Business Combination Agreement or the prices at which Class A Common Stock or any other securities of the Combined Entity may trade at any time. Houlihan did not express any opinion as to fair value or the solvency of the Combined Entity following the closing of the Business Combination. In rendering its opinion for the Business Combination, Houlihan assumed, with the Fexd Board’s consent, that the final executed form of the Business Combination Agreement would not differ in any material respect from the applicable draft that it reviewed. Houlihan also assumed, with the Fexd Board’s consent, that the Business Combination would be consummated in accordance with the terms of the applicable Business Combination Agreement without any waiver or modification that could be material to Houlihan’s analysis, and that the parties to each Business Combination Agreement would comply with all the material terms of the applicable Business Combination Agreement. Houlihan assumed, with the Fexd Board’s consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Business Combination would be obtained except to the extent that could not be material to its analysis. Houlihan also was not requested to, and did not, participate in the structuring or negotiation of the Business Combination. Except as described in this summary, the Fexd Board imposed no other instructions or limitations on Houlihan with respect to the investigations made or procedures followed by Houlihan in rendering its opinion.

Houlihan’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Houlihan as of, the date of the applicable opinion, and Houlihan assumed no responsibility to update the opinion for developments after the date of the opinion.

Houlihan’s opinion did not address the fairness of the Business Combination or any aspect or implication of the Business Combination to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Fexd. In addition, Houlihan did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to either Business Combination, or any class of such persons, relative to the consideration or otherwise.

The following is a summary of the material financial analyses presented by Houlihan to the Fexd Board at its meeting held on September 9, 2022, in connection with its opinion regarding the Business Combination.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Houlihan’s analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Houlihan’s analyses.

Fairness Opinion of Houlihan Capital — Afinoz

Valuation Overview

In arriving at its fairness opinion for the Business Combination, Houlihan Capital compared the total consideration proposed in the Business Combination Agreement of $120.0 million (cash consideration of $5.0 million plus stock consideration valued at $115.0 million) with a range of value for Afinoz generated by discounted cash flow analysis. Houlihan Capital noted that the contemplated consideration was within the value range.

Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow, discounted at a rate reflecting risks inherent in such cash flows. Houlihan Capital utilized a financial forecast provided by Fexd’s management for calendar years 2022 through 2027, which is summarized in the table below. For purposes of these projections, cost of revenue was zero, and operating expenses were lumped together to affect net income:

($in millions)
	Projected Period
	2022	2023	2024	2025	2026	2027
TOTAL NET REVENUE	$0.8	$4.0	$23.2	$73.2	$180.7	$392.9
Revenue Growth %	44.7%	437.3%	476.0%	215.4%	146.7%	117.5%
TOTAL COST OF REVENUE	$—	$—	$—	$—	$—	$—
GROSS PROFIT	$0.8	$4.0	$23.2	$73.2	$180.7	$392.9
Gross Profit Margin %	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Total Operating Expenses	$0.9	$3.6	$16.5	$36.5	$71.8	$128.5
INCOME FROM OPERATIONS	$(0.2)	$0.4	$6.7	$36.7	$108.9	$264.3
Operating Income Margin %	(24.5)%	9.5%	29.0%	50.1%	60.3%	67.3%
Depreciation Expense	$0.0	$0.2	$0.9	$2.3	$4.9	$8.9
Interest Expense (Income)	—	(0.4)	(1.1)	(1.6)	(1.2)	(0.5)
INCOME BEFORE TAXES (EBT)	$(0.2)	$0.6	$6.9	$36.0	$105.1	$255.9
Income Tax Expense	—	—	—	3.4	16.7	46.1
NET INCOME	$(0.2)	$0.6	$6.9	$32.6	$88.4	$209.9
Net Income Margin %	(29.9)%	14.5%	29.8%	44.5%	48.9%	53.4%
EBITDA	$(0.2)	$0.4	$6.7	$36.7	$108.9	$264.3
EBITDA Margin %	(24.5)%	9.5%	29.0%	50.1%	60.3%	67.3%

Houlihan Capital calculated the present value of Afinoz’s projected future free cash flows over this discrete period using a discount rate of 60.0%. As Afinoz is an early-stage company, this discount rate was determined primarily by reference to various studies on surveyed required rates of return to private equity and venture capital investment.

At the end of 2027, Houlihan Capital estimated a terminal value for Afinoz using an EBITDA multiple of 4.5x. Houlihan Capital’s selection of this terminal multiple was partially informed by analysis involving a selected reference group of public companies, including observations on LTM and forward EBITDA multiples. The publicly traded companies analyzed were as follows:

Company Name	Ticker	Enterprise Value/LTM EBITDA	Enterprise Value/2022 EBITDA	Enterprise Value/2023 EBITDA
360 DigiTech, Inc.	NASDAQGS:QFIN	0.8x	1.9x	1.5x
Capital India Finance Limited	BSE:530879	28.1x	N/A	N/A
Ceejay Finance Limited	BSE:530789	5.9x	N/A	N/A
Comfort Fincap Limited	BSE:535267	10.1x	N/A	N/A
Elevate Credit, Inc.	NYSE:ELVT	42.3x	22.1x	6.5x
FinVolution Group	NYSE:FINV	0.6x	1.3x	1.1x
International Personal Finance plc	LSE:IPF	5.1x	N/A	N/A
LendingClub Corporation	NYSE:LC	2.6x	N/A	N/A
LendingTree, Inc.	NASDAQGS:TREE	20.7x	13.1x	9.7x
LexinFintech Holdings Ltd.	NASDAQGS:LX	7.0x	8.4x	4.5x
Lufax Holding Ltd	NYSE:LU	1.3x	1.6x	N/A
Medallion Financial Corp.	NASDAQGS:MFIN	14.9x	N/A	N/A
Pintec Technology Holdings Limited	NASDAQGM:PT	N/A	N/A	N/A
Regency Fincorp Limited	BSE:540175	14.6x	N/A	N/A
Regional Management Corp.	NYSE:RM	8.4x	N/A	N/A
Upstart Holdings, Inc.	NASDAQGS:UPST	19.6x	29.1x	16.7x
World Acceptance Corporation	NASDAQGS:WRLD	11.3x	N/A	N/A

The terminal value was also discounted to present using a 60.0% discount rate.

After performing a series of sensitivity analyses to measure the impact of changes in the underlying assumptions and inputs to the discounted cash flow analysis, including the impact of changes to the discount rate and terminal multiple, Houlihan Capital calculated an equity value range for Afinoz between approximately $116.4 million and approximately $163.9 million.

Fexd Board’s Reasons for the Approval of the Business Combination

The Fexd Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Fexd Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Fexd Board may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Fexd Board reviewed a summary of the results of the due diligence conducted by its management, and Fexd’s advisors. The due diligence conducted by Fexd’s management and advisors included:

•        meetings and calls with the management team and advisors of Afinoz (including their independent auditors) regarding, among other things, operations, plans and forecasts;

•        review of material contracts and other material matters;

•        financial, tax, legal, insurance, accounting, operational, business and other due diligence;

•        consultation with Afinoz’s management and their legal counsel and financial advisors;

•        review of historical financial performance of Afinoz (including audited and unaudited financials) and management projections regarding Afinoz’s users and potential market growth; and

•        financial and valuation analyses of Afinoz and the Business Combination including the fairness opinion received from Houlihan.

The Fexd Board determined that pursuing a potential business combination with Afinoz would be an attractive opportunity for Fexd and its stockholders for a number of reasons, including, but not limited to, the following:

•        the fintech sector is well-positioned for growth, especially in emerging markets, given that 1.5 billion adults globally are still unbanked;

•        the fintech market of India is considered to be one of the premier fintech markets globally and is expected to reach $1 trillion by 2023, according to industry experts; and

•        the digital lending market in India is expected to reach $515 billion by 2023, up from $38.2 billion in 2021, according to industry experts.

In addition, based on its review of the industry data and the operational, financial and other relevant information related to Afinoz’s businesses provided by Afinoz and presented to the Fexd Board, the factors considered by the Fexd Board included, but were not limited to, the following:

•        the belief that Afinoz have sustainable competitive advantages with respect to its respective platform;

•        that Afinoz have the opportunity to grow successfully;

•        if Afinoz is successful in maintaining their existing users and attracting new users, they will be able to increase their revenues; and

•        that Afinoz can be acquired at an attractive valuation to maximize potential returns to Fexd Stockholders.

In the course of its deliberations, in addition to the various other risks associated with the businesses of Afinoz, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the Fexd Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

•        Afinoz’s Data Privacy.    Afinoz will need to significantly expand their IT and compliance resources to ensure compliance with all IT and data privacy laws. A failure to be in compliance with all IT and data privacy laws could subject it to large potential fines and other litigation.

•        Patent and Other IP Risks.    Afinoz could be subject to litigation from patent holders alleging that its respective platform violates their patents and could be required to recreate its respective platform or open up its software to public use, all at substantial cost and delay.

•        Management Team.    Afinoz’s executives operate in different countries, and different jurisdictions within those countries, each with different legal frameworks, which different legal frameworks may or may not be in the best interest of Afinoz and which may impact the enforceability of restrictive covenants.

•        Readiness to be a Public Company.    As Afinoz has not previously been a public company and their senior executives have not previously been senior executives of a public company, Afinoz may not have all the different types of employees necessary for them to timely and accurately prepare financial statements and reports for filing with the SEC. Afinoz will be required to significantly expand its financial operations and there is a risk that Afinoz will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to their failure to have hired these people in advance of Closing. In addition, as Afinoz increases its presence into additional countries, its compliance infrastructure more generally may not be able to keep pace with the increased compliance risks presented by rapid growth.

•        Liquidation.    The risks and costs to Fexd if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Fexd being unable to effect a business combination within the completion window which would require Fexd to liquidate.

•        Fexd Stockholder Vote and Other Actions.    Fexd Stockholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing, including to vote down the Proposals at the Special Meeting or redeem their shares of Fexd Class A Common Stock.

•        Closing Conditions.    Completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Fexd’s control.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Redemptions.    The risk that holders of Fexd Public Shares would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

•        Trading Exchange Listing.    The potential inability to maintain the listing of the Combined Entity’s securities on the trading market following the Closing.

•        Valuation.    The risk that the Fexd Board may not have properly valued Afinoz’s business.

•        Distraction to Operations.    The risk that the potential diversion of Afinoz’s management and employee attention as a result of the Business Combination may adversely affect Afinoz’s operations.

In addition to considering the factors described above, the Fexd Board also considered that:

•        Interests of Certain Persons.    The Sponsor Related Parties and certain officers and directors of Fexd (and certain of their family members) may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Fexd’s stockholders (see the section entitled “The Business Combination Proposal — Interests of the Sponsor Related Parties and Fexd’s Officers and Directors in the Business Combination”).

After considering the foregoing, the Fexd Board concluded, in its business judgment, that the potential benefits to Fexd and its stockholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Satisfaction of 80% Test

It is a requirement under the Fexd Charter and Nasdaq listing requirements that the business or assets acquired in Fexd’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for its initial business combination.

As of September 9, 2022, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $113 million (excluding approximately $3.7 million of deferred underwriting commissions due to EF Hutton and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $90.4 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Fexd Board looked at the pre-transaction enterprise value of Afinoz of approximately $120 million. In determining whether the enterprise value described above represents the fair market value of Afinoz, the Fexd Board considered all of the factors described above in this section and the fact that the purchase price for Afinoz was the result of an arm’s length negotiations with the targets. As a result, the Fexd Board concluded that the fair market value of the businesses to be acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account). In light of the financial background and experience of the members of Fexd’s management team and the Fexd Board, the Fexd Board believes that the members of its management team and the Fexd Board are qualified to determine whether the Business Combination meets the 80% asset test.

Interests of the Sponsor Related Parties and Fexd’s Officers and Directors in the Business Combination

When you consider the recommendation of the Fexd Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that the Sponsor Related Parties and Fexd’s officers and directors have interests in the Business Combination that are different from or in addition to (and may conflict with), your interests as a Fexd Stockholder. These interests include, among other things:

•        the Fexd Charter provides that the doctrine of corporate opportunity will not apply with respect to Fexd or any of its officers, directors or affiliates in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the Fexd Charter. In the course of their other business activities, Fexd’s officers and directors may have, or may become aware of, other investments or business opportunities which may be appropriate for presentation to Fexd as well as the other entities with which they are affiliated. Fexd’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before Fexd is presented with it. Fexd does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        the 3,900,250 Fexd Placement Warrants and the 2,300,000 Extension Warrants purchased by the Sponsor for approximately $6.2 million, in the aggregate, will be worthless if a business combination is not consummated by April 21, 2024;

•        the Sponsor has agreed that the Fexd Placement Warrants will not be sold or transferred by it until 30 days after Fexd has completed a business combination, subject to limited exceptions;

•        the fact that the Sponsor paid $25,000, or approximately $0.009 per share, for the Founder Shares (of which the Sponsor Related Parties currently hold 2,580,000), which Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $27.3 million, based on the closing price of Fexd Class A Common Stock on September 15, 2023 of $10.60, and that such shares will be worthless if a business combination is not consummated and that the Sponsor Related Parties can earn a positive rate of return on their investment even if Fexd’s public stockholders experience a negative return following the consummation of the Business Combination;

•        the fact that the Sponsor Related Parties have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if the Trust Account is liquidated, including in the event Fexd is unable to complete an initial business combination by April 21, 2024, the Sponsor has agreed to indemnify Fexd to ensure that the proceeds in the Trust Account are not reduced below at least $10.10 per Fexd Public Share by the claims of prospective target businesses with which Fexd entered into an acquisition agreement or claims of any third-party for services rendered or products sold to Fexd, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that the Sponsor and its affiliates have made outstanding loans to Fexd in the aggregate amount of approximately $900,100 as of August 21, 2023, and Sponsor related parties made additional loans equal to $250,000 as of August 22, 2023, which amounts Fexd will be unable to repay to such parties to the extent that the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

•        [•], [•] and [•], who are current Fexd officers and directors, are expected to serve as officers or directors of the Combined Entity after the closing of the business combination. As such, in the future they may receive cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors;

•        the fact that Fexd’s independent directors own an aggregate of 30,000 Founder Shares, and Fexd’s CFO and director owns 15,000 Founder Shares, all of which were transferred by the Sponsor at $0.009 per share, which if unrestricted and freely tradeable would be valued at approximately $0.5 million, based on the closing price of Fexd Class A Common Stock on September 15, 2023 of $10.60, and that such shares will be worthless if a business combination is not consummated; and

•        the fact that Fexd’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Business Combination Agreement.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Fintech Ecosystem Development Corp has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the Mobitech International LLC equity holders having a relative majority of the voting power of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Mobitech International LLC with the acquisition being treated as the equivalent of Mobitech International LLC issuing stock for the net assets of Fintech Ecosystem Development Corp, accompanied by a recapitalization. The net assets of Fintech Ecosystem Development Corp will be stated at historical cost, with no goodwill or other intangible assets recorded.

Potential Purchases or Arrangements With Respect to Fexd Public Shares

At any time at or prior to the Business Combination, subject to applicable securities laws, the Sponsor Related Parties or Fexd’s and/or Afinoz’s respective directors, officers, advisors or respective affiliates may (1) purchase Fexd Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Proposals, or elect to redeem, or indicate an intention to redeem, Fexd Public Shares, (2) execute agreements to purchase such shares from such investors in the future, or (3) enter into transactions with such investors and others to provide them with incentives to acquire Fexd Public Shares, vote their Fexd Public Shares in favor of the Proposals or not redeem their Fexd Public Shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of Fexd Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that any Sponsor Related Parties or Fexd’s or Afinoz’s respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (1) increase the likelihood of approving the Proposals and (2) limit the number of Fexd Public Shares electing to redeem.

Entering into any such arrangements may have a depressive effect on the price of Fexd Common Stock prior to consummation of the Business Combination, or the Combined Entity Common Stock following consummation of the Business Combination (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals and would likely increase the chances that the Proposals would be approved. In addition, if such purchases are made, the public “float” of the Fexd Public Shares and the number of beneficial holders of Fexd’s securities prior to the Business Combination (and consequently, the number of beneficial holders of Combined Entity Common Stock following consummation of the Business Combination), may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the Combined Entity’s securities on a national securities exchange.

United States Federal Income Tax Considerations of the Redemption

In the event that a holder’s shares of Fexd Class A Common Stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “Special Meeting of Fexd Stockholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of Class A Common Stock under Section 302 of the Code. Because the determination of if sale or exchange treatment is determined for each holder of FexdClass A Common Stock based on facts and circumstances, to include each holder’s domicile and tax residence, of the holder and the holder’s interest in Fexd Class A Common Stock following a redemption, the exact tax consequences of the redemption for each holder of Fexd Class A Common Stock cannot be provided. As such, each holder should consult with their own tax advisors in order to determine the likely tax consequences to the holder of a redemption of their Fexd Class A Common Stock. If the redemption qualifies as a sale of shares of Class A Common Stock, a U.S. holder will be treated as described below under the section entitled “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock,” and a Non-U.S. holder will be treated as described under the section entitled “— Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” If the redemption does not qualify as a sale of shares of Class A Common Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “— U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section entitled “— Non-U.S. Holder — Taxation of Distributions.”

Whether a redemption of shares of Class A Common Stock qualifies for sale treatment will depend largely on the total number of shares of Fexd stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning Placement Warrants or Public Warrants and any Fexd stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of Fexd’s shares outstanding both before and after the redemption. The redemption of Class A Common Stock generally will be treated as a sale of Class A Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of Fexd stock actually owned by the holder, but also shares of Fexd stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A Common Stock which could be acquired pursuant to the exercise of the Placement Warrants or the Public Warrants. Moreover, any Fexd stock that a holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Fexd outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of Fexd outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A Common Stock and the Class A Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (1) all of the shares of Fexd stock actually and constructively owned by the holder are redeemed or (2) all of the shares of Fexd stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock.

The redemption of Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in Fexd will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Class A Common Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A Common Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it. A holder should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of shares of Class A common stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

•        an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions.    If Fexd’s redemption of a U.S. holder’s shares of Class A Common Stock is treated as a corporate distribution, as discussed above under the section entitled “— United States Federal Income Tax Considerations of the Redemption,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in the Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described below under the section entitled “— United States Federal Income Tax Considerations of the Redemption — U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”

Dividends Fexd pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends Fexd pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.    If Fexd’s redemption of a U.S. holder’s shares of Class A Common Stock is treated as a sale, taxable exchange or other taxable disposition, as discussed above under the section entitled “— United States Federal Income Tax Considerations of

the Redemption,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash and the U.S. holder’s adjusted tax basis in the shares of Class A Common Stock redeemed. A U.S. holder’s adjusted tax basis in its Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Class A Common Stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A Common Stock so disposed of exceeds one year. Long-term capital gains recognized by noncorporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Class A Common Stock (shares of Class A Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of Class A Common Stock who, or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

Taxation of Distributions.    If Fexd’s redemption of a Non-U.S. holder’s shares of Class A Common Stock is treated as a corporate distribution, as discussed above under the section entitled “— United States Federal Income Tax Considerations of the Redemption,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent (30%), (and, under certain income tax treaties, such dividend is not attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described below under the section entitled “— United States Federal Income Tax Considerations of the Redemption — Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”

The withholding tax described in the preceding paragraph does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30 percent (30%) (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.    If Fexd’s redemption of a U.S. holder’s shares of Class A Common Stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “— United States Federal Income Tax Considerations of the Redemption,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of the redemption, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•        such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the takes place and certain other conditions are met; or

•        Fexd is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Class A Common Stock and, in the circumstance in which shares of Class A Common Stock are regularly traded on an established securities market, the Non- U.S. holder has owned, directly or constructively, more than 5% of the Class A Common Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of the Class A Common Stock. There can be no assurance that the Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30 percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30 percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Regulatory Approvals

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the State of Delaware, and (ii) filings required with the SEC pursuant to the reporting requirements applicable to Fexd, and the requirements of the Securities Act and the Exchange Act to disseminate this proxy statement/prospectus to Fexd Stockholders.

Vote Required for Approval

The Business Combination Proposal (and consequently, the Business Combination Agreement and the Business Combination contemplated thereby) will be approved and adopted only if the holders of at least a majority of the outstanding shares of Fexd Common Stock vote “FOR” the Business Combination Proposal, each director nominee is elected pursuant to the Director Election Proposal, each of the Charter Amendment Proposals, each of the Nasdaq Proposal and the Equity Incentive Plan Proposal is approved at the Special Meeting. Failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Business Combination Proposal.

As of the Record Date, the Sponsor Related Parties and Fexd’s directors and officers have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As a result, we would need none of the 3,972,003 Fexd Public Shares to be voted in favor of the Business Combination in order to have the Business Combination approved (assuming that a minimum number of shares required for a quorum are voted at the meeting).

As of the date hereof, none of the Sponsor Related Parties or any of Fexd’s directors or officers have purchased any Fexd Public Shares.

Recommendation of the Fexd Board

THE FEXD BOARD UNANIMOUSLY RECOMMENDS THAT FEXD STOCKHOLDERS VOTE
“FOR” THE BUSINESS COMBINATIONS PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

Overview

The Fexd Board is currently, and the Combined Entity Charter will provide the Combined Entity Board will be, divided into three classes, designated as Class I directors, Class II directors, and Class III directors.

Assuming the Business Combination Proposal, the Charter Amendment Proposals and the Nasdaq Proposal are approved at the Special Meeting, Fexd Stockholders are being asked to elect seven directors to serve on the Combined Entity Board following the Business Combination, with each Class I director having a term that expires at the Combined Entity’s annual meeting of stockholders in 2024, each Class II director having a term that expires at the Combined Entity’s annual meeting of stockholders in 2025, and each Class III director having a term that expires at the Combined Entity’s annual meeting of stockholders in 2026, or, in each case, until their respective successors are duly elected and qualified or until their earlier resignation, removal, death or incapacity. The election of these directors is contingent upon approval of the Business Combination Proposal, the Charter Amendment Proposals and the Nasdaq Proposal.

The Fexd Board has nominated Dr. Saiful Khandaker, Rachna Suneja and Ritesh Suneja to serve as Class I directors, Bruce Brown and Robin Meister to serve as Class II directors, and Rajeev Nair and Dr. Rahul Kapoor, Ph.D., to serve as Class III directors, with Dr. Khandaker serving as Chairman of the Combined Entity Board. For information regarding each of the director nominees, see the section entitled “Management of the Combined Entity Following the Business Combination.”

Vote Required for Approval

The Director Election Proposal is conditioned on the approval of the Business Combination Proposal at the Special Meeting.

If a quorum is present, directors are elected by a plurality of the votes cast, in person online or by proxy. This means that the seven nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person online at the special meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

Recommendation of the Fexd Board

THE FEXD BOARD UNANIMOUSLY RECOMMENDS THAT FEXD STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

THE NASDAQ PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, Fexd Stockholders are also being asked to approve the issuance of up to 11,500,000 shares of Class A Common Stock to the Afinoz Members pursuant to the Business Combination Agreement; the issuance of up to 9,900,000 shares of Class A Common Stock underlying the 9,000,000 Fexd units to be issued pursuant to the Caltech Investment; and 2,600,000 shares of Class A Common Stock to be issued pursuant to the Rana Settlement Agreement.

Why Fexd Needs Stockholder Approval

Fexd is seeking stockholder approval for the Nasdaq Proposal in order to comply with Nasdaq Listing Rule 5635. Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash, (a) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(c), shareholder approval is required if prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the company. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for the issuance of over 20% of the number of shares of common stock outstanding unless it is a public offering at prevailing market prices.

Currently, 6,904,503 shares of Fexd Common Stock are outstanding. Fexd anticipates that the number of shares of Class A Common Stock to be issued to Afinoz Members pursuant to the Business Combination Agreement will be in excess of 20% of the number of shares of Fexd Common Stock outstanding before the Closing. Accordingly, we are required to obtain stockholder approval of the issuance pursuant to Nasdaq Listing Rule 5635(a).

In addition, the issuance of 9,900,000 shares of common stock underlying the 9,000,000 Fexd units to be issued pursuant to the Caltech Investment requires shareholder approval pursuant to Nasdaq Listing Rules 5635(c) and (d), as such issuance would exceed 20% and result in a change of control.

The 2,600,000 shares of Class A Common Stock to be issued pursuant to the Rana Settlement Agreement requires shareholder approval pursuant to Nasdaq Listing Rule 5635(d).

Effect of Proposal on Current Stockholders

The issuance of shares of Fexd Common Stock to the Afinoz Members pursuant to the Business Combination Agreement, the issuance of shares of common stock underlying the units in the Caltech Investment and the issuance of shares of common stock in connection with the Rana Settlement Agreement would result in dilution to Fexd’s current stockholders in connection with the consummation of the Business Combination, and would result in Fexd’s current stockholders holding a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Combined Entity. In addition, the resale of the Class A Common Stock to be issued to the Afinoz Members, Caltech, and Rana could cause the market price of the Class A Common Stock to decline. However, the issuance of these shares is contemplated by the Business Combination Agreement. Accordingly, if the Nasdaq Proposal is not approved, Fexd cannot consummate the Business Combination.

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on this Proposal. Broker non-votes will have no effect with respect to the approval of this Proposal.

The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal, the Director Election Proposal, the Charter Amendment Proposals, and the Equity Incentive Plan Proposal.

Recommendation of the Fexd Board

THE FEXD BOARD UNANIMOUSLY RECOMMENDS THAT FEXD STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

CHARTER AMENDMENT PROPOSALS

Overview

If the Business Combination is consummated, Fexd will replace the Fexd Charter with the Combined Entity Charter in the form attached to this proxy statement/prospectus as Annex B. In the judgment of the Fexd Board, the adoption of the Combined Entity Charter is necessary to adequately address the needs of the Combined Entity.

The Charter Amendment Proposals are comprised of the following material amendments to the Fexd Charter:

•        to change Fexd’s name to “Freedm Holdings, Inc.”;

•        to change the nature of the business or purpose of the Combined Entity to “any lawful act or activity for which corporations may be organized under the DGCL”;

•        to eliminate the Class B Common Stock (after giving effect to the conversion of each outstanding share of Class B Common Stock immediately prior to the closing of the Business Combination into one share of Class A Common Stock);

•        to eliminate the Fexd Rights (after giving effect to the issuance of one share of Class A Common Stock for each ten (10) Fexd Rights held by a holder immediately prior to the closing of the Business Combination);

•        to provide that the affirmative vote of at least two-thirds of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders to adopt, amend, or repeal certain provisions of the Combined Entity Charter;

•        to eliminate certain restrictions on business combinations with affiliated parties; and

•        to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the closing.

Reasons for the Amendments to the Fexd Charter

Name Change

The Fexd Board believes that changing the post-combination corporate name from “Fintech Ecosystem Development Corp.” to “Freedm Holdings, Inc.” is desirable to reflect the Business Combination and to more closely align with the existing businesses being acquired.

Change in Corporate Purpose

The Fexd Board believes that changing the nature of the business or purpose of the Combined Entity to “any lawful act or activity for which corporations may be organized under the DGCL” is desirable for corporations that are not blank check companies.

Elimination of Class B Common Stock

The Fexd Board believes that the existence of an additional class of Common Stock following the automatic conversion of Class B Common Stock into Class A Common Stock is unnecessary.

Elimination of Fexd Rights

The Fexd Board believes that the existence of a class of securities granting the holders the right to receive shares of Class A Common Stock in exchange therefor, following the automatic issuance of one share of Class A Common Stock for each ten (10) Fexd Rights held by the holder is unnecessary.

Supermajority Voting Required for Certain Charter Amendments

The Fexd Board believes requiring the affirmative vote of at least two-thirds of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders to adopt, amend, or repeal certain provisions of the proposed Combined Entity Charter. The proposed Combined Entity Charter may otherwise be amended in accordance with the DGCL. These provisions are intended to protect key provisions of the proposed Combined Entity Charter from arbitrary amendment and to prevent a simple majority of stockholders from (x) taking actions that may be harmful to other stockholders, or (y) making changes to provisions that are intended to protect all stockholders.

Provisions Specific to a Blank Check Company

The elimination of certain provisions related to Fexd’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the proposed Combined Entity Charter does not include the requirement to dissolve the Combined Entity after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations. In addition, certain other provisions in the Fexd Charter require that proceeds from the initial public offering be held in the trust account until the completion of a business combination or redemption of 100% of the outstanding public shares has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Combined Entity Charter.

Vote Required for Approval

The approval of each of the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of Fexd Common Stock as of the Record Date. Accordingly, a Fexd Stockholder’s failure to vote by proxy or to vote at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposals.

Each of the Charter Amendment Proposals is subject to and conditioned on the approval of the Business Combination Proposal. Unless the Business Combination Proposal is approved, the Charter Amendment Proposals will not be presented to the Fexd Stockholders at the Special Meeting.

Recommendation of the Fexd Board

THE FEXD BOARD UNANIMOUSLY RECOMMENDS THAT FEXD STOCKHOLDERS VOTE “FOR” EACH OF THE CHARTER AMENDMENT PROPOSALS.

EQUITY INCENTIVE PLAN PROPOSAL

Overview

Fexd is asking its stockholders to consider and vote upon a proposal to approve and adopt by ordinary resolution the Fintech Ecosystem Development Corp. 2023 Omnibus Equity Incentive Plan, which is referred to herein as the “Equity Incentive Plan,” a copy of which will be attached to an amendment to this proxy statement/prospectus.

A total of            shares of Common Stock will initially be reserved for issuance under the Equity Incentive Plan, subject to future annual increases as described below in the section titled “— Material Terms of the Equity Incentive Plan — Authorized Shares.” If the Equity Incentive Plan is approved by our stockholders, then the Equity Incentive Plan will be effective as of the Closing.

The following is a summary of the material features of the Equity Incentive Plan. This summary is qualified in its entirety by the full text of the Equity Incentive Plan, a copy of which will be attached to an amendment to this proxy statement/prospectus.

Requested Share Authorization

The Fexd Board is requesting that a total of            shares of Class A Common Stock initially be reserved for issuance under the Equity Incentive Plan upon adoption of the Equity Incentive Plan, subject to future annual increases as described below in the section titled “— Material Terms of the Equity Incentive Plan — Authorized Shares.”

Summary of the Equity Incentive Plan

The Equity Incentive Plan was adopted by the Fexd Board, and, subject to the approval of Fexd Stockholders at the Special Meeting, will become effective as of the Closing. The Equity Incentive Plan will allow the Combined Entity to make equity and equity-based incentive awards directly or indirectly to selected employees, officers, directors, and consultants of the Combined Entity and its affiliates (collectively referred to herein as “service providers”) who will contribute to the Combined Entity’s long-range success. The Combined Entity anticipates that providing such persons with a stake in the Combined Entity will assure a closer alignment of the interests of such individuals with those of the Combined Entity and its stockholders, thereby stimulating their efforts on the Combined Entity behalf and strengthening their desire to remain with the Combined Entity following consummation of the Business Combination.

The Background of the Equity Incentive Plan

If the Equity Incentive Plan is approved by Fexd’s Stockholders, the Combined Entity will be authorized to grant equity incentive awards to eligible service providers. A copy of the Equity Incentive Plan will be attached to an amendment this proxy statement/prospectus. Fexd’s Stockholders are being asked to approve the Equity Incentive Plan as presented.

Purpose of the Equity Incentive Plan

The purpose of the Equity Incentive Plan is to assist the Combined Entity in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Combined Entity and its affiliates and promoting the creation of long-term value for stockholders of the Combined Entity by closely aligning the interests of such individuals with those of such stockholders. The Equity Incentive Plan authorizes the award of Stock-based and cash-based incentives to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of stockholder value. The Equity Incentive Plan is essential to the post-Business Combination Combined Entity’s success. Fexd believes that equity awards are necessary to remain competitive in the industry and are essential to recruiting and retaining the highly qualified individuals who will help the Combined Entity meet its goals.

Reasons for the Approval of the Equity Incentive Plan Proposal

Fexd Stockholder approval of the Equity Incentive Plan is necessary in order for (a) the Combined Entity to meet the stockholder approval requirements of Nasdaq, and (b) the Combined Entity to grant incentive stock options (“ISOs”) under the Equity Incentive Plan.

Consequences if the Equity Incentive Plan Proposal is Not Approved

If the Equity Incentive Plan Proposal is not approved by Fexd Stockholders, the Equity Incentive Plan will not become effective and the Combined Entity Board will not be able to grant equity awards under the Equity Incentive Plan. Additionally, Fexd believes the Combined Entity’s ability to recruit, retain and incentivize top talent will be adversely affected if the Equity Incentive Plan Proposal is not approved.

Material Terms of the Equity Incentive Plan

The material terms of the Equity Incentive Plan, as currently contemplated by the Fexd Board, are summarized below, a copy of which will be attached to an amendment to this proxy statement/prospectus. Fexd Stockholders are being asked to approve the Equity Incentive Plan as presented. If the terms of the Equity Incentive Plan are materially amended in a manner that would require stockholder approval under Nasdaq or the ISO requirements, stockholders will be asked to approve such material amendment.

Plan Administration.    The Equity Incentive Plan will be administered by the Combined Entity Board or a committee appointed by the Combined Entity Board (which together with the Combined Entity Board is hereinafter referred to as the “Committee”). The Committee will have the authority, among other things, to select participants, grant awards, determine types of awards, and terms and conditions of awards for participants, prescribe rules and regulations for the administration of the plan and make decisions and determinations as deemed necessary or advisable for the administration of the Equity Incentive Plan. The Committee may delegate certain of its authority as it deems appropriate, pursuant to the terms of the Equity Incentive Plan and to the extent permitted by applicable law, to the Combined Entity’s officers or employees, although any award granted to any person who is not a Combined Entity employee or who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee. The Committee’s actions will be final, conclusive and binding.

All employees, directors, and independent contractors of the Combined Entity and its direct or indirect subsidiaries and consultants and advisers of the Combined Entity and its direct or indirect subsidiaries (or a wholly owned alter ego entity of such person providing the services of which such person is an employee, stockholder or partner) would be eligible to participate in the Equity Incentive Plan.

Authorized Shares.    A total of            shares of Class A Common Stock will initially be reserved and available for issuance under the Equity Incentive Plan, subject to adjustment in accordance with its terms. In addition, the number of shares of Class A Common Stock reserved for issuance under the Equity Incentive Plan will automatically increase on January 1 of each year, beginning on January 1, 2023 and continuing for up to 10 years thereafter, in an amount equal to the lesser of (i) 5.0% of the total number of shares of Class A Common Stock outstanding on the date of the increase or (ii) a lesser number of shares of Class A Common Stock determined by the Combined Entity Board prior to the date of the increase. The maximum number of shares of Class A Common Stock that may be issued in respect of ISOs will be . The number of shares of Class A Common Stock reserved and available for issuance under the Equity Incentive Plan is subject to adjustment, as described below in the section titled “Material Terms of the Equity Incentive Plan — Adjustments.” Shares of Class A Common Stock issued under the Equity Incentive Plan may consist of authorized but unissued stock or previously issued shares. Shares of Class A Common Stock underlying awards that are settled in cash, expire or are canceled, forfeited or otherwise terminated without delivery to a participant will again be available for issuance under the Equity Incentive Plan. Shares of Class A Common Stock withheld or surrendered in connection with the payment of an exercise price of an award or to satisfy tax withholding will again become available for issuance under the Equity Incentive Plan.

Types of Awards.    The types of awards that may be available under the Equity Incentive Plan are described below. All of the awards described below will be subject to the terms and conditions determined by the Committee in its sole discretion, subject to certain limitations provided in the Equity Incentive Plan. Each award granted under the Equity Incentive Plan will be evidenced by an award agreement, which will govern that award’s terms and conditions.

Non-Qualified Stock Options.    A non-qualified stock option is an option that is not intended to qualify as an ISO in accordance with Section 422 of the Code, as described below. An award of a non-qualified stock option grants a participant the right to purchase a certain number of shares of Class A Common Stock during a specified term in the future, or upon the achievement of performance or other conditions, at an exercise price set by the Committee on the grant date. The term of a non-qualified stock option will be set by the Committee but may not exceed 10 years from the grant date. The exercise price may be paid using any of the following payment methods: (i) immediately available funds in U.S. dollars or by certified or bank cashier’s check; (ii) by delivery of stock having a value equal to the exercise price; (iii) a broker assisted cashless exercise; or (iv) by any other means approved by the Committee. The Equity Incentive Plan provides that unless otherwise specifically determined by the Committee, vesting of non-qualified stock options will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. The Equity Incentive Plan also provides that participants terminated for “cause” (as such term is defined in the Equity Incentive Plan) will forfeit all of their non-qualified stock options, whether or not vested. Participants terminated for any other reason will forfeit their unvested non-qualified stock options, retain their vested non-qualified stock options, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested non-qualified stock options, unless such non-qualified stock option expires sooner. The Equity Incentive Plan authorizes the Committee to provide for different treatment of non-qualified stock options upon termination than that described above, as determined in its discretion. No dividends or dividend equivalents will be paid on non-qualified stock options.

Incentive Stock Options.    An ISO is a stock option that meets the requirements of Section 422 of the Code. ISOs may be granted only to the Combined Entity employees or employees of certain of the Combined Entity’s subsidiaries and must have an exercise price of no less than 100% of the fair market value (or 110% with respect to a 10% stockholder) of a share of Class A Common Stock on the grant date and a term of no more than 10 years (or five years with respect to a 10% stockholder). The aggregate fair market value, determined at the time of grant, of shares of Class A Common Stock subject to ISOs that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. The Equity Incentive Plan provides that unless otherwise specifically determined by the Committee, vesting of ISOs will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to active employment. The Equity Incentive Plan also provides that participants terminated for “cause” will forfeit all of their ISOs, whether or not vested. Participants terminated for any other reason will forfeit their unvested ISOs, retain their vested ISOs, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested ISOs, unless such ISO expires sooner. The Equity Incentive Plan authorizes the Committee to provide for different treatment of ISOs upon termination than that described above, as determined in its discretion. No dividends or dividend equivalents will be paid on ISOs.

Restricted Stock.    A restricted stock award is an award of restricted shares of Class A Common Stock that does not vest until a specified period of time has elapsed, and/or upon the achievement of certain performance or other conditions determined by the Committee, and which will be forfeited if the conditions to vesting are not met. During the period that any vesting restrictions apply, transfer of the restricted shares of Class A Common Stock is generally prohibited. Unless otherwise specified in their award agreement, participants generally have all of the rights of a stockholder as to the restricted shares of Class A Common Stock, including the right to vote such shares, provided, that any cash or stock dividends with respect to the restricted shares of Class A Common Stock will be withheld by us and will be subject to forfeiture to the same degree as the restricted shares of Class A Common Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld. The Equity Incentive Plan provides that unless otherwise specifically determined by the Committee, vesting of restricted stock awards will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. Except as otherwise determined by the Committee, in the event a participant is terminated for any reason, the vesting with respect to the participant’s restricted stock will cease, and as soon as practicable following the termination, we will repurchase all of such participant’s unvested restricted stock at a purchase price equal to the lesser of original purchase price paid for the restricted stock and the fair market value of a share, or if the original purchase price is equal to $0, the unvested restricted stock will be forfeited by the participant to us for no consideration.

Restricted Stock Units.    A restricted stock unit is an unfunded and unsecured obligation to issue shares of Class A Common Stock (or an equivalent cash amount) to the participant in the future. Restricted stock units become payable on terms and conditions determined by the Committee and will vest and be settled at such times in cash, shares, or other specified property, as determined by the Committee. Participants have no rights of a stockholder as to the restricted stock units, including no voting rights or rights to dividends, until the underlying shares of Class A Common Stock are issued or become payable to the participant. The Equity Incentive Plan provides that unless otherwise specifically determined by the Committee, vesting of restricted stock units will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. Except as otherwise provided by the Committee, in the event a participant is terminated for any reason, the vesting with respect to the participant’s restricted stock units will cease, each of the participant’s outstanding unvested restricted stock units will be forfeited for no consideration as of the date of such termination, and any stock remaining undelivered with respect to the participant’s vested restricted stock units will be delivered on the delivery date specified in the applicable award agreement.

Stock Appreciation Rights.    A stock appreciation right entitles the participant to receive an amount equal to the difference between the fair market value of shares of Class A Common Stock on the exercise date and the base price of the stock appreciation right that is set by the Committee on the grant date, multiplied by the number of shares of Class A Common Stock subject to the stock appreciation right. The term of a stock appreciation right will be set by the Committee but may not exceed 10 years from the grant date. Payment to a participant upon the exercise of a stock appreciation right may be either in cash, stock or property as specified in the award agreement or as determined by the Committee. The Equity Incentive Plan provides that unless otherwise specifically determined by the Committee, vesting of stock appreciation rights will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. The Equity Incentive Plan provides that participants terminated for “cause” will forfeit all of their stock appreciation rights, whether or not vested. Participants terminated for any other reason will forfeit their unvested stock appreciation rights, retain their vested stock appreciation rights, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested stock appreciation rights, unless such appreciation right expires sooner. The Equity Incentive Plan authorizes the Committee to provide for different treatment of stock appreciation rights upon termination than that described above, as determined in its discretion. No dividends or dividend equivalents will be paid on stock appreciation rights.

Other Stock-Based Compensation.    Under the Equity Incentive Plan, the Committee may grant other types of equity-based awards subject to such terms and conditions as the Committee may determine. Such awards may include the grant of dividend equivalents, which generally entitle the participant to receive amounts equal to the dividends that are paid on the stock underlying the award.

Adjustments.    The aggregate number of shares of Class A Common Stock reserved and available for issuance under the Equity Incentive Plan, the number of shares of Class A Common Stock covered by each outstanding award, and the price per share of Class A Common Stock underlying each outstanding award will be equitably and proportionally adjusted or substituted, as determined by the Committee in its sole discretion, as to the number, price or kind of stock or other consideration subject to such awards in connection with stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization affecting the shares of Class A Common Stock or the Combined Entity’s capital structure which occurs after the date of grant of any award, in connection with any extraordinary dividend declared and paid in respect of Class A Common Stock or in the event of any other change in applicable law or circumstances, in each case, to the extent that the Committee in its sole discretion determines that such event results in or could reasonably be expected to result in any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the Equity Incentive Plan.

Corporate Events.    In the event of a merger, amalgamation or consolidation involving us in which the Combined Entity is not the surviving corporation or in which the Combined Entity is the surviving corporation but the holders of shares of Class A Common Stock receive securities of another corporation or other property or cash, a “change in control” (as defined in the Equity Incentive Plan), or a reorganization, dissolution or liquidation of the Combined Entity, all awards granted under the Equity Incentive Plan will be treated in the manner described in the definitive transaction agreement. In the event that such corporate event does not entail a definitive agreement to which the Combined Entity is party, the awards will be treated in the manner determined by the Committee, in its discretion, which may include the assumption or substitution of outstanding awards, acceleration of the vesting of outstanding awards, a cash-out of outstanding awards or the replacement of outstanding awards with a cash incentive program that preserves the value of the awards so replaced.

Transferability.    Awards under the Equity Incentive Plan may not be sold, transferred, pledged or assigned other than by will or by the applicable laws of descent and distribution, unless (except with respect to ISOs) determined by the Committee in certain limited situations.

Amendment.    The Committee may amend the Equity Incentive Plan or outstanding awards at any time. The Combined Entity’s stockholders must approve any amendment if their approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which shares of Class A Common Stock are traded. No amendment to the Equity Incentive Plan or outstanding awards which materially impair the right of a participant are permitted unless the participant consents in writing.

Termination.    The Equity Incentive Plan will terminate on the day before the tenth anniversary of the date Fexd Stockholders approve the Equity Incentive Plan, although ISOs may not be granted following the earlier of the tenth anniversary of (i) the date the Equity Incentive Plan is adopted by the Fexd Board and (ii) the date Fexd Stockholders approve the Equity Incentive Plan. In addition, the Committee may suspend or terminate the Equity Incentive Plan at any time. Following any such suspension or termination, the Equity Incentive Plan will remain in effect to govern any then outstanding awards until such awards are forfeited, terminated or otherwise canceled or earned, exercised, settled or otherwise paid out, in accordance with their terms.

Clawback; Sub-Plans.    All awards under the Equity Incentive Plan will be subject to any incentive compensation clawback or recoupment policy currently in effect, or as may be adopted by the Committee and, in each case, as may be amended from time to time. In addition, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Equity Incentive Plan by individuals who are non-U.S. nationals or are primarily employed or providing services outside the United States, and may modify the terms of any awards granted to such participants in a manner deemed by the Committee to be necessary or appropriate in order that such awards conform with the laws of the country or countries where such participants are located.

No-Repricing of Awards.    No awards under the Equity Incentive Plan may be repriced without stockholder approval. For purposes of the Equity Incentive Plan, “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of the award to lower its exercise price or base price (other than on account of capital adjustments resulting from stock splits or similar events); (ii) any other action that is treated as a repricing under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an award in exchange for another award at a time when its exercise price or base price is greater than the fair market value of the underlying stock.

Summary of U.S. Federal Income Tax Consequences

The following is a brief discussion of certain U.S. federal income tax consequences for awards granted under the Equity Incentive Plan. The Equity Incentive Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and it is not, nor is it intended to be, qualified under Section 401(a) of the Code. This discussion is based on current law, is not intended to constitute tax advice, and does not address all aspects of U.S. federal income taxation that may be relevant to a particular participant in light of his or her personal circumstances and does not describe foreign, state, or local tax consequences, which may be substantially different. Holders of awards under the Equity Incentive Plan are encouraged to consult with their own tax advisors.

Non-Qualified Stock Options and Stock Appreciation Rights.    With respect to non-qualified stock options and stock appreciation rights, (i) no income is realized by a participant at the time the award is granted; (ii) generally, at exercise, ordinary income is realized by the participant in an amount equal to the difference between the exercise or base price paid for the shares of Class A Common Stock and the fair market value of the shares of Class A Common Stock on the date of exercise (or, in the case of a cash-settled stock appreciation right, the cash received), and the participant’s employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (iii) upon a subsequent sale of the Class A Common Stock received on exercise, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares of Class A Common Stock have been held, and no deduction will be allowed to such participant’s employer.

Incentive Stock Options.    No income is realized by a participant upon the grant or exercise of an ISO, however, such participant will generally be required to include the excess of the fair market value of the shares of Class A Common Stock at exercise over the exercise price in his or her alternative minimum taxable income. If shares of Class A Common Stock are issued to a participant pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to such participant, then (i) upon sale of such shares, any amount realized in excess of the exercise price will be taxed to such participant as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the participant’s employer for federal income tax purposes.

If shares of Class A Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, generally (i) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares and (ii) the participant’s employer will generally be entitled to deduct such amount for federal income tax purposes.

Any further gain (or loss) realized by the participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following termination of employment, the exercise of the stock option will generally be taxed as the exercise of a non-qualified stock option.

Restricted Stock.    If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for federal income tax purposes at the time of the grant of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code (“Section 83(b)”). In the absence of this election, the participant will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.

Any dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b). Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant. If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid for the shares. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.

Restricted Stock Units.    There will be no federal income tax consequences to either the participant or the employer upon the grant of restricted stock units. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of Class A Common Stock in payment of the restricted stock units in an amount equal to the aggregate of the cash received and/or the fair market value of the shares so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income. Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Other Stock-Based Awards.    The tax effects related to other stock-based awards under the Equity Incentive Plan are dependent upon the structure of the particular award.

Withholding.    At the time a participant is required to recognize ordinary compensation income resulting from an award, such income will be subject to federal (including, except as described below, Social Security and Medicare tax) and applicable state and local income tax and applicable tax withholding requirements. If such participant’s year-to-date compensation on the date of exercise exceeds the Social Security wage base limit for such year ($147,000 in 2022), such participant will not have to pay Social Security taxes on such amounts. We are required to report to the appropriate taxing authorities the ordinary income received by the participant, together with the amount of taxes withheld to the Internal Revenue Service and the appropriate state and local taxing authorities.

Limitations on Employer’s Compensation Deduction.    Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year paid to the corporation’s “covered employees.” “Covered employees” include the corporation’s chief executive officer, chief financial officer and three next most highly compensated executive officers.

Excess Parachute Payments.    Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of outstanding awards under the Equity Incentive Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.

Section 409A.    Certain awards under the Equity Incentive Plan may be subject to Section 409A of the Code, which regulates “nonqualified deferred compensation” (as defined in Section 409A of the Code). If an award under the Equity Incentive Plan (or any other plan) that is subject to Section 409A of the Code is not administered in compliance with Section 409A of the Code, then all compensation under the Equity Incentive Plan that is considered “nonqualified deferred compensation” (and awards under any other plan that are required pursuant to Section 409A of the Code to be aggregated with the award under the Equity Incentive Plan) will be taxable to the participant as ordinary income in the year of the violation, or if later, the year in which the compensation subject to the award is no longer subject to a substantial risk of forfeiture. In addition, the participant will be subject to an additional tax equal to 20% of the compensation that is required to be included in income as a result of the violation, plus interest from the date that the compensation subject to the award was required to be included in taxable income.

Certain Rules Applicable to “Insiders.”    As a result of the rules under Section 16(b) of the Exchange Act, depending upon the particular exemption from the provisions of Section 16(b) utilized, “insiders” (as defined in Section 16(b)) may not receive the same tax treatment as set forth above with respect to the grant and/or exercise or settlement of awards. Generally, insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular award. Insiders should check with their own tax advisors to ascertain the appropriate tax treatment for any particular award.

Registration with the SEC

If the Equity Incentive Plan is approved by Fexd Stockholders and becomes effective, the Combined Entity intends to file a registration statement on Form S-8 registering the shares of Class A Common Stock initially reserved for issuance under the Equity Incentive Plan as soon as reasonably practicable after the Combined Entity becomes eligible to use such form. Additionally, in the event that additional shares of Class A Common Stock become available for issuance in the future as described above in the section titled “— Material Terms of the Equity Incentive Plan — Authorized Shares,” the Combined Entity intends to file additional registration statements on Form S-8 registering such shares on or following the date on which such shares become available for grant pursuant to the Equity Incentive Plan.

Vote Required for Approval

The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on this Proposal. Broker non-votes will have no effect with respect to the approval of this Proposal.

The Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Director Election Proposal, the Charter Amendment Proposals and each of the Nasdaq Proposal.

Recommendation of the Fexd Board

THE FEXD BOARD UNANIMOUSLY RECOMMENDS THAT FEXD STOCKHOLDERS VOTE “FOR” THE EQUITY INCENTIVE PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Fexd Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will be presented to Fexd Stockholders in the event that it is determined by Fexd that additional time is necessary or advisable to complete the Business Combination or for any other reason. In no event will the Fexd Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Fexd Charter and the DGCL.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Fexd Stockholders, the Fexd Board may not be able to adjourn the Special Meeting to a later date in the event it is determined by Fexd that additional time is necessary or advisable to complete the Business Combination or for any other reason.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of the votes cast by the Fexd Stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have no effect on this Proposal. Broker non-votes will have no effect with respect to the approval of this Proposal. The Business Combination is not conditioned upon the approval of the Adjournment Proposal. The approval of the Adjournment Proposal is not conditioned upon the approval of any other Proposal.

Recommendation of the Fexd Board

THE FEXD BOARD UNANIMOUSLY RECOMMENDS THAT FEXD STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL

INFORMATION ABOUT FEXD

Unless the context otherwise requires, references in this section to “we,” “us” or “our” refer to Fexd.

General

We are a blank check company incorporated on March 5, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. Our sponsor is Revofast LLC.

Although we are not limited in our search for target businesses to a particular industry or geographic region, we focused our search on companies on the financial technology sector.

In October 2021, we closed the IPO for the sale of an aggregate of 11,500,000 Fexd Units (including 1,500,000 Fexd Units as a result of the underwriters’ exercise of their over-allotment option) at a price of $10.00 per Fexd Unit, each Fexd Unit consisting of one share of Fexd Class A Common Stock, one Fexd Right (each ten Fexd Rights permits the holder thereof to receive one share of Fexd Class A Common Stock upon completion of Fexd’s initial business combination), and one-half of a Fexd Public Warrant (each whole Fexd Public Warrant permits the holder thereof to purchase one share of Fexd Class A Common Stock for $11.50 per share), yielding gross proceeds of $115,000,000. Simultaneous with the closing of the IPO, the Sponsor purchased an aggregate of 3,900,250 Fexd Placement Warrants at a price of $1.00 per Fexd Placement Warrant ($3,900,250 in the aggregate) in the Fexd Private Placement. $116,150,000 of the proceeds of the IPO and the concurrent Fexd Private Placement were deposited in the Trust Account.

On October 19, 2021, the Fexd Units started trading on the Nasdaq Capital Market under the symbol “FEXDU.” On January 11, 2022, the Fexd Class A Common Stock, Fexd Rights and Fexd Warrants started trading on the Nasdaq Capital Market under the symbols “FEXD,” “FEXDR” and “FEXDW,” respectively.

Initial Business Combination

So long as we obtain and maintain a listing for our securities on Nasdaq, we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. The Fexd Board made the determination as to the fair market value of our initial business combination. The Fexd Board believes that the financial skills and background of its members qualified it to conclude that the Business Combination with Afinoz met this requirement.

Stockholder Approval of the Business Combination

Pursuant to the Fexd Charter, our public stockholders may request that we redeem all or a portion of such stockholder’s Fexd Public Shares for cash if the initial business combination is consummated for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the business combination, including interest (net of taxes payable). Notwithstanding the foregoing, a Fexd public stockholder, together with any affiliate of such Fexd public stockholder or any other person with whom such Fexd public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Fexd Public Shares with respect to more than an aggregate of 15% of the Fexd Public Shares.

In connection with the IPO, the Sponsor and each of our officers and directors agreed to waive their redemption rights with respect to any shares of Fexd Common Stock they may hold in connection with the consummation of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and Fexd’s officers and directors did not receive separate consideration for the waiver. Shares of Fexd Class B Common Stock held by the Sponsor and our independent directors will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and Fexd’s directors and officers own an aggregate of 10.0% of our outstanding shares of Fexd Common Stock.

Redemption of Fexd Public Shares and Liquidation if no Initial Business Combination

The Fexd Charter provides that we will have until April 21, 2024 to complete our initial business combination. If we are unable to complete our initial business combination by such deadline and the Fexd Charter is not amended to extend the deadline by which we can complete our initial business combination, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Fexd Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Fexd Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Fexd Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants or rights, which will expire worthless if we fail to complete our initial business combination by April 21, 2024.

The Sponsor and our officers and directors have entered into letter agreements with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our initial business combination by the initial business combination deadline.

The Sponsor and our officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Fexd Charter (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the Fexd Public Shares if we do not complete our initial business combination by April 21, 2024, or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide our public stockholders with the opportunity to redeem their shares of Fexd Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by the number of then outstanding Fexd Public Shares. However, we may not redeem the Fexd Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 both immediately prior to and upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Fexd Public Shares such that we cannot satisfy the net tangible asset requirement described above, we would not proceed with the amendment or the related redemption of the Fexd Public Shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the Trust Account as well as Working Capital Loans (as defined below).

If we were to expend all of the net proceeds of the IPO and the sale of Fexd Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by Fexd Stockholders upon our dissolution would be approximately $10.72 as of June 30, 2023. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by Fexd Stockholders will not be substantially less than $10.15. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Marcum LLP, our independent registered public accounting firm, and the underwriters of the IPO did not execute agreements with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Fexd Public Share if within 12 months, $10.20 per Fexd Public Share if within 15 months, and $10.30 per Fexd Public Share if within 18 months, and (ii) the actual amount per Fexd Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than such amount per share due to reductions in the value of the trust assets, less taxes payable from interest, provided that such liability will not apply to any claims by a third-party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of Fexd. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third-parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.10 per Fexd Public Share if within 12 months, $10.20 per Fexd Public Share if within 15 months, and $10.30 per Fexd Public Share if within 18 months or (ii) such lesser amount per Fexd Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.10, $10.20 or $10.30, as applicable, per Fexd Public Share.

We seek to reduce the possibility that the Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. We will use proceeds held outside the Trust Account plus any loans that may be provided by the Sponsor or its affiliates for working capital (the “Working Capital Loans”) to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than $100,000). In the event that we liquidate, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third-parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to our public stockholders upon the redemption of the Fexd Public Shares in the event we do not complete our initial business combination by April 21, 2024, may be considered a liquidating distribution under the DGCL. The DGCL provides that if a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to our public stockholders upon the redemption of Fexd Public Shares in the event we do not complete our initial business combination by April 21, 2024, is not considered a liquidating distribution under the DGCL and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination by April 21, 2024, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Fexd Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Fexd Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Fexd Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem the Fexd Public Shares as soon as reasonably possible following the initial business combination expiration date (or a later date approved by Fexd Stockholders pursuant to the Fexd Charter), and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.10 per Fexd Public Share or (ii) such lesser amount per Fexd Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third-parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.10 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some, or all amounts received by our stockholders. Furthermore, the Fexd Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of our initial business combination, (ii) the redemption of any Fexd Public Shares properly tendered in connection with a stockholder vote to amend any provisions of the Fexd Charter (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the Fexd Public Shares if we do not complete our initial business combination by April 21, 2024, or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of the Fexd Public Shares if we are unable to complete our business combination by initial business combination deadline, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in such stockholder redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of the Fexd Charter, like all provisions of the Fexd Charter, may be amended with the approval of the Fexd Stockholders.

Facilities

We do not own any real estate or other physical properties materially important to our operation. We currently maintain our principal executive offices at 100 Springhouse Drive, Suite 204, Collegeville, PA 19426. The cost for our use of this space is included in the $5,000 per month fee we pay to the Sponsor for office space, and certain general administrative and administrative services. We consider our current office space adequate for our current operations.

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they devote, and will continue to devote, as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Competition

If we succeed in effecting the Business Combination, in all likelihood, the Combined Entity will face significant competition from Afinoz’s competitors. We cannot assure you that, subsequent to the Business Combination, the Combined Entity will have the resources or ability to compete effectively. Information regarding the competition Afinoz is facing is set forth in the sections titled “Information Related to Afinoz.”

Legal Proceedings

On July 3, 2023, Rana filed a claim for injunctive and declaratory relief, among other things, in the Court of Chancery of the State of Delaware, requesting that the Court invalidate the termination by Fexd of the Rana Agreement, require specific performance by Fexd of its obligations under the Rana Agreement, deliver to Rana certain requested financial information, and in the alternative, provide monetary damages. The dispute arises out of whether Fexd properly exercised its right to terminate the Rana Agreement.

On July 26, 2023, Fexd filed an Answer, Defenses and Verified Counterclaims against Rana, seeking an order that Fexd lawfully terminated the Rana Business Combination Agreement and is entitled to damages for Rana’s breach of contract. Fexd intends to defend this suit vigorously and believes that the claims asserted by Rana are without merit. However, there can be no assurance as to the ultimate outcome of this matter.

On September 30, 2023, the Company and Rana entered into a Settlement Agreement and Release (as amended on October 5, 2023, the “Rana Settlement Agreement”) to resolve the lawsuit. Pursuant to the Rana Settlement Agreement, the Company agreed to deliver 2,600,000 (Two Million Six Hundred Thousand) shares of the Company to Rana as soon as its registration statement on Form S-1 is declared effective following the consummation of its initial Business Combination or by no later than April 21, 2024, whichever occurs first. The Company is currently in the process of assessing the accounting treatment related to this settlement agreement.

FEXD’S MANAGEMENT

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Fexd.

Officers and Directors

Our officers and directors are as follows:

Name	Age	Title
Dr. Saiful Khandaker	60	Chief Executive Officer and Director
Jenny Junkeer	43	Chief Financial Officer
Mubasshir Karim	26	Director
Michael S. Tomczyk	74	Director
Robin Meister	64	Director
Lynn Perkins	62	Director

Dr. Saiful Khandaker.    A Class I director nominee for the Combined Entity Board, Dr. Khandaker has been our Chief Executive Officer since March 2021 and a director of Fexd since March 2021. From July 2015, and until March 2022, Dr. Khandaker was the Group Chief Executive Officer and Founder of Fama Financial Holdings, Inc. (“FAMA”), a global developer of FinTech platforms, applications and services established in 2009. FAMA is based in the U.S. with offices in the U.K., India, Bangladesh and Zambia.

Dr. Khandaker also led the development of the FAMACASH™ network, a global FinTech ecosystem that is integrating blockchain, artificial intelligence and cloud computing technologies to provide fast, affordable mobile money services in under-served countries such as Bangladesh. To implement the FAMACASH network, Dr. Khandaker has negotiated partnerships and joint ventures with financial service providers and technology leaders in many countries, including a joint venture with Sonali Bank, the national bank of Bangladesh. This joint venture provides a mobile wallet called SonaliPay™ that enables Bangladeshi diaspora workers to use smartphones and laptops to send money to Bangladesh. Dr. Khandaker has also led the development of a stablecoin product called REMIT™ to facilitate cross-border money transfers, as well as a cross-border e-wallet called AfriPay™ to help Africans working overseas, and a neo-bank for Muslim workers called Tohura™.

Before founding FAMA, Dr. Khandaker spent more than two decades (1994-2014) leading the development of software solutions for Fortune 100 companies as well as startups. He designed the architecture and managed networks that provided airline flight scheduling for Delta Airlines (1994-1997), cellular billing applications for AT&T and BellSouth (1998-2006), and network management software for Cox Communications (2006-2009); and established and managed GE’s outsourcing operation in Bangladesh (2009-2011). He helped numerous clients modernize their FinTech services as Chief Technology Officer at Mi3 (2011-2014). From 2018 to the present, he has served as President of the U.S.-Bangladesh Technology Association of North America.

Dr. Khandaker has received numerous industry awards including a top innovation award from the Wireless Technology Forum (2011), a top 40 software company award (2012) from the Technology Association of Georgia, and the National FinTech Award (2019) in Bangladesh. He has conducted seminars and workshops on cross-border payments and blockchain systems for bank executives and regulators and senior decision makers across industries. He holds a Doctor of Management degree in Organizational Leadership from University of Phoenix, a Master of Science degree in Technology Management from Mercer University, Stetson School of Business and Economics, and a Bachelor of Science degree in Computer Information Systems from DeVry University.

Jenny Junkeer.    Ms. Junkeer has been our Chief Financial Officer since March 2021. Ms. Junkeer is a Chartered Accountant, Agile Project Manager, and Change Manager with over 17 years of experience in financial management and consulting. Since 2004, Ms. Junkeer has served as the CEO of Intent, where she leads a team of consultants helping companies launch, optimize and scale their business operations in fast-changing industries. Her clients range from small and medium enterprises to large multinationals. As a senior-level consultant in scale, Jenny has extensive experience helping organizations accelerate their business operations to maximize value. Jenny is an Adjunct Associate Professor at Deakin University in Melbourne, Australia, and co-founded Decise (an AI SaaS start-up) and Lawdesigned (a design thinking consultancy for the legal industry). Ms. Junkeer holds a Bachelor of Commerce Degree (Honors) from Monash University.

Mubasshir Karim.    Mr. Karim has been a director of Fexd since March 2021. Mr. Karim is the Director of Operations at FAMA and has managed global cross-functional teams in the UK, India, Bangladesh, and Zambia for technical development, sales, marketing, and customer support functions. Mr. Karim is experienced with third-party application programing interface integrations, the development of blockchain cross-border payment systems, and the development of identity management solutions. Mr. Karim was at Fama from June 2017 to May 2022, where he worked as a Programmer Analyst, Bookkeeper, Technical Project Manager, and Director of Operations. Mr. Karim has an Executive Master of Business Administration (EMBA) degree from Ohio University and a Bachelor of Science degree in Computer Science (CS) from Wichita State University. He is a certified Project Management Professional (PMP).

Michael S. Tomczyk.    Mr. Tomczyk has been a director of Fexd since March 2021. He is an authority on best practices and strategies for managing emerging technologies and applications. From 1995 to 2018, he led innovation initiatives at the prestigious Wharton School at the University of Pennsylvania as Managing Director of the Mack Institute for Innovation Management, Mack Center for Technological Innovation and Emerging Technologies Research Program. He also served as Innovator in Residence at Villanova University (2014-2017) and was a member of the Advanced Computing committee at Temple University. For ten years he was a member of the Translational Medicine Committee at the University of Pennsylvania Medical School. His degrees include an Masters of Business Administration from UCLA, a Masters in Environmental Studies from the University of Pennsylvania, and a BA in literature and journalism from the University of Wisconsin-Oshkosh. He was a captain in the United States Army, where he was awarded the Bronze Star.

Robin Meister.    A Class II director nominee for the Combined Entity Board, Ms. Meister has been a director of Fexd since March 2021. Further, in 2021, Ms. Meister was appointed and currently serves as a director on the boards of dedicated multi-strategy funds for a California-based government pension plan. She is experienced in managing board matters in the areas of governance, audit, and risk. From 1998 to 2019, Ms. Meister held increasingly senior management positions for the French headquartered financial institution, BNP Paribas, and prior to her departure, was the Global Head of U.S. Regulatory Affairs for the asset management division. During her tenure at BNP Paribas, Ms. Meister managed teams in the United States, Asia-Pacific, United Kingdom and European Union. Beginning in 2019, Ms. Meister began providing consulting services to organizations within the financial services industry. Ms. Meister has extensive experience helping businesses navigate complex regulatory challenges in global financial services, risk management and regulation. In 2020, Ms. Meister joined the faculty of her alma mater, New York Law School, as an adjunct professor and continues to teach in the Center for Business and Financial Law.

Ms. Meister earned a Juris Doctor degree from New York Law School, a Bachelor of Science in Finance and Bachelor of Arts in Economics from the State University of New York.

Lynn Perkins.    Ms. Perkins has been a director of Fexd since March 2021. Ms. Perkins is an accomplished senior executive with extensive experience as a chief financial officer, chief operating officer and chief administrative officer at major asset management businesses and global investment banks. Her expertise includes growth management, strategic planning and modeling, organizational development, and management of financial systems and processes. For seven years she served as Chief Financial Officer/Senior Vice President at First Eagle Investment Management, based in New York. Previously she was Managing Director, Global Chief Operating Officer, Asset Management Distribution and Marketing at Credit Suisse (New York), and Founding Partner and Chief Administrative Officer at Perella Weinberg Partners. For 20 years she held a variety of senior management positions at Morgan Stanley, including Chief Operating Officer, Investment Banking Division and Head of Institutional Liquidity Sales. As a business leader, Lynn is known for her integrity, work ethic and empathy. She-holds a BA in Accounting and Economics from the University of North Carolina. She is a Board Member at CMC Berkshires and Brighter Watts.

Number and Terms of Office of Officers and Directors

We currently have five directors. The Fexd Board is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. Our current directors are Dr. Khandaker, Messrs. Karim and Tomczyk, and Mss. Meister and Perskins. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. We may not hold an annual meeting of stockholders until after we consummate our initial business combination.

Our officers are appointed by the Fexd Board and serve at the discretion of the Fexd Board, rather than for specific terms of office. The Fexd Board is authorized to appoint persons to the offices set forth in the Fexd Bylaws as it deems appropriate. The Fexd Bylaws provide that our officers may consist of a Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the Fexd Board.

Director Independence

So long as we obtain and maintain a listing for our securities on Nasdaq, a majority of the Fexd Board generally must be independent, subject to certain limited exceptions set forth under the rules of Nasdaq. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the Fexd Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Fexd Board has determined that each of Ms. Perkins and Meister and Mr. Tomczyk is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Accordingly, the Fexd Board is currently composed of a majority of independent directors.

Executive Officer and Director Compensation

On March 27, 2021, the Sponsor sold 15,000 Founder Shares to our Chief Financial Officer, Ms. Junkeer, and 10,000 Founder Shares to each of our three independent directors, Mr. Tomczyk and Mss. Meister and Perkins, in each case, at a price of $0.009 per share, the same price at which the Sponsor purchased such Founder Shares from Fexd. None of our executive officers or directors have received any cash compensation for services rendered to us. We pay the Sponsor $5,000 per month for providing us with office space, utilities, secretarial and administrative services. However, this arrangement is solely for our benefit and is not intended to provide our officers or directors compensation in lieu of a salary. The Sponsor and our executive officers and directors, and their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account, such expenses would not be reimbursed by us unless we consummate an initial business combination. The amount of out-of-pocket expenses reimbursable by us, as of August 21, 2023, amounted to approximately $900,100 plus an additional $250,000 loaned by Sponsor related parties as of August 22, 2023.

Other than the foregoing, no compensation or fees of any kind will be paid to the Sponsor, members of our management team or their respective affiliates, for services rendered prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). After the completion of the initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the Combined Entity. We have not established any limit on the amount of such fees that may be paid to our directors or members of management. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

There is no expectation that any directors or members of our management team will remain with the Combined Entity following completion of the Business Combination and accordingly, no consulting or management fees are expected to be paid to directors or members of our management team following completion of the Business Combination.

Committees of the Fexd Board

The Fexd Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

We have established an audit committee of the Fexd Board. Mss. Perkins and Meister and Mr. Tomczyk serve as members of our audit committee and Ms. Perkins chairs the audit committee. The Nasdaq listing standards and applicable SEC rules require the audit committee have at least three members, all of whom must be independent, subject to certain exceptions. Each member of the audit committee qualifies as an independent director, is financially literate, and the Fexd Board has determined that each audit committee member qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the Fexd Board. Mss. Perkins and Meister and Mr. Tomczyk serve as members of our compensation committee and Ms. Meister chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain limited exceptions. Mss. Perkins and Meister and Mr. Tomczyk are independent.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation, if any is paid by us, of all of our other executive officers;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement (if required); and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Fexd Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee of the Fexd Board. Mss. Perkins and Meister and Mr. Tomczyk serve as members of our nominating and corporate governance committee and Mr. Tomczyk chairs the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee are to assist the Fexd Board in:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Fexd Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Fexd Board;

•        developing, recommending to the Fexd Board and overseeing the implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the Fexd Board, its committees, individual directors and management in the governance of Fexd; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the Nasdaq rules.

Director Nominations

Our nominating and corporate governance committee recommends to the Fexd Board candidates for nomination for election at the annual meeting of our stockholders. The Fexd Board will also consider director candidates recommended for nomination by the Fexd Stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of Fexd Stockholders (or, if applicable, a special meeting of Fexd Stockholders).

Fexd Stockholders that wish to nominate a director for election to the Fexd Board should follow the procedures set forth in the Fexd Bylaws. However, prior to our initial business combination, holders of Fexd Public Shares do not have the right to recommend director candidates for nomination to the Fexd Board.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Fexd Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Fexd Board.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit, compensation, and nominating and corporate governance committee charters as exhibits to the registration statement in connection with the IPO. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this proxy statement/prospectus titled “Where You Can Find More Information.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FEXD

The following discussion and analysis of Fexd’s financial condition and results of operations should be read in conjunction with Fexd’s financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” and similar terms are to Fintech Ecosystem Development Corp. before the Business Combination, except where the context requires otherwise.

Overview

We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. We intend to effectuate our initial business combination using cash from the proceeds of this offering and the private placement of the private placement warrants, our capital stock, debt or a combination of cash, stock and debt.

The issuance of additional shares of our stock in a business combination:

•        may significantly dilute the equity interest of investors in this offering;

•        may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;

•        could cause a change of control if a substantial number of shares of our common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•        may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

•        may adversely affect prevailing market prices for our common stock, rights and/or warrants.

Similarly, if we issue debt securities, it could result in:

•        default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of such covenants;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•        our inability to pay dividends on our common stock;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry, and competitive conditions and adverse changes in government regulation; and

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes, and other disadvantages compared to our competitors who have less debt.

As indicated in the accompanying unaudited condensed consolidated financial statements, as of June 30, 2023, we had an accumulated deficit of $6,820,780. Further, we expect to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete our initial business combination will be successful.

Although we are not limited in our search for target businesses to a particular industry or sector for the purpose of consummating the initial business combination, we focused our search on companies in an industry where we believe our management team and founders’ expertise will provide us with a competitive advantage, including the financial services, healthcare, real estate services, technology and software industries. We are an early stage and emerging growth company and, as such, we are subject to all of the risks associated with early stage and emerging growth companies.

Initial Public Offering

On October 21, 2021, Fintech Ecosystem Development Corp. (the “Company”) consummated its initial public offering (the “IPO”) of 11,500,000 units (the “Units”), including the issuance of 1,500,000 Units as a result of the underwriters’ exercise of their over-allotment option. Each Unit consists of one share of Class A common stock of the Company, par value of $0.0001 per share (“Class A Common Stock”), one right of the Company (a “Right”) and one-half of one redeemable warrant of the Company (a “Warrant”). The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $115,000,000.

Substantially concurrently with the closing of the IPO, the Company completed the sale, in a private placement, of 3,900,250 warrants (the “Private Placement Warrants”), to the Company’s sponsor, Revofast LLC, at an aggregate price of, and generating gross proceeds to the Company of $3,900,250, $2,923,400 of which was placed in a trust account. The Private Placement Warrants will not be transferable, assignable or salable until 30 days after the Company’s initial business combination, and will have certain registration rights.

On April 20, 2023, the Company held a special meeting of stockholders in lieu of its 2023 annual meeting. At the special meeting, the Company’s shareholders approved the extension proposal to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate its initial business combination for a maximum of twelve (12) additional one-month periods, from April 21, 2023 to April 21, 2024, or such earlier date as determined by its board of directors. The Company or the Company’s Sponsor deposited $110,000 into the Company’s Trust Account during each of the months of April, May, June, July, August, September and October 2023 to extend the business combination date from April 21, 2023 to November 21, 2023.

Recent Developments

•        Business Combinations

Rana Business Combination Agreement and Termination of Rana Business Combination Agreement.

On September 11, 2022, the Company announced that it, with Fama Financial Services, Inc., a Georgia corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Rana Financial Inc., a Georgia corporation (“Rana”) and David Kretzmer, as representative of the Shareholders (“Shareholder Representative”), had entered into a business combination agreement (the “Rana Business Combination Agreement”), dated September 9, 2022, pursuant to which, among other things, Merger Sub will be merged with and into Rana (the “Merger”). The Company shall pay a combination of Rana Cash Consideration and Rana Equity Consideration for the Company Common Stock subject to adjustments for Working Capital and Debt, which adjustments shall be secured by an escrow amount equal to $5,711,662 (the “Rana Escrow Amount”). The Rana Cash Consideration means $7,800,000 and the Rana Equity Consideration means 7,020,000 shares of New Acquiror Class A Common Stock. The closing of the Proposed Rana Transactions (the “Rana Closing”) will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the closing conditions.

On May 12, 2023, the Company terminated the Rana Business Combination Agreement. The termination was with immediate effect pursuant to Section 9.01(h) of the Rana Agreement, which permits such termination if certain required financial statements (together with an unqualified report therein of the auditors of Rana and its subsidiaries, if applicable) are not delivered on or before the deadlines specified in the Rana Business Combination Agreement.

On July 3, 2023, Rana filed a claim for injunctive and declaratory relief, among other things, in the Court of Chancery of the State of Delaware, requesting that the Court invalidate the previously disclosed termination by the Company of that the Rana Business Combination Agreement dated September 9, 2022, by and among the Company, Rana, and certain other parties thereto, require specific performance by the Company of its obligations under the Rana Business Combination Agreement, deliver to Rana certain requested financial information, and in the alternative, provide monetary damages. The dispute arose out of whether the Company properly exercised its right to terminate the Agreement pursuant to Section 9.01(h) of the Agreement, which permits such termination if certain required financial statements (together with an unqualified report therein of the auditors of Rana and its subsidiaries, if applicable) are not delivered on or before the deadlines specified in the Agreement. On September 30, 2023, the Company and Rana entered into the Rana Settlement Agreement to resolve the lawsuit. Pursuant to the Rana Settlement Agreement, the Company agreed to deliver 2,600,000 (Two Million Six Hundred Thousand) shares of the Company to Rana as soon as its registration statement on Form S-1 is declared effective following the consummation of its initial Business Combination or by no later than April 21, 2024, whichever occurs first. The Company is currently in the process of assessing the accounting treatment related to this settlement agreement. If Fexd is unable to deliver the shares by the deadline, it will be in breach of the Rana Settlement Agreement and its business and results of operations may be adversely affected.

Afinoz Business Combination Agreement

On September 11, 2022, the Company, announced that it, Fama Financial Services, Inc., a Georgia corporation and wholly owned subsidiary of the Company (“Merger Sub”), Monisha Sahni, Rachna Suneja and Ritscapital, LLC (collectively the “Members”) and Monisha Sahni as representative of the Members (“Member Representative”), had entered into a business combination agreement (the “Afinoz Business Combination Agreement”), dated September 9, 2022, pursuant to which, among other things, Mobitech International LLC, a limited liability company organized in the United Arab Emirates (“Afinoz”) will become as a wholly-owned subsidiary of the Company. The Company shall pay a combination of Afinoz Cash Consideration and Afinoz Equity Consideration for the Company Membership Interests subject to adjustments for Working Capital and Debt, which adjustments shall be secured by an escrow amount equal to $700,000 (the “Afinoz Escrow Amount”). The Afinoz Cash Consideration means $5,000,000 and the Afinoz Equity Consideration means 11,500,000 shares of New Acquiror Class A Common Stock. The Afinoz Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the closing conditions. As of June 30, 2023, the Afinoz Business Combination has not been closed.

Extensions

On October 17, 2022, we extended the time by which we have to consummate a business combination by three months from October 21, 2022 to January 21, 2023. Furthermore, on January 20, 2023, we extended the time by which we have to consummate a business combination by three months from January 21, 2023 to April 21, 2023.

On April 20, 2023, the Company held a special meeting of stockholders in lieu of its 2023 annual meeting. At the special meeting, the Company’s shareholders approved the extension proposal to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate its initial business combination for a maximum of twelve (12) additional month periods, from April 21, 2023 to April 21, 2024, or such earlier date as determined by its board of directors (the “Extended Date”). The Company or the Company’s Sponsor deposited $110,000 into the Company’s Trust Account during each of the months of April, May, June, July, August, September and October 2023 to extend the business combination date from April 21, 2023 to November 21, 2023.

Private placements

On October 21, 2022, the Company consummated a private placement of 1,150,000 warrants at a price of $1.00 per warrant (the “October 2022 Private Placement Warrants”), generating total proceeds of $1,150,000. The October 2022 Private Placement Warrants were purchased by Revofast LLC (the “Sponsor”), the Company’s sponsor, and are substantially similar to the private placement warrants issued to the Sponsor at the time of the Company’s IPO in October 2021.

On January 20, 2023, the Company consummated a private placement of 1,150,000 warrants at a price of $1.00 per warrant (the “January 2023 Private Placement Warrants”), generating total proceeds of $1,150,000. The January 2023 Private Placement Warrants were purchased by Revofast LLC and are substantially similar to the private placement warrants issued to the Sponsor at the time of the Company’s IPO in October 2021.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to June 30, 2023 were organizational activities, those necessary to prepare for the initial public offering, described below, and, after our initial public offering, identifying a target company for a business combination, and due diligence expenses in connection with completing the Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We may generate non-operating income in the form of interest income on marketable securities held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing the Business Combination.

For the three months ended June 30, 2023, we had a net loss of $577,758, which consisted of $1,667,031 formation and operating expenses, $16,212 interest expense and $172,455 income tax expense. However, this was partially offset by $167,724 in profit from the change in fair value of derivative forward purchase liability, $239,005 in profit from the change in fair value of derivative warrant liabilities, and $871,211 in income from investments held in the trust account.

For the six months ended June 30, 2023, we had net profit of $114,768, which consisted of $162,280 in profit from change in fair value of derivative forward purchase liability, $551,513 in profit from change in fair value of derivative warrant liabilities, and $2,140,337 income from investments held in trust account. These gains were offset by $2,283,771 in formation and operating expenses, $27,120 in interest expense, and $428,471 in income tax expense.

Liquidity and Capital Resources

As of June 30, 2023, the Company had $1,025 in its operating bank account, $42,583,196 investments held in its trust account, and a working capital deficit of approximately $3,745,949.

On October 21, 2021, the Company consummated its IPO of 11,500,000 units at a price of $10.00 per unit, generating gross proceeds of $115,000,000.

Substantially concurrently with the closing of the IPO, the Company completed the sale, in a private placement, of 3,900,250 warrants and generating gross proceeds of $3,900,250.

On January 20, 2023, the Company consummated the private placement of 1,150,000 warrants at a price of $1.00 per warrant generating total proceeds of $1,150,000.

On January 20, 2023, the Company entered into a $200,000 promissory note with its Sponsor.

On April 20, 2023, the Company held a special meeting of stockholders in lieu of its 2023 annual meeting. At the special meeting, the Company’s shareholders approved an extension proposal (the “Extension Amendment Proposal”) to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate its initial business combination for a maximum of twelve (12) additional month periods, from April 21, 2023 to April 21, 2024, or such earlier date as determined by its board of directors (the “Extended Date”). Pursuant to the Extension Amendment Proposal, the Sponsor has agreed to, or to cause a designee to, loan to the Company, pursuant to a promissory note (the “Extension Promissory Note”) an aggregate of $0.055 for each public share that is not redeemed, for each Extension Period (commencing on April 21, 2023, and on the 21st day of each subsequent month (or the next business day, if the 21st day of a calendar month falls on a day other than a business day)) that a loan is required from the Company, until the Extended Date.

On April 24, 2023, the Company entered into a $110,000 promissory note under the Extension Promissory Note with its Sponsor.

On May 4, 2023, certain stockholders exercised their redemption rights and demanded the Company to redeem 7,527,997 shares of their Class A common stock. The Company distributed a total payment of $78,939,613 based on a redemption price of $10.49 per share from its trust account to these stockholders.

On June 21, 2023, the Company entered into a $127,000 promissory note, of which $110,000 is under the Extension Promissory Note with its Sponsor.

On July 18, 2023, the Company entered into a $120,000 promissory note, of which $110,000 is under the Extension Promissory Note with its Sponsor.

On August 21, 2023, the Company entered into a $145,100 promissory note, of which $110,000 is under the Extension Promissory Note with its Sponsor.

On August 22, 2023, the Company entered into a $250,000 promissory note with a Sponsor related party.

On October 2, 2023, the Company entered into a $33,000 promissory note with its Sponsor.

We may also need to obtain additional financing either to complete a business combination or because we become obligated to redeem a significant number of shares of our Class A common stock upon completion of the business combination, in which case we may issue additional securities or incur debt in connection with the business combination.

Based on the foregoing, management does not believe that we will have sufficient working capital to meet its needs through the earlier of the consummation of an initial business combination or the Extended Date.

Over this time period, we will be using the funds held outside of the trust account for paying existing accounts payable and accrued liabilities, performing due diligence on prospective target businesses, paying for travel expenditures, and structuring, negotiating and consummating the initial business combination. In addition, the Company or the Company’s Sponsor or its designees will deposit monthly deposits of $110,000 into the Company’s trust accounts in order to extend the liquidation date on a monthly basis until April 21, 2024. We believe we may need to raise additional funds in order to meet the expenditures required for operating the business. Furthermore, if our estimate of the costs of undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate the business prior to the initial business combination. Moreover, we may need to obtain additional financing either to complete the initial business combination or to redeem a significant number of our public shares upon completion of the initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination. Our sponsor, officers and directors may, but are not obligated to, loan us funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Additionally, the Company has until April 21, 2024, to consummate an initial business combination. It is uncertain that the Company will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and the mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations, off-balance sheet arrangements or long-term liabilities, other than an agreement to pay our Sponsor a monthly fee of $5,000 for general and administrative services including office space, utilities, secretarial and administrative support. This arrangement will terminate upon completion of our initial business combination or the distribution of the Trust Account to the public shareholders.

In addition, the Company has entered into certain arrangements as follows:

Underwriter Advisory Fee

The underwriters are entitled to a deferred fee of $3,737,500, which will become payable only if the Company consummates a Business Combination.

De-SPAC Service Agreement

On December 12, 2022, the Company entered a service agreement, effective January 15, 2023, with a third-party de-SPAC service provider. Pursuant to the agreement, the service provider will provide investor relation services to the Company for an initial 12-month period. The service provider will receive compensation of $90,000 from the Company for its services covering the initial 12-month period. In addition, the service provider will receive $22,500 worth of shares in the de-SPAC company quarterly, with the value accruing from the effective date of the service agreement. Since the award of the $22,500 worth of share is an instrument that embodies an obligation that the Company must settle by issuing a variable number of its equity shares based on a fixed value known at inception, the instrument is classified as a liability. As of June 30, 2023, the Company accrued $45,000 worth of shares under the accounts payable and accrued liabilities.

Employment Offer Letters

On December 20, 2022, the Company entered into a conditional offer letter with an individual for the position of Chief Marketing Officer of FEXD (the “CMO Offer Letter”). Pursuant to the CMO Offer Letter, the individual will become the Chief Marketing Officer of FEXD on June 1, 2023. The appointment is contingent upon the consummation of the business combination among FEXD and Afinoz, and shareholder approval. Upon effectiveness, the Chief Marketing Officer will receive an annual salary of $400,000, up to $150,000 in performance bonuses with $15,000 guaranteed, $200,000 in FEXD stock vesting over three years with a 12-month cliff and standard benefits. Because the business combination has not been closed, the CMO Offer Letter has not come into effect as of June 30, 2023. On August 13, 2023, the Company terminated the CMO Offer Letter.

On February 16, 2023, the Company entered into a consulting agreement with the previous Chief Marketing Officer for marketing service of $5,000 per month. During the year, the Company has paid $15,000 for the marketing consulting services. The agreement terminated as of June 30, 2023.

On December 20, 2022, the Company entered into a conditional offer letter with an individual for the position of Chief Executive Officer of Fama Financial Services (the “CEO Offer Letter”). Pursuant to the CEO Offer Letter, the individual will become the Chief Executive Officer of FEXD on June 1, 2023. The appointment is contingent upon the consummation of the business combination among FEXD and, Afinoz, and shareholder approval. Upon effectiveness, the Chief Executive Officer will receive an annual salary of $500,000, a minimum cash bonus of 30 percent of the annual salary year one, 20% percent on year two and 15% from year three onwards (subject to an objective based target bonus of up to 200% of prevailing salary which will be split equally with stocks vested over a period of three years and cash), $50,000 in FEXD stock vesting over three years with a 12-month cliff and standard benefits. Because the business combination has not been closed, the CEO Offer Letter has not come into effect as of June 30, 2023. On August 13, 2023, the Company terminated the CEO Offer Letter.

Registration Rights

The holders of shares Class B Common Stock, Private Placement Warrants (and underlying securities), and any securities issued in payment of working capital loans made to the Company will be entitled to registration rights pursuant to an agreement signed prior to or on the effective date of Initial Public Offering. The majority of these securities holders are entitled to make up to two demands that the Company registers such securities.

Notwithstanding anything to the contrary, the underwriters (and/or their designees) may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the Initial Public Offering. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these Common Stock are to be released from escrow. The holders of a majority of the Private Placement Warrants (and underlying securities) and securities issued in payment of working capital loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything to the contrary, the underwriters (and/or their designees) may participate in a “piggy-back” registration only during the seven year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding anything to the contrary, under FINRA Rule 5110, the underwriters and/or their designees may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the registration statement relating to the Initial Public Offering, and the underwriters and/or their designees may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement relating to the Initial Public Offering.

Promissory Notes

On March 8, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Sponsor Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $400,000, of which $141,768 was borrowed by the Company during 2021. The Sponsor Note was non-interest bearing and was fully repaid as of December 31, 2021.

On June 16, 2022, an affiliate of the Sponsor issued an unsecured promissory note (“June 2022 Note”) to the Company, pursuant to which the Company borrowed principal amount of $20,000. The June 2022 Note is non-interest bearing and previously had a maturity date on the earlier of: i) the consummation of the Company’s initial business combination; or ii) May 15, 2023. On May 8, 2023, the Company and the lender entered into an amendment agreement whereby the maturity date is amended to the Company’s initial business combination date. On May 8, 2023, the Company entered into an amendment agreement with an affiliate of the Sponsor to renew the outstanding balance of $19,957 under the June 2022 Note, which would have matured on May 15, 2023, to a new maturity date. Pursuant to the amendment agreement, the outstanding balance of the June 2022 Note will be payable on the initial business combination date.

On August 2, 2022, a company owned by a director of our potential business combination target, issued an unsecured promissory note (“August 2022 Note”), pursuant to which the Company borrowed a principal amount of $200,000 with an interest rate of 9% per annum. The August 2022 Note matured on February 2, 2023. The balance due to the lender as of the maturity date of February 3, 2023 was $209,235, representing the unpaid principal and accrued interest under the August 2022 Note. The Company failed to pay the principal amount and accrued interest within five business days of the maturity date. Therefore, the Company is required to pay default interest at a rate of 20% per annum. On May 3, 2023, the Company entered into a settlement agreement (the “Settlement Agreement”) with HRT North America Ltd, LLC (“HRT”), the lender of the August 2022 Note whereby the Company agreed to settle: i) the unpaid principal and accrued interest in the total amount of $209,235 as of the February 3, 2023 maturity date; ii) default interest of $10,794; and iii) $38,185 of costs, expenses and attorney’s fees that were incurred by HRT for filing a litigation against the Company to request for payment through legal proceeding. On May 4, 2023, the Company paid a total of $258,214 (the “Payment”) based on the settlement amount agreed with HRT in the Settlement Agreement. The Company and HRT agreed that, upon execution of this Settlement Agreement and upon receipt by HRT of the Payment, the August 2022 Note will be terminated and extinguished. On May 3, 2023, the two parties filed a stipulation discontinuing the litigation with prejudice.

On October 19, 2022, the Sponsor issued an unsecured promissory note (“October 2022 Note”), pursuant to which the Company borrowed principal amount of $300,000. The October 2022 Note is non-interest bearing and had a previous maturity date of May 15, 2023. On March 29, 2023, the Company made a repayment of $50,000 on the October 2022 Note. On May 17, 2023, the Company entered into an amendment agreement with the Sponsor to renew the outstanding balance of $250,000 under the October 2022 Note, which would have matured on May 15, 2023, to a new maturity date. Pursuant to the amendment agreement, the outstanding balance of the October 2022 Note will be payable on the earlier of: (i) the consummation of the initial business combination and (ii) April 21, 2024.

On January 20, 2023, the Sponsor issued an unsecured promissory note (“January 2023 Note”), pursuant to which the Company borrowed principal amount of $200,000. The January 2023 Note is non-interest bearing and had a previous maturity date of July 15, 2023. The events of default related to the January 2023 Note include failure to make required payments, voluntary bankruptcy and involuntary bankruptcy. Upon the occurrence of an event of default, the January 2023 Note shall become immediately payable. On July 14, 2023, the Company entered into an amendment agreement with the Sponsor to renew the outstanding balance of $200,000 to a new maturity date. Pursuant to the amendment agreement, the outstanding balance of the January 2023 Note will be payable on the earlier of: (i) the consummation of the initial business combination and (ii) January 15, 2024. The amended promissory note also added a new interest clause, which stipulates that an 8% interest per annum shall be accrued on the unpaid principal balance of the January 2023 Note from July 14, 2023.

On April 24, 2023, the Sponsor loaned $110,000 under the Extension Promissory Note (“April 2023 Note”) to the Company for the first Extension Period to move the liquidation date from April 21, 2023 to May 21, 2023. The April 2023 Note bears an interest of 8% per annum and it is payable on the earlier to occur of (i) the consummation of the Company’s initial business combination and (ii) October 15, 2023.

On June 21, 2023, the Sponsor loaned $127,000, of which $17,000 is related to the Working Capital Loan and $110,000 is under the Extension Promissory Note (“June 2023 Note”), to the Company for the third Extension Period to move the liquidation date from June 21, 2023 to July 21, 2023. The June 2023 Note bears an interest of 8% per annum and it is payable on the earlier to occur of (i) the consummation of the Company initial business combination and (ii) November 15, 2023.

On July 18, 2023, the Sponsor loaned $120,000, of which $10,000 is related to the Working Capital Loan and $110,000 is under the Extension Promissory Note (“July 2023 Note”), to the Company for the third Extension Period to move the liquidation date from July 21, 2023 to August 21, 2023. The July 2023 Note bears an interest of 8% per annum and it is payable on the earlier to occur of (i) the consummation of the Company’s initial business combination and (ii) December 15, 2023.

On August 21, 2023, the Sponsor loaned $145,100, for extensions and working capital loan (the “August 2023 Note”), to the Company for the fourth Extension Period to move the liquidation date from August 21, 2023 to September 21, 2023. The August 2023 Note bears interest of 8% per annum and is payable on the consummation of the Company’s initial business combination.

On August 22, 2023, the Company entered into a $250,000 promissory note with a Sponsor related party, which bears interest of 8% per annum and is payable on the earliest to occur of the consummation of the Company’s initial business combination and April 21, 2024.

On October 2, 2023, the Company entered into a $33,000 promissory note with its Sponsor.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities and those necessary to prepare for our initial public offering and business combination. We will not be generating any operating revenues until the closing and completion of our initial business combination.

For the three-month period ended June 30, 2023, we had net loss of $577,758, which consisted of $239,005 non-operating income resulting from the change in fair value of warrant derivative liabilities, $167,724 non-operating income resulting from the change in fair value of forward purchase agreement and $871,211 interest income generated from the investments held in the trust account. These other incomes are offset by $1,667,031 in general and administrative expenses, $16,212 interest expense, and $172,455 income tax expense.

For the six-month period ended June 30, 2023, we had net income of $114,768, which consisted of $551,513 non-operating income resulting from the change in fair value of warrant derivative liabilities, $162,280 non-operating income resulting from the change in fair value of forward purchase agreement and $2,140,337 interest income generated from the investments held in the trust account. These other incomes are offset by $2,283,771 in general and administrative expenses, $27,120 interest expense, and $428,471 income tax expense.

For the three-month period ended June 30, 2022, we had net income of $819,950, which consisted of $876,323 non-operating income resulting from the change in fair value of derivative liabilities, $110,823 non-operating income resulting from the change in fair value of forward purchase agreement and $156,845 interest income generated from the cash held in the trust account. These other incomes are offset by $324,041 in general and administrative expenses.

For the six-month period ended June 30, 2022, we had net income of $2,173,412, which consisted of $2,585,063 non-operating income resulting from the change in fair value of derivative liabilities and $168,541 interest income generated from the cash held in the trust account. These other incomes are offset by $529,984 in general and administrative expenses, $50,208 non-operating loss resulting from the change in fair value of forward purchase agreement.

Related Party Transactions

Please refer to Note 5, Related Party Transactions, in “Part 1 — Item 1. Unaudited Condensed Consolidated Financial Statements” for a discussion of our related party transactions.

Critical Accounting Policies and Estimates

Our management makes a number of significant estimates, assumptions and judgments in the preparation of our unaudited condensed consolidated financial statements. See Note 2, Summary of Significant Accounting Policies, in “Part 1 — Item 1. Unaudited Condensed Consolidated Financial Statements” for a discussion of the estimates and judgments necessary in our accounting for common stock subject to possible redemption, and net income (loss) per common share. Any new accounting policies or updates to existing accounting policies as a result of new accounting pronouncements have been included in the notes to our unaudited condensed consolidated financial statements contained in this Quarterly Report on Form 10-Q. The application of our critical accounting policies may require management to make judgments and estimates about the amounts reflected in the unaudited condensed consolidated financial statements. Management uses historical experience and all available information to make these estimates and judgments. Different amounts could be reported using different assumptions and estimates.

Recent Accounting Standards

Please refer to Note 2, Summary of Significant Accounting Policies, in “Part 1 — Item 1. Unaudited Condensed Consolidated Financial Statements” for a discussion of recent accounting pronouncements and their anticipated effect on our business.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and, under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our unaudited condensed consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions, we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd- Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that the PCAOB may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT AFINOZ

We believe the Combined Entity will create a financial services company with international reach especially in developing countries, and an offering of advanced financial technologies, platform, applications and services.

Our objective is to empower consumers and businesses across borders, facilitating efficient financial transactions. We aim to provide access to the best financial products and investment opportunities conveniently, right at their fingertips.

We anticipate the Combined Entity will acquire additional global customers by reducing transaction costs and integrating various financial products and digital banking services for banked, underbanked, and unbanked users.

As per the Business Combination Agreement, Mobitech International LLC will become wholly-owned subsidiaries of FEXD. Mobitech International LLC through its Subsidiary in India “DS Finworld Private Ltd” called “Afinoz” operates a digital lending platform, which serves users in India through partnerships with fifty lending institutions. This platform connects borrowers with a network of lenders to meet their financing needs. Together as a combined Entity, Mobitech International LLC and FEXD aims to expand its presence in Asia and other developing countries.

Afinoz anticipates that its initial growth will stem from two main factors. Firstly, by expanding its offerings to cater to subprime borrowers, Afinoz aims to address the financial needs of individuals who may have limited access to lending channels. Through its new-age digital applications, which offer a streamlined and simplified approach to the loan application process, Afinoz intends to provide these borrowers with convenient and user-friendly lending options and other financial products in future. For example, many KYC (Know Your Client) details can now be retrieved from government records, eliminating the need for redundant and often inconvenient data entry on the part of the borrower. In the future, bank account verification can be seamlessly conducted through third-party authenticated vendors, bringing forth enhanced ease and automation to various aspects of the application filing process. Directly aligning banks’ loan criteria with provided information, such as salary, and subsequently connecting prospective borrowers with the relevant bank.

Secondly, Afinoz plans to leverage its digital platform and technological advancements to enhance its overall service delivery. By utilizing innovative digital tools and applications, Afinoz seeks to streamline processes, improve efficiency, and provide a seamless user experience to its customers.

By combining these two strategies, Afinoz aims to capture a broader market segment in India and position itself as a leading provider of financial services to subprime borrowers, while leveraging technology to deliver enhanced value and convenience.

The Third Phase of the Fintech Revolution

We believe our industry is currently in the third phase of modern financial technology innovation. We view the first phase as starting around 1998 when the first electronic money products and services and other e-commerce applications were made possible by breakthroughs in computer and telecom infrastructure and the internet. We view the second phase as starting around 2011 when integrated traditional banking functions became easily accessible via mobile electronic devices. We view the third and current phase of the modern fintech innovation as having started around 2017 and being characterized by decentralized finance (DeFi) systems powered by blockchain technology, as well as artificial intelligence and other advanced technologies, that enable ease of use, lower cost, rapid automated processing of transactions and comprehensive KYC (Know Your Customer) capabilities.

Mobile phones are facilitating access to financial services for traditionally unbanked persons, including persons in developing countries and persons in developed countries who do not have stable physical addresses or credit history, or digital records. Many countries in the developing world are just beginning to establish processes and protocols for the licensing of digital banks that operate solely online without physical bank branches. We believe that such digital banks are particularly suited to satisfy the financial services requirements of populations of developing countries that do not have extensive physical bank branch networks. We expect that the financial services platform that we plan on offering through our Afinoz acquisition will serve as a valuable interface for users in developing countries as well as sub-prime customers from such countries.

Fexd seeks to offer inexpensive real-time payment systems that are global, interoperable and easy to use. Such systems are needed by migrant workers sending funds to home countries, workers paid by employers located in other countries, shoppers buying products directly from foreign suppliers, international business users trading across borders and persons seeking to make charitable donations across borders. The cost of sending money across international borders averages 6-10% according to the World Bank and can run as high as 15-20%. The World Bank has established a sustainable development goal to reduce to the cost of migrant remittances to less than 3% and to eliminate transfer mechanisms with costs greater than 5%.1 Most Money Services Business (MSB) that provide transfer services also only operate in limited market sectors or geographic regions and are not interoperable with all available technology platforms; shortcomings that we believe represent market opportunities for Fexd.

The following is a description of Afinoz, as well as a summary of what we expect our corporate strategy to be after the Business Combination Agreement is consummated.

MOBITECH INTERNATIONAL LLC

Business Overview

Mobitech International LLC was incorporated on April 19, 2018, as a limited liability company registered in Sharjah Media City, United Arab Emirates (UAE) and owns 99.997% of DS Finworld Private Limited (operating under its brand name “Afinoz”), which is a private limited company in India. The remaining equity interests of DS Finworld Private Limited are owned by Rachna Suneja.

Afinoz is a digital lending platform that connects borrowers with India’s leading banks, non-banking financial companies (“NBFCs”) and financial institutions. Whereas banks are traditionally financial institutions registered with the Reserve Bank of India (the “RBI”) and traditionally accept deposits and offer a wide range of financial services (including lending) to customers, NBFCs are deposit-taking outside of the traditional definition of a bank, and may still offer financial services like lending. Financial institutions encompass banks and NBFCs, and also include non-deposit-taking NBFCs, government backed organizations providing loans and other companies providing insurance, investments and currency exchange related activities. More than fifty financial institutions have contracted to use the Afinoz platform. Of those fifty financial institutions, seven are banks, six are NBFCs, and the remaining fall within the broader spectrum of financial institutions (some of which have a degree of overlap with NBFCs).

Borrowers that wish to connect to such banks, NBFCs and financial institutions through Afinoz can access and apply for Afinoz-mediated loans via the Afinoz website or through the Afinoz mobile phone application. Afinoz’s lending platform allows borrowers to obtain loan offers through its mobile phone application and website www.afinoz.com, which Afinoz believes makes the best loan options available and affordable to the prime and subprime Indian population. Our current products in India include personal loans, business loans and car loans, while in the UAE we provide corporate loan and consultancy services to businesses.

In the six months ended June 30, 2023, the disbursement from banks totaled $34 million, with an additional $4 million disbursed by NBFCs. In the calendar year 2022, Afinoz disbursed $46 million in loans and generated $563,587 in revenue. In the calendar year 2023 (up to June 30, 2023), Afinoz disbursed $38 million in loans and generated $593,868 in consolidated revenue. Afinoz currently functions as follows. A loan seeking user, who may find out about the platform via referrals and recommendations from users and agents operating within the same market, visits the platform via the Afinoz website or mobile application. The user fills in the loan requirement details and personal information and creates a user profile. After this, the Afinoz’s platform cross-references the user-submitted data (encompassing personal details such as addresses, the user’s date of birth and income) with government-issued ID documents and employment records, respectively, and checks the loan requirements with metrics shared by financial institutions to suggest the best loan options that the user is eligible for. The user then selects a lender and loan option before details are shared with the financial institution, so that the conditions of the loan can be disbursed.

As a Combined Entity, we will aim to provide more financial products to users, engage more financial institutions, bring in new innovative tools to serve the unbanked users of India and increase customer engagement on the Afinoz platform to make a broader range of financial products easily available to users.

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1        Source: World Bank — https://datatopics.worldbank.org/sdgs/sdg-goals-targets.html

In order to evaluate the financial credibility of users and find optimal loans, the Afinoz system looks for the best available loan options provided by financial lenders. Afinoz requires applicants to provide slips/income proof, bank statements, KYC and other proofs of identification. Afinoz currently focuses on small unsecured ticket instant loans and personal loans. Small unsecured ticket instant loans are quick, small-sum, unsecured loans with higher interest rates and short repayment terms. These loans have terms ranging from six months to three years, and typically bear interest rates of between 10 and 36% per annum. Personal loans, typically unsecured, on the other hand, offer flexibility in loan amounts, longer repayment periods, and versatility in use.

Loan terms and interest rates are established by financial institutions in accordance with their policies, taking into account various factors, including creditworthiness, loan amount, loan type, market conditions, competition, regulations, customer relationships, loan duration, economic indicators, and the lender’s risk assessment.

Business Focus

Afinoz’s digital lending platform aims to focus lending services to sub-prime loan seekers. A “prime” borrower in banking parlance is one with a good credit history and an excellent repayment track record. “Subprime” refers to below prime loan-seekers, or customers who have questionable or low credit histories. Afinoz provides secure, reliable recommendations that fulfil user loan requirements by providing the “best” available loan terms from the lenders on the Afinoz platform. The “best terms” for any given user may include the lowest interest rate, lowest processing charges, easiest repayment terms and/or longest repayment periods. Recommendations generally include a combination of these factors. Afinoz is not paid to rank any lenders higher than others and thus maintains trust with its users. Afinoz currently operates as a platform where the users fill in their basic details and credit requirements. Our platform recommends the best available lending deals to users based on eligibility criteria shared by financial institutions. Afinoz does not charge customers for using the platform, but instead generates revenue on the basis of commissions received from Afinoz’s partnerships in connection with each transaction processed through Afinoz. The average loan amount generated through Afinoz’s platform is around $4,000. The average commission rate charged by Afinoz ranges between 2% and 3% of the principal loan amount, with such commission being paid by the applicable lender when the loan is disbursed. The average commission rate largely depends on the category of customer i.e. prime or subprime. In the case of subprime customers commission rates are higher as they are funded largely by NBFC’s, compared to prime customers who are generally funded by banks. Afinoz incurs no liability for the loan and fees are not returned if there is a default on a loan.

In the calendar year 2022, the disbursement from Prime borrowers amounted to $46 million. In the calendar year 2023 (up to June 2023), the disbursement from prime borrowers totaled $34 million, and sub-prime borrowers totaled $4 million.

Market Opportunity and Strategy

According to the RBI, India currently has over 9000 registered banks and NBFCs. We estimate that 500 of those are active lenders who may be interested in partnering with companies like us to grow external business. The remaining 8,500 includes non-operational, family-run, inactive, captive lenders supporting group businesses and more. We also acknowledge that India’s future is heavily influenced by the large number of young people getting into employment, and we expect that India, as a market, will have a high growth rate compared to the rest of the world. Hence, we have a strategic focus on India, Bangladesh, Indonesia, and eventually the US in the coming years. Afinoz’s goal is to have all lenders in each of our markets registered on our platform so as to be able to provide Afinoz users with the best available terms from the largest number of lenders.

Afinoz also plans to launch a bidding platform, which will allow a user to upload a sanction letter, which is an official document or sanction letter issued by a lending organization stating a loan is approved, before the loan amount is disbursed. This bidding platform would allow financial institutions to bid against one another in competition to offer the most advantageous terms and rates to verified loan applicants. Afinoz plans to launch the bidding platform in 2025. The bidding feature and interactive functions are expected be included in an upcoming version of the Afinoz platform. The goal of Afinoz is to keep improving loan services and functions and also to offer additional financial services and applications.

Afinoz was originally established to solve problems faced by sub-prime loan customers who face a variety of challenges in a highly unstructured lending market. Afinoz designed its application using a customer-centric approach based on detailed market research and analysis of the main problems faced by financial service users in India. We believe that the Afinoz platform provides customers with access to multiple offers, data-driven product recommendations, comparison tools, unbiased advice on the most suitable offers, and digital processes that make filing applications seamless and convenient, especially for unbanked users filing for loans using mobile phones.

Afinoz plans to expand its service offerings by developing an application that can provide multiple services, including payment and financial transaction processing, effectively becoming an all-encompassing self-contained commerce and communication online platform that embraces many aspects of personal and commercial life (a “Super App”). The Super App (will allow users to obtain a broader range of financial products such as credit card, person-to-person money transfers, bill payments, stock/gold investment, insurance, etc. Furthermore, we are gearing up to introduce investment and insurance products in 2024. It is important to note that these offerings may come under the regulatory purview of the Securities and Exchange Board of India (SEBI) and the Insurance Regulatory and Development Authority of India (IRDAI), respectively. These additional services are not currently available but are under development and provide the potential to leverage Afinoz’s customer base and generate additional revenues.

Afinoz’s primary goal is capturing a significant share of India’s subprime borrowers over the next three to five years. Currently India’s population is 1.4 billion, with an estimated 160 million people classified as “credit underserved” meaning they are either unable to secure credit or are charged extraordinary interest rates.2 Only half of the country’s 400 million workers are “credit active” defined as having loans or credit cards. With increasing digital accessibility and experience, increases in spending power and Indian GDP Afinoz expects significant growth in the credit eligible population.

Afinoz plans to increase its number of lending partners and expects to continue developing financial technologies to provide a broad portfolio of financial products including credit cards, insurance, investments, automated income tax filing and other services, in an effort to offer consumer curated products. Afinoz endeavors to offer terms with lower cost, easy repayment cycles and minimum documentation. To support our customer profile strategy, we plan to create an “Afinoz Score” based on detailed customer profiles. The Afinoz Score is a comprehensive financial scoring methodology that leverages a variety of techniques, including machine learning and AI-based models. It assesses multiple facets of a customer, including their customer profile, e-commerce transactions, entertainment preferences, employment history, smartphone application usage, remittances, travel and expenditure patterns, among others.

Competition

Afinoz competes with banks and other traditional loan providers, as well as online lead generators, aggregators, digital banks and financial technology mobile app platforms. Afinoz’s key competitors in India include Paisabazaar Marketing and Consulting Pvt. Ltd., A&A Dukaan Financial Services Private Limited., Mywish Marketplaces Pvt. Ltd. and Mymoneymantra Fintech Private Limited.

Partnerships and Alliances

Afinoz’s lending partners consist of more than 50 organizations, including Bjaj FinServ, Axis Bank, HDFC Bank, Kotak Bank, IDFC Bank, Yes Bank, Tata Capital, Money View, Paysense, Upwards, Finnable, Cashe, Fullerton, and Incred. Afinoz has an exclusive partnership with one of India’s largest mobile phone companies, Lava International, which provides access to more than 12 million mobile phone users and more than 100K merchants. We benefit from Lava phones having Afinoz preinstalled for users. Afinoz also has access to Lava’s offline retailer network as a Fintech Partner. Lava is a leading mobile provider in India, with a focus on economically underserved people, the largest consumer segment in the world.

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2        Source: TransUnion CIBIL April 2022.

Market Opportunities

Afinoz believes that there is a significant need for financial services in India’s largely untapped sub-prime market, which is often overcharged by banks as well as fintech service providers who also provide consumer loans. Afinoz is a market aggregator offering solutions to help sub-prime borrowers secure loans, and at fair rates. The low-income segment of the world’s population who earn less than $5.50/day includes 4 billion people according to the World Bank.

In the past half-decade, India has experienced exponential growth in Internet and mobile phone access. Today more than 620 million people in India are connected to the Internet compared to 314 million in 2015. India has also seen significant smartphone adoption, with more than 39% of the population using smartphones in 2020 compared to 17% in 2015. India now has the second-highest number of smartphones in the world (after China). By 2030, it has been suggested that India will have over 1 billion Internet users, 1 billion smartphone users, 571 million mobile wallet users and 541 million online shoppers. Indian consumers are adopting mobile based financial services for payments, loans, as well as lifestyle applications.

Key Differentiators

Afinoz’s main focus is on a more localized, sub-prime customer-centric approach, powered by an AI-driven data platform. As we build more comprehensive customer profiles, our AI is helping customers complete applications and reach the greatest number of lenders more quickly. We plan for our AI to create comprehensive customer profiles by analyzing their purchase histories, preferences and behaviors. We plan to implement AI-powered chatbots or virtual assistants to provide real-time customer support, answer inquiries, and assist with the sales process, thereby enhancing customer engagement. In addition, we plan to use AI algorithms to forecast customer demands, enabling us to pitch other financial products accordingly. These key features distinguish the company from its peers, giving it a competitive edge in the market. Afinoz has several unique selling propositions (USPs) that set it apart from competitors.

Firstly, Afinoz offers a single app for users to save their financial data and develop healthy financial habits which helps in easy loan application process and simplified financial management.

Secondly, Afinoz tries to provide best deal during the entire loan tenure, giving users peace of mind and reducing the need for them to switch lenders on their own.

Thirdly, Afinoz is developing its proprietary Afinoz Score to increase the probability of loan approval for users, providing personalized recommendations and customized loan options based on their financial history.

Lastly, Afinoz is trying to unlock the fastest loan disbursal in the market, providing users with the funds they need when they need them.

Afinoz is currently live with its lending product and has several product milestones on the horizon. These include the gamification, Afinoz Score, bidding, and adding more financial products such as credit cards, insurance, investments, and auto-ITR filling. They are also adding services to reduce costs for financers.

Compliance with KYC Requirements

The onus of KYC verification lies on the lenders/financial institution to complete the KYC as Afinoz is just a facilitator. Furthermore, our business model prioritizes compliance with applicable laws, including expanded privacy protections, ensuring transparency and ethical practices.

Location of Entities

We have 2 legal entities:    Mobitech International LLC, registered in the UAE, and DS Finworld Private Limited, registered in India. Mobitech International Ltd., which falls under UAE jurisdiction, is subject to the following requirements:

1.      Minimum Capital Requirement:    The UAE requires a minimum share capital for an LLC. The specific amount varies depending on the business activity and location within the UAE.

2.      Management:    LLCs in the UAE can have a flexible management structure, allowing foreign investors to manage the company. However, the appointment of a local service agent or manager may be required in certain cases.

3       Regulation:    Business activities and regulations may vary from one Emirate to another, so it is essential to understand the specific rules and requirements for the chosen location.

DS Finworld Private Limited is subject ot the following requirements under India law:

1.      Limited Liability:    Shareholders’ liability is limited to the extent of their shareholding. Their personal assets are generally protected from the company’s debts and liabilities.

2.      Minimum Capital Requirement:    There is no specific minimum capital requirement for a Private Limited Company in India. It can be incorporated with a nominal share capital.

3       Management:    Private Limited Companies are managed by directors and officers, who are responsible for the day-to-day operations and decision-making.

Government Regulation — India

Our business is subject to basic guidelines that are not directly related to our operations but are of critical importance to banks and NBFCs (private lenders). We function just as facilitators, working on a commission basis, and do not assume any underwriting risk. Below are a few of these regulations:

1.      Companies Act 2013

The Companies Act 2013 is an Act of the Parliament of India on Indian company law which regulates incorporation of a company, responsibilities of a company, directors, dissolution of a company.

2.      Information Technology Act, 2002

The Information Technology Act seeks to (i) provide legal recognition to transactions carried out by various means of electronic data interchange involving alternatives to paper-based methods of communication and storage of information; (ii) facilitate electronic filing of documents; and (iii) create a mechanism for the authentication of electronic documentation through digital signatures. The Information Technology Act facilitates electronic commerce by recognizing contracts concluded through electronic means, protects intermediaries in respect of third party information liability and creates liability for failure to protect sensitive personal data.

The Information Technology Act empowers the Government of India to formulate rules with respect to reasonable security practices and procedures and sensitive personal data. In exercise of this power, the Department of Information Technology, Ministry of Electronics and Information Technology, Government of India (“DoIT”), on April 11, 2011, notified the Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules, 2011 (“IT Security Rules”) which prescribe directions for the collection, disclosure, transfer and protection of sensitive personal data by a body corporate or any person acting on behalf of a body corporate. The IT Security Rules require every such body corporate to provide a privacy policy for handling and dealing with personal information, including sensitive personal data, ensuring security of all personal data collected by it and publishing such policy on its website. The IT Security Rules further require that all such personal data be used solely for the purposes for which it was collected and any third party disclosure of such data is made with the prior consent of the information provider, unless contractually agreed upon between them or where such disclosure is mandated by law.

The DoIT also announced Information Technology (Intermediaries Guidelines and Digital Media Ethics Code) Rules, in 2021 (“IT Intermediaries Rules”) requiring intermediaries receiving, storing, transmitting, or providing any service with respect to electronic messages to not knowingly host, publish, transmit, select or modify any information prohibited under the IT Intermediaries Rules, to disable hosting, publishing, transmission, selection or modification of such information once they become aware of it, as well as specifying the due diligence to be observed by intermediaries.

3.      Consumer protection laws, including the Consumer Protection Act, 2019 and rules made thereunder:

The Consumer Protection Act was designed and enacted to provide simpler and quicker access to redress consumer grievances. It seeks, amongst other things, to promote and protects the interests of consumers against deficiencies and defects in goods or services and secure the rights of a consumer against unfair trade practices, which may be practiced by manufacturers, service providers and traders. The definition of “consumer” under the Consumer Protection Act includes persons engaged in offline or online transactions through electronic means or by tele-shopping or direct-selling or multi-level marketing. It provides for the establishment of consumer disputes redressal forums and commissions for the purposes of redressal of consumer grievances. In addition to awarding compensation and/or passing corrective orders, the forums and commissions under the Consumer Protection Act, in cases of misleading and false advertisements, are empowered to impose imprisonment for a term which may extend to two years and fine which may extend to ten lakhs.

In line with the Consumer Protection Act, the Ministry of Consumer Affairs, Food and Public Distribution, Government of India (“Ministry of Consumer Affairs”) has also notified the Consumer Protection (E-Commerce) Rules, 2020 (“E-Commerce Rules”) on July 23, 2020, which provide a framework to regulate the marketing, sale and purchase of goods and services online. The E-Commerce Rules govern e-commerce entities which own, operate, or manage, a digital or electronic facility or platform for electronic commerce, and sellers of products and services. The Ministry of Consumer Affairs has also released draft amendments to the E-Commerce Rules for public comments. The aforesaid draft amendments require e-commerce entities to, amongst other things, register themselves with the Department for Promotion of Industry and Internal Trade, appoint a chief compliance officer, a nodal contact person and a resident grievance officer. Additionally, the draft amendments prohibit e-commerce entities from misleading users by manipulating search results, prohibit flash sales and abuse of dominant position, and mandate e-commerce entities to identify sponsored listings of products and services with clear and prominent disclosures.

4.      The Trade Marks Act, 1999

The Trade Marks Act governs the statutory protection of trademarks and prevention of the use of fraudulent marks in India. It provides for the application and registration of trademarks in India. It also provides for exclusive rights to marks such as brand, label, and heading and to obtain relief in case of infringement for commercial purposes as a trade description. Under the provisions of the Trade Marks Act, an application for trade mark registration may be made with the Trade Marks Registry by any person or persons claiming to be the proprietor of a trade mark, whether individually or as joint applicants, and can be made on the basis of either actual use or intention to use a trade mark in the future. Once granted, a trade mark registration is valid for 10 years unless cancelled, subsequent to which, it can be renewed. If not renewed, the mark lapses and the registration is required to be restored to gain protection under the provisions of the Trade Marks Act. The Trade Marks Act prohibits registration of deceptively similar trademarks and provides penalties for infringement, falsifying or falsely applying for trademarks. Further, pursuant to the notification of the Trade Marks (Amendment) Act, 2010, simultaneous protection of trade mark in India and other countries has been made available to owners of Indian and foreign trade marks. It also seeks to simplify the law relating to the transfer of ownership of trade marks by assignment or transmission and to bring the law in line with international practices.

5.      Labor Law Legislation:

a.      Minimum Wages Act, 1948: An Act of Parliament concerning Indian labor law that sets the minimum wages that must be paid to skilled and unskilled laborers.

b.      Payment of Wages Act, 1936: An Act to regulate the payment of wages of certain classes of employed persons.

c.      Child Labour (Prohibition and Regulation) Act, 1986: An Act to prohibit the engagement of children in certain employments and to regulate the conditions of work of children in certain other employments.

d.      Equal Remuneration Act, 1976: An Act to provide for the payment of equal remuneration to men and women workers and for the prevention of discrimination, on the ground of sex, against women in the matter of employment and for matters connected therewith or incidental thereto.

e.      Sexual Harassment of Women at Workplace (Prevention, Prohibition and Redressal) Act, 2013: An Act to provide protection against sexual harassment of women at workplace and for the prevention and redressal of complaints of sexual harassment and for matters connected therewith or incidental thereto.

f.       The Code on Wages, 2019: The Code on Wages seeks to — regulate wages & bonus payments in all employments — where any industry, trade, business, or manufacturing is carried out.

6.      Laws relating to taxation:

a.      Income Tax Act 1961, the Income Tax Rules, 1962, as amended by the Finance Act in respective years.

b.      Central Goods and Service Tax Act, 2017, the Central Goods and Service Tax Rules, 2017 and various state-specific legislations made thereunder.

7.      Compliance with Regular regulations, notices and circulars by RBI: The RBI has issued guidelines for DSAs involved in selling financial products such as loans. These guidelines include due diligence requirements, customer confidentiality, and code of conduct for DSAs.

8.      Competition Commission of India (CCI): CCI ensures fair competition in the market and may take action against DSAs if they engage in anti-competitive behavior.

Government Regulation — Sharjah Media City Free Zone Governmental Regulations

While there are no particular regulations that could directly impact revenue or new product line, it’s important to note that Sharjah Media City (Shams) Free Zone is subject to general regulatory guidelines, including:

Trade Licensing Regulations:    Compliance with Shams’ trade licensing regulations is vital, as they dictate the permissible activities, ownership structures, and licensing fees, potentially affecting business operations.

Taxation and Customs Regulations:    Understanding the tax regime and customs regulations in the free zone can impact financial planning and profit margins.

Intellectual Property Rights:    Protection of intellectual property through copyright, trademark, and patent regulations can influence the revenue by safeguarding the value of creative assets.

Employment and Labor Laws:    Adherence to labor laws, including employment contracts, wages, and working conditions, can impact the cost structure and workforce productivity.

Health and Safety Regulations:    Ensuring a safe and healthy work environment for employees is not only a legal requirement but also influences operational efficiency.

Employees

Afinoz has a total of 32 employees, 31 of which are located in India and one in Dubai, UAE. Such individuals are employed by Afinoz in five critical areas, including customer engagement, information technology, marketing, human resources and administration, as well as finance.

Facilities

Afinoz’s principal executive office is located in Uttar Pradesh, India, and the offices of its parent company, Mobitech International Limited are located in Dubai, UAE. Afinoz believes that its current facilities are adequate to meet its immediate needs.

Intellectual Property

Investing in Afinoz means investing in a company that prioritizes intellectual property (IP) and ensures compliance with all terms of use for third-party software. The Afinoz trademark guarantees that our proprietary AI-driven data platform is built solely in-house, providing investors with peace of mind and confidence in the company’s commitment to creating unique and valuable products. The company also foresees to build various other proprietary technologies in the future which will require patenting such as Afinoz Score, Gamification, Bidding Platform etc. Furthermore, Afinoz conducts thorough audits of its codebase to ensure that no violations occur.

We incorporate technology from third parties such as Message/Email integrations, CRM integration tools, Google Analytics, Google Console, and Facebook Pixel integration. We use standard APIs for integrating an information flow into our system.

Legal Proceedings.

There are no legal proceedings against Afinoz.

The Combined Entity

Following the consummation of the Business Combination, the Combined Entity, despite Afinoz’s current smaller market share, intends to become a leading international digital financial service company by introducing breakthrough financial products and services that solves critical long-standing customer and business problems through technology and business model innovations. The Combined Entity’s product vision and growth strategy can be divided into the following four focus areas:

1.      Super App — a comprehensive and engaging digital peer-to-peer (P2P) financial services platform for banked and unbanked populations worldwide.

2.      A Decentralized (Blockchain) Cross-border Payment Settlement Platform — providing near real-time payment settlement of transactions for cross-border financial institutions and banks.

3.      Digital Lending — an artificial intelligence-enabled (AI) digital lending platform for global businesses and consumers, including subprime lending.

4.      Acquisition and Growth — in the coming months and years, we expect to make additional acquisitions to generate new revenue streams, acquire new customers, implement our corporate strategy, and provide competitive advantages.

1.      Super App Portfolio

The Combined Entity plans to launch a Super App platform in the U.S. in 2024 supported by proprietary innovations as well as licenses and partnerships. For example, the Combined Entity expects to process cross-border payments in mere seconds instead of days, at lower cost, with greater simplicity and faster processing than most banks and financial institutions. Lower costs include lower transaction fees and lower currency conversion spreads. We plan to develop a combination of blockchain technology and process innovations to provide lower fees than the current average of 4-6%. The new blockchain platform that we envision developing will connect global banks and financial institutions using our proprietary APIs. The platform will cut down intermediaries, which will lower the costs and increase the transactional speed. The Super App plans to provide a frictionless experience and fewer “pain points”, allowing users to access various services using a single set of credentials and reducing the hassle of managing multiple accounts and passwords for financial payments and transfers. Security will be a top priority. The Super App will incorporate robust encryption protocols and multi-factor authentication, ensuring the safety of user data and financial information. We expect to offer a broad spectrum of digital financial services to consumers, merchants, and financial partners including payments and remittances as well as non-financial services. The development of our Super App is a dynamic process — we will continue to evolve and expand the platform to provide a more comprehensive suite of services over time. Specific features we expect to add include digital money management services accessible from mobile phones and laptops, digital wallets, digital credit and debit cards, digital lending, digital investment and trading, digital insurance, AI-based opportunities, and many more services that users can conveniently access through a single app. The AI integration of the Super App will leverage data analytics and machine learning algorithms to provide personalized recommendations and insights, helping users make smarter financial decisions. The Super App will be positioned as a solution for users in many countries and markets, and will promote financial inclusion by providing access to financial services for individuals who may have had limited access to traditional banking services.

2.      Cross-border Payment Settlement Portfolio

The settlement of payments across borders is a critical process that requires the smooth and secure transfer of funds between parties. This process often suffers from inefficiencies, delays, and high costs. The payment settlement platform of the Combined Entity that we envision to develop will be a highly efficient, near real-time, global payment settlement system, including an efficient currency exchange and remittance network. This product is expected to be marketed to banks and financial institutions as a solution to process cross-border payments in real time with end-to-end real-time tracking and certainty. The Combined Entity plans to primarily focus on banks and other financial institutions in North America, Europe, and emerging markets such as Southeast Asia. Our solution enables banks to expand payment offerings into new markets that are otherwise difficult or expensive to reach. The Combined Entity Chief Executive Officer, Dr. Saiful Khandaker has been working in cross-border payment industries since 2009. In parallel to developing our new settlement platform, we will be exploring acquiring cross-border payment companies with existing MSB (Monsey Services Business) licenses and existing customer base in the United States. We will enhance existing Afinoz’s mobile wallet to integrate cross-border payments and launch the product in the United States. The Combined Entity will use blockchain technology, a global network, business partnerships, and process innovations to reduce high-risk premiums and other costs that increase the cost of many trade financing transactions. The following benefits will be offered to banks and other financial service providers:

a.      A cost-effective, efficient payment network for banks, money transfer agents, trading partners and fintech companies.

b.      Maintenance of multi-currency accounts for global financial institutions.

c.      Supply Chain Finance efficiency enabling better liquidity management by reducing delays and disputes.

d.      Remittance services with reduced fees, faster settlement times, and increased transparency.

e.      Reduced transaction costs through streamlined processes and advanced technology.

f.       Efficiency and speed, through improvised processes resulting in faster settlement times and improved liquidity.

g.      Transparency, security, and ease of use.

h.      Peer-to-Peer Payments enabling direct peer-to-peer payments, eliminating the need for intermediaries.

3.      Digital Lending Portfolio

Digital lending democratizes access to credit and empowers individuals and businesses in many ways that can fuel economic growth. For example, there are an estimated 400 million-plus people in India who do not have access to bank loans. Through our Afinoz platform, the Combined Entity plans to gain access to one of the largest lending markets in the world. The Combined Entity expects to utilize Afinoz’s current operation to acquire more customers in India and intends to expand Afinoz’s digital lending business into other countries potentially in Southeast Asia. Advanced technologies, such as machine learning and artificial intelligence, will be used to enhance credit assessment models, leading to even more accurate risk evaluation and efficient loan processing. The Combined Entity will accelerate collaboration with financial institutions to increase portfolios and provide more options for customers to choose from. The portfolio will primarily focus on the following services and markets:

a.      Consumer Loans: In collaboration with Financial institutions, the Combined Entity will address consumer needs by offering and facilitating personal loans including car loans, education loans, medical loans, debt consolidation loans, and more. These services will provide consumers with quick access to funds, with a goal to help improve the quality of people’s lives.

b.      Small Business Loans: The platform will include loan services for Small and medium-sized enterprises (SMEs), with a focus on using technologies and innovative processes to improve the lending process. Currently, many small businesses face challenges obtaining loans from traditional banks due to various requirements such as manual credit checks, subjective decision-making and approvals, etc. Our platform will address small business needs by offering quick and flexible loans to help SMEs meet their working capital needs, expand their businesses, and invest in new ventures.

c.      Peer-to-Peer (P2P Lending: Our platform will directly connect borrowers with individual lenders, eliminating or minimizing the need for financial intermediaries. This will enable alternative investment opportunities for many types of lenders, while offering borrowers competitive interest rates and flexible terms.

d.      Invoice Financing: Our platform will facilitate quick and efficient invoice financing for businesses by allowing them to convert invoices into cash flow/working capital that enables more efficient operations and growth.

e.      Export/Import Insurance Market: Our platform will leverage the profile data of business customers to help export/import insurance providers offer better prices and reach new customers. This will accelerate export/import transactions, and enhance economic growth.

4.      Growth Through Acquisition

Fexd expects to acquire more digital financial services companies, especially in Southeast Asia, to grow Fexd’s customer base and accelerate revenues, while we continue to develop our proprietary blockchain-based platform. New acquisitions will increase the Fexd product portfolio, provide access to new markets, increase competitive advantages, and the customer experience. New acquisitions will also provide technological enhancements that can be quickly integrated into our platform. Our own proprietary technologies will continue to increase the value of the company long-term and more acquisitions will complement our proprietary developments. New acquisitions are expected to provide a variety of benefits including:

a.      Access to Innovative Technology: New acquisitions will give immediate access to developing technologies that we will use to enhance our services, improve efficiency, and deliver superior customer services.

b.      Accelerated Innovation: New acquisitions will help us to fast-track innovation by adding new state-of-the-art capabilities.

c.      Market and Customer Expansion: New acquisitions will offer strategic opportunities to enter new markets, expand our customer base, and provide new and better services to existing market segments. Acquisitions in emerging markets can also provide a valuable entry point into niche markets, allowing us to diversify our offerings and reach a broader range of customers, globally.

d.      Talent Acquisition and Retention: Acquiring new companies will enable us to attract talented resources. It will also help to retain top talents who love new challenges, innovations and growth. The outside-in perspectives and expertise from acquired companies will help us drive a more agile and innovative environment across our company organization.

The Combined Entity’s Network Approach

The Combined Entity, through Afinoz, will have an established user base in India. The Combined Entity intends to continue to grow in India and to expand into additional markets with a focus on growing existing markets and expanding into similar markets like Indonesia and Bangladesh. However, these plans are aspirational and come with inherent risks; their realization is uncertain and subject to potential challenges. It is expected that there will be opportunities for further geographic expansion into other developing countries and markets once the Combined Entity becomes profitable.

We are focused on building a strong management team that will manage complex global businesses with efficiency and smooth execution. We want to build robust compliance frameworks, ensure data security, and privacy, shall build solid trust among customers, regulators, and other stakeholders, and secure credibility in the market. The DNA of our decision-making processes will be built upon market needs, market analysis and ongoing analysis of operating results. We shall collect and analyze relevant data and extract valuable insights to understand customer behavior and market trends as well as evolving technological innovations. Our long-term strategy is to create a global payment network that will enable individuals and businesses to move, save, and grow money anywhere anytime.

The Combined Entity’s Marketing Strategy

The Combined Entity plans to inspire and guide client-centric solutions today, tomorrow, and in the future. Through our marketing strategy, we plan to unite how we communicate as a brand and how our customers consider our services regarding financial and blockchain solutions. We will be deploying a strong differentiated brand that proliferates the offerings of the companies we acquire as well as the brands we build internally — all aim to “help individuals and organizations grow their potential now and, in the future”.

The Combined Entity will deploy a strategic, carefully prescriptive plan that will leverage and grow the capabilities and reach of the brands in our portfolio while, in parallel, building and executing new competences to scale to additional markets progressively. The best-in-class channels and platforms will be utilized to efficiently reach our target audiences including artificial intelligence-based ad tools, traditional and digital advertising, mobile and social advertising, TV advertising and more. The media strategy will be applied in a slow crescendo affect, measured, optimized, and redeployed as needed to aim for competitive Customer Acquisition Cost values (<$20 — with variance depending on the type of product and the target audience).

Our marketing will be resourced by internal hired experts based out of the U.S. with micro-marketing teams in the local markets with a direct line to corporate marketing. The internal marketing team will be further supported by strategic and creative agencies both from enterprise and with local contacts to support, execute and manage all commercial marketing efforts.

Market Analysis

1.      Overarching Corporate Target Markets with:

•        A growing working class;

•        Large underbanked populations;

•        Favorable regulatory policies;

•        Partners that can accelerate adoption; and

•        The ability to dominate the U.S. immigrant population.

2.      Our Marketing Targets: Surgical Focus to Scaled Outreach

•        Brand Communications: Mass consumers in US, India, Bangladesh & Indonesia.

•        Current: Mass consumers in India targeted through native app distribution advertising.

•        Future Forward: gradually increase market outreach.

•        2024 Outreach (April onwards):

•        US mass consumers that make up 134 million consumer units.

•        Bangladesh mass consumers that make up 12 million units.

•        2024 – 2025 Outreach (September onwards):

•        Indonesia mass consumers population of 52 million individuals.

•        Brand Communications: Institutions & Strategic Partners in US, India, Bangladesh & Indonesia.

•        Product Specific:    Qualified audience segments will be targeted with Lending and/or the Super App in India, Bangladesh, US, and Indonesia progressively.

•        Afinoz India — Exclusive partners are crucial to product distribution:

•        DTC: More than 12 million customer base.

•        Merchant Network: 100,000 merchants (B2B).

Competitive Opportunity

Current Competitor Landscape for Afinoz in India:

Completely Unique Proposition

SUB PRIME
AFINOZ
Digitalizing Finance
TECHNOLOGY
TRADITIONAL
AI DRIVEN DATA
PLATFORM
MyMoneyMantra
Seal the deal
paisabazaar.com
bankbazaar.com
WISH FIN
PRIME

	FOCUS	Approach	CUSTOMER	LOCALISED
WE	Customer	AI Driven Data Platform	Sub-Prime	More Local
PEERS	Lender & Commission	Now moving towards Digitization	Prime	Less Local

No one competitor has addressed the needs of the underbanked or reimagined more effective solutions that drive less cost burden on the end-users and institutions that leverage the existing payments/lending technologies. The below companies are brands we would be looking to supersede with our product(s) Afinoz is planning to offer plus blockchain products launching in specific markets. These brands do not concretely address the markets and corresponding customers FEXD will be focused on.

Firm	Brand value proposition statements	Personality	Differentiator	Corporate Description
Meta	Bringing people closer every day.	Creative, modern, tech fwd, human, emotive, openminded, safe	US based, proprietary platforms + acquisitions; attractive cross-gen	Provider of social networking, advertising, and business insight solutions
Coinbase	Increasing economic freedom in the world.	Accessible, tech fwd, safe, gen next, fast, modern	Security protocols, compliance (regulatory licenses), industry-leading partnerships, efficient execution	Leading crypto exchange and wallet platform that offers a trusted way for users to access the broader cryptoeconomy
JP Morgan	Leading financial services firm based in the U.S., with operations worldwide.	Trustworthy, safe, faithful, integrity, responsible, leader, strong	Size and scale, diversification, client service, risk management	Serves millions of customers in the U.S. and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands.
Paypal	A simple and safer way to pay and get paid.	Simple, fast, safe, convenient, global, innovator, sharp, modern, friendly	Strong and integrated e-commerce payments ecosystem, size, safety, fraud and risk management	Engages in the development of technology platforms for digital payments. Its solutions include PayPal, PayPal Credit, Braintree, Venmo, Xoom, and Paydiant products
Stripe	A complete payments platform, engineered for growth.	Tech fwd, fast improving, reliable, global, accessible, valuable	Fully integrated suite of payments products, best-in-class clients and partners, technology-first approach	Financial Services and SaaS company offering a suite of APIs powering online payment processing and commerce solutions for internet businesses of all sizes.
Microsoft	Empower every person and every organization on the planet to achieve more.	Competent, reliable, successful, innovative, leader, omnipresent	Economies of scale, network effect, brand, IP	Enables digital transformation for the era of an intelligent cloud and an intelligent edge.

The competitors in the current global landscape spend between $.5 billion and $20 billion on their marketing and advertising, which informs our spending levels.

FEXD Value Proposition

We are focused on optimized, modern and transparent operations to facilitate a variety of money solutions to serve the unbanked globally with less cost burden on the end-user.

We plan to provide an unrivaled user experience across all its interfaces to make it the best and efficient experience for user-types across multiple markets. The aggregated Super App will serve up the service and/or solution based on your location around the globe.

We are launching and scaling a perpetual brand cycle that continuously deploys solutions for the people who need it most while also identifying ways to apply positive impact in the markets that need it most. We are focused on serving the 1 billion plus underbanked population starting in India and expanding this to additional regions who need cashless tools and services to have a chance to better manage their financial health. We are planning to launch the following products starting with our India customers, and then in 2025 for Bangladesh and UAE:

•        Credit Cards: Scheduled for release in 2024.

•        Investment and Insurance Products: Scheduled for launch in 2025.

•        Afinoz Score and Bidding Platform: Anticipated launch in 2025.

•        Decentralized (Blockchain) Cross-Border Payment Settlement Platform: Also set for introduction in 2025.

We estimate we will spend $2 million for development of these products and plan to spend around $15 million for launching products in India, Bangladesh and UAE. The funds from the PIPE investment will be used for implementing this expansion plan.

We are credible in driving this and our reasons to believe are:

•        Drive Towards Zero Cost: Evolving the way money moves, rests, and invests at the regulatory and infrastructure levels to exert less to $0 cost on the end-user. More affordable access to tools and financial and health solutions.

•        Innovative: Build and launch regulated and risk-mitigating products, technology and services using artificial intelligence, blockchain and the next iteration of the internet built on the blockchain (“Web3”) platforms to drive efficiency, quality, and scale across key financial products.

•        Make Impact: Evolving the way technology is applied to solve humanity related issues (financial, health, and education) and ultimately give back to our communities.

•        Our Competitive Edge:

•        Our People: We believe that our team has unrivaled subject matter expertise and a successful track record of developing solutions for leading companies across technology and payments industries.

•        Research & Insights: We believe that the relationships our team has spent years developing through its experience in technology, payments and banking are foundational to our access to intelligence and ability to be first knowers or fast optimizers.

•        Afinoz Digital Lending: An artificial intelligence-enabled (AI) digital lending platform for global sub-prime customers.

•        Blockchain solutions: Near real-time payment settlement platform for cross-border financial institutions and banks through our affiliate partner, SMC Blockchain Org.

•        Super App: A digital peer-to-peer (P2P) financial services platform for banked and unbanked populations worldwide. Leveraging Afinoz app to develop additional features and products.

Marketing Strategy

We stand for supporting and building the wealth of tomorrow.

1.      Current Strategy Overview

•        Utilize affiliate marketing, partnerships, and digital ads for app growth.

•        Encourage app downloads, user engagement, and loan issuance.

2.      Brand Evolution for Market Penetration

•        Rebrand Afinoz for increased market presence.

•        Launch new products in target markets: India, Bangladesh, Indonesia, USA.

3.      Market Segment Focus

•        Offer solutions for operational efficiency and market growth for institutions and regulators.

•        Provide consumers with tech-advanced tools for financial, health, education, and wealth.

•        Target underserved markets with equitable products and impact through charity.

4.      Structured Marketing Deployment

•        Apply a systematic go-to-market process for in-house brands and acquisitions.

•        Focus on strategy, goals, resources, KPIs, planning, and commercial launch.

•        Maintain brand integrity and transparency.

5.      Marketing Campaign Launch for FEXD Products

•        Objective: Boost awareness, downloads, and engagement for Afinoz & Super App.

•        Markets: India, Bangladesh, Indonesia, US.

•        Channels: PR, online ads, social media, email campaigns, event sponsorships, TV, SMS, SEO/SEM, influencer partnerships.

6.      Content Strategy to Drive Engagement

•        Highlighting underserved markets, power shifts, cashless societies, blockchain benefits, and AI in finance.

•        Currently live with Investor Business Network

1.      Underserved/Overlooked Markets (Asia, ME, Africa, LATAM)

2.      Purchase Power Shifted

3.      Cashless Societies & Equipping them with Scalable Access

4.      Blockchain Evolving How We Live

5.      Power of Crypto in Emerging Markets

6.      Using AI Intelligently to Power Financial Solutions

7.      Upcoming Partnerships

•        Collaborate with media brands and affiliate partners aligned with brand values: Forbes, Bloomberg, Times of India, B4U, and more.

8.      Marketing and Sales Collateral

•        Investor pitch decks for P2P distribution or formal presentations.

•        Thought leadership content available online and via direct email.

•        Promotional materials like brochures and website links to subsidiary brands.

•        Case studies, product sheets, account reports.

•        Email campaigns using HubSpot for CRM and marketing automation.

EXECUTIVE AND DIRECTOR COMPENSATION OF AFINOZ

This section discusses the material components of the executive compensation programs for Afinoz’s Named Executive Officers (identified below) for the fiscal year ended December 31, 2022 (fiscal 2022) and fiscal year ended December 31, 2021 (fiscal 2021). This discussion may contain forward-looking statements that are based on Afinoz’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Combined Entity adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

Afinoz has opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as it is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for indie’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer (such individuals, the “Named Executive Officers”).

Pankaj Kumar Satija was Afinoz’s principal executive officer for the entirety of fiscal 2022 and fiscal 2021. The two most highly compensated executive officers of Afinoz that were serving in such capacity at the end of fiscal year 2022 (other than Mr. Satija) were Navneet Singh Lal and Sujit Kumar Singh.

Therefore, for the fiscal year ended December 31, 2022, Afinoz’s Named Executive Officers were:

•        Pankaj Kumar Satija, Chief Executive Officer;

•        Navneet Singh Lal, Chief Technology Officer; and

•        Sujit Kumar Singh, Head of Finance.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	All Other Compensation ($)	Total ($)
Pankaj Kumar Satija	2022	40,698	3,259	43,957
Chief Executive Officer	2021	40,039	4,098	44,137
Navneet Singh Lal	2022	14,634	—	14,634
Chief Technology Officer	2021	6,732	—	6,732
Sujit Kumar Singh	2022	14,704	—	14,704
Head of Finance	2021	13,220	—	13,220

Compensation mentioned above relates to office car expenses.

See “Management of the Combined Entity Following the Business Combination” for a description of the persons that will become the executive officers of the Combined Entity upon the Closing.

Employment Arrangements

Ms. Suneja, Head of Business, India Markets will enter into an employment agreement with the Combined Entity.

We have entered into an offer letter with each of the Afinoz/Mobitech employees. The letters do not have a specified term and provide that the employee’s employment with the Company is at-will. Each letter provides for the employee to receive a base salary and to participate in the Company’s benefit plans made available to employees generally. The letters do not provide for any severance or other benefit upon a termination of the executive’s employment.

2023 Equity Incentive Plan

If approved by Fexd’s Board and stockholders, the 2023 Equity Incentive Plan will govern equity-based awards to be granted by the Combined Entity following the consummation of the Business Combination. For more information about the 2023 Equity Incentive Plan, see “The Equity Incentive Plan Proposal.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AFINOZ

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the “Business” section and Afinoz’s audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021, together with related notes thereto, and unaudited consolidated financial statements as of and for the six months ended June 30, 2023 and 2022, together with related notes thereto, and other information included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Information About Afinoz” and the unaudited pro forma condensed combined financial information as of and for the six months ended June 30, 2023 and for the year ended December 31, 2022 (in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Combined Condensed Financial Information”). This discussion contains forward-looking statements that involve risks and uncertainties. Afinoz’s actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus. Additionally, Afinoz’s historical results are not necessarily indicative of the results that may be expected in any future period. Amounts are presented in U.S. dollars.

Results of Operations

Six Months Ended June 30, 2023 Compared to Six Months Ended June 30, 2022

The following table presents our condensed consolidated results of operations for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022	$ Change
Revenue	$593,868	$473,954	$119,914
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	215,198	265,431	(50,233)
Sales, Marketing and operations	288,676	217,932	70,744
General and administrative	34,520	54,199	(19,679)
Technology and development	15,915	4,036	11,879
Depreciation on Property, Plant and Equipment	2,404	4,235	(1,831)
Amortization of Intangible Assets	12,565	13,128	(563)
Total Cost and Expenses	$569,278	558,961	10,317
Income (Loss) from operations	24,590	(85,007)	109,597
Interest expense, net	—	—	—
Other expense (income)	(8,810)	15,407	(24,217)
Income (Loss) before income taxes	$33,400	(100,414)	133,814
Provision for (benefit from) income taxes	—	—	—
Net Income (loss)	$33,400	$(100,414)	$133,814

Revenue

The following table presents revenue for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022	$ Change
Commission Income	$593,868	$473,954	$119,914
Revenue	$593,868	$473,954	$119,914

In 2023, our revenue surged due to our relentless focus on customer satisfaction, resulting in increased billing. This signifies the positive impact of our customer-centric approach and reflects customers’ growing investment in our products and services. Our commitment to delivering value and exceeding expectations continues to drive our success.

Breakdown of revenues generated and loan disbursement amounts from subprime and prime digital lending activities as on June 30, 2023:

Particulars	Prime borrowers	Sub-Prime borrowers
Loan disbursement	$34,026,022	$4,045,056
Revenue
Commission	304,025	101,126
Less: Sales Discount and refunds	—	—
Net Commission	304,025	101,126
Consultancy Fees	188,717	—
Total Revenue	$492,742	$101,126

Breakdown of revenues generated and loan disbursement amounts from subprime and prime digital lending activities as on June 30, 2022:

Particulars	Prime borrowers	Sub-Prime borrowers
Loan disbursement	$25,199,156	$3,625,820
Revenue
Commission	279,921	88,833
Less: Sales Discount and refunds	—	—
Net Commission	279,921	88,833
Consultancy Fees	105,200	—
Total Revenue	$385,121	$88,833

The fees or commission charged for financing services are determined through negotiations with clients. As per ASC 606 revenues related to financing services are recognized after disbursement of the loan and satisfactory closer of each transaction in line with each respective loan agreement.

Cost of sales

The following table presents cost of sales for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022	$ Change
Cost of Revenue	$215,198	$265,431	$(50,233)
Cost of Revenue	$215,198	$265,431	$(50,233)

Cost of revenue consists primarily of costs associated with Consultancy fees, compensation and other employee-related costs relating to operations, and Referral Fees.

The $50,233 reduction in the cost of sales as of June 30, 2023, compared to June 30, 2022, can be attributed to the focused efforts on automating lead conversions and application process resulting in employee cost reduction. This strategic approach has resulted in a notable decrease in our overall cost of sales. Through the implementation of efficient automated processes, we have streamlined lead conversions and effectively lowered the expenditures associated with direct costs.

This $50,233 decrease can be further broken down into the following components:

a)      There was a $66,005 increase in Consultancy Fees expenses as of June 30, 2023, compared to June 30, 2022.

b)      Compensation and other employee-related costs, as well as other expenses related to operations, decreased by $158,953 as of June 30, 2023, compared to June 30, 2022.

c)      There was a $42,715 increase in referral fees as of June 30, 2023, compared to June 30, 2022.

Sales, Marketing and operations

The following table presents Sales, Marketing and operations expenses for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022	$ Change
Sales, Marketing and operations	$288,676	$217,932	$70,744
Sales, Marketing and operations	$288,676	$217,932	$70,744

The category of Sales, Marketing, and Operations expenses encompasses marketing expenses, business development expenditures, and compensation and other employee-related costs for staff engaged in sales, marketing, and other functions.

The $70,744 uptick in Sales, Marketing, and Operations costs as of June 30, 2023, in comparison to June 2022, is primarily attributable to an increase in marketing expenditures. This increase in marketing costs underscores our strategic commitment to bolster our brand, extend our reach to a broader audience, and stimulate business growth.

General and administrative

The following table presents General and administrative expenses for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022	$ Change
General and administrative	$34,520	$54,199	$(19,679)
General and administrative	$34,520	$54,199	$(19,679)

The decrease of $19,679 in General and Administrative expenses on June 30, 2023, compared to June 30, 2022, can be attributed to three major factors. Firstly, there was an increase of $12,009 in legal and professional fees. Additionally, a reduction of $20,943 in office maintenance and rental costs played a significant role in lowering expenses. Furthermore, a decrease of $11,195 in other day-to-day expenses associated with employees and office operations further contributed to the decrease in General and Administrative expenses.

Technology and development

The following table presents Technology and development expenses for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022	$ Change
Technology and development	$15,915	$4,036	$11,879
Technology and development	$15,915	$4,036	$11,879

Technology and development expenses include development, infrastructure, server hosting, web service expenses, and other subscription charges. The increase mainly relates to product development and enhancement activities carried out during the current period.

Depreciation on Property, Plant and Equipment

The following table presents Depreciation on Property, Plant and Equipment for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022	$ Change
Depreciation on Property, Plant and Equipment	$2,404	$4,235	$(1,831)
Depreciation on Property, Plant and Equipment	$2,404	$4,235	$(1,831)

The $1,831 reduction in depreciation as of June 30, 2023, compared to June 30, 2022, was attributed to the utilization of the declining balance depreciation method.

Amortization of Intangible Assets

The following table presents amortization of intangible assets for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022	$ Change
Amortization of Intangible Assets	$12,565	$13,128	$(563)
Amortization of Intangible Assets	$12,565	$13,128	$(563)

There was no notable change in the amortization of intangible assets between June 30, 2023, and June 30, 2022.

Other expense (income)

The following table presents Other expense (income) for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022	$ Change
Other expense (income)	$(8,810)	$15,407	$(24,217)
Other expense (income)	$(8,810)	$15,407	$(24,217)

The $24,217 decrease in June 30, 2023 compared to June 30, 2022 was primarily due to Change in foreign currency translation.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

The following table presents our condensed consolidated results of operations for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021	$ Change
Revenue	$563,587	$379,171	$184,416
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	248,939	151,668	97,271
Sales, Marketing and operations	304,451	222,415	82,036
Depreciation on Property, Plant and Equipment	518	518	—
General and administrative	6,107	13	6,094
Total Cost and Expenses	$560,015	374,614	185,401
Income (Loss) from operations	3,572	4,557	(985)
Interest expense, net	—	—	—
Other expense (income)	—	—	—
Income (Loss) before income taxes	$3,572	4,557	(985)
Provision for (benefit from) income taxes	—	—	—
Net Income (loss)	$3,572	$4,557	$(985)

Revenue

The following table presents revenue for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021	$ Change
Commission Income	$563,587	$379,171	$184,416
Revenue	$563,587	$379,171	$184,416

The $184,416 increase in revenue is a direct result of our continued efforts to acquire more customers as well as satisfy our customers which demonstrates the positive effect of higher invoicing in the year 2022.

Cost of sales

The following table presents cost of sales for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021	$ Change
Cost of Revenue	$248,939	$151,668	$97,271
Cost of Revenue	$248,939	$151,668	$97,271

Cost of revenue consists primarily of costs associated with Advisory fees and Referral Fees.

The $97,271 rise in cost of sales as of December 31, 2022, compared to December 31, 2021, was predominantly driven by the escalation of Advisory fees by $51,649 and an increase of $45,622 in referral fees. These increases were largely related to referral fees to our existing and new business partners as well as support services we obtain for serving our customer.

Sales, Marketing and operations

The following table presents Sales, Marketing and operations expenses for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021	$ Change
Sales, Marketing and operations	$304,451	$222,415	$82,036
Sales, Marketing and operations	$304,451	$222,415	$82,036

The category of Sales, Marketing, and Operations expenses encompasses marketing expenses, business development expenditures, and compensation and other employee-related costs for staff engaged in sales, marketing, and other functions.

The December 31, 2022, saw a $82,036 increase in sales, marketing, and operations costs compared to December 31, 2021. This increase can be primarily attributed to three factors: firstly, a substantial $55,818 rise in marketing expenses, reflecting our strategic focus on enhancing our brand presence, expanding our audience reach, and driving business growth. Additionally, there was a $6,537 increase in compensation and other employee-related costs, coupled with a $19,681 increase in business development expenditures.

General and administrative

The following table presents General and administrative expenses for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021	$ Change
General and administrative	$6,107	$13	$6,094
General and administrative	$6,107	$13	$6,094

General and administrative expense consists of administrative costs, professional fees and bank charges.

Liquidity and Capital Resources

As of June 30, 2023, we had cash and cash equivalents totaling $96,806, which were held for working capital purposes. In addition, we have given business advances amounting to $321,250 as of June 30, 2023.

To date, our principal sources of liquidity have been the net proceeds received from operations & equity investments.

Financing and the Business Combination to fund cash needs.

On October 31, 2022, we received $571,830 equity investment from the founders Mr. Ritesh Suneja & Mrs. Rachna Suneja.

During the six months ended June 30, 2023, we had positive cash flows from operating activities of $77,299. Our future capital requirements, will depend on growing cash flow from operating activities and other factors, including our sales volume, the timing and extent of spending to support to our technological advancement, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. If we are required to raise additional funds by issuing equity securities, it may result in dilution for existing stockholders.

We are subject to risks and uncertainties frequently encountered by competing companies including, but not limited to, the uncertainty of successfully developing products, building a customer base, successfully executing business and marketing strategies, and hiring appropriate personnel.

Failure to generate sufficient revenues, achieve planned operating profitability, control operating costs, or secure additional funding may require us to modify, delay, or abandon some of our planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on our business, operating results, financial condition, and ability to achieve our intended business objectives.

We intend to obtain financing through the Business Combination with FEXD (see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” where in $90 Million investment is committed by Caltech Trading Corp as part of closing this transaction, included elsewhere in this proxy statement/prospectus for further discussion). In addition, we have strong relationships with capital resource providers such as banks and strategic and financial investors to execute debt borrowing and / or equity financing, if necessary. These plans are intended to mitigate the relevant conditions or events that raise substantial doubt about our ability to continue as a going concern; however, as the plans are not entirely within our control, we cannot provide assurance that they will be effectively implemented.

Cash Flow Analysis

The following table is a summary of the Company’s cash flow activity for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022	$ Change
Net cash provided by (used in) operating activities	$77,299	$(74,980)	$152,279
Net cash used in investing activities	(144,624)	(58,837)	(85,787)
Net cash provided by financing activities	—	104,285	(104,285)
Effect of exchange rate fluctuations on cash and cash equivalents	1,158	(3,379)	4,537
Net decrease in cash and cash equivalents	$(66,167)	$(32,911)	$(33,256)

Cash Flows from Operating Activities

The decrease in net cash used in operating activities can be attributed to several factors. Firstly, there was an improvement in margins and revenue, indicating increased profitability. This growth in revenue contributed to a healthier cash flow position. Secondly, there was a positive impact from lower cost of sales, indicating more efficient operations, automations and cost management. Lastly, a decrease in general and administrative expenses further contributed to the reduction in net cash used in operating activities. These factors collectively demonstrate the company’s ability to optimize its financial performance and generate more cash from its core operations.

Cash Flows from Investing Activities

The increase in cash flows used in investing activities is primarily attributed to payment for investment in DS Finworld Pvt. Ltd.

Cash Flows from Financing Activities

The $104,285 in the June 2022 cash flow relates to equity advance from the founder.

Cash Flow Analysis

The following table is a summary of the Company’s cash flow activity for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021	$ Change
Net cash used in operating activities	$(440,973)	$(8,453)	$(432,520)
Net cash used in investing activities	—	(1,552)	1,552
Net cash provided by financing activities	571,830	—	571,830
Effect of exchange rate fluctuations on cash and cash equivalents	—	—	—
Net increase (decrease) in cash and cash equivalents	$130,857	$(10,005)	$140,862

Cash Flows from Operating Activities

The increase in net cash used in operating activities can be primarily attributed to two factors. Firstly, business advance for obtaining support services for increased business and increase in receivable inline with increase in business.

Cash Flows from Investing Activities

There was no movement in investing activities during the current period and the previous year.

Cash Flows from Financing Activities

The increase in net cash from financing activities is primarily a result of the fresh issuance of 2100 shares of Mobitech, which amounts to a total worth of $0.6 million.

Critical Accounting Policies and Estimates

The accompanying consolidated financial statements are prepared in accordance with GAAP, which requires us to select accounting policies and make estimates that affect amounts reported in the consolidated financial statements and the accompanying notes. Management’s estimates are based on the relevant information available at the end of each period. Actual results could differ materially from these estimates under different assumptions or market conditions. The following accounting policies are based on, among other things, estimates and judgments made by management that include inherent risks and uncertainties.

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Use of estimates

Preparations of Consolidated Financial Statements in conformity with GAAP require us to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. Actual results could materially differ from these estimates. On an ongoing basis we evaluate our estimates including those relating to Fair values, intangible assets, useful lives of intangible assets, income tax, and contingent liability among others. We base our estimates on assumptions both historical and forward looking that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Foreign currency translation and transactions

The local currency is the functional currency for Mobitech International LLC and its subsidiary operations. The functional currency for Mobitech International LLC is AED and its subsidiary DS Finworld Pvt. LTd. is INR. Assets and liabilities of these operations are translated into US Dollar at the exchange rate in effect at the end of each period. Income statement accounts are translated at the average exchange rate prevailing during the period. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of other comprehensive gain (loss) within stockholders’ deficit. Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the functional currency, if any, are recognized in other income (expense), net in the condensed consolidated statements of operations.

Revenue recognition

We adopted Accounting Standards Update 2014-09, “Revenues from Contracts with Customers” as well as other clarifications and technical guidance issued by the Financial Accounting Standards Board related to this new revenue standard (“ASC 606”). We apply judgment in the determination of performance obligations in accordance with ASC 606, Performance obligations in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. In addition, a single performance obligation may comprise a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. This principle is achieved through applying the following five-step approach:

Step 1 — Identification of the contract, or contracts, with a client.

Step 2 — Identification of the performance obligations in the contract.

Step 3 — Determination of the transaction price.

Step 4 — Allocation of the transaction price to the performance obligations in the contract

Step 5 — Recognition of revenue when, or as, we satisfy a performance obligation.

The major portion of revenue of the company was derived from management consultancy services and commission income post completion of services.

Recently Adopted Accounting Standards

On January 1, 2022, we early adopted Accounting Standards Update (ASU) No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (ASU 2021-08), which clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers. The adoption of this new standard did not have a material impact on our consolidated financial statements.

On July 1, 2022, we early adopted ASU No. 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (ASU 2022-03), which clarifies and amends the guidance of measuring the fair value of equity securities subject to contractual restrictions that prohibit the sale of the equity securities. The adoption of this new standard did not have a material impact on our consolidated financial statements.

The company did not have any Equity Securities as of June 30, 2023. Therefore, the announcement related to this standard did not have impact on our financial statements.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (I) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market rates. Information relating to quantitative and qualitative disclosures about these market risks is described below.

Interest Rate Risk

As of December 31, 2022 and 2021, and June 30, 2023, cash consisted primarily of savings deposits. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations.

Afinoz does not invest in financial instruments for trading or speculative purposes, nor does Afinoz use leveraged financial instruments.

Foreign Currency Exchange Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Substantially all of our revenue is generated in AED & INR. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the UAE and in India. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2023.

CHANGE IN AUDITORS WITHOUT ANY DISAGREEMENTS

ASA & Associates LLP which served as the independent public accountant of Mobitech International LLC (the “Prior Auditor”) resigned on July 07, 2023.

a.      The Prior Auditor’s reports on the Mobitech financial statements cover the years ended December 31, 2021, and 2022 and limited review of period ended March 31, 2023, and did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

b.      There were no disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the Prior Auditor’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

c.      There have been no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

Mobitech International LLC appointed Raj Gupta & Co. (PCAOB ID 7002) as the independent public accounting firm, effective as of July 21, 2023. During the previous two most recent fiscal years, Raj Gupta & Co. was not contacted by the Company regarding the application of accounting principles to any particular financial matter or any matter that was the subject of a disagreement with the Prior Auditor.

MANAGEMENT OF THE COMBINED ENTITY FOLLOWING THE BUSINESS COMBINATION

The following table sets forth the persons that are anticipated to become the executive officers and directors of the Combined Entity upon the Closing. At Closing, the Combined Entity Board will be comprised of seven directors.

Name	Age	Title
Dr. Saiful Khandaker	60	Chief Executive Officer, Class I director and Chair
Ritesh Suneja	41	Chief Financial Officer and Class I director nominee
Rachna Suneja	39	Head of Business, India Markets and Class I director nominee
Bruce Brown	69	Class II director nominee
Robin Meister	64	Class II director
Rajeev Nair	52	Class III director nominee
Dr. Rahul Kapoor, Ph.D.	48	Class III director nominee

Officer and Director Biographies

For the biographies of Dr. Khandaker and Ms. Meister, see the section entitled “Fexd’s Management” above.

Ritesh Suneja.    A Class I director nominee for the Combined Entity Board, Mr. Suneja will also serve as the Combined Entity’s CFO. Mr. Suneja is a Qualified Chartered Accountant and an IPO expert with nearly 17 years of experience in business partnering & strategy, process & system implementation, and Treasury operations across the United States, UK, Middle East & Asia. Since 2014, Mr. Suneja has been working as the Group Chief Finance Officer for Lava mobile, one of the largest telecom companies having a presence in Latin America, ME, and Asia. Between 2012 and 2014, Mr. Suneja served as the finance controller for Essar Energy PLC. Between 2011 and 2012, Mr. Suneja served as the CFO of Asia’s 2nd largest energy company, AES Corp. Mr. Suneja received an MBA (Finance) degree from Symbiosis Institute of Management Studies, Delhi, in 2006, a Diploma in Information System Audit (DISA) from ICAI in 2005, Chartered Accountancy from Institute of Chartered Accountants of India (ICAI) in 2004, M.Com from Madurai Kamraj University and a B.Com (H) from Guru Gobind Singh College, Delhi in 2002.

Rachna Suneja.    Ms. Suneja is a Class I director nominee for the Combined Entity Board and will serve as Head of Business, India Market, of the Combined Entity. Ms. Suneja has been working as the Chief Marketing Officer of Afinoz, India’s first AI-driven finance data platform, which she helped found in 2017. At Afinoz, Ms. Suneja led Afinoz’s Business Development, Strategic Alliances, Sales & Marketing & Technological advancements, contributing to Afinoz’s growth and success, turning it into a brand that resonates with the evolving needs of its users. Prior to founding Afinoz, Ms. Suneja held the position of Chief Business Officer at A.K. Mehra & Firm from 2016 to 2017. From 2006 to 2016, Ms. Suneja worked at Bharat Petroleum Corp Limited, a major Energy public sector company in India. Her work focused on driving essential changes in energy infrastructure, automation, and operational security & executions. Ms. Suneja holds a Bachelor’s degree in Technology from the National Institute of Technology, Bhopal, and a Bachelor’s in Commerce (Honors) from Madurai Kamraj University.

Bruce Brown.    A Class II director nominee for the Combined Entity Board, Mr. Brown will serve as an independent director. He has more than 25 years of experience as a senior management executive, technology leader, entrepreneur, and consultant with broad expertise in technology development and operations management. Since Jan. 2019, Bruce has been the CIO & VP of IT at Talon Aerolytics, a company that provides applications to merge workflow management, real time collaboration and Artificial Intelligence to increase the efficiency of engineers working on cell towers and rooftops for the leading wireless telecoms in the U.S. and their engineering subcontractors. From 2013 to 2016, Mr. Brown served as the CTO of InComm, one of the largest ($50B) prepaid gift and financial card companies in the United States. From 2007 to 20210, Mr. Brown was CEO of Instawares, an E-commerce company serving the restaurant industry, and which was acquired by SYSCO Foods. Mr. Brown also has helped build and grow T-Mobile USA and BellSouth International. Bruce holds a business degree in management from Clemson University.

Rajeev Nair.    A Class III director nominee for the Combined Entity Board, Mr. Nair will serve alongside Dr. Rahul Kapoor, Bruce Brown, and Robin Meister as one of our four independent directors. Mr. Nair is a seasoned C-Suite executive with over 20 years of experience in Finance and Technology and is skilled in applying AI to business strategy. Mr. Nair served as the Chief Financial Officer of McLaren Technology Acquisition Corporation

from 2021 to 2023. He played a key leadership role in their NASDAQ IPO in November 2021, raising $205 million and targeting the acquisition of AI and FinTech companies. Mr. Nair currently serves on the Board of Governors of The New York Risk Exchange, Inc (NYREX) since April 2023 and as an AI strategy advisor for MPOKKET, one of the largest FinTech in India, since July 2023. Mr. Nair worked at UST Global from July 2010 to March 2016 in various financial leadership roles, such as Head of Corporate Finance and Director of FP&A. He provided strategic direction to the management team, building UST Global to over $1 billion in valuation. He led strategic investments for UST Global, expanding the company’s technology footprint with investments in AI, Analytics, and Digital companies. He also led the company’s investments in Mexico, Rwanda, and Asia. Mr. Nair’s proficiency and hands-on experience in utilizing AI and Machine Learning (“ML”) helped him lead the Predictive Modeling and AI for CreditOne Bank, a large credit card issuer in the USA with 16 million accounts. From July 2019 to June 2020, he formulated their enterprise-level AI/ML strategy and created the AI/ML roadmap for the company. In addition to his corporate roles, he has advised many CEOs and large Fortune 500 companies. He has established close relationships with leading private equity and venture capital firms, family offices, and marque investors since March 2016. From December 2004 to January 2010, Mr. Nair consulted GE Capital, Prudential Investment Management, and other Fortune 500 companies, focusing on Finance/Risk Management and Technology. Mr. Nair served as an advisor to Northeast Big Data Innovation Hub at Columbia University from 2018 to 2020, a think tank created by the US Government, New York City, and Harvard/MIT/Columbia to apply AI/ML technologies to solve business problems in Finance and Healthcare. Mr. Nair earned his MBA in 2010 from Columbia Business School, New York, where he was on the Dean’s Honor List. He completed his executive education from MIT on AI for Business Strategy, a post-graduate diploma in Management from IIM Bangalore, and a Bachelor of Technology (Hons) from the Indian Institute of Technology, Kharagpur.

Dr. Rahul Kapoor, Ph.D.    A Class III director nominee for the Combined Entity Board, Dr. Kapoor will serve as an independent director for the Combined Entity Board, Dr. Kapoor is the David W. Hauck Professor at the Wharton School of the University of Pennsylvania. In his research, Dr. Kapoor focuses on the management of industry disruption and ecosystems related to new technologies and business models. He has published numerous articles on these topics in leading peer-reviewed and practitioner journals from the perspective of both established firms and start-ups.

Dr. Kapoor is the past Chair of the Technology and Innovation Management Division of the Academy of Management. He also serves as an Associate Editor of the Strategic Management Journal and is on the Editorial Boards of Organization Science and Strategy Science. At Wharton, Dr. Kapoor teaches undergraduate, MBA, Executive MBA, and Ph.D. courses on technology and innovation strategy. He is also an active contributor to Wharton’s Executive Education, teaching in customized and open enrollment programs.

Dr. Kapoor has received several awards for his research and teaching, including the inaugural Academy of Management (Technology and Innovation Management Division) Emerging Scholar Award, the Strategic Management Journal Best Paper Prize, and the Wharton Teaching Excellence Award over multiple years. He has also advised and consulted for several firms for launching innovation initiatives. Before joining academia, he spent over seven years in the high-tech industry, where he worked for Texas Instruments and was involved with two startups, one of which he co-founded.

Family Relationships

Ritesh Suneja and Rachna Suneja are married. Otherwise there is no family relationship between the proposed directors and officers of the Combined Entity.

Director Independence

As a result of its common stock being listed on the Nasdaq following consummation of the Business Combination, the Combined Entity will adhere to the listing rules of the Nasdaq in affirmatively determining whether a director is independent. Fexd’s board of directors has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Upon consummation of the Business Combination, Combined Entity Board is expected to determine that each of the directors other than Dr. Khandaker and Mr. Suneja will qualify as independent directors as defined under the listing rules of the Nasdaq, and Combined Entity Board will consist of a majority of independent directors, as defined under the rules of the SEC and Nasdaq Listing Rules relating to director independence requirements. In addition, the Combined Entity will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, the compensation committee, and the nominating and corporate governance committee, as discussed below.

Committees of the Combined Entity Board

Following the Closing, it is anticipated that Combined Entity Board will have three standing committees: an audit committee, a compensation committee and a nominating committee.

Audit Committee

Upon the Closing of the Business Combination, it is anticipated that the members of our audit committee will consist of Rajeev Nair, Rahul Kapoor and Bruce Brown. Rajeev Nair is expected to serve as the chairman of the audit committee. Under the Nasdaq Listing Rules, we are required to have at least three (3) members of the audit committee. The Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and it is anticipated that each will qualify as independent directors under applicable rules. Each of Rajeev Nair, Rahul Kapoor and Bruce Brown is financially literate and it is anticipated that Rajeev Nair will qualify as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

Upon the Closing of the Business Combination, it is anticipated that the members of our nominating committee will consist of Rahul Kapoor, Bruce Brown and Rajeev Nair. Rahul Kapoor is expected to serve as the chairperson of the compensation committee. Under the Nasdaq Listing Rules, we are required to have at least two members of the compensation committee. The Nasdaq Listing Rules require that the compensation committee of a listed company (other than that of a “controlled company”) be composed solely of independent directors, and it is anticipated that each of Rahul Kapoor, Bruce Brown and Rajeev Nair will qualify as independent directors under applicable rules.

Nominating Committee

Upon the Closing of the Business Combination, it is anticipated that the members of our nominating committee will consist of Robin Meister, Rahu Kapoor and Rajeev Nair. Robin Meister is expected to serve as the chairperson of the nominating committee. The Nasdaq Listing Rules require that the nominating committee of a listed company (other than that of a “controlled company”) be composed solely of independent directors, and it is anticipated that each of Robin Meister, Rahul Kapoor and Rajeev Nair will qualify as independent directors under applicable rules.

Code of Ethics

The Combined Entity Board will adopt a code of business conduct and ethics (“Code of Ethics”) that will apply to all of the Combined Entity’s directors, officers and employees in accordance with applicable federal securities laws. Upon the consummation of the Business Combination, the Code of Ethics will be available on the Corporate Governance section of the Combined Entity’s website. In addition, the Combined Entity intends to post on the Corporate Governance section of the Combined Entity’s website all disclosures that are required by law or the listing standards of the Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Ethics rather than by filing a Current Report on Form 8-K. The reference to the Combined Entity’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on the Combined Entity’s website into this proxy statement/prospectus.

BENEFICIAL OWNERSHIP OF SECURITIES

The following tables set forth information regarding the beneficial ownership of shares of Fexd Common Stock as of June 30, 2023, without giving effect to the Business Combination, and the currently expected ownership of the Combined Entity shares upon the closing of the Business Combination, by:

•        each person known by Fexd to be the beneficial owner of more than 5% of Fexd Common Stock on June 30, 2023, or shares of the Combined Entity upon the closing of the Business Combination;

•        each of Fexd’s officers and directors and the Combined Entity’s officers and directors; and

•        all executive officers and directors of Fexd and the Combined Entity as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pre-Business Combination Beneficial Ownership Table of Fexd
	Fexd Class A Common Stock		Fexd Class B Common Stock(2)		Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Directors and Executive Officers
Mubasshir Karim	—	—%	—	—%	—%
Jenny Junkeer	—	—	15,000	*	*
Robin Sue Meister	—	—	10,000	*	*
Lynn Perkins	—	—	10,000	*	*
Dr. Saiful Khandaker(3)	—	—	2,580,000	89.7	37.3
Michael Stanley Tomczyk	—	—	10,000	*	*
All executive officers and directors as a group (6 individuals)	—	—%	2,625,000	91.3%	38.0%
5% or More Shareholders:
Dr. Saiful Khandaker(3)	—	—%	2,580,000	89.7%	37.3%
First Trust Capital Management L.P.(4)	1,000,001	24.8	—	—	14.5
Saba Capital Management, L.P.(5)	951,624	23.6	—	—	13.8
Weiss Asset Management LP(6)	797,941	19.8	—	—	11.6
Mizuho Financial Group Inc.(7)	700,000	17.4	—	—	10.1

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Fintech Ecosystem Development Corp., 100 Springhouse Drive, Suite 204, Collegeville PA 19426.

(2)      Interests shown consist of Founder Shares, classified as shares of Fexd Class B Common Stock. Such shares are convertible into shares of Fexd Class A Common Stock on a one-for-one basis.

(3)      Consists of 1,580,000 Founder Shares held by Revofast LLC, the Company’s sponsor, and 1,000,000 Founder Shares held by Revofast Ventures LLC, an affiliate of the Company’s sponsor. Dr. Khandaker has sole voting and dispositive power with respect to the shares held by each of Revofast LLC and Revofast Ventures LLC. Excludes an aggregate of 200,000 Founder Shares transferred by Revofast LLC to third parties in connection with a debt financing.

(4)      Information based solely on a Schedule 13G filed by the reporting person on February 14, 2023. First Trust Merger Arbitrage Fund (“VARBX”) may be deemed to have sole voting and dispositive power over the shares it owns 1,000,001 shares. First Trust Capital Management L.P. (“FTCM”), as the investment adviser of VARBX, may be deemed to have sole voting and dispositive power over the shares owned by VARBX. First Trust Capital Solutions L.P. (“FTCS”) and FTCS Sub GP LLC (“Sub GP”) may be deemed to control FTCM, and accordingly, may be deemed to have sole voting and dispositive power over the shares owned by VARBX. The business address of FTCM, FTCS and Sub GP is 225 W. Wacker Drive, 21st Floor, Chicago, IL 60606. The business address of VARBX is 235 West Galena Street, Milwaukee, WI 53212.

(5)      Information based solely on a Schedule 13G/A filed by the reporting persons on February 14, 2022. Saba Capital Management, L.P., Saba Capital Management GP, LLC, and Mr. Boaz R. Weinstein each may be deemed to have shared voting and dispositive power with respect to the reported shares. The business address of each of the reporting persons is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(6)      Information based solely on a Schedule 13G/A filed by the reporting person on February 10, 2023. Weiss Asset Management LP (“Weiss AM”) is the sole investment manager to a private investment partnership and private investment funds. WAM GP LLC (“Weiss GP”) is the sole general partner of Weiss AM. Mr. Andrew Weiss is the managing member of Weiss GP. Each of Weiss AM, Weiss GP and Mr. Weiss may be deemed to have shared voting and dispositive power over the shares beneficially owned by the private investment partnership and the private investment funds.

(7)      Information based solely on a Schedule 13G filed by the reporting person on February 14, 2022. The business address of the reporting person is 1–5–5, Otemachi, Chiyoda–ku, Tokyo 100–8176, Japan.

Post-Business Combination Beneficial Ownership Table of the Combined Entity
	Common Stock(2)		Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	% of Class
Directors and Executive Officers
Bruce Brown	15,000
Robin Sue Meister	10,000
Dr. Saiful Khandaker(3)	2,580,000
Dr. Rahul Kapoor
Rajeev Nair
Ritesh Suneja
Rachna Suneja
All executive officers and directors as a group (7 individuals)			%
5% or More Shareholders:
Dr. Saiful Khandaker(3)	2,580,000		%
Caltech Trading Corp.(4)	9,900,000

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Freedm Holdings, Inc., 100 Springhouse Drive, Suite 204, Collegeville PA 19426.

(2)      Represents ownership of Combined Entity Common Stock after the Business Combination. The percentage of beneficial ownership of Combined Entity Common Stock after the Business Combination is calculated based on 11,500,000 shares to be issued in respect of Afinoz common shares outstanding as of June 30, 2023, and 9,900,000 shares to be issued upon consummation the Caltech Investment. The amount and percentage of beneficial ownership of Combined Entity Common Stock for each individual or entity after the Business Combination excludes shares of common stock issuable upon exercise of Combined Entity Warrants, as such warrants are not exercisable 30 days following the consummation of the Business Combination. The number of shares outstanding after the Business Combination further assumes that no holder of Fexd’s public shares exercises redemption rights.

(3)      Consists of 1,580,000 Founder Shares held by Revofast LLC, the Company’s sponsor, and 1,000,000 Founder Shares held by Revofast Ventures LLC, an affiliate of the Company’s sponsor. Dr. Khandaker has sole voting and dispositive power with respect to the shares held by each of Revofast LLC and Revofast Ventures LLC. Excludes an aggregate of 200,000 Founder Shares transferred by Revofast LLC to third parties in connection with a debt financing.

(4)      Includes 9,000,000 shares of Combined Entity Common Stock, and 900,000 shares of Combined Entity Common Stock exchangeable for the rights, underlying 9,000,000 Fexd Units. [            ] has sole voting and dispositive power over the shares to be held by Caltech Trading Corp. The address of Caltech Trading Corp. is 2227 US Highway 1, #218, New Brunswick, NJ 08902.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Combined Entity’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the proposed Combined Entity Charter is attached as Annex B to this proxy statement/prospectus. We urge you to read the Combined Entity Charter in its entirety for a complete description of the rights and preferences of Combined Entity’s securities following the Business Combination.

Authorized Capitalization

The Combined Entity Charter authorizes the issuance of up to 220,000,000 shares of Combined Entity Common Stock, par value $0.0001 per share, and up to 1,000,000 shares of preferred stock of the Combined Entity, par value $0.0001 per share. We expect to have approximately 29,454,503 shares of Combined Entity Common Stock outstanding (assuming no shareholder redemptions and after giving effect to the one-for-one conversion of Fexd Class B Common Stock to Fexd Class A Common Stock upon the consummation of the Business Combination) and no Combined Entity preferred stock outstanding immediately after the consummation of the Business Combination (without taking into account restricted stock units, shares issuable upon the exercise of Combined Entity stock options or warrants, or the issuance of additional preferred stock following the Business Combination).

Common Stock of the Combined Entity

The holders of Combined Entity Stock will be entitled to one vote for each share held on all matters to be voted on by stockholders and do not have cumulative voting rights. There will be no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock voted for the election of directors can elect all of the directors. The holders of Combined Entity Common Stock will be entitled to receive dividends, if and when declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Combined Entity, its stockholders will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Combined Entity Common Stock. Holders of Combined Entity Common Stock will have no conversion, preemptive or other subscription rights, and there will be no sinking fund or redemption provisions applicable to the Combined Entity Common Stock.

Preferred Stock of the Combined Entity

The Combined Entity Board has the authority, without stockholder approval, to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more class or series and to fix for each such class or series the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of the Combined Entity preferred stock could have the effect of decreasing the trading price of the Common Stock, restricting dividends on the capital stock of the Combined Entity, diluting the voting power of the Common Stock, impairing the liquidation rights of the capital stock of the Combined Entity, or delaying or preventing a change in control of the Combined Entity. Although the Combined Entity does not currently intend to issue any shares of preferred stock, the Combined Entity cannot assure you that the Combined Entity will not do so in the future.

Warrants

Fexd Public Warrants

Each whole warrant entitles the holder to purchase one share of Fexd’s Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on 30 days after the completion of the initial business combination. The warrants will expire five years after the completion of the initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation, as described herein. Warrants may be exercised only for a whole number of shares. The Combined Entity will not issue fractional shares upon exercise of the warrants and no cash will be payable in lieu thereof.

The Combined Entity will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Combined Entity satisfying its obligations described below with respect to registration. No warrant will be exercisable for cash, and the Combined Entity will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. Notwithstanding the foregoing, if a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Fexd Public Warrants is not effective within a specified period following the consummation of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Combined Entity shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Fexd has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the initial business combination, the Combined Entity will use its reasonable best efforts to file, and within 60 business days after the closing of the initial business combination, to have declared effective, a registration statement relating to the shares of Class A Common Stock issuable upon exercise of the warrants and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Fexd Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Combined Entity may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elects, the Combined Entity will not be required to file or maintain in effect a registration statement, but will use best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Combined Entity may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (which is referred to as the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date notice of redemption is sent to the warrant holders.

The Combined Entity may not redeem the warrants when a holder may not exercise such warrants.

Fexd has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Combined Entity issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price (for whole shares) after the redemption notice is issued.

If the Combined Entity calls the warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of its warrants. If the Combined Entity’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (i) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value”

(defined below) by (ii) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the Combined Entity’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Fexd believes this feature is an attractive option to Fexd if it does not need the cash from the exercise of the warrants after the initial business combination. If the Combined Entity calls its warrants for redemption and management does not take advantage of this option, Fexd’s sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify the Combined Entity in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person and any of its affiliates or any other person subject to aggregation with such person for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which such person is or may be deemed to be a part, would beneficially own (within the meaning of Section 13 of the Exchange Act) (or to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder would result in a higher ownership percentage, such higher percentage would be) in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Combined Entity, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, (d) as a result of the repurchase of shares of common stock by the company if the proposed initial business combination is presented to the stockholders of the company for approval, or (e) in connection with the redemption of public shares upon failure to complete the initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of the Combined Entity’s common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (ii) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In addition, if (i) the Combined Entity issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Combined Entity board of directors and, in the case of any such issuance to Fexd’s sponsor or its affiliates, without taking into account any founder shares held by the sponsor or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (iii) the volume weighted average trading price of its common stock during the 20 trading day period starting on the trading day after the day on which it consummates the initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock ), or in the case of any merger or consolidation of the Combined Entity with or into another corporation (other than a consolidation or merger in which the Combined Entity is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Combined Entity as an entirety or substantially as an entirety in connection with which it is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the Combined Entity’s certificate of incorporation or as a result of the repurchase of shares of common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement.

Private placement warrants

The private placement warrants are identical to the public warrants except that the private placement warrants (i) cannot be transferred (except to certain permitted transferees until the completion of the initial business combination, (ii) will be entitled to registration rights and (iii) so long as they are held by the sponsor or its permitted transferees, (x) will not be redeemable by the Combined Entity and (y) may be exercised by the holders on a cashless basis. If the private placement warrants included in the private placement warrants are held by holders other than the sponsor or any of its permitted transferees, such warrants will be redeemable by the Combined Entity and exercisable by the holders on the same basis as the public warrants.

Dividends

The payment of future dividends on the shares of Common Stock is subject to the rights of the holders of the Combined Entity preferred stock and will depend on the revenues and earnings (if any), capital requirements and financial condition of the Combined Entity after the completion of the Business Combination subject to the discretion of the Combined Entity Board. The Combined Entity Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. The ability of the Combined Entity to declare dividends may be limited by the terms of any other financing and other agreements entered into by the Combined Entity or its subsidiaries from time to time.

Election of Directors

The election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at each annual stockholder meeting and entitled to vote thereon, except that if any such annual stockholder meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Annual Stockholder Meetings

The proposed Combined Entity Bylaws will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Combined Entity Board. To the extent permitted under applicable law, the Combined Entity Board may conduct meetings by remote communications. Our proposed Combined Entity Bylaws, attached as Annex H, provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Combined Entity’s Secretary at our principal executive offices no earlier than 8:00 a.m., local time, on the 120th day and no later than 5:00 p.m., local time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders. However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting has been changed by more than 25 days from the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than 5:00 p.m., local time, on the 10th day following the later of the day on which public announcement of the date of the annual meeting was first made by the Company and the 120th day prior to the date of the annual meeting.

Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained in the annual proxy statement. The proposed Combined Entity Charter specifies certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. The proposed Combined Entity Bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Combined Entity of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Quorum

Unless otherwise required by the DGCL or other applicable law, the holders of a majority of the voting power of the Combined Entity’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chairperson of the meeting or such stockholders will have power to adjourn the meeting from time to time until a quorum shall attend.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Combined Entity Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Combined Entity by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Special Meetings

The proposed Combined Entity Charter provides that special meetings of our stockholders may be called only by the chair of the Combined Entity Board, the Combined Entity’s Chief Executive Officer, the Combined Entity’s President or the Combined Entity Board acting pursuant to a resolution adopted by a majority of the Combined Entity Board. Stockholders of the Combined Entity will not be eligible and will have no right to call a special meeting.

The Combined Entity Bylaws also provide that unless otherwise restricted by the Combined Entity Charter or the Combined Entity Bylaws, any action required or permitted to be taken at any meeting of the Combined Entity Board or of any committee thereof may be taken without a meeting, if all members of the Combined Entity Board or committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Combined Entity Board or committee thereof.

Combined Entity Charter and Combined Entity Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Combined Entity Bylaws may be amended, altered or repealed (A) by the affirmative vote of a majority of the entire Combined Entity Board; or (B) by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Fexd has entered into, and the Combined Entity expects to continue to enter into, agreements to indemnify our directors, executive officers and other employees as determined by the Combined Entity Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Combined Entity or any of its subsidiaries or was serving at the Combined Entity’s request in an official capacity for another entity. We must indemnify our officers and directors against all expenses, judgments, fines, penalties and amounts paid in settlement (if pre-approved), including all costs, expenses and obligations incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other, arising out of the officers’ or directors’ role as an officer or director of the Combined Entity, or establishing or enforcing a right to indemnification under the indemnification agreement.

Exclusive Jurisdiction of Certain Actions

The Combined Entity Charter will require that derivative actions brought in the name of the Combined Entity, actions against directors, officers and other employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will, subject to certain exceptions, be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Although we believe this provision benefits the Combined Entity by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors, officers and other employees.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Fexd

Founder Shares

In March 2021, the Sponsor purchased 2,875,000 Founder Shares for an aggregate price of $25,000 or approximately $0.009 per Founder Share. In February 2021, the Sponsor sold 15,000 Founder Shares to Fexd’s Chief Financial Officer, Jenny Junkeer, and 10,000 Founder Shares to each of Fexd’s three independent directors, Michael Tomczyk, Robin Meister and Lynn Perkins, in each case, at a price of $0.009 per share, the same price at which the Sponsor purchased such Founder Shares. Additionally, on March 11, 2021, the Sponsor transferred 50,000 Founder Shares to ARC Capital, for financial advisory services rendered in connection with the IPO. In October 2022 and January 2023, the Sponsor further sold an aggregate of 1,000,000 Founder Shares to an affiliate of the Sponsor, Revofast Ventures LLC, for an aggregate purchase price of $3.0 million.

At the time of the consummation of the Business Combination the Founder Shares will automatically convert into shares of Fexd Class A Common Stock. The Founder Shares are subject to certain transfer restrictions described herein.

Fexd Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 3,900,250 Fexd Placement Warrants at a price of $1.00 per Fexd Placement Warrant ($3,900,250 in the aggregate). Each Fexd Placement Warrant is exercisable for one share of Fexd Class A Common Stock at a price of $11.50 per share. If Fexd does not complete a business combination by April 21, 2024, the Fexd Placement Warrants will expire worthless. The Fexd Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The Fexd Placement Warrants will expire five years after the completion of Fexd’s initial business combination or earlier upon redemption or liquidation.

Warrant Issuance in Connection with the Extensions

In October 2022 and January 2023, as contemplated by Fexd’s IPO prospectus, Fexd issued and sold to the Sponsor an aggregate of 2,300,000 Extension Warrants at a purchase price of $1.00 per Extension Warrant ($2,300,000 in the aggregate). The terms of the Extension Warrants are identical in all material respects to the terms of the Fexd Placement Warrants.

Related Party Loans and Other Transactions

On March 8, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Sponsor Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $400,000, of which $141,768 was borrowed by the Company during 2021. The Sponsor Note was non-interest bearing and was fully repaid as of December 31, 2021.

On June 16, 2022, an affiliate of the Sponsor issued an unsecured promissory note (“June 2022 Note”) to the Company, pursuant to which the Company borrowed principal amount of $20,000. The June 2022 Note is non-interest bearing and previously had a maturity date on the earlier of: i) the consummation of the Company’s initial business combination; or ii) May 15, 2023. On May 8, 2023, the Company and the lender entered into an amendment agreement whereby the maturity date is amended to the Company’s initial business combination date. On May 8, 2023, the Company entered into an amendment agreement with an affiliate of the Sponsor to renew the outstanding balance of $19,957 under the June 2022 Note, which would have matured on May 15,2023, to a new maturity date. Pursuant to the amendment agreement, the outstanding balance of the June 2022 Note will be payable on the initial business combination date.

On August 2, 2022, a company owned by a director of a former business combination target, issued an unsecured promissory note (“August 2022 Note”), pursuant to which the Company borrowed a principal amount of $200,000 with an interest rate of 9% per annum. The August 2022 Note matured on February 2, 2023. The balance due to the lender as of the maturity date of February 3, 2023 was $209,235, representing the unpaid principal and accrued interest under the August 2022 Note. The Company failed to pay the principal amount and accrued interest within five business days of the maturity date. Therefore, the Company is required to pay default interest at a rate of 20% per annum. On May 3, 2023, the Company entered into a settlement agreement (the “Settlement Agreement”) with HRT North America Ltd, LLC (“HRT”), the lender of the August 2022 Note whereby the Company agreed to settle: i) the unpaid principal and accrued interest in the total amount of $209,235 as of the February 3, 2023 maturity date; ii) default interest of $10,794; and iii) $38,185 of costs, expenses and attorney’s fees that were incurred by HRT for filing a litigation against the Company to request for payment through legal proceeding. On May 4, 2023, the Company paid a total of $258,214 (the “Payment”) based on the settlement amount agreed with HRT in the Settlement Agreement. The Company and HRT agreed that, upon execution of this Settlement Agreement and upon receipt by HRT of the Payment, the August 2022 Note will be terminated and extinguished. On May 3, 2023, the two parties filed a stipulation discontinuing the litigation with prejudice.

On October 19, 2022, the Sponsor issued an unsecured promissory note (“October 2022 Note”), pursuant to which the Company borrowed principal amount of $300,000. The October 2022 Note is non-interest bearing and had a previous maturity date of May 15, 2023. On March 29, 2023, the Company made a repayment of $50,000 on the October 2022 Note. On May 17, 2023, the Company entered into an amendment agreement with the Sponsor to renew the outstanding balance of $250,000 under the October 2022 Note, which would have matured on May 15, 2023, to a new maturity date. Pursuant to the amendment agreement, the outstanding balance of the October 2022 Note will be payable on the earlier of: (i) the consummation of the initial business combination and (ii) April 21, 2024.

On January 20, 2023, the Sponsor issued an unsecured promissory note (“January 2023 Note”), pursuant to which the Company borrowed principal amount of $200,000. The January 2023 Note is non-interest bearing and had a previous maturity date of July 15, 2023. The events of default related to the January 2023 Note include failure to make required payments, voluntary bankruptcy and involuntary bankruptcy. Upon the occurrence of an event of default, the January 2023 Note shall become immediately payable. On July 14, 2023, the Company entered into an amendment agreement with the Sponsor to renew the outstanding balance of $200,000 to a new maturity date. Pursuant to the amendment agreement, the outstanding balance of the January 2023 Note will be payable on the earlier of: (i) the consummation of the initial business combination and (ii) January 15, 2024. The amended promissory note also added a new interest clause, which stipulates that an 8% interest per annum shall be accrued on the unpaid principal balance of the January 2023 Note from July 14, 2023.

On April 24, 2023, the Sponsor loaned $110,000 under the Extension Promissory Note (“April 2023 Note”) to the Company for the first Extension Period to move the liquidation date from April 21, 2023 to May 21, 2023. The April 2023 Note bears an interest of 8% per annum and it is payable on the earlier to occur of (i) the consummation of the Company’s initial business combination and (ii) October 15, 2023.

On May 15, 2023, Fexd entered into a consulting agreement with Ritscapital Inc., the consulting company owned by Ritesh Suneja, the future Chief Financial Officer and Director of the Combined Entity, to provide accounting, audit, pro forma financial, and other financial and accounting support in connection with the preparation of this proxy statement/prospectus and registration statement on Form S-4. Ritscapital Inc. is also a member of Afinoz. The consulting agreement provides for payment of $16,000 per month and terminates automatically upon closing of the Business Combination.

On June 21, 2023, the Sponsor loaned $127,000, of which $17,000 is related to the Working Capital Loan and $110,000 is under the Extension Promissory Note (“June 2023 Note”), to the Company for the third Extension Period to move the liquidation date from June 21, 2023 to July 21, 2023. The June 2023 Note bears an interest of 8% per annum and it is payable on the earlier to occur of (i) the consummation of the Company initial business combination and (ii) November 15, 2023.

On July 18, 2023, the Sponsor loaned $120,000, of which $10,000 is related to the Working Capital Loan and $110,000 is under the Extension Promissory Note (“July 2023 Note”), to the Company for the third Extension Period to move the liquidation date from July 21, 2023 to August 21, 2023. The July 2023 Note bears an interest of 8% per annum and it is payable on the earlier to occur of (i) the consummation of the Company’s initial business combination and (ii) December 15, 2023.

On August 21, 2023, the Sponsor loaned $145,100, for extensions and working capital loan (“August 2023 Note”), to the Company for the fourth Extension Period to move the liquidation date from August 21, 2023 to September 21, 2023. The August 2023 Note bears an interest of 8% per annum and it is payable on the consummation of the Company’s initial business combination.

On August 22, 2023, the Company entered into a $250,000 promissory note with a Sponsor related party, which bears interest of 8% per annum and is payable on the earliest to occur of the consummation of the Company’s initial business combination and April 21, 2024.

On September 21, 2023, $110,000 was deposited into the Trust Account to move the liquidation date from September 21, 2023 to October 21, 2023.

On October 21, 2023, $110,000 was deposited into the Trust Account to move the liquidation date from October 21, 2023 to November 21, 2023.

Afinoz

Certain Relationships and Related Person Transactions — Afinoz

Other than compensation arrangements for Afinoz directors and executive officers, which are described elsewhere in this proxy statement/prospectus, below is a description of transactions since January 1, 2022 to which Afinoz was a party or will be a party, in which:

•        the amounts involved exceeded or will exceed $120,000; and

•        any of Afinoz directors, executive officers or holders of more than 5% of Afinoz capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Equity & Other Transaction

On October 31, 2022, Mobitech International LLC issued a total of 2,100 shares at a purchase price of $272.41 per share, resulting in a combined purchase price of $0.57 million. Out of the total shares issued, Rachna Suneja acquired 1,980 shares, Ritscapital LLC purchased 110 shares, and Monisha Sahni acquired 10 shares.

As of June 30, 2023, DS Finworld had an outstanding advance payable to Mrs. Suneja totaling $141,757. This advance was received by Afinoz and was used to cover operational expenses.

Stockholder, Employee Shares, Options and Lock-Up Agreements

In connection with the closing of the Business Combination, (i) stockholders of Afinoz and (ii) certain senior employees of Afinoz shall enter into lock-up agreements with Fexd. The lockup agreements shall terminate and be of no further force and effect on the date, if any, the Business Combination Agreement is terminated for any reason prior to consummation thereof.

Compensation Arrangements, Stock Option Grants and Indemnification for Executive Officers and Directors

Afinoz has employment arrangements with its certain of its named executive officers that, among other things, provide for certain change in control benefits, as well as severance benefits for Afinoz named executive officers. For a description of these agreements, see “Executive and Director Compensation of Afinoz.”

Indemnification Agreements

Fexd will enter into indemnification agreements with each of the Afinoz directors and officers in addition to the indemnification provided in the Combined Entity’s Bylaws. The indemnification agreements will require the Combined Entity to indemnify its directors to the fullest extent permitted by Delaware law.

Related Person Transactions Policy Following the Business Combination

Although Afinoz has not had a written policy for the review and approval of transactions with related persons, its board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director or officer’s relationship or interest in the agreement or transaction were disclosed to the board of directors.

Fexd intends to adopt a new written related party transaction policy to be effective upon the consummation of the Business Combination. The policy will provide that officers, directors, holders of more than 5% of any class of Combined Entity voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with the Combined Entity without the prior consent of the audit committee, or other independent members of the Combined Entity’s board of directors in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for the Combined Entity to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.

PRICE RANGE AND DIVIDENDS OF SECURITIES

Fexd

Price Range of Fexd Securities

Fexd Units, Fexd Class A Common Stock, Fexd Rights and Fexd Warrants are currently listed on the Nasdaq Capital Market under the symbols “FEXDU,” “FEXD,” and “FEXDR,” and “FEXDW” respectively. The Fexd Units commenced public trading on the Nasdaq Capital Market on October 19, 2021. The Fexd Class A Common Stock, Fexd Rights and Fexd Warrants each commenced separate public trading on the Nasdaq Capital Market on January 13, 2022.

The closing price of Fexd Units, Fexd Class A Common Stock, Fexd Rights and Fexd Warrants on September 8, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.10, $10.13, $0.0803 and $0.07, respectively. As of September 19, 2023, the closing price for each Fexd Unit, each share of Fexd Class A Common Stock, each Fexd Right and each Fexd Warrant was $10.65, $10.60, $0.15 and $0.0225, respectively.

Holders of Fexd Securities

As of the Record Date, there were            holders of record of Fexd Common Stock,            holders of record of Fexd Rights,            holders of record of Fexd Warrants and            holders of record of Fexd Units.

Dividend Policy of Fexd

Fexd has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Dividend Policy of the Combined Entity Following the Business Combination

The Combined Entity does not intend to pay cash dividends following the completion of the Business Combination.

APPRAISAL RIGHTS

Fexd Stockholders do not have appraisal rights in connection with the Business Combination under the DGCL.

LEGAL MATTERS

Certain legal matters relating to the validity of the Fexd Class A Common Stock to be issued hereunder will be passed upon for Fexd by Nelson Mullins Riley & Scarborough LLP, Washington, DC.

EXPERTS

The financial statements of Fexd as of December 31, 2022 and 2021, for the year ended December 31, 2022, and for the period from March 5, 2021 (inception) through December 31, 2021, appearing in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report, which contains an explanatory paragraph relating to substantial doubt about the ability of Fintech Ecosystem Development Corp. to continue as a going concern, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Afinoz as of December 31, 2022 and 2021, and for the years ended December 31, 2021 and 2020 appearing in this proxy statement/prospectus have been audited by ASA & Associates LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the proxy statement/prospectus. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Fexd’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

The Fexd Board is aware of no other matter that may be brought before the Special Meeting. Under the DGCL, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, you will be entitled to attend and participate in the Combined Entity’s annual meetings of stockholders. If the Combined Entity holds a 2023 annual meeting of stockholders, it will provide notice of or otherwise publicly disclose the date on which the 2023 annual meeting will be held. If the 2023 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration by the Combined Entity Board for inclusion in the proxy statement/prospectus for the Combined Entity’s 2023 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the Fexd Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Fintech Ecosystem Development Corp., 100 Springhouse Drive, Suite 204, Collegeville PA 19426. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Fexd and servicers that it employs to deliver communications to Fexd’s stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Fexd will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request that Fexd deliver single copies of Fexd’s proxy statement in the future. Stockholders may notify Fexd of their requests by calling or writing Fexd at its principal executive offices at 100 Springhouse Drive, Suite 204, Collegeville PA 19426.

WHERE YOU CAN FIND MORE INFORMATION

Fexd files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Fexd’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the business combination or the Proposals to be presented at the special meeting, you should contact Morrow Sodali, LLC, Fexd’s proxy solicitor, at the following address and telephone number:

Telephone: (800) 662-5200 (toll free),
(banks and brokers call collect at (203) 658-9400)
E-mail: FEXD.info@investor.morrowsodali.com.

If you are a Fexd stockholder and would like to request documents, please do so by            , 2023, in order to receive them before the special meeting. If you request any documents from Fexd, Fexd will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Fexd has been supplied by Fexd and all such information relating to Afinoz has been supplied by Afinoz. Information provided by Fexd or Afinoz does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Fexd for the special meeting. Fexd has not authorized anyone to give any information or make any representation about the Business Combination, Fexd or Afinoz that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
FINTECH ECOSYSTEM DEVELOPMENT CORP.
Unaudited Condensed Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022	F-2
Unaudited Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2023 and June 30, 2022	F-3
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Deficit for the Three and Six Months Ended June 30, 2023 and June 30, 2022	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2023 and June 30, 2022	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6

Report of Independent Registered Accounting Firm (PCAOB ID 688)	F-31
Consolidated Balance Sheets as of December 31, 2022 and December 31, 2021	F-32
Consolidated Statements of Operations for the Year Ended December 31, 2022 and for the Period from March 5, 2021 (Inception) through December 31, 2021	F-33
Consolidated Statements of Changes in Stockholder’s Deficit for the Year Ended December 31, 2022 and for the Period from March 5, 2021 (Inception) through December 31, 2021	F-34
Consolidated Statements of Cash Flows for the Year Ended December 31, 2022 and for the Period from March 5, 2021 (Inception) through December 31, 2021	F-35
Notes to Consolidated Financial Statements	F-36

FINTECH ECOSYSTEM DEVELOPMENT CORP.
CONDENSED CONSOLIDATED
BALANCE SHEETS (UNAUDITED)

	June 30, 2023	December 31, 2022
		(Audited)
ASSETS
Current Assets:
Cash	$1,025	$10,335
Prepaid expenses	39,854	38,951
Total Current Assets	40,879	49,286
Investments held in trust account	42,583,196	118,985,048
Total Assets	$42,624,075	$119,034,334
LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued liabilities	$1,569,744	$990,605
Income tax payable	718,813	290,342
Excise tax payable	789,396	—
Promissory notes and working capital loans from related parties	706,957	519,957
Accrued interest – related parties	1,918	7,545
Total Current Liabilities	3,786,828	1,808,449
Long Term Liabilities:
Derivative forward purchase liability	123,287	285,567
Derivative warrant liability	239,005	756,018
Deferred underwriter fee payable	3,737,500	3,737,500
Total Liabilities	$7,886,620	$6,587,534
Commitments and Contingencies (Note 6)
Class A common stock subject to redemption; 3,972,003 shares and 11,500,000 shares at redemption value of $10.46 and $10.29 per share at June 30, 2023 and December 31, 2022, respectively	41,557,941	118,392,240
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 57,500 representative shares issued and outstanding (excludes 3,972,003 shares and 11,500,000 shares, subject to redemption at June 30, 2023 and December 31, 2022, respectively)	6	6
Class B Common Stock, par value $0.0001; 20,000,000 shares authorized; 2,875,000 issued and outstanding	288	288
Additional paid-in capital	—	—
Accumulated deficit	(6,820,780)	(5,945,734)
Total Stockholders’ Deficit	(6,820,486)	(5,945,440)
Total Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$42,624,075	$119,034,334

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

FINTECH ECOSYSTEM DEVELOPMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS (UNAUDITED)

	Three months ended June 30, 2023	Six months ended June 30, 2023	Three months ended June 30, 2022	Six months ended June 30, 2022
Operating expenses:
Formation and operating expenses	$1,667,031	$2,283,771	$324,041	$529,984
Total operating expenses	1,667,031	2,283,771	324,041	529,984

Other income (expense)
Interest expense	(16,212)	(27,120)	—	—
Income from investments held in trust account	871,211	2,140,337	156,845	168,541
Change in fair value of derivative forward purchase liability	167,724	162,280	110,823	(50,208)
Change in fair value of derivative warrant liabilities	239,005	551,513	876,323	2,585,063
Total other income (expense), net	1,261,728	2,827,010	1,143,991	2,703,396

(Loss) income before income taxes	$(405,303)	$543,239	$819,950	$2,173,412
Income tax expense	172,455	428,471	—	—

Net (loss) income	$(577,758)	$114,768	$819,950	$2,173,412

Net (loss) income per common share
Basic – Class A	$(0.06)	$0.01	$0.06	$0.15
Diluted – Class A	$(0.06)	$0.01	$0.06	$0.15
Basic – Class B	$(0.06)	$0.01	$0.06	$0.15
Diluted – Class B	$(0.06)	$0.01	$0.06	$0.15

Weighted average common shares outstanding
Basic – Class A	6,759,436	9,145,214	11,557,500	11,557,500
Diluted – Class A	6,759,436	9,145,214	11,557,500	11,557,500
Basic – Class B	2,875,000	2,875,000	2,875,000	2,875,000
Diluted – Class B	2,875,000	2,875,000	2,875,000	2,875,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

FINTECH ECOSYSTEM DEVELOPMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ DEFICIT (UNAUDITED)

Three and six months ended June 30, 2023

	Common stock		Shares amount		Additional paid-in capital	Accumulated deficit	Total stockholder’s deficit
	Class A	Class B	Class A	Class B
Balance as of January 1, 2023	57,500	2,875,000	$6	$288	$—	$(5,945,734)	$(5,945,440)
Net income	—	—	—	—	—	692,526	692,526
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	(1,115,500)	(1,126,705)	(2,242,205)
Sale of Private Placement Warrants	—	—	—	—	1,115,500	—	1,115,500
Balance as of March 31, 2023	57,500	2,875,000	$6	$288	$—	$(6,379,913)	$(6,379,619)
Net loss	—	—	—	—	—	(577,758)	(577,758)
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	136,891	136,891
Balance as of June 30, 2023	57,500	2,875,000	$6	$288	$—	$(6,820,780)	$(6,820,486)

Three and six months ended June 30, 2022

	Common stock		Shares amount		Additional paid-in capital	Accumulated Deficit	Total stockholder’s deficit
	Class A	Class B	Class A	Class B
Balance as of January 1, 2022	57,500	2,875,000	$6	$288	$—	$(8,610,118)	$(8,609,824)
Net income	—	—	—	—	—	1,353,462	1,353,462
Balance as of March 31, 2022	57,500	2,875,000	$6	$288	$—	$(7,256,656)	$(7,256,362)
Net income	—	—	—	—	—	819,950	819,950
Balance as of June 30, 2022	57,500	2,875,000	$6	$288	$—	$(6,436,706)	$(6,436,412)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

FINTECH ECOSYSTEM DEVELOPMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS
OF CASH FLOWS (UNAUDITED)

	Six months ended June 30, 2023	Six months ended June 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$114,768	$2,173,412
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(551,513)	(2,585,063)
Change in fair value of derivative forward purchase liability	(162,280)	50,208
Income from investments held in trust account	(2,140,337)	(168,541)
Changes in operating assets and liabilities:
Prepaid expenses	(903)	26,693
Accounts payable and accrued liabilities	579,139	(110,943)
Related party accrued interest	(5,627)	—
Income tax payable	428,471	—
Excise tax payable	789,396	—
Net cash used in operating activities	$(948,886)	$(614,234)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash withdrawal from trust account for redemption of Class A common stock	78,939,613	—
Cash deposited in trust account	(1,480,000)	—
Net cash provided by investing activities	$77,459,613	$—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of warrants to Sponsor	1,150,000	—
Proceeds from working capital loans and promissory note from related parties*	437,000	20,000
Repayment of promissory notes	(250,000)	—
Cash distributed to investors for redemption of Class A common stock	(78,939,613)	—
Proceeds from sale of investments in trust account	1,082,576	—
Net cash (used in) provided by financing activities	$(76,520,037)	$20,000

NET DECREASE IN CASH	(9,310)	(594,234)
CASH, BEGINNING OF PERIOD	10,335	612,750
CASH, END OF PERIOD	$1,025	$18,516

SUPPLEMENTAL DISCLOSURES:
Non-cash – investing and financing activities
Share issuance obligation	$45,000	$—
Remeasurement of Class A common stock subject to possible redemption	$(136,891)	$—

____________

*        Due to related party cash inflow of $20,000 presented in operating activities for the six months ended June 30, 2022 has been reclassified to financing activities to conform with the current year’s presentation.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND GOING CONCERN

Fintech Ecosystem Development Corp. (the “Company” or “FEXD”) is a blank check company incorporated in the State of Delaware on March 5, 2021. The Company was formed for the purpose of acquiring, merging with, engaging in capital stock exchange with, purchasing all or substantially all of the assets of, engaging in contractual arrangements, or engaging in any other similar business combination with a single operating entity, or one or more related or unrelated operating entities operating in any sector (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on companies in the financial technology development industry.

On June 30, 2023, the Company had not yet commenced any operations. All activity through June 30, 2023, relates to the Company’s formation, general operating expenses, the search for a target business with which to consummate an initial business combination and the Initial Public Offering (the “Initial Public Offering” or “IPO”) as described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year-end. The Company is an early stage and emerging growth company, and, as such, the Company is subject to all of the risks associated with early-stage and emerging growth companies.

The Company’s sponsor is Revofast LLC, a Wyoming limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 18, 2021. On October 21, 2021, the Company consummated its Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $115,000,000, and incurring offering costs of $6,061,368, of which $3,737,500 was for deferred underwriting commissions (see Note 6). In addition, the Company granted the underwriter a 45-day option to purchase an additional 1,500,000 Units at the Initial Public Offering price to cover over-allotments, if any. Simultaneous with the close of the Initial Public Offering, the over- allotment option was exercised in full.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement of an aggregate of 3,900,250 warrants (the “Private Placement Warrants”) to the Sponsor, for $1.00 per Private Placement Warrant, generating total gross proceeds of $3,900,250 (the “Private Placement”) (see Note 4).

Following the closing of the Initial Public Offering on October 21, 2021, an amount of $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and held as cash items or invested only in U.S. government securities within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of paragraph (d) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s Stockholders, as described below.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their Class A Common Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which public stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Class A Common Shares without the Company’s prior written consent.

The public stockholders will be entitled to redeem their Class A Common Shares for a pro rata portion of the amount then in the Trust Account (initially $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Class A Common Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants or rights. All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with our liquidation, if there is a stockholder vote or tender offer in connection with our initial business combination and in connection with certain amendments to our amended and restated certificate of incorporation. In accordance with SEC and its guidance on redeemable equity instruments, which has been codified in ASC Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”), paragraph 10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A common stock classified as temporary equity will be the allocated proceeds determined in accordance with ASC Topic 470 “Debt” (“ASC 470”). The Class A common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, we have the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. We have elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings, or in the absence of retained earnings, additional paid-in capital). While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Sponsor has agreed (a) to vote its Class B Common Stock, the Class A Common Shares underlying the Private Placement Warrants and any Class A Common Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Class A Common Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Class B Common Stock) and into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Class B Common Stock and Private Placement Warrants (including underlying Class A Common Shares) shall not participate in any liquidating

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Class A Common Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Company previously had 18 months until April 21, 2023, from the effective date of the registration statement to consummate a Business Combination (the “Combination Period”). On April 20, 2023, the Company held a special meeting of stockholders in lieu of its 2023 annual meeting. At the special meeting, the Company’s stockholders approved the extension proposal to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate its initial business combination for a maximum of twelve (12) additional months, from April 21, 2023, to April 21, 2024, or such earlier date as determined by its board of directors (refer to Note 10). If the Company is unable to complete a Business Combination by April 21, 2024, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Class A Common Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $100,000), divided by the number of then outstanding Class A Common Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Class A Common Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.10 per share (whether or not the underwriters’ over-allotment option is exercised in full), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses, or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combinations and Extensions

On September 9, 2022, the Company entered into two business combination agreements. Refer to Note 6.

On October 21, 2022, the Company’s board of directors approved to extend the time by which the Company has to consummate a business combination from October 21, 2022 until January 21, 2023.

On January 20, 2023, the Company’s board of directors further approved to extend the time by which the Company has to consummate a business combination from January 21, 2023 to April 21, 2023.

On April 10, 2023, the Company sent a letter to Rana Financial, Inc. and David Kretzmer a letter notifying Rana Financial, Inc. of its failure to deliver audited financial statements pursuant to the business combination

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

agreement dated September 9, 2022. The Company notified Rana of its intent to propose the termination of the agreement and abandonment of the contemplated business combination if the audited financial statements are not received by April 21, 2023. On May 12, 2023, the Company terminated the business combination agreement.

On April 20, 2023, the Company held a special meeting of stockholders in lieu of its 2023 annual meeting. At the special meeting, the Company’s stockholders approved the extension proposal to consider and vote upon (a) a proposal to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate its initial business combination for a maximum of twelve (12) additional one month periods, from April 21, 2023 to April 21, 2024, or such earlier date as determined by its board of directors. The Company or the Company’s Sponsor deposited $110,000 into the Company’s Trust Account during each of the months of April, May, June and July 2023 to extend the business combination date from April 21, 2023 to August 21, 2023.

Liquidity and Capital Resources

As of June 30, 2023, the Company had $1,025 in its operating bank account, $42,583,196 investments held in its trust account, and working capital deficit of approximately $3,745,949.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on the Company’s behalf in exchange for issuance of Founder Shares (as defined in Note 5), and a loan from the Sponsor of approximately $141,768 under the Note (as defined in Note 5). The $141,768 loan was fully repaid as of December 31, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of June 30, 2023, there was a balance of $17,000 outstanding under Working Capital Loans.

On January 20, 2023, the Company consummated the private placement of 1,150,000 warrants at a price of $1.00 per warrant generating total proceeds of $1,150,000 (refer to Note 4).

On January 20, 2023, the Company entered into a $200,000 promissory note with its Sponsor (refer to Note 5).

On April 24, 2023, the Company entered into a $110,000 promissory note with its Sponsor (refer to Note 5).

On June 21, 2023, the Company entered into a $127,000 promissory note with its Sponsor (refer to Note 5).

On July 18, 2023, the Company entered into a $120,000 promissory note with its Sponsor (refer to Note 10).

Based on the foregoing, management does not believe that the Company will have sufficient working capital to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable and accrued liabilities, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination. In addition, the Company, Company’s Sponsor or its designees will deposit $110,000 into the Company’s trust accounts upon the request of the Company in order to extend the liquidation date on a monthly basis until April 21, 2024. The Company believes it may need to raise additional funds in order to meet the expenditures required for operating the business. Furthermore, if the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an Initial Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate the business prior to the Initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete the Initial Business Combination or to redeem a significant number of our public shares upon completion of the Initial Business Combination, in

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

which case the Company may issue additional securities or incur debt in connection with such Initial Business Combination. The Company’s Sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the Company’s inability to continue as a going concern.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 205-40, “Presentation of Financial Statements — Going Concern,” the Company has until April 21, 2024, to consummate an initial business combination. It is uncertain that the Company will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and the mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 21, 2024.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States of America, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these condensed consolidated financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Current Report on Form 10-K as filed with the SEC on April 20, 2023.

In the opinion of the Company’s management, the unaudited interim condensed consolidated financial statements include all adjustments, which are only of a normal and recurring nature, necessary for a fair statement of the financial position of the Company as of June 30, 2023, and its results of operations and cash flows for the six-month period then ended.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Principles of consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiary, Fama Financial Services, Inc. (“Fama”), which was incorporated on August 23, 2022 in the State of Georgia. There were no material business activities in Fama for the period from its incorporation date to June 30, 2023. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act’’), and it may take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can opt-out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt-out is irrevocable. The Company has elected not to opt-out of such an extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of the Company’s condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclose contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation, or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As a result, the Company had cash of $1,025 and no cash equivalents as of June 30, 2023. The Company had cash of $10,335 and no cash equivalents as of December 31, 2022.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Investments Held in Trust Account

As of June 30, 2023 and December 31, 2022, the Company had $42,583,196 and $118,985,048 investments held in the Trust Account, respectively. The investments held in the Trust Account were held in marketable treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest income in the accompanying unaudited condensed statements of operations. The estimated fair value of investments held in Trust Account are determined using available market information.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes” (“ASC 740”) which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as an income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review resulting in significant payments, accruals, or material deviation from its position.

The Company may be subject to potential examination by federal, state, and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, and compliance with federal, state, and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company has been subject to income tax examinations by major taxing authorities since its inception.

As of June 30, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it. The effective tax rate was 79% for six months ended June 30, 2023, and 0.00% for the six months ended June 30, 2022. The effective tax rates differ from the statutory tax rate of 21% for six months ended June 30, 2023 and 2022 due to the valuation allowance on the deferred tax assets and permanent differences on the change in fair value of derivative warrant liabilities and non-deductible Excise Taxes.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is applicable to certain SPAC redemptions, including in connection with a SPAC’s business combination. The amount of a redemption subject to the excise tax is reduced by the fair market value of any stock issued by the SPAC during the taxable year of the redemption. The excise tax will only be applicable to the Company for its taxable years post December 31, 2022. The Company has not completed its initial business combination. On May 4, 2023, certain stockholders exercised their redemption rights and demanded the Company to redeem 7,527,997 shares of their Class A common stock. The Company distributed a total payment of $78,939,613 based on a redemption price of $10.49 per share from its trust account to these stockholders. The Company has accrued excise tax liability of approximately $789,396 related to the shareholder redemptions in the six months ended June 30, 2023.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net income (loss) per common share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” (ASC 260”). The Company has two classes of shares, which are referred to as Class A Common Stock and Class B Common Stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common stock is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 9,650,250 shares of Class A Common Stock in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the period from inception to June 30, 2023. Accretion associated with the redeemable Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of common stock for the three and six months ended June 30, 2023 and 2022:

Three months ended June 30, 2023
Description	Class A	Class B
Basic and diluted net income per common stock:
Numerator:
Allocation of net loss	$(405,350)	$(172,408)
Denominator:
Basic and diluted weighted average common stock outstanding	6,759,436	2,875,000
Basic and diluted net loss per common stock	$(0.06)	$(0.06)

Six months ended June 30, 2023
Description	Class A	Class B
Basic and diluted net income per common stock:
Numerator:
Allocation of net income	$87,318	$27,450
Denominator:
Basic and diluted weighted average common stock outstanding	9,145,214	2,875,000
Basic and diluted net income per common stock	$0.01	$0.01

Three months ended June 30, 2022
Description	Class A	Class B
Basic and diluted net income per common stock:
Numerator:
Allocation of net income	$656,613	$163,337
Denominator:
Basic and diluted weighted average common stock outstanding	11,557,500	2,875,000
Basic and diluted net income per common stock	$0.06	$0.06

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Six months ended June 30, 2022
Description	Class A	Class B
Basic and diluted net income per common stock:
Numerator:
Allocation of net income	$1,740,461	$432,951
Denominator:
Basic and diluted weighted average common stock outstanding	11,557,500	2,875,000
Basic and diluted net income per common stock	$0.15	$0.15

Concentration Of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company had not experienced losses on this account, and management believes the Company is not exposed to significant risks on such account.

Fair Value Of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the unaudited condensed consolidated balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities have been allocated based on their relative fair value of total proceeds and are recognized in the unaudited condensed consolidated statements of operations as incurred.

The 5,750,000 public warrants issued in connection with the Initial Public Offering (the “Public Warrants”), the 3,900,250 Private Placement Warrants issued on October 21, 2021, the 1,150,000 Private Placements Warrants issued on October 21, 2022 and the 1,150,000 Private Placement Warrants issued on January 20, 2023 are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. The fair value of the Public Warrants issued in connection with the Initial Public Offering and Private Placement Warrants have been estimated using a Monte Carlo or Black-Scholes simulation model at each measurement date. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A-Expenses of offering. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statements of operations. Offering costs associated with the Class A common stock were charged to stockholders’ deficit upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

All of the 11,500,000 shares of Class A common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Accordingly, 11,500,000 shares of Class A common stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed consolidated balance sheets.

On May 4, 2023, certain stockholders exercised their redemption rights and demanded the Company to redeem 7,527,997 shares of their Class A common stock. The Company distributed a total payment of $78,939,613 based on a redemption price of $10.49 per share from its trust account to these stockholders. The Company expects to have an excise tax liability of approximately $789,396 related to the shareholder redemptions for the year ended December 31, 2023.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of June 30, 2023 and December 31, 2022, the common shares reflected on the condensed consolidated balance sheets are reconciled in the following table:
Class A common shares subject to redemption at December 31, 2021	$116,150,000
Plus
Remeasurement to common stock subject to possible redemption amount	2,242,240
Class A common shares subject to redemption at December 31, 2022	$118,392,240
Plus
Remeasurement to common stock subject to possible redemption amount	2,242,205
Class A common shares subject to redemption at March 31, 2023	$120,634,445
Less
Redemption of common stock	(78,939,613)
Remeasurement to common stock subject to possible redemption amount	(136,891)
Class A common shares subject to redemption at June 30, 2023	$41,557,941

Issued and adopted accounting standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On October 21, 2021, the Company consummated its Initial Public Offering of 10,000,000 Units at $10.00 per Unit, generating gross proceeds of $100,000,000. Simultaneously, the underwriters exercised over-allotments, purchasing 1,500,000 additional Units, generating gross proceeds of $15,000,000.

Each Unit consists of one share of Class A Common Stock, one-half of one Public Warrant, and one Public Right. Each Public Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $11.50 per share (see Note 7). Each Public Right entitles the holder to receive one-tenth of one share of Class A Common Stock upon completion of a Business Combination (see Note 8).

The Company incurred offering costs related to the Initial Public Offering of $6,061,368, of which $1,437,500 was for underwriting fees, $3,737,500 was for deferred underwriting commissions, and $886,368 was for other offering costs.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor has purchased an aggregate of 3,900,250 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($3,900,250 in the aggregate). The excess of the proceeds over the fair value of the Private Placement Warrants has been recognized as a capital contribution from the Sponsor.

Each Private Placement Warrant is exercisable to purchase one share of Class A Common Stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Class A Common Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

On October 21, 2022, the Company consummated the private placement of 1,150,000 warrants at a price of $1.00 per warrant (the “October 2022 Private Placement Warrants”), generating total proceeds of $1,150,000. The October 2022 Private Placement Warrants were purchased by the Sponsor and are substantially similar to the private placement warrants issued to the Sponsor at the time of IPO in October 2021. The October 2022 Private Placement

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 4. PRIVATE PLACEMENT (cont.)

Warrants have been issued pursuant to and are governed by a Warrant Agreement that is substantially similar to the Warrant Agreement that the Company entered into at the time of the IPO. Similar to the private placement warrants issued at the time of the IPO, the October 2022 Private Placement Warrants will not be transferable, assignable or salable until 30 days after the Company’s initial business combination and, unlike such private placement warrants, are not redeemable by the Company at any time (including following transfer by the Sponsor or its permitted transferees).

The proceeds received by the Company in connection with the issuance of the October 2022 Private Placement Warrants have been deposited in the trust account (the “Trust Account”) established at the time of the IPO. In accordance with the Company’s Amended and Restated Certificate of Incorporation, the deposit of such proceeds into the Trust Account on or prior to October 21, 2022 will extend by three months until January 21, 2023, which is the time the Company will have to consummate an initial business combination.

On January 20, 2023, the Company consummated the private placement of 1,150,000 warrants at a price of $1.00 per warrant (the “January 2023 Private Placement Warrants”), generating total proceeds of $1,150,000. In accordance with the Company’s Amended and Restated Certificate of Incorporation, the deposit of such proceeds into the Trust Account extended by another three months until April 21, 2023, which was the time the Company would have to consummate an initial business combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Class B Common Stock

On March 8, 2021, the Company issued an aggregate of 2,875,000 shares of Class B common stock (“Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000 in cash. In addition, such Founder Shares includes an aggregate of up to 375,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor and initial stockholders will collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming our Sponsor and initial stockholders do not purchase any Class A Common Shares in the Initial Public Offering and excluding the Private Placement Warrants and underlying securities).

On March 27, 2021, the Sponsor sold 15,000 Founder Shares to the Chief Financial Officer, Jenny Junkeer, and 10,000 Founder Shares to each of the Company’s three independent directors, Michael Tomczyk, Robin Meister, and Lynn Perkins, in each case, at a price of $0.009 per share, the same price at which the Sponsor purchased such Founder Shares from the Company.

Additionally, as consideration for financial advisory services rendered in connection with this offering, on March 11, 2021, ARC Capital received 50,000 shares of Class B Common Stock from our Sponsor at a price of $0.009 per share. The over-allotment is fully exercised.

The initial stockholders have agreed not to transfer, assign or sell any of the Class B common stock (except to certain permitted transferees) until, with respect to 50% of the Class B common stock, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining 50% of the Class B common stock, upon six months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Promissory Notes — Related Party

On March 8, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Sponsor Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $400,000, of which $141,768 was borrowed by the Company during 2021. The Sponsor Note was non-interest bearing and was fully repaid as of December 31, 2021.

On June 16, 2022, an affiliate of the Sponsor issued an unsecured promissory note (“June 2022 Note”) to the Company, pursuant to which the Company borrowed principal amount of $20,000. The June 2022 Note is non-interest bearing and previously had a maturity date on the earlier of: i) the consummation of the Company’s initial business combination; or ii) May 15, 2023. On May 8, 2023, the Company and the lender entered into an amendment agreement whereby the maturity date is amended to the Company’s initial business combination date. On May 8, 2023, the Company entered into an amendment agreement with an affiliate of the Sponsor to renew the outstanding balance of $19,957 under the June 2022 Note, which will mature on May 15, 2023, to a new maturity date. Pursuant to the amendment agreement, the outstanding balance of the June 2022 Note will be payable on the initial business combination date. As of June 30, 2023, $19,957 remains outstanding on this June 2022 Note.

On August 2, 2022, a company owned by a director of our previous potential business combination target, issued an unsecured promissory note (“August 2022 Note”), pursuant to which the Company borrowed a principal amount of $200,000 with an interest rate of 9% per annum. The August 2022 Note matured on February 2, 2023. The balance due to the lender as of the maturity date of February 3, 2023 was $209,235, representing the unpaid principal and accrued interest under the August 2022 Note. The Company failed to pay the principal amount and accrued interest within five business days of the maturity date. Therefore, the Company is required to pay default interest at a rate of 20% per annum. On May 3, 2023, the Company entered into a settlement agreement (the “Settlement Agreement”) with HRT North America Ltd, LLC (“HRT”), the lender of the August 2022 Note whereby the Company agreed to settle: i) the unpaid principal and accrued interest in the total amount of $209,235 as of the February 3, 2023 maturity date; ii) default interest of $10,794; and iii) $38,185 of costs, expenses and attorney’s fees that were incurred by HRT for filing a litigation against the Company to request for payment through legal proceeding. On May 4, 2023, the Company paid the total of $258,214 (the “Payment”) based on the settlement amount agreed with HRT in the Settlement Agreement. The Company and HRT agreed that, upon execution of this Settlement Agreement and upon receipt by HRT of the Payment, the August 2022 Note was terminated and extinguished.

On October 19, 2022, the Sponsor issued an unsecured promissory note (“October 2022 Note”), pursuant to which the Company borrowed principal amount of $300,000. The October 2022 Note is non-interest bearing and matures on May 15, 2023. On March 29, 2023, the Company made a repayment of $50,000 on the October 2022 Note. On May 17, 2023, the Company entered into an amendment agreement with the Sponsor to renew the outstanding balance of $250,000 under the October 2022 Note, which matured on May 15, 2023, to a new maturity date. Pursuant to the amendment agreement, the outstanding balance of the October 2022 Note will be payable on the earlier of: (i) the consummation of the initial business combination and (ii) April 21, 2024.

On January 20, 2023, the Sponsor issued an unsecured promissory note (“January 2023 Note”), pursuant to which the Company borrowed principal amount of $200,000. The January 2023 Note is non-interest bearing and matures on July 15, 2023. The events of default related to the January 2023 Note include failure to make required payments, voluntary bankruptcy and involuntary bankruptcy. Upon the occurrence of an event of default, the January 2023 Note shall become immediately payable. On July 14, 2023, the Company entered into an amendment agreement with the Sponsor to renew the outstanding balance of $200,000 to a new maturity date. Pursuant to the amendment agreement, the outstanding balance of the January 2023 Note will be payable on the earlier of: (i) the consummation of the initial business combination and (ii) January 15, 2024. The amended promissory note also added a new interest clause, which stipulates that an 8% interest per annum shall be accrued on the unpaid principal balance of the January 2023 Note. The 8% interest will be accrued effectively from July 14, 2023.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

On April 20, 2023, the Company held a special meeting of stockholders in lieu of its 2023 annual meeting. At the special meeting, the Company’s stockholders approved an extension proposal (the “Extension Amendment Proposal”) to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate its initial business combination for a maximum of twelve (12) additional month periods, from April 21, 2023 to April 21, 2024, or such earlier date as determined by its board of directors (the “Extended Date”). Pursuant to the Extension Amendment Proposal, the Sponsor has agreed to, or to cause a designee to, loan to the Company, pursuant to a promissory note (the “Extension Promissory Note”) an aggregate of $0.055 for each public share that is not redeemed, for each Extension Period (commencing on April 21, 2023, and on the 21st day of each subsequent month (or the next business day, if the 21st day of a calendar month falls on a day other than a business day)) that the Company requires a loan from the Sponsor, until the Extended Date.

On April 24, 2023, the Sponsor loaned $110,000 under the Extension Promissory Note (“April 2023 Note”) to the Company’s for the first Extension Period to move the liquidation date from April 21, 2023 to May 21, 2023. The April 2023 Note bears an interest of 8% per annum and it is payable on the earlier to occur of (i) the consummation of the Company’s initial business combination and (ii) October 15, 2023.

On June 21, 2023, the Sponsor loaned $127,000, of which $17,000 is related to Working Capital Loan and $110,000 is under the Extension Promissory Note (“June 2023 Note”), to the Company’s for the third Extension Period to move the liquidation date from June 21, 2023 to July 21, 2023. The June 2023 Note bears an interest of 8% per annum and it is payable on the earlier to occur of (i) the consummation of the Company’s initial business combination and (ii) November 15, 2023.

On July 18, 2023, subsequent to the balance sheet date, the Sponsor loaned $120,000, of which $10,000 is related to Working Capital Loan and $110,000 is under the Extension Promissory Note (“July 2023 Note”), to the Company’s for the third Extension Period to move the liquidation date from July 21, 2023 to August 21, 2023. The July 2023 Note bears an interest of 8% per annum and it is payable on the earlier to occur of (i) the consummation of the Company’s initial business combination and (ii) December 15, 2023. See Note 10.

Administrative Services Agreement

The Company’s Sponsor has agreed, commencing from the date that the Company’s securities are first listed on NASDAQ through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay the Sponsor $5,000 per month for these services. For the six months ended June 30, 2023 and 2022, the Company has paid $30,000 and $5,000 to the Sponsor for these administrative services, respectively. As of June 30, 2023 and December 31, 2022, the Company accrued $nil and $30,000, respectively, for unpaid administrative services.

Related Party Loans

To finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants (“Working Capital Warrants”) at a price of $1.50 per Working Capital Warrant. The Working Capital Warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2023 and December 31, 2022, there have been $17,000 and no amounts borrowed under the Working Capital Loans, respectively.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Forward Purchase Agreement

In connection with the IPO, the Company entered into a forward purchase agreement with Caltech Trading Corp., providing for the purchase by Caltech Trading Corp. of an aggregate of 9,000,000 forward purchase units at a purchase price of $10.00 per unit. The purchase of the Forward Purchase Units will occur concurrently and only in connection with the closing of the Business Combination.

The terms and provisions of the forward purchase warrants to be issued as part of the forward purchase units are identical to those of the Private Placement Warrants.

Representative Shares

In connection with the IPO, the Company issued the 57,500 shares upon full exercise of the Over-allotment Option (the “Representative Shares”). The Representative has agreed not to transfer, assign or sell any such Representative Shares without prior consent of the Company until the completion of the initial Business Combination. In addition, the Representative has agreed (i) to waive its redemption rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive its rights to liquidating distributions from the trust account with respect to such shares if the Company fails to complete the initial Business Combination within 12 months (or up to 18 months, if applicable) from the Closing of the Offering.

The Representative will not sell, transfer, assign, pledge or hypothecate the Representative Shares, or cause the Representative Shares to be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative Shares by any person, for a period of 180 days (pursuant to Rule 5110(e)(1) of the Conduct Rules of FINRA) following the Effective Date to anyone other than (i) the Representative or an underwriter or selected dealer in connection with the Offering, or (ii) a bona fide officer or partner of the Representative or of any such underwriter or selected dealer. On and after the 181st day following the Effective Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws.

Private Placement Warrants

The Company consummated certain private placement warrants with its Sponsor. Refer to Note 4 for details.

Consulting Agreement

On May 15, 2023, FEXD entered into a consulting agreement with Ritscapital Inc., the consulting company owned by Ritesh Suneja, the future Chief Financial Officer and Director of the Company after the business combination of Afinoz (refer to Note 6 below), to provide accounting, audit, pro forma financial, and other financial and accounting support in connection with the preparation of the Company’s proxy statement/prospectus and registration statement on Form S-4. Ritscapital Inc. is also a member of Afinoz. The consulting agreement provides for payment of $16,000 per month and terminates automatically upon closing of the business combination of Afinoz.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of shares Class B Common Stock, Private Placement Warrants (and underlying securities), and any securities issued in payment of working capital loans made to the Company will be entitled to registration rights pursuant to an agreement signed prior to or on the effective date of Initial Public Offering. The majority of these securities holders are entitled to make up to two demands that the Company register such securities.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Notwithstanding anything to the contrary, the underwriters (and/or their designees) may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the Initial Public Offering. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these Common Stock are to be released from escrow. The holders of a majority of the Private Placement Warrants (and underlying securities) and securities issued in payment of working capital loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination.

Notwithstanding anything to the contrary, the underwriters (and/or their designees) may participate in a “piggy-back” registration only during the seven year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding anything to the contrary, under FINRA Rule 5110, the underwriters and/or their designees may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the registration statement relating to the Initial Public Offering, and the underwriters and/ or their designees may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement relating to the Initial Public Offering.

Underwriting Agreement

The Underwriter purchased the 1,500,000 of additional Units to cover over-allotments, less the underwriting discounts and commissions.

The underwriters received a cash underwriting discount of one and one-quarter percent (1.25%) of the gross proceeds of the Initial Public Offering, or $1,437,500, as the underwriters’ over-allotment was exercised in full. In addition, upon closing of the Business Combination, the underwriters are entitled to a deferred fee of three and one-quarter percent (3.25%) of the gross proceeds of the Initial Public Offering, or $3,737,500, as the underwriters’ over- allotment was exercised in full. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Right of First Refusal

For a period beginning on the closing of this offering and ending on the earlier of the twelve (12) month anniversary of the closing of a Business Combination or the three year anniversary of the effective date of the registration statement, we have granted EF Hutton a right of first refusal to act as lead-left book-running manager and lead left manager for any and all future private or public equity, convertible and debt offerings during such period. In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement consummating our initial public offering.

Forward Purchase Agreement

On July 16, 2021, the Company entered into a forward purchase agreement with an anchor investor. Refer to Note 7 below for details.

Business Combination Agreements

Rana Business Combination Agreement

On September 11, 2022, the Company announced that it, with Fama Financial Services, Inc., a Georgia corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Rana Financial Inc., a Georgia corporation (“Rana”) and David Kretzmer, as representative of the Shareholders (“Shareholder Representative”), had entered into a business combination agreement (the “Rana Business Combination Agreement”), dated September 9,

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

2022, pursuant to which, among other things, Merger Sub will be merged with and into Rana (the “Merger”), with Rana surviving the Merger as a wholly-owned subsidiary of the Company. The key terms of the Rana Business Combination Agreement are as follows:

Structure of the Rana Business Combination

(a)     The transaction is structured as a reverse triangular merger. Pursuant to the Rana Business Combination Agreement, on the closing date, Merger Sub will be merged with and into Rana, with Rana surviving the Merger (together with the other transactions related thereto, the “Proposed Rana Transactions”) as a wholly-owned direct subsidiary of the Company (the “Surviving Company”).

(b)    At the effective time of the Merger (the “Effective Time”), the certificate of incorporation of Rana, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company, until thereafter amended as provided by law and such certificate of incorporation.

(c)     At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended as provided by law, the certificate of incorporation of the Surviving Company and such bylaws, as applicable.

(d)    At the closing, the Company shall amend and restate, effective as of the Effective Time, its certificate of incorporation to be as set forth in the Rana Business Combination Agreement, pursuant to which the Company shall have a single class structure with shares of Class A common stock, par value $0.0001 per share, having voting rights of one vote per share (the “New Acquiror Class A Common Stock”).

(e)     The Company shall pay a combination of Rana Cash Consideration and Rana Equity Consideration for the Company Common Stock subject to adjustments for Working Capital and Debt, which adjustments shall be secured by an escrow amount equal to $5,711,662 (the “Rana Escrow Amount”).

The Rana Cash Consideration means $7,800,000 and the Rana Equity Consideration means 7,020,000 shares of New Acquiror Class A Common Stock.

On May 12, 2023, the Company terminated the Rana Business Combination Agreement.

On July 3, 2023, Rana, filed a claim for injunctive and declaratory relief, among other things, in the Court of Chancery of the State of Delaware, requesting that the Court invalidate the previously disclosed termination by the Company of that the Rana Business Combination Agreement dated September 9, 2022, by and among the Company, Rana, and certain other parties thereto, require specific performance by the Company of its obligations under the Rana Business Combination Agreement, deliver to Rana certain requested financial information, and in the alternative, provide monetary damages. The dispute arises out of whether the Company properly exercised its right to terminate the Agreement pursuant to Section 9.01(h) of the Agreement, which permits such termination if certain required financial statements (together with an unqualified report therein of the auditors of Rana and its subsidiaries, if applicable) are not delivered on or before the deadlines specified in the Agreement. The Company intends to defend this suit vigorously and believes that the claims asserted by Rana are without merit. However, there can be no assurance as to the ultimate outcome of this matter. As a result, this could affect the Company’s ability to consummate the initial business combination or another business combination in the future. As of to date, no amount of damage has been claimed by Rana and the first trial is estimated to occur in January 2024.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Afinoz Business Combination Agreement

On September 11, 2022, the Company, announced that it, Fama Financial Services, Inc., a Georgia corporation and wholly owned subsidiary of the Company (“Merger Sub”), Monisha Sahni, Rachna Suneja and Ritscapital, LLC (collectively the “Members”) and Monisha Sahni as representative of the Members (“Member Representative”), had entered into a business combination agreement (the “Afinoz Business Combination Agreement”), dated September 9, 2022, pursuant to which, among other things, Mobitech International LLC, a limited liability company organized in the United Arab Emirates (“Afinoz”) will become as a wholly-owned subsidiary of the Company. The key terms of the Afinoz Business Combination Agreement are as follows:

(a)     The transaction is structured as a purchase of limited liability company membership interests. Pursuant to the Afinoz Business Combination Agreement, on the closing date, the Company will purchase the limited liability company membership interests of Afinoz, with Afinoz continuing as a wholly-owned direct subsidiary of the Company (together with the other transactions related thereto, the “Proposed Afinoz Transactions”).

(b)    The Company shall pay a combination of Afinoz Cash Consideration and Afinoz Equity Consideration for the Company Membership Interests subject to adjustments for Working Capital and Debt, which adjustments shall be secured by an escrow amount equal to $700,000 (the “Afinoz Escrow Amount”).

The Afinoz Cash Consideration means $5,000,000 and the Afinoz Equity Consideration means 11,500,000 shares of New Acquiror Class A Common Stock.

As of June 30, 2023, the Afinoz Business Combination has not been closed.

Employment Offer Letters

On December 20, 2022, the Company entered into a conditional offer letter with an individual for the position of Chief Marketing Officer of FEXD (the “CMO Offer Letter”). Pursuant to the CMO Offer Letter, the individual will become the Chief Marketing Officer of FEXD on June 1, 2023. The appointment is contingent upon the consummation of the business combination between FEXD, Rana and Afinoz, and shareholder approval. Upon effectiveness, the Chief Marketing Officer will receive an annual salary of $400,000, up to $150,000 in performance bonuses with $15,000 guaranteed, $200,000 in FEXD stock vesting over three years with a 12-month cliff and standard benefits. Since the business combination has not been closed, the conditional offer letter has not come into effect as of June 30, 2023. On August 13, 2023, the Company terminated the CMO Offer Letter.

On February 16, 2023, the Company entered into a consulting agreement with the previous Chief Marketing Officer for marketing service of $5,000 per month. During the year, the Company has paid $15,000 for the marketing consulting services. The agreement terminated as of June 30, 2023.

On December 20, 2022, the Company entered into a conditional offer letter with an individual for the position of Chief Executive Officer of Fama Financial Services (the “CEO Offer Letter”). Pursuant to the CEO Offer Letter, the individual will become the Chief Executive Officer of FEXD on June 1, 2023. The appointment is contingent upon the consummation of the business combination between FEXD, Rana and Afinoz, and shareholder approval. Upon effectiveness, the Chief Executive Officer will receive an annual salary of $500,000, a minimum cash bonus of 30 percent of the annual salary year one, 20% percent on year two and 15% from year three onwards (subject to an objective based target bonus of up to 200% of prevailing salary which will be split equally with stocks vested over a period of three years and cash), $50,000 in FEXD stock vesting over three years with a 12-month cliff and standard benefits. Since the business combination has not been closed, the conditional offer letter has not come into effect as of June 30, 2023. On August 13, 2023, the Company terminated the CEO Offer Letter.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

De-SPAC Service Agreement

On December 12, 2022, the Company entered a service agreement, effective January 15, 2023, with a third-party de-SPAC service provider. Pursuant to the agreement, the service provider will provide investor relation services to the Company for an initial 12-month period. The service provider will receive compensation of $90,000 from the Company for its services covering the initial 12-month period. In addition, the service provider will receive $22,500 worth of shares in the de-SPAC company quarterly, with the value accruing from the effective date of the service agreement. Since the award of the $22,500 worth of share is an instrument that embodies an obligation that the Company must settle by issuing a variable number of its equity shares based on a fixed value known at inception, the instrument is classified as a liability. As of June 30, 2023, the Company accrued $45,000 related to its obligation to issue shares, which is included in accounts payable and accrued liabilities on the accompanying unaudited condensed consolidated balance sheet.

NOTE 7. DERIVATIVE FINANCIAL INSTRUMENTS

Warrant Liability

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units, and only whole Public Warrants will trade. The Public Warrants will become exercisable on the date that is 30 days after the completion of the initial Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable, and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a Public Warrant unless Class A common stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its reasonable best efforts to maintain the effectiveness of such registration statement and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Public Warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $11.50 per share of Class A common stock

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 7. DERIVATIVE FINANCIAL INSTRUMENTS (cont.)

(with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of Class A common stock during the 10-trading day period starting on the trading day after to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Description of Securities-Warrants-Public Stockholders’ Warrants-Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the market value and the Newly Issued Price.

The Company may call the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•        if, and only if, the last reported sale price of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like and for certain issuances of Class A common stock and equity-linked securities as described above) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders.

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and the number of shares of Class A Common Stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger, or consolidation. However, the Public Warrants will not be adjusted for issuance of Class A Common Stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period or during any Extension Period, and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants, including the October 2022 and January 2023 Private Placement Warrants, are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A Common Stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 7. DERIVATIVE FINANCIAL INSTRUMENTS (cont.)

(except as set forth above). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company accounted for the 9,650,250 warrants issued in connection with the Initial Public Offering (including 5,750,000 Public Warrants and 3,900,250 Private Placement Warrants as the underwriters’ over-allotment option was exercised in full), the 1,150,000 October 2022 Private Placement Warrants, and the 1,150,000 January 2023 Private Placement Warrants in accordance with the guidance contained in ASC 815-40.

Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A Common Stock in the Business Combination is payable in the form of common equity in the successor entity, and if the holders of the warrants properly exercise the warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black- Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the common stock consists exclusively of cash, the amount of such cash per common stock, and (ii) in all other cases, the volume-weighted average price of the common stock as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

The Company believes that the adjustments to the exercise price of the warrants are based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 — 40, and thus the warrants are not eligible for an exception from derivative accounting. The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon closing the Initial Public Offering. Accordingly, the Company will classify its Public Warrant, Private Placement Warrant as a liability at its fair value, and the warrants will be estimated using a valuation model prepared by an outside valuation firm. The valuation model uses inputs such as assumed share prices, volatility, discount factors, and other assumptions and may not reflect the price at which they can be settled. This liability is subject to remeasurement at each balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

Forward Purchase Agreement

On July 16, 2021, the Company entered into a forward purchase agreement (the “Forward Purchase Agreement”) with Caltech Trading Corp., an anchor investor. Pursuant to the Forward Purchase Agreement, Caltech Trading Corp. will agree to purchase a minimum of 8,000,000 units and a maximum of 9,000,000 units (the “Forward Purchase Units”), with each Forward Purchase Unit consisting of one share of Class A common stock (a “Forward Purchase Share”), one right to receive one-tenth (1/10) of one share of its Class A common stock (a “Forward Purchase Right”) and one-half of one warrant to purchase one share of Class A common stock (a “Forward Purchase Warrant”), at a price of $10.00 per Forward Purchase Unit, for a minimum aggregate purchase price of $80.0 million and a maximum aggregate purchase price of up to $90.0 million. The shares of Class A common stock to be issued under the Forward Purchase Agreement will have no redemption rights and no right to liquidate distributions from the Trust Account. The Forward Purchase Shares, the Forward Purchase Rights and Forward Purchase Warrants will be identical to the shares of Class A Common Stock, the Public Rights, and the Public Warrants, respectively, included in the Public Units sold in the Initial Public Offering. The purchase of the Forward Purchase Units will occur concurrently and only in connection with the closing of the Business Combination.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 7. DERIVATIVE FINANCIAL INSTRUMENTS (cont.)

The Forward Purchase Shares, Forward Purchase Rights and Forward Purchase Warrants (and the shares of Class A common stock underlying such securities) are subject to registration rights. Caltech’s Trading commitment under the Forward Purchase Agreement is subject to customary closing conditions, including that the Business Combination must be consummated substantially concurrently with the purchase of the Forward Purchase Units. The obligations of Caltech Trading under the Forward Purchase Agreement do not depend on whether any Class A common shares held by the Company’s public stockholders are redeemed by the Company.

The Company accounted for the Forward Purchase Agreement in accordance with the guidance in ASC 815-40 and accounts for such agreement as a derivative liability. The liability is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the statements of operations.

NOTE 8. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents information about the Company’s derivative warrant liabilities and forward purchase agreement liability that are measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

As of June 30, 2023

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Public Warrants	$115,000	$—	$—
Private Placement Warrants	—	124,005	—
Forward Purchase Agreement Liability	—	—	123,287
Total	$115,000	$124,005	$123,287

As of December 31, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Public Warrants	$402,500	$—	$—
Private Placement Warrants	—	353,518	—
Forward Purchase Agreement Liability	—	—	285,567
Total	$402,500	$353,518	$285,567

The fair value of the public warrants is determined based on the publicly trading price on the valuation date. The fair value of the private warrants is determined using Black-Scholes model based on Level 2 observable inputs. Inherent in the Black-Scholes simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. The fair value of the Forward Purchase Agreement is estimated by determining the current

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 8. FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

value of the instruments to be purchased based on the $10.69 trading price of the unit on the valuation date, less the present value of the committed purchase price based on $10.00 per unit of the same instruments using Level 3 inputs, which include risk free interest rate, expected remaining life of the agreement and probability of acquisition.

The change in the fair value of the forward purchase agreement liability, measured using level 3 inputs, for the six months ended June 30, 2023 and 2022, is summarized as follows

Forward purchase agreement liability – level 3, at January 1, 2022	$1,726,908
Change in fair value	161,031
Forward purchase agreement liability – level 3, at March 31, 2022	$1,887,939
Change in fair value	(110,823)
Forward purchase agreement liability – level 3, at June 30, 2022	$1,777,116

Forward purchase agreement liability – level 3, at January 1, 2023	$285,567
Change in fair value	5,444
Forward purchase agreement liability – level 3, at March 31, 2023	$291,011
Change in fair value	(167,724)
Forward purchase agreement liability – level 3, at June 30, 2023	$123,287

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at June 30, 2023:

Inputs	Private Placement Warrants	Forward Purchase Units
Exercise price	$11.50	$10.00
Volatility	6.9%	N/A
Expected term	5.81 years	0.81 year
Risk-free rate	3.98%	5.28%
Probability of acquisition	1.25%	1.25%
Dividend yield	0%	0%

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2022:

Inputs	Private Placement Warrants	Forward Purchase Units
Exercise price	$11.50	$10.00
Volatility	4.6%	N/A
Expected term	5.06 years	0.06 year
Risk-free rate	3.91%	4.04%
Probability of acquisition	7.5%	7.5%
Dividend yield	0%	0%

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 9. STOCKHOLDER’S EQUITY

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At June 30, 2023 and December 31, 2022, there were no preferred shares issued or outstanding.

Class A Common Stock

The Company is authorized to issue 200,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. Holders of the Company’s Class A Common Stock are entitled to one vote for each share. At June 30, 2023 and December 31, 2022, there were 57,500 Class A Common Stock issued and outstanding excluding 3,972,003 and 11,500,000 shares subject to redemption, respectively.

Class B Common Stock

The Company is authorized to issue 200,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. Holders of the Company’s Class A Common Stock are entitled to one vote for each share. At June 30, 2023 and December 31, 2022, there were 2,875,000 shares of Class B Common Stock issued and outstanding. Class B common stock will automatically convert into shares of Class A common stock at the time of the initial business combination on a one-for-one basis.

Public Rights

Each holder of a Public Right will be entitled to receive one-tenth (1/10) of one share of Class A Common Stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon the exchange of the Public Rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Class A Common Stock will receive in the transaction on an as-converted into Class A Common Stock basis and each holder of a right will be required to affirmatively convert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

NOTE 10. SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. Based on this review, except the events below, the Company did not identify any subsequent events through the date of the issuance of the condensed consolidated financial statements that would have required disclosure or adjustment in the condensed consolidated financial statements:

On July 18, 2023, the Sponsor loaned $120,000 under the Extension Promissory Note (“July 2023 Note”) into the Company for the fourth Extension Period to move the liquidation date from July 21, 2023 to August 21, 2023. The July 2023 Note bears an interest of 8% per annum and it is payable on the earlier to occur of (i) the consummation of the Company’s initial business combination and (ii) December 15, 2023.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 10. SUBSEQUENT EVENTS (cont.)

On July 3, 2023, Rana filed a claim for injunctive and declaratory relief, among other things, in the Court of Chancery of the State of Delaware, requesting that the Court invalidate the previously disclosed termination by the Company of that the Rana Business Combination Agreement dated September 9, 2022, by and among the Company, Rana, and certain other parties thereto, require specific performance by the Company of its obligations under the Rana Business Combination Agreement, deliver to Rana certain requested financial information, and in the alternative, provide monetary damages. The dispute arises out of whether the Company properly exercised its right to terminate the Agreement pursuant to Section 9.01(h) of the Agreement, which permits such termination if certain required financial statements (together with an unqualified report therein of the auditors of Rana and its subsidiaries, if applicable) are not delivered on or before the deadlines specified in the Agreement. The Company intends to defend this suit vigorously and believes that the claims asserted by Rana are without merit. However, there can be no assurance as to the ultimate outcome of this matter. As a result, this could affect the Company’s ability to consummate the initial business combination or another business combination in the future. As of to date, no amount of damage has been claimed by Rana and the first trial is estimated to occur in January 2024.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Fintech Ecosystem Development Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Fintech Ecosystem Development Corp. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from March 5, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from March 5, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, if the Company is unable to complete a business combination by April 21, 2023, then the Company will cease all operations except for the purpose of liquidating. Additionally, the Company’s business plan is dependent on the completion of a business combination and the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. The date for mandatory liquidation and subsequent dissolution and the Company’s liquidity condition raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Boston, MA
April 20, 2023

FINTECH ECOSYSTEM DEVELOPMENT CORP.

CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash	$10,335	$612,750
Prepaid expenses	38,951	86,557
Total current assets	49,286	699,307
Long-term prepaid expenses	—	38,633
Investments held in trust account	118,985,048	116,152,113
Total assets	$119,034,334	$116,890,053
LIABILITIES, COMMON SHARES SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$990,605	$179,371
Income tax payable	290,342	—
Promissory notes from related parties	527,502	—
Total current liabilities	1,808,449	179,371
Derivative forward purchase liability	285,567	1,726,908
Derivative warrant liabilities	756,018	3,706,098
Deferred underwriter fee payable	3,737,500	3,737,500
Total liabilities	6,587,534	9,349,877
COMMITMENTS AND CONTINGENCIES (NOTE 6)
Class A common stock subject to possible redemption; 11,500,000 shares at redemption value	118,392,240	116,150,000
Stockholders’ deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 57,500 shares issued and outstanding (excludes 11,500,000 shares subject to redemption)	6	6
Class B common stock, par value $0.0001; 20,000,000 shares authorized; 2,875,000 issued and outstanding	288	288
Additional paid-in capital	—	—
Accumulated deficit	(5,945,734)	(8,610,118)
Total stockholders’ deficit	(5,945,440)	(8,609,824)
Total liabilities, common shares subject to possible redemption and stockholders’ deficit	$119,034,334	$116,890,053

The accompanying notes are an integral part of these consolidated financial statements

FINTECH ECOSYSTEM DEVELOPMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2022 and for the Period From

March 5, 2021 (Inception) Through December 31, 2021

	For the year ended December 31, 2022	For the period from March 5, 2021 (inception) through December 31, 2021
Operating Expenses:
Formation and Operating Costs	$2,027,390	$243,849
Total operating expenses	2,027,390	243,849
Other Income (Expenses):
Offering costs associated with derivative warrant liabilities	—	(102,600)
Change in fair value of derivative warrant liabilities	3,030,580	(1,312,034)
Change in fair value of derivative forward purchase liability	1,441,341	(226,233)
Income from investments held in Trust Account	1,682,935	2,113
Total other income (expenses), net	6,154,856	(1,638,754)
Income (loss) before income taxes	$4,127,466	$(1,882,603)
Income taxes	290,342	—
Net income (loss)	$3,837,124	$(1,882,603)
Basic & diluted net income (loss) per share (Class A)	$0.27	$(0.34)
Weighted average number of common share-basic and diluted (Class A)	11,557,500	2,726,188
Basic & diluted net income (loss) per share (Class B)	$0.27	$(0.34)
Weighted average number of common shares-basic and diluted (Class B)	2,875,000	2,875,000

The accompanying notes are an integral part of these consolidated financial statements

FINTECH ECOSYSTEM DEVELOPMENT CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Year Ended December 31, 2022 and for the Period From March 5, 2021 (Inception)

Through December 31, 2021

	Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total
	Class A		Class B
	Shares	Amount	Share	Amount
Balance, March 5, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Share issuance – Class A	57,500	6	—	—	351,032	—	351,038
Share issuance – Class B	—	—	2,875,000	288	24,712	—	25,000
Net loss	—	—	—	—	—	(1,882,603)	(1,882,603)
Sale of Private Placement Warrants	—	—	—	—	2,886,185	—	2,886,185
Accretion of Class A common stock subject to possible redemption amount	—	—	—	—	(3,261,929)	(6,727,515)	(9,989,444)
December 31, 2021	57,500	$6	2,875,000	$288	$—	$(8,610,118)	$(8,609,824)
Net Income	—	—	—	—	—	3,837,124	3,837,124
Sale of Private Placement Warrants	—	—	—	—	1,069,500	—	1,069,500
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	(1,069,500)	(1,172,740)	(2,242,240)
December 31, 2022	57,500	$6	2,875,000	$288	$—	$(5,945,734)	$(5,945,440)

The accompanying notes are an integral part of these consolidated financial statements

FINTECH ECOSYSTEM DEVELOPMENT CORP.

CONSOLIDATED STATEMENTS OF CASH FLOW

For the Year Ended December 31, 2022 and for the Period From

March 5, 2021 (Inception) Through December 31, 2021

	For the year ended December 31, 2022	For the period from March 5, 2021 (inception) through December 31, 2021
Cash flows from operating activities:
Net income (loss)	$3,837,124	$(1,882,603)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Offering costs associated with derivative warrant liabilities	—	102,600
Change in fair value of derivative forward purchase liability	(1,441,341)	226,233
Change in fair value of warrant liabilities	(3,030,580)	1,312,034
Related party promissory note accrued interest	7,545	—
Income from investments held in trust account	(1,682,935)	(2,113)
Changes in operating assets and liabilities:
Prepaid expenses	86,239	(125,190)
Accounts payable and accrued liabilities	811,234	179,371
Income tax payable	290,342	—
Net cash used in operating activities	$(1,122,372)	$(189,669)
Cash flows from investing activities:
Cash deposited in Trust Account	(1,150,000)	(116,150,000)
Net cash used in investing activities	(1,150,000)	(116,150,000)
Cash flows from financing activities:
Proceeds from issuance of common shares to Sponsor	—	25,000
Proceeds from issuance of warrants to Sponsor	1,150,000	—
Proceeds from promissory notes from related parties	520,000	35,000
Repayment of promissory notes	(43)	(141,768)
Proceeds from the Initial Public Offering, gross	—	115,000,000
Proceeds from private placement	—	3,900,250
Payment of underwriter commission fee	—	(1,437,500)
Payment of offering costs	—	(428,563)
Net cash provided by financing activities	1,669,957	116,952,419
Net (decrease) increase in cash	(602,415)	612,750
Cash, beginning of period	612,750	—
Cash, end of period	$10,335	$612,750
Supplemental Disclosures of Noncash Financing Activities
Offering costs paid by related party under promissory note	$—	$106,768
Deferred underwriter commission for the Initial Public Offering	$—	$3,737,500
Issuance of Class A shares in connection with Initial Public Offering	$—	$351,038
Remeasurement of Class A shares subject to redemption	$2,242,240	$—

The accompanying notes are an integral part of these consolidated financial statements

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND GOING CONCERN

Fintech Ecosystem Development Corp. (the “Company” or “FEXD”) is a blank check company incorporated in the State of Delaware on March 5, 2021. The Company was formed for the purpose of acquiring, merging with, engaging in capital stock exchange with, purchasing all or substantially all of the assets of, engaging in contractual arrangements, or engaging in any other similar business combination with a single operating entity, or one or more related or unrelated operating entities operating in any sector (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on companies in the financial technology development industry.

On December 31, 2022, the Company had not yet commenced any operations. All activity through December 31, 2022, relates to the Company’s formation, general operating expenses, the search for a target business with which to consummate an initial business combination and the Initial Public Offering (the “Initial Public Offering” or “IPO”) as described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year-end. The Company is an early stage and emerging growth company, and, as such, the Company is subject to all of the risks associated with early-stage and emerging growth companies.

The Company’s sponsor is Revofast LLC, a Wyoming limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 18, 2021, and on October 21, 2021. On October 21, 2021, the Company consummated its Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $115,000,000, and incurring offering costs of $6,061,368, of which $3,737,500 was for deferred underwriting commissions (see Note 6). In addition, the Company granted the underwriter a 45-day option to purchase an additional 1,500,000 Units at the Initial Public Offering price to cover over-allotments, if any. Simultaneous with the close of the Initial Public Offering, the over-allotment option was exercised in full.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement of an aggregate of 3,900,250 warrants (the “Private Placement Warrants”) to the Sponsor, for $1.00 per Private Placement Warrant, generating total gross proceeds of $3,900,250 (the “Private Place”) (see Note 4).

Following the closing of the Initial Public Offering on October 21, 2021, an amount of $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and held as cash items or invested only in U.S. government securities within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of paragraph (d) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s Stockholders, as described below.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their Class A Common Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which public stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Class A Common Shares without the Company’s prior written consent.

The public stockholders will be entitled to redeem their Class A Common Shares for a pro rata portion of the amount then in the Trust Account (initially $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Class A Common Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants or rights. All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with our liquidation, if there is a stockholder vote or tender offer in connection with our initial business combination and in connection with certain amendments to our amended and restated certificate of incorporation. In accordance with SEC and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A common stock classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, we have the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. We have elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings, or in the absence of retained earnings, additional paid-in capital). While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Sponsor has agreed (a) to vote its Class B Common Stock, the Class A Common Shares underlying the Private Placement Warrants and any Class A Common Shares purchased during or after the Proposed Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Class A Common Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Class B Common Stock) and into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Class B Common Stock and Private Placement Warrants (including underlying Class A Common Shares) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Class A Common Shares purchased during or after the Proposed Offering if the Company fails to complete its Business Combination.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

The Company will have until 12 months, being October 21, 2022, (or 15 or 18 months, depending on whether we elect to extend the initial 12-month term for up to two additional three-month terms) from the effective date of the registration statement to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem % of the outstanding Class A Common Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $50,000), divided by the number of then outstanding Class A Common Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Class A Common Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.10 per share (whether or not the underwriters’ over-allotment option is exercised in full), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Proposed Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses, or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combinations

On September 11, 2022, the Company entered into two business combination agreements. Refer to Note 6.

On October 21, 2022, the Company’s board of directors approved to extend the time by which the Company has to consummate a business combination from October 21, 2022 until January 21, 2023.

On January 20, 2023, the Company’s board of directors further approved to extend the time by which the Company has to consummate a business combination from January 21, 2023 to April 21, 2023 (Note 11).

On April 10, 2023, the Company sent a letter to Rana Financial, Inc. and David Kretzmer a letter notifying Rana Financial, Inc. of its failure to deliver audited financial statements pursuant to the business combination agreement dated September 9, 2022. The Company notified Rana of its intent to propose the termination of the agreement and abandonment of the contemplated business combination within if the audited financial statements are not received by April 21, 2023. Refer to Note 11.

Liquidity and Capital Resources

As of December 31, 2022, the Company had $10,335 in its operating bank account, $118,985,048 investments held in its trust account, and working capital deficit of approximately $1,759,163.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on the Company’s behalf in exchange for issuance of Founder Shares (as defined in Note 5), and a loan from the Sponsor of approximately $141,768 under the Note (as defined in Note 5). The $141,768 loan was fully repaid as of December 31, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of December 31, 2022, there were no amounts outstanding under any Working Capital Loan.

On August 2, 2022, the Company borrowed $200,000 through a promissory note with HRT North America Ltd. LLC to support its liquidity needs. The Company borrowed an additional $300,000 through a promissory note with the Sponsor on October 19, 2022 (refer to Note 5).

On January 20, 2023, the Company consummated the private placement of 1,150,000 warrants at a price of $1.00 per warrant generating total proceeds of $1,150,000 (refer to Note 11).

On January 20, 2023, the Company entered into a $200,000 promissory note with its Sponsor (refer to Note 11).

Based on the foregoing, management does not believe that the Company will have sufficient working capital to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable and accrued liabilities, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination. The Company believes it may need to raise additional funds in order to meet the expenditures required for operating the business. Furthermore, if the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an Initial Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate the business prior to the Initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete the Initial Business Combination or to redeem a significant number of our public shares upon completion of the Initial Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Initial Business Combination. The Company’s Sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in what ever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the Company’s inability to continue as a going concern.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 205-40, “Presentation of Financial Statements — Going Concern,” the Company has until April 21, 2023, to consummate an initial business combination. It is uncertain that the Company will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and the mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 21, 2023.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States of America, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these consolidated financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principle of consolidation

The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiary, Fama Financial Services, Inc. (“Fama”), which was incorporated on August 23, 2022 in the State of Georgia. There were no material business activities in Fama for the period from its incorporation date to December 31, 2022. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act’’), and it may take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can opt-out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt-out is irrevocable. The Company has elected not to opt-out of such an extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of the Company’s consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclose contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation, or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As a result, the Company had cash of $10,335 and no cash equivalents on December 31, 2022. The Company had cash of $612,750 and no cash equivalents on December 31, 2021.

Investment Held in Trust Account

As of December 31, 2022 and 2021, the Company had $118,985,048 and $116,152,113 investments held in the Trust Account, respectively. The investments held in the Trust Account were held in marketable treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest income in the accompanying statements of operations. The estimated fair value of investments held in Trust Account are determined using available market information.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as an income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review resulting in significant payments, accruals, or material deviation from its position.

The Company may be subject to potential examination by federal, state, and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, and compliance with federal, state, and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company has been subject to income tax examinations by major taxing authorities since its inception.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

occurring on or after January 1, 2023. The exercise tax imposes a 1% tax on covered corporations on the fair market value of any stock of the corporation which is repurchased by such corporation for taxable years beginning after December 31, 2022. The exercise tax is applicable to certain SPAC redemptions, including in connection with a SPAC’s business combination. The amount of a redemption subject to the exercise tax is reduced by the fair market value of any stock issued by the SPAC during the taxable year of the redemption. The Company has not completed its initial business combination and there were no share redemptions during the year ended December 31, 2022. The exercise tax will only be applicable to the Company for its taxable years post December 31, 2022. The Company is still in the process of assessing the effects of the exercise tax to its consolidated financial statements.

Net income (loss) per common share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A Common Stock and Class B Common Stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 9,650,250 shares of Class A Common Stock in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the period from inception to December 31, 2022. Accretion associated with the redeemable Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of common stock for the year ended December 31, 2022 and for the period from March 5, 2021 (inception) to December 31, 2021:

Year ended December 31, 2022
Description	Class A	Class B
Basic and diluted net income per common stock:
Numerator:
Allocation of net income	$3,072,757	$764,367
Denominator:
Basic and diluted weighted average common stock outstanding	11,557,500	2,875,000
Basic and diluted net income per common stock	$0.27	$0.27

Period from March 5, 2021 (inception) to December 31, 2021
Description	Class A	Class B
Basic and diluted net income per common stock:
Numerator:
Allocation of net loss	$(916,293)	$(966,310)
Denominator:
Basic and diluted weighted average common stock outstanding	2,726,188	2,875,000
Basic and diluted net loss per common stock	$(0.34)	$(0.34)

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. At December 31, 2022 and 2021, the Company had not experienced losses on this account, and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative financial instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities have been allocated based on their relative fair value of total proceeds and are recognized in the statements of operations as incurred.

The 5,750,000 warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the 3,900,250 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. The fair value of the Public Warrants issued in connection with the Public

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Offering and Private Placement Warrants have been estimated using a Monte Carlo or Black-Scholes simulation model at each measurement date. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A-Expenses of offering. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statements of operations. Offering costs associated with the Class A common stock were charged to stockholders’ deficit upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

All of the 11,500,000 shares of Class A common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Accordingly, 11,500,000 shares of Class A common stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

As of December 31, 2022 and 2021, the common shares reflected on the balance sheets are reconciled in the following table:
Gross proceeds from IPO	$115,000,000
Less:
Proceeds allocated to Public Warrants	(1,380,000)
Class A common share issuance costs	(6,309,800)
Plus:
Accretion of carrying value to redemption value	8,839,800
Class A common shares subject to redemption at December 31, 2021	$116,150,000
Plus:
Remeasurement to common stock subject to possible redemption amount	2,242,240
Class A common shares subject to redemption at December 31, 2022	$118,392,240

Issued and adopted accounting standards

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40):

Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions required for equity-linked contracts to qualify for scope exception. In addition, it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective January 1, 2024 for fiscal years beginning after December 15, 2023 for smaller reporting companies, and

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 on January 1, 2021. The adoption of ASU 2020-06 did not have a material impact on the Company’s consolidated financial statements.

Outside of the above, management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On October 21, 2021, the Company consummated its Initial Public Offering of 10,000,000 Units at $10.00 per Unit, generating gross proceeds of $100,000,000. Simultaneously, the underwriters exercised over-allotments, purchasing 1,500,000 additional Units, generating gross proceeds of $15,000,000.

Each Unit consists of one share of Class A Common Stock, one-half of one Public Warrant, and one Public Right. Each Public Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $11.50 per share (see Note 7). Each Public Right entitles the holder to receive one-tenth of one share of Class A Common Stock upon completion of a Business Combination (see Note 8).

The Company incurred offering costs related to the Initial Public Offering of $6,061,368, of which $1,437,500 was for underwriting fees, $3,737,500 was for deferred underwriting commissions, and $886,368 was for other offering costs.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor has purchased an aggregate of 3,900,250 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($3,900,250 in the aggregate). The excess of the proceeds over the fair value of the Private Placement Warrants has been recognized as a capital contribution from the Sponsor.

Each Private Placement Warrant is exercisable to purchase one share of Class A Common Stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Proposed Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Class A Common Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

On October 21, 2022, the Company consummated the private placement of 1,150,000 warrants at a price of $1.00 per warrant (the “October 2022 Private Placement Warrants”), generating total proceeds of $1,150,000. The October 2022 Private Placement Warrants were purchased by the Sponsor and are substantially similar to the private placement warrants issued to the Sponsor at the time of IPO in October 2021. The October 2022 Private Placement Warrants have been issued pursuant to and are governed by a Warrant Agreement that is substantially similar to the Warrant Agreement that the Company entered into at the time of the IPO. Similar to the private placement warrants issued at the time of the IPO, the October 2022 Private Placement Warrants will not be transferable, assignable or salable until 30 days after the Company’s initial business combination and, unlike such private placement warrants, are not redeemable by the Company at any time (including following transfer by the Sponsor or its permitted transferees).

The proceeds received by the Company in connection with the issuance of the October 2022 Private Placement Warrants have been deposited in the trust account (the “Trust Account”) established at the time of the IPO. In accordance with the Company’s Amended and Restated Certificate of Incorporation, the deposit of such proceeds into the Trust Account on or prior to October 21, 2022 will extend by three months until January 21, 2023, which is the time the Company will have to consummate an initial business combination.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PRIVATE PLACEMENT (cont.)

On January 20, 2023, the Company consummated the private placement of 1,150,000 warrants at a price of $1.00 per warrant (the “January 2023 Private Placement Warrants”), generating total proceeds of $1,150,000. In accordance with the Company’s Amended and Restated Certificate of Incorporation, the deposit of such proceeds into the Trust Account will extend by another three months until April 21, 2023, which is the time the Company will have to consummate an initial business combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Class B Common Stock

On March 8, 2021, the Company issued an aggregate of 2,875,000 shares of Class B common stock (“Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000 in cash. In addition, such Founder Shares includes an aggregate of up to 375,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor and initial stockholders will collectively own 20% of the Company’s issued and outstanding shares after the Proposed Offering (assuming our Sponsor and initial stockholders do not purchase any Class A Common Shares in the Proposed Offering and excluding the Private Placement Warrants and underlying securities).

On March 27, 2021, the Sponsor sold 15,000 Founder Shares to the Chief Financial Officer, Jenny Junkeer, and 10,000 Founder Shares to each of the Company’s three independent directors, Michael Tomczyk, Robin Meister, and Lynn Perkins, in each case, at a price of $0.009 per share, the same price at which the Sponsor purchased such Founder Shares from the Company. Thus, after giving effect to the issuance of Founder Shares, our Sponsor and initial stockholders will collectively own approximately 20% of the outstanding common stock following the offering, assuming they do not purchase any units in this offering or the public market.

Additionally, as consideration for financial advisory services rendered in connection with this offering, on March 11, 2021, ARC Capital received 50,000 shares of Class B Common Stock from our Sponsor at a price of $0.009 per share. The Founder Shares held by the independent directors and financial advisor are not subject to forfeiture in the event that the underwriters’ over-allotment is not exercised.

The initial stockholders have agreed not to transfer, assign or sell any of the Class B common stock (except to certain permitted transferees) until, with respect to 50% of the Class B common stock, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining 50% of the Class B common stock, upon six months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Promissory Notes

On March 8, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Sponsor Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $400,000, of which $141,768 was borrowed by the Company during 2021. The Sponsor Note was non-interest bearing and was fully repaid as of December 31, 2021.

On June 16, 2022, an affiliate of the Sponsor issued an unsecured promissory note (“June 2022 Note”) to the Company, pursuant to which the Company borrowed principal amount of $20,000. The June 2022 Note is non-interest bearing and matures on the earlier of: i) the consummation of the Company’s initial business combination; or ii) May 15, 2023. As of December 31, 2022, $19,957 remains outstanding on this June 2022 Note.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

On August 2, 2022, a company owned by a director of our potential business combination target, issued an unsecured promissory note (“August 2022 Note”), pursuant to which the Company borrowed principal amount of $200,000. The August 2022 Note has an interest rate of 9% per annum and matures on the earlier of: i) the consummation of the Company’s initial business combination; or ii) February 2, 2023. The Company is currently renewing the August 2022 Note with the lender. As of December 31, 2022, there was $200,000 outstanding on the August 2022 Note and accrued interest of $7,545.

On October 19, 2022, the Sponsor issued an unsecured promissory note (“October 2022 Note”), pursuant to which the Company borrowed principal amount of $300,000. The October 2022 Note is non-interest bearing and matures on May 15, 2023.

Administrative services agreement

The Company’s Sponsor has agreed, commencing from the date that the Company’s securities are first listed on NASDAQ through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay the Sponsor $5,000 per month for these services. For the year ended December 31, 2022 and for the period from March 5, 2021 (inception) to December 31, 2021, the Company has paid $30,000 and $20,000 to the Sponsor for these administrative services, respectively. As of December 31, 2022 and 2021, the Company accrued $ 30,000 and $nil, respectively, for unpaid administrative services.

Related party loans

To finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants (“Working Capital Warrants”) at a price of $1.50 per Working Capital Warrant. The Working Capital Warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2022 and 2021, there have been no amounts borrowed under the Working Capital Loans.

Forward Purchase Agreement

In connection with the IPO, the Company entered into a forward purchase agreement with Caltech Trading Corp., providing for the purchase by Caltech Trading Corp. of an aggregate of 9,000,000 forward purchase units at a purchase price of $10.00 per unit. The purchase of the Forward Purchase Units will occur concurrently and only in connection with the closing of the Business Combination.

The terms and provisions of the forward purchase warrants to be issued as part of the forward purchase units are identical to those of the Private Placement Warrants.

Representative Shares

In connection with the IPO, the Company issued the Representative 57,500 shares upon full exercise of the Over-allotment Option (the “Representative Shares”). The Representative has agreed not to transfer, assign or sell any such Representative Shares without prior consent of the Company until the completion of the initial Business Combination. In addition, the Representative has agreed (i) to waive its redemption rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the initial Business Combination

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

and (ii) to waive its rights to liquidating distributions from the trust account with respect to such shares if the Company fails to complete the initial Business Combination within 12 months (or up to 18 months, if applicable) from the Closing of the Offering.

The Representative will not sell, transfer, assign, pledge or hypothecate the Representative Shares, or cause the Representative Shares to be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative Shares by any person, for a period of 180 days (pursuant to Rule 5110(e)(1) of the Conduct Rules of FINRA) following the Effective Date to anyone other than (i) the Representative or an underwriter or selected dealer in connection with the Offering, or (ii) a bona fide officer or partner of the Representative or of any such underwriter or selected dealer. On and after the 181st day following the Effective Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws.

Private Placement Warrants

The Company consummated certain private placement warrants with its Sponsor. Refer to Note 4 for details.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration rights

The holders of shares Class B Common Stock, Private Placement Warrants (and underlying securities), and any securities issued in payment of working capital loans made to the Company will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of Proposed Public Offering. The majority of these securities holders are entitled to make up to two demands that the Company registers such securities.

Notwithstanding anything to the contrary, the underwriters (and/or their designees) may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the Proposed Public Offering. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these Common Stock are to be released from escrow. The holders of a majority of the Private Placement Warrants (and underlying securities) and securities issued in payment of working capital loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything to the contrary, the underwriters (and/or their designees) may participate in a “piggy-back” registration only during the seven year period beginning on the effective date of the Proposed Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding anything to the contrary, under FINRA Rule 5110, the underwriters and/or their designees may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the registration statement relating to the Proposed Public Offering, and the underwriters and/ or their designees may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement relating to the Proposed Public Offering.

Underwriting agreement

The Underwriter purchased the 1,500,000 of additional Units to cover over-allotments, less the underwriting discounts and commissions.

The underwriters received a cash underwriting discount of one and one-quarter percent (1.25%) of the gross proceeds of the Initial Public Offering, or $1,437,500, as the underwriters’ over-allotment was exercised in full. In addition, upon closing of the Business Combination, the underwriters are entitled to a deferred fee of three and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

one-quarter percent (3.25%) of the gross proceeds of the Initial Public Offering, or $3,737,500, as the underwriters’ over- allotment was exercised in full. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Right of First Refusal

For a period beginning on the closing of this offering and ending on the earlier of the twelve (12) month anniversary of the closing of a Business Combination or the three year anniversary of the effective date of the registration statement, we have granted EF Hutton a right of first refusal to act as lead-left book-running manager and lead left manager for any and all future private or public equity, convertible and debt offerings during such period. In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement consummating our initial public offering.

Forward Purchase Agreement

On July 16, 2021, the Company entered into a forward purchase agreement with an anchor investor. Refer to Note 7 below for details.

Business Combination Agreements

Rana Business Combination Agreement

On September 11, 2022, the Company announced that it, with Fama Financial Services, Inc., a Georgia corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Rana Financial Inc., a Georgia corporation (“Rana”) and David Kretzmer, as representative of the Shareholders (“Shareholder Representative”), had entered into a business combination agreement (the “Rana Business Combination Agreement”), dated September 9, 2022, pursuant to which, among other things, Merger Sub will be merged with and into Rana (the “Merger”), with Rana surviving the Merger as a wholly-owned subsidiary of the Company. The key terms of the Rana Business Combination Agreement are as follows:

Structure of the Rana Business Combination

(a)     The transaction is structured as a reverse triangular merger. Pursuant to the Rana Business Combination Agreement, on the closing date, Merger Sub will be merged with and into Rana, with Rana surviving the Merger (together with the other transactions related thereto, the “Proposed Rana Transactions”) as a wholly-owned direct subsidiary of the Company (the “Surviving Company”).

(b)    At the effective time of the Merger (the “Effective Time”), the certificate of incorporation of Rana, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company, until thereafter amended as provided by law and such certificate of incorporation.

(b)    At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended as provided by law, the certificate of incorporation of the Surviving Company and such bylaws, as applicable.

(c)     At the closing, the Company shall amend and restate, effective as of the Effective Time, its certificate of incorporation to be as set forth in the Rana Business Combination Agreement, pursuant to which the Company shall have a single class structure with shares of Class A common stock, par value $0.0001 per share, having voting rights of one vote per share (the “New Acquiror Class A Common Stock”).

(d)    The Company shall pay a combination of Rana Cash Consideration and Rana Equity Consideration for the Company Common Stock subject to adjustments for Working Capital and Debt, which adjustments shall be secured by an escrow amount equal to $5,711,662 (the “Rana Escrow Amount”).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

The Rana Cash Consideration means $7,800,000 and the Rana Equity Consideration means 7,020,000 shares of New Acquiror Class A Common Stock.

Rana Representations, Warranties and Covenants

The Rana Business Combination Agreement contains customary representations, warranties and covenants of Rana, FEXD and Merger Sub, relating to, among other things, their ability to enter into the Rana Business Combination Agreement and their outstanding capitalization. Rana has agreed to customary “no shop” obligations.

Conditions to Rana Closing

Mutual

The obligations of Rana, FEXD and Merger Sub to consummate the Proposed Rana Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Rana Closing, of the following conditions:

(a)     the Acquiror Proposals have been approved and adopted by the requisite affirmative vote of the stockholders of Acquiror in accordance with the Proxy Statement, the Delaware General Corporation Law, the organizational documents of FEXD and the rules and regulations of Nasdaq;

(b)    no Governmental Authority has enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Proposed Rana Transactions illegal or otherwise prohibiting consummation of the Proposed Rana Transactions, including the Merger; and

(c)     the shares of New Acquiror Class A Common Stock to be issued in connection with the Proposed Rana Transactions shall have been approved for listing on Nasdaq, and immediately following the Rana Closing Acquiror shall satisfy any applicable listing requirements of Nasdaq and Acquiror shall not have received any notice of non-compliance therewith.

FEXD and Merger Sub

The obligations of FEXD and Merger Sub to consummate the Proposed Rana Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Rana Closing, of the following additional conditions:

(a)     the representations and warranties of Rana contained in the sections titled (i) Organization and Qualification; Subsidiaries, (ii) Capitalization, (iii) Authority Relative to this Business Combination Agreement and (iv) Brokers, are each true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Rana contained in the Rana Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

(b)    Rana, the Shareholders and the Shareholder Representative, as applicable, have performed or complied in all material respects with all agreements and covenants required by the Rana Business Combination Agreement to be performed or complied with by each of them on or prior to the Effective Time;

(c)     the Shareholder Representative has delivered to Acquiror the Escrow Agreement, duly executed by the Shareholder Representative;

(d)    Rana has delivered to FEXD a customary officer’s certificate, dated the date of the Rana Closing, certifying as to the satisfaction of certain conditions;

(d)    no Company Material Adverse Effect has occurred between the date of the Rana Business Combination Agreement and the Closing Date;

(e)     on or prior to the Rana Closing, Rana delivered to Acquiror a properly executed certification, in form and substance reasonably acceptable to Acquiror, that the Company Common Stock, capital stock of Enova and capital stock of Fama, as applicable, are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which will be filed by Acquiror with the IRS following the Rana Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

(f)     Rana has delivered to Acquiror the PCAOB Financials together with an unqualified report therein of the auditors of the Company and its subsidiaries, if applicable, and the PCAOB Financials for periods covered by the Unaudited Financials and Latest Balance Sheet (and the related unaudited consolidated statements of operations and comprehensive loss and cash flows of the Company and its subsidiaries for the six-month period then ended) do not differ from those disclosed on the Company Disclosure Schedule;

(g)    all conditions to consummation of the Afinoz Business Combination Agreement have been satisfied or waived by the applicable parties thereto; and

(j)     the Trust Fund contains funds sufficient to pay the Rana Cash Consideration and the Afinoz Cash Consideration (defined below), in full.

Rana

The obligations of Rana to consummate the Proposed Rana Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Rana Closing of the following additional conditions:

(a)     the representations and warranties of FEXD and Merger Sub contained in the sections titled (i) Corporation Organization (ii) Capitalization, (iii) Authority Relative to this Agreement and (iv) Brokers, are each true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Acquiror and Merger Sub contained in the Rana Business Combination Agreement are true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an Acquiror Material Adverse Effect;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

(b)    FEXD and Merger Sub have performed or complied in all material respects with all agreements and covenants required by the Rana Business Combination Agreement to be performed or complied with by them on or prior to the Effective Time;

(c)    FEXD has delivered to the Shareholder Representative, the Escrow Agreement, duly executed by FEXD; and

(d)    FEXD has delivered to Rana a customary officer’s certificate dated the date of the Rana Closing, certifying as to the satisfaction of certain conditions.

Termination

The Rana Business Combination Agreement may be terminated and the Proposed Rana Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Rana Business Combination Agreement and the Proposed Rana Transactions by the stockholders of Rana or Acquiror, as follows:

(a)     by mutual written consent of Rana and the Company;

(b)    by either FEXD or Rana, if: (i) the Effective Time has not occurred prior to the twelve-month anniversary of the date of the Rana Business Combination Agreement (the “Rana Outside Date”); provided, however, that the Rana Business Combination Agreement may not be terminated by or on behalf of any party (A) that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Rana Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition to the Proposed Rana Transactions on or prior to the Rana Outside Date, or (B) against which any legal proceeding is brought by a party to the Rana Business Combination Agreement for specific performance or injunctive or other forms of equitable relief in connection with the Rana Business Combination Agreement (which prohibition on such party’s right to terminate the Rana Business Combination Agreement continues throughout the pendency of such legal proceeding); (ii) any Governmental Authority in the United States has enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and non-appealable and has the effect of making consummation of the Proposed Rana Transactions, including the Merger, illegal or otherwise prevents or prohibits consummation of the Proposed Rana Transactions or the Merger; or (iii) any of the Acquiror Proposals fail to receive the requisite vote for approval at the Acquiror Stockholders’ Meeting;

(c)     by FEXD if (i) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Rana Business Combination Agreement, or if any representation or warranty of the Company has become untrue, in either case such that the closing conditions with respect to the accuracy of the representations and warranties and the performance of the agreements and covenants of the Company specified above would not be satisfied (“Terminating Company Breach”); provided, however, that FEXD has not waived such Terminating Company Breach and FEXD and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Rana Business Combination Agreement; provided further, however, that, if such Terminating Company Breach is curable by Rana, FEXD may not terminate the Rana Business Combination Agreement under this provision for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by FEXD to Rana; (ii) the PCAOB Financials (together with an unqualified report therein of the auditors of Rana and its subsidiaries, if applicable) are not delivered to FEXD by Rana on or before the dates required under the Rana Business Combination Agreement; or (iii) if the PCAOB Financials delivered to Acquiror by the Company for periods covered by the Unaudited

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Financials and Latest Balance Sheet (and the related unaudited consolidated statements of operations and comprehensive loss and cash flows of the Company and its subsidiaries for the six-month period then ended) differ from those disclosed on the Company Disclosure Schedule;

(d)    by Rana if there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of FEXD and Merger Sub set forth in the Rana Business Combination Agreement, or if any representation or warranty of FEXD and Merger Sub has become untrue, in either case such that the closing conditions with respect to the accuracy of the representations and warranties and the performance of the agreements and covenants of FEXD and Merger Sub specified above would not be satisfied (“Terminating Acquiror/Merger Sub Breach”); provided, however, that Rana has not waived such Terminating Acquiror/Merger Sub Breach and Rana is not then in material breach of its representations, warranties, covenants or agreements in the Rana Business Combination Agreement; provided further, however, that, if such Terminating Acquiror/Merger Sub Breach is curable by FEXD and Merger Sub, Rana may not terminate the Rana Business Combination Agreement under this section for so long as FEXD and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Rana to FEXD.

Effect of Termination

If the Rana Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Rana Business Combination Agreement on the part of any party thereto, except as set forth in the Rana Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Rana Business Combination Agreement by a party thereto.

The closing of the Proposed Rana Transactions (the “Rana Closing”) will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the closing conditions. As of December 31, 2022, the Rana Business Combination has not been closed.

Afinoz Business Combination Agreement

On September 11, 2022, the Company, announced that it, Fama Financial Services, Inc., a Georgia corporation and wholly owned subsidiary of the Company (“Merger Sub”), Monisha Sahni, Rachna Suneja and Ritscapital, LLC (collectively the “Members”) and Monisha Sahni as representative of the Members (“Member Representative”), had entered into a business combination agreement (the “Afinoz Business Combination Agreement”), dated September 9, 2022, pursuant to which, among other things, Mobitech International LLC, a limited liability company organized in the United Arab Emirates (“Afinoz”) will become as a wholly-owned subsidiary of the Company. The key terms of the Afinoz Business Combination Agreement are as follows:

(a)     The transaction is structured as a purchase of limited liability company membership interests. Pursuant to the Afinoz Business Combination Agreement, on the closing date, the Company will purchase the limited liability company membership interests of Afinoz, with Afinoz continuing as a wholly-owned direct subsidiary of the Company (together with the other transactions related thereto, the “Proposed Afinoz Transactions”).

(b)    The Company shall pay a combination of Afinoz Cash Consideration and Afinoz Equity Consideration for the Company Membership Interests subject to adjustments for Working Capital and Debt, which adjustments shall be secured by an escrow amount equal to $700,000 (the “Afinoz Escrow Amount”).

The Afinoz Cash Consideration means $5,000,000 and the Afinoz Equity Consideration means 11,500,000 shares of New Acquiror Class A Common Stock.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Afinoz Representations, Warranties and Covenants

The Afinoz Business Combination Agreement contains customary representations, warranties and covenants of Afinoz and FEXD relating to, among other things, their ability to enter into the Afinoz Business Combination Agreement and their outstanding capitalization. Afinoz has agreed to customary “no shop” obligations.

Conditions to Afinoz Closing

Mutual

The obligations of Afinoz and FEXD to consummate the Proposed Afinoz Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Afinoz Closing, of the following conditions:

(a)     the Acquiror Proposals have been approved and adopted by the requisite affirmative vote of the stockholders of Acquiror in accordance with the Proxy Statement, the Delaware General Corporation Law, the organizational documents of FEXD and the rules and regulations of Nasdaq;

(b)    no Governmental Authority has enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Proposed Afinoz Transactions illegal or otherwise prohibiting consummation of the Proposed Afinoz Transactions; and

(c)     the shares of New Acquiror Class A Common Stock to be issued in connection with the Proposed Afinoz Transactions shall have been approved for listing on Nasdaq, and immediately following the Closing Acquiror shall satisfy any applicable listing requirements of Nasdaq and Acquiror shall not have received any notice of non-compliance therewith.

FEXD

The obligations of FEXD to consummate the Proposed Afinoz Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Afinoz Closing of the following additional conditions:

(a)     the representations and warranties of FEXD contained in the sections titled (i) Organization and Qualification; Subsidiaries, (ii) Capitalization, (iii) Authority Relative to this Business Combination Agreement and (iv) Brokers, are each true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Afinoz contained in the Afinoz Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect;

(b)    Afinoz, the Members and Member Representative, as applicable, have performed or complied in all material respects with all agreements and covenants required by the Afinoz Business Combination Agreement to be performed or complied with by each of them on or prior to the Afinoz Closing;

(c)     the Member Representative has delivered to Acquiror the Escrow Agreement, duly executed by the Member Representative;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

(d)    Afinoz has delivered to FEXD a customary officer’s certificate, dated the date of the Afinoz Closing, certifying as to the satisfaction of certain conditions;

(e)     no Company Material Adverse Effect has occurred between the date of the Rana Business Combination Agreement and the Closing Date;

(f)     on or prior to the Afinoz Closing, each of the Members shall deliver to Acquiror a properly executed and duly completed Internal Revenue Service Form W-8BEN;

(g)    on or prior to the Afinoz Closing, each of the Members delivered to Acquiror the relevant ‘Tax residency certificate’ or any other similar requirements/certifications or evidences, as mandated under any of the domestic tax laws of their respective jurisdiction or territory, in order to claim the benefits of the India-UAE Double Tax Avoidance Agreement and to establish that no Indian withholding Tax is required to be deducted or withheld from the payment of consideration to such Member;

(h)    Afinoz has delivered to Acquiror the PCAOB Financials required to be delivered under the Afinoz Business Combination Agreement;

(i)     Afinoz has delivered to Acquiror evidence that it has executed certain regulatory filings with either the free-zone authority in the Sharjah Media City Free-Zone of the United Arab Emirates or the United Arab Emirates Ministry of Economy, as required pursuant to the Afinoz Business Combination Agreement;

(j)     the Rana Business Combination Agreement has been consummated;

(k)    the Trust Fund contains funds sufficient to pay the Rana Cash Consideration and the Afinoz Cash Consideration, in full; and

(l)     Acquiror has completed its due diligence exercise on Afinoz and its subsidiaries, and Afinoz and its subsidiaries has resolved to Acquiror’s satisfaction any issues arising therefrom, including but not limited to, confirmation that each of the Members, Afinoz and its subsidiaries, have complied with certain conditions set forth in schedules to the Afinoz Business Combination Agreement.

Afinoz

The obligations of the Members and the Member Representative to consummate the Proposed Afinoz Transactions are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)     the representations and warranties of FEXD contained in the sections titled (i) Corporation Organization (ii) Capitalization, (iii) Authority Relative to this Agreement and (iv) Brokers, are each true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Acquiror contained in the Afinoz Business Combination Agreement are true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an Acquiror Material Adverse Effect;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

(b)    FEXD has performed or complied in all material respects with all agreements and covenants required by the Afinoz Business Combination Agreement to be performed or complied with by it on or prior to the Afinoz Closing;

(c)     FEXD has delivered to the Member Representative, the Escrow Agreement, duly executed by FEXD; and

(d)    FEXD has delivered to Afinoz a customary officer’s certificate dated the date of the Afinoz Closing, certifying as to the satisfaction of certain conditions.

Termination

The Afinoz Business Combination Agreement may be terminated and the Proposed Afinoz Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of the Afinoz Business Combination Agreement and the Proposed Afinoz Transactions by the Members and stockholders of Acquiror, as follows:

(a)     by mutual written consent of the Acquiror and Member Representative;

(b)    by either FEXD or the Member Representative, if: (i) the Closing has not occurred prior to the twelve-month anniversary of the date of the Afinoz Business Combination Agreement (the “Afinoz Outside Date”); provided, however, that the Afinoz Business Combination Agreement may not be terminated by or on behalf of any party (A) that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Afinoz Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition to the Proposed Afinoz Transactions on or prior to the Afinoz Outside Date, or (B) against which any legal proceeding is brought by a party to the Rana Business Combination Agreement for specific performance or injunctive or other forms of equitable relief in connection with the Afinoz Business Combination Agreement (which prohibition on such party’s right to terminate the Afinoz Business Combination Agreement continues throughout the pendency of such legal proceeding); (ii) any Governmental Authority in the United States has enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and non-appealable and has the effect of making consummation of the Proposed Afinoz Transactions, illegal or otherwise prevents or prohibits consummation of the Proposed Afinoz Transactions; or (iii) any of the Acquiror Proposals fail to receive the requisite vote for approval at the Acquiror Stockholders’ Meeting;

(c)     by FEXD if: (i) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of any Member set forth in the Afinoz Business Combination Agreement, or if any representation or warranty of any Member has become untrue, in either case such that the closing conditions with respect to the accuracy of the representations and warranties and the performance of the agreements and covenants of the Members specified above would not be satisfied (“Terminating Member Breach”); provided, however, that FEXD has not waived such Terminating Member Breach and FEXD is not then in material breach of its representations, warranties, covenants or agreements in the Afinoz Business Combination Agreement; provided further, however, that, if such Terminating Member Breach is curable by the applicable Member, FEXD may not terminate the Afinoz Business Combination Agreement under this provision for so long as such Member continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by FEXD to the applicable Member; (ii) the PCAOB Financials are not delivered to FEXD by the Member Representative on or before the dates required under the Afinoz Business Combination Agreement; (iii) the Rana Business Combination Agreement is terminated; or (iv) if Afinoz fails to comply, within thirty days of signing the Afinoz Business Combination Agreement, with certain specific conditions precedent set forth in schedules to the Afinoz Business Combination Agreement.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

(d)    by the Member Representative if there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of FEXD set forth in the Afinoz Business Combination Agreement, or if any representation or warranty of FEXD has become untrue, in either case such that the closing conditions with respect to the accuracy of the representations and warranties and the performance of the agreements and covenants of FEXD specified above would not be satisfied (“Terminating Acquiror Breach”); provided, however, that Afinoz has not waived such Terminating Acquiror Breach and Afinoz is not then in material breach of its representations, warranties, covenants or agreements in the Afinoz Business Combination Agreement; provided further, however, that, if such Terminating Acquiror Breach is curable by FEXD, Afinoz may not terminate the Afinoz Business Combination Agreement under this section for so long as FEXD continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Afinoz to FEXD.

Effect of Termination

If the Afinoz Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Afinoz Business Combination Agreement on the part of any party thereto, except as set forth in the Afinoz Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Afinoz Business Combination Agreement by a party thereto.

The Afinoz Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the closing conditions. As of December 31, 2022, the Afinoz Business Combination has not been closed.

Lock-Up Agreements

The Company has entered into the three general forms of lock-up agreements described below with stockholders and employees of Rana and Afinoz. The general terms below apply to all lock-up agreements. The employee-specific terms apply to the Employee Stockholder Lock-Up and Protective Covenant Agreement and the Employee Optionholder Lock-Up, Unvested Stock & Protective Covenant Agreement. The employee optionholder-specific terms apply only to the Employee Optionholder Lock-Up, Unvested Stock & Protective Covenant Agreement. Capitalized terms used but not otherwise defined in the description of the lock-up agreements below have the meanings given to them in the applicable form of lock-up agreement.

General Terms

The stockholders and certain employees of Rana and Afinoz that own equity interests have entered into lock-up agreements with Acquiror wherein they have agreed not to Transfer any shares of New Acquiror Class A Common Stock for the period commencing upon the Effective Time and ending one year after the Effective Time, provided, however, that such restriction shall expire if the reported last sale price of New Acquiror Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty-trading day period commencing at least 150 days after the Effective Time. Such stockholders and employees have further agreed not to Transfer more than 200,000 Shares during any three-month period until the three-year anniversary of the Effective Date and not to Transfer more than 1,000,000 Shares during a further period thereafter, in each case subject to Permitted Transfers and the termination of restrictions upon expiration or termination of the applicable lock-up agreement.

Employee-Specific Terms

The lock-up agreements of certain employees of Rana and Afinoz also contain restrictive covenants regarding confidentiality, conflicts of interest, non-competition, non-solicitation, non-inducement and non-interference during a Restricted Period commencing on the Effective Time and ending on the later to occur of (a) the fifth anniversary of the Effective Time and (b) the second anniversary of the date on which the employee’s employment with FEXD and its subsidiaries terminates for any reason.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Employee Optionholder-Specific Terms

The lock-up agreements of the optionholder employees of Afinoz (“Employee Optionholders”) provide that Afinoz options outstanding prior to the Closing will convert into unvested shares of New Acquiror Class A Common Stock at Closing. The resulting Unvested Stock shall be eligible to vest on the following schedule: (a) the first quarter, as of twelve months from the Effective Time; (b) the second quarter, as of twenty-four months from the Effective Time; (c) the third quarter, as of thirty months from the Effective Time and (d) the fourth quarter, as of thirty-six months from the Effective Time. If the Employee Optionholder terminates the Employee Optionholder’s employment with FEXD and its subsidiaries, at any time before the Unvested Stock has vested and become Vested Stock, then the Employee Option holder’s Unvested Stock outstanding on the date of termination of employment shall be automatically forfeited. If the Employee Optionholder’s employment with FEXD and its subsidiaries is terminated by FEXD or any of its subsidiaries for Cause at any time before all of the Unvested Stock has vested and become Vested Stock, then all of the Employee Optionholder’s Unvested Stock and Vested Stock shall be automatically forfeited.

Employment Offer Letters

On December 20, 2022, the Company entered into a conditional offer letter with an individual for the position of Chief Marketing Officer of FEXD (the “CMO Offer Letter”). Pursuant to the CMO Offer Letter, the individual will become the Chief Marketing Officer of FEXD on June 1, 2023. The appointment is contingent upon the consummation of the business combination among FEXD, Rana and Afinoz and shareholder approval. Upon effectiveness, the Chief Marketing Officer will receive an annual salary of $ 400,000 , up to $ 150,000 in performance bonuses with $ 15,000 guaranteed, $ 200,000 in FEXD stock vesting over three years with a 12-month cliff and standard benefits.

On December 20, 2022, the Company entered into a conditional offer letter with an individual for the position of Chief Executive Officer of Fama Financial Services (the “CEO Offer Letter”). Pursuant to the CEO Offer Letter, the individual will become the Chief Executive Officer of FEXD on June 1, 2023. The appointment is contingent upon the consummation of the business combination among FEXD, Rana and Afinoz and shareholder approval. Upon effectiveness, the Chief Executive Officer will receive an annual salary of $500,000, a minimum cash bonus of 30 percent of the annual salary year one, 20% percent on year two and 15% from year three onwards (subject to an objective based target bonus of up to 200% of prevailing salary which will be split equally with stocks vested over a period of three years and cash), $50,000 in FEXD stock vesting over three years with a 12-month cliff and standard benefits.

De-SPAC Service agreement

On December 12, 2022, the Company entered a service agreement, effective January 15, 2023, with a third-party de-SPAC service provider. Pursuant to the agreement, the service provider will provide investor relation services to the Company for an initial 12-month period. The service provider will receive compensation of $90,000 from the Company for its services covering the initial 12-month period. In addition, the service provider will receive $22,500 worth of shares in the de-SPAC company quarterly, with the value accruing from the effective date of the service agreement.

NOTE 7. DERIVATIVE FINANCIAL INSTRUMENTS

Warrant Liability

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units, and only whole Public Warrants will trade. The Public Warrants will become exercisable on the date that is 30 days after the completion of the initial Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. DERIVATIVE FINANCIAL INSTRUMENTS (cont.)

and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable, and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a Public Warrant unless Class A common stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its reasonable best efforts to maintain the effectiveness of such registration statement and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Public Warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $11.50 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of Class A common stock during the 10-trading day period starting on the trading day after to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Description of Securities — Warrants — Public Stockholders’ Warrants — Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00 ” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the market value and the Newly Issued Price.

The Company may call the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. DERIVATIVE FINANCIAL INSTRUMENTS (cont.)

•        upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•        if, and only if, the last reported sale price of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like and for certain issuances of Class A common stock and equity-linked securities as described above) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders.

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and the number of shares of Class A Common Stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger, or consolidation. However, the Public Warrants will not be adjusted for issuance of Class A Common Stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period or during any Extension Period, and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants, including the October 2022 Private Placement Warrants, will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A Common Stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees (except as set forth above). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company accounted for the 9,650,250 warrants issued in connection with the Initial Public Offering (including 5,750,000 Public Warrants and 3,900,250 Private Placement Warrants as the underwriters’ over-allotment option was exercised in full) and the 1,150,000 October 2022 Private Placement Warrants in accordance with the guidance contained in ASC 815-40.

Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A Common Stock in the Business Combination is payable in the form of common equity in the successor entity, and if the holders of the warrants properly exercise the warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the common stock consists exclusively of cash,

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. DERIVATIVE FINANCIAL INSTRUMENTS (cont.)

the amount of such cash per common stock, and (ii) in all other cases, the volume-weighted average price of the common stock as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

The Company believes that the adjustments to the exercise price of the warrants are based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 — 40, and thus the warrants are not eligible for an exception from derivative accounting. The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon closing the Proposed Public Offering. Accordingly, the Company will classify its Public Warrant, Private Placement Warrant as a liability at its fair value, and the warrants will be estimated using a valuation model prepared by an outside valuation firm. The valuation model uses inputs such as assumed share prices, volatility, discount factors, and other assumptions and may not reflect the price at which they can be settled. This liability is subject to remeasurement at each balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

Forward Purchase Agreement

On July 16, 2021, the Company entered into a forward purchase agreement (the “Forward Purchase Agreement”) with Caltech Trading Corp., an anchor investor. Pursuant to the Forward Purchase Agreement, Caltech Trading Corp. will agree to purchase a minimum of 8,000,000 units and a maximum of 9,000,000 units (the “Forward Purchase Units”), with each Forward Purchase Unit consisting of one share of Class A common stock (a “Forward Purchase Share”), one right to receive one-tenth (1/10) of one share of its Class A common stock (a “Forward Purchase Right”) and one-half of one warrant to purchase one share of Class A common stock (a “Forward Purchase Warrant”), at a price of $10.00 per Forward Purchase Unit, for a minimum aggregate purchase price of $80.0 million and a maximum aggregate purchase price of up to $90.0 million. The shares of Class A common stock to be issued under the Forward Purchase Agreement will have no redemption rights and no right to liquidate distributions from the Trust Account. The Forward Purchase Shares, the Forward Purchase Rights and Forward Purchase Warrants will be identical to the shares of Class A Common Stock, the Public Rights, and the Public Warrants, respectively, included in the Public Units to be sold in the Proposed Offering. The purchase of the Forward Purchase Units will occur concurrently and only in connection with the closing of the Business Combination. The Forward Purchase Shares, Forward Purchase Rights and Forward Purchase Warrants (and the shares of Class A common stock underlying such securities) are subject to registration rights. Caltech’s Trading commitment under the Forward Purchase Agreement is subject to customary closing conditions, including that the Business Combination must be consummated substantially concurrently with the purchase of the Forward Purchase Units. The obligations of Caltech Trading under the Forward Purchase Agreement do not depend on whether any Class A common shares held by the Company’s public stockholders are redeemed by the Company.

The Company accounted for the Forward Purchase Agreement in accordance with the guidance in ASC 815-40 and accounts for such agreement as a derivative liability. The liability is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the statements of operations.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents information about the Company’s derivative warrant liabilities and forward purchase agreement liability that are measured at fair value on a recurring basis as of December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

As of December 31, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Public Warrants	$402,500	$—	$—
Private Placement Warrants	—	353,518	—
Forward Purchase Agreement Liability	—	—	285,567
Total	$402,500	$353,518	$285,567

As of December 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Public Warrants	$—	$—	$2,185,000
Private Placement Warrants	—	—	1,521,098
Forward Purchase Agreement Liability	—	—	1,726,908
Total	$—	$—	$5,433,006

The estimated fair value of the Forward Purchase Agreement is determined using Level 3 inputs. Inherent in a Monte Carlo or Black-Scholes simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The change in the fair value of the derivative liabilities, measured using level 3 inputs, for the year ended December 31, 2022 and for the period from March 5, 2021 (inception) through December 31, 2021, is summarized as follows:

Derivative liabilities – level 3, at March 5, 2021 (inception)	$—
Issuance of public warrants, private placement warrants, forward purchase agreement – level 3	3,894,740
Change in fair value	1,538,266

Derivative liabilities – level 3, at December 31, 2021	$5,433,006
Transfer of public warrants to level 1 measurement	(2,185,000)
Transfer of private placement warrants to level 2 measurement	(1,521,098)
Change in fair value	(1,441,341)

Derivative liabilities – level 3, at December 31, 2022	$285,567

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

The following table presents information about the Company’s liabilities that are measured at fair value at October 21, 2021 (Initial Public Offering date):

Inputs	Public Warrants	Private Placement Warrants	Forward Purchase Units
Exercise price	$11.50	$11.50	$10.00
Volatility	6.5%	6.5%	6.5%
Expected term	5.75 years	5.75 years	0.75 year
Risk-free rate	1.33%	1.33%	0.09%
Probability of acquisition	100.0%	100.0%	100.0%
Dividend yield	0%	0%	0%

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2021:

Inputs	Public Warrants	Private Placement Warrants	Forward Purchase Units
Exercise price	$11.50	$11.50	$10.00
Volatility	8.4%	8.4%	8.4%
Expected term	5.56 years	5.56 years	0.56 year
Risk-free rate	1.30%	1.30%	0.21%
Probability of acquisition	100.0%	100.0%	100.0%
Dividend yield	0%	0%	0%

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2022:

Inputs	Public Warrants	Private Placement Warrants	Forward Purchase Units
Exercise price	$11.50	$11.50	$10.00
Volatility	4.6%	4.6%	5.2%
Expected term	5.06 years	5.06 years	0.06 year
Risk-free rate	3.91%	3.91%	4.04%
Probability of acquisition	7.5%	7.5%	7.5%
Dividend yield	0%	0%	0%

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

The following table provides a summary of the changes in the fair value of the Company’s financial instruments that are measured at fair value on a recurring basis:

	Private Placement warrants	Public Warrants	Total Warrant Liability	Forward Purchase Agreement
Fair value as of March 5, 2021 (inception)	$—	$—	$—	$—
Issuance of Public Warrants, Private Warrants upon IPO	1,014,065	1,380,000	2,394,065	—
Signing of Forward Purchase Agreement upon IPO	—	—	—	1,500,675
Change in fair value	507,033	805,000	1,312,033	226,233

Fair value as of December 31, 2021	$1,521,098	$2,185,000	$3,706,098	$1,726,908
Issuance of Private Warrants	80,500	—	80,500	—
Change in fair value	(1,248,080)	(1,782,500)	(3,030,580)	(1,441,341)

Fair value as of December 31, 2022	$353,518	$402,500	$756,018	$285,567

NOTE 9. STOCKHOLDER’S EQUITY

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2022 and 2021, there were no preferred shares issued or outstanding.

Class A Common Stock

The Company is authorized to issue 200,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. Holders of the Company’s Class A Common Stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 57,500 Class A Common Stock issued and outstanding excluding 11,500,000 shares subject to redemption.

Class B Common Stock

The Company is authorized to issue 20,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. Holders of the Company’s Class B Common Stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 2,875,000 shares of Class B Common Stock issued and outstanding. Class B common stock will automatically convert into shares of Class A common stock at the time of the initial business combination on a one-for-one basis.

Public Rights

Each holder of a Public Right will be entitled to receive one-tenth (1/10) of one share of Class A Common Stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon the exchange of the Public Rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the unit purchase price paid for by investors in the Proposed Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. STOCKHOLDER’S EQUITY (cont.)

provide for the holders of rights to receive the same per share consideration the holders of the Class A Common Stock will receive in the transaction on an as-converted into Class A Common Stock basis and each holder of a right will be required to affirmatively convert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

NOTE 10. INCOME TAX

The Company’s net deferred tax assets are as follows:

	December 31, 2022	December 31, 2021
Deferred tax asset
Start-up costs	$187,396	$29,691
Net operating loss	—	21,704
Total deferred tax asset	187,396	50,765
Valuation allowance	(187,396)	(50,765)
Deferred tax asset, net of allowance	$—	$—

The income tax provision consists of the following:

	For the year ended December 31, 2022	From March 5, 2021 (inception) through December 31, 2021
Federal
Current	$290,342	$—
Less:
Loss carryforward
Deferred	(136,631)	(50,765)
State
Current	—	—
Deferred	—	—
Change in valuation allowance	136,631	50,765
Income tax provision	$290,342	$—

As of December 31, 2022, the Company has $nil of U.S. federal net operating loss carryovers.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022 and for the period from March 5 (inception) through to December 31, 2021, the change in the valuation allowance was $136,631 and $50,765, respectively.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. INCOME TAX (cont.)

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows:

	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21%	21%
Transaction costs associated with the Initial Public Offering	6%	(1)%
Change in valuation allowance	3%	(3)%
Change in fair value of warrant liabilities and forward purchase agreement	(23)%	(17)%
Income tax provision	7%	0%

Income tax is generally open for three years for examination by IRS.

NOTE 11. SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. Based on this review, except the event below, the Company did not identify any subsequent events through the date of the issuance of the consolidated financial statements that would have required disclosure or adjustment in the consolidated financial statements:

On January 20, 2023, the Company consummated the private placement of 1,150,000 warrants at a price of $1.00 per warrant (the “January 2023 Private Placement Warrants”), generating total proceeds of $1,150,000. The January 2023 Private Placement Warrants were purchased by the Sponsor and are substantially similar to the private placement warrants issued to the Sponsor at the time of IPO in October 2021. The January 2023 Private Placement Warrants have been issued pursuant to and are governed by a Warrant Agreement that is substantially similar to the Warrant Agreement that the Company entered into at the time of the IPO. Similar to the private placement warrants issued at the time of the IPO, the January 2023 Private Placement Warrants will not be transferable, assignable or salable until 30 days after the Company’s initial business combination and, unlike such private placement warrants, are not redeemable by the Company at any time (including following transfer by the Sponsor or its permitted transferees).

The proceeds received by the Company in connection with the issuance of the January 2023 Private Placement Warrants have been deposited in the trust account (the “Trust Account”) established at the time of the IPO. In accordance with the Company’s Amended and Restated Certificate of Incorporation, the deposit of such proceeds into the Trust Account on or prior to January 21, 2023 will extend by three months until April 21, 2023, the time the Company will have to consummate an initial business combination.

On January 20, 2023, the Company entered into a $200,000 promissory note (the “January 2023 Note”) with its Sponsor. The January 2023 Note is non-interest bearing and has a maturity date on the earlier of: (i) the Initial Business Combination date; and (ii) July 15, 2023.

On April 10, 2023, timely, pursuant to the terms of the Rana Business Combination Agreement dated September 9, 2022, the Company sent a letter to Rana Financial, Inc. regarding its failure to deliver audited financial statements.

The Company also notified Rana of its intent to propose the termination of the Rana Business Combination Agreement and abandonment of the proposed business combination if the audited financial statements are not delivered to the Company by April 21, 2023.

FINTECH ECOSYSTEM DEVELOPMENT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. SUBSEQUENT EVENTS (cont.)

On April 20, 2023, the Company held a special meeting of stockholders in lieu of its 2023 annual meeting to consider and vote upon (a) a proposal to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate its initial business combination for a maximum of twelve (12) additional one month periods, from April 21, 2023 to April 21, 2024, or such earlier date as determined by its board of directors and (b) a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the aforementioned extension. In connection with this vote, the Company expects that eighty (80) holders will redeem an aggregate of 7,527,997 shares of the Company at an estimated redemption price of $10.48 per share or $78,893,408.56 in the aggregate.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of
Directors of Mobitech International LLC

Results of Review of Interim Financial Statements

We have reviewed the accompanying condensed consolidated statement of financial position of Mobitech International LLC (the Company) as of June 30, 2023, the related condensed consolidated statement of operations and comprehensive income/(loss), condensed consolidated statement of shareholders’ equity, and condensed consolidated cash flows, for the three-months period ended June 30, 2023, and the related notes to the condensed consolidated financial statements (collectively, the Interim consolidated financial statements). Based on our reviews, we are not aware of any material modifications that should be made to the Interim condensed financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

Basis for Review Results

These financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim consolidated financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Other Matter

The review of financial statements for the quarter ended 31st March, 2023 was carried out and reported by ASA & Associates LLP whose report has been furnished to us by management and which has been relied upon by us for the purpose of our review.

For

RAJ GUPTA & CO.
Chartered Accountants
FRN NO :000203N

CA Sandeep Gupta
(Partner)
Place: Delhi
M.NO.- 529774
Date: August 31, 2023

MOBITECH INTERNATIONAL LLC AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Amount in United States Dollar except number of shares)
(Unaudited)

Particulars	Notes	As at June 30, 2023	As at December 31, 2022
ASSETS:
Current assets:
Cash and cash equivalents	3	$96,806	$162,973
Accounts Receivable	4	133,148	135,603
Other current assets	5	344,073	344,340
Total current assets		574,027	642,916
Non-current assets:
Property, Plant and Equipment, net	6	7,224	8,100
Intangible Assets, net	7	18,458	29,654
Intangible Assets under development	7	140,346	133,676
Goodwill		138,166	—
Other non-current assets	8	122,490	143,311
Total non-current assets		426,684	314,741
Total assets		1,000,711	957,657
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	9	17,843	37,545
Other current liabilities	10	33,193	40,371
Total current liabilities		51,036	77,916
Total non-current liabilities
Other non-current provisions	11	13,941	9,439
Other non-current liabilities	11	141,757	111,054
Total liabilities		206,734	198,409
Commitments and Contingencies	20
Shareholders’ equity:
Common Stock ($ 272.3 per share, 10,000 shares authorized and 2200 shares issued)		599,060	599,060
Additional paid-in capital		1,025,498	—
Controlling Interests		12	—
Non-Controlling Interest		—	157,082
Capital Reserve		—	—
Foreign Currency Translation Reserve		(25,848)	—
Accumulated Deficit/Retained Earnings		(804,746)	3,106
Total shareholders’ equity		793,977	759,248
Total liabilities and shareholders’ equity		1,000,711	957,657

The accompanying notes are an integral part of these consolidated financial statements

For Raj Gupta & Co.	For and on behalf of the Directors of
Chartered Accountants	Mobitech International LLC
Firm Registration Number: 000203N

CA Sandeep Gupta	Monisha Sahni
Partner	Manager
M. No. 529774

Place: Delhi	Place: Sharjah
Date: August 31, 2023	Date: August 30, 2023

MOBITECH INTERNATIONAL LLC AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
AND COMPREHENSIVE INCOME/(LOSS)
(Amount in United States Dollar except number of shares)
(Unaudited)

Particulars	Notes	Three Months ended June 30, 2023	Six Months ended June 30, 2023	Three Months ended June 30, 2022	Six Months ended June 30, 2022
Revenue	13	$299,350	$593,868	$240,184	$473,954
Cost of revenue (exclusive of depreciation and amortization shown separately below)	14	113,568	215,198	142,234	265,431
Sales, Marketing and operations	15	151,376	288,676	114,658	217,932
Depreciation on Property, Plant and Equipment		863	2,404	1,617	4,235
Amortization of Intangible Assets		6,480	12,565	6,480	13,128
General and administrative	16	17,865	34,520	26,039	54,199
Technology and development	17	10,593	15,915	2,182	4,036
Total Cost and Expenses		300,745	569,278	293,210	558,961
Net (Loss) Income from Operations		(1,395)	24,590	(53,026)	(85,007)

Net (Loss) Income before income taxes	18	(1,395)	24,590	(53,026)	(85,007)
Other Income		2,549	5,872	—	266
Income tax expense		—	—	—	—
Deferred Tax Charge/(Credit)		—	—	—	—
Net Income/(Loss) (A)		1,154	30,462	(53,026)	(84,741)
Other Comprehensive Income/(Loss)
Change in foreign currency translation, net of tax		6,409	3,133	(10,155)	(14,731)
Other Comprehensive Income/(Loss) (B)		6,409	3,133	(10,155)	(14,731)
Total Net Income/(Loss) and Comprehensive Income/(Loss) (A+B)		7,563	33,595	(63,181)	(99,472)

MOBITECH INTERNATIONAL LLC AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
AND COMPREHENSIVE INCOME/(LOSS) — (Continued)
(Amount in United States Dollar except number of shares)
(Unaudited)

Particulars	Notes	Three Months ended June 30, 2023	Six Months ended June 30, 2023	Three Months ended June 30, 2022	Six Months ended June 30, 2022
Net Income/(Loss) and Comprehensive Income/(Loss) attributable to Non Controlling Interests		$—	$—	$(942)	$(942)
Net Income/(Loss) and Comprehensive Income/(Loss) attributable to equity shareholders		7,563	33,595	(64,123)	(100,414)
Net Income/(Loss) and comprehensive income/(loss) per share attributable to common shareholders:
Basic		3.44	15.27	(641.23)	(1,004.14)
Diluted		3.44	15.27	(641.23)	(1,004.14)
Weighted average shares outstanding
Basic		2,200	2,200	100	100
Diluted		2,200	2,200	100	100

The accompanying notes are an integral part of these consolidated financial statements

For Raj Gupta & Co.	For and on behalf of the Directors of
Chartered Accountants	Mobitech International LLC
Firm Registration Number: 000203N

CA Sandeep Gupta	Monisha Sahni
Partner	Manager
M. No. 529774

Place: Delhi	Place: Sharjah
Date: August 31, 2023	Date: August 30, 2023

MOBITECH INTERNATIONAL LLC AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amount in United States Dollars except number of shares)
(Unaudited)

Particulars	Six Months ended June 30, 2023	Six Months ended June 30, 2022
Cash flows from operating activities:
Net income/(Loss)	$30,462	$(84,741)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation on Property, Plant and Equipment	2,404	4,235
Amortization of Intangible Assets	12,565	13,128
Unrealized foreign exchange loss (gain)	1,158	(3,379)
Changes in operating assets and liabilities:
Accounts receivable, net	2,455	14,487
Other current and non-current assets	21,088	(2,300)
Accounts payable	(19,702)	2,572
Other current and non-current liabilities	28,028	29,351
Net Cash provided by (used in) operating activities	78,457	(26,647)

Cash flows from investing activities:
Payments for acquisition of property, plant and equipment and Intangible Assets	(1,219)	(58,837)
Payments for acquisition of investment	(143,405)	—
Net Cash used in investing activities	(144,624)	(58,837)

Cash flows from financing activities:
Proceeds from issuance of Common Stock	—	52,573
Net Cash provided by financing activities	—	52,573

Net decrease in cash and cash equivalents	(66,167)	(32,911)
Cash and cash equivalents beginning balances	141,682	10,830
Cash, cash equivalents, beginning balances (Subsidiary)	21,291	95,682
Cash and cash equivalents ending balances	96,806	73,601

The accompanying notes are an integral part of these consolidated financial statements

For Raj Gupta & Co.	For and on behalf of the Directors of
Chartered Accountants	Mobitech International LLC
Firm Registration Number: 000203N

CA Sandeep Gupta	Monisha Sahni
Partner	Manager
M. No. 529774

Place: Delhi	Place: Sharjah
Date: August 31, 2023	Date: August 30, 2023

MOBITECH INTERNATIONAL LLC AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amount in United States Dollar except number of shares)
(Unaudited)

Note 1 — Description of Organization and Business Operations

Mobitech International LLC and its subsidiary, DS Finworld Private Limited (collectively, “Mobitech International LLC” or the “Company”). Mobitech International LLC was formed on April 19, 2018, when the Members filed the Articles of Organization with the office of Sharjah Media City Free Zone, the United Arab Emirates pursuant to the statutes governing limited liability companies in the Sharjah Media City Free Zone, United Arab Emirates. The company along with its subsidiary (DS Finworld Private Limited) is a technology based integrated Ecosystem of all Financial Products and also provides financial advisory. The subsidiary operates with the brand name “Afinoz”, where it has built more than 50 partnerships with large banks, NBFCs, and fintech lenders, who offer a wide variety of product offerings on the platform.

Note 2 — Summary of Significant Accounting Policies

2.1 Basis of Preparation

The consolidated financial statements include the accounts of Mobitech International LLC and its subsidiary, DS Finworld Private Limited. Intercompany accounts and transactions have been eliminated.These financial statements have been prepared in accordance with generally accepted accounting principles of United States (US GAAP). In the opinion of the Company’s management, the Consolidated Financial Statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation. These financial statements have been prepared on an accrual basis and under the historical cost convention.

2.2 Use of Estimates

Preparations of Consolidated Financial Statements in conformity with GAAP require us to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. Actual results could materially differ from these estimates. On an ongoing basis we evaluate our estimates including those relating to Fair values, intangible assets, useful lives of intangible assets, income tax, contingent liability among others. We base our estimates on assumptions both historical and forward looking that are believed to be reasonable, the results of which form the basis for making judgements about the carrying values of assets and liabilities.

2.3 Recently Adopted Accounting Standards

On January 1, 2022, we early adopted Accounting Standards Update (ASU) No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (ASU 2021-08), which clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers. The adoption of this new standard did not have a material impact on our consolidated financial statements.

On July 1, 2022, we early adopted ASU No. 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (ASU 2022-03), which clarifies and amends the guidance of measuring the fair value of equity securities subject to contractual restrictions that prohibit the sale of the equity securities. The adoption of this new standard did not have a material impact on our consolidated financial statements.

The Company did not have any Equity Securities as at June 30, 2023. Therefore, the announcement related to this standard did not have an impact on our financial statements.

On October 1, 2022, we adopted ASU No. 2021-10, Government Assistance (Topic 832): Disclosure by Business Entities about Government Assistance (ASU 2021-10), which improves the transparency of government assistance received.

MOBITECH INTERNATIONAL LLC AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amount in United States Dollar except number of shares)
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

2.4 Other Current Assets

Other current assets consist primarily of security deposits and advances paid to vendors for providing advertising-related services.

2.5 Functional Currency

The local currency is the functional currency for Mobitech International LLC and its subsidiary operations. The functional currency for Mobitech International LLC is AED and its subsidiary DS Finworld Pvt. LTd. is INR. Assets and liabilities of these operations are translated into US Dollar at the exchange rate in effect at the end of each period. Income statement accounts are translated at the average exchange rate prevailing during the period. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of other comprehensive gain (loss) within stockholders’ deficit. Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the functional currency, if any, are recognized in other income (expense), net in the condensed consolidated statements of operations.

2.6 Advertising Costs

We recognize advertising expenses as they are incurred, and such costs are included in as incurred and included in selling, marketing and operation expenses in the statements of operations. During the period, advertising expenses are $96,631.

2.7 Segment Reporting

Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operating decision maker, or decision -making group, in deciding how to allocate resources in assessing performance.

The Company has one operating segment. The Company’s chief operating decision maker, manages the Company’s operations for the purposes of allocating resources and evaluating financial performance.

2.8 Emerging Growth Company Status

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (I) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

2.9 Income Taxes

The Company is incorporated in Sharjah, UAE, profits from the operations of the company are not subject to taxation. Income taxes of subsidiary are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be realized. The effect on

MOBITECH INTERNATIONAL LLC AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amount in United States Dollar except number of shares)
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

deferred tax assets and liabilities of a change in tax rates is recognized as income or loss in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. Interest and penalties related to unrecognized tax benefits are included within the provision of income tax. To date, there have been no unrecognized tax benefits balances.

2.10 Fair Value Measurements

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The categorization of financial assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels:

Level 1: Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

Level 3: Unobservable inputs for which there is little or no market data and which require the Company to develop its own assumptions, based on the best information available under the circumstances, about the assumptions market participants would use in pricing the asset or liability.

2.11 Property, Plant and Equipment

Property, Plant and Equipment and Intangible assets are stated at cost net of recoverable taxes, trade discounts less accumulated depreciation provided for. The cost of tangible assets comprises its purchase price, borrowing cost and any cost attributable to bringing the asset to its working condition for its intended use, net charges on foreign exchange contracts and adjustments arising from foreign exchange rate variations attributable to the assets. Repairs and maintenance and any gains or losses on dispositions are recognized as incurred in current operations.

Project under which assets are not ready for their intended use and disclosed under capital-work-in-progress.

Depreciation on property, plant and equipment is provided on Written Down Value Method on a pro rata basis over its economic useful lives. The following table presents estimated useful lives for each category:

Asset Category	Estimated Useful Lives
Computer Equipment	3 years
Furniture and Fixtures	10 years
Office Equipment	5 years

2.12 Intangible Assets

Software development costs primarily include internal and external labour expenses incurred to develop the software that powers the Company’s websites and application. Costs incurred during the application development, hosting arrangement that is a service contract — are capitalized. While costs incurred during the preliminary

MOBITECH INTERNATIONAL LLC AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amount in United States Dollar except number of shares)
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

project stage related to any R&D etc. are expensed as incurred, and majority of that done was in the previous years. Capitalized platform development costs are amortized over an estimated useful life of 4 years. Amortization expense on intangible assets was USD 6,480 during the period April 01, 2023 to June 30, 2023.

2.13 Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. The Company maintains its cash in checking and current accounts. The carrying value of the Company’s current accounts is included in cash and approximates the fair value.

2.14 Restricted Cash and Restricted Marketable Securities

The Company does not have restricted cash and marketable securities.

2.15 Derivative Financial Instruments

The company does not have any derivative contracts to hedge currency exposure.

2.16 Employee Benefits

The benefits to subsidiary employee benefits payable wholly within twelve months of rendering the service are classified as short-term employee benefits. These benefits include short-term compensated absences such as paid annual leave. The undiscounted amount of short-term employee benefits expected to be paid in exchange for the services rendered by employees is recognized as an expense during the period. Benefits such as salaries and wages, etc., and the expected cost of the bonus / ex-gratia are recognized in the period in which the employee renders the related service.

Defined contribution plans

The Company’s contribution to the provident fund are charged to Statement of operations and comprehensive Income/(loss) of the year when the contribution to the respective funds are due.

Defined benefits plans

The Company’s gratuity benefit scheme is a defined benefit plan for subsidiary employees. The Company’s net obligation in respect of the gratuity benefit scheme is calculated by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value, and the fair value of any plan assets is deducted.

The present value of the obligation under such defined benefit plan is determined based on actuarial valuation, carried out by an independent actuary at each Balance Sheet date, using the Projected Unit Credit Method, which recognizes each period of service as giving rise to an additional unit of employee benefit entitlement and measures each unit separately to build up the final obligation.

The obligation is measured at the present value of the estimated future cash flows. The discount rates used for determining the present value of the obligation under defined benefit plan are based on the market yields on Government Securities as at the Balance Sheet date.

Actuarial gains and losses are recognized immediately in the Statement of Operations and Other Comprehensive Income/(loss).

MOBITECH INTERNATIONAL LLC AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amount in United States Dollar except number of shares)
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

2.17 Provisions and Contingencies

A provision is recognized when an enterprise has a present obligation as a result of past event and it is probable that an outflow of resources will be required to settle the obligation, in respect of which a reliable estimate can be made. Provisions are not discounted to their present values and are determined based on management estimate required to settle the obligation at the Balance Sheet date. These are reviewed at each Balance Sheet date and adjusted to reflect the current management estimates.

Contingent liabilities are disclosed in respect of possible obligations that have arisen from past events and the existence of which will be confirmed only by the occurrence or non-occurrence of future events not wholly within the control of the Company.

When there is an obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made.

2.18 Revenue Recognition

We adopted Accounting Standards Update 2014-09, “Revenues from Contracts with Customers” as well as other clarifications and technical guidance issued by the Financial Accounting Standards Board related to this new revenue standard (“ASC 606”). We apply judgment in the determination of performance obligations in accordance with ASC 606, Performance obligations in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. In addition, a single performance obligation may comprise a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. This principle is achieved through applying the following five-step approach:

Step-1 Identification of the contract, or contracts, with a client.

Step-2 Identification of the performance obligations in the contract.

Step-3 Determination of the transaction price.

Step-4 Allocation of the transaction price to the performance obligations in the contract

Step-5 Recognition of revenue when, or as, we satisfy a performance obligation.

The major portion of revenue of the company was derived from management consultancy services and commission income post completion of services. Consultancy is in relation to advising and helping on the possible type of financing for the customer, identifying relevant financers, preparation of information memorandum and other related documents for getting financing. Commission income relates to the percentage fees on completion of a financing.

Our payment terms vary by customer and services offered. The term between invoicing and when payment is due is generally 30 days or less.

2.19 Leases

Short Term Lease

Assets taken under lease, where the lessor effectively retains substantially all the risks and benefits of ownership of the leased term, are classified as operating leases. Operating lease payments are recognized as an expense in the Statement of Operations on a straight-line basis over the lease term.

The company did not have any long-term Leases as at June 30, 2023 and June 30, 2022.

MOBITECH INTERNATIONAL LLC AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amount in United States Dollar except number of shares)
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

2.20 Earnings Per Share

The company does not have any potentially dilutive shares as at June 30, 2023 and June 30, 2022.

The following table shows the computation of basic and diluted earnings per share for 2023 and 2022:

Numerator:	For the three months ended June 30, 2023	For the three months ended June 30, 2022
Net Income (Loss)	$7,563	$(64,123)
Denominator:
Weighted average shares outstanding – basic	2,200	100
Weighted average shares outstanding – diluted	2,200	100
Earnings (Loss) per share – basic	$3.44	$(641.23)
Earnings (Loss) per share – diluted	$3.44	$(641.23)

Since the Company was in a loss position for the period ended June 30, 2023 and June 30, 2022, basic net loss per share was the same as diluted net income per share for the years presented. The potentially dilutive share application money pending allotment were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive for the years presented.

2.21 Impairment of Assets

The Company assesses at each Balance Sheet date whether there is any indication that an asset or a group of assets (cash generating unit) may be impaired. If any such indication exists, the Company estimates the recoverable amount of the asset or a group of assets. The recoverable amount of the asset (or where applicable, that of the cash generating unit to which the asset belongs) is estimated as the higher of its net selling price and its value in use. If such recoverable amount of the asset or the recoverable amount of the cash-generating unit to which the asset belongs is less than its carrying amount, the carrying amount is reduced to its recoverable amount. The reduction is treated as an impairment loss and is recognized in the Statement of Operations. After impairment, depreciation is provided on the revised carrying amount of the asset over its remaining useful life.

Value in use is the present value of estimated future cash flow expected to arise from the continuing use of the assets and from its disposal at the end of its useful life.

If at the Balance Sheet date there is an indication that a previously assessed impairment loss no longer exists, the recoverable amount is reassessed and the asset is reflected at the recoverable amount subject to a maximum of depreciable historical cost.

2.22 Equity Investment

On January 07, 2023, the Company acquired an equity interest in DS Finworld Private Limited for $143,405. DS Finworld India Private Limited is a financials services platform. It operates with the brand name “Afinoz”. Afinoz is a technology based integrated Ecosystem of all Financial Products for Unbanked users. It has built more than 50 partnerships with large banks, NBFCs, and fintech lenders in India, who offer a wide variety of product offerings on our platform.

MOBITECH INTERNATIONAL LLC AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amount in United States Dollar except number of shares)
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

The DS Finworld equity securities do not have a readily determinable fair value and, upon acquisition, the Company elected the measurement alternative to value its securities. The DS Finworld equity securities will be carried at cost and subsequently marked to market upon observable market events with any gains or losses recorded in operating income in the consolidated statement of operations.

As of June 30, 2023, there have been no impairments to the acquisition cost of the DS Finworld equity securities.

Note 3 — Financial Instrument

Cash, Cash Equivalents and Marketable Securities

The following tables show the Company’s cash, cash equivalents and marketable securities:

Cash & Cash Equivalents

Particulars	As at June 30, 2023	As at December 31, 2022
Balances with banks	$77,212	$155,113
Cash in hand	$19,594	$7,860
Total	$96,806	$162,973

Foreign Exchange Risk

The Company may use derivative instruments to partially offset its business exposure to foreign exchange and interest rate risk. However, the Company may choose not to hedge certain exposures for a variety of reasons including, but not limited to, accounting considerations or the prohibitive economic cost of hedging particular exposures. The company does not have any forward contract to mitigate the foreign exchange risk of subsidiary being immaterial impact due to size and nature of the subsidiary.

Fair Value Measurements

The carrying amounts of certain financial instruments, such as cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities.

The fair value of debt instruments for which the Company has not elected fair value accounting is based on the present value of expected future cash flows and assumptions about the then-current market interest rates as of the reporting period and the creditworthiness of the Company. Most of the Company’s debt is carried on the consolidated balance sheet on a historical cost basis net of unamortized discounts and premiums, because the Company has not elected the fair value option of accounting.

Assets and Liabilities are measured at Fair Value on a recurring basis.

As of June 30, 2023, the Company’s financial assets measured and recorded at fair value on a recurring basis were classified within the fair value hierarchy as follows:

Particulars	Fair Value at June 30, 2023 Using Inputs Considered as:			Total
	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$96,806	$—	$—	$96,806

MOBITECH INTERNATIONAL LLC AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amount in United States Dollar except number of shares)
(Unaudited)

Note 3 — Financial Instrument (cont.)

As of December 31, 2022, the Company’s financial assets measured and recorded at fair value on a recurring basis were classified within the fair value hierarchy as follows:

Particulars	Fair Value at December 31, 2022 Using Inputs Considered as:			Total
	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$162,973	$—	$—	$162,973

Note 4 — Account Receivables

The Company has trade receivable on account of advisory fees for various services provided in relation to debt financing. Mobitech’s acquisition of DS Finworld completed on January 7, 2023. Due to Entities Under Common Control we have included DS Finworld’s financial numbers from the previous year for the purpose of providing a comparable perspective as per ASC 805-50-45-5. The details of trade receivables are as follows:

Particulars	As at June 30, 2023	As at December 31, 2022	As at December 31, 2021
Opening Balance as of January 1	$54,858	$20,365	$2,677
Add – Opening Balance of DS Finworld	80,745	—	—
Addition during the Year	593,868	563,587	379,171
Collections during the Year	(596,323)	(529,094)	(361,483)
Write-offs during the Year	—	—	—
Total	$133,148	$54,858	$20,365

Note 5 — Other Current Assets

Particulars	As at June 30, 2023	As at December 31, 2022
Tax Receivable	$20,991	$29,022
Security Deposit	1,831	1,153
Stort Term Loan	277,304	272,300
Advance to Vendor	43,947	41,865
Total	$344,073	$344,340

Note 6 — Property, Plant and Equipment/Intangible Asset, Net

Particulars	As at June 30, 2023	As at December 31, 2022
Tangible Assets
Computer & Accessories	$34,109	$9,236
Furniture and Fixture	2,395	2,165
Office Equipment	5,592	3,145
Accumulated Depreciation	(34,872)	(6,446)
Total property, plant and equipment, net	$7,224	$8,100

MOBITECH INTERNATIONAL LLC AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amount in United States Dollar except number of shares)
(Unaudited)

Note 7 — Intangible Assets, net

Particulars	As at June 30, 2023	As at December 31, 2022
Platform Development Cost	$100,843	$53,798
Accumulated Amortization	(82,385)	(24,144)
Total Intangible Assets, net	$18,458	$29,654

Intangible Assets under development
Platform Development Cost	$140,346	$133,676
Intangible Assets under development	140,346	133,676
Total property, plant and equipment and Intangible Asset, net	$166,028	$171,430

Note 8 — Other Non-Current Assets

Particulars	As at June 30, 2023	As at December 31, 2022
Advance for Investment in Equity Shares	—	$143,311
Advance to Vendor	$122,490	—
Total	$122,490	$143,311

Note 9 — Accounts payable

Particulars	As at June 30, 2023	As at December 31, 2022
Accounts Payable	$17,843	$37,545
Total	$17,843	$37,545

Note 10 — Other current liabilities

Particulars	As at June 30, 2023	As at December 31, 2022
Provision for expenses	$10,535	$15,081
Provision for employee benefits:
– Gratuity	115	73
– Leave Encashment	116	71
Duties and Taxes	5,808	7,927
Salary Payable	16,619	17,219
Total	$33,193	$40,371

Note 11 — Other Non-Current liabilites

Particulars	As at June 30, 2023	As at December 31, 2022
Provision for employee benefits:
– Gratuity	$10,525	$7,266
– Leave Encashment	3,416	2,173
Imprest (represents funds provided by Rachna Suneja to support subsidiary expenses)	141,757	111,054
Total	$155,698	$120,493

MOBITECH INTERNATIONAL LLC AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amount in United States Dollar except number of shares)
(Unaudited)

Note 12 — Income Taxes

The Company did not record a provision for income taxes for the year ended June 30, 2023 due to a full valuation allowance against its deferred tax assets.

Deferred tax assets and liabilities reflect the effects of tax credits and the future income tax effects of temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Details of Deferred Tax Assets are as follows:

Particulars	As at June 30, 2023	As at December 31, 2022
Deferred tax assets:
Property, Plant and Equipment	$5,114	$(717)
Net Loss	189,434	187,818
Less: Valuation Allowance	(194,548)	(187,101)
Total deferred tax assets, net	—	—

Valuation Allowance

A valuation allowance is provided on deferred tax assets if it is determined that it is “more likely than not” that the deferred tax asset will not be realized. As of each reporting date, management considers both positive and negative evidence regarding the likelihood of future realization of the deferred tax assets.

At June 30, 2023 the Company recorded a valuation allowance of $194,548, primarily related to state net operating losses, which the Company does not expect to be able to utilize prior to expiration. The movement is given below:

Movement of Valuation Allowance

Particulars	As at June 30, 2023
Opening	$210,954
Addition during the year	(16,406)
Less: Reversal	194,548
Total Valuation Allowance	$—
Particulars	Common Stock		Additional Paid-In Capital	Retained Earning	Other Comprehensive Income	Non-Controlling Interest*	Controlling Interests	Total
	Number of Shares	Amount
Total shareholders’ equity ending balances as at January 01, 2022	$100	$27,230	$—	$(466)	$—	$241,876	$—	$268,640
Net income	—	—	—	3,572	—	(139,108)	—	(135,536)
Common stock issued during the period	2,100	571,830	—	—	—	782	—	572,612
Foreign Currency Translation Reserve	—	—	—	—	—	(28,933)	—	(28,933)
Securities Premium Reserve*	—	—	—	—	—	82,464	—	82,464
Total shareholders’ equity ending balances as at December 31, 2022	$2,200	$599,060	—	$3,106	—	$157,082	—	$759,248

MOBITECH INTERNATIONAL LLC AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amount in United States Dollar except number of shares)
(Unaudited)

Note 12 — Income Taxes (cont.)

Particulars	Common Stock		Additional Paid-In Capital	Retained Earning	Other Comprehensive Income	Non-Controlling Interest*	Controlling Interests	Total
	Number of Shares	Amount
Total shareholders’ equity ending balances as at January 01, 2023	$2,200	$599,060	$—	$3,106	$—	$157,082	$—	$759,248
Net income	—	—	—	29,308	—	—	—	29,308
Foreign Currency Translation Reserve	—	—	—	—	(25,848)	—	—	(25,848)
Addition/(Deletion) during the year*	—	—	—	(844,723)	—	(157,082)	12	(1,001,792)
Securities Premium Reserve*	—	—	1,025,498	—	—	—	—	1,025,498
Total shareholders’ equity ending balances as at March 31, 2023	$2,200	$599,060	$1,025,498	$(812,309)	$(25,848)	—	$12	$786,414

Total shareholders’ equity ending balances as at April 01, 2023	$2,200	$599,060	$1,025,498	$(812,309)	$(25,848)	—	$12	$786,414
Net income	—	—	—	7,563	—	—	—	7,563
Foreign Currency Translation Reserve	—	—	—	—	—	—	—	—
Addition/(Deletion) during the year*	—	—	—	—	—	—	—	—
Securities Premium Reserve*	—	—	—	—	—	—	—	—
Total shareholders’ equity ending balances as at June 30, 2023	$2,200	$599,060	$1,025,498	$(804,746)	$(25,848)	—	$12	$793,977

____________

*        Non-Controlling Interest belongs to shareholders’ equity of DS Finworld Private Limited (subsidiary company) as the companies were under common control prior to acquisition of the subsidiary company. On January 07, 2023, Mobitech International LLC acquired 39,255 shares of DS Finworld Private Limited leading to 99.997% holding of the Company.The Non-Controlling Interest has been reversed on the aforementioned date due to purchase of shares of subsidiary company.

The accompanying notes are an integral part of these consolidated financial statements

For Raj Gupta & Co.	For and on behalf of the Directors of
Chartered Accountants	Mobitech International LLC
Firm Registration Number: 000203N

CA Sandeep Gupta	Monisha Sahni
Partner	Manager
M. No. 529774

Place: Delhi	Place: Sharjah
Date: August 31, 2023	Date: August 30, 2023

Note 13 — Revenue

Particulars	Three Months ended June 30, 2023	Six Months ended June 30, 2023	Three Months ended June 30, 2022	Six Months ended June 30, 2022
Commission Income	$299,350	$593,868	$240,184	$473,954
Total	$299,350	$593,868	$240,184	$473,954

MOBITECH INTERNATIONAL LLC AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amount in United States Dollar except number of shares)
(Unaudited)

Note 14 — Cost of Revenue

Particulars	Three Months ended June 30, 2023	Six Months ended June 30, 2023	Three Months ended June 30, 2022	Six Months ended June 30, 2022
Consultancy Fees	$56,960	$112,300	$26,808	$46,295
Operator’s Salary and Allowances	3,980	5,226	81,485	155,436
Operation Team’s expenses	80	172	4,114	8,539
Advertisement Expenses	—	—	—	376
Referral Fees	52,548	97,500	29,827	54,785
Total	$113,568	$215,198	$142,234	$265,431

Note 15 — Sales, Marketing and operations

Particulars	Three Months ended June 30, 2023	Six Months ended June 30, 2023	Three Months ended June 30, 2022	Six Months ended June 30, 2022
Marketing fee	$96,631	$183,865	$57,443	$108,939
Salary and Allowances	47,115	89,157	38,565	75,317
Contribution to Provident and Other funds	1,059	2,131	8,914	17,182
Business Development Expenses	6,571	13,523	9,736	16,494
Total	$151,376	$288,676	$114,658	$217,932

Note 16 — General and administrative

Particulars	Three Months ended June 30, 2023	Six Months ended June 30, 2023	Three Months ended June 30, 2022	Six Months ended June 30, 2022
Audit Fees	$—	$1,218	$—	$—
Provision for employee benefit expenses:
– Gratuity	1,500	2,909	1,378	2,791
– Leave Encashment	602	1,167	728	1,475
Bank Charges	33	176	9	21
Staff Welfare Expenses	373	802	1,291	2,778
Office Maintenance	830	1,514	1,303	2,534
Business Promotion Expenses	—	20	76	770
Commission Expenses	—	578	428	1,011
Conveyance Expenses	2,210	3,467	1,311	2,647
Electricity Expenses	1,130	1,446	4,289	9,131
Internet Expenses	—	—	270	1,098
Legal and Professional Expenses	6,778	13,736	862	1,727
Courier Charges	14	34	3	13
Printing Expenses	29	85	—	253
Rent Expenses	4,365	7,156	13,790	27,649
Rates and Taxes	—	211	301	301
Total	$17,865	$34,520	$26,039	$54,199

MOBITECH INTERNATIONAL LLC AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amount in United States Dollar except number of shares)
(Unaudited)

Note 17 — Technology and development

Particulars	Three Months ended June 30, 2023	Six Months ended June 30, 2023	Three Months ended June 30, 2022	Six Months ended June 30, 2022
IT Expenses	$121	$4,037	$1,327	$2,557
IT Infrastructure Charges	10,471	11,877	855	1,479
Total	$10,593	$15,915	$2,182	$4,036

Note 18 — Other Income

Particulars	Three Months ended June 30, 2023	Six Months ended June 30, 2023	Three Months ended June 30, 2022	Six Months ended June 30, 2022
Accured Income	$2,554	$5,108	$—	$—
Miscellaneous Income	—	—	—	$266
Foreign exchange Loss	(5)	(5)	—	—
Interest on Income Tax Refund	—	769	—	—
Total	$2,549	$5,872	—	$266

Note 19 — Additional Information required for the preparation of consolidated financial statements as on June 30, 2023

The additional details provided in Note 19 pertain to the portion of net assets and revenue for Mobitech International LLC and DS Finworld Private Limited on an individual standalone basis, highlighting the specific components that have been included in the consolidation process.

Name of the Entity	Share in Net Assets	Share in Revenue	Share in Profit
Mobitech International LLC (Holding Company)	$611,205	$425,324	$12,292
DS Finworld Private Limited (Subsidiary Company)	187,959	168,544	21,303

Inter-Company Eliminations
Investment in DS Finworld	143,352	—	—
Common Stock of DS Finworld	5,187	—	—
Total	$793,977	$593,868	$33,595

Note 20 — Contingencies and Commitments

From time to time, the Company may become subject to claims and litigation arising in the ordinary course of business. The Company is not a party to any material legal proceedings, nor is it aware of any material pending or threatened litigation.

The Company does not have any pending litigations which would impact its financial position. The Company enters into contracts in the normal course of business with third party service providers and vendors. These contracts generally provide for termination on notice and, therefore, are cancellable contracts and not considered contractual obligations and commitments.

MOBITECH INTERNATIONAL LLC AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amount in United States Dollar except number of shares)
(Unaudited)

21. Related Party Disclosures

(A) List of related parties

Name	Nature of Relationship
Monisha Sahni	Manager
Rachna Suneja	Shareholder
DS Finworld Private Limited	Subsidiary Company

(B) Transactions with related parties

Party Name	Nature of transactions	Three Months ended June 30, 2023	Three Months ended June 30, 2022
Monisha Sahni	Salary	$6,538	$6,539
	Reimbursement of Expenses	6,571	9,736

(C) Balance outstanding of related parties

Party Name	Nature of transactions	As at June 30, 2023	As at December 31, 2022
Monisha Sahni	Salary Payable	$2,178	$2,178
Rachna Suneja	Imprest	141,757	111,054
For Raj Gupta & Co.	For and on behalf of the Directors of
Chartered Accountants	Mobitech International LLC
Firm Registration Number: 000203N

CA Sandeep Gupta	Monisha Sahni
Partner	Manager
M. No. 529774

Place: Delhi	Place: Sharjah
Date: August 31, 2023	Date: August 30, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Mobitech International LLC

Opinion on the Financial Statements

We have audited the accompanying statement of financial position of Mobitech International LLC (the Company) as of December 31, 2021, the related statement of operations, statement of shareholders’ equity, and of cash flows, for the period from January 01, 2021 to December 31, 2021, and the related notes to the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

This audit report supersedes all earlier audit reports issued by us for the aforesaid accounting period.

We have served as the Company’s auditor since 2022.

For

ASA & Associates LLP
Chartered Accountants
Firm Registration No: 009571N/N500006

Prateet Mittal, Partner
Membership No. 402631

Place: Gurugram
Date: January 09, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Mobitech International LLC

Opinion on the Financial Statements

We have audited the accompanying statement of financial position of Mobitech International LLC (the Company) as of December 31, 2022, the related statement of operations, statement of shareholders’ equity, and of cash flows, for the period from January 01, 2022 to December 31, 2022, and the related notes to the financial Statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We served as the Company’s auditor since 2022.

For

ASA & Associates LLP
Chartered Accountants
Firm Registration No: 009571N/N500006

Prateet Mittal, Partner
Membership No. 402631

Place: Gurugram
Date: February 13, 2023

MOBITECH INTERNATIONAL LLC
STATEMENT OF FINANCIAL POSITION
(Amount in United States Dollar except number of shares)

Particulars	Notes	As at December 31, 2022	As at December 31, 2021
ASSETS:
Current assets:
Cash and cash equivalents	3	141,682	10,825
Account Receivables	4	54,858	20,365
Other current assets	5	272,300	—
Total current assets		468,840	31,190
Non-current assets:
Property, Plant and Equipment, net	6	517	1,035
Other non-current assets	7	143,311	—
Total non-current assets		143,828	1,035
Total assets		612,668	32,225
Commitments and Contingencies	15
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Account payables	8	2,275	3,283
Other current liabilities	9	8,227	2,178
Total current liabilities		10,502	5,461
Total non-current liabilities		—	—
Total liabilities		10,502	5,461
Shareholders’ equity:
Common Stock (US$ 272.30 par value per share, 10,000 shares authorized, 2200 and 100 shares issued as at December 31, 2022 and December 31, 2021 respectively)		599,060	27,230
Retained Earnings		3,106	(466)
Total shareholders’ equity		602,166	26,764
Total liabilities and shareholders’ equity		612,668	32,225

The accompanying notes are an integral part of these financial statements

For ASA & Associates LLP	For and on behalf of the Directors of
Chartered Accountants	Mobitech International LLC
Firm Registration Number: 009571N/N500006
Prateet Mittal	Monisha Sahni
Partner	Manager
Membership Number: 402631
Place: Gurugram	Place: Sharjah
Date: February 13, 2023	Date: February 13, 2023

MOBITECH INTERNATIONAL LLC
STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)
(Amount in United States Dollar except number of shares)

Particulars	Notes	As at December 31, 2022	As at December 31, 2021
Revenue	11	563,587	379,171
Cost and Expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	12	248,939	151,668
Sales, Marketing and operations	13	304,451	222,415
Depreciation on Property, Plant and Equipment		518	518
General and administrative	14	6,107	13
Total costs and expenses		560,015	374,614
Net Income before income taxes		3,572	4,557
Income tax expense		—	—
Deferred Tax Charge/(Credit)		—	—
Net Income (A)		3,572	4,557
Other Comprehensive Income
Change in foreign currency translation, net of tax		—	—
Other Comprehensive Income/(Loss) (B)		—	—
Net Income and Comprehensive Income/(Loss) (A+B)		3,572	4,557
Net Income and comprehensive income/(loss) per share attributable to common shareholders:
Basic		7.94	45.57
Diluted		7.94	45.57
Weighted average shares outstanding:
Basic		450	100
Diluted		450	100

The accompanying notes are an integral part of these financial statements

For ASA & Associates LLP	For and on behalf of the Directors of
Chartered Accountants	Mobitech International LLC
Firm Registration Number: 009571N/N500006
Prateet Mittal	Monisha Sahni
Partner	Manager
Membership Number: 402631
Place: Gurugram	Place: Sharjah
Date: February 13, 2023	Date: February 13, 2023

MOBITECH INTERNATIONAL LLC
STATEMENTS OF CASH FLOWS
(Amount in United States Dollar except number of shares)

Particulars	As at December 31, 2022	As at December 31, 2021
Cash flows from operating activities:
Net income	3,572	4,557
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	518	518
Changes in operating assets and liabilities:
Accounts receivable, net	(34,492)	(17,688)
Other current and non-current assets	(415,611)	—
Accounts payable	(1,008)	2,591
Other current and non-current liabilities	6,048	1,569
Net Cash used in operating activities	(440,973)	(8,453)
Cash flows from Investing activities:
Payments for acquisition of property, plant and equipment	—	(1,552)
Net Cash used in investing activities	—	(1,552)
Cash flows from Financing activities:
Proceeds from Issuance of Common Stock	571,830	—
Net Cash provided by financing activities	571,830	—
Increase/(Decrease) in cash, and cash equivalents	130,857	(10,005)
Cash and cash equivalents beginning balances	10,825	20,830
Cash and cash equivalents ending balances	141,682	10,825

The accompanying notes are an integral part of these financial statements

For ASA & Associates LLP	For and on behalf of the Directors of
Chartered Accountants	Mobitech International LLC
Firm Registration Number: 009571N/N500006
Prateet Mittal	Monisha Sahni
Partner	Manager
Membership Number: 402631
Place: Gurugram	Place: Sharjah
Date: February 13, 2023	Date: February 13, 2023

MOBITECH INTERNATIONAL LLC
STATEMENTS OF SHAREHOLDERS’ EQUITY
(Amount in United States Dollar except number of shares)

Particulars	Common Stock		Retained Earnings Amount	Total Amount
	Number of shares	Amount
Total shareholders’ equity ending balances as at January 01, 2021	100	27,230	(5,023)	22,207
Net income	—	—	4,557	4,557
Common stock issued during the period	—	—	—	—
Total shareholders’ equity ending balances as at December 31, 2021	100	27,230	(466)	26,764
Total shareholders’ equity ending balances as at January 01, 2022	100	27,230	(466)	26,764
Net income	—	—	3,572	3,572
Common stock issued during the period	2,100	571,830	—	571,830
Total shareholders’ equity ending balances as at December 31, 2022	2,200	599,060	3,106	602,166

The accompanying notes are an integral part of these financial statements

For ASA & Associates LLP	For and on behalf of the Directors of
Chartered Accountants	Mobitech International LLC
Firm Registration Number: 009571N/N500006
Prateet Mittal	Monisha Sahni
Partner	Manager
Membership Number: 402631
Place: Gurugram	Place: Sharjah
Date: February 13, 2023	Date: February 13, 2023

MOBITECH INTERNATIONAL LLC
Notes to Consolidated Financial Statements

Note 1. Description of Organization and Business Operations

Mobitech International LLC was formed on April 19, 2018, when the Members filed the Articles of Organization with the office of Sharjah Media City Free Zone, United Arab Emirates pursuant to the statutes governing limited liability companies in the Sharjah Media City Free Zone, UAE. The Company is primarily engaged in the business of providing financial advisory.

Note 2. Summary of Significant Accounting Policies

2.1 Basis of Preparation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles of United States (US GAAP). In the opinion of the Company’s management, the Financial Statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation. The financial statements have been prepared on an accrual basis and under the historical cost convention.

2.2 Use of Estimates

Preparations of Financial Statements in conformity with GAAP require us to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could materially differ from these estimates. On an ongoing basis we evaluate our estimates including those relating to Fair values, intangible assets, useful lives of intangible assets, income tax, contingent liability among others. We base our estimates on assumptions both historical and forward looking that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

2.3 Recently Adopted Accounting Standards

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 clarifies and simplifies accounting for income taxes by eliminating certain exceptions for intra period tax allocation principles, and recognition of deferred taxes for outside basis differences in an investment, among other updates. The adoption of ASU 2019-12 did not have a material impact on the Financial Statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which modifies lease accounting for lessees to increase transparency and comparability by recording lease assets and liabilities for operating leases and disclosing key information about leasing arrangements. In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, and ASU No. 2018-11, Leases (Topic 842), Targeted Improvements, which affect certain aspects of the previously issued guidance. In December 2018, the FASB issued ASU No. 2018-20, Narrow- Scope Improvements for Lessor, Leases (Topic 842), which provides guidance on sales tax and other taxes collected from lessees. In December 2019, the FASB issued ASU No. 2019-01, Codification Improvements to Topic 842, Leases, which affect certain aspects of the previously issued guidance. Amendments include an additional transition method that allows entities to apply the new standard on the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings, as well as a new practical expedient for lessors.

The company did not have any long-term Leases as at December 31, 2022. Therefore, the announcement related to this standard did not have an impact on our financial statements.

In June 2016, The FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This ASU changes the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022. The standard is effective for the Company on January 1, 2023. The Company is currently assessing the impact of ASU 2016-13 on its Financial Statements.

MOBITECH INTERNATIONAL LLC
Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (cont.)

2.4 Functional Currency

The local currency is the AED for Mobitech International LLC operations. Assets and liabilities of these operations are translated into United States Dollar at the exchange rate in effect at the end of each period. Income statement accounts are translated at the average exchange rate prevailing during the period. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of other comprehensive loss within stockholders’ deficit. Gains and losses from foreign currency transactions are included in net loss for the period.

2.5 Advertising Costs

We recognize advertising expenses as they are incurred, and such costs are included in as incurred and included in selling, marketing and operations expenses in the statements of operations. During the year, advertising expenses are US $242,157.

2.6 Segment Reporting

Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operating decision maker, or decision -making group, in deciding how to allocate resources in assessing performance.

The Company has one operating segment. The Company’s chief operating decision maker, manages the Company’s operations for the purposes of allocating resources and evaluating financial performance.

2.7 Emerging Growth Company Status

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (I) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

2.8 Income Taxes

The Company is incorporated in Sharjah, United Arab Emirates, income from the operations of the company are not subject to taxation.

2.9 Fair Value Measurements

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon

MOBITECH INTERNATIONAL LLC
Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (cont.)

the best information available in the circumstances. The categorization of financial assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels:

Level 1:    Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2:    Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

Level 3:    Unobservable inputs for which there is little or no market data and which require the Company to develop its own assumptions, based on the best information available under the circumstances, about the assumptions market participants would use in pricing the asset or liability.

2.10 Property, Plant and Equipment

Property, Plant and Equipment and Intangible assets are stated at cost net of recoverable taxes, trade discounts less accumulated depreciation provided for. The cost of tangible assets comprises its purchase price, borrowing cost and any cost attributable to bringing the asset to its working condition for its intended use, net charges on foreign exchange contracts and adjustments arising from foreign exchange rate variations attributable to the assets. Repairs and maintenance and any gains or losses on dispositions are recognized as incurred in current operations.

Project under which assets are not ready for their intended use and disclosed under capital-work-in-progress.

Depreciation on property, plant and equipment is provided on Written Down Value Method on a pro rata basis over its economic useful lives. The following table presents estimated useful lives for each category-

Asset Category	Estimated Useful Lives
Computer Equipment’s	3 years

2.11 Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. The Company maintains its cash in current account.

Restricted Cash and Restricted Marketable Securities

The Company does not have restricted cash and marketable securities.

Derivative Financial Instruments

The company does not have any derivative contracts to hedge currency exposure.

2.12 Provisions and Contingencies

A provision is recognized when an enterprise has a present obligation as a result of past event and it is probable that an outflow of resources will be required to settle the obligation, in respect of which a reliable estimate can be made. Provisions are not discounted to their present values and are determined based on management estimate required to settle the obligation at the Balance Sheet date. These are reviewed at each Balance Sheet date and adjusted to reflect the current management estimates.

MOBITECH INTERNATIONAL LLC
Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (cont.)

Contingent liabilities are disclosed in respect of possible obligations that have arisen from past events and the existence of which will be confirmed only by the occurrence or non-occurrence of future events not wholly within the control of the Company.

When there is an obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made.

2.13 Revenue Recognition

We adopted Accounting Standards Update 2014-09, “Revenues from Contracts with Customers” as well as other clarifications and technical guidance issued by the Financial Accounting Standards Board related to this new revenue standard (“ASC 606”). We apply judgment in the determination of performance obligations in accordance with ASC 606, Performance obligations in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. In addition, a single performance obligation may comprise a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. This principle is achieved through applying the following five-step approach:

Step 1 — Identification of the contract, or contracts, with a client.

Step 2 — Identification of the performance obligations in the contract.

Step 3 — Determination of the transaction price.

Step 4 — Allocation of the transaction price to the performance obligations in the contract

Step 5 — Recognition of revenue when, or as, we satisfy a performance obligation.

The major portion of revenue of the company was derived from consultancy/Commission Income services post completion of services. Consultancy is in relation to advising and helping on the possible type of financing for the customer, identifying relevant financers, preparation of information memorandum and other related documents for getting financing. Commission income relates to the percentage fees on completion of a financing.

Our payment terms vary by customer and services offered. The term between invoicing and when payment is due is generally 30 days or less.

2.14 Leases

Short-term Leases

Assets taken under lease, where the lessor effectively retains substantially all the risks and benefits of ownership of the leased term, are classified as operating leases. Operating lease payments are recognized as an expense in the Statement of Operations and Comprehensive Income/Loss on a straight-line basis over the lease term.

The company did not have any long-term Leases as at December 31, 2022.

2.15 Earnings Per Share

The company does not have any potentially dilutive shares as at and December 31, 2022 and December 31, 2021.

MOBITECH INTERNATIONAL LLC
Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (cont.)

The following table shows the computation of basic and diluted earnings per share for December 31, 2022 and December 31, 2021:

Numerator:	2022	2021
Net Income	$3,572	$4,557
Denominator:
Weighted average shares outstanding – basic	450	100
Weighted average shares outstanding – diluted	450	100
Earnings per share – basic	$7.94	$45.57
Earnings per share – diluted	$7.94	$45.57

2.16 Impairment of Assets

The Company assesses at each Balance Sheet date whether there is any indication that an asset or a group of assets (cash generating unit) may be impaired. If any such indication exists, the Company estimates the recoverable amount of the asset or a group of assets. The recoverable amount of the asset (or where applicable, that of the cash generating unit to which the asset belongs) is estimated as the higher of its net selling price and its value in use. If such recoverable amount of the asset or the recoverable amount of the cash-generating unit to which the asset belongs is less than its carrying amount, the carrying amount is reduced to its recoverable amount. The reduction is treated as an impairment loss and is recognized in the Statement of Operations and Comprehensive Income/Loss. After impairment, depreciation is provided on the revised carrying amount of the asset over its remaining useful life.

Value in use is the present value of estimated future cash flow expected to arise from the continuing use of the assets and from its disposal at the end of its useful life.

If at the Balance Sheet date there is an indication that a previously assessed impairment loss no longer exists, the recoverable amount is reassessed and the asset is reflected at the recoverable amount subject to a maximum of depreciable historical cost.

Note 3. Financial Instrument

Cash, Cash Equivalents and Marketable Securities

The following tables show the Company’s cash, cash equivalents and marketable securities:

Cash & Cash Equivalents

Particulars	As at December 31, 2022	As at December 31, 2021
Balance with bank	134,155	363
Cash in hand	7,527	10,462
Total	141,682	10,825

Foreign Exchange Risk

The Company may use derivative instruments to partially offset its business exposure to foreign exchange and interest rate risk. However, the Company may choose not to hedge certain exposures for a variety of reasons including, but not limited to, accounting considerations or the prohibitive economic cost of hedging particular exposures.

MOBITECH INTERNATIONAL LLC
Notes to Consolidated Financial Statements

Note 3. Financial Instrument (cont.)

Fair Value Measurements

The carrying amounts of certain financial instruments, such as cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities.

The fair value of debt instruments for which the Company has not elected fair value accounting is based on the present value of expected future cash flows and assumptions about the then-current market interest rates as of the reporting period and the creditworthiness of the Company. Most of the Company’s debt is carried on the balance sheet on a historical cost basis net of unamortized discounts and premiums, because the Company has not elected the fair value option of accounting.

Assets and Liabilities are measured at Fair Value on a recurring basis.

As of December 31, 2022, the Company’s financial assets measured and recorded at fair value on a recurring basis were classified within the fair value hierarchy as follows:

Particulars	Carrying Value at December 31, 2022	Fair Value at December 31, 2022 Using Inputs Considered as:
		Level 1	Level 2	Level 1	Total
Assets:
Other Current Assets	272,300	272,300	—	272,300	272,300
Cash and cash equivalents	141,682	141,682	—	141,682	141,682

As of December 31, 2021, the Company’s financial assets measured and recorded at fair value on a recurring basis were classified within the fair value hierarchy as follows:

Particulars	Carrying Value at December 31, 2021	Fair Value at December 31, 2021 Using Inputs Considered as:
		Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	10,825	10,825	—	—	10,825

Note 4. Account Receivables

The Company has trade receivable on account of Consultancy/Commission Income for various services provided in relation to debt financing. Afinoz also provides consultancy services in relation to advising and helping on the possible type of financing including debt, identifying relevant financers, preparation of information memorandum and other related documents for getting financing. Commission income relates to the percentage fees on completion of financing. The fees or commission charged for financing services are determined through negotiations with clients. As per ASC 606 revenues related to debt financing services are recognized after disbursement of the loan and satisfactory closer of each transaction in line with each respective loan agreement.

The details of trade receivables are as follows -

Particulars	As at December 31, 2022	As at December 31, 2021
Account Receivables	54,858	20,365
Total	54,858	20,365

MOBITECH INTERNATIONAL LLC
Notes to Consolidated Financial Statements

Note 5. Other Current Assets

Particulars	As at December 31, 2022	As at December 31, 2021
Short-Term Loan*	272,300	—
Total	272,300	—

____________

*        Includes loan provided to Griffin International LLC based in UAE at interest rate of 3.75% which was originally repayable on June 28, 2023, and subsequently extended to June, 2024. The entire amount will be repaid at the end of loan tenure.

Note 6. Property, Plant and Equipment, Net

Particulars	As at December 31, 2022	As at December 31, 2021
Computer & Accessories	517	1,035
Total	517	1,035

Note 7. Other Non-Current Assets

Particulars	As at December 31, 2022	As at December 31, 2021
Advance for Investment in Equity shares*	143,311	—
Total	143,311	—

____________

*        Advance payment to GAK Global Traders Private Limited of AED 526,300 equivalent to $ 143,311 for acquisition of 39,228 equity shares of DS Finworld Private Limited.

Note 8. Account payables

Particulars	As at December 31, 2022	As at December 31, 2021
Accounts Payable	2,275	3,283
Total	2,275	3,283

Note 9. Other current liabilities

Particulars	As at December 31, 2022	As at December 31, 2021
Salary Payable	2,180	2,178
Provision for expenses	6,047	—
Total	8,227	2,178

MOBITECH INTERNATIONAL LLC
Notes to Consolidated Financial Statements

Note 10. Income taxes

The Company did not record a provision for income taxes for the year ended December 31, 2022 as income from the operations of the company are not subject to taxation in UAE.

No liability is recorded on the financial statements related to uncertain tax positions. There are no unrecognized tax benefits as of December 31, 2022. The Company does not expect that uncertain tax benefits will materially change in the next 12 months.

Deferred tax assets and liabilities reflect the effects of tax credits and the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Note 11. Revenue

Particulars	As at December 31, 2022	As at December 31, 2021
Commission Income	563,587	379,171
Total	563,587	379,171

Note 12. Cost of Revenue

Particulars	As at December 31, 2022	As at December 31, 2021
Advisory Fees	123,691	72,042
Referral Fees	125,248	79,626
Total	248,939	151,668

Note 13. Sales, Marketing and operations

Particulars	As at December 31, 2022	As at December 31, 2021
Marketing fee	242,157	186,339
Salary	26,152	19,615
Business Development Expenses	36,142	16,461
Total	304,451	222,415

Note 14. General and administrative

Particulars	As at December 31, 2022	As at December 31, 2021
Bank Charges	60	13
Auditor’s Remuneration	6,047	—
Total	6,107	13

MOBITECH INTERNATIONAL LLC
Notes to Consolidated Financial Statements

Note 15. Contingencies and Commitments

From time to time, the Company may become subject to claims and litigation arising in the ordinary course of business. The Company is not a party to any material legal proceedings, nor is it aware of any material pending or threatened litigation.

The Company does not have any pending litigations which would impact its financial position. The Company enters into contracts in the normal course of business with third party service providers and vendors. These contracts generally provide for termination on notice and, therefore, are cancellable contracts and not considered contractual obligations and commitments.

Note 16. Related Party Disclosures

(A) List of related parties

Name	Relationship
Monisha Sahni	Manager

(B) Transactions with related parties

Party Name	Nature of transactions	As at December 31, 2022	As at December 31, 2021
Monisha Sahni	Salary	26,152	19,615
	Reimbursement of Expenses	21,031	9,780

(C) Balance outstanding of related parties

Party Name	Nature of transactions	As at December 31, 2022	As at December 31, 2021
Monisha Sahni	Salary Payable	2,180	2,178

Note 17. Subsequent Event

The financial statements and related disclosures include evaluation of events up through and including advance payment to GAK Global Traders Private Limited of AED 526,300 equivalent to $ 143,311 for acquisition of 39,228 equity shares at INR 283.03 (equivalent to $ 3.65) per share based on fair valuation of DS Finworld Private Limited which will provide controlling interest over DS Finworld Private Limited and these shares are transferred by GAK Global Traders Private Limited on January 07, 2023 which is the date the financial statements were available to be issued.

For ASA & Associates LLP	For and on behalf of the Directors of
Chartered Accountants	Mobitech International LLC
Firm Registration Number: 009571N/N500006

Prateet Mittal	Monisha Sahni
Partner	Manager
Membership Number: 402631

Place: Gurugram	Place: Sharjah
Date: February 13, 2023	Date: February 13, 2023

Annex A-1

SECOND AMENDMENT TO
BUSINESS COMBINATION AGREEMENT
August 16, 2023

This Second Amendment to Business Combination Agreement, dated as of August 14, 2023 (this “Amendment”) to that certain Business Combination Agreement, dated September 9, 2022 (the “BCA”), by and among Fintech Ecosystem Development Corp., a Delaware corporation (the “Company”), Monisha Sahni of Flat No. 104, Sharjah Main City, Shk Majed Bin Saqr Al Qasimi St Sharjah – 500001 UNITED ARAB EMIRATES (“Sahni”), Rachna Suneja of 2470, Hudson Line, Kingsway Camp, GTB Nagar, Delhi – 110009 INDIA (“Suneja”) and Ritscapital, LLC, a limited liability company organized in the United Arab Emirates (“RITS” and collectively, the “Members”), and Sahni as representative of the Members (“Member Representative”). The Company, Sahni, Suneja, RITS and Member Representative are collectively referred to as the “Parties” and each a “Party.” Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in the BCA.

WHEREAS, on September 9, 2022, the Parties entered into the BCA; and

WHEREAS, the Parties wish to amend the BCA to provide for the Board of Director appointment, as set forth herein.

1. Delete Section 7.17 of the BCA in its entirety, and replace it with the following:

SECTION 7.17. Governance Matters.

(a) Board of Directors. Upon the Closing, the Acquiror Board shall consist of (i) Dr. Saiful Khandaker, as Chairman, (ii) Robin Meister, Lynn Perkins, Bruce Brown and Dr. Rahul Kapoor, as independent directors, and (iii) Rachna Suneja and Ritesh Suneja as executive directors, and the board of directors of the Mobitech International, LLC shall consist of (i) Rachna Suneja as Chairman, and (ii) Monisha Sahni, and Saiful Khandaker as directors, and the board of directors of the DS Finworld India Private Limited, the India-based subsidiary of the Company shall consist of (i) Rachna Suneja as Chairman, and (ii) Saiful Khandaker and Ritesh Suneja as directors.

(b) Effectuation. Prior to the Closing, the parties shall take all action necessary to effectuate the provisions of this Section 7.17.

2. Miscellaneous Provisions. The parties hereto hereby agree that the provisions and obligations set forth in Sections 11.03 (Severability), 11.04 (Entire Agreement, Assignment), 11.05 (Parties in Interest), 11.06 (Governing Law), 11.08 (Headings), 11.09 (Counterparts), and 11.13 (Waiver) of the BCA shall apply, mutatis mutandis, to this Amendment.

[Signature Page to Follow]

Annex A-1-1

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on their behalf by their duly authorized officers, this 14th day of August, 2023.

ACQUIROR:

FINTECH ECOSYSTEM DEVELOPMENT CORP.

/s/ Saiful Khandaker
Name: Saiful Khandaker
Title: Chief Executive Officer

MEMBERS:

/s/ Rachna Suneja
RACHNA SUNEJA

RITSCAPITAL, LLC

/s/ Ritesh Suneja
Name: Ritesh Suneja
Title: President

/s/ Monisha Sahni
MONISHA SAHNI

MEMBER REPRESENTATIVE:

/s/ Monisha Sahni
MONISHA SAHNI

Annex A-1-2

Annex A-2

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

May 24, 2023

This First Amendment to Business Combination Agreement, dated as of May 24, 2023 (this “Amendment”) to that certain Business Combination Agreement, dated September 9, 2022 (the “BCA”), by and among Fintech Ecosystem Development Corp., a Delaware corporation (the “Company”), Monisha Sahni of Flat No. 104, Sharjah Main City, Shk Majed Bin Saqr Al Qasimi St Sharjah – 500001 UNITED ARAB EMIRATES (“Sahni”), Rachna Suneja of 2470, Hudson Line, Kingsway Camp, GTB Nagar, Delhi – 110009 INDIA (“Suneja”) and Ritscapital, LLC, a limited liability company organized in the United Arab Emirates (“RITS” and collectively, the “Members”), and Sahni as representative of the Members (“Member Representative”). The Company, Sahni, Suneja, RITS and Member Representative are collectively referred to as the “Parties” and each a “Party.” Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in the BCA.

WHEREAS, on September 9, 2022, the Parties entered into the BCA; and

WHEREAS, on September 9, 2022 the Company, Fama Financial Services, Inc., a Georgia corporation, Rana Financial, Inc., a Georgia corporation, and David Kretzmer, as Shareholder Representative, also entered into that certain Business Combination Agreement, dated as of September 9, 2022 (the “Rana BCA”);

WHEREAS, on May 12, 2023, the Company terminated the Rana BCA, effective immediately (the “Rana Termination”);

WHEREAS, the Parties wish to amend the BCA to provide for the Rana Termination, as set forth herein.

NOW, THEREFORE, Pursuant to Section 11.12 of the BCA, the Parties wish to:

1. Amend Section 1.01 of the BCA to delete the definition of “Acquiror Rights” in its entirety and replace it with the following:

“Acquiror Rights” means the rights to receive one-tenth of one share of Acquiror Class A Common Stock at the Closing contemplated by the Acquiror Right Agreement, with each right exercisable solely to the extent the applicable holder has ten (10) Acquiror Rights (as holders are not entitled to receive fractional shares or payments in lieu thereof).

2. Amend Section 2.03 of the BCA to delete paragraph (d) in its entirety and replace it with the following:

(d) As promptly as practicable, but in no event later than five (5) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), a closing (the “Closing”) shall be held at the offices of Nelson Mullins Riley & Scarborough LLP, 101 Constitution Ave, NW, Suite 900, Washington, DC 20001, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

3. Amend Section 5.03 of the BCA to delete paragraphs (d) and (e) in their entirety and replace them with the following:

(d) Except for securities issued by Acquiror as permitted by this Agreement, securities issued as permitted by the Acquiror Warrants and the Acquiror Rights, Acquiror has not issued any options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other equity interests in, Acquiror. All shares of Acquiror Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Acquiror nor any subsidiary of Acquiror is a party to, or otherwise bound by, and

Annex A-2-1

neither Acquiror nor any subsidiary of Acquiror has granted, any equity appreciation rights, participations, phantom equity or similar rights. Acquiror is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Acquiror Common Stock or any of the equity interests or other securities of Acquiror or any of its subsidiaries. There are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock. There are no outstanding contractual obligations of Acquiror to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(e) As a result of the amendment to the Acquiror Certificate of Incorporation, following the Closing, Acquiror shall have a single class structure with each share of Acquiror Common Stock converted into one (1) share of Class A common stock, par value $0.0001 per share, having voting rights of one (1) vote per share (the “New Acquiror Class A Common Stock”), each Acquiror Warrant shall be exercisable for one (1) share of New Acquiror Class A Common Stock and each set of ten (10) Acquiror Rights shall entitle its holder to one (1)share of New Acquiror Class A Common Stock.

4. Delete Section 6.03 of the BCA in its entirety and replace it with the following:

SECTION 6.03. Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Acquiror on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Acquiror, its subsidiaries or any other person (a) for legal relief against monies or other assets of Acquiror or its subsidiaries held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Acquiror (or any successor entity) or its subsidiaries in the event this Agreement is terminated for any reason and Acquiror consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Acquiror shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Acquiror prevails in such action or proceeding.

5. Amend Section 7.01 of the BCA to delete paragraphs (a) and (c) in their entirety and replace them with the following:

(a) As promptly as practicable after the execution this Agreement, and receipt of the PCAOB Audited Financials, Acquiror and the Company shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Acquiror with respect to the meeting of Acquiror’s stockholders (the “Acquiror Stockholders’ Meeting”) to be held to consider approval and adoption of (i) this Agreement and (ii) any other proposals the parties deem necessary to effectuate the Transactions (collectively, the “Acquiror Proposals”). The Member Representative shall furnish all information concerning the Company as Acquiror may reasonably request in connection with such actions and the preparation of the Proxy Statement. Acquiror and the Company each shall use their reasonable best efforts to (A) cause the Proxy Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement. Prior to the filing date of the Proxy Statement, Acquiror shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Acquiror Common Stock, in each case to be issued or issuable to the Members pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, the Company shall mail the Proxy Statement to the Members and the Acquiror will send mail the Proxy Statement to its stockholders. Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement.

Annex A-2-2

…

(c) The Company represents that the information supplied by the Company for inclusion in the Proxy Statement or any current report on Form 8-K shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Acquiror (in the case of the Proxy Statement), and (ii) the time of the Acquiror Stockholders’ Meeting (in the case of the Proxy Statement), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to Acquiror Stockholders’ Meeting, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Acquiror. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

6. Delete Section 7.05 of the BCA in its entirety, and replace it with the following:

SECTION 7.05. Acquiror Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Section 10.01, but only to the extent not inconsistent with the fiduciary duties of the Acquiror Board, Acquiror shall not, and shall cause its Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such person or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such person other than with the Company and its Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, however, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.05. Acquiror shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Acquiror also agrees that it will promptly request each person (other than the Company and its Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date of this Agreement (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If Acquiror or any of its affiliates or its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then Acquiror shall promptly (and in no event later than one (1) Business Day after Acquiror becomes aware of such inquiry or proposal) notify such person in writing that Acquiror is subject to an exclusivity agreement with respect to the Transaction that prohibits Acquiror or any of its affiliates or its or their respective Representatives from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.05 by Acquiror or any of its affiliates or its or their respective Representatives shall be deemed to be a breach of this Section 7.05 by Acquiror.

7. Delete Section 7.17 of the BCA in its entirety, and replace it with the following:

SECTION 7.17. Governance Matters.

(a) Board of Directors. Upon the Closing, the Acquiror Board shall consist of (i) Dr. Saiful Khandaker, as Chairman, (ii) Robin Meister, Lynn Perkins, Bruce Brown and Dr. Rahul Kapoor, as independent directors, and (iii) Mubasshir Karim and Ritesh Suneja as executive directors, the board of directors of the Company shall consist of (i) Suneja as Chairman, and (ii) Sahni, Saiful Khandaker and Mubasshir Karim as directors, and the board of directors of the DS Finworld India Private Limited, the India-based subsidiary of the

Annex A-2-3

Company shall consist of (i) Suneja as Chairman, and (ii) Pankaj Satija, Saiful Khandaker and Mubasshir Karim as directors.

(b) Effectuation. Prior to the Closing, the parties shall take all action necessary to effectuate the provisions of this Section 7.17.

8. Amend Section 8.02 of the BCA to delete paragraphs (k) and (l) in their entirety and replace them with the following:

(k) Reserved.

(l) Trust Fund. The Trust Fund contains funds sufficient to pay the Cash Consideration payable under this Agreement, in full.

9. Amend Section 10.01 to delete clause (e) in its entirety and replace it with the following:

(e) Reserved.

10. Amend Section 11.01 of the BCA to delete the address for the Acquiror in its entirety and replace it with the following:

if to Acquiror:

Fintech Ecosystem Development Corp.

100 Springhouse Drive, Suite 204

Collegeville, PA 19426

Attention: Saiful Khandaker, Chief Executive Officer & Founder

Email: saiful@fintechecosys.com

with a copy to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave, NW, Suite 900

Washington, DC 20001

Attention: Andrew Tucker; Peter Strand

Email: andrew.tucker@nelsonmullins.com; peter.strand@nelsonmullins.com

11. Effect of this Amendment. Except as otherwise set forth in this Amendment, the provisions, representations, warranties, covenants and conditions of the BCA shall remain unchanged by the terms of this Amendment, and shall remain in full force and effect in accordance with their respective terms, and are hereby ratified, approved and confirmed in all respects. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the BCA, the terms of this Amendment shall control. From and after the date of this Amendment, all references to the BCA or Agreement (whether in the BCA or this Amendment) shall refer to the BCA as amended by this Amendment.

12. Miscellaneous Provisions. The parties hereto hereby agree that the provisions and obligations set forth in Sections 11.03 (Severability), 11.04 (Entire Agreement, Assignment), 11.05 (Parties in Interest),

11.06 (Governing Law), 11.08 (Headings), 11.09 (Counterparts), and 11.13 (Waiver) of the BCA shall apply, mutatis mutandis, to this Amendment.

[Signature Page to Follow]

Annex A-2-4

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on their behalf by their duly authorized officers, this 24th day of May, 2023.

ACQUIROR:
FINTECH ECOSYSTEM
DEVELOPMENT CORP.
By
Name:	Saiful Khandaker
Title:	Chief Executive Officer
MEMBERS:

RACHNA SUNEJA
RITSCAPITAL, LLC
By
Name:	Ritesh Suneja
Title:	President

MONISHA SAHNI
MEMBER REPRESENTATIVE:

MONISHA SAHNI

Annex A-2-5

Annex A-3

BUSINESS COMBINATION AGREEMENT

among

Fintech Ecosystem Development Corp.,

Rachna Suneja,

Ritscapital, LLC,

Monisha Sahni

and

Monisha Sahni,

as Member Representative

Dated as of September 9, 2022

Annex A-3 Page Nos.
ARTICLE I. DEFINITIONS		A-3-1
Section 1.01.	Certain Definitions	A-3-1
Section 1.02.	Further Definitions	A-3-8
Section 1.03.	Construction	A-3-10
ARTICLE II. PURCHASE AND SALE		A-3-10
Section 2.01.	Purchase and Sale	A-3-10
Section 2.02.	Allocation of the Purchase Price	A-3-11
Section 2.03.	Closing	A-3-11
Section 2.04.	Equity Consideration	A-3-12
Section 2.05.	Cash Consideration Adjustment	A-3-12
Section 2.06.	Treatment of Company Options	A-3-14
ARTICLE III. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		A-3-15
Section 3.01.	Organization and Qualification; Subsidiaries	A-3-15
Section 3.02.	Certificate of Organization and Operating Agreement	A-3-15
Section 3.03.	Capitalization	A-3-16
Section 3.04.	Authority Relative to this Agreement	A-3-16
Section 3.05.	No Conflict; Required Filings and Consents	A-3-17
Section 3.06.	Permits; Compliance	A-3-17
Section 3.07.	Financial Statements	A-3-17
Section 3.08.	Absence of Certain Changes or Events	A-3-18
Section 3.09.	Absence of Litigation	A-3-18
Section 3.10.	RESERVED	A-3-19
Section 3.11.	Labor and Employment Matters	A-3-19
Section 3.12.	Real Property; Title to Assets	A-3-20
Section 3.13.	Intellectual Property Rights	A-3-21
Section 3.14.	Taxes	A-3-22
Section 3.15.	Environmental Matters	A-3-24
Section 3.16.	Material Contracts	A-3-24
Section 3.17.	Insurance	A-3-26
Section 3.18.	Approvals	A-3-26
Section 3.19.	Interested Party Transactions	A-3-26
Section 3.20.	Exchange Act	A-3-26
Section 3.21.	Brokers	A-3-27
Section 3.22.	Books and Records	A-3-27
Section 3.23.	Foreign Corrupt Practices Act	A-3-27
Section 3.24.	Anti-Money Laundering	A-3-27
Section 3.25.	Sanctions	A-3-27
Section 3.26.	Exclusivity of Representations and Warranties	A-3-27
ARTICLE IV. REPRESENTATIONS AND WARRANTIES REGARDING THE MEMBERS		A-3-28
Section 4.01.	Authority	A-3-28
Section 4.02.	Non-Contravention	A-3-28
Section 4.03.	Ownership of the Company Membership Interests; Title	A-3-29
Section 4.04.	Suitability	A-3-29
Section 4.05.	U.S. Securities Representations	A-3-29
Section 4.06.	Tax	A-3-29

Annex A-3-i

Annex A-3 Page Nos.
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF ACQUIROR		A-3-29
Section 5.01.	Corporate Organization	A-3-29
Section 5.02.	Organizational Documents	A-3-30
Section 5.03.	Capitalization	A-3-30
Section 5.04.	Authority Relative to this Agreement	A-3-31
Section 5.05.	No Conflict; Required Filings and Consents	A-3-31
Section 5.06.	Compliance	A-3-31
Section 5.07.	Absence of Certain Changes or Events	A-3-32
Section 5.08.	Absence of Litigation	A-3-32
Section 5.09.	Board Approval; Vote Required	A-3-32
Section 5.10.	Brokers	A-3-32
Section 5.11.	Acquiror Trust Fund	A-3-32
Section 5.12.	Employees	A-3-32
Section 5.13.	Taxes	A-3-32
Section 5.14.	Listing	A-3-33
Section 5.15.	Exclusivity of Representations and Warranties	A-3-33
ARTICLE VI. CONDUCT OF BUSINESS PENDING THE TRANSACTION		A-3-33
Section 6.01.	Conduct of Business by the Company Pending the Transaction	A-3-33
Section 6.02.	Conduct of Business by Acquiror Pending the Transaction	A-3-35
Section 6.03.	Claims Against Trust Account	A-3-36
ARTICLE VII. ADDITIONAL AGREEMENTS		A-3-37
Section 7.01.	Proxy Statement	A-3-37
Section 7.02.	Acquiror Stockholders’ Meeting	A-3-38
Section 7.03.	Access to Information; Confidentiality	A-3-38
Section 7.04.	Company Solicitation	A-3-38
Section 7.05.	Acquiror Exclusivity	A-3-39
Section 7.06.	Directors’ and Officers’ Indemnification	A-3-40
Section 7.07.	Notification of Certain Matters	A-3-40
Section 7.08.	Further Action; Reasonable Best Efforts	A-3-40
Section 7.09.	Public Announcements	A-3-41
Section 7.10.	Tax Matters	A-3-41
Section 7.11.	Compliance with ESR regulations	A-3-41
Section 7.12.	Compliance with UBO regulations	A-3-41
Section 7.13.	Lease Agreement	A-3-41
Section 7.14.	PCAOB Audited Financials	A-3-41
Section 7.15.	PCAOB Interim Financials	A-3-41
Section 7.16.	UBO Filing	A-3-42
Section 7.17.	Governance Matters	A-3-42
ARTICLE VIII. CONDITIONS TO THE TRANSACTION		A-3-42
Section 8.01.	Conditions to the Obligations of Each Party	A-3-42
Section 8.02.	Conditions to the Obligations of Acquiror	A-3-42
Section 8.03.	Conditions to the Obligations of the Members and the Member Representative	A-3-43

Annex A-3-ii

Annex A-3 Page Nos.
ARTICLE IX. SURVIVAL; INDEMNIFICATION		A-3-44
Section 9.01.	Survival	A-3-44
Section 9.02.	Indemnification	A-3-44
Section 9.03.	Indemnification Procedures	A-3-45
Section 9.04.	Payment of Indemnification Claims	A-3-46
ARTICLE X. TERMINATION, AMENDMENT AND WAIVER		A-3-46
Section 10.01.	Termination	A-3-46
Section 10.02.	Effect of Termination	A-3-47
ARTICLE XI. GENERAL PROVISIONS		A-3-48
Section 11.01.	Notices	A-3-48
Section 11.02.	Member Representative	A-3-48
Section 11.03.	Severability	A-3-49
Section 11.04.	Entire Agreement; Assignment	A-3-49
Section 11.05.	Parties in Interest	A-3-49
Section 11.06.	Governing Law	A-3-49
Section 11.07.	Arbitration	A-3-49
Section 11.08.	Headings	A-3-49
Section 11.09.	Counterparts	A-3-49
Section 11.10.	Specific Performance	A-3-50
Section 11.11.	Expenses	A-3-50
Section 11.12.	Amendment	A-3-50
Section 11.13.	Waiver	A-3-50
Exhibit A	Form of Escrow Agreement	A-3-53
Exhibit B	Form of General Release	A-3-72
Exhibit C	Form of Assignment of Company Membership Interests	A-3-76
Exhibit D	Form of Employee Option-holder Lock-up, Unvested Stock & Protective Covenant Agreement	A-3-80
Schedule A	Company Knowledge Parties	A-3-52
Schedule B	Specific Conditions Precedent (UAE)	A-3-68
Schedule C	Specific Conditions Precedent (India)	A-3-69

Annex A-3-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement dated as of September 9, 2022 (this “Agreement”) is among Fintech Ecosystem Development Corp., a Delaware corporation (“Acquiror”), Monisha Sahni of Flat No. 104, Sharjah Main City, Shk Majed Bin Saqr Al Qasimi St Sharjah – 500001 UNITED ARAB EMIRATES (“Sahni”), Rachna Suneja of 2470, Hudson Line, Kingsway Camp, GTB Nagar, Delhi – 110009 INDIA (“Suneja”) and Ritscapital, LLC, a limited liability company organized in the United Arab Emirates (“RITS” and collectively, the “Members”), and Sahni as representative of the Members (“Member Representative”). Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in Section 1.01.

WHEREAS, the Members own all of the Company Membership Interests;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Members desire to sell, convey, transfer, assign and deliver the Company Membership Interests to Acquiror, free and clear of all Liens, and Acquiror desires to accept and purchase the Company Membership Interests from the Members, free and clear of all Liens;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, the Members and certain stockholders of Acquiror, are entering into Lock-Up Agreements (the “Lock-Up Agreements”) providing for, among other things, transfer restrictions, and in the case of certain employees, forfeiture provisions, with respect to their shares of New Acquiror Class A Common Stock; and

WHEREAS, Acquiror has entered into a Business Combination Agreement dated as of September 9, 2022 among Acquiror, Fama Financial Services, Inc., a Georgia corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), Rana Financial, Inc., a Georgia corporation (“Rana”), and David Kretzmer, providing for, among other things, the merger of Rana with and into Merger Sub (the “Rana Agreement”). As a result of the Rana Agreement, the separate corporate existence of Merger Sub shall cease and Rana shall continue as the surviving corporation of the merger (the “Surviving Company”).

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01. Certain Definitions. For purposes of this Agreement:

“Accounting Principles” means in accordance with GAAP and, to the extent in accordance with GAAP, consistent with the Company’s historical assumptions, practices, policies and methodologies used in the preparation of the Audited Financial Statements.

“Acquiror Board” means the board of directors of the Acquiror.

“Acquiror Certificate of Incorporation” means Acquiror’s amended and restated certificate of incorporation dated March 5, 2021.

“Acquiror Class A Common Stock” means Acquiror’s Class A common stock, par value $0.0001 per share.

“Acquiror Class B Common Stock” means Acquiror’s Class B common stock, par value $0.0001 per share.

“Acquiror Common Stock” means, collectively, Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Acquiror or (b) prevent, materially delay or materially impede the performance by Acquiror of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Acquiror Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP; (ii) events or conditions

Annex A-3-1

generally affecting the industries or geographic areas in which Acquiror operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by Acquiror as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions; or (viii) any actions taken, or failures to take action, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that Acquiror is materially and disproportionately affected thereby as compared with other participants in the industries in which Acquiror operates.

“Acquiror Organizational Documents” means the Acquiror Certificate of Incorporation, bylaws, and Trust Agreement, in each case as amended, modified or supplemented from time to time.

“Acquiror Right Agreement” means the Right Agreement dated October 18, 2021 between Acquiror and the Continental Stock Transfer and Trust Company.

“Acquiror Rights” means the rights to receive one-tenth of one share of Acquiror Class A Common Stock at the consummation of the Rana Agreement contemplated by the Acquiror Right Agreement, with each right exercisable solely to the extent the applicable holder has ten (10) Acquiror Rights (as holders are not entitled to receive fractional shares or payments in lieu thereof).

“Acquiror SEC Report” means all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since October 21, 2021, together with any amendments, restatements or supplements thereto.

“Acquiror Units” means one share of Acquiror Class A Common Stock, one Acquiror Right, and one-half of one Acquiror Warrant.

“Acquiror Warrant Agreement” means the Warrant Agreement dated October 18, 2021 between Acquiror and the Continental Stock Transfer and Trust Company.

“Acquiror Warrants” means the warrants to purchase shares of Acquiror Class A Common Stock contemplated by the Acquiror Warrant Agreement, with each warrant exercisable for one share of Acquiror Class A Common Stock at an exercise price of $11.50.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Lock-Up Agreements, the Escrow Agreement and all other agreements, certificates and instruments executed and delivered by Acquiror, the Members, the Member Representative or the Company in connection with the Transactions.

“Anti-Bribery Laws” means the anti-bribery provisions of the FCPA and all other applicable anti-corruption and bribery Laws (including U.S. domestic bribery, kickback and anti-corruption laws, the U.K. Bribery Act 2010, or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the U.S. Securities and Exchange Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY or Sharjah Media City, United Arab Emirates.

Annex A-3-2

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company.

“Cash Consideration” means $5,000,000 (five million dollars).

“Closing Debt” means all Debt of the Company and the subsidiaries as of immediately prior to the consummation of the Closing.

“Closing Payment” means the Estimated Cash Consideration minus the Escrow Amount.

“Closing Working Capital” means Working Capital as of 12:01 a.m. New York time on the Closing Date (but without giving effect to the consummation of the Closing).

“Companies Regulations” means the Sharjah Media City Free Zone Authority Companies and Licensing Regulations 2017 promulgated by SMCA in respect of the registration and licensing of Companies and Branches in SHAMS.

“Company” means Mobitech International LLC, a limited liability company established pursuant to the laws of SHAMS (including the Companies Regulations), with formation number 1803888, license number 1803888.01 and registered address at office 10, level 01, SHAMS, Sharjah, United Arab Emirates.

“Company Acquisition Proposal” means any proposal or offer from any person or group of persons (other than Acquiror, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the assets of the Company or 10% or more of the total voting power of the equity securities of the Company, whether by way of merger, asset purchase, equity purchase or otherwise.

“Company Board” means the board of directors of the Company.

“Company Certificate of Organization” means the Company’s business license issued by SMCA on April 19, 2018.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property Rights owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of the Company or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions taken, or failures to take action, in each case,

Annex A-3-3

which Acquiror has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company is materially and disproportionately affected thereby as compared with other participants in the industries in which the Company operates.

“Company Membership Interests” means the entire limited liability company interest of a Member in the Company (as such term includes such Member’s total Shares, as defined in the Companies Regulations), including such member’s interest in the profits, losses and distributions of the Company, and right to vote or participate in the management of the Company, as set forth in the Company Operating Agreement or as required under the Companies Regulations and applicable law, which term, for the avoidance of doubt, does not include the Company Options.

“Company Operating Agreement” means the Limited Liability Company Operating Agreement of the Company, dated July 19, 2022 with effectiveness as of April 19, 2018, by and between the Company, on the one hand, and Sahni, Suneja and RITS, on the other hand, as such may have been amended, supplemented or modified from time to time.

“Company Options” means any options granted under the Company Stock Plan.

“Company-Owned IP” means all Intellectual Property Rights owned or purported to be owned by the Company.

“Company Stock Plan” means the Mobitech International LLC Mobitech Employee Stock Option Plan 2022.

“Confidential Information” means any proprietary information, knowledge or data concerning the businesses and affairs of the Company or any Suppliers or customers of the Company or Acquiror or its subsidiaries (as applicable) that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Debt” means, with respect to any person: (a) all indebtedness of such person, whether or not contingent, for borrowed money; (b) all obligations of such person for the deferred purchase price of property or services, including, without limitation, any earn-out or other unpaid consideration (whether or not contingent); (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (f) all obligations of such person under acceptance, letter of credit or similar facilities to the extent drawn or under surety or performance bonds; (g) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all loans to such person by any of its suppliers and any penalties payable by such person to any such supplier; (i) the net termination obligations of such person under all interest rate and other hedging agreements; (j) accrued and unpaid income Taxes; and (k) all indebtedness of others referred to in clauses (a) through (j) above guaranteed directly or indirectly in any manner by such person. Without limitation of the foregoing, Debt shall include all fees, costs and other expenses incurred in connection with the repayment at or prior to the consummation of the Closing of any obligations described in clauses (a) through (k) above.

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“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Environmental Laws” means any U.S. federal, state or local or non-U.S. Laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“Equity Consideration” means eleven million, five hundred thousand (11,500,000) shares of New Acquiror Class A Common Stock.

“Escrow Agent” means the Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Acquiror, Member Representative and Computershare Trust Company, N.A., a national association organized under the Laws of the United States, as Escrow Agent, in the form attached to the Agreement as Exhibit A.

“Escrow Amount” means $700,000 (seven hundred thousand dollars).

“ESR” means the economic substance regulation (as amended from time to time) of the United Arab Emirates, issued by way of Cabinet Resolution No. 57 of 2020.

“Estimated Cash Consideration” means the Cash Consideration, (a) minus the Estimated Closing Debt, and (b) (i) plus the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital, or (ii) minus the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital.

“Estimated Closing Debt” means the good faith estimate by the Company of the Closing Debt.

“Estimated Closing Working Capital” means the good faith estimate by the Company of the Closing Working Capital, based on the most recent month-end balance sheet and other information available to the Company at the time of its preparation of such estimate, with such adjustments as the Company reasonably believes are necessary to reflect its good faith estimate of changes from such month-end balance sheet until the Closing Date.

“Export Laws” means (a) all Laws imposing trade sanctions on any person, including, all Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Departments of State or Commerce, the United Nations Security Council, Her Majesty’s Treasury or the European Union, and all anti-boycott Laws administered by the U.S. Department of Commerce or the Department of Treasury and (b) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union.

“Final Cash Consideration” means the Cash Consideration, (a) minus the Final Closing Debt and (b) (i) plus the amount, if any, by which the Final Closing Working Capital exceeds the Target Working Capital, or (ii) minus the amount, if any, by which the Target Working Capital exceeds the Final Closing Working Capital. For avoidance of doubt, the Final Cash Consideration may be a negative number.

“Final Closing Debt” means the Closing Debt, as finally determined pursuant to Section 2.05(c) or (d) of the Agreement.

“Final Closing Working Capital” means the Closing Working Capital, as finally determined pursuant to Section 2.05(c) or (d) of the Agreement.

“General Release” means the General Release in the form attached to the Agreement as Exhibit B.

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“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following U.S. federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark, service mark, trade name, logo, and trade dress registrations, trademark, service mark, trade name, logo and trade dress applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses copyrights or other rights related to works of authorship, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of Acquiror, the actual knowledge of Dr. Saiful Khandaker and Jenny Junkeer after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Legal Expenses” means the fees, costs and expenses of any kind incurred by any person indemnified under the Agreement and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim. Without limitation of the foregoing, Legal Expenses includes all such fees, costs and expenses incurred by any person indemnified under the Agreement and its counsel in enforcing its rights under Section 9.02 of the Agreement.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws, and not including any license of Intellectual Property Rights).

“Losses” mean demands, claims, actions or causes of action, diminutions in value, assessments, losses, damages and other liabilities, costs and expenses, including interest, fines, penalties, fees, disbursements and amounts paid in settlement (including any reasonable Legal Expenses).

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero General Public License, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

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“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Company IP owned by or licensed to the Company granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the Audited Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all laws, regulations, rules and standards governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

“Pro Rata Share” means, with respect to each Member and each holder of Company Options, the percentage interest of each such Member in the Company and each such holder of Company Options. For purposes of the foregoing, each Member’s and holder of Company Option’s percentage interest shall be determined on a fully-diluted basis, including the total number of issued and outstanding equity interests held by the Members as of immediately prior to Closing and assuming exercise of all outstanding Company Options, whether vested or unvested, that are outstanding immediately prior to the Closing, on a treasury stock method (with (i) 4.166% of the aggregate exercise price of the outstanding Company Options deemed added to the Cash Consideration and 95.834% of the aggregate exercise price of the outstanding Company Options deemed added to the Equity Consideration and (ii) reducing the amount of Cash Consideration payable in respect of each Company Option by 4.166% of the exercise price of such Company Option and reducing the number of shares payable to each holder of Company Options by a number of New Acquiror Class A Common Stock with a fair market value equal to 95.834% of the aggregate exercise price of the Company Options held by such individual).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company, from which the Company has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Purchase Price” means the Final Cash Consideration plus the Equity Consideration, collectively.

“Redemption Rights” means the redemption rights provided for in Section 8.02 of Article X of the Acquiror Certificate of Incorporation.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“SHAMS” means Sharjah Media City Free-Zone, located in Sharjah, United Arab Emirates.

“SMCA” means the free-zone authority in SHAMS.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

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“subsidiary” or “subsidiaries” of the Company, Acquiror or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Target Working Capital” means $150,000 (one hundred fifty thousand dollars).

“Technology” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing; (c) works of authorship (whether or not copyrightable), and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; and (f) copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Acquiror Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Acquiror or the Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the U.S. Treasury regulations issued pursuant to the Code.

“UBO” means the ultimate beneficial owner within the meaning and for the purpose of the UBO Regulations.

“Working Capital” means the consolidated current assets of the Company and the subsidiaries, minus the consolidated current liabilities of the Company and its subsidiaries. Working Capital will be determined in accordance with the Accounting Principles.

SECTION 1.02. Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Accounting Firm	2.05(d)
Acquiror	Preamble
Acquiror Disclosure Schedule	Article V
Acquiror Preferred Stock	5.03(a)
Acquiror Proposals	7.01(a)
Acquiror Statement	2.05(b)
Acquiror Statement Dispute Notice	2.05(c)
Acquiror Stockholder Approval	5.09(b)
Acquiror Stockholders’ Meeting	7.01(a)
Action	3.09
Agreement	Preamble
Alternative Transaction	7.05
Anti-Money Laundering Laws	3.24
Audited Financial Statements	3.07(a)
Basket Amount	9.02
Blue Sky Laws	3.05(b)
Claims	6.03
Closing	2.03(d)

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Defined Term	Location of Definition
Closing Date	2.03(d)
Code	2.04(c)
Company Acquisition Agreement	7.04(a)
Company Board Approval	3.18(a)
Company Disclosure Schedule	Article III
Company Member Approval	3.18(b)
Company Permits	3.06
Confidentiality Agreement	7.03(b)
Data Security Requirements	3.13(h)
Effect	1.01
Environmental Permits	3.15(a)
ESR Regulations	3.14(m)
Exchange Act	3.20
Exchange Agent	2.04(a)
FCPA	3.23
FTA	3.14(i)
GAAP	3.07(a)
Governmental Authority	3.05(b)
Indemnification Claim Notice	9.03(a)
Indemnified Party	7.10
Indemnifying Party	9.03(a)
Latest Balance Sheet	3.07(b)
Law	3.05(a)
Lease	3.12(b)
Lease Documents	3.12(b)
Lock-Up Agreements	Recitals
Material Contracts	3.16(a)
Member Representative	Preamble
Members	Preamble
Merger Sub	Recitals
New Acquiror Class A Common Stock	5.03(e)
Outside Date	10.01(b)
PCAOB Audited Financials	7.14
PCAOB Financials	7.15
PCAOB Interim Financials	7.15
Preliminary Statement	2.05(a)
Proxy Statement	7.01(a)
Purchase Price Announcement	7.01(d)
Rana	Recitals
Rana Agreement	Recitals
Remedies Exceptions	3.04
Representatives	7.03(a)
RITS	Preamble
Rules	11.07
Sahni	Preamble
SEC	1.01

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Defined Term	Location of Definition
Securities Act	4.05
Suneja	Preamble
Tax	3.14(o)
Tax Return	3.14(o)
Taxes	3.14(o)
Terminating Acquiror Breach	10.01(h)
Terminating Member Breach	10.01(g)
Third Party Claim	9.03(b)
Third Party Indemnification Claim Notice	9.03(b)
Trust Account	5.11
Trust Agreement	5.11
Trust Fund	5.11
UBO Regulations	3.14(m)
VAT	3.14(l)
VAT Law	3.14(l)
WARN Act	3.11(j)

SECTION 1.03. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

ARTICLE II.

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale. Upon the terms and subject to the conditions set forth in Article VII, the Members shall sell, convey, transfer, assign and deliver the Company Membership Interests to Acquiror free and clear of all Liens, and Acquiror shall accept and purchase the Company Membership Interests from the Members. In consideration for the Company Membership Interests, Acquiror shall pay the Purchase Price, which shall be determined and allocated in accordance with this Article II.

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SECTION 2.02. Allocation of the Purchase Price.

(a) The Equity Consideration shall be paid to the Members pursuant to Section 2.04.

(b) As payment of the Cash Consideration, Acquiror shall at the Closing (and subject to the requirements set forth in Section 2.03(b) below being satisfied by the Members, the Member Representative and the Company as the case may be) pay and deliver to:

(i) each Member, an amount equal to its Pro Rata Share of the Closing Payment by wire transfer of immediately available funds in accordance with written instructions that the Member Representative shall have delivered to Acquiror together with the Preliminary Statement; and

(ii) the Escrow Agent, an amount equal to the Escrow Amount by wire transfer of immediately available funds in accordance with instructions set forth in the Escrow Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, Acquiror will not be responsible for any allocation of the payments among Members, or among one or more third parties who, directly or indirectly, are or claim to be entitled to all or any portion thereof. Without limitation of the foregoing or Section 11.02, Acquiror will be fully protected: (i) in relying, and will be entitled to rely, upon all (A) payment instructions received by Acquiror or the Escrow Agent from the Member Representative and (B) all calculations and determinations by the Member Representative of any amounts payable to any Member as calculated and determined by reference to such Member’s Pro Rata Share of the Closing Payment; and (ii) in assuming, and will be entitled to assume, that all such payment instructions and any calculations and determinations set forth therein are fully authorized and binding upon the Members and the Member Representative.

(d) Without limitation of the first sentence of Section 2.02(c) or of Section 11.02, Acquiror will not be required to make any payment to any Member, in each case: (i) other than in accordance with the relevant payment instructions set forth in (if with respect to the Closing Payment) the Preliminary Statement or (other than with respect to the Closing Payment) to be received by Acquiror from the Member Representative; and (ii) unless such payment instructions set forth all such requisite calculations and determinations.

SECTION 2.03. Closing.

(a) As promptly as practicable following the date hereof, the Company and the Member Representative shall, and the Member Representative shall cause the Members to, perform all actions required or contemplated as necessary by the Companies Regulations (and all applicable procedures in SHAMS) to give legal effect to the transfer of the Company Membership Interests from the Members to Acquiror and to register Acquiror as the new holder of the Company Membership Interests at Closing.

(b) Without limiting the generality of paragraph (a) above, the Members shall prior to Closing cause the following to be delivered to Acquiror:

(i) the certificate called for by Section 8.02(d), duly executed by each of the Members;

(ii) an Assignment of Company Membership Interests in substantially the form attached hereto as Exhibit C, duly executed by each of the Members;

(iii) a certificate evidencing the good standing of the Company and each of the subsidiaries in their respective jurisdictions of organization as of a recent date;

(iv) certificates evidencing the qualification of the Company and each of the subsidiaries to do business as a foreign corporation or limited liability company as of a recent date in each jurisdiction outside of its jurisdiction of organization where it is qualified to do business;

(v) instruments evidencing the resignation of the managers, directors and officers of the Company and each of the subsidiaries requested by Acquiror prior to the consummation of the Closing;

(vi) the Escrow Agreement, duly executed by the Member Representative;

(vii) a General Release from each of the Members and each officer and director of the Company, duly executed by the applicable releasor; and

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(viii) all other certificates, documents and instruments that are reasonably requested by Acquiror.

(c) Without limiting the generality of paragraph (a) above, Acquiror shall prior to Closing cause the following to be delivered to the Members Representative:

(i) the certificate called for by Section 8.03(d), duly executed by Acquiror;

(ii) a certificate evidencing the good standing of Acquiror in its jurisdiction of organization as of a recent date;

(iii) the Escrow Agreement, duly executed by Acquiror; and

(iv) all other certificates, documents and instruments that are reasonably requested by Member Representative.

(d) As promptly as practicable, but in no event later than five (5) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), a closing (the “Closing”) shall be held at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(e) The Members shall at the Closing Date deliver to Acquiror a certificate issued by SMCA evidencing that the Company Membership Interests have been transferred by the Members to Acquiror in accordance with the procedures at SHAMS and/or confirmation that the Company has filed the change in membership interests in favor of the Acquiror and that the Acquiror is the registered holder of the Company Membership Interests pursuant to the Companies Regulations.

SECTION 2.04. Equity Consideration.

(a) Prior to the Closing, Acquiror (following consultation with the Member Representative) shall appoint the Continental Stock Transfer and Trust Company as exchange agent, or another exchange agent reasonably acceptable to the Company as exchange agent (the “Exchange Agent”), for payment, subject to the terms of this Agreement, of each Member’s Pro Rata Share of the Equity Consideration. On or prior to the Closing Date, Acquiror shall provide notice to the Exchange Agent instructing it as to the payment of the Equity Consideration in accordance with this Section 2.04(a) to each Member entitled to receive such consideration hereunder, including the delivery of copy (or relevant portion) of the final register of Members certified by an officer of the Company.

(b) Notwithstanding anything to the contrary contained herein, no fraction of a share of Acquiror Class A Common Stock will be issued by virtue of the Transactions, and each person who would otherwise be entitled to a fraction of a share of Acquiror Class A Common Stock (after aggregating all fractional shares of Acquiror Class A Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Acquiror Class A Common Stock issued to such person rounded to the nearest whole share of Acquiror Class A Common Stock, without payment in lieu of such fractional shares.

(c) Each of Acquiror, the Company and its agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Members such amounts as it is required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld or deducted by Acquiror, the Company or its agents, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Members (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made.

SECTION 2.05. Cash Consideration Adjustment.

(a) Not less than five (5) nor more than seven (7) Business Days prior to the Closing Date, the Member Representative shall deliver its written determination of Estimated Closing Debt and Estimated Closing Working Capital to Acquiror, setting forth in reasonable detail the calculations by the Member Representative thereof and the computations used in connection therewith (the “Preliminary Statement”). The amounts set forth in the

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Preliminary Statement shall be used in order to determine the Estimated Cash Consideration, it being understood and agreed that the Equity Consideration will be reduced by one (1) share for every $10 (ten dollar) increment by which the Estimated Cash Consideration is negative.

(b) Within forty-five (45) days after the Closing Date, Acquiror shall prepare and deliver to the Member Representative a written statement (the “Acquiror Statement”) setting forth in reasonable detail Acquiror’s good faith calculations of each of Closing Debt and Closing Working Capital and the computations used in connection therewith.

(c) During the thirty (30) day period following the receipt by Member Representative of the Acquiror Statement, the Member Representative and its Representatives shall be permitted to review during normal business hours and make copies reasonably required of (i) the working papers of Acquiror, and, if relevant, its independent accountants relating to the preparation of the Acquiror Statement and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Acquiror Statement. The Acquiror Statement shall become final and binding upon the parties on the thirtieth day following delivery thereof, except to the extent that the Member Representative delivers a written notice of dispute to Acquiror prior to such date (an “Acquiror Statement Dispute Notice”). If the Member Representative does not provide an Acquiror Statement Dispute Notice within such thirty (30) day period, Acquiror’s calculations of Closing Debt and Closing Working Capital set forth in the Acquiror Statement shall become Final Closing Debt and Final Closing Working Capital, respectively. Any Acquiror Statement Dispute Notice shall specify in reasonable detail the amount and the nature of any disagreement so asserted (any such disagreement to be limited to whether such calculations of Closing Debt and the Closing Working Capital are mathematically correct and/or have been prepared in accordance with this Section 2.05 and the definitions of Closing Debt and the Closing Working Capital, and the definition(s) included in such definitions). If an Acquiror Statement Dispute Notice complying with the preceding sentence is received by Acquiror in a timely manner, then the Acquiror Statement (as revised in accordance with clause (I) or (II) below) shall become final and binding upon the parties on the earlier of (I) the date Acquiror and the Member Representative resolve in writing any differences they have with respect to the matters specified in the Acquiror Statement Dispute Notice or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm.

(d) During the thirty (30) day period following the delivery of an Acquiror Statement Dispute Notice that complies with the preceding paragraph, Acquiror and the Member Representative shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Acquiror Statement Dispute Notice. During such period, Acquiror and its Representatives shall be permitted to review and make copies reasonably required of (i) the working papers of the Member Representative and, if relevant, the designated independent accountants (if any) of the Member Representative relating to the preparation of the Acquiror Statement Dispute Notice and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Acquiror Statement Dispute Notice. If, at the end of such thirty (30) day period, the differences as specified in the Acquiror Statement Dispute Notice are not resolved, then Acquiror and the Member Representative shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements and submit to the Accounting Firm for review and resolution of any and all matters which remain in dispute and which are properly included in the Acquiror Statement Dispute Notice. In resolving any disputed item, the Accounting Firm shall: (A) be bound by the provisions of this Section 2.05 and the definitions of Closing Debt and Closing Working Capital and the definition(s) included in such definitions; (B) limit its review to matters still in dispute as specifically set forth in the Acquiror Statement Dispute Notice (and only to the extent such matters are still in dispute following such thirty (30) day period); and (C) subject to the preceding clauses (A) and (B), further limit its review solely to any disputed matters set forth in the Acquiror Statement Dispute Notice. Acquiror and the Member Representative shall make available to the Accounting Firm all relevant working papers, supporting schedules, supporting analyses, other supporting documentation and other items reasonably requested by the Accounting Firm. The determination of any item that is a component of Closing Debt and Closing Working Capital and is the subject of a dispute cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any particular item in the Acquiror Statement or the Acquiror Statement Dispute Notice. The Member Representative and Acquiror shall use reasonable best efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such matters to the Accounting Firm. The determination rendered by the Accounting Firm shall be conclusive and binding on Acquiror and the Member Representative. Acquiror and the Member Representative agree

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that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the fees and expenses of the Accounting Firm in connection with the Accounting Firm’s determination of Closing Debt and Closing Working Capital pursuant to this Section 2.05(d) shall be borne, in its entirety, by the party (Acquiror, on the one hand, or the Member Representative, on the other hand) whose calculation of the Estimated Cash Consideration (as determined based on each party’s calculations of Closing Debt and Closing Working Capital) as initially submitted to the Accounting Firm is furthest away from the Final Cash Consideration (as determined based on the Accounting Firm’s determinations of Closing Debt and Closing Working Capital). The fees and expenses of the independent auditors (if any) of Acquiror incurred in connection with the issuance of the Acquiror Statement shall be borne by the Acquiror, and the fees and expenses of the independent auditors (if any) of the Member Representative incurred in connection with their review of the Acquiror Statement shall be borne by the Members.

(e) If the Final Cash Consideration is less than the Estimated Cash Consideration, the amount of such deficiency shall, within two (2) Business Days after the final determination of Closing Debt and Closing Working Capital, be paid to Acquiror out of the Escrow Amount by wire transfer of immediately available funds. If the Escrow Amount is insufficient to pay the amount of such deficiency, the Member Representative shall cause the Members to make payment to Acquiror by wire transfer of immediately available funds of their Pro Rata Share of the difference between the Escrow Amount and the amount that the Estimated Cash Consideration exceeds the Final Cash Consideration. If the Members fail to make payment to Acquiror of the applicable deficiency within seven (7) Business Days after the final determination of Closing Debt and Closing Working Capital, then the Acquiror shall cause the forfeiture and cancellation of that number of shares of New Acquiror Class A Common Stock held by each Member, which is equal to the quotient obtained by dividing each such Member’s Pro Rata Share of the applicable shortfall by $10 (ten dollars) and rounding up to the nearest whole share. In order to effectuate such forfeiture and cancellation, the Member Representative shall cause the prompt delivery of such shares by each Member to Acquiror in certificated or book entry form (at the election of Acquiror) for cancellation by Acquiror. If the Final Cash Consideration is greater than the Estimated Cash Consideration, then an amount (not to exceed the Escrow Amount) shall, within two (2) Business Days after the final determination of the Debt and Working Capital, be paid to the Members by Acquiror by wire transfer of immediately available funds in accordance with instructions that the Member Representative has delivered pursuant to Section 2.05(b) (or in accordance with such other instructions as the Member Representative shall deliver to Acquiror not less than three (3) Business Days prior to the date such payments are required to be made).

(f) Any payment required to be made under this Section 2.05(f) shall be deemed an adjustment to the Closing Payment.

SECTION 2.06. Treatment of Company Options.

(a) Each Company Option that is outstanding immediately prior to the Closing, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled in consideration for the right of the holder thereof to receive (i) the holder’s Pro Rata Share of the Closing Payment (in excess of 4.166% of the exercise price of such Company Option) by wire transfer of immediately available funds in accordance with written instructions that the Member Representative shall have provided to Acquiror together with the Preliminary Statement, and (ii) the holder’s Pro Rata Share of the Equity Consideration (with a fair market value in excess of 95.834% of the exercise price of such Company Option). On or prior to the Closing Date, Acquiror shall provide notice to the Exchange Agent instructing it as to the payment of the Equity Consideration in accordance with the foregoing to each holder of Company Options entitled to receive such consideration hereunder, including the delivery of copy (or relevant portion) of the final register of Company Option holders certified by an officer of the Company. Notwithstanding anything to the contrary contained herein, no fraction of a share of Acquiror Class A Common Stock will be issued by virtue of the Transactions, and each person who would otherwise be entitled to a fraction of a share of Acquiror Class A Common Stock (after aggregating all fractional shares of Acquiror Class A Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Acquiror Class A Common Stock issued to such person rounded to the nearest whole share of Acquiror Class A Common Stock, without payment in lieu of such fractional shares.

(b) No later than twenty (20) Business Days prior to the Closing Date, the Company shall (x) adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this Section 2.06, (y) take all actions necessary to ensure that, from and after the Closing Date, no Company Options

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shall be outstanding under the Company Stock Plan and the Company Stock Plan is terminated as of the Closing Date and (z) have ensured that each holder of Company Options shall have executed an Employee Option-holder Lock-up, Unvested Stock & Protective Covenant Agreement in the form attached as Exhibit D.

(c) Each of Acquiror, the Company and its agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the holders of Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld or deducted by Acquiror, the Company or its agents, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Company Options (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Members in connection with this Agreement (the “Company Disclosure Schedule”) (which disclosure in the Company Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article III that corresponds to the section or subsection of the Company Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article III to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), the Members hereby represent and warrant to Acquiror as follows:

SECTION 3.01. Organization and Qualification; Subsidiaries.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the United Arab Emirates and has the requisite limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign company or other organization to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary (except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect) and is in good standing in each such jurisdiction.

(b) The Company does not own or control, directly or indirectly, any interest or other equity security in any corporation, partnership, limited liability company, association or other business entity, other than the interests in the subsidiaries of the Company set forth on Section 3.01(b)(i) of the Company Disclosure Schedule. Each of the Company’s subsidiaries has been duly incorporated, formed or organized, as applicable, and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable, and has the requisite corporate, limited liability company or other applicable business entity, as applicable, power and authority to own and operate its properties and assets and to carry own its business as presently conducted. Each of the Company’s subsidiaries is duly qualified or licensed as a foreign corporation or other organization to do to do business do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary (except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect) and is in good standing in each such jurisdiction. Except as set forth on Section 3.01(b)(ii) of the Company Disclosure Schedule, the Company directly or indirectly owns (beneficially and of record) good and valid title to all of the issued and outstanding interests or other equity securities of its subsidiaries, free and clear of all Liens other than restrictions on transfer set forth in such subsidiaries’ governing documents or those arising under applicable federal and state securities Laws. All equity securities of the Company’s subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

SECTION 3.02. Certificate of Organization and Operating Agreement. The Company has prior to the date of this Agreement made available to Acquiror true, complete and correct copies of its certificate of organization and operating agreement, and substantially equivalent organizational documents for each of its subsidiaries, in each

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case, as amended to as of the date of this Agreement. Such certificate of organization and operating agreement are in full force and effect. The Company is not in violation of any of the provisions of its certificate of organization or operating agreement.

SECTION 3.03. Capitalization.

(a) Section 3.03(a) of the Company Disclosure Schedule sets forth a table of the equity securities and other interests of the Company and its subsidiaries and also sets forth the identity of the record and beneficial owners of such equity securities and other interests, as well as the type, number, and percentage of such interests owned by each such owner. The Company Membership Interests constitute 100% of the equity securities and other interests of the Company. Immediately following the Closing, Acquiror shall own all of the Company Membership Interests and any other equity securities and other interests of the Company, free and clear of all Liens.

(b) Section 3.03(b)(i) of the Company Disclosure Schedule lists as of the date of this Agreement each outstanding Company Option, including grant date, number of equity interests subject to the Company Option and exercise price. Except as set forth on Section 3.03(b)(i) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants or other equity appreciation, phantom equity, profit participation or similar rights or securities (including Debt securities) convertible into or exchangeable or exercisable for equity securities or other interests in the Company or its subsidiaries, or any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional equity interests, the sale of treasury interests or other equity interests, or for the repurchase or redemption of equity securities or other interests of the Company or its subsidiaries. Except as set forth on Section 3.03(b)(ii) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company or any of its subsidiaries. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of the Company or its subsidiaries that is not reflected in the outstanding equity numbers contained in this Section 3.03(b).

(c) There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any equity securities or other interests of the Company or its subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person

(d) The Members collectively own directly and beneficially and of record, all of the equity securities and other interests of the Company (which are represented by the Company Membership Interests). The Company owns beneficially and of record, all of the equity securities and other interests of its subsidiaries. Except for the Company Membership Interests held by the Company’s Members, and the equity securities or other interests of the Company’s subsidiaries that are owned by the Company, no other equity or voting interest of the Company or its subsidiaries, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company or its subsidiaries, is authorized or issued and outstanding.

(e) All outstanding Company Membership Interests, and all outstanding equity securities and other interests in the Company’s subsidiaries, have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company or its subsidiaries is a party.

SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Member Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary limited liability company action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been, and the other Transaction Documents to which the Company is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and

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binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board Approval and Company Member Approval are sufficient to approve this Agreement, the Lock-Up Agreements, any other Ancillary Agreements and the other Transactions. To the knowledge of the Company, no state takeover statute other than Section 18-209 is applicable to the Transactions.

SECTION 3.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will at the Closing be a party does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 3.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of organization or bylaws of the Company or any of its subsidiaries, (ii) conflict with or violate any U.S. or non-U.S. statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any of its subsidiaries, or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or its subsidiaries pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications that would not have a Company Material Adverse Effect.

SECTION 3.06. Permits; Compliance. The Company and each of its subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company or its subsidiaries, as applicable, to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not, individually or in the aggregate, be material to the Company. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its subsidiaries is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any subsidiary, as applicable, or by which any property or asset of the Company or any subsidiary, as applicable, is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.

SECTION 3.07. Financial Statements.

(a) The Company has prior to the date of this Agreement made available to Acquiror true, complete and correct copies of the audited consolidated balance sheets of the Company and its subsidiaries as of December 31, 2020 and December 31, 2021, and the related audited consolidated statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its subsidiaries for each of the years then ended (collectively, the “Audited Financial Statements”), which are attached as Section 3.07(a) of the Company Disclosure Schedule, and which contain an unqualified report thereon of the auditors of the Company and its subsidiaries. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and its subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

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(b) The Company has prior to the date of this Agreement made available to Acquiror a true, complete and correct copy of the unaudited consolidated balance sheet of the Company and its subsidiaries as of June 30, 2022 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of operations and comprehensive loss and cash flows of the Company and its subsidiaries for the six-month period then ended, which are attached as Section 3.07(b) of the Company Disclosure Schedule. Such unaudited financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments, none of which are individually or in the aggregate material) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material) and the absence of notes.

(c) Except as and to the extent set forth on the Audited Financial Statements and the Latest Balance Sheet, neither the Company nor any of its subsidiaries has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such Latest Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any of its subsidiaries is a party or (iii) liabilities and obligations that would not, individually or in the aggregate, be material to the Company.

(d) Since December 31, 2021 (i) neither the Company or any of its subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any of its subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or its internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any of its subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company or any of its subsidiaries or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company or any of its subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts payable of the Company and its subsidiaries reflected on the Latest Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the Latest Balance Sheet, neither the Company nor any of its subsidiaries has altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 3.08. Absence of Certain Changes or Events. Since the date of the Latest Balance Sheet and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and its subsidiaries have conducted their business in all material respects in the ordinary course and in a manner consistent with past practice, (b) neither the Company nor any of its subsidiaries has sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including ownership in Intellectual Property Rights and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) neither the Company nor any of its subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

SECTION 3.09. Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any property or asset of the Company or any of its subsidiaries, before any Governmental Authority. Neither the Company or any of its subsidiaries, nor any material

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property or asset of the Company or any of its subsidiaries, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 3.10. RESERVED.

SECTION 3.11. Labor and Employment Matters.

(a) Schedule 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all employees of the Company and each of its subsidiaries as of the date of this Agreement, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) employing entity; (iii) location; (iv) title or position (including whether full or part time); (v) hire date; (vi) current annual base compensation rate; and (vii) commission, bonus or other incentive based compensation. Except as set forth on Schedule 3.11(a) of the Company Disclosure Schedule, as of the date of this Agreement, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full in the consolidated financial statements of the Company and its subsidiaries).

(b) Schedule 3.11(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, complete and correct list of all individuals who perform services for the Company or any of its subsidiaries as (i) an independent contractor, (ii) a leased employee, or (iii) an unpaid intern, including for each such individual, his or her name, contracting entity, location, the services he or she performs, his or her rate of compensation and any bonus entitlement.

(c) Sahni is the only employee of the Company and there is no other employee in the Company. The employment of Sahni is in accordance with the employment regulations applicable in SHAMS.

(d) The Company has, in relation to its employee and former officers, employees and workers (i) materially complied with its statutory and contractual obligations (ii) maintained complete, adequate, up to date and accurate records, and (iii) conducted adequate immigration checks.

(e) All employees of the Company have the legal right to work in the United Arab Emirates.

(f) The employment of each employee of the Company is terminable at the will of the Company or applicable subsidiary and upon termination of the employment of any such employees, no severance or other payments will become due. Each former employee whose employment was terminated by the Company or applicable subsidiary has entered into an agreement with the Company or applicable subsidiary providing for the full release of any claims against the Company or applicable subsidiary or any related party arising out of such employment. The employment of employees of the subsidiary in India, if terminated with prior notice as per notice provisions, is terminable without any severance benefits (for the avoidance of doubt, save and except applicable statutory dues that become payable on any determination of employment by either party such as gratuity) becoming due.

(g) To the knowledge of the Company, no officer or executive of the Company or any of its subsidiaries intends to terminate employment with the Company or any of its subsidiaries or is otherwise likely to become unavailable to continue as an officer or executive of the Company or any of its subsidiaries, nor does the Company or any of its subsidiaries have a present intention to terminate the employment of any of the foregoing.

(h) (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries by any of its or their current or former employees, which Actions would be material to the Company or applicable subsidiary; (ii) neither the Company nor any Company subsidiary is, and neither the Company nor its subsidiaries have been since December 31, 2018, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any of its subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any of its subsidiaries before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its subsidiaries.

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(i) Each of the Company and its subsidiaries is and has been in compliance in all respects with all applicable Laws and applicable COVID-19 Measures relating to the employment of labor, including those relating to wages, hours, immigration, discrimination, labor relations, layoffs or plant closings, furloughs, collective bargaining, proper classification of all persons who performed services on behalf of the Company or any of its subsidiaries for all purposes (including for Tax purposes, for purposes of determining eligibility to participate in any plan and for purposes of the Fair Labor Standards Act), the maintenance and handling of personnel records, occupational health and safety, sick time and leave, disability, privacy and the payment and withholding of Taxes, and have withheld and paid to the appropriate Governmental Authority, or are holding for payment not yet due to such authority, all amounts required by Law or agreement to be withheld from the wages or salaries of the employees of the Company or any of its subsidiaries. All of the individual persons who have performed services for or on behalf of the Company or any of its subsidiaries are and have been authorized to work for the Company or applicable subsidiary in accordance with all applicable Laws.

(j) Neither the Company nor any of its subsidiaries has ever effectuated a “mass layoff” or “plant closing” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or comparable group layoff or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Company or any of its subsidiaries. No employee of the Company or any of its subsidiaries has suffered an “employment loss” (as defined in the WARN Act) during the ninety (90) day period ending on the date of this Agreement.

(k) Except as has been mandated by Governmental Authority, as of the date of this Agreement, neither the Company nor any of its subsidiaries has had, any direct workforce changes due to COVID-19 or applicable COVID-19 Measures, including any actual terminations, layoffs, furloughs, shutdowns (whether voluntary or by order of a Governmental Authority), or any changes to benefit or compensation programs, nor are any such changes currently contemplated.

(l) With respect to the subsidiary of the Company in India, all requisite registrations and permissions have been taken, all contributions have been duly deposited, all requisite returns and filings have been made and are being made in a timely manner and all registers are being maintained with respect to all applicable Indian laws including but not limited to Payment of Gratuity Act 1972; Employees Compensation Act, 1923; Employees State Insurance Act, 1948; Contract Labour (Regulation and Abolition) Act, 1970; Employees Provident Fund and Miscellaneous Provisions Act, 1952; Equal Remuneration Act, 1976; Payment of Wages Act, 1936, Payment of Bonus Act, 1965; Maternity Benefit Act, 1961; Sexual Harassment of Women at Workplace (Prevention, Prohibition and Redressal) Act, 2013; Minimum Wages Act, 1948; and Industrial Disputes Act, 1947 etc.

SECTION 3.12. Real Property; Title to Assets.

(a) Neither the Company nor any of its subsidiaries owns any real property.

(b) Section 3.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property, and sets forth a list as of the date of this Agreement of each lease, sublease, and license pursuant to which the Company or any of its subsidiaries leases, subleases or licenses and real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, complete and correct copies of all Lease Documents in effect as of the date of this Agreement have prior to the date of this Agreement been made available to Acquiror. (i) There are no leases, subleases, concessions or other contracts granting to any person other than the Company or its subsidiaries, as applicable, the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any of its subsidiaries or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company. Neither the Company nor any of its subsidiaries has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any of its subsidiaries to use any of their respective Leased Real Property by such party for the purposes for which

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it is currently being used, except as would not, individually or in the aggregate, be material to the Company. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, except as would not, individually or in the aggregate, be material to the Company.

(d) The Company or applicable subsidiary of the Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company.

SECTION 3.13. Intellectual Property Rights.

(a) Section 3.13(a) of the Company Disclosure Schedule contains a true, complete and correct list of all of the following that are owned or purported to be owned by the Company or any of its subsidiaries: (i) registered Intellectual Property Rights and applications for registrations of other Intellectual Property Rights (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), and (ii) any Software or Business Systems, owned or purported to be owned by the Company that is material to the business of, the Company as currently conducted that would have a replacement cost of more than $50,000. To the knowledge of the Company, the Company IP constitutes all material Intellectual Property Rights used in the operation of the business of the Company and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date of this Agreement.

(b) The Company or applicable subsidiary of the Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP, or, to the Company’s knowledge, any of the Company-Licensed IP, is threatened, or pending.

(c) The Company or applicable subsidiary of the Company has taken and takes reasonable actions to maintain, protect and enforce Intellectual Property Rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any applicable subsidiary of the Company has disclosed any trade secrets or other Confidential Information that is material to the business of the Company or applicable subsidiary of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or intentionally in the conduct of the Company’s or any of its subsidiaries’ businesses in the ordinary course including the marketing, sale, distribution and maintenance of Products. The trade secrets of the Company and its subsidiaries are kept in a restricted repository which only the Chief Executive Officer and Chief Legal Officer can access. Additionally, trade secrets are sent to outside counsel for recordation.

(d) (i) There have been no claims properly filed and served, or threatened in writing (including email) to be filed, against the Company or its subsidiaries in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property Rights of other persons (including any material demands or offers to license any Intellectual Property Rights from any other person); (ii) to the Company’s knowledge, the operation of its business of the Company and its subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property Rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of its subsidiaries has received any formal written opinions of counsel regarding any of the foregoing (i), (ii), or (iii).

(e) All persons, including all current officers, management employees, and technical and professional employees of the Company and its subsidiaries, who have contributed, developed or conceived any Company IP have executed valid, written agreements with the Company or applicable subsidiary, substantially in the form made available to Acquiror prior to the date of this Agreement, and pursuant to which such persons agreed to assign to the Company or applicable subsidiary, all of their entire right, title, and interest, including Intellectual Property Rights, in and to any Technology created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or applicable subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property Rights, except as required by applicable Law.

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(f) The Company and its subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any license requiring the Company or any of its subsidiaries to disclose or distribute the source code to any Business Systems or Product components, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(g) The Company and its subsidiaries own, lease, license, or otherwise have the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company and its subsidiaries as currently conducted by the Company and its subsidiaries. The Company and its subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since December 31, 2018, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and its subsidiaries have purchased a sufficient number of seat licenses for their Business Systems.

(h) The Company and its subsidiaries comply and previously have complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of the Company and its subsidiaries concerning the collection, dissemination, storage, processing or use of Personal Information or other Business Data, (iii) industry standards applicable to the Company or its subsidiaries are bound, and (iv) all contractual commitments that the Company or its subsidiaries have entered into or are otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and its subsidiaries maintain appropriate data security safeguards designed to protect the security and integrity of their Business Systems and any Business Data, including implementing industry standard procedures preventing unauthorized access or the introduction of Disabling Devices. To the knowledge of the Company there are no Disabling Devices in any of the Business Systems or Product components. Since December 31, 2018, neither the Company nor any of its subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, processing, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(i) The Company or its subsidiaries, as applicable (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company or its applicable subsidiaries, as applicable, receive and use such Business Data prior to the Closing Date. Neither the Company nor its subsidiaries are subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit Acquiror from receiving or using Personal Information or other Business Data, in the manner in which the Company and its subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements. No employee, officer, director, or agent of Acquiror has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations of businesses such as those of the Company and its subsidiaries.

(j) All current officers, management employees, and technical and professional employees of the Company and its subsidiaries are under written obligation to the Company and its subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment.

SECTION 3.14. Taxes.

(a) Each of the Company and its subsidiaries is, and has been since its formation, treated as a C corporation for U.S. federal income tax purposes. Neither the Company nor any of its subsidiaries has made an election to be treated as a partnership or disregarded entity for U.S. federal income tax purposes.

(b) Each of the Company and its subsidiaries: (i) has duly and timely (within the due dates or permitted timelines under applicable law) filed (taking into account any extension of time within which to file) all income and material other Tax Returns required to be filed by it as of the date of this Agreement and all such Tax Returns are
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true, correct and complete in all material respects; (ii) has timely paid all Taxes that are shown as due on such Tax Returns and any other material Taxes that the Company or its subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 3.14(b) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them on or before the Closing, or on account of failure, misstatement, understatement, or willful intent to evade Taxes; (iii) with respect to all such Tax Returns filed by or with respect to them, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, dispute, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(c) Neither the Company nor any of its members or subsidiaries is party to, is bound by or has any obligations under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes) and neither the Company nor any of its subsidiaries has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(d) The Company and its subsidiaries, as applicable, have withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in any jurisdiction or territory.

(e) The Company and its subsidiaries have not been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return.

(f) Neither the Company nor any of its subsidiaries has any liability for the Taxes of any person as a member of an affiliated group filing a consolidated, combined or unitary income Tax Return, as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to Taxes), or otherwise.

(g) Neither the Company nor any of its subsidiaries has made a request for a ruling in respect of Taxes pending between itself and any Tax authority.

(h) The Company and its subsidiaries have prior to the date of this Agreement made available to Acquiror true, complete and correct copies of the Indian income Tax Returns actually filed by the Company and its subsidiaries, as applicable, for tax years 2018, 2019, 2020 and 2021.

(i) No taxing authority (including the United Arab Emirates Federal Tax Authority (“FTA”)) has asserted in writing or, to the knowledge of the Company, has threatened to assert against the Company or any of its subsidiaries any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(j) There are no Tax Liens in any jurisdiction or territory upon any assets of the Company or any of its subsidiaries, except for Permitted Liens.

(k) Neither the Company nor any of its subsidiaries has received written notice from a non-U.S. Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business or a business connection in a country other than the country in which it is organized.

(l) The Company (i) is a taxable person for the purposes of the United Arab Emirates Value Added Tax (“VAT”), (ii) has been registered for VAT since its incorporation; (iii) maintains, and has at all times maintained, complete, correct and up- to-date records for the purposes of the United Arab Emirates Federal Decree No. 8 of 2017 and any and all regulations thereunder (“VAT Law”); (iv) has complied with all its VAT obligations, including the timely submission of VAT returns and timely payment of all VAT due in accordance with the VAT Law, and all Laws concerning VAT, including the timely filing of accurate VAT returns and timely payment of all VAT due and the proper maintenance and preservation of records, and has not been given any penalty, notice or warning regarding the same; and (v) is not, and has not applied for treatment as, a member of a VAT group and has not been so treated, and no act or transaction has been effected in consequence of which the Company is or may be held liable for any VAT arising from supplies made by any other persons.

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(m) No taxing authority in the United Arab Emirates has operated or agreed to operate any arrangement that is not based on a strict application of the relevant legislation or published practice in relation to the Tax affairs of the business of the Company. The Company has complied with the United Arab Emirates Federal Cabinet Decision No. 58 of 2020 on the Regulation of Procedures Related to Beneficial Owner Procedures issued on 24 August 2020 (“UBO Regulations”) and the United Arab Emirates Cabinet of Ministers Resolution No. (57) of 2020, and Ministerial Decision No. (100) of 2020 in respect of Economic Substance Regulations (“ESR Regulations”), including the timely filing of accurate Tax Returns and the proper maintenance and preservation of records, and the Company has not been given any penalty, notice or warning regarding the same.

(n) Each of the Company and its subsidiaries have obtained the relevant Tax residency certificate or any other similar requirements/certifications or evidences, as mandated under any of the domestic Tax laws of the respective jurisdiction or territory, for tax years 2018, 2019, 2020 and 2021, relevant to claim the benefits under the UAE-India double tax avoidance agreements/treaties.

(o) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all income, profits, gains, deemed incomes, capital receipts, equalization levy, franchise, gross receipts, escheat, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, unclaimed property, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

SECTION 3.15. Environmental Matters. (a) Neither the Company nor any of its subsidiaries has materially violated since December 31, 2018 and is not in material violation of applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly leased or operated by the Company or any of its subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by the Company or any of its subsidiaries pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, neither the Company nor any of its subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company and its subsidiaries have all material permits, licenses and other authorizations required of each of the Company and its subsidiaries under applicable Environmental Law (“Environmental Permits”); and (e) each of the Company and its subsidiaries is in all material respects in compliance with its Environmental Permits.

SECTION 3.16. Material Contracts.

(a) Section 3.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which any of the Company or any of its subsidiaries is a party (such contracts and agreements as are required to be set forth Section 3.16(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) all contracts and agreements involving obligations of, or payments to, the Company or its subsidiaries in excess of $50,000 (other than obligations of, or payments to, the Company or its subsidiaries arising from purchase or sale agreements entered into in the ordinary course of business);

(ii) all contracts and agreements that involve the license of any Intellectual Property Rights to or from the Company or its subsidiaries (but excluding any (A) nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s or its subsidiaries’ standard form customer agreements as have been provided to Acquiror on or prior to the date of this Agreement; (B) licenses granted to service providers who access Company-Owned IP on behalf of the Company or its subsidiaries as part of their provision of services; (C) nondisclosure agreements entered into in the ordinary course of business; and (D) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $50,000);

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(iii) all contracts and agreements that (A) involve the granting of rights to manufacture, produce, assemble, license, market or sell Products or pursuant to which the Company or any of its subsidiaries has granted or received any exclusive rights or (B) affect the Company’s or any of its subsidiaries’ exclusive right to develop, manufacture, assemble, distribute, market or sell its products or that otherwise limit, or purport to limit, the ability of the Company or any of its subsidiaries to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(iv) all contracts and agreements involving indemnification by the Company or any of its subsidiaries with respect to infringement of Intellectual Property Rights;

(v) all contracts and agreements involving the disposition of a material portion of the assets of the Company or any of its subsidiaries or the acquisition of the business or securities or ownership interests of another person;

(vi) all contracts and agreements involving material uncapped indemnity obligations of the Company or any of its subsidiaries;

(vii) all partnership, joint venture or similar agreements;

(viii) all contracts and agreements with any Governmental Authority to which the Company or any of its subsidiaries is a party, other than any Company Permits;

(ix) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any of its subsidiaries that relate to the Company, its subsidiaries or their respective businesses;

(x) all leases or master leases of personal property reasonably likely to result in annual payments by or to the Company or any of its subsidiaries of $50,000 or more in a 12 (twelve) month period;

(xi) all contracts involving indebtedness for borrowed money (excluding intercompany loans) or letters of credit where amounts drawn are in excess of $50,000;

(xii) all contracts with any of the ten (10) largest suppliers or with any of the ten (10) largest customers, in each case of the Company and its subsidiaries;

(xiii) all contracts with a Governmental Authority;

(xiv) all contracts with universities, colleges, other educational institution or research centers or other third parties that participate in joint development with the Company or any of its subsidiaries;

(xv) all contracts with an affiliate or other related or interested party;

(xvi) all privacy policies; and

(xvii) any collective bargaining agreements, or any other agreement, with any labor union.

(b) (i) Each Contract to which any of the Company or its subsidiaries is a party or by which its assets are bound is a legal, valid and binding obligation of the Company or the applicable subsidiary and, to the knowledge of the Company, the other parties thereto, and neither the Company or any applicable subsidiary is in any material respect in breach or violation of, or in any material respect in default under, any Material Contract nor has any Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in any material respect in breach or violation of, or in any material respect in default under, any Contract; and (iii) neither the Company nor any applicable subsidiary has received any written, or to the knowledge of the Company, oral claim of default under any such Contract. The Company has prior to the date of this Agreement furnished or made available to Acquiror true, complete and correct copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature.

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SECTION 3.17. Insurance.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which each of the Company its subsidiaries is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not, individually or in the aggregate, be material to the Company: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any applicable subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 3.18. Approvals.

(a) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the Members, (b) approved and adopted this Agreement and declared its advisability, (c) approved the Transactions, (d) recommended the approval and adoption of this Agreement and the Transactions by the Members and (e) directed that, unless this Agreement has been terminated in accordance with Section 10.01, this Agreement and the Transactions be submitted for consideration by the Members (the “Company Board Approval”).

(b) The Members by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, have duly and irrevocably (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the Members, (b) approved and adopted this Agreement and declared its advisability, and (c) approved the Transactions (the “Company Member Approval”). The Company Member Approval is the only approval or vote of the Members necessary to adopt this Agreement and approve the Transactions. No additional approval or vote from any holder of any class or series of capital stock of the Company is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.19. Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any of its subsidiaries has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any of its subsidiaries furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, or proposes to the Company or any of its subsidiaries to purchase from or sell or furnish to, the Company or any of its subsidiaries, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 3.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any of its subsidiaries, other than in the case of this clause (d) customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.19. Neither the Company nor any of its subsidiaries has, since December 31, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any of its subsidiaries, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 3.20. Exchange Act. Neither the Company nor any of its subsidiaries is currently (and has not previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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SECTION 3.21. Brokers. Except as set forth in Section 3.21 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has incurred, and neither the Company nor any of its subsidiaries will incur, directly or indirectly, as a result of any action taken by the Company or any of its subsidiaries, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the Transactions.

SECTION 3.22. Books and Records. The minute books of the Company and its subsidiaries contain complete and accurate records of all meetings and other organizational actions of each of the Members and the Company Board (or similar governing bodies or persons of each of the Company’s subsidiaries) and their respective predecessors, and all committees, if any, appointed by the Company Board (or similar governing bodies or persons of each of the Company’s subsidiaries) and their respective predecessors, as applicable. The ledger of Company Membership Interests and the equity ledgers of each of the Company’s subsidiaries are complete and reflect all issuances, transfers, repurchases and cancellations of Company Membership Interests and equity interests of applicable Company subsidiaries, respectively.

SECTION 3.23. Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries, or their respective affiliates, nor any of its or their respective directors, officers, employees or, to the Company’s knowledge, agents, have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist the Company or any of its subsidiaries, or any of their respective affiliates to obtain or retain business for, or direct business to the Company or to any of its subsidiaries, or to any of their respective affiliates, as applicable. Neither the Company nor any of its subsidiaries, nor any of their respective directors, officers, employees or agents, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or anything of value or received or retained any such funds, in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving the Company or any of its subsidiaries with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. The Company and each of its subsidiaries has maintained systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable Anti-Bribery Laws.

SECTION 3.24. Anti-Money Laundering. The operations of the Company and each of its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to the Company or its subsidiaries, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to the Company or its subsidiaries, and, no Action by or before any Governmental Authority involving the Company or any of its subsidiaries with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

SECTION 3.25. Sanctions. Neither the Company nor its affiliates, directors, officers, employees or, to the knowledge of the Company, agents, is a person that is, or is owned or controlled by, a person that is (a) the subject of any Sanctions nor (b) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (including occupied regions of Ukraine, Russia, Belarus, Cuba, Iran, North Korea, and Syria). For the past five (5) years, neither the Company nor any of its subsidiaries has engaged in, nor is either the Company or any of its subsidiaries now engaged in, any dealings or transactions with any person or government that at the time of such dealing or transaction is or was the subject to Sanctions, or in any country or territory that at the time of such dealing of transaction is or was the subject of comprehensive Sanctions.

SECTION 3.26. Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Section 3.26 (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with

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respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Acquiror, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Acquiror, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its subsidiaries (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Acquiror, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING THE MEMBERS

Each of the Members hereby represents and warrants as follows:

SECTION 4.01. Authority.

(a) If such Member is not an individual, such Member is duly incorporated, organized and registered, validly existing, and in good standing under the Laws of the jurisdiction of its organization. Copies of such Member’s organizational documents, each as presently in full force and effect, have been made available to Acquiror.

(b) Such Member has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by such Member, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Member of this Agreement and the other Transaction Documents to which it is or will be a party, the performance by such Member of its obligations hereunder and thereunder and the consummation by such Member of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Member, and no other proceedings on the part of such Member, are required to authorize this Agreement and the other Transaction Documents to which such Member is or will be a party or for such Member to consummate the Transactions.

(c) This Agreement has been, and the other Transaction Documents to be executed and delivered by such Member at the Closing will, at the Closing, have been, duly and validly executed and delivered by such Member and, assuming the due and valid authorization, execution and delivery by Acquirer (in the case of this Agreement) or by the other parties thereto (in the case of the other Transaction Documents), constitutes (or, in the case of each such other Transaction Document, will constitute at the Closing) a legal, valid and binding obligation of such Member, enforceable against such Member in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability from time to time in effect relating to the rights and remedies of creditors and general principles of equity.

SECTION 4.02. Non-Contravention. The execution and delivery by such Member of this Agreement and the other Transaction Documents to which such Member is or will be a party, the performance by such Member of its obligations hereunder and thereunder and the consummation by such Member of the transactions contemplated hereby and thereby do not and shall not: (a) require any notice or filing with, or any permit or other authorization of, or any exemption by, any Governmental Authority; (b) with such exceptions as, individually and in the aggregate, do not have, and are not reasonably likely to have, a Company Material Adverse Effect, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, give rise to any right to accelerate, terminate, modify or cancel, or require any notice, consent, authorization, approval or waiver under, any permit or other Contract to which such Member is a party or by which such Member is bound or to which any of the assets or properties of such Member is subject; (c) violate or breach the terms of, or cause any default under, any Law applicable to such Member; (d) if such Member is not an individual, conflict with or violate any provision of the organizational documents of such Member, or (e) with the passage of time, the giving of notice or the taking of any action by another person, have any of the effects described in clauses (a) through (d) of this Section 4.02.

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SECTION 4.03. Ownership of the Company Membership Interests; Title. Such Member is the record and beneficial owner of the Company Membership Interests and has, and will at the Closing transfer to Acquirer, good, valid and marketable title to the Company Membership Interests, free and clear of any and all Liens.

SECTION 4.04. Suitability. Such Member (a) has never been convicted of, pleaded no contest to or has ever been indicted for, any felony or any crime (excluding, in each case, those that are misdemeanor motor vehicle related) involving fraud, misrepresentation, bribery or moral turpitude, (b) is not subject to any order barring, suspending or otherwise limiting the right of such person to engage in any activity or (c) has never been denied any permit affecting the ability of such person to conduct any activity currently conducted by such person for the Company or any of the subsidiaries, nor, to the best knowledge of such Member, is there any basis upon which such permit may be denied.

SECTION 4.05. U.S. Securities Representations. Such Member is not a “U.S. Person” as defined in Rule 902 of Regulation S of the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Equity Consideration being acquired by such Member is being acquired by the Member for its own account, and not for the account of any other person, and not with a view to, or for sale in connection with, any distribution or resale in violation of any provision of the Securities Act, or any applicable securities laws of any other jurisdiction. The Equity Consideration is being acquired by the Member in an “offshore transaction” (as defined in Rule 902 of Regulation S). The Member has not been offered the Equity Consideration by any means of general solicitation or general advertising. The Member has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Equity Consideration and the Acquiror, and of making an informed investment decision. The Member is able to bear the economic risk, including the complete loss, of an investment in the Acquiror for an indefinite period of time.

SECTION 4.06. Tax. The Members have complied, in all material respects with all applicable Laws concerning VAT in relation to the Company and its business, including the timely filing of accurate VAT returns and timely payment of all VAT due and the proper maintenance and preservation of records, and none of the Members has been given any penalty, notice or warning regarding the same. The Members have complied with the UBO Regulations and the ESR Regulations, including the timely filing of accurate Tax Returns and the proper maintenance and preservation of records, and none of the Members has been given any penalty, notice or warning regarding the same. The Members have not been involved in any dispute with FTA, or is the subject of any enquiry by FTA, which may affect the business of the Company.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in the Acquiror SEC Reports publicly available prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Acquiror SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such an Acquiror SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to this Agreement)) and except as set forth in Acquiror’s disclosure schedule delivered by Acquiror in connection with this Agreement (the “Acquiror Disclosure Schedule”) (which disclosure in the Acquiror Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article V that corresponds to the section or subsection of the Acquiror Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article V to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), Acquiror hereby represents and warrants to the Company as follows:

SECTION 5.01. Corporate Organization.

(a) Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Acquiror has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have an Acquiror Material Adverse Effect.

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(b) Acquiror does not own or control, directly or indirectly, any interest or other equity security, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, association or other business entity, other than the interests in the subsidiaries of the Acquiror set forth on Section 6.01(b)(i) of the Acquiror Disclosure Schedule, which sets forth subsidiaries as of the date hereof, and Section 6.01(b)(ii) of the Acquiror Disclosure Schedule, which sets forth subsidiaries of the Acquiror as of the Closing. Each of the Acquiror’s subsidiaries has been duly incorporated, formed or organized, as applicable, and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable, and has the requisite corporate, limited liability company or other applicable business entity, as applicable, power and authority to own. lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have an Acquiror Material Adverse Effect.

SECTION 5.02. Organizational Documents. Acquiror has heretofore furnished to the Company true, complete and correct copies of the Acquiror Organizational Documents. The Acquiror Organizational Documents are in full force and effect. Acquiror is not in violation of any of the provisions of the Acquiror Organizational Documents.

SECTION 5.03. Capitalization.

(a) The authorized capital stock of Acquiror consists of two hundred million (200,000,000) shares of Acquiror Class A Common Stock, twenty million (20,000,000) shares of Acquiror Class B Common Stock, and 1,000,000 shares of Acquiror’s preferred stock, par value $0.0001 per share (“Acquiror Preferred Stock”). As of the date of this Agreement, (i) eleven million, five hundred fifty seven thousand, five hundred (11,557,500) shares of Acquiror Class A Common Stock are issued and outstanding, (ii) two million, eight hundred and seventy-five thousand (2,875,000) shares of Acquiror Class B Common Stock are issued and outstanding, (iii) no shares of Acquiror Preferred Stock are issued and outstanding, (iv) no shares of Acquiror Common Stock or Acquiror Preferred Stock are held in treasury, (v) nine million, six hundred fifty thousand, two hundred fifty (9,650,250) Acquiror Warrants are outstanding, (vi) nine million, six hundred fifty thousand, two hundred fifty (9,650,250) shares of Acquiror Class A Common Stock are reserved for issuance on exercise of the Acquiror Warrants, (vii) eleven million, five hundred thousand (11,500,000) Acquiror Rights are outstanding, and (viii) one million, one hundred fifty thousand (1,150,000) shares of Acquiror Class A Common Stock are reserved for issuance on exercise of the Acquiror Rights. Each Acquiror Warrant is exercisable for one share of Acquiror Class A Common Stock at an exercise price of $11.50. Each Acquiror Right entitles the holder to receive one-tenth (1/10) of one share of Acquiror Class A Common Stock upon the consummation of an initial business combination.

(b) All outstanding Acquiror Units, shares of Acquiror Common Stock, Acquiror Warrants and Acquiror Rights have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Acquiror Organizational Documents.

(c) The Equity Consideration being delivered by Acquiror hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Acquiror Organizational Documents. The Equity Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(d) Except for securities issued by Acquiror as permitted by this Agreement, securities issued as permitted by the Rana Agreement, the Acquiror Warrants and the Acquiror Rights, Acquiror has not issued any options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other equity interests in, Acquiror. All shares of Acquiror Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Acquiror nor any subsidiary of Acquiror is a party to, or otherwise bound by, and neither Acquiror nor any subsidiary of Acquiror has granted, any equity appreciation rights, participations, phantom equity or similar rights. Acquiror is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Acquiror Common Stock or any of the equity interests or

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other securities of Acquiror or any of its subsidiaries. There are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock. There are no outstanding contractual obligations of Acquiror to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(e) As a result of the amendment to the Acquiror Certificate of Incorporation, following the consummation of the Rana Agreement, Acquiror shall have a single class structure with each share of Acquiror Common Stock converted into one (1) share of Class A common stock, par value $0.0001 per share, having voting rights of one (1) vote per share (the “New Acquiror Class A Common Stock”), each Acquiror Warrant shall be exercisable for one (1) share of New Acquiror Class A Common Stock and each set of ten (10) Acquiror Rights shall entitle its holder to one (1) share of New Acquiror Class A Common Stock.

SECTION 5.04. Authority Relative to this Agreement. Acquiror has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Acquiror of this Agreement and the other Transaction Documents to which Acquiror is or will at the Closing be a party, the performance by each of Acquiror of its obligations hereunder and thereunder and the consummation by Acquiror of the Transactions, have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the Transactions (other than the Acquiror Stockholder Approval). This Agreement has been, and the other Transaction Documents to which Acquiror is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by Acquiror and, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery by Acquiror of this Agreement and the other Transaction Documents to which Acquiror is or will at the Closing be a party does not, and the performance of this Agreement by Acquiror will not, (i) conflict with or violate the Acquiror Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Acquiror or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have an Acquiror Material Adverse Effect.

(b) The execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, and the notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Acquiror from performing its material obligations under this Agreement.

SECTION 5.06. Compliance. Acquiror is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to Acquiror or by which any property or asset of Acquiror is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or any property or asset of Acquiror is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have an Acquiror Material Adverse Effect. Acquiror is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Acquiror to own, lease and operate its properties or to carry on its business as it is now being conducted.

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SECTION 5.07. Absence of Certain Changes or Events. Since March 28, 2022, except as expressly contemplated by this Agreement, (a) Acquiror has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Acquiror Material Adverse Effect.

SECTION 5.08. Absence of Litigation. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror, or any property or asset of Acquiror, before any Governmental Authority. Neither Acquiror nor any material property or asset of Acquiror is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Acquiror, continuing investigation by, any Governmental Authority.

SECTION 5.09. Board Approval; Vote Required.

(a) The Acquiror Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) approved this Agreement and declared its advisability and approved the payment of the Purchase Price pursuant to this Agreement and the other Transactions and (ii) recommended the approval and adoption of this Agreement and the Transactions by the stockholders of Acquiror.

(b) The only vote of the holders of any class or series of capital stock of Acquiror necessary to approve the Transactions is the affirmative vote of a majority of the outstanding shares of Acquiror Common Stock voted by the stockholders of the Acquiror at a duly held stockholders meeting (the “Acquiror Stockholder Approval”).

SECTION 5.10. Brokers. Except for EF Hutton, a division of Benchmark Investments, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror.

SECTION 5.11. Acquiror Trust Fund. The monies of the trust fund established by Acquiror for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”) are invested in U.S. Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of October 18, 2021, between Acquiror and the Trustee (the “Trust Agreement”).

SECTION 5.12. Employees. Other than any officers as described in the Acquiror SEC Reports, Acquiror and its subsidiaries have never employed any employees or retained any contractors. Other than amounts due as set forth in the Acquiror SEC Reports or for reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any employee, officer or director. Acquiror and its subsidiaries have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Acquiror, or (b) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Acquiror, its subsidiaries or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which Acquiror or any of its subsidiaries is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

SECTION 5.13. Taxes.

(a) Acquiror and its subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all income and material other Tax Returns required to be filed by any of them as of the date of this Agreement and all such Tax Returns are true, correct and complete in all material respects; (ii) have timely paid all Taxes that are shown as due on such Tax Returns and any other material Taxes that Acquiror or its

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subsidiaries are otherwise obligated to pay, except with respect to Taxes not yet due and payable or otherwise being contested in good faith; (iii) with respect to all such Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither Acquiror nor its subsidiaries is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) Neither Acquiror nor any of its subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(d) Neither Acquiror nor any of its subsidiaries has any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to Taxes), or otherwise.

(e) Neither Acquiror nor any of its subsidiaries has not made any request for a ruling in respect of Taxes pending between Acquiror or its subsidiaries, on the one hand, and any Tax authority, on the other hand.

SECTION 5.14. Listing. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq, under the symbol “FEXDU.” The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq, under the symbol “FEXD”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq, under the symbol “FEXDW”. The issued and outstanding Acquiror Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq, under the symbol “FEXDR”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Acquiror, threatened in writing against Acquiror by the Nasdaq, or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the shares of Acquiror Class A Common Stock, Acquiror Warrants, or the Acquiror Rights or terminate the listing of Acquiror on the Nasdaq. None of Acquiror or any of its affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the shares of Acquiror Class A Common Stock, the Acquiror Warrants, or the Acquiror Rights, under the Exchange Act.

SECTION 5.15. Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Section 5.15 (as modified by the Acquiror Disclosure Schedule), Acquiror hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Acquiror and its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, the Acquiror and any such representations or warranties are expressly disclaimed.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE TRANSACTION

SECTION 6.01. Conduct of Business by the Company Pending the Transaction.

(a) Each Member agrees that, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except as (x) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as required

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by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), unless Acquiror shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall, and shall cause each of its subsidiaries to, use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and its subsidiaries and to preserve the current relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations.

(b) By way of amplification and not limitation, except as (x) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, and (z) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each of its subsidiaries not to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of organization or operating agreement (or equivalent documents in respect of Company subsidiaries);

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any units of Company Membership Interests or any equity interests of any of the Company’s subsidiaries, or any options, warrants, convertible securities or other rights in of any kind to acquire any interest in such Company Membership Interests or subsidiary equity interests, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its subsidiaries or (B) any material assets of the Company or any of its subsidiaries;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, equity, property or otherwise, with respect to any Company Membership Interests or with respect to any equity interests of any of the Company’s subsidiaries;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Company Membership Interests or any equity interests of any of the Company’s subsidiaries;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of a material portion of stock or assets, or any other business combination) any corporation, partnership, association, joint venture, other business organization or any division thereof in an amount in excess of $50,000 or (B) incur any indebtedness for borrowed money in excess of $50,000 or issue any Debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except with respect to accounts payable or indebtedness otherwise incurred in the ordinary course of business and consistent with past practice;

(vi) acquire any ownership interest in any real property;

(vii) limit the right of the Company or any of its subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or grant any exclusive or similar rights to any person;

(viii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company or any of its subsidiaries as of the date of this Agreement, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment or vesting of any compensation

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or benefits to any current or former director, officer, employee or consultant, (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer employee or consultant provider whose compensation would exceed, on an annualized basis, $50,000, (E) enter into or amend any collective bargaining agreement or other labor agreement covering employees of the Company or any of its subsidiaries, or (F) grant any Company Options;

(ix) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 3.10(a) of the Company Disclosure Schedule or that the Company or any of its subsidiaries, as applicable, is not prohibited from entering into after the date of this Agreement grant any severance or termination pay to, any director or officer of the Company or applicable subsidiary, other than in the ordinary course of business consistent with past practice;

(x) adopt, amend and/or terminate any material plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(xi) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date of this Agreement, as agreed to by its independent accountants;

(xii) make any Tax election, amend a Tax Return or settle or compromise any U.S. federal, state, local or non-U.S. income Tax liability, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes, in each case, except to comply with applicable Law;

(xiii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of material rights of the Company or any of its subsidiaries thereunder, in each case in a manner that is adverse to the Company and its subsidiaries, taken as a whole, except in the ordinary course of business;

(xiv) intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain each and every material item of Company-Owned IP;

(xv) make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers, directors or employees in the ordinary course), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any person; or

(xvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.02. Conduct of Business by Acquiror Pending the Transaction. Except as (x) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (y) set forth on Section 6.02 of the Acquiror Disclosure Schedule or (z) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), Acquiror agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Closing, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Acquiror shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as (x) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (y) as set forth on Section 6.02 of the Acquiror Disclosure Schedule or (z) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental

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Authority), Acquiror shall not, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the Acquiror Organizational Documents or any organizational documents of its subsidiaries, or form any subsidiary of Acquiror other than as set forth on Section 6.02 of the Acquiror Disclosure Schedule;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Acquiror Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Acquiror Common Stock, Acquiror Warrants or Acquiror Rights, except for redemptions from the Trust Fund that are required pursuant to the Acquiror Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Acquiror or its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Acquiror or its subsidiaries;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Transactions);

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any Debt securities or options, warrants, calls or other rights to acquire any Debt securities of Acquiror or its subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date of this Agreement, as agreed to by its independent accountants;

(i) make any Tax election, amend a Tax Return or settle or compromise any U.S. federal, state, local or non-U.S. income Tax liability, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case, except to comply with applicable Law;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Acquiror or its subsidiaries;

(k) amend the Trust Agreement or any other agreement related to the Trust Account; or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.03. Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to consummation of the Rana Agreement have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Acquiror on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided,

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however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Acquiror, its subsidiaries or any other person (a) for legal relief against monies or other assets of Acquiror or its subsidiaries held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Acquiror (or any successor entity) or its subsidiaries in the event this Agreement is terminated for any reason and Acquiror consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Acquiror shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Acquiror prevails in such action or proceeding.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01. Proxy Statement.

(a) As promptly as practicable after the execution of the Rana Agreement and this Agreement, and receipt of the PCAOB Audited Financials, Acquiror and the Company shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Acquiror with respect to the meeting of Acquiror’s stockholders (the “Acquiror Stockholders’ Meeting”) to be held to consider approval and adoption of (i) this Agreement and (ii) any other proposals the parties deem necessary to effectuate the Transactions (collectively, the “Acquiror Proposals”). The Member Representative shall furnish all information concerning the Company as Acquiror may reasonably request in connection with such actions and the preparation of the Proxy Statement. Acquiror and the Company each shall use their reasonable best efforts to (A) cause the Proxy Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement. Prior to the filing date of the Proxy Statement, Acquiror shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Acquiror Common Stock, in each case to be issued or issuable to the Members pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, the Company shall mail the Proxy Statement to the Members and the Acquiror will send mail the Proxy Statement to its stockholders. Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement.

(b) No filing of, or amendment or supplement to, the Proxy Statement will be made by Acquiror or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Acquiror and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Proxy Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto. Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement and any amendment to the Proxy Statement filed in response thereto.

(c) The Company represents that the information supplied by the Company for inclusion in the Proxy Statement or any current report on Form 8-K shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Acquiror (in the case of the Proxy Statement), (ii) the time of the Acquiror Stockholders’ Meeting (in the case of the Proxy Statement) and (iii) consummation of the Rana Agreement (in the case of the Proxy Statement), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to consummation of the Rana Agreement, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Acquiror. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

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(d) Following the final determination of the Estimated Cash Consideration in accordance with Section 3.03(a), Acquiror and the Company shall mutually agree on the form and substance of a press release setting forth the Purchase Price as of the anticipated Closing Date (the “Purchase Price Announcement”), which the parties shall cause to be publicly disclosed (and which Acquiror shall file on Form 8-K) no later than four (4) Business Days prior to the Acquiror Stockholders’ Meeting.

SECTION 7.02. Acquiror Stockholders’ Meeting.

(a) Acquiror shall call and hold the Acquiror Stockholders’ Meeting as promptly as practicable after the date on which the Proxy Statement is first mailed to the stockholders of Acquiror for the purpose of voting solely upon the Acquiror Proposals, and Acquiror shall use its reasonable best efforts to hold the Acquiror Stockholders’ Meeting as soon as practicable after the date on which the Proxy Statement is first mailed to the stockholders of Acquiror (but in any event no later than thirty (30) days after the date on which the Proxy Statement is first mailed to stockholders of Acquiror). In the event the Acquiror Stockholders’ Meeting is scheduled to occur less than four (4) Business Days after the publication of the Purchase Price Announcement, Acquiror may, or the Company may direct Acquiror to, recess or adjourn the Acquiror Stockholders’ Meeting until the date such that the meeting would be held on the date that is four (4) Business Days following the publication of the Purchase Price Announcement (in each case to the extent the Acquiror or the Company believes in good faith that such recess or adjournment is required by applicable Law or the rules of the Nasdaq). Acquiror will ensure that all proxies solicited in connection with the Acquiror Stockholders’ Meeting are solicited in compliance with all applicable Laws and the rules of the Nasdaq. Acquiror shall use its reasonable best efforts to obtain the approval of the Acquiror Proposals at the Acquiror Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Acquiror Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Acquiror Board shall recommend to its stockholders that they approve the Acquiror Proposals and shall include such recommendation in the Proxy Statement.

SECTION 7.03. Access to Information; Confidentiality.

(a) From the date of this Agreement until the Closing, the Company and Acquiror shall (and shall cause their respective subsidiaries (if any) to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries (if any) and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries (if any) as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Acquiror shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law (including COVID-19 Measures) or (ii) require providing access that such party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.03(b) shall be kept confidential in accordance with the confidentiality agreement, dated as of February 22, 2022 (the “Confidentiality Agreement”), between Acquiror and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.04. Company Solicitation.

(a) From and after the date of this Agreement and ending on the earlier of (x) the Closing and (y) the termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall cause its Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company

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Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate or encourage any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities or the Company, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal (each, a “Company Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall instruct and cause each of its Representatives, to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date of this Agreement. The Company shall promptly notify Acquiror (and in any event within twenty-four (24) hours) of the receipt of any Company Acquisition Proposal after the date of this Agreement, which notice shall identify the third party making any Company Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Company Acquisition Proposal. Notwithstanding the foregoing, the Company may inform any person making a unsolicited proposal regarding a Company Acquisition Proposal of the terms of this Section 7.04(a).

(b) The parties agree that any violation of the restrictions set forth in this Section 7.04(b) by any of the Company’s Representatives shall be deemed to be a breach of this Section 7.04(b) by the Company.

SECTION 7.05. Acquiror Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Section 10.01, but only to the extent not inconsistent with the fiduciary duties of the Acquiror Board, Acquiror shall not, and shall cause its Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such person or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such person other than with the Company and its Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, however, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions (including the Rana Agreement) shall not be deemed a violation of this Section 7.05. Acquiror shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Acquiror also agrees that it will promptly request each person (other than the Company and its Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date of this Agreement (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If Acquiror or any of its affiliates or its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then Acquiror shall promptly (and in no event later than one (1) Business Day after Acquiror becomes aware of such inquiry or proposal) notify such person in writing that Acquiror is subject to an exclusivity agreement with respect to the Transaction that prohibits Acquiror or any of its

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affiliates or its or their respective Representatives from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.05 by Acquiror or any of its affiliates or its or their respective Representatives shall be deemed to be a breach of this Section 7.05 by Acquiror.

SECTION 7.06. Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of Acquiror, and the certificate of organization and operating agreement of the Surviving Company, shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the certificate of incorporation and bylaws of the Acquiror, and the certificate of formation and operating agreement of the Company, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of the Company or Acquiror, as applicable, unless such modification shall be required by applicable Law.

(b) On the Closing Date, each of the Company and Acquiror shall obtain (at each such party’s sole cost and expense) a non-cancelable run-off directors and officers “tail” insurance policy (providing coverage that, taken as a whole, is no less favorable than under such person’s policy as in effect on the date of this Agreement), for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of the Company or Acquiror, as applicable, on or prior to the Closing Date.

(c) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror and the Surviving Company, which indemnification agreements shall continue to be effective following the Closing.

SECTION 7.07. Notification of Certain Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing. It is understood and agreed that no such notification will affect or be deemed to modify the conditions to the obligations of the parties to consummate the Transactions or the remedies available to the parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided under this Section 7.07.

SECTION 7.08. Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company as set forth in Section 3.05 necessary for the consummation of the Transactions. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained

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therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 7.09. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Acquiror and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq, each of Acquiror and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.09 shall prevent Acquiror or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

SECTION 7.10. Tax Matters. From and after the Closing Date, each Member, shall jointly and severally indemnify, defend and hold harmless Acquiror and its affiliates and their respective managers, shareholders, members and Representatives (collectively, the “Indemnified Party”) against and in respect of any and all Taxes, penalties, interests, costs, damages and losses imposed in respect of any consideration paid or payable to such Member under this Agreement.

SECTION 7.11. Compliance with ESR regulations. From and after the Closing Date, each Member, shall jointly and severally indemnify, defend and hold harmless the Indemnified Parties against and in respect of any and all penalties, interests, costs, damages, losses, etc. in respect of any implications that may arise due to any non-compliance by the Company with any ESR regulations, at the time of signing this Agreement.

SECTION 7.12. Compliance with UBO regulations. From and after the Closing Date, each Member, shall jointly and severally indemnify, defend and hold harmless the Indemnified Parties against and in respect of any and all penalties, interests, costs, damages, losses, etc. in respect of any implications that may arise due to any non-compliance by the Company with any UBO regulations, at the time of signing this Agreement.

SECTION 7.13. Lease Agreement. From and after the Closing Date, each Member, shall jointly and severally indemnify, defend and hold harmless the Indemnified Parties against and in respect of any and all penalties, interests, costs, damages, losses, etc. in respect of any implications that may arise due to the Company having not concluded a lease agreement, at the time of signing this Agreement or any failure to comply with any office registration requirements under the applicable laws in SHAMS.

SECTION 7.14. PCAOB Audited Financials. The Company shall deliver true and complete copies of (a) the audited balance sheet of the Company and its subsidiaries as of December 31, 2020 and December 31, 2021, and the related audited statements of income and comprehensive loss, cash flows and changes in equity of the Company for such years, each audited in accordance with the auditing standards of the PCAOB not later than thirty (30) days from the date of this Agreement, and (b) to the extent required for the Proxy Statement the audited balance sheet of the Company and its subsidiaries as of December 31, 2022 and the related audited statements of income and comprehensive loss, cash flows and changes in equity of the Company for such year, each audited in accordance with the auditing standards of the PCAOB not later than February 14, 2023 (collectively, the “PCAOB Audited Financials”). The Company shall also cause its independent auditors to provide any necessary consents to the inclusion of the foregoing financial statements and other information in any Acquiror SEC Report.

SECTION 7.15. PCAOB Interim Financials. To the extent required for the Proxy Statement or any other Acquiror SEC Report the Company shall deliver true and complete copies of the unaudited balance sheet of the Company and its subsidiaries and the related unaudited statements of income and comprehensive loss, cash flows and changes in equity of the Company (subject to normal and recurring year-end adjustments and the absence of footnotes) that comply with the standards of the PCAOB for inclusion in Acquiror SEC Reports: (a) as of September 30, 2022 and for the nine-month period then ended not later than November 14, 2022, (b) as of March 31, 2023 and for the three-month period then ended not later than May 15, 2023 and (c) as of June 1, 2023 and for the six-month period then ended not later than August 14, 2023 (collectively, the “PCAOB Interim Financials”

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and together with the PCAOB Audited Financials, the “PCAOB Financials”). The Company shall also cause its independent auditors to provide any necessary consents to the inclusion of the foregoing financial statements and other information in any Acquiror SEC Report.

SECTION 7.16. UBO Filing. Within 10 (ten) days after the Closing Date the Company shall file with SHAMS the change of UBO and shall provide copies of confirmation of receipt from SHAMS of the filing.

SECTION 7.17. Governance Matters.

(a) Board of Directors. Upon the consummation of the Rana Agreement, the Acquiror Board shall consist of (i) Saiful Khandaker, as Chairman, (ii) Robin Meister, Lynn Perkins, Bruce Brown and Dr. Ceema Z. Namazie, as independent directors, and (iii) Mubasshir Karim and Ritesh Suneja as executive directors, the board of directors of the Company shall consist of (i) Suneja as Chairman, and (ii) Sahni, Saiful Khandaker and Mubasshir Karim as directors, and the board of directors of the DS Finworld India Private Limited, the India-based subsidiary of the Company shall consist of (i) Suneja as Chairman, and (ii) Pankaj Satija, Saiful Khandaker and Mubasshir Karim as directors.

(b) Effectuation. Prior to the Closing, the parties shall take all action necessary to effectuate the provisions of this Section 7.17(b).

SECTION 7.18. Minority Interests. The Members shall cause the interests of DS Finworld Pvt Ltd. owned by Rachna Suneja to be transferred to a nominee of Acquiror at or before Closing such that the Acquiror and its nominee shall own 100% of DS Finworld Pvt Ltd. at Closing.

ARTICLE VIII.

CONDITIONS TO THE TRANSACTION

SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Acquiror and the Members to consummate the Transactions, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Acquiror Stockholders’ Approval. The Acquiror Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Acquiror in accordance with the Proxy Statement, the Delaware General Corporation Law, the Acquiror Organizational Documents and the rules and regulations of Nasdaq.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(c) Stock Exchange Listing. The shares of New Acquiror Class A Common Stock shall be conditionally approved for listing on Nasdaq as of the Closing Date, and immediately following the Closing, Acquiror shall satisfy any applicable listing requirements of Nasdaq and Acquiror shall not have received any notice of non-compliance therewith.

SECTION 8.02. Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 3.01(a) (Organization and Qualification; Subsidiaries), Section 3.03 (Capitalization), Section 3.04 (Authority Relative to this Agreement) and Section 3.21 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such

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representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company, the Members and the Member Representative, as applicable, shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing.

(c) Escrow Agreement. The Member Representative shall have delivered to Acquiror the Escrow Agreement, duly executed by the Member Representative.

(d) Officer Certificate. The Company shall have delivered to Acquiror a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(e) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(f) FIRPTA Tax Certificates. On or prior to the Closing, each of the Members shall deliver to Acquiror a properly executed and duly completed Internal Revenue Service Form W-8BEN.

(g) Tax Residency Certificates. On or prior to the Closing, each of the Members shall deliver to Acquiror the relevant ‘Tax residency certificate’ or any other similar requirements/certifications or evidences, as mandated under any of the domestic tax laws of their respective jurisdiction or territory, in order to claim the benefits of the India-UAE Double Tax Avoidance Agreement and to establish that no Indian withholding Tax is required to be deducted or withheld from the payment of consideration to such Member.

(h) PCAOB Financials. The Company shall have delivered to Acquiror the PCAOB Financials required to be delivered hereunder.

(i) ESR Filing. The Company shall have delivered to Acquiror the duly filed ESR notice and, if applicable, the duly filed ESR report with SMCA or the UAE Ministry of Economy (as required in accordance with the applicable procedure).

(j) UBO Filing. The Company shall have delivered to Acquiror the duly filed copies of the Company’s UBO with SMCA as well deliver copies of confirmation of receipt from SHAMS.

(k) Rana Agreement. The Rana Agreement shall have been consummated.

(l) Trust Fund. The Trust Fund contains funds sufficient to pay the Cash Consideration payable both under this Agreement and under the Rana Agreement, in full.

(m) Due Diligence. Acquiror shall have completed its due diligence exercise on the Company and its subsidiaries, and the Company and its subsidiaries shall have resolved to its satisfaction any issues arising therefrom, including but not limited to, confirmation that each of the Members, the Company and its subsidiaries, have complied with the conditions set forth in Schedule B and Schedule C, as applicable.

SECTION 8.03. Conditions to the Obligations of the Members and the Member Representative. The obligations of the Members and the Member Representative to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Acquiror contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.10 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Acquiror contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or

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“Acquiror Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an Acquiror Material Adverse Effect.

(b) Agreements and Covenants. Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Escrow Agreement. The Acquiror shall have delivered to the Company and Member Representative, the Escrow Agreement, duly executed by the Acquiror.

(d) Officer Certificate. Acquiror shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Acquiror, certifying as to the satisfaction of the conditions specified in Section 8.03 and Section 8.03(b).

ARTICLE IX.

SURVIVAL; INDEMNIFICATION

SECTION 9.01. Survival. All of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any other Transaction Document shall survive (and not be affected in any respect by) the Closing indefinitely and any investigation conducted by any party hereto and any information or knowledge which any party may have or receive. Notwithstanding the foregoing, other than for fraud or intentional misrepresentation, the representations and warranties contained in or made pursuant to this Agreement and the indemnity obligations for the inaccuracy or breach of such representations and warranties contained in Sections 9.02(a) shall terminate on, and no claim or Action with respect thereto may be brought, until two (2) years from the Closing; provided, however, that the representations and warranties contained in Section 3.01 (Organization; and Qualification; Subsidiaries), Section 3.03 (Capitalization), Section 3.04 (Authority), Section 3.05 (No Conflict; Required Filings and Consents), Section 3.11 (Labor and Employment Matters), Section 3.12 (Real Property; Title to Assets), Section 3.14 (Taxes), Section 3.21 (Brokers), Section 4.01 (Authority), Section 4.02 (Non-Contravention), Section 4.03 (Ownership of the Company Membership Interests; Title), and the indemnity obligations for the inaccuracy or breach of such representations and warranties contained in Section 9.02(a) shall survive indefinitely. Notwithstanding anything in this Section 9.01 to the contrary, the representations and warranties and the applicable indemnity obligations for breach thereof that terminate pursuant to this Section 9.01, and the liability of any party to this Agreement with respect thereto pursuant to this Section 9.01, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party has been given written notice from the Indemnified Party setting forth the facts upon which the claim for indemnification is based prior to the expiration of the applicable survival period.

SECTION 9.02. Indemnification. After the consummation of the Closing, each Member hereby agrees to jointly and severally indemnify and hold harmless the Indemnified Parties for, from, and against all Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with or otherwise in respect of:

(a) the inaccuracy or breach, as of the date of this Agreement or the Closing Date, of any representation or warranty of the Company or any Member contained in or made pursuant to Article III or Article IV of this Agreement, or in any certificate or instrument delivered by a Member at the Closing in connection therewith (for purposes of determining if there is any such inaccuracy or breach and for purposes of calculating any Losses arising from such inaccuracy or breach, such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality” or “Material Adverse Effect” or a similar qualification, except that the “Material Adverse Effect” qualification contained in Section 3.08 (Absence of Certain Changes) will not be deemed deleted);

(b) the breach by any Member or the failure of any Member or the Member Representative to perform, any of its covenants or other agreements contained in this Agreement; or

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(c) the breach by any Member or the failure of any Member or the Member Representative to satisfy any condition set forth on Schedule B or Schedule C.

Notwithstanding the foregoing, except with respect to the inaccuracy or breach of the representations and warranties contained in or made pursuant to Section 3.01 (Organization; and Qualification; Subsidiaries), Section 3.03 (Capitalization), Section 3.04 (Authority), Section 3.05 (No Conflict; Required Filings and Consents), Section 3.11 (Labor and Employment Matters), Section 3.12 (Real Property; Title to Assets), Section 3.14 (Taxes), Section 3.21 (Brokers), Section 4.01 (Authority), Section 4.02 (Non-Contravention), Section 4.03 (Ownership of the Company Membership Interests; Title) or for fraud or intentional misrepresentation, the Members shall not be required, pursuant to Section 9.02(a), to indemnify and hold harmless Indemnified Parties until the aggregate amount of Losses equals or exceeds $600,000 (six hundred thousand dollars) (the “Basket Amount”), in which case the Members shall be liable for the aggregate amount of all Losses hereunder, including the Basket Amount.

SECTION 9.03. Indemnification Procedures.

(a) If any Indemnified Party has a claim or receives actual notice of any claim, or the commencement of any proceeding that is reasonably likely rise to an obligation on the part of a Member, other than for a Third Party Claim, to provide indemnification (the “Indemnifying Party”) pursuant to this Section 9.03(a), the Indemnified Party shall promptly give the Indemnifying Party written notice thereof (the “Indemnification Claim Notice”); provided, however, that the failure of the Indemnified Party to give prompt written notice to the Indemnifying Party shall not prevent any Indemnified Party from being indemnified hereunder for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party actually materially damages the Indemnifying Party.

(b) Upon receipt by an Indemnified Party of actual notice of a claim, or the commencement of any Action, by a third party that could give rise to an obligation to provide indemnification pursuant to this Section 9.03(b) (a “Third Party Claim”), the Indemnified Party shall promptly give the Indemnifying Party written notice thereof (the “Third Party Indemnification Claim Notice”); provided, however, that the failure of the Indemnified Party to give prompt written notice to the Indemnifying Party shall not prevent any Indemnified Party from being indemnified hereunder for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party actually materially damages the Indemnifying Party or materially prejudices the Indemnifying Party’s ability to defend against such claim.

(c) Any Indemnification Claim Notice or Third Party Indemnification Claim Notice will describe the claim in reasonable detail. If the Indemnifying Party confirms in writing to the Indemnified Party within thirty (30) days after receipt of a Third Party Indemnification Claim Notice the Indemnifying Party’s responsibility to indemnify and hold harmless the Indemnified Party therefor and within such thirty (30) day period demonstrates to the Indemnified Party’s reasonable satisfaction that, as of such time, the Indemnifying Party has sufficient financial resources in order to indemnify for the full amount of any potential liability in connection with such claim, the Indemnifying Party may elect to assume control over the compromise or defense of such Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, which counsel will be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party so elects to assume control over the compromise and defense of such Third Party Claim, the Indemnifying Party shall within such thirty (30) days (or sooner, if the nature of the asserted Third Party Claim so requires) notify the Indemnified Party of the agreement of the Indemnifying Party to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim; provided, however, that: (i) the Indemnified Party may, if such Indemnified Party so desires, employ counsel at such Indemnified Party’s own expense to assist in the handling (but not control the defense) of any Third Party Claim; (ii) the Indemnifying Party shall keep the Indemnified Party advised of all material events with respect to any Third Party Claim; and (iii) no Indemnifying Party will, without the prior written consent of each Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not any such Indemnified Party is a party to such action), unless such settlement, compromise or consent by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, includes an unconditional release of all such Indemnified Parties from all liability arising out of such Action and does not require the Indemnified Party to admit to any fault or wrongdoing.

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(d) Notwithstanding anything contained herein to the contrary, the Indemnifying Party shall not be entitled to have sole control over (and if it so desires, the Indemnified Party shall have sole control over) the defense, settlement, adjustment or compromise of (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such defense, settlement or compromise): (i) any Third Party Claim that seeks an order, injunction or other equitable relief against any Indemnified Party or any of its affiliates; (ii) any Third Party Claim in which both the Indemnifying Party and the Indemnified Party are named as parties and either the Indemnifying Party or the Indemnified Party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a conflict of interest between such parties may exist in respect of such proceeding; (iii) any matter relating to Taxes of the Company or any subsidiary for periods after the Closing Date; (iv) any Action that is the subject of a Third Party Claim pursuant to Section 9.02(a) prior to such time as the aggregate amount of the Losses of Indemnified Parties pursuant to such Third Party Claim and all prior indemnification claims pursuant to this Article IX are not reasonably expected to exceed the Basket Amount; and (v) any criminal proceeding.

(e) If the Indemnifying Party elects not to assume the defense, settlement, adjustment or compromise of an asserted liability, fails to timely and properly notify the Indemnified Party of his, her or its election as herein provided, or, at any time after assuming such defense, fails to diligently defend against such Third Party Claim in good faith, fails to have sufficient financial resources to pay the full amount of such potential liability in connection with such Third Party Claim or if the Indemnified Party is otherwise entitled pursuant to this Agreement to have control over the defense, settlement or compromise of any Third Party Claim, the Indemnified Party may, at the Indemnifying Party’s expense, pay, defend, settle, adjust or compromise such asserted liability (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such payment, defense, settlement, adjustment or compromise). In connection with any defense of a Third Party Claim, all of the parties hereto shall, and shall cause their respective affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by a party hereto in connection therewith.

(f) For avoidance of doubt, any notice(s) otherwise required to be given to a Member pursuant to this Article IX will be given to the Member Representative.

SECTION 9.04. Payment of Indemnification Claims.

(a) Direct Payment. If any Indemnified Party becomes entitled to indemnification from an Indemnifying Party pursuant to this Agreement, such indemnification payment will be payable in cash on demand. The Member Representative shall cause the Members to make payment to the Indemnified Party by wire transfer of immediately available funds of their Pro Rata Share of the applicable Loss. If the Members fail to make payment to the Indemnified Party of the applicable Loss within seven (7) Business Days of the applicable demand, then the Acquiror may, in its sole discretion (i) seek to enforce the Indemnified Party’s demand pursuant to Section 11.08 hereof or (ii) cause the forfeiture and cancellation of that number of shares of New Acquiror Class A Common Stock held by each Member, which is equal to the quotient obtained by dividing each such Member’s share (whether the Pro Rata Share or otherwise, as applicable) of the Loss by the then-market value of New Acquiror Class A Common Stock and rounding up to the nearest whole share. In order to effectuate such forfeiture and cancellation, the Member Representative shall cause the prompt delivery of such shares by each Member to Acquiror in certificated or book entry form (at the election of Acquiror) for cancellation by Acquiror.

(b) Adjustment to Purchase Price. Any payment made by any Member pursuant to this Article IX will be deemed an adjustment to the Purchase Price.

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Members and the stockholders of the Acquiror, as follows:

(a) by mutual written consent of Acquiror and the Member Representative; or

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(b) by either Acquiror or the Member Representative if the Closing shall not have occurred prior to the date that is twelve (12) months from the date of this Agreement (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any party (i) that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date or (ii) against which any legal proceeding is brought by a party hereto for specific performance or injunctive or other forms of equitable relief in connection herewith (which prohibition on such party’s right to terminate this Agreement shall continue throughout the pendency of such legal proceeding); or

(c) by either Acquiror or the Member Representative if any Governmental Authority in the U.S. shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(d) by either Acquiror or Member Representative if any of the Acquiror Proposals shall fail to receive the requisite vote for approval at the Acquiror Stockholders’ Meeting; or

(e) by Acquiror upon termination of the Rana Agreement; or

(f) by Acquiror if the Company has not complied with the specific conditions precedent set forth in Schedule B within thirty (30) days from the date hereof; or

(g) by Acquiror upon a breach of any representation, warranty, covenant or agreement on the part of any Member set forth in this Agreement, or if any representation or warranty of any Member shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Member Breach”); provided, however, that Acquiror has not waived such Terminating Member Breach and Acquiror is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Member Breach is curable by the applicable Member, Acquiror may not terminate this Agreement under this Section 10.01(g) for so long as such Member continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Acquiror to the applicable Member; or

(h) by the Member Representative upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Acquiror Breach”); provided, however, that Member has not waived such Terminating Acquiror Breach and no Member is then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Acquiror Breach is curable by Acquiror, the Member Representative may not terminate this Agreement under this Section 10.01(h) for so long as Acquiror continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Member Representative to Acquiror; or

(i) by Acquiror if the PCAOB Financials shall not have been delivered to Acquiror by the Member Representative on or before the dates required hereunder.

SECTION 10.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 10.02, Article XI, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

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ARTICLE XI.

GENERAL PROVISIONS

SECTION 11.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to Acquiror:

Fintech Ecosystem Development Corp.

100 Springhouse Drive, Suite 204

Collegeville, PA 19426

Attention: Saiful Khandaker, Chief Executive Officer & Founder

Email: saiful@fintechecosys.com

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Constantine Petropoulos

Email: constantine.petropoulos@hugheshubbard.com

if to the Member Representative:

Monisha Sahni

Flat No. 104, Sharjah Main City

Shk Majed Bin Saqr

Al Qasimi St Sharjah – 500001

UNITED ARAB EMIRATES

Email: monishasahni19@gmail.com

SECTION 11.02. Member Representative.

(a) Each Member hereby irrevocably constitutes and appoints Sahni as such Member’s attorney-in-fact and agent in connection with the execution and performance of its duties under this Agreement. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of such Member.

(b) Each Member hereby irrevocably grants the Member Representative full power and authority: (i) to execute and deliver, on behalf of such Member, and to accept delivery of, on behalf of such Member, the Ancillary Agreements and such other documents as may be deemed by the Member Representative, in its sole discretion, to be appropriate to complete the Transactions; (ii) to endorse and to deliver on behalf of such Member, transfer instruments representing the Company Membership Interests to be exchanged by such Member at the Closing; (iii) to acknowledge receipt at the Closing of the consideration payable to such Member at the Closing, and to designate the manner of payment of such consideration; (iv) to (A) negotiate and compromise, on behalf of such Member, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (B) execute, on behalf of such Member, any settlement agreement, release or other document with respect to such dispute or remedy; (v) to give or agree to, on behalf of such Member, any and all consents, waivers, amendments or modifications, deemed by the Member Representative, in its sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith; (vi) to enforce, on behalf of such Member, any claim against Acquiror arising under this Agreement; (vii) to engage attorneys, accountants and agents at the expense of such Member; (viii) to agree, on behalf of such Member, to amend this Agreement (other than this Section 11.02(b)) or any of the instruments to be delivered to Acquiror by such Member pursuant to this Agreement; and (ix) to give such instructions and to take such action or refrain from taking such action, on behalf of such Member, as the Member Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement.

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(c) Each Member agrees to the following: (i) in all matters in which action by the Member Representative is required or permitted, the Member Representative is authorized to act on behalf of such Member, notwithstanding any dispute or disagreement between such Member and the Member Representative, and Acquiror will be entitled to rely on any and all action taken by the Member Representative under this Agreement without any liability to, or obligation to inquire of, any Member, notwithstanding any knowledge on the part of Acquiror of any such dispute or disagreement; (ii) notice to the Member Representative, delivered in the manner provided in Section 11.01, shall also be deemed to be notice to such Member for purposes of this Agreement; and (iii) the power and authority of the Member Representative, as described in this Agreement, will continue in force until all rights and obligations of such Member under this Agreement will have terminated, expired or been fully performed.

(d) Each Member agrees that, notwithstanding the foregoing, at the request of Acquiror, such Member shall take all actions necessary or appropriate to complete the Transactions (including, with respect to such Member, delivery of the Company Membership Interests and acceptance of the Pro Rata Share of the Purchase Price therefor) individually on such Member’s own behalf, and to deliver any other documents required of such Member pursuant to the terms hereof.

SECTION 11.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 11.04. Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 11.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 11.05 and Article IX (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 11.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

SECTION 11.07. Arbitration. All disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally settled under the Rules of Arbitration of the International Chamber of Commerce (“Rules”) by three (3) arbitrators appointed in accordance with the said Rules then in effect, which Rules are deemed to be incorporated by reference in this clause. The arbitration shall be conducted in English and sited in London, England. Any award rendered by the arbitrators may be enforced in any court of competent jurisdiction.

SECTION 11.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.09. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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SECTION 11.10. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transaction) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the U.S. located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 11.11. Expenses. Except as set forth in this Section 11.11 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transaction is consummated. For avoidance of doubt, all legal, financial, accounting and other expenses of the Company incurred prior to the Closing in connection with this Agreement or the Transactions contemplated hereby, are the responsibility of the Company, and shall be paid on or prior to the Closing.

SECTION 11.12. Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 11.13. Waiver. At any time prior to the Closing, (i) Acquiror may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of Acquiror, (b) waive any inaccuracy in the representations and warranties of Acquiror contained herein or in any document delivered by Acquiror pursuant hereto and (c) waive compliance with any agreement of Acquiror or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

[Signature Page Follows.]

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IN WITNESS WHEREOF, Acquiror, the Members and the Member Representative have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACQUIROR:
FINTECH ECOSYSTEM DEVELOPMENT CORP.
By	/s/ Saiful Khandaker
Name: Saiful Khandaker
Title: Chief Executive Officer
MEMBERS:
/s/ Rachna Suneja
RACHNA SUNEJA
RITSCAPITAL, LLC
By	/s/ Ritesh Suneja
Name: Ritesh Suneja
Title: President
/s/ Monisha Sahni
MONISHA SAHNI
MEMBER REPRESENTATIVE:
/s/ Monisha Sahni
MONISHA SAHNI

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SCHEDULE A
Company Knowledge Parties

Pankaj Satija

Rachna Suneja

Ankit Agarwal

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EXHIBIT A
Form of Escrow Agreement

[SEE ATTACHED]

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ESCROW AGREEMENT

This Escrow Agreement dated as of [•], 2022 (this “Escrow Agreement”) is among Computershare Trust Company, N.A., a national banking association organized under the laws of the United States, as escrow agent (“Escrow Agent”), Fintech Ecosystem Development Corp., a Delaware corporation (“Acquiror”) and Monisha Sahni, as the representative of the members (“Member Representative”). Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Business Combination Agreement dated as of [•], 2022 (the “BCA”) among Acquiror, Monisha Sahni, Rachna Suneja, Ritscapital LLC, a limited liability company organized in the United Arab Emirates (the “Company”), and Member Representative, pursuant to which, among other things, Acquiror purchased Mobitech International LLC, a limited liability company organized in the United Arab Emirates (the “Company”), with the Company continuing as a wholly-owned subsidiary of Acquiror. Monisha Sahni, Rachna Suneja and Ritscapital LLC are collectively referred to herein as the “Members”.

On the date of this Escrow Agreement, the following will be deposited by Acquiror with Escrow Agent: [•] (the “Escrow Amount”) into an escrow account established pursuant to this Escrow Agreement (the “Escrow Account”).

In accordance with the terms and conditions of the BCA, Acquiror and Member Representative, acting on behalf of the Members, have agreed that Acquiror and Member Representative may proceed against the amount held in the Escrow Account in order to recover any amount owed (i) to Acquiror by Members or (ii) to Members by Acquiror upon determination of the Final Cash Consideration pursuant to Section 2.04 of the BCA.

The parties acknowledge that Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the BCA, that all references in this Escrow Agreement to the BCA are for convenience, and that Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

Escrow Agent is willing to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth.

In consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Acquiror, Member Representative and Escrow Agent agree as follows:

1.    Appointment of Escrow Agent. Acquiror and Member Representative, on behalf of the Members, hereby appoint Computershare Trust Company, N.A., a national association organized under the laws of the United States, as escrow agent under this Escrow Agreement, and Escrow Agent hereby accepts such appointment.

2.    Establishment of Escrow Fund.

(a)     Concurrently herewith, Acquiror is depositing (or causing to be deposited) the Escrow Amount with Escrow Agent pursuant to Section 2.01(b)(ii) of the BCA by wire transfer of immediately available funds to the bank account specified in Section 6(a) hereof, and Escrow Agent will, as soon as practicable, upon receipt thereof, acknowledge receipt of the Escrow Amount.

(b)     Escrow Agent agrees to hold and dispose of the Escrow Amount minus any payments made hereunder (hereinafter collectively referred to as the “Escrow Fund”) in accordance with the terms and conditions of this Escrow Agreement.

(c)     Escrow Agent is hereby authorized and directed to deposit, transfer and hold the Escrow Fund.

(d)     Acquiror and Member Representative acknowledge that the Escrow Fund is non-interest-bearing pursuant to Schedule D hereto, and no amounts shall therein be invested. Acquiror and Member Representative acknowledge that the Escrow Agent is not providing investment supervision, recommendations or advice.

(e)     Acquiror and Member Representative agree that confirmations of permitted investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. No statement need be rendered for any fund or account if no activity occurred in such fund or account during such month. Each of the Acquiror and Member Representative may obtain confirmations at no additional cost upon its written request.

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3.    Disposition of Escrow Fund.

(a)     In the event that the Final Cash Consideration is less than the Estimated Cash Consideration, Acquiror and Member Representative, within two (2) Business Days after the Final Cash Consideration is finally determined pursuant to Section 2.04 of the BCA, shall give a joint written instruction (“Joint Written Instruction”) to Escrow Agent in substantially the same form of Schedule C attached hereto, authorizing the release of the amount of such deficiency to Acquiror from the Escrow Account to Acquiror, and authorizing the release of the remaining balance, if any, in the Escrow Account as directed by the Member Representative. In the event that the Final Cash Consideration is equal to or greater than the Estimated Cash Consideration, Acquiror and Member Representative, within two (2) Business Days after the Final Cash Consideration is finally determined pursuant to Section 2.04 of the BCA, shall give a Joint Written Instruction to Escrow Agent to release all amounts in the Escrow Account to either the Member Representative or Acquiror.

(b)     Notwithstanding anything contained herein to the contrary, the Escrow Agent shall release the Escrow Amount, or any portion thereof, pursuant to any Joint Written Instruction received from Acquiror and Member Representative from time to time.

(c)     All disbursements pursuant to this Section 3 will be made by Escrow Agent within two (2) Business Days after Escrow Agent confirms the applicable funds transfer instructions in accordance with the security procedures set forth in Section 4(b).

4.    Disposition of Any Escrow Fund By Agreement of the Parties; Conflicting Demands.

(a)     Escrow Agent may dispose of all or a portion of the Escrow Fund only in accordance with a Joint Written Instruction signed by Acquiror and Member Representative, whether such disposition is pursuant to Section 3 of this Escrow Agreement or otherwise, or in accordance with the following provisions of this Section 4(a). If conflicting or adverse claims or demands are made or notices served upon Escrow Agent with respect to the Escrow Fund provided for herein, then Escrow Agent shall refrain from complying with any such claim or demand so long as such disagreement shall continue. In so doing, Escrow Agent shall not be or become liable for damages, losses, costs, expenses or interest to any individual or entity (each, a “Person”) for its failure to comply with such conflicting or adverse demands. Escrow Agent may continue to so refrain and refuse to act until it shall have received certification satisfactory to it that such conflicting or adverse claims or demands shall have been finally determined by a court of competent jurisdiction that is not subject to further appeal or other appellate review, (upon which certificate Escrow Agent shall be entitled to conclusively rely without further investigation), or shall have been settled by agreement of the parties to such controversy, in which case Escrow Agent shall be notified thereof in a written notice signed by Acquiror and Member Representative. Escrow Agent may seek the advice of legal counsel in any dispute or question as to the construction of any of the provisions of this Escrow Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel. Escrow Agent may also elect to commence an interpleader or other action for declaratory judgment for the purpose of having the respective rights of the claims adjudicated, and may deposit with the court all funds held hereunder pursuant to this Escrow Agreement; and if it so commences and deposits, Escrow Agent shall be relieved and discharged from any further duties and obligations under this Escrow Agreement.

(b)     Escrow Agent shall confirm each funds transfer instruction received in the name of a party (either Acquiror and Member Representative, as the case may be) by means of the security procedure selected by such party and communicated to Escrow Agent through a signed certificate in the form of Schedule A-1 or Schedule A-2, which upon receipt by Escrow Agent shall become a part of this Escrow Agreement. Once delivered to Escrow Agent, Schedule A-1 or Schedule A-2 may be revised or rescinded only by a writing signed by an authorized representative of the applicable party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford Escrow Agent a reasonable opportunity to act on it. If a revised Schedule A-1 or Schedule A-2 or a rescission of an existing Schedule A-1 or Schedule A-2 is delivered to Escrow Agent by an entity that is a successor-in-interest to such party, such document shall be accompanied by additional documentation reasonably satisfactory to Escrow Agent showing that such entity has succeeded to the rights and responsibilities of such party under this Escrow Agreement.

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(c)     Acquiror and Member Representative understand that Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such party may result in a delay in accomplishing such funds transfer, and agree that Escrow Agent shall not be liable for any loss caused by any such delay.

5.    Taxation Matters.

(a)     All income of the Escrow Fund shall be taxable to Acquiror as of the end of each calendar year and to the extent required by the Internal Revenue Service, whether or not such income was disbursed during such calendar year. For certain payments made pursuant to this Escrow Agreement, Escrow Agent may be required to make a “reportable payment” or “withholdable payment” and in such cases Escrow Agent shall have the duty to act as a payor or withholding agent, respectively, that is responsible for any tax withholding and reporting required under Chapters 3, 4, and 61 of the United States Internal Revenue Code of 1986, as amended (the “Code”). Escrow Agent shall have the sole right to make the determination as to which payments are “reportable payments” or “withholdable payments.” All parties to this Escrow Agreement shall provide an executed IRS Form W-9 or appropriate IRS Form W-8 (or, in each case, any successor form) to Escrow Agent prior to the date of this Escrow Agreement, and shall promptly update any such form to the extent such form becomes obsolete or inaccurate in any respect. Escrow Agent shall have the right to request from any party to this Escrow Agreement, or any other person or entity entitled to payment hereunder, any additional forms, documentation or other information as may be reasonably necessary for Escrow Agent to satisfy its reporting and withholding obligations under the Code. To the extent any such forms to be delivered under this Section 5(a) are not provided prior to the date of this Escrow Agreement or by the time the related payment is required to be made or are determined by Escrow Agent to be incomplete and/or inaccurate in any respect, Escrow Agent shall be entitled to withhold (without liability) a portion of any interest or other income earned on the investment of the Escrow Amount or on any such payments hereunder to the extent withholding is required under Chapters 3, 4, or 61 of the Code, and shall have no obligation to gross up any such payment.

(b)     The parties hereto acknowledge that, in order to help fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship. The parties hereby agree that they shall provide Escrow Agent with such information as Escrow Agent may request including, but not limited to, each party’s name, physical address, tax identification number and other information that will assist Escrow Agent in identifying and verifying each party’s identity such as organizational documents, certificates of good standing, licenses to do business, or other pertinent identifying information.

6.    Wire Transfer Instructions.

(a)     All deposits or payments to be made to Escrow Agent into the Escrow Accounts under this Escrow Agreement shall be made by wire transfer of immediately available funds to the following accounts:

Bank:	Wells Fargo Bank, N.A.
420 Montgomery Street
San Francisco, CA 94104
ABA#:	121-000-248
Account No:	0001038377
Account Name:	CTCNA FBA Admin Wire Clearing
F/F/C:	9961800
Ref:	Mobitech International LLC

or to such other account as Escrow Agent may designate in writing to Acquiror and Member Representative.

(b)     All payments required to be made by Escrow Agent to Acquiror and Members as directed by the Member Representative under this Escrow Agreement shall be made by wire transfer of immediately available funds to such accounts as Acquiror and Member Representative, as applicable, may designate in writing to Escrow Agent.

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7.    Duties etc. of Escrow Agent.

(a)     Escrow Agent undertakes to perform only such duties as are expressly set forth herein. Escrow Agent shall not be bound by any waiver, modification, amendment, termination, cancellation or revision of this Escrow Agreement, unless any of the foregoing is in writing and signed by all parties hereto. Escrow Agent shall not be bound by any assignment by any party hereto of its rights hereunder unless Escrow Agent shall have received written notice thereof from the assignor. Notwithstanding the foregoing, no assignment of this Escrow Agreement by Acquiror or Member Representative shall have any effect unless all “know your customer” due diligence has been performed to Escrow Agent’s reasonable satisfaction prior to any such assignment. Escrow Agent shall perform any acts ordered by a court of competent jurisdiction. The obligations and duties of Escrow Agent are confined to those contained in this Escrow Agreement.

(b)     Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Schedule B. Each of Acquiror and Member Representative shall bear 50% of the fees and costs shown on Schedule B due on the date hereof. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then Escrow Agent shall be compensated for such extraordinary services and reimbursed for all documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to Escrow Agent hereunder is not paid within thirty (30) calendar days of the date due, Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. Escrow Agent shall have and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Fund.

(c)     Acquiror and Member Representative, on behalf of the Members, shall severally and not jointly each indemnify Escrow Agent for, and to defend and hold it harmless against, one-half of all claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of attorneys chosen by Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by Escrow Agent or any other cause, in any case in connection with the acceptance of, or performance or non-performance by Escrow Agent of, any of Escrow Agent’s duties under this Escrow Agreement, except as shall be finally adjudicated to have been a direct result of Escrow Agent’s willful misconduct or gross negligence under this Escrow Agreement. The foregoing indemnity shall survive the termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

(d)     Except in cases of Escrow Agent’s willful misconduct or gross negligence, Escrow Agent shall be fully protected by acting in reliance upon any certificate, statement, request, notice, advice, direction or other agreement or instrument or signature believed by Escrow Agent to be genuine, by assuming that any Person purporting to give Escrow Agent any of the foregoing in accordance with the provisions hereof, or in connection with either this Escrow Agreement or Escrow Agent’s duties hereunder, has been duly authorized to do so, or by acting or failing to act in good faith on the advice of any counsel retained by Escrow Agent. Escrow Agent may perform any and all of its duties through its agent, representatives, attorneys, custodians and/or nominees. Escrow Agent shall not be liable for any mistake of fact or law or any error of judgment, or for any act or omission, except as a direct result of its willful misconduct or gross negligence under this Escrow Agreement. Each party to this Escrow Agreement represents and warrants that it and each person signing this Escrow Agreement on its behalf has all power and authority or legal capacity, as applicable, to execute and deliver this Escrow Agreement, along with each exhibit, agreement, document, and instrument to be executed and delivered by it in connection with this Escrow Agreement, that such execution and delivery has been duly authorized, and that, assuming the authorization, execution and delivery of this Escrow Agreement by each of the other parties hereto, this Escrow Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms.

(e)     Escrow Agent shall be obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature, and shall under no circumstances be deemed to be a fiduciary to any party or any other Person. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of Escrow Agent shall be inferred from the terms of this

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Escrow Agreement or any other agreement. Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document other than this Escrow Agreement.

(f)      No provision of this Escrow Agreement shall require Escrow Agent, in the performance of its duties or the exercise of its rights hereunder, to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights hereunder.

(g)     In the event that the Escrow Fund shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Fund, Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that Escrow Agent obeys or complies with any such writ, order or decree, it shall not be liable to any of the parties hereto or to any other person should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

(h)     The permissive rights of Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

(i)      Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; and acts of civil or military authority or governmental action; it being understood that Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

(j)      ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR (II) SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

8.    Resignation; Successor Escrow Agent.

(a)     Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than thirty (30) calendar days prior written notice of such resignation to Acquiror and Member Representative specifying the date when such resignation shall take effect; provided, however, that no such resignation shall be effective unless and until Acquiror and Member Representative have selected a successor escrow agent and such successor escrow agent shall have assumed all of the obligations of Escrow Agent hereunder. Upon receipt of written notice from Acquiror and Member Representative that a successor escrow agent has been selected and assumed the obligations of Escrow Agent hereunder, Escrow Agent shall promptly deliver the Escrow Fund, less any fees, expenses, and charges then due and owing to the Escrow Agent, to such successor escrow agent and render the accounting required by Section 8(c) and shall thereafter have no further obligations hereunder. If Acquiror and Member Representative have failed to appoint a successor prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation or removal, Escrow Agent shall deliver the Escrow Fund to such other person designated in accordance with written instructions signed by Acquiror and Member Representative, and if such written instructions are not provided, Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties.

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(b)     Acquiror, on the one hand, and Member Representative, on the other hand, acting together shall have the right to terminate the appointment of Escrow Agent hereunder for any or no reason by giving notice in writing of such termination to Escrow Agent, specifying the date upon which such termination shall take effect. In the event of such termination, Acquiror and Member Representative agree that they will jointly appoint a successor escrow agent, which shall be a nationally recognized trust company or banking institution, within thirty (30) calendar days of such notice, and Escrow Agent hereby agrees that it shall promptly deliver the Escrow Fund, less any fees, expenses, and charges then due and owing to the Escrow Agent, to such successor escrow agent and render the accounting required by Section 8(c) and that it shall thereafter have no further duties or obligations hereunder. Upon receipt of the Escrow Fund, the successor escrow agent shall thereupon be bound by all of the provisions hereof.

(c)     In the event of the resignation or removal of Escrow Agent or upon the termination of this Escrow Agreement pursuant to Section 9 and if requested in writing by either Acquiror or Member Representative, Escrow Agent shall render to Acquiror and Member Representative and to the successor escrow agent, if any, an accounting in writing of the property constituting the Escrow Fund and all distributions therefrom.

9.    Termination of the Escrow Agreement. This Escrow Agreement, except for Sections 5, 7(c), 7(d) and 7(j) which shall survive termination, shall continue in effect until the earlier of: (a) the date on which the balance of the Escrow Fund is zero, (b) the deposit of the entirety of the Escrow Fund by the Escrow Agent with a court of competent jurisdiction or successor escrow agent in accordance with the provisions of this Escrow Agreement, or (c) termination of this Escrow Agreement by the written consent of the Acquiror and Member Representative.

10.  Miscellaneous.

10.1.  Counterparts. This Escrow Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by the parties and delivered to the other parties. This Escrow Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. Notwithstanding the foregoing, with respect to any notice provided for in this Escrow Agreement or any instrument required or permitted to be delivered hereunder, any party hereto receiving or relying upon such notice or instrument shall be entitled to request execution thereof by original manual signature as a condition to the effectiveness thereof.

10.2.  Governing Law.

(a)     This Escrow Agreement, and any disputes arising hereunder or controversies related hereto, shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of New York that apply to contracts made and performed entirely within such state.

(b)     Each party to this Escrow Agreement hereby irrevocably and unconditionally:

(i)       (A) agrees that any suit, action or proceeding instituted against such party by Escrow Agent with respect to this Escrow Agreement may be instituted and that any suit, action or proceeding by it against Escrow Agent with respect to this Escrow Agreement shall be instituted only in the federal or state courts sitting in the State of New York (and appellate courts from any of the foregoing), (B) consents and submits, for such party and such party’s property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against such party by Escrow Agent or such party’s property by Escrow Agent and (C) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; and

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(iii)     (A) waives any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Escrow Agreement brought in any court specified in Section 10.2(b)(i)(B), (B) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (C) agrees not to plead or claim either of the foregoing.

(c)     EACH PARTY TO THIS ESCROW AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE AND AGREES THAT ANY COURT PROCEEDING ARISING OUT OF OR RELATING TO THIS ESCROW AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE DECIDED BY A JUDGE SITTING WITHOUT A JURY.

10.3.  Entire Agreement; No Third Party Beneficiary. This Escrow Agreement (including all Schedules) contains the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Escrow Agreement are superseded and canceled by, this Escrow Agreement. This Escrow Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.

10.4.  Expenses. Except as otherwise specified in this Escrow Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Escrow Agreement and the transactions contemplated by this Escrow Agreement shall be borne by the party incurring such costs and expenses.

10.5.  Notices. All notices and other communications hereunder will be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, e-mail (“e-mail”, as long as such e-mail is accompanied by a PDF signature or similar version of the relevant document bearing an authorized signature, which such signature shall, in the case of each of the parties, be a signature set forth in Part I of Schedule A-1 or A-2, as applicable) or facsimile (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile or like transmission (or, if so delivered or transmitted after normal business hours, on the next Business Day), on the next Business Day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail.

If to Acquiror, to:

Fintech Ecosystem Development Corp.

100 Springhouse Drive, Suite 204

Collegeville, PA 19426

Email: [        ]

Attention: [            ]

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Email: chuck.samuelson@hugheshubbard.com

Attention: Charles A. Samuelson

If to Member Representative, to:

Monisha Sahni

904, Al Thuraiya Tower, Near Arab Mall

Al Taawan, Sharjah, United Arab Emirates

Annex A-3-60

If to Escrow Agent:

Computershare Trust Company, N.A.

CTSO Mail Operations

Attn: Donna Nascimento, Corporate Trust Services

MAC: N9300-070

600 South 4th Street 7th Floor

Minneapolis, MN 55415

Telephone: (667) 786-1741

Facsimile: (866) 918-0487

Email: donna.nascimento@computershare.com

10.6.  Binding Agreement, Successors and Assigns. Acquiror, Member Representative and Escrow Agent each represent and warrant that the execution and delivery of this Escrow Agreement and the performance of such party’s obligations hereunder have been duly authorized and that, assuming the valid authorization, execution and delivery by each of the other parties hereto, this Escrow Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms. This Escrow Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its rights or delegate its obligations, in whole or in part, under this Escrow Agreement without the prior written consent of the other parties hereto. Any purported assignment or delegation in violation of this Escrow Agreement shall be null and void ab initio. Notwithstanding the foregoing, any corporation or association into which Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

10.7.  Headings. The Section, Article and other headings contained in this Escrow Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Escrow Agreement.

10.8.  Amendments and Waivers. This Escrow Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

10.9.  Interpretation; Absence of Presumption.

(a)  For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Escrow Agreement as a whole (including all of the Schedules) and not to any particular provision of this Escrow Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs, and Schedules to this Escrow Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Escrow Agreement shall mean “including, without limitation”, unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.

(b)  With regard to each and every term and condition of this Escrow Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Escrow Agreement.

Annex A-3-61

10.10.Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Escrow Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

10.11.Business Days. If any date provided for in this Escrow Agreement shall fall on a day that is not a Business Day, the date provided for shall be deemed to refer to the next Business Day. As used herein, “Business Day” means any day except Saturday, Sunday, federal holiday or any other day on which commercial banks in New York, New York or Escrow Agent are authorized or required by law to remain closed.

10.12.Escheat. The parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Escrow Agent shall have no liability to Acquiror or Member Representative, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Fund escheat by operation of law.

10.13.Publication; Disclosure. By executing this Escrow Agreement, Acquiror, Member Representative and Escrow Agent acknowledge that this Escrow Agreement (including related attachments) contains certain information that is sensitive and confidential in nature and agree that such information needs to be protected from improper disclosure (subject to the parties’ right to enforce this Escrow Agreement), including the publication or dissemination of this Escrow Agreement and related information to individuals or entities not a party to this Escrow Agreement. The parties further agree to take reasonable measures to mitigate any risks associated with the publication or disclosure of this Escrow Agreement and information contained therein in contravention of the previous sentence, including the redaction of the manual signatures of the signatories to this Escrow Agreement, or, in the alternative, publishing a conformed copy of this Escrow Agreement. If a party must disclose or publish this Escrow Agreement or information contained therein pursuant to any regulatory, statutory, or governmental requirement, as well as any judicial, or administrative order, subpoena or discovery request, it shall notify in writing the other parties at the time of execution of this Escrow Agreement (or the applicable subsequent time) of the legal requirement to do so. All obligations of Escrow Agent under this Section 10.13 are subject to and consistent with Section 7(j).

[The next page is the signature page.]

Annex A-3-62

The parties have executed and delivered this Escrow Agreement as of the date first written above.

ACQUIROR:
FINTECH ECOSYSTEM DEVELOPMENT CORP.
By:
Name:
Title:
MEMBER REPRESENTATIVE:

MONISHA SAHNI
ESCROW AGENT:
COMPUTERSHARE TRUST COMPANY, N.A., solely in its capacity as Escrow Agent hereunder
By:
Name:
Title:

ESCROW AGREEMENT

Annex A-3-63

SCHEDULE A-1

Acquiror certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Schedule A-1 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Acquiror, and that the option checked in Part III of this Schedule A-1 is the security procedure selected by Acquiror for use in verifying that a funds transfer instruction received by Escrow Agent is that of Acquiror.

Acquiror has reviewed each of the security procedures and has determined that the option checked in Part III of this Schedule A-1 best meets its requirements; given the size, type and frequency of the instructions it will issue to Escrow Agent. By selecting the security procedure specified in Part III of this Schedule A-1, Acquiror acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by Escrow Agent in compliance with the particular security procedure chosen by Acquiror.

NOTICE: The security procedure selected by Acquiror will not be used to detect errors in the funds transfer instructions given by Acquiror. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Acquiror take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Acquiror

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part II

Name, Title, Telephone Number and E-mail Address for
person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Annex A-3-64

Part III
Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐       Option 1. Confirmation by telephone call-back. Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Schedule A-1.

☐    CHECK box, if applicable:

If Escrow Agent is unable to obtain confirmation by telephone call-back, Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☒       Option 2. Confirmation by e-mail. Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Schedule A-1. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Schedule A-1. Acquiror understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. Acquiror further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by Escrow Agent.

☐    CHECK box, if applicable:

If Escrow Agent is unable to obtain confirmation by e-mail, Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐       *Option 3. Delivery of funds transfer instructions by password protected file transfer system only — no confirmation. Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Acquiror wishes to use the password protected file transfer system, further instructions will be provided by Escrow Agent. If Acquiror chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by Escrow Agent.

☐       *Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

* The password protected file system has a password that expires every 60 days. If you anticipate having infrequent activity on this account, please consult with your Escrow Agent before selecting this option.

Dated this            day of September, 2022.

FINTECH ECOSYSTEM DEVELOPMENT CORP.

By
Name:
Title:

Annex A-3-65

SCHEDULE A-2

Member Representative certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Schedule A-2 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Member Representative, and that the option checked in Part III of this Schedule A-2 is the security procedure selected by Member Representative for use in verifying that a funds transfer instruction received by Escrow Agent is that of Member Representative.

Member Representative has reviewed each of the security procedures and has determined that the option checked in Part III of this Schedule A-2 best meets its requirements; given the size, type and frequency of the instructions it will issue to Escrow Agent. By selecting the security procedure specified in Part III of this Schedule A-2, Member Representative acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in their name and accepted by Escrow Agent in compliance with the particular security procedure chosen by Member Representative.

NOTICE: The security procedure selected by Member Representative will not be used to detect errors in the funds transfer instructions given by Member Representative. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Member Representative takes such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Member Representative

Name	Title	Telephone Number	E-Mail Address	Specimen Signature

Part II

Name, Title, Telephone Number and E-mail Address for
person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Annex A-3-66

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐       Option 1. Confirmation by telephone call-back. Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Schedule A-2.

☐    CHECK box, if applicable:

If Escrow Agent is unable to obtain confirmation by telephone call-back, Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☒       Option 2. Confirmation by e-mail. Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Schedule A-2. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Schedule A-2. Member Representative understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. Member Representative further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by Escrow Agent.

☒    CHECK box, if applicable:

If Escrow Agent is unable to obtain confirmation by e-mail, Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐       *Option 3. Delivery of funds transfer instructions by password protected file transfer system only — no confirmation. Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Member Representative wishes to use the password protected file transfer system, further instructions will be provided by Escrow Agent. If Member Representative chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by Escrow Agent.

☐       *Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

* The password protected file system has a password that expires every 60 days. If you anticipate having infrequent activity on this account, please consult with your Escrow Agent before selecting this option.

Dated this            day of September, 2022.

MONISHA SAHNI, as Member Representative

Annex A-3-67

SCHEDULE B

Fees of Escrow Agent

Annex A-3-68

SCHEDULE C

Form of Joint Written Instruction

[Date]

Computershare Trust Company, N.A.
CTO Mail Operations
Attention: Donna Nascimento, Corporate Trust Services
MAC: N9300-070
600 South 4th Street 7th Floor
Minneapolis, MN
E-mail: donna.nascimento@computershare.com

RE: Joint Written Instruction — Escrow Acct. No. [            ]

Dear Ms. Nascimento:

Pursuant to Section 3 of that certain Escrow Agreement, dated as [            ] (the “Escrow Agreement”), by and among Computershare Trust Company, N.A., a national banking association organized under the laws of the United States (“Escrow Agent”), Fintech Ecosystem Development Corp., a Delaware corporation (“Acquiror”) and Monisha Sahni, as the representative of the Members (“Member Representative”), Acquiror and Member Representative hereby jointly instruct the Escrow Agent to release the Escrow Fund to [Acquiror / Member Representative] in the following amounts and by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

To Acquiror:

Amount:	[$ ]
Bank Name:
Bank Address:
Routing/ABA No.:
Account Name:
Account No.:

To Member Representative:

Amount:	[$ ]
Bank Name:
Bank Address:
Routing/ABA No.:
Account Name:
Account No.:

[If the entire Escrow Fund is distributed: Upon distribution of the entire Escrow Fund, the Escrow Agreement shall terminate in accordance with Section 9 thereof.] This Joint Written Instruction may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by the parties and delivered to the other parties.

[Signature Page Follows]

Annex A-3-69

ACQUIROR:
FINTECH ECOSYSTEM DEVELOPMENT CORP.
By:
Name:
Title:
MEMBER REPRESENTATIVE:

MONISHA SAHNI

Annex A-3-70

SCHEDULE D

Cash Investment Direction Form

Direction to use the following Computershare Trust Company, N.A. (Computershare) Deposit Option for cash balances for the following account(s) and all subaccounts thereof:

Account name:	Fintech Ecosystem Development Corp/D. Kretzmer Esc
Account number(s):

You are hereby directed to deposit, as indicated below, or as I/We shall direct further in writing from time to time, all cash in the account(s) in the following bank deposit option:

Computershare Essential Non Interest Bearing Deposit Option (ENIB)
(SEI CUSIP = VP7000384)

I/We acknowledge that I/We have full power and authority to direct investments of the account(s).

I/We acknowledge that funds are deposited with investment grade financial institutions as rated by S&P, Moody’s and Fitch.

I/We understand that Computershare shall not be obligated to pay any interest to the account(s).

I/We understand that I/We may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

I/We understand that Computershare may from time to time receive compensation in connection with such deposits or investments.

I/We understand that Computershare shall have no responsibility or liability for any diminution of the funds that may result from any deposit or investment made by Computershare in accordance with this direction, including any losses resulting from a default by any bank, financial institution or other third party.

Annex A-3-71

EXHIBIT B

Form of General Release

[SEE ATTACHED]

Annex A-3-72

EXECUTION VERSION

GENERAL RELEASE

This General Release, dated as of September            , 2022 (this “General Release”), is entered into by and between [•] (the “Releasor”) and Mobitech International LLC, a limited liability company organized in the United Arab Emirates (together with its subsidiaries, the “Company”). Capitalized terms used but not defined in this General Release have the meanings assigned to them in that certain Business Combination Agreement, dated as of September            , 2022 (as currently in effect, the “BCA”), by and among Fintech Ecosystem Development Corp., a Delaware corporation (“Acquiror”), Monisha Sahni, Rachna Suneja and Ritscapital Capital LLC, a limited liability company organized in the United Arab Emirates, with Monisha Sahni also acting as the Member Representative.

In connection with and as contemplated by the BCA, and as a condition and inducement to the willingness of Acquiror to consummate the Transactions, on the terms and subject to the conditions set forth in this General Release, the Releasor, for himself, herself or itself, and for certain other parties, desires to release the Company and certain related parties, and has agreed to execute and deliver this General Release.

1.    For good and valuable consideration including intra alia the Acquiror consummating the Transactions, the receipt and legal sufficiency of which is acknowledged by the Releasor, the Releasor knowingly and voluntarily covenants not to sue and hereby fully and forever releases, acquits and discharges the Company and, as applicable, its past, present and future interest holders, shareholders, members, partners, directors, officers, managers, employees, individual independent contractors, agents and representatives (collectively, “Representatives”), and the successors and past, present and future assigns of all of the foregoing (collectively, the “Released Parties”) from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, rights, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, and whether known or unknown, suspected, or claimed against any of the Released Parties that the Releasor or any of his, her or its Affiliates, Representatives, Affiliates’ respective Representatives, spouse, and the successors and past, present and future assigns of all of the foregoing has ever had, may now have, or hereafter can, shall or may have relating in any way to or in connection with any matter or thing (including events, facts, matters or circumstances occurred, occurring or existing) at any time prior to, or simultaneously with, the Closing (subject to the proviso below, all of the foregoing collectively referred to herein as the “Claims”); provided, however, that no release is given hereunder in respect of (and the term “Claims” as defined hereunder shall not include) any claims that Releasor may have: (a) under the BCA or any Ancillary Agreement; (b) for unpaid salaries, bonuses, incentive compensation, employee benefits, or expense reimbursements accrued, earned and owed, pursuant to the terms of Releasor’s employment with the Company, in each case, as of immediately prior to the Closing and to the extent reflected in the Acquiror Statement as finally determined pursuant to Section 2.04(e) of the BCA; or (c) for contribution, indemnification or advancement of expenses pursuant to the Company’s Operating Agreement, or directors’ and officers’ liability insurance policies (including any policy providing coverage for combined fiduciary and employment practices liability), in each case in existence of immediately prior to the Closing (including the run-off directors and officers “tail” insurance policy as contemplated by Section 7.06(b) of the BCA).

2.    The Releasor represents and warrants that he, she or it has made no assignment or transfer of any of the Claims herein above mentioned or implied (or any portion of any recovery or settlement to which the Releasor may be entitled to in connection with the Claims).

3.    It is the intent of the Releasor that the provisions of Section 1 shall be effective as a general release of all Claims. In furtherance of this intention (and notwithstanding anything in Section 9 that would cause California law to be inapplicable), each Releasor acknowledges that he, she or it is familiar with and expressly waives any and all rights that might be claimed by the undersigned by reason of Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Annex A-3-73

4.    In signing this General Release, the Releasor acknowledges and intends that it shall be effective as a bar to each and every one of the Claims herein above mentioned or implied. The Releasor expressly consents that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims), if any, as well as those relating to any other Claims herein above mentioned or implied. The Releasor acknowledges and agrees that this waiver is an essential and material term of this General Release and that without such waiver Acquiror would not have agreed to consummate the transactions contemplated by the BCA. The Releasor further agrees that in the event it should assert any Claim seeking damages against any of the Released Parties, this General Release shall serve as a complete defense to any such Claim. The Releasor further agrees that to the knowledge of the Releasor there does not exist any Claim of the type described in or implied by Section 1 hereof and he, she or it is not aware of any pending or threatened Claims of the type described in or implied by Section 1 hereof.

5.    The Releasor agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by any Released Party or the Releasor of any improper or unlawful conduct.

6.    The Releasor also agrees that if he, she or it violates this General Release by suing any Released Parties, the Releasor will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

7.    The Releasor acknowledges and agrees that the Releasor may hereafter discover facts different from or in addition to those now known, or believed to be true, regarding the subject matter of this General Release and further acknowledges and agrees that this General Release shall remain in full force and effect, notwithstanding the existence of any different or additional facts.

8.    The Releasor agrees that this General Release is confidential and agrees not to disclose any information regarding the terms of this General Release, except to any tax, legal or other counsel the Releasor has consulted regarding the meaning or effect hereof or as required by law, and the Releasor will instruct each of the foregoing not to disclose the same to anyone.

9.    The provisions of Article X of the BCA (including Section 10.07 (Governing Law) and 10.08 (Waiver of Jury Trial) shall, mutatis mutandis, apply to this General Release.

10.    BY SIGNING THIS GENERAL RELEASE, THE UNDERSIGNED RELEASOR REPRESENTS AND AGREES THAT HE, SHE OR IT:

(a)    HAS READ THIS GENERAL RELEASE CAREFULLY;

(b)    UNDERSTANDS ALL OF ITS TERMS AND KNOWS THAT HE, SHE OR IT IS GIVING UP IMPORTANT RIGHTS;

(c)    VOLUNTARILY CONSENTS TO EVERYTHING IN IT;

(d)    HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS GENERAL RELEASE AND HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION THE UNDERSIGNED HAS CHOSEN NOT TO DO SO OF HIS, HER OR ITS OWN VOLITION;

(e)    HAS SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE THE UNDERSIGNED WITH RESPECT TO IT; AND

(f)    AGREES THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF BUYER AND BY THE UNDERSIGNED.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Annex A-3-74

IN WITNESS WHEREOF, the undersigned have executed this General Release as of the date first written above.

RELEASOR

Name:
MOBITECH INTERNATIONAL LLC
By:
Name:
Title:

Annex A-3-75

EXHIBIT C

Form of Assignment of Company Membership Interests

[SEE ATTACHED]

Annex A-3-76

SALE OF SHARES AGREEMENT

This Sale of Shares Agreement (“Agreement”) is made effective as of            (“Effective Date”)

BY AND BETWEEN

1.                 , holder of            passport number            (“Seller”); and

2.                 , holder of            passport number            (“Buyer”).

(Each a ‘Party’ and collectively ‘Parties’).

WHEREAS, the Seller owns            of shares (“Shares”) in            , with business license number            (“Company”), established pursuant to the laws and regulations of Sharjah Media City Free Zone (“Shams”).

WHEREAS, the Seller wishes to sell            of the Shares and the Buyer wishes to obtain such Shares, pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants, the Parties agree as follows:

1.      GENERAL

1.1.   Subject to the approval of Shams, the Seller hereby agrees to sell, transfer, and deliver ownership of the Shares to the Buyer.

1.2.   The Seller warrants that the Shares, their respective rights, title, and interest shall be transferred to the Buyer free and clear of any encumbrances.

1.3.   The Seller further covenants to effectuate all necessary administrative procedures, to render the sale of Shares effective, whether related to the regulations imposed by Shams or the Federal Laws of the United Arab Emirates.

1.4.   The Parties agree to execute the following to render this Agreement valid and binding:

i.       Registration of the Buyer as a shareholder within Shams’ records; and

ii.      Completion of all necessary formalities and administrative procedures to reflect the Company’s proposed shareholding amendments.

2.      PURCHASE PRICE

2.1.   In exchange of the Shares, the Parties may mutually decide on consideration to be paid by the Buyer to the Seller.

2.2.   The Parties agree and acknowledge that the consideration, if applicable, shall be decided mutually.

2.3.   In addition to any potential consideration, the Parties further covenant and agree to pay, in full, any costs, expenses, and charges, levied by Shams, in connection with the fulfilment of this Agreement.

3.      OWNERSHIP AND TITLE

3.1.   Upon execution of the necessary formalities, the Seller’s ownership and title to the Shares, and risk thereon, shall devolve to the Buyer on the date when Shams releases updated Company documents with the Buyer’s details.

3.2.   The Parties covenant and agree that the Buyer shall not be held responsible for any debts, liabilities, or obligations of the Company which may have incurred prior to the execution of this Agreement.

The Parties agree and acknowledge that upon fulfilment of this Agreement, the Buyer shall assume ownership and control of any intellectual property owned by the Company. For the avoidance of doubt, ‘intellectual property’ shall refer to, including without limitation, patents, trademarks, copyrights, domains, logos, designs, software, know-how, or otherwise.

Annex A-3-77

4.      CONFIDENTIALITY

4.1.   The Parties agree that the consideration furnished under this Agreement, the discussions and correspondence that led to this Agreement, and the terms and conditions hereof, are private and confidential.

4.2.   Except as may be required by the applicable laws of the United Arab Emirates, neither Party may disclose the existence or contents of this Agreement to any third-party.

5.      LIMITED LIABILITY

5.1.   In no event shall Shams be held liable for any special, incidental, punitive, or consequential damages arising out of, connected within, or resulting from the performance of this Agreement, regardless of any notice or predictability of such liability.

5.2.   Shams shall not assume liability for any losses or damages caused to either Party through the performance of this Agreement.

5.3.   The Seller shall not be liable for any loss of revenue, business, or profit caused to the Buyer, whether arising directly or indirectly from the sale of Shares to the Buyer.

6.      INDEMNIFICATION

         The Parties hereby covenant and warrant to indemnify, defend, protect, and hold harmless Shams from and against all lawsuits and costs of every kind pertaining to any violation of applicable laws, this Agreement, or the rights of any third party while acting pursuant to this Agreement.

7.      REPRESENTATIONS AND WARRANTIES

7.1.   The Parties hereby represent and warrant the following:

i.       They have the legal right and capacity to enter into this Agreement and perform fully their respective obligations;

ii.      They are not in violation of any applicable regulations imposed by Shams or the Federal Laws of the United Arab Emirates;

iii.     There are no pending legal proceedings, claims, or otherwise, threated against them or any other legal impediments which could adversely affect the validity of enforceability of this agreement;

iv.      There are no material changes which may have a negative impact on the Seller’s capacity to sell the Shares or the Company’s capacity to register the Shares in the name of the Buyer;

v.       Upon completion of the transfer of Shares, the Buyer shall be registered as the beneficial and legal owner of the Shares and all rights accrued to the Seller shall be rendered null and void; and

vi.     Upon execution of this Agreement, and payment of the Purchase Price, the Buyer shall assume responsibility for all obligations in connection with the Shares and the Company’s day-to-day business operations.

8.      TERM AND TERMINATION

8.1.   This Agreement shall come into force on the Effective Date and shall remain in full effect until such a time where all necessary procedures for the sale of Shares have been rendered complete.

8.2.   This Agreement may be terminated by the Buyer through provision of a ten (10) calendar days’ written notice.

8.3.   This Agreement may be terminated by the Seller, without the provision of a written notice, in the event the Buyer fails to purchase the Shares within five (5) working days from the date of signing this Agreement.

Annex A-3-78

8.4.   In the event of a material breach, either Party may terminate this Agreement immediately, without serving a prior written notice to the defaulting Party. For the avoidance of doubt, the term ‘material breach’ shall mean a breach which cannot be remedied within two (2) working days from its date of occurrence.

8.5.   In the event of termination of this Agreement, any Purchase Price paid by the Buyer to the Seller shall be returned to the Buyer

8.6.   Pursuant to clause 7.5, the Seller shall not deduct any damages or setoffs from the Purchase Price, unless such deductions were agreed upon mutually between the Parties or enforced by the provisions of law.

8.7.   The Parties agree and acknowledge that in the event of termination of this Agreement, the sale of Shares shall be considered rescinded, null, and void, and both Parties shall return to their original position as prior to the Effective Date.

9.      MISCELLANEOUS

9.1.   No amendments, changes, or modifications to this Agreement shall be valid unless such amendments have been passed in writing and signed by each Party hereto.

9.2.   Each provision of this Agreement shall be treated as a separate and independent clause and the unenforceability of any one clause shall in no way impair the enforceability of any other clauses.

9.3.   The Parties acknowledge receipt of this Agreement and agree that it contains the entire understanding between them, superseding any previous verbal or written communication, representation, or understanding.

9.4.   Neither Party may assign or delegate any rights or obligations hereunder without the prior written notice of the other Party.

9.5.   In no event shall either Party be held responsible or liable for any failure or delay in the performance of its obligations, arising out of or caused by, forces beyond its direct control, including without limitation, acts of God, global health pandemics, internet failure, malfunction of data, severe weather, industrial disputes, or otherwise.

10.    GOVERNING LAW AND JURISDICTION

10.1. This Agreement shall be construed in accordance with and be governed by the laws of the Emirate of Sharjah.

10.2. The Parties irrevocably consent and agree to bring forth and claims, disputes or otherwise to the exclusive jurisdiction of Sharjah Courts.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

The Seller	The Buyer
Name:	Name:
Signature:	Signature:

Annex A-3-79

EXHIBIT D

Form of Employee Option-holder Lock-up, Unvested Stock & Protective Covenant Agreement

[SEE ATTACHED]

Annex A-3-80

Annex B

FORM OF SECOND

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FREEDM HOLDINGS, INC.

a Delaware corporation

ARTICLE I

The name of the corporation is Freedm Holdings, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at such address is The Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

ARTICLE IV

Section 1.    The Company is authorized to issue two classes of stock, to be designated respectively, class A common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The total number of shares of stock that the Company shall have authority to issue is 221,000,000 shares, of which 220,000,000 shares are Common Stock, $0.0001 par value per share, and 1,000,000 are Preferred Stock, $0.0001 par value per share.

Section 2.    Upon filing of this Certificate of Incorporation (the “Effective Time”), which shall occur prior to the closing of the transactions contemplated by that certain (a) Business Combination Agreement, entered into as of September 7, 2022 by and among, the Company, Fama Financial Services, Inc., a Georgia corporation and a wholly-owned subsidiary of the Company, Rana Financial Inc., a Georgia corporation and David Kretzmer and (b) Business Combination Agreement, entered into as of September 7, 2022 by and among, Monisha Sahni, Rachna Suneja and Ritscapital LLC, a limited liability company organized in the United Arab Emirates, each Class A share of common stock, par value $0.0001 per share, and each Class B ordinary share, par value $0.0001 per share, of the Company issued and outstanding immediately prior to the Effective Time, shall automatically be converted, on a one-for-one basis, into one fully paid and non-assessable share of Common Stock of the Company, without any further action required on the part of the Company or any holder of capital stock of the Company.

Section 3.    Each share of Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Section 4.    The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors of the Company (“Board of Directors”) (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number

Annex B-1

of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 5.    Except as otherwise required by law or provided in this Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Section 6.    The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

Section 1.    Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Company shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2.    From and after the effectiveness of this Certificate of Incorporation, the directors of the Company (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

Section 1.    From and after the effectiveness of this Certificate of Incorporation, only for so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.

Annex B-2

Section 2.    Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the bylaws of the Company (“Bylaws”), and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1.    The Company is to have perpetual existence.

Section 2.    The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

Section 3.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Company. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s Bylaws. The Company’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company. Notwithstanding the above or any other provision of this Certificate of Incorporation, the Bylaws of the Company may not be amended, altered or repealed by the stockholders of the Company except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4.    The election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

Section 5.    No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1.    Subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

Section 2.    Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Bylaws of the Company.

ARTICLE IX

Section 1.    To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Annex B-3

Section 2.    Subject to any provisions in the Bylaws of the Company related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3.    The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4.    Neither any amendment, elimination nor repeal of any Section of this ARTICLE IX, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, elimination, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

ARTICLE XI

The name and mailing address of the incorporator are as follows:

Constantine Petropoulos
One Battery Park Plaza, 12th floor
New York, NY 10004

ARTICLE XII

The Company reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 4 of ARTICLE IV, Section 2 of ARTICLE V, Section 1 of ARTICLE VI, Section 2 of ARTICLE VI, Section 5 of ARTICLE VII, Section 1 of ARTICLE VIII, Section 2 of ARTICLE VIII, Section 3 of ARTICLE VIII, or this ARTICLE XII of this Certificate of Incorporation.

This amended and restated certificate of incorporation shall be effective at            :             Eastern Time on            ,            .

*    *    *

Annex B-4

Annex C

FINTECH ECOSYSTEM DEVELOPMENT CORP.

2023 OMNIBUS EQUITY INCENTIVE PLAN

1. Purpose.

The name of the Plan is the Fintech Ecosystem Development Corp. 2023 Omnibus Equity Incentive Plan (the “Plan”). The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Stock-based and cash-based incentives to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of stockholder value.

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(b) “Award” means any Option, award of Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, or other Stock-based award granted under the Plan.

(c) “Award Agreement” means an Option Agreement, a Restricted Stock Agreement, an RSU Agreement, a SAR Agreement, or an agreement governing the grant of any other Stock-based Award granted under the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means, with respect to a Participant and in the absence of an Award Agreement or Participant Agreement otherwise defining Cause, (1) the Participant’s plea of nolo contendere to, conviction of or indictment for, any crime (whether or not involving the Company or its Affiliates) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates, (2) conduct of the Participant, in connection with his or her employment or service, that has resulted, or could reasonably be expected to result, in injury to the business or reputation of the Company or its Affiliates, (3) any material violation of the policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (4) the Participant’s act(s) of negligence or willful misconduct in the course of his or her employment or service with the Service Recipient; (5) misappropriation by the Participant of any assets or business opportunities of the Company or its Affiliates; (6) embezzlement or fraud committed by the Participant, at the Participant’s direction, or with the Participant’s prior actual knowledge; or (7) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties. If, subsequent to the Termination of a Participant for any reason other than by the Service Recipient for Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, such Participant’s employment or service shall, at the discretion of the Committee, be deemed to have been terminated by the Service Recipient for Cause for all purposes under the Plan, and the Participant shall be required to repay or return to the Company all amounts and benefits received by him or her in respect of any Award following such Termination that would have been forfeited under the Plan had such Termination been by the Service Recipient for Cause. In the event that there is an Award Agreement or Participant Agreement defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Service Recipient for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or Participant Agreement are complied with.

(f) “Change in Control” means:

(1) a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the U.S. Securities and Exchange Commission or similar non-U.S. regulatory agency or pursuant to a Non-Control Transaction) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any

Annex C-1

two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, an employee benefit plan sponsored or maintained by the Company or any of its Affiliates (or its related trust), or any underwriter temporarily holding securities pursuant to an offering of such securities, directly or indirectly acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities eligible to vote in the election of the Board (the “Company Voting Securities”);

(2) the date, within any consecutive twenty-four (24) month period commencing on or after the Effective Date, upon which individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least a majority of the directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (including, but not limited to, a consent solicitation) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(3) the consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company’s stockholders (whether for such transaction, the issuance of securities in the transaction or otherwise) (a “Reorganization”), unless immediately following such Reorganization (i) more than fifty percent (50%) of the total voting power of (A) the corporation resulting from such Reorganization (the “Surviving Company”) or (B) if applicable, the ultimate parent corporation that has, directly or indirectly, beneficial ownership of one hundred percent (100%) of the voting securities of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to such Reorganization, (ii) no person, other than an employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company (or its related trust), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company, or if there is no Parent Company, the Surviving Company, and (iii) at least a majority of the members of the board of directors of the Parent Company, or if there is no Parent Company, the Surviving Company, following the consummation of such Reorganization are members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in clauses (i), (ii), and (iii) above shall be a “Non-Control Transaction”); or

(4) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of fifty percent (50%) or more of the Company Voting Securities as a result of an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then be deemed to occur, and (y) with respect to the payment of any amount that constitutes a deferral of compensation subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.

Annex C-2

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(h) “Committee” means the Board, the Compensation Committee of the Board or such other committee consisting of two or more individuals appointed by the Board to administer the Plan and each other individual or committee of individuals designated to exercise authority under the Plan.

(i) “Company” means Fintech Ecosystem Development Corp., a Delaware corporation.

(j) “Corporate Event” has the meaning set forth in Section 10(b) hereof.

(k) “Data” has the meaning set forth in Section 20(f) hereof.

(l) “Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement.

(m) “Disqualifying Disposition” means any disposition (including any sale) of Stock acquired upon the exercise of an Incentive Stock Option made within the period that ends either (1) two years after the date on which the Participant was granted the Incentive Stock Option or (2) one year after the date upon which the Participant acquired the Stock.

(n) “Effective Date” means [•], 2023, which is the date on which the Plan was approved by the Board.

(o) “Eligible Person” means (1) each employee and officer of the Company or any of its direct or indirect subsidiaries, (2) each non-employee director of the Company or any of its direct or indirect subsidiaries; (3) each other natural Person who provides substantial services to the Company or any of its direct or indirect subsidiaries as a consultant or advisor (or a wholly owned alter ego entity of the natural Person providing such services of which such Person is an employee, stockholder or partner) and who is designated as eligible by the Committee, and (4) each natural Person who has been offered employment by the Company or any of its direct or indirect subsidiaries; provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such Person has commenced employment or service with the Company or its direct or indirect subsidiaries; provided further, however, that (i) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term “subsidiaries” as used in this Section 2(o) shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain other than the last corporation or other entity owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain, and (ii) with respect to any Award that is intended to be an Incentive Stock Option, the term “subsidiaries” as used in this Section 2(o) shall include only those entities that qualify as a “subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code. An employee on an approved leave of absence may be considered as still in the employ of the Company or any of its direct or indirect subsidiaries for purposes of eligibility for participation in the Plan.

(p) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(q) “Expiration Date” means, with respect to an Option or Stock Appreciation Right, the date on which the term of such Option or Stock Appreciation Right expires, as determined under Sections 5(b) or 8(b) hereof, as applicable.

(r) “Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchanges, the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination. If the Stock is not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Stock.

(s) “GAAP” means the U.S. Generally Accepted Accounting Principles, as in effect from time to time.

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(t) “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(u) “Nonqualified Stock Option” means an Option not intended to be an Incentive Stock Option.

(v) “Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Stock at a specified price during a specified time period.

(w) “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option Award.

(x) “Participant” means an Eligible Person who has been granted an Award under the Plan or, if applicable, such other Person who holds an Award.

(y) “Participant Agreement” means an employment or other services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.

(z) “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

(aa) “Plan” means this Fintech Ecosystem Development Corp. 2023 Omnibus Equity Incentive Plan, as amended from time to time.

(bb) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “independent director” as defined under, as applicable, the NASDAQ Listing Rules, the NYSE Listed Company Manual or other applicable stock exchange rules.

(cc) “Qualifying Committee” has the meaning set forth in Section 3(b) hereof.

(dd) “Restricted Stock” means Stock granted to a Participant under Section 6 hereof that is subject to certain restrictions and to a risk of forfeiture.

(ee) “Restricted Stock Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Award.

(ff) “Restricted Stock Unit” means a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee) on a specified settlement date.

(gg) “RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Stock Units.

(hh) “SAR Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Stock Appreciation Rights.

(ii) “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(jj) “Service Recipient” means, with respect to a Participant holding an Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(kk) “Share Limit” has the meaning set forth in Section 4(a) hereof.

(ll) “Stock” means Class A Common Stock, par value $0.0001 per share, of the Company, and such other securities as may be substituted for such stock pursuant to Section 10 hereof.

(mm) “Stock Appreciation Right” means a conditional right to receive an amount equal to the value of the appreciation in the Stock over a specified period. Except in the event of extraordinary circumstances, as determined in the sole discretion of the Committee, or pursuant to Section 10(b) hereof, Stock Appreciation Rights shall be settled in Stock.

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(nn) “Substitute Award” has the meaning set forth in Section 4(a) hereof.

(oo) “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that the Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute the Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A of the Code that are payable upon a Termination unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

3. Administration.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants, (2) grant Awards, (3) determine the type, number and type of shares of Stock subject to, other terms and conditions of, and all other matters relating to, Awards, (4) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, (5) construe and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein, (6) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time or such shorter period required by, or necessary to comply with, applicable law, and (7) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its stockholders and Affiliates, Eligible Persons, Participants, and beneficiaries of Participants. Notwithstanding anything in the Plan to the contrary, the Committee shall have the ability to accelerate the vesting of any outstanding Award at any time and for any reason, including upon a Corporate Event, subject to Section 10(b), or in the event of a Participant’s Termination by the Service Recipient other than for Cause, or due to the Participant’s death, Disability or retirement (as such term may be defined in an applicable Award Agreement or Participant Agreement, or, if no such definition exists, in accordance with the Company’s then-current employment policies and guidelines). For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, must be taken by the remaining members of the Committee or a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”). Any action authorized by such a Qualifying Committee shall be deemed the action of the Committee for purposes of the Plan. The express grant of any specific power to a Qualifying Committee, and the taking of any action by such a Qualifying Committee, shall not be construed as limiting any power or authority of the Committee.

(c) Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering

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the Plan. Any actions taken by an officer or employee delegated authority pursuant to this Section 3(c) within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) or to any Eligible Person who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee or Qualifying Committee in accordance with Section 3(b) above.

(d) Sections 409A and 457A. The Committee shall take into account compliance with Sections 409A and 457A of the Code in connection with any grant of an Award under the Plan, to the extent applicable. While the Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Sections 409A and 457A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A or Section 457A of the Code or any damages for failing to comply with Section 409A or Section 457A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A or Section 457A of the Code).

4. Shares Available Under the Plan; Other Limitations.

(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan (the “Share Limit”) shall equal [•]1. In addition to the foregoing, subject to Section 10(a) below, commencing on January 1, 2024, and on the first day of each fiscal year of the Company thereafter during the term of the Plan, additional shares of Stock representing five percent (5%) (or such lesser percentage as determined by the Board in its sole discretion prior to such date) of the Company’s outstanding shares of Stock on such date will automatically be added to the Share Limit; provided that in no event shall this provision for automatic increase apply on any date that occurs after the tenth (10th) anniversary of the Effective Date without additional stockholder approval. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase. Notwithstanding the foregoing, (i) except as may be required by reason of Section 422 of the Code, the number of shares of Stock available for issuance hereunder shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) and IM-5635-1, AMEX Company Guide Section 711, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”); and (ii) shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double-counting (as, for example, in the case of tandem awards or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Other than with respect to a Substitute Award, to the extent that an Award expires or is canceled, forfeited, settled in cash, or otherwise terminated without delivery to the Participant of the full number of shares of Stock to which the Award related, the undelivered shares of Stock will again be available for grant. Shares of Stock withheld in payment of the exercise price relating to an Award and shares of Stock equal to the number surrendered in payment of any exercise price relating to an Award shall not be deemed to constitute shares delivered to the Participant and shall be deemed to again be available for delivery under the Plan.

(c) Reserved.

(d) Shares Available Under Acquired Plans. To the extent permitted by NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) or other applicable stock exchange rules, subject to applicable law, in the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio of formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such

____________

1        To insert number of shares of Stock representing 16% of the outstanding shares on a fully diluted basis as of the Effective Date.

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acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Stock reserved and available for delivery in connection with Awards under the Plan; provided that Awards using such available shares shall not be made after the date awards could have been made under the terms of such pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by the Company or any subsidiary of the Company immediately prior to such acquisition or combination.

5. Options.

(a) General. Certain Options granted under the Plan may be intended to be Incentive Stock Options; however, no Incentive Stock Options may be granted hereunder following the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board and (ii) the date the stockholders of the Company approve the Plan. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are employees of the Company or an Affiliate (as such definition is limited pursuant to Section 2(o) hereof) of the Company. The provisions of separate Options shall be set forth in separate Option Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Options.

(b) Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after, and each Option shall expire, ten (10) years from the date it was granted.

(c) Exercise Price. The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant, subject to Section 5(g) hereof in the case of any Incentive Stock Option. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the exercise price per share of Stock for such Option may be less than the Fair Market Value on the date of grant; provided, that such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

(d) Payment for Stock. Payment for shares of Stock acquired pursuant to an Option granted hereunder shall be made in full upon exercise of the Option in a manner approved by the Committee, which may include any of the following payment methods: (1) in immediately available funds in U.S. dollars, or by certified or bank cashier’s check, (2) by delivery of shares of Stock having a value equal to the exercise price, (3) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations, or (4) by any other means approved by the Committee (including, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive the number of shares of Stock underlying the Option so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise). Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.

(e) Vesting. Options shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an Option Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Option at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires, is canceled or otherwise terminates.

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(f) Termination of Employment or Service. Except as provided by the Committee in an Option Agreement, Participant Agreement or otherwise:

(1) In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Options outstanding shall cease, (B) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

(2) In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Options outstanding shall cease, (ii) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (iii) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination.

(3) In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Options outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

(g) Special Provisions Applicable to Incentive Stock Options.

(1) No Incentive Stock Option may be granted to any Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (i) has an exercise price of at least one hundred ten percent (110%) of the Fair Market Value on the date of the grant of such Option and (ii) cannot be exercised more than five (5) years after the date it is granted.

(2) To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(3) Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.

6. Restricted Stock.

(a) General. Restricted Stock may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of Restricted Stock shall be set forth in separate Restricted Stock Agreements, which agreements need not be identical. Subject to the restrictions set forth in Section 6(b) hereof, and except as otherwise set forth in the applicable Restricted Stock Agreement, the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Unless otherwise set forth in a Participant’s Restricted Stock Agreement, cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b) Vesting and Restrictions on Transfer. Restricted Stock shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a Restricted Stock Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Award of Restricted Stock at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Award of Restricted Stock shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all

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vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. In addition to any other restrictions set forth in a Participant’s Restricted Stock Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock prior to the time the Restricted Stock has vested pursuant to the terms of the Restricted Stock Agreement.

(c) Termination of Employment or Service. Except as provided by the Committee in a Restricted Stock Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock has vested, (1) all vesting with respect to such Participant’s Restricted Stock outstanding shall cease, and (2) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested shares of Restricted Stock at a purchase price equal to the lesser of (A) the original purchase price paid for the Restricted Stock (as adjusted for any subsequent changes in the outstanding Stock or in the capital structure of the Company) less any dividends or other distributions or bonus received (or to be received) by the Participant (or any transferee) in respect of such Restricted Stock prior to the date of repurchase and (B) the Fair Market Value of the Stock on the date of such repurchase; provided that, if the original purchase price paid for the Restricted Stock is equal to zero dollars ($0), such unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

7. Restricted Stock Units.

(a) General. Restricted Stock Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Stock Units shall be set forth in separate RSU Agreements, which agreements need not be identical.

(b) Vesting. Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an RSU Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Restricted Stock Unit at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Restricted Stock Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment.

(c) Settlement. Restricted Stock Units shall be settled in Stock, cash, or property, as determined by the Committee, in its sole discretion, on the date or dates determined by the Committee and set forth in an RSU Agreement. Unless otherwise set forth in a Participant’s RSU Agreement, a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Restricted Stock Units prior to settlement.

(d) Termination of Employment or Service. Except as provided by the Committee in an RSU Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock Units have been settled, (1) all vesting with respect to such Participant’s Restricted Stock Units outstanding shall cease, (2) all of such Participant’s unvested Restricted Stock Units outstanding shall be forfeited for no consideration as of the date of such Termination, and (3) any shares remaining undelivered with respect to vested Restricted Stock Units then held by such Participant shall be delivered on the delivery date or dates specified in the RSU Agreement.

8. Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Stock Appreciation Rights shall be set forth in separate SAR Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Stock Appreciation Rights.

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(b) Term. The term of each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that no Stock Appreciation Right granted hereunder shall be exercisable after, and each Stock Appreciation Right shall expire, ten (10) years from the date it was granted.

(c) Base Price. The base price per share of Stock for each Stock Appreciation Right shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award, the base price per share of Stock for such Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that such base price is determined in a manner consistent with the provisions of Section 409A of the Code.

(d) Vesting. Stock Appreciation Rights shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a SAR Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Stock Appreciation Right at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Stock Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If a Stock Appreciation Right is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Stock Appreciation Right expires, is canceled or otherwise terminates.

(e) Payment upon Exercise. Payment upon exercise of a Stock Appreciation Right may be made in cash, Stock, or property as specified in the SAR Agreement or determined by the Committee, in each case having a value in respect of each share of Stock underlying the portion of the Stock Appreciation Right so exercised, equal to the difference between the base price of such Stock Appreciation Right and the Fair Market Value of one (1) share of Stock on the exercise date. For purposes of clarity, each share of Stock to be issued in settlement of a Stock Appreciation Right is deemed to have a value equal to the Fair Market Value of one (1) share of Stock on the exercise date. In no event shall fractional shares be issuable upon the exercise of a Stock Appreciation Right, and in the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares, and the Participant will be entitled to receive a cash payment equal to the value of such fractional share.

(f) Termination of Employment or Service. Except as provided by the Committee in a SAR Agreement, Participant Agreement or otherwise:

(1) In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease, (B) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

(2) In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease, (ii) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (iii) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination. In the event of a Participant’s death, such Participant’s Stock Appreciation Rights shall remain exercisable by the Person or Persons to whom such Participant’s rights under the Stock Appreciation Rights pass by will or by the applicable laws of descent and distribution until the applicable Expiration Date, but only to the extent that the Stock Appreciation Rights were vested at the time of such Termination.

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(3) In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Stock Appreciation Rights outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

9. Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Stock as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

10. Adjustment for Recapitalization, Merger, etc.

(a) Capitalization Adjustments. In the event of (1) changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event); (2) the declaration and payment of any extraordinary dividend in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (3) any other change in applicable laws or circumstances, in each case, to the extent that the Committee in its sole discretion determines that such event results in or could reasonably be expected to result in any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan, then the Committee shall: (A) equitably and proportionately adjust or substitute, as determined by the Committee in its sole discretion, (w) the aggregate number of shares of Stock that may be delivered in connection with Awards (as set forth in Section 4(a) hereof), (x) the number of shares of Stock covered by each outstanding Award, (y) the price per share of Stock underlying each outstanding Award, and/or (z) the kind of a share of Stock or other consideration subject to each outstanding Award and available for future issuance pursuant to the Plan; (B) in respect of an outstanding Award, make one or more cash payments to the holder of an outstanding Award, which payment shall be subject to such terms and conditions (including timing of payment(s), vesting and forfeiture conditions) as the Committee may determine in its sole discretion, in an amount that the Committee determines in its sole discretion addresses the diminution in the value of such outstanding Award in connection with such event; or (C) any combination of clauses (A) and (B) above as determined appropriate by the Committee in its sole discretion. In no event shall any adjustments be made in connection with the conversion of one or more outstanding shares of preferred stock of the Company into shares of Stock. The Committee will make such adjustments, substitutions or payment, and its determination will be final, binding and conclusive. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(b) Corporate Events. Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Participant Agreement or otherwise, in connection with (1) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation, (2) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation or other property or cash, (3) a Change in Control, or (4) the reorganization, dissolution or liquidation of the Company (each, a “Corporate Event”), all Awards outstanding on the effective date of such Corporate Event shall be treated in the manner described in the definitive transaction agreement (or, in the event that the Corporate Event does not entail a definitive agreement to which the Company is party, in the manner determined by the Committee in its sole discretion), which agreement may provide, without limitation, for one or more of the following:

(1) The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in Section 10(a) above, and to the extent that such Awards vest subject to the achievement of performance objectives or criteria, such objectives or criteria shall be adjusted appropriately to reflect the Corporate Event;

Annex C-11

(2) The acceleration of vesting of any or all Awards, subject to the consummation of such Corporate Event;

(3) The cancellation of any or all Awards (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation based upon the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options and other Awards subject to exercise, the applicable exercise price (such amounts to be paid on substantially the same schedule and subject to substantially the same terms and conditions as the consideration payable for the Stock in connection with the Corporate Event, unless otherwise determined by the Committee); provided, however, that holders of Options and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise price is greater than zero dollars ($0), and to the extent that the per-share consideration is less than or equal to the applicable exercise price, such Awards shall be canceled for no consideration;

(4) The cancellation of any or all Options and other Awards subject to exercise (whether vested or unvested) as of the consummation of such Corporate Event; provided, that, all Options and other Awards to be so cancelled pursuant to this paragraph (4) shall first become exercisable for a period of at least ten (10) days prior to such Corporate Event, with any exercise during such period of any unvested Options or other Awards to be (A) contingent upon and subject to the occurrence of the Corporate Event, and (B) effectuated by such means as are approved by the Committee; and

(5) The replacement of any or all Awards with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within thirty (30) days of the applicable vesting date (or such later date on which the applicable consideration is payable for the Stock in connection with the Corporate Event, unless otherwise determined by the Committee).

Payments to holders pursuant to subsection 10(b)(3) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this Section 10(b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Awards, (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock, and (C) deliver customary transfer documentation as reasonably determined by the Committee.

The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(c) Fractional Shares. Any adjustment provided under this Section 10 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.

11. Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

12. Rights and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, no Person shall be entitled to the rights and privileges of Stock ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that Person.

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13. Transferability of Awards.

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and to the extent subject to exercise, Awards may not be exercised during the lifetime of the grantee other than by the grantee. Notwithstanding the foregoing, except with respect to Incentive Stock Options, Awards and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise determined at any time by the Committee.

14. Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

15. Compliance with Laws.

The obligation of the Company to deliver Stock upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award unless such shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non-U.S. regulatory agency pursuant to a similar law or regulation) or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock to be issued upon exercise or settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

16. Withholding Obligations.

As a condition to the issuance, vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such issuance, vesting, exercise, or settlement (or election). The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements, and such shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable.

17. Amendment of the Plan or Awards.

(a) Amendment of Plan. The Board or the Committee may amend the Plan at any time and from time to time.

(b) Amendment of Awards. The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.

(c) Stockholder Approval; No Material Impairment. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without stockholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Stock is listed. Additionally, no amendment to the Plan or any Award shall materially impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 10 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law, including, without limitation, Section 409A of the Code.

Annex C-13

(d) No Repricing of Awards Without Stockholder Approval. Notwithstanding Sections 17(a) or 17(b) above, or any other provision of the Plan, the repricing of Awards shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an Award to lower its exercise or base price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 10(a) hereof), (2) any other action that is treated as a repricing under GAAP, and (3) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Stock, unless the cancellation and exchange occurs in connection with an event set forth in Section 10(b) hereof.

18. Termination or Suspension of the Plan.

The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the stockholders of the Company approve the Plan. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.

19. Effective Date of the Plan.

The Plan is effective as of the Effective Date, subject to stockholder approval.

20. Miscellaneous.

(a) Certificates. Stock acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Stock are registered in the name of the Participant, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock, (2) the Company retain physical possession of the certificates, and (3) the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Stock shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(b) Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares of Stock) that are inconsistent with those in the Award Agreement as a result of a clerical error in connection with the preparation of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(d) Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates. In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to applicable law.

(e) Non-Exempt Employees. If an Option is granted to an employee of the Company or any of its Affiliates in the United States who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable for any shares of Stock until at least six (6) months following the date of

Annex C-14

grant of the Option (although the Option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (1) if such employee dies or suffers a Disability, (2) upon a Corporate Event in which such Option is not assumed, continued, or substituted, (3) upon a Change in Control, or (4) upon the Participant’s retirement (as such term may be defined in the applicable Award Agreement or a Participant Agreement, or, if no such definition exists, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options held by such employee may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Award will be exempt from such employee’s regular rate of pay, the provisions of this Section 20(e)will apply to all Awards.

(f) Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 20(e) by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(g) Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non–U.S. tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 20(g) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non–U.S. nationals or are primarily employed or providing services outside the United States.

(h) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any of its Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time

Annex C-15

employee to a part-time employee) after the date of grant of any Award to the Participant, the Committee has the right in its sole discretion to (i) make a corresponding reduction in the number of shares of Stock subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(i) No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(j) Payments Following Accidents or Illness. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k) Governing Law. The Plan shall be governed by and construed in accordance with the laws of State of Delaware without reference to the principles of conflicts of laws thereof.

(l) Electronic Delivery. Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled or authorized by the Company to which the Participant has access) to the extent permitted by applicable law.

(m) Arbitration. All disputes and claims of any nature that a Participant (or such Participant’s transferee or estate) may have against the Company arising out of or in any way related to the Plan or any Award Agreement shall be submitted to and resolved exclusively by binding arbitration conducted in New York, New York (or such other location as the parties thereto may agree) in accordance with the applicable rules of the American Arbitration Association then in effect, and the arbitration shall be heard and determined by a panel of three arbitrators in accordance with such rules (except that in the event of any inconsistency between such rules and this Section 20(m), the provisions of this Section 20(m) shall control). The arbitration panel may not modify the arbitration rules specified above without the prior written approval of all parties to the arbitration. Within ten business days after the receipt of a written demand, each party shall designate one arbitrator, each of whom shall have experience involving complex business or legal matters, but shall not have any prior, existing or potential material business relationship with any party to the arbitration. The two arbitrators so designated shall select a third arbitrator, who shall preside over the arbitration, shall be similarly qualified as the two arbitrators and shall have no prior, existing or potential material business relationship with any party to the arbitration; provided that if the two arbitrators are unable to agree upon the selection of such third arbitrator, such third arbitrator shall be designated in accordance with the arbitration rules referred to above. The arbitrators will decide the dispute by majority decision, and the decision shall be rendered in writing and shall bear the signatures of the arbitrators and the party or parties who shall be charged therewith, or the allocation of the expenses among the parties in the discretion of the panel. The arbitration decision shall be rendered as soon as possible, but in any event not later than 120 days after the constitution of the arbitration panel. The arbitration decision shall be final and binding upon all parties to the arbitration. The parties hereto agree that judgment upon any award rendered by the arbitration panel may be entered in the United States

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District Court for the Southern District of New York or any court sitting in New York, New York. To the maximum extent permitted by law, the parties hereby irrevocably waive any right of appeal from any judgment rendered upon any such arbitration award in any such court. Notwithstanding the foregoing, any party may seek injunctive relief in any such court.

(n) Statute of Limitations. A Participant or any other person filing a claim for benefits under the Plan must file the claim within one (1) year of the date the Participant or other person knew or should have known of the facts giving rise to the claim. This one-year statute of limitations will apply in any forum where a Participant or any other person may file a claim and, unless the Company waives the time limits set forth above in its sole discretion, any claim not brought within the time periods specified shall be waived and forever barred.

(o) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

(p) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.

(q) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

*            *             *

Adopted by the Board of Directors:            , 2023

Approved by the Stockholders:            , 2023

Termination Date:            , 2033

Annex C-17

Annex D

September 8, 2022	PRIVATE & CONFIDENTIAL

Board of Directors

Fintech Ecosystem Development, Corp.

100 Springhouse Drive, Suite 204

Collegeville, PA 19426

Ladies and Gentlemen:

Houlihan Capital, LLC (“Houlihan Capital”) understands Fintech Ecosystem Development, Corp. (“Client” or the “Company” or “Fintech Ecosystem”), is contemplating a transaction pursuant to which it will purchase or merge into Mobitech International LLC (“Afinoz” or “Target Acquisition”) for a total consideration of $120,000,000 (the cash consideration being $5,000,000 and stock consideration being $115,000,000) (collectively, the “Purchase Consideration”) (the “Transaction”).

Pursuant to an engagement letter dated June 23, 2022, the Board of Directors of the Company (the “Board”) engaged Houlihan Capital as its financial advisor to render a written opinion, whether or not favorable, as to whether, as of the date of this Opinion, the Transaction is fair from a financial point of view to the shareholders of the Company.

In completing our analyses for purposes of the Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:

•        Held discussions with certain members of Company management (“Management”) regarding the Transaction, the historical performance and financial projections of the Company, and the future outlook for the Company;

•        Reviewed unaudited annual financial statements for Afinoz for the fiscal years ended December 31, 2020 and 2021;

•        Reviewed unaudited financial statements for Fintech Ecosystem for the months ended January 31, 2021 through November 30, 2021;

•        Reviewed projected financial statements for Afinoz for the fiscal years ended December 31, 2022, through 2027.

•        Reviewed a Term Sheet, dated May 2, 2022;

•        Reviewed an investor presentation for Afinoz;

•        Reviewed a proxy memorandum relating to details of the planned De-SPAC between Fintech Ecosystem, Rana Financial LLC, and Afinoz, dated May 2022;

•        Reviewed the industry in which the Company operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•        Developed indications of value for the Company using generally accepted valuation methodologies; and

•        Reviewed certain other relevant, publicly available information, including economic, industry, and Company specific information.

200 West Madison Suite 2150 Chicago, IL 60606 Tel: 312.450.8600 Fax: 312.277.7599 www.houlihan.com
Annex D-1

Board of Directors of Fintech Ecosystem Development, Corp. September 8, 2022 Fairness Opinion – Confidential

Our analyses contained herein are confidential and addressed to, and provided exclusively for use by, the Board. Our written opinion may be used (i) by the Board in evaluating the Transaction, (ii) in disclosure materials to holders of any equity of the Company or options to acquire an equity of the Company, (iii) in filings with the SEC (including the filing of the fairness opinion and the data and analysis presented by Houlihan Capital to the Board), (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Opinion, and (v) in materials and documents provided to the Buyer.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder, or controlling person of Houlihan Capital or any of its affiliates shall be subjected to any personal liability whatsoever to any person (other than for gross negligence or willful misconduct), nor will any such claim be asserted by or on behalf of you or your affiliates against any such person with respect to the Opinion other than Houlihan Capital.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from Management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Opinion. We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information. Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.

Several analytical methodologies were considered, but only one was employed herein. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Opinion, Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

The conclusions we have reached are based on all the analyses and factors presented herein taken as a whole and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment or qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the material that follows.

Our only opinion is the formal written opinion Houlihan Capital has expressed as to the fairness of the Transaction, from a financial point of view, to the shareholders of the Company. The Opinion does not constitute a recommendation to proceed with the Transaction. We are expressing no opinion as to the income tax consequences of the Transaction. Houlihan Capital did not provide advice concerning the structure of the Transaction, and Houlihan Capital expressed no opinion as to whether any alternative transaction might have resulted in terms and conditions more favorable to the Company or the existing Shareholders than those contemplated by the Transaction.

In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. The Opinion, the analyses contained herein, and all conclusions drawn from such analyses are necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of this presentation.

Annex D-2

Board of Directors of Fintech Ecosystem Development, Corp. September 8, 2022 Fairness Opinion – Confidential

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals, has any ownership or other beneficial interests in the Company and has provided no previous investment banking or consulting services to the Company. Houlihan Capital will receive a non-contingent fee from the Company relating to its services in providing the Opinion. In an engagement letter dated April 3, 2022, Client has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services.

As of the date hereof, it is Houlihan Capital’s opinion that the Transaction is fair from a financial point of view to the shareholders of the Company.

Respectfully submitted,

Houlihan Capital, LLC

Annex D-3

Annex E

FORM OF STOCKHOLDER LOCK-UP AGREEMENT

September 9, 2022

Fintech Ecosystem Development Corp.
100 Springhouse Drive, Suite 204
Collegeville, PA 19426
Attention: Saiful Khandaker

Ladies and Gentlemen:

The undersigned signatory (the “Stockholder”) of this lock-up agreement (this “Letter Agreement”) understands that Fintech Ecosystem Development Corp., a Delaware corporation (“FEDC”), is entering into the Business Combination Agreement (as the same may be amended from time to time, the BCA), dated as of the date hereof, with Monisha Sahni, Rachna Suneja and Ritscapital LLC, a limited liability company organized in the United Arab Emirates, pursuant to which, among other things, FEDC will purchase Mobitech International LLC, a limited liability company organized in the United Arab Emirates (the “Company”), with the Company continuing as a wholly-owned subsidiary of FEDC, upon the terms and subject to the conditions set forth in the BCA and in accordance with applicable law (the “Effective Time”).

As a material inducement to the parties hereto to enter into the BCA and to support, vote in favor of and consummate the transactions contemplated by the BCA, and for other good and valuable consideration, the Stockholder agrees as follows:

1.      Definitions

(a)     “FEDC Common Stock” shall mean any shares of new FEDC class A common stock as in effect upon the consummation of the merger of Fama Financial Services, Inc., a Georgia corporation (“Fama”) and Rana Financial Inc., a Georgia corporation (“Rana”) pursuant to that certain Business Combination Agreement being entered into on the date hereof among FEDC, Fama, Rana and David Kretzmer.

(b)    “Lock-up Period” shall mean the period commencing upon the Effective Time and ending one (1) year after the Effective Time, provided, however, that the Lock-up Period shall expire if the reported last sale price of FEDC Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least 150 days after the Effective Time.

(c)     “Shares” shall mean the shares of (i) FEDC Common Stock owned of record or beneficially by the Stockholder as of the Effective Time, including FEDC Common Stock issued to the Stockholder pursuant to the BCA, plus (ii) FEDC Common Stock which may be issued upon exercise of a stock option or warrant or upon settlement of any restricted stock units or other convertible or exercisable security owned of record or beneficially by the Stockholder as of the Effective Time, plus (iii) FEDC Common Stock granted or issued by FEDC to the Stockholder following the Effective Time, plus (iv) FEDC Common Stock which may be issued upon exercise of a stock option or warrant or upon settlement of any restricted stock units or other convertible or exercisable security granted or issued by FEDC to the Stockholder following the Effective Time. For the avoidance of doubt, “Shares” shall not include FEDC Common Stock acquired on the open market.

(d)    “Transfer” shall mean the (i) sale, transfer, hypothecation, pledge, grant of any option to purchase or other disposition of, offer to sell, contract or agreement to sell, transfer, hypothecate, pledge, grant of any option to purchase or otherwise dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any of the Shares, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic

Annex E-1

consequences of ownership of any of the Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2.      Lock-up Restrictions. Subject to the exceptions set forth in this Letter Agreement, without the approval of the board of directors of FEDC (the “Board”), Transfers of Shares by the Stockholder shall be restricted as follows:

(a)     The Stockholder shall not Transfer any of the Shares during the Lock-up Period.

(b)    The Stockholder shall not Transfer more than 200,000 Shares during any three (3) month period until the three (3) year anniversary of the Effective Date and shall not Transfer more than 1,000,000 Shares during any three (3) month period thereafter, in each case subject to termination of such restrictions pursuant to clause (c) below.

(c)     Notwithstanding the foregoing, all Transfer restrictions under this Section 2 shall automatically terminate upon the earliest of: (i) the five (5) year anniversary of the Effective Time; or (ii) such date on which FEDC completes a liquidation, merger, stock exchange or other similar transaction that results in all of FEDC’s stockholders having the right to exchange their shares of FEDC Common Stock for cash, securities or other property pursuant to the terms applicable to such transaction.

3.      Permitted Transfers. Notwithstanding the restrictions set forth above, Transfers of Shares shall be permitted (a) by gift to a member of the Stockholder’s immediate family or to a trust, the beneficiary of which is a member of the Stockholder’s immediate family, an affiliate of such individual or to a charitable organization; (b) by virtue of laws of descent and distribution upon death of the Stockholder; (c) pursuant to a qualified domestic relations order; (d) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of FEDC Common Stock or the vesting of stock-based awards (provided such newly acquired shares are substituted for such Shares); or (e) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of FEDC Common Stock (provided such newly acquired shares are substituted for such Shares); provided, however, that in the case of clauses (a) through (c), the relevant permitted transferee(s) must enter into a written agreement with FEDC (in form and substance acceptable to FEDC) agreeing to be bound by the transfer restrictions herein (including for the avoidance of doubt this Section 3).

4.      General.

(a)     The Stockholder hereby represents and warrants that the Stockholder has full right and power, without violating any agreement to which it is bound, to enter into this Letter Agreement.

(b)    If any Transfer prohibited hereunder is made or attempted contrary to the provisions of this Letter Agreement, such purported Transfer shall be null and void ab initio, and FEDC shall refuse to recognize any such purported transferee of the Shares as one of its equity holders for any purpose. In order to enforce this provision, FEDC may impose stop-transfer instructions with respect to the Shares (and permitted transferees under Section 3 and assigns thereof) until the restrictions set forth in Section 2 terminate in accordance with the terms hereof.

(c)     Any certificates which evidence the Shares shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

“THE SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS AS SET FORTH IN THAT CERTAIN LOCK-UP AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. ANY ATTEMPTED TRANSFER OF SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF SUCH AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT.”

(d)    The Stockholder acknowledges that the Stockholder’s obligations under this Letter Agreement are unique, recognizes and affirms that in the event of a breach of this Letter Agreement by the Stockholder, money damages will be inadequate and FEDC will have no adequate remedy at law, and agrees that

Annex E-2

irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed by the Stockholder in accordance with their specific terms or were otherwise breached. Accordingly, FEDC shall be entitled to an injunction or restraining order to prevent breaches of this Letter Agreement by the Stockholder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Letter Agreement, at law or in equity.

(e)     This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto. Notwithstanding the foregoing, the Board may waive the restrictions contained in this Letter Agreement in its sole discretion; provided, however, that any waiver must apply to all Stockholders with Letter Agreements.

(f)     This Letter Agreement shall be binding on the Stockholder and its successors, heirs and assigns and permitted transferees. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement. All agreements contained in this Letter Agreement shall be for the sole benefit of the parties hereto and their successors and assigns.

(g)    This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(h)    This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

(i)     Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

(j)     From time to time, at FEDC’s request and without further consideration (but at the FEDC’s reasonable cost and expense), the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Letter Agreement.

(k)    In addition, this Letter Agreement shall automatically terminate and be of no further force and effect on the date, if any, the BCA is terminated for any reason prior to consummation thereof.

[Signature Page Follows]

Annex E-3

Sincerely,
[Stockholder]
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex E-4

Acknowledged and Agreed:
Fintech Ecosystem Development Corp.
By:
Name: Saiful Khandaker
Title: Chief Executive Officer

[Signature Page to Lock-Up Agreement]

Annex E-5

Annex F

FORM OF EMPLOYEE STOCKHOLDER LOCK-UP, UNVESTED STOCK
AND PROTECTIVE COVENANT AGREEMENT

September 9, 2022

Fintech Ecosystem Development Corp.
100 Springhouse Drive, Suite 204
Collegeville, PA 19426
Attention: Saiful Khandaker

Ladies and Gentlemen:

The undersigned signatory (the “Employee Stockholder”) of this lock-up, unvested stock and protective covenant agreement (this “Letter Agreement”) understands that Fintech Ecosystem Development Corp., a Delaware corporation (“FEDC”), is entering into the Business Combination Agreement (as the same may be amended from time to time, the “BCA”), dated as of the date hereof, with Monisha Sahni, Rachna Suneja and Ritscapital LLC, a limited liability company organized in the United Arab Emirates, pursuant to which, among other things, FEDC will purchase Mobitech International LLC, a limited liability company organized in the United Arab Emirates (the “Company”), with the Company continuing as a wholly-owned subsidiary of FEDC, upon the terms and subject to the conditions set forth in the BCA and in accordance with applicable law (the “Effective Time”).

The Employee Stockholder acknowledges and agrees that the Employee Stockholder is a key employee of the Company. The Employee Stockholder further acknowledges and agrees that the Employee Stockholder has access to valuable confidential and proprietary information of the Company and its affiliates, as well as goodwill and other legitimate business interests of the Company and its affiliates, and the Employee Stockholder will receive substantial benefits from FEDC’s and Merger Sub’s acquisition of the Company and the Employee Stockholder’ continued employment with the FEDC and its subsidiaries following FEDC’s acquisition of the Company. The Employee Stockholder also acknowledges and agrees that the Employee Stockholder’s execution of this Letter Agreement is a material inducement for FEDC and Merger Sub to enter into the BCA and to support, vote in favor of and consummate the Merger and the other transactions contemplated by the BCA and is necessary to assure that FEDC and Merger Sub receive and retain the full value of the business interests acquired pursuant to the BCA. Therefore, and for other good and valuable consideration, the Employee Stockholder agrees as follows:

1.      Definitions

(a)     “Cause” shall mean (i) the Employee Stockholder’s plea of nolo contendere to, conviction of or indictment for, any crime (x) constituting a felony or (y) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Employee Stockholder’s duties to FEDC and its subsidiaries, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of FEDC and its subsidiaries, (ii) conduct of the Employee Stockholder that has resulted, or could reasonably be expected to result, in injury to the business or reputation of FEDC and its subsidiaries, (iii) any material violation of the policies of the FEDC and its subsidiaries, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information; (iv) the Employee Stockholder’s act(s) of negligence or willful misconduct in the course of the Employee Stockholder’s employment or service with FEDC and its subsidiaries; (v) misappropriation by the Employee Stockholder of any assets or business opportunities of FEDC and its subsidiaries; (vi) embezzlement or fraud committed by the Employee Stockholder, at the Employee Stockholder’s direction, or with the Employee Stockholder’s prior actual knowledge; or (vii) willful neglect in the performance of the Employee Stockholder’s duties for FEDC and its subsidiaries or willful or repeated failure or refusal to perform such duties. If, subsequent to the termination of the Employee Stockholder’s employment for any reason other than for Cause, it is discovered that the Employee Stockholder’s employment or service could have been terminated for Cause, the Employee Stockholder’s employment shall, at the discretion of FEDC, be deemed to have been terminated for Cause for all purposes under this Letter Agreement.

(b)    “Competing Business” shall mean any business that operates in the digital banking and payment systems business anywhere in South Asia or the Arabian Peninsula.

Annex F-1

(c)     “FEDC Common Stock” shall mean any shares of new FEDC class A common stock as in effect upon the consummation of the merger of Fama Financial Services, Inc., a Georgia corporation (“Fama”) and Rana Financial Inc., a Georgia corporation (“Rana”) pursuant to that certain Business Combination Agreement being entered into on the date hereof among FEDC, Fama, Rana and David Kretzmer.

(d)    “Initial Lock-up Period” shall mean the period commencing upon the Effective Time and ending one (1) year after the Effective Time, provided, however, that the Initial Lock-up Period shall expire if the reported last sale price of FEDC Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least 150 days after the Effective Time.

(e)     “Restricted Period” shall mean the period commencing on the Effective Time and ending on the later to occur of (i) the fifth anniversary of the Effective Time and (ii) the [third] anniversary of the date on which the Employee Stockholder’s employment with FEDC and its subsidiaries terminates for any reason.

(f)     “Shares” shall mean the shares of (i) FEDC Common Stock owned of record or beneficially by the Employee Stockholder as of the Effective Time, including FEDC Common Stock issued to the Employee Stockholder pursuant to the BCA, plus (ii) FEDC Common Stock which may be issued upon exercise of a stock option or warrant or upon settlement of any restricted stock units or other convertible or exercisable security owned of record or beneficially by the Employee Stockholder as of the Effective Time, plus (iii) FEDC Common Stock granted or issued by FEDC to the Employee Stockholder following the Effective Time, plus (iv) FEDC Common Stock which may be issued upon exercise of a stock option or warrant or upon settlement of any restricted stock units or other convertible or exercisable security granted or issued by FEDC to the Employee Stockholder following the Effective Time. For the avoidance of doubt, “Shares” shall not include FEDC Common Stock acquired on the open market.

(g)    “Transfer” shall mean the (i) sale, transfer, hypothecation, pledge, grant of any option to purchase or other disposition of, offer to sell, contract or agreement to sell, transfer, hypothecate, pledge, grant of any option to purchase or otherwise dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any of the Shares, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(h)    “Unvested Stock” shall mean 80% (eighty percent) of the FEDC Common Stock issued to the Employee Stockholder pursuant to the BCA.

(i)     “Vesting Period” shall mean the period from the Effective Time and through the third (3rd) anniversary of the Effective Time during which Unvested Stock is subject to forfeiture as provided in this Letter Agreement.

(j)     “Vested Stock” shall mean the shares of Unvested Stock that have become vested as provided in this Letter Agreement and, except in the event of the Employee Stockholder’s termination of employment for Cause, are no longer subject to forfeiture. Unvested Stock shall become vested and no longer subject to forfeiture in accordance with the following schedule, provided that the Employee Stockholder remains continuously employed by the FEDC and its subsidiaries from the Effective Time through and including the applicable vesting date:

Vesting Date	Percentage of Unvested Stock that becomes Vested Stock
12 months from Effective Date	25%
24 months from Effective Date	25%
30 months from Effective Date	25%
36 months from Effective Date	25%

Annex F-2

2.      Lock-up Restrictions. Subject to the exceptions set forth in this Letter Agreement, without the approval of the board of directors of FEDC (the “Board”), Transfers of Shares by the Employee Stockholder shall be restricted as follows:

(a)     The Employee Stockholder shall not Transfer any Shares during the Initial Lock-up Period.

(b)    The Employee Stockholder shall not Transfer any Unvested Stock during the Vesting Period.

(c)     The Employee Stockholder shall not Transfer more than 200,000 Shares during any three (3) month period until the three (3) year anniversary of the Effective Date and shall not Transfer more than 1,000,000 Shares during any three (3) month period thereafter, in each case subject to termination of such restrictions pursuant to clause (d) below.

(d)    Notwithstanding the foregoing, all Transfer restrictions under this Section 2 shall automatically terminate upon the earliest of: (i) the five (5) year anniversary of the Effective Time; or (ii) such date on which FEDC completes a liquidation, merger, stock exchange or other similar transaction that results in all of FEDC’s stockholders having the right to exchange their shares of FEDC Common Stock for cash, securities or other property pursuant to the terms applicable to such transaction.

3.      Forfeiture Provisions. If the Employee Stockholder terminates the Employee Stockholder’s employment with FEDC and its subsidiaries, at any time before the Unvested Stock has vested on the applicable vesting date set forth above and become Vested Stock, the Employee Stockholder’s Unvested Stock outstanding on the date of termination of employment shall be automatically forfeited upon such termination of employment. If the Employee Stockholder’s employment with FEDC and its subsidiaries is terminated by FEDC or any of its subsidiaries for Cause at any time before all of the Unvested Stock has vested and become Vested Stock, all of the Employee Stockholder’s Unvested Stock and Vested Stock shall be automatically forfeited upon such termination of employment. The foregoing forfeiture provisions shall automatically terminate upon such date on which FEDC completes a liquidation, merger, stock exchange or other similar transaction that results in all of FEDC’s stockholders having the right to exchange their shares of FEDC Common Stock for cash, securities or other property pursuant to the terms applicable to such transaction. FEDC may issue stock certificates or evidence the Employee Stockholder’s Unvested Stock and Vested Stock by using a restricted book entry account with FEDC’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by FEDC until such time as the forfeiture provisions in this Section 3 cease to apply. On even date herewith, the Employee Stockholder has delivered to FEDC the stock power and assignment, in the form of Exhibit A attached to this Letter Agreement, endorsed in blank, relating to the Unvested Stock.

4.      Permitted Transfers. Notwithstanding the restrictions set forth above, Transfers of Shares shall be permitted (a) by gift to a member of the Employee Stockholder’s immediate family or to a trust, the beneficiary of which is a member of the Employee Stockholder’s immediate family, an affiliate of such individual or to a charitable organization; (b) by virtue of laws of descent and distribution upon death of the Employee Stockholder; (c) pursuant to a qualified domestic relations order; (d) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of FEDC Common Stock or the vesting of stock-based awards (provided such newly acquired shares are substituted for such Shares); or (e) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of FEDC Common Stock (provided such newly acquired shares are substituted for such Shares); provided, however, that in the case of clauses (a) through (c), the relevant permitted transferee(s) must enter into a written agreement with FEDC (in form and substance acceptable to FEDC) agreeing to be bound by the transfer restrictions herein (including for the avoidance of doubt this Section 4).

5.      Protective Covenants.

(a)     The Employee Stockholder agrees that, to the extent permitted by law, the Employee Stockholder shall hold in confidence any and all information, whether written or oral, concerning the business of FEDC and its subsidiaries, except to the extent that the Employee Stockholder can show that such information (i) is generally available to and known by the public through no fault of the Employee Stockholder; or (ii) is lawfully acquired by the Employee Stockholder from and after the date hereof from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Employee Stockholder is compelled to disclose any information by judicial or administrative process

Annex F-3

or by other requirements of law, the Employee Stockholder shall promptly notify FEDC in writing and shall disclose only that portion of such information which the Employee Stockholder is advised by the Employee Stockholder’s counsel should be disclosed. Notwithstanding the foregoing, pursuant to the Defend Trade Secrets Act of 2016, the Employee Stockholder will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Employee Stockholder files a lawsuit for retaliation by FEDC or any of its affiliates for reporting a suspected violation of law, the Employee Stockholder may disclose the trade secret to the Employee Stockholder’s attorney and may use the trade secret information in the court proceeding provided that the Employee Stockholder files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(b)    The Employee Stockholder agrees that, during the Employee Stockholder’s employment with FEDC and its subsidiaries, the Employee Stockholder will at all times faithfully, industriously, and to the best of the Employee Stockholder’s skills, ability, experience, and talents perform all of the duties required of the Employee Stockholder’s position. In carrying out these duties and responsibilities, the Employee Stockholder shall comply with all FEDC’s and its subsidiaries’ policies, procedures, rules, and regulations, both written and oral, as are announced by FEDC and its subsidiaries from time to time. As part of the Employee Stockholder’s duties, the Employee Stockholder acknowledges and agrees that (i) the Employee Stockholder will devote the Employee Stockholder’s utmost knowledge and best skill to the performance of the Employee Stockholder’s duties, (ii) the Employee Stockholder will devote the Employee Stockholder’s full business time and efforts to the rendition of such services and (iii) the Employee Stockholder shall not engage in any other occupation or activity that creates or could create an actual or potential conflict of interest or in any way interferes with the conduct of the Employee Stockholder’s services as required hereunder or otherwise. The Employee Stockholder acknowledges and agrees that the Employee Stockholder shall be an employee at will and that both the Employee Stockholder and FEDC and its affiliates shall have the right to terminate the employment relationship at any time for any lawful reason or no reason. The Employee Stockholder acknowledges and agrees that no representative of FEDC or any of its affiliates may verbally change the at will employment relationship.

(c)     The Employee Stockholder acknowledges the competitive nature of FEDC’s and its subsidiaries’ business and accordingly agrees that, during the Restricted Period, the Employee Stockholder shall not, directly or indirectly:

(i)     engage or participate in, or render services to (whether as owner, operator, member, stockholder, manager, consultant, strategic partner, employee or otherwise) any Competing Business; provided, however, that for the purposes of the foregoing, the Employee Stockholder will not be in breach of this Section 5(a)(i) solely by reason of such Employee Stockholder’s ownership, together with that of such Employee Stockholder’s affiliates, of two percent or less of a Competing Business’ voting capital stock if (x) such Competing Business is publicly-traded and (y) the Employee Stockholder and such Employee Stockholder’s affiliates do not directly or indirectly control the operation or management of such Competing Business;

(ii)    solicit for employment, or recruit, engage or hire, as employee, consultant or independent contractor, any employee, consultant or independent contractor of FEDC or any of its subsidiaries, who is or was an employee, consultant or independent contractor of FEDC or any of its affiliates, including the Company, at any time during the Restricted Period;

(iii)   solicit or induce any customer of, or supplier to, the FEDC or any of its subsidiaries, anywhere in the world, in each case, to cease or refrain from doing business with FEDC or its subsidiaries, as applicable; or

(iv)   interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship in which FEDC or any of its subsidiaries is involved at any time during the Restricted Period with the intent to adversely impact such transaction, agreement, prospective agreement, business opportunity, or business relationship.

Annex F-4

(d)    The Employee Stockholder acknowledges and agrees that the restrictions contained in Section 5 are a reasonable and necessary protection of the immediate interests of FEDC and its subsidiaries, and any violation of these restrictions would cause substantial injury to FEDC and its subsidiaries and that FEDC and Merger Sub would not have entered into the BCA or this Agreement without receiving the protective covenants contained in Section 5. In the event of a breach or a threatened breach by the Employee Stockholder, or any of the Employee Stockholder’s affiliates or representatives, as applicable, of these restrictions, FEDC will be entitled to seek an injunction restraining the Employee Stockholder or such Employee Stockholder’s affiliate or representative, as applicable, from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting FEDC from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

6.      General.

(a)     The Employee Stockholder hereby represents and warrants that the Employee Stockholder has full right and power, without violating any agreement to which it is bound, to enter into this Letter Agreement.

(b)    Nothing in this Letter this Agreement shall confer upon the Employee Stockholder any right to be retained in the employment of FEDC or any of its subsidiaries. Further, nothing in this Letter Agreement shall be construed to limit the discretion of FEDC or any of its subsidiaries to terminate the Employee Stockholder’s employment at any time, with or without Cause.

(c)     If any Transfer prohibited hereunder is made or attempted contrary to the provisions of this Letter Agreement, such purported Transfer shall be null and void ab initio, and FEDC shall refuse to recognize any such purported transferee of the Shares as one of its equity holders for any purpose. In order to enforce this provision, FEDC may impose stop-transfer instructions with respect to the Shares (and permitted transferees under Section 4 and assigns thereof) until the restrictions set forth in Section 2 terminate in accordance with the terms hereof.

(d)    Any certificates which evidence the Shares shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

“THE SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER AND FORFEITURE RESTRICTIONS AS SET FORTH IN THAT CERTAIN LOCK-UP AND UNVESTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. ANY ATTEMPTED TRANSFER OF SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF SUCH AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT.”

(e)     The Employee Stockholder shall make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Unvested Stock. Such election shall be made within ten (10) days after the Effective Time.1 The Employee Stockholder shall provide FEDC with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The Employee Stockholder agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election. Without limiting the foregoing, the Employee Stockholder shall be required to pay to FEDC or its subsidiaries, and FEDC and its subsidiaries shall have the right to deduct from any compensation paid to the Employee Stockholder pursuant to this Letter Agreement, the amount of any required withholding taxes in respect of the Unvested Stock and Vested Stock and to take all such other action as FEDC and its subsidiaries deem necessary to satisfy all obligations for the payment of such withholding taxes. The ultimate liability for all income tax, social insurance, payroll tax, or other tax-related withholding is and remains the Employee Stockholder’s responsibility and FEDC and its subsidiaries makes no representation or undertakings regarding the treatment of any income tax, social insurance, payroll tax, or other tax-related withholding in connection with the grant or vesting of the Unvested Stock and Vested Stock or the subsequent sale of any such shares.

____________

1      The 83(b) election would indicate that the employee paid FMV for the Unvested Stock in connection with the Merger. 10 days so that we are not up against the clock, and this is mere formality.

Annex F-5

(f)     The Employee Stockholder acknowledges that the Employee Stockholder’s obligations under this Letter Agreement are unique, recognizes and affirms that in the event of a breach of this Letter Agreement by the Employee Stockholder, money damages will be inadequate and FEDC will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed by the Employee Stockholder in accordance with their specific terms or were otherwise breached. Accordingly, FEDC shall be entitled to an injunction or restraining order to prevent breaches of this Letter Agreement by the Employee Stockholder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Letter Agreement, at law or in equity.

(g)    This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto. Notwithstanding the foregoing, the Board may waive the restrictions contained in this Letter Agreement in its sole discretion; provided, however, that any waiver must apply to all Employee Stockholders with Letter Agreements.

(h)    This Letter Agreement shall be binding on the Employee Stockholder and its successors, heirs and assigns and permitted transferees. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement. All agreements contained in this Letter Agreement shall be for the sole benefit of the parties hereto and their successors and assigns.

(i)     This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(j)     This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

(k)    Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

(l)     From time to time, at FEDC’s request and without further consideration (but at the FEDC’s reasonable cost and expense), the Employee Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Letter Agreement.

(m)   In addition, this Letter Agreement shall automatically terminate and be of no further force and effect on the date, if any, the BCA is terminated for any reason prior to the consummation thereof.

[Signature Page Follows]

Annex F-6

Sincerely,

[Employee Stockholder]

[Signature Page to Lock-Up Agreement]

Annex F-7

Acknowledged and Agreed:

Fintech Ecosystem Development Corp.
By:
Name: Saiful Khandaker
Title: Chief Executive Officer

[Signature Page to Lock-Up Agreement]

Annex F-8

Exhibit A

STOCK POWER AND ASSIGNMENT

SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ___________, ___________ (___________) shares of Common Stock of Fintech Ecosystem Development Corp., a Delaware corporation, standing in the undersigned’s name on the books of said corporation represented by certificate number(s) ___________, and does hereby irrevocably constitute and appoint ___________ as attorney-in-fact, with full power of substitution, to transfer said stock on the books of said corporation.

This Stock Power and Assignment Separate from Certificate is being executed in conjunction with the terms of an Employee Stockholder Lock-Up and Unvested Stock Agreement dated as of ___________ (the “Letter Agreement”). The undersigned hereby acknowledges that the undersigned has received a copy of the Letter Agreement and agrees to be bound by its terms.

Dated: ___________

Signature:
Printed Name:

INSTRUCTIONS: Please do not complete any blanks other than the “Signature”.

Annex F-9

Annex G

FORM OF EMPLOYEE OPTIONHOLDER LOCK-UP, UNVESTED STOCK
AND PROTECTIVE COVENANT AGREEMENT

September 9, 2022

Fintech Ecosystem Development Corp.
100 Springhouse Drive, Suite 204
Collegeville, PA 19426
Attention: Saiful Khandaker

Ladies and Gentlemen:

The undersigned signatory (the “Employee Optionholder”) of this lock-up, unvested stock and protective covenant agreement (this “Letter Agreement”) understands that Fintech Ecosystem Development Corp., a Delaware corporation (“FEDC”), is entering into the Business Combination Agreement (as the same may be amended from time to time, the “BCA”), dated as of the date hereof, with Monisha Sahni, Rachna Suneja and Ritscapital LLC, a limited liability company organized in the United Arab Emirates, pursuant to which, among other things, FEDC will purchase Mobitech International LLC, a limited liability company organized in the United Arab Emirates (the “Company”), with the Company continuing as a wholly-owned subsidiary of FEDC, upon the terms and subject to the conditions set forth in the BCA and in accordance with applicable law (the “Effective Time”).

The Employee Optionholder acknowledges and agrees that the Employee Optionholder is a key employee of DS Finworld Private Limited, which is an Indian wholly owned subsidiary of the Company (“Indian WOS”), and thus shall indirectly be a wholly owned subsidiary of FEDC after FEDC’s acquisition of the Company. The Employee Optionholder further acknowledges and agrees that the Employee Optionholder has access to valuable confidential and proprietary information of the Company and its affiliates, as well as goodwill and other legitimate business interests of the Company and its affiliates, and the Employee Optionholder will receive substantial benefits from FEDC’s acquisition of the Company and the Employee Optionholder’ continued employment with the FEDC and its subsidiaries (including Indian WOS) following FEDC’s acquisition of the Company. The Employee Optionholder also acknowledges and agrees that the Employee Optionholder’s execution of this Letter Agreement is a material inducement for FEDC to enter into the BCA and to support, vote in favor of and consummate the transactions contemplated by the BCA and is necessary to assure that FEDC receive and retain the full value of the business interests acquired pursuant to the BCA. Therefore, and for other good and valuable consideration, the Employee Optionholder agrees as follows:

1.      Definitions

(a)   “Cause” shall mean (i) the Employee Optionholder’s plea of nolo contendere to, conviction of or indictment for, any crime (x) constituting a felony or (y) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Employee Optionholder’s duties to FEDC and its subsidiaries, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of FEDC and its subsidiaries (including Indian WOS), (ii) conduct of the Employee Optionholder that has resulted, or could reasonably be expected to result, in injury to the business or reputation of FEDC and its subsidiaries, (iii) any material violation of the policies of the FEDC and its subsidiaries, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information; (iv) the Employee Optionholder’s act(s) of negligence or willful misconduct in the course of the Employee Optionholder’s employment or service with FEDC and its subsidiaries; (v) misappropriation by the Employee Optionholder of any assets or business opportunities of FEDC and its subsidiaries; (vi) embezzlement or fraud committed by the Employee Optionholder, at the Employee Optionholder’s direction, or with the Employee Optionholder’s prior actual knowledge; or (vii) willful neglect in the performance of the Employee Optionholder’s duties for FEDC and its subsidiaries or willful or repeated failure or refusal to perform such duties. If, subsequent to the termination of the Employee Optionholder’s employment for any reason other than for Cause, it

Annex G-1

is discovered that the Employee Optionholder’s employment or service could have been terminated for Cause, the Employee Optionholder’s employment shall, at the discretion of FEDC, be deemed to have been terminated for Cause for all purposes under this Letter Agreement.

(b)  “Competing Business” shall mean any business that operates in the digital banking and payment systems business anywhere in South Asia or the Arabian Peninsula.

(c)   “FEDC Common Stock” shall mean any shares of new FEDC class A common stock as in effect upon the consummation of the merger of Fama Financial Services, Inc., a Georgia corporation (“Fama”) and Rana Financial Inc., a Georgia corporation (“Rana”) pursuant to that certain Business Combination Agreement being entered into on the date hereof among FEDC, Fama, Rana and David Kretzmer.

(d)  “Initial Lock-up Period” shall mean the period commencing upon the Effective Time and ending one (1) year after the Effective Time, provided, however, that the Initial Lock-up Period shall expire if the reported last sale price of FEDC Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least 150 days after the Effective Time.

(e)   “Restricted Period” shall mean the period commencing on the Effective Time and ending on the later to occur of (i) the fifth anniversary of the Effective Time and (ii) the third anniversary of the date on which the Employee Optionholder’s employment with FEDC and its subsidiaries (including Indian WOS) terminates for any reason.

(f)   “Shares” shall mean the shares of (i) FEDC Common Stock owned of record or beneficially by the Employee Optionholder as of the Effective Time, including FEDC Common Stock issued to the Employee Optionholder pursuant to the BCA, plus (ii) FEDC Common Stock which may be issued upon exercise of a stock option or warrant or upon settlement of any restricted stock units or other convertible or exercisable security owned of record or beneficially by the Employee Optionholder as of the Effective Time, plus (iii) FEDC Common Stock granted or issued by FEDC to the Employee Optionholder following the Effective Time, plus (iv) FEDC Common Stock which may be issued upon exercise of a stock option or warrant or upon settlement of any restricted stock units or other convertible or exercisable security granted or issued by FEDC to the Employee Optionholder following the Effective Time. For the avoidance of doubt, “Shares” shall not include FEDC Common Stock acquired on the open market.

(g)  “Transfer” shall mean the (i) sale, transfer, hypothecation, pledge, grant of any option to purchase or other disposition of, offer to sell, contract or agreement to sell, transfer, hypothecate, pledge, grant of any option to purchase or otherwise dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any of the Shares, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(h)  “Unvested Stock” shall mean 100% (hundred percent) of the FEDC Common Stock issued to the Employee Optionholder pursuant to the BCA.

(i)   “Vesting Period” shall mean the period from the Effective Time and through the third (3rd) anniversary of the Effective Time during which Unvested Stock is subject to forfeiture as provided in this Letter Agreement.

(j)   “Vested Stock” shall mean the shares of Unvested Stock that have become vested as provided in this Letter Agreement and, except in the event of the Employee Optionholder’s termination of employment for Cause, are no longer subject to forfeiture. Unvested Stock shall become vested and no longer subject to

Annex G-2

forfeiture in accordance with the following schedule, provided that the Employee Optionholder remains continuously employed by the FEDC and its subsidiaries (including Indian WOS) from the Effective Time through and including the applicable vesting date:

Vesting Date	Percentage of Unvested Stock that becomes Vested Stock
12 months from Effective Date	25%
24 months from Effective Date	25%
30 months from Effective Date	25%
36 months from Effective Date	25%

2.      Treatment of Options. The Employee Optionsholder acknowledges and agrees that (i) the Company adopted the Mobitech Employee Stock Option Plan 2022 (“ESOP Plan”) on or about 7 February 2022; (ii) on 16 June 2022 the Company addressed a grant letter to the Employee Optionholder (“Grant Letter”), pursuant to which the Employee Optionholder was granted 3 options at an exercise price of 1000 AED (“Granted Options”) under the ESOP Plan; (iii) the Grant Letter sets out the details of the Granted Options; (iv) other than the Granted Options, the Employee Optionholder does not hold any subscriptions, options, warrants or other equity appreciation, phantom equity, profit participation or similar rights or securities (including debt securities) convertible into or exchangeable or exercisable for equity securities or other interests in the Company or its subsidiaries, or any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of law), plans or other agreements of any character providing for the issuance to the Employee Optionholder of additional equity interests, the sale of treasury interests or other equity interests, or for the repurchase or redemption of equity securities or other interests of the Company or its subsidiaries held by the Employee Optionholder and (v) notwithstanding the arrangements contemplated under the Grant Letter to the contrary, at the Effective Time, subject to the Employee Optionholder’s continued employment through the Effective Time, the Granted Options, whether vested or unvested, shall, automatically and without any required action on the part of the Employee Optionholder, be cancelled in consideration for the right of the Employee Optionholder to receive (i) the Employee Optionholder’s “Pro Rata Share” (as defined in the BCA) of the “Closing Payment” (as defined in the BCA) (in excess of 4.166% of the exercise price of the Granted Option) by wire transfer of immediately available funds in accordance with written instructions that the Member Representative (as defined in the BCA) shall have provided to FEDC, and (ii) the Employee Optionholder’s “Pro Rata Share” of the “Equity Consideration” (as defined in the BCA) (with a fair market value in excess of 95.834% of the exercise price of the Granted Option). The Granted Options shall be forfeited in the event the Employee Optionholder’s employment terminates prior to the Effective Time. In consideration for completing the foregoing transactions, the Employee Optionholder irrevocably and unconditionally releases and discharges the Company, FEDC and all of their affiliates from all obligations, covenants and undertakings arising under or in connection with the Granted Options, the Grant Letter and any other ancillary documents, letters or agreements thereto, and waives any and all rights or claims the Employee Optionholder has or may have under or in connection with the Granted Options, the Grant Letter and any other ancillary documents, letters or agreements thereto, whether such obligations, covenants, undertakings, rights or claims arise, accrue and/or are in respect of events occurring, before, upon or after termination. The Employee Optionholder agrees that the Employee Optionholder shall not bring, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted any claim, action, suit or other proceedings against the Company, FEDC or any of their affiliates relating to the Granted Options whether under the Grant Letter or otherwise, in any jurisdiction, other than with respect to the Employee Optionholder’s right to receive the Pro Rata Share of Closing Payment and Equity Consideration as described above.

3.      Lock-up Restrictions. Subject to the exceptions set forth in this Letter Agreement, without the approval of the board of directors of FEDC (the “Board”), Transfers of Shares by the Employee Optionholder shall be restricted as follows:

(a)   The Employee Optionholder shall not Transfer any Shares during the Initial Lock-up Period.

(b)  The Employee Optionholder shall not Transfer any Unvested Stock during the Vesting Period.

Annex G-3

(c)   The Employee Optionholder shall not Transfer more than 200,000 Shares during any three (3) month period until the three (3) year anniversary of the Effective Date and shall not Transfer more than 1,000,000 Shares during any three (3) month period thereafter, in each case subject to termination of such restrictions pursuant to clause (d) below.

(d)  Notwithstanding the foregoing, all Transfer restrictions under this Section 3 shall automatically terminate upon the earliest of: (i) the five (5) year anniversary of the Effective Time; or (ii) such date on which FEDC completes a liquidation, merger, stock exchange or other similar transaction that results in all of FEDC’s stockholders having the right to exchange their shares of FEDC Common Stock for cash, securities or other property pursuant to the terms applicable to such transaction.

4.      Forfeiture Provisions. If the Employee Optionholder terminates the Employee Optionholder’s employment with FEDC and its subsidiaries (including Indian WOS), at any time before the Unvested Stock has vested on the applicable vesting date set forth above and become Vested Stock, the Employee Optionholder’s Unvested Stock outstanding on the date of termination of employment shall be automatically forfeited upon such termination of employment. If the Employee Optionholder’s employment with FEDC and its subsidiaries (including Indian WOS) is terminated by FEDC or any of its subsidiaries for Cause at any time before all of the Unvested Stock has vested and become Vested Stock, all of the Employee Optionholder’s Unvested Stock and Vested Stock shall be automatically forfeited upon such termination of employment. The foregoing forfeiture provisions shall automatically terminate upon such date on which FEDC completes a liquidation, merger, stock exchange or other similar transaction that results in all of FEDC’s stockholders having the right to exchange their shares of FEDC Common Stock for cash, securities or other property pursuant to the terms applicable to such transaction. FEDC may issue stock certificates or evidence the Employee Optionholder’s Unvested Stock and Vested Stock by using a restricted book entry account with FEDC’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by FEDC until such time as the forfeiture provisions in this Section 4 cease to apply. On even date herewith, the Employee Optionholder has delivered to FEDC the stock power and assignment, in the form of Exhibit A attached to this Letter Agreement, endorsed in blank, relating to the Unvested Stock.

5.      Permitted Transfers. Notwithstanding the restrictions set forth above, Transfers of Shares shall be permitted (a) by gift to a member of the Employee Optionholder’s immediate family or to a trust, the beneficiary of which is a member of the Employee Optionholder’s immediate family, an affiliate of such individual or to a charitable organization; (b) by virtue of laws of descent and distribution upon death of the Employee Optionholder; (c) pursuant to a qualified domestic relations order; (d) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of FEDC Common Stock or the vesting of stock-based awards; or (e) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of FEDC Common Stock; provided, however, that in the case of clauses (a) through (c), the relevant permitted transferee(s) must enter into a written agreement with FEDC (in form and substance acceptable to FEDC) agreeing to be bound by the transfer restrictions herein (including for the avoidance of doubt this Section 4).

6.      Protective Covenants.

(a)   The Employee Optionholder agrees that, to the extent permitted by law, the Employee Optionholder shall hold in confidence any and all information, whether written or oral, concerning the business of FEDC and its subsidiaries, except to the extent that the Employee Optionholder can show that such information (i) is generally available to and known by the public through no fault of the Employee Optionholder; or (ii) is lawfully acquired by the Employee Optionholder from and after the date hereof from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Employee Optionholder is compelled to disclose any information by judicial or administrative process or by other requirements of law, the Employee Optionholder shall promptly notify FEDC in writing and shall disclose only that portion of such information which the Employee Optionholder is advised by the Employee Optionholder’s counsel should be disclosed. Notwithstanding the foregoing, pursuant to the U.S. Defend Trade Secrets Act of 2016, the Employee Optionholder will not have criminal or civil liability under any U.S. Federal or State trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made

Annex G-4

in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Employee Optionholder files a lawsuit for retaliation by FEDC or any of its affiliates for reporting a suspected violation of law, the Employee Optionholder may disclose the trade secret to the Employee Optionholder’s attorney and may use the trade secret information in the court proceeding provided that the Employee Optionholder files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(b)  The Employee Optionholder agrees that, during the Employee Optionholder’s employment with FEDC and its subsidiaries (including Indian WOS), the Employee Optionholder will at all times faithfully, industriously, and to the best of the Employee Optionholder’s skills, ability, experience, and talents perform all of the duties required of the Employee Optionholder’s position. In carrying out these duties and responsibilities, the Employee Optionholder shall comply with all FEDC’s and its subsidiaries’ policies, procedures, rules, and regulations, both written and oral, as are announced by FEDC and its subsidiaries from time to time. As part of the Employee Optionholder’s duties, the Employee Optionholder acknowledges and agrees that (i) the Employee Optionholder will devote the Employee Optionholder’s utmost knowledge and best skill to the performance of the Employee Optionholder’s duties, (ii) the Employee Optionholder will devote the Employee Optionholder’s full business time and efforts to the rendition of such services and (iii) the Employee Optionholder shall not engage in any other occupation or activity that creates or could create an actual or potential conflict of interest or in any way interferes with the conduct of the Employee Optionholder’s services as required hereunder or otherwise. The Employee Optionholder acknowledges and agrees that both the Employee Optionholder and FEDC and its subsidiaries (including Indian WOS) shall have the right to terminate the employment relationship at any time for any lawful reason or no reason. The Employee Optionholder acknowledges and agrees that no representative of FEDC or any of its affiliates may verbally change the at will employment relationship.

(c)   The Employee Optionholder acknowledges the competitive nature of FEDC’s and its subsidiaries’ business and accordingly agrees that, during the Restricted Period, the Employee Optionholder shall not, directly or indirectly:

(i)     engage or participate in, or render services to (whether as owner, operator, member, stockholder, manager, consultant, strategic partner, employee or otherwise) any Competing Business; provided, however, that for the purposes of the foregoing, the Employee Optionholder will not be in breach of this Section 6(c)(i) solely by reason of such Employee Optionholder’s ownership, together with that of such Employee Optionholder’s affiliates, of two percent or less of a Competing Business’ voting capital stock if (x) such Competing Business is publicly-traded and (y) the Employee Optionholder and such Employee Optionholder’s affiliates do not directly or indirectly control the operation or management of such Competing Business;

(ii)    solicit for employment, or recruit, engage or hire, as employee, consultant or independent contractor, any employee, consultant or independent contractor of FEDC or any of its subsidiaries, who is or was an employee, consultant or independent contractor of FEDC or any of its affiliates, including the Company, at any time during the Restricted Period;

(iii)   solicit or induce any customer of, or supplier to, the FEDC or any of its subsidiaries, anywhere in the world, in each case, to cease or refrain from doing business with FEDC or its subsidiaries, as applicable; or

(iv)   interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship in which FEDC or any of its subsidiaries is involved at any time during the Restricted Period with the intent to adversely impact such transaction, agreement, prospective agreement, business opportunity, or business relationship.

(d)  The Employee Optionholder acknowledges and agrees that the restrictions contained in Section 6 are a reasonable and necessary protection of the immediate interests of FEDC and its subsidiaries, and any violation of these restrictions would cause substantial injury to FEDC and its subsidiaries and that FEDC would not have entered into the BCA or this Agreement without receiving the protective covenants contained in Section 6. In the event of a breach or a threatened breach by the Employee Optionholder,

Annex G-5

or any of the Employee Optionholder’s affiliates or representatives, as applicable, of these restrictions, FEDC will be entitled to seek an injunction restraining the Employee Optionholder or such Employee Optionholder’s affiliate or representative, as applicable, from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting FEDC from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

7.      General.

(a)   The Employee Optionholder hereby represents and warrants that the Employee Optionholder has full right and power, without violating any agreement to which it is bound, to enter into this Letter Agreement.

(b)  Nothing in this Letter this Agreement shall confer upon the Employee Optionholder any right to be retained in the employment of FEDC or any of its subsidiaries (including Indian WOS). Further, nothing in this Letter Agreement shall be construed to limit the discretion of FEDC or any of its subsidiaries to terminate the Employee Optionholder’s employment at any time, with or without Cause.

(c)   If any Transfer prohibited hereunder is made or attempted contrary to the provisions of this Letter Agreement, such purported Transfer shall be null and void ab initio, and FEDC shall refuse to recognize any such purported transferee of the Shares as one of its equity holders for any purpose. In order to enforce this provision, FEDC may impose stop-transfer instructions with respect to the Shares (and permitted transferees under Section 5 and assigns thereof) until the restrictions set forth in Section 3 terminate in accordance with the terms hereof.

(d)  Any certificates which evidence the Shares shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

“THE SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER AND FORFEITURE RESTRICTIONS AS SET FORTH IN THAT CERTAIN LOCK-UP AND UNVESTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. ANY ATTEMPTED TRANSFER OF SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF SUCH AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT.”

(e)   The Employee Optionholder shall be required to pay to FEDC or its subsidiaries, and FEDC and its subsidiaries shall have the right to deduct from any compensation paid to the Employee Optionholder pursuant to this Letter Agreement, the amount of any required withholding taxes in respect of the Unvested Stock and Vested Stock and to take all such other action as FEDC and its subsidiaries deem necessary to satisfy all obligations for the payment of such withholding taxes. The ultimate liability for all income tax, social insurance, payroll tax, or other tax-related withholding is and remains the Employee Optionholder’s responsibility and FEDC and its subsidiaries makes no representation or undertakings regarding the treatment of any income tax, social insurance, payroll tax, or other tax-related withholding in connection with the grant or vesting of the Unvested Stock and Vested Stock or the subsequent sale of any such shares.

(f)   The Employee Optionholder acknowledges that the Employee Optionholder’s obligations under this Letter Agreement are unique, recognizes and affirms that in the event of a breach of this Letter Agreement by the Employee Optionholder, money damages will be inadequate and FEDC will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed by the Employee Optionholder in accordance with their specific terms or were otherwise breached. Accordingly, FEDC shall be entitled to an injunction or restraining order to prevent breaches of this Letter Agreement by the Employee Optionholder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Letter Agreement, at law or in equity.

Annex G-6

(g)  This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto. Notwithstanding the foregoing, the Board may waive the restrictions contained in this Letter Agreement in its sole discretion; provided, however, that any waiver must apply to all Employee Optionholders with Letter Agreements.

(h)  This Letter Agreement shall be binding on the Employee Optionholder and its successors, heirs and assigns and permitted transferees. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement. All agreements contained in this Letter Agreement shall be for the sole benefit of the parties hereto and their successors and assigns.

(i)   This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(j)   This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

(k)  Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

(l)   From time to time, at FEDC’s request and without further consideration (but at the FEDC’s reasonable cost and expense), the Employee Optionholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Letter Agreement.

(m) In addition, this Letter Agreement shall automatically terminate and be of no further force and effect on the date, if any, the BCA is terminated for any reason prior to the consummation thereof.

[Signature Page Follows]

Annex G-7

Sincerely,
[Employee Optionholder]

[Signature Page to Lock-Up Agreement]

Annex G-8

Acknowledged and Agreed:
Fintech Ecosystem Development Corp.
By:
Name: Saiful Khandaker
Title: Chief Executive Officer

[Signature Page to Lock-Up Agreement]

Annex G-9

Exhibit A

STOCK POWER AND ASSIGNMENT

SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______    _____, _______(_______) shares of Common Stock of Fintech Ecosystem Development Corp., a Delaware corporation, standing in the undersigned’s name on the books of said corporation represented by certificate number(s) _______, and does hereby irrevocably constitute and appoint _______ as attorney-in-fact, with full power of substitution, to transfer said stock on the books of said corporation.

This Stock Power and Assignment Separate from Certificate is being executed in conjunction with the terms of an Employee Optionholder Lock-Up and Unvested Stock Agreement dated as of September 9, 2022 (the “Letter Agreement”). The undersigned hereby acknowledges that the undersigned has received a copy of the Letter Agreement and agrees to be bound by its terms.

Dated: _______

Signature:

Printed Name:

INSTRUCTIONS: Please do not complete any blanks other than the “Signature” and “Printed Name” lines. Do not insert the Date on this assignment.

Annex G-10

Annex H-1

FORM OF

AMENDED AND RESTATED

BYLAWS

OF

FINTECH ECOSYSTEM DEVELOPMENT CORP.

(effective as of ________, 202__)

Annex H-1 Page Nos.
ARTICLE I - CORPORATE OFFICES		H-1-1
1.1	REGISTERED OFFICE	H-1-1
1.2	OTHER OFFICES	H-1-1

ARTICLE II - MEETINGS OF STOCKHOLDERS		H-1-1
2.1	PLACE OF MEETINGS	H-1-1
2.2	ANNUAL MEETING	H-1-1
2.3	SPECIAL MEETING	H-1-1
2.4	ADVANCE NOTICE PROCEDURES	H-1-2
2.5	NOTICE OF STOCKHOLDERS’ MEETINGS	H-1-6
2.6	QUORUM	H-1-6
2.7	ADJOURNED MEETING; NOTICE	H-1-6
2.8	CONDUCT OF BUSINESS	H-1-7
2.9	VOTING	H-1-7
2.10	STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING	H-1-7
2.11	RECORD DATES	H-1-8
2.12	PROXIES	H-1-8
2.13	LIST OF STOCKHOLDERS ENTITLED TO VOTE	H-1-8
2.14	INSPECTORS OF ELECTION	H-1-9

ARTICLE III - DIRECTORS		H-1-9
3.1	POWERS	H-1-9
3.2	NUMBER OF DIRECTORS	H-1-9
3.3	ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS	H-1-9
3.4	RESIGNATION AND VACANCIES	H-1-9
3.5	PLACE OF MEETINGS; MEETINGS BY TELEPHONE	H-1-10
3.6	REGULAR MEETINGS	H-1-10
3.7	SPECIAL MEETINGS; NOTICE	H-1-10
3.8	QUORUM; VOTING	H-1-11
3.9	BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING	H-1-11
3.10	FEES AND COMPENSATION OF DIRECTORS	H-1-11
3.11	REMOVAL OF DIRECTORS	H-1-11

ARTICLE IV - COMMITTEES		H-1-11
4.1	COMMITTEES OF DIRECTORS	H-1-11
4.2	COMMITTEE MINUTES	H-1-12
4.3	MEETINGS AND ACTION OF COMMITTEES	H-1-12
4.4	SUBCOMMITTEES	H-1-12

ARTICLE V - OFFICERS		H-1-12
5.1	OFFICERS	H-1-12
5.2	APPOINTMENT OF OFFICERS	H-1-12
5.3	SUBORDINATE OFFICERS	H-1-13
5.4	REMOVAL AND RESIGNATION OF OFFICERS	H-1-13
5.5	VACANCIES IN OFFICES	H-1-13
5.6	REPRESENTATION OF SECURITIES OF OTHER ENTITIES	H-1-13
5.7	AUTHORITY AND DUTIES OF OFFICERS	H-1-13

Annex H-1-i

Annex H-1 Page Nos.
ARTICLE VI - STOCK		H-1-13
6.1	STOCK CERTIFICATES; PARTLY PAID SHARES	H-1-13
6.2	SPECIAL DESIGNATION ON CERTIFICATES	H-1-14
6.3	LOST CERTIFICATES	H-1-14
6.4	DIVIDENDS	H-1-14
6.5	TRANSFER OF STOCK	H-1-14
6.6	STOCK TRANSFER AGREEMENTS	H-1-14
6.7	REGISTERED STOCKHOLDERS	H-1-15

ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER		H-1-15
7.1	NOTICE OF STOCKHOLDERS’ MEETINGS	H-1-15
7.2	NOTICE TO STOCKHOLDERS SHARING AN ADDRESS	H-1-15
7.3	NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL	H-1-15
7.4	WAIVER OF NOTICE	H-1-15

ARTICLE VIII - INDEMNIFICATION		H-1-15
8.1	INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS	H-1-15
8.2	INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE COMPANY	H-1-16
8.3	SUCCESSFUL DEFENSE	H-1-16
8.4	INDEMNIFICATION OF OTHERS	H-1-16
8.5	ADVANCED PAYMENT OF EXPENSES	H-1-16
8.6	LIMITATION ON INDEMNIFICATION	H-1-17
8.7	DETERMINATION; CLAIM	H-1-17
8.8	NON-EXCLUSIVITY OF RIGHTS	H-1-17
8.9	INSURANCE	H-1-18
8.10	SURVIVAL	H-1-18
8.11	EFFECT OF REPEAL OR MODIFICATION	H-1-18
8.12	CERTAIN DEFINITIONS	H-1-18

ARTICLE IX - GENERAL MATTERS		H-1-18
9.1	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS	H-1-18
9.2	FISCAL YEAR	H-1-18
9.3	SEAL	H-1-19
9.4	CONSTRUCTION; DEFINITIONS	H-1-19
9.5	FORUM SELECTION	H-1-19

ARTICLE X - AMENDMENTS		H-1-19

Annex H-1-ii

BYLAWS OF FINTECH ECOSYSTEM DEVELOPMENT CORP.

____________________________

ARTICLE I — CORPORATE OFFICES

1.1 REGISTERED OFFICE

The registered office of Fintech Ecosystem Development Corp. (the “Company”) shall be located at either (a) the principal place of business of the Company in the State of Delaware, (b) the office of the corporation or individual acting as the Company’s registered agent in Delaware, or (c) as fixed in the Company’s certificate of incorporation as the same may be amended from time to time.

1.2 OTHER OFFICES

The Company may at any time establish other offices.

ARTICLE II — MEETINGS OF STOCKHOLDERS

2.1 PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Company (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law or any successor legislation (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive office.

2.2 ANNUAL MEETING

The annual meeting of stockholders shall be held each year. A majority of the Whole Board, or in the absence of such majority, the chairperson of the Board of Directors, shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. Either the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, or the chairperson of the Board of Directors, may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For the purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.

2.3 SPECIAL MEETING

(a) Subject to the rights of the holders of any outstanding series of the preferred stock of the Company (the “Preferred Stock”), and to the requirements of applicable law, a special meeting of the stockholders, other than as required by statute, may be called at any time by (i) the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, (ii) the chairperson of the Board of Directors, (iii) the chief executive officer or (iv) the president, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Either the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, or the chairperson of the Board of Directors, may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(b) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of either a majority of the Whole Board or the chairperson of the Board of Directors. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

Annex H-1-1

2.4 ADVANCE NOTICE PROCEDURES

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to the Company’s notice of meeting (or any supplement thereto); (2) by or at the direction of a majority of the Whole Board; (3) by the chairperson of the Board of Directors; (4) as may be provided in the certificate of designations for any class or series of preferred stock; or (5) by any stockholder of the Company who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4(a).

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (4) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary of the Company and any such nomination or proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day and no later than 5:00 p.m., local time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders. However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting has been changed by more than 25 days from the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than 5:00 p.m., local time, on the 10th day following the later of the day on which public announcement of the date of the annual meeting was first made by the Company and the 120th day prior to the date of the annual meeting. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Company no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”).

(iii) A stockholder’s notice to the secretary must set forth:

(1) as to each person whom the stockholder proposes to nominate for election as a director:

(A) such person’s name, age, business address, residence address and principal occupation or employment; the class and number of shares of the Company that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to the Section 14 of the 1934 Act;

(B) such person’s written consent to being named in such stockholder’s proxy statement as a nominee of such stockholder and to serving as a director of the Company if elected;

Annex H-1-2

(C) a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Company (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Company (a “Third-Party Compensation Arrangement”); and

(D) a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;

(2) as to any other business that the stockholder proposes to bring before the annual meeting:

(A) a brief description of the business desired to be brought before the annual meeting;

(B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws);

(C) the reasons for conducting such business at the annual meeting;

(D) any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and

(E) a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

(3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(A) the name and address of such stockholder (as they appear on the Company’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;

(B) for each class or series, the number of shares of stock of the Company that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(C) a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;

(D) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities (any of the foregoing, a “Derivative Instrument”), or any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities;

(E) any rights to dividends on the Company’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;

Annex H-1-3

(F) any proportionate interest in the Company’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(G) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with, them is entitled to based on any increase or decrease in the value of the Company’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;

(H) any significant equity interests or any Derivative Instruments in any principal competitor of the Company that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(I) any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);

(J) a representation and undertaking that the stockholder is a holder of record of stock of the Company as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(K) a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination;

(L) any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and

(M) such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

(iv) In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Company in connection therewith) must further be updated and supplemented (1) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof and (2) to provide any additional information that the Company may reasonably request. Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Company, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Company or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the meeting or any adjournment, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof). The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.

Annex H-1-4

(b) Special Meetings of Stockholders. Except to the extent required by the DGCL, and subject to Section 2.3(a), special meetings of stockholders may be called only in accordance with the Company’s certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Company’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Company’s notice of meeting, then nominations of persons for election to the Board of Directors at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of Section 2.4(a)(iii).

(c) Other Requirements.

(i) To be eligible to be a nominee of any stockholder for election as a director of the Company, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b):

(1) a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the Company to determine the eligibility of such nominee to serve as a director of the Company or to serve as an independent director of the Company;

(2) a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue;

(3) a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

(4) a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Company’s corporate governance guidelines as disclosed on the Company’s website, as amended from time to time; and

(5) a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.

(ii) At the request of a majority of the Whole Board, or at the request of the chairperson of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.

(iii) No person will be eligible to be nominated by a stockholder for election as a director of the Company unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.

(iv) The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.

Annex H-1-5

(v) Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Company and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(vi) Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with clause (4) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).

(vii) Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Company in compliance with Rule 14a-8 under the 1934 Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or any other business proposal.

2.5 NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6 QUORUM

Except as otherwise provided by applicable law or the Company’s certificate of incorporation, the holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

2.7 ADJOURNED MEETING; NOTICE

Unless these bylaws otherwise require, when a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote

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communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are provided in the manner described in Section 222(c) of the DGCL. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, a majority of the Whole Board, or in the absence of such majority, the chairperson of the Board of Directors, shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8 CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business and discussion as seem to the chairperson in order. The chairperson of any meeting of stockholders shall be the chairperson of the Board of Directors or the designee of the chairperson of the Board of Directors; or in the absence of the chairperson of the Board of Directors and its designee, the chief executive officer, shall serve as chairperson of the stockholder meeting. The chairperson of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time, whether or not a quorum is present.

2.9 VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Subject to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the certificate of incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the Company’s securities are listed, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the securities of the Company are listed.

2.10 STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Subject to the rights of holders of preferred stock of the Company, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

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2.11 RECORD DATES

In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, a majority of the Whole Board, or in the absence of such majority, the chairperson of the Board of Directors, may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is so adopted and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If a majority of the Whole Board, or in the absence of such majority, the chairperson of the Board of Directors, so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the majority of the Whole Board or the chairperson of the Board of Directors, as applicable, determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board of Directors as set forth above, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that a majority of the Whole Board, or in the absence of such majority, the chairperson of the Board of Directors, may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the a majority of the Whole Board, or in the absence of such majority, the chairperson of the Board of Directors, may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto in accordance with the terms hereof.

2.12 PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Company to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13 LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Company shall prepare, in accordance with Section 219 of the DGCL, a complete list of the stockholders entitled to vote at each meeting of stockholders; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. To the extent required by Section 219 of the DGCL, such list shall be open to the examination of any stockholder for any purpose germane to the meeting prior to the date thereof: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary

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business hours, at the Company’s principal place of business. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company.

2.14 INSPECTORS OF ELECTION

Before any meeting of stockholders, the Company shall appoint, subject to veto by the chairperson of the Board of the individual(s) selected for appointment, an inspector or inspectors of election to act at the meeting or its adjournment. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act.

Such inspectors shall:

(a) ascertain the number of shares outstanding and the voting power of each;

(b) determine the shares represented at the meeting and the validity of proxies and ballots;

(c) count all votes and ballots;

(d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III — DIRECTORS

3.1 POWERS

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2 NUMBER OF DIRECTORS

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of a majority of the Whole Board, which majority must include the chairperson of the Board of Directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

If so provided in the certificate of incorporation, the directors of the Company shall be divided into three classes. Nothing in this section 3.3 shall be deemed to affect any rights of the holders of preferred stock to elect directors pursuant to the certificate of incorporation.

3.4 RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable.

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Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, subject to veto of such selected individual(s) by the chairperson of the Board of Directors, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board of Directors, and subject to the rights of holders of preferred stock of the Company, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, subject to veto of such selected individual(s) by the chairperson of the Board of Directors, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by a majority of the Whole Board, which majority must include the chairperson of the Board of Directors.

3.7 SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors or by a majority of the Whole Board; provided that the person(s) authorized to call a special meeting of the Board of Directors may authorize another person or persons to send notice of such meeting.

Notice of the time and place of special meetings shall be:

(a) delivered personally by hand, by courier or by telephone;

(b) sent by United States first-class mail, postage prepaid;

(c) sent by facsimile;

(d) sent by electronic mail; or

(e) otherwise given by electronic transmission (as defined in Section 232 of the DGCL),

directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Company’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice of the time and place of the meeting may be communicated to the director in lieu of written notice if such notice is communicated at least 24 hours before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting, unless required by statute.

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3.8 QUORUM; VOTING

At all meetings of the Board of Directors, a majority of the Whole Board shall constitute a quorum for the transaction of business, provided, however, that a quorum shall also require the presence of the chairperson of the Board of Directors unless such chairperson has waived this requirement in writing. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, except as may otherwise be expressly provided herein or therein and denoted with the phrase “notwithstanding the final paragraph of Section 3.8 of the bylaws” or language to similar effect, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

3.9 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, (i) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and (ii) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

3.10 FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, a majority of the Whole Board, which majority must include the chairperson of the Board of Directors, shall have the authority to fix the compensation of directors.

3.11 REMOVAL OF DIRECTORS

Any director or the entire Board of Directors may be removed from office by stockholders of the Company in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV — COMMITTEES

4.1 COMMITTEES OF DIRECTORS

The Board of Directors may, by resolution passed by a majority of the Whole Board, which majority must include the chairperson of the Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Company. A majority of the Whole Board, which majority must include the chairperson of the Board of Directors, may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member, subject to veto of such appointment by the chairperson of the Board of Directors. Any such committee, to the extent provided in the resolution of the Board of Directors supported by the chairperson of the Board of Directors, or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt,

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or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Company.

4.2 COMMITTEE MINUTES

Each committee and subcommittee shall keep regular minutes of its meetings.

4.3 MEETINGS AND ACTION OF COMMITTEES

Unless otherwise specified by the Board of Directors in any action supported by the chairperson of the Board of Directors, meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:

(a) Section 3.5 (place of meetings and meetings by telephone);

(b) Section 3.6 (regular meetings);

(c) Section 3.7 (special meetings and notice);

(d) Section 3.8 (quorum; voting);

(e) Section 3.9 (action without a meeting); and

(f) Section 7.4 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members. However, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee, in each case subject to veto by the chairperson of the Board of Directors. The Board of Directors may, in any action supported by the chairperson of the Board of Directors, also adopt other rules for the government of any committee.

Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.

4.4 SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V — OFFICERS

5.1 OFFICERS

The officers of the Company shall be a president and a secretary. The Company may also have, at the discretion of the Board of Directors acting with the support of the chairperson of the Board of Directors, one or more Chief Executive Officers, a Chief Financial Officer and such other officers as the Board of Directors and the chairperson of the Board of Directors from time to time may determine. Any number of offices may be held by the same person.

5.2 APPOINTMENT OF OFFICERS

The Board of Directors shall appoint the officers of the Company, in any action supported by the chairperson of the Board of Directors, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

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5.3 SUBORDINATE OFFICERS

The Board of Directors, in any action supported by the chairperson of the Board of Directors, may appoint, or empower any officer to appoint, such other officers as the business of the Company may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as determined from time to time by the Board of Directors, in any action supported by the chairperson of the Board of Directors, or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of determination.

5.4 REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors, in any action supported by the chairperson of the Board of Directors, or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

5.5 VACANCIES IN OFFICES

Any vacancy occurring in any office of the Company shall be filled by the Board of Directors, in any action supported by the chairperson of the Board of Directors, or as provided in Section 5.3.

5.6 REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Company or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Company all rights incident to any and all shares or other securities of, or interests in, or issued by, any other entity or entities, and all rights incident to any management authority conferred on the Company in accordance with the governing documents of any entity or entities, standing in the name of this Company, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 AUTHORITY AND DUTIES OF OFFICERS

Each officer of the Company shall have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Board of Directors, in any action supported by the chairperson of the Board of Directors, or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of designation and, to the extent not so provided, as generally pertain to such office, subject to the control of the Board of Directors.

ARTICLE VI — STOCK

6.1 STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Company shall be uncertificated, provided that the Board of Directors, in any action supported by the chairperson of the Board of Directors, may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Company by any two officers of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.

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The Company may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Company in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Company shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2 SPECIAL DESIGNATION ON CERTIFICATES

If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock, a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3 LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4 DIVIDENDS

The Board of Directors, in any action supported by the chairperson of the Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Company’s capital stock. Dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors, in any action supported by the chairperson of the Board of Directors, may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5 TRANSFER OF STOCK

Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6 STOCK TRANSFER AGREEMENTS

The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

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6.7 REGISTERED STOCKHOLDERS

The Company:

(a) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and

(b) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII — MANNER OF GIVING NOTICE AND WAIVER

7.1 NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL.

7.2 NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice by the Company of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3 NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.4 WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII — INDEMNIFICATION

8.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint

Annex H-1-15

venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE COMPANY

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3 SUCCESSFUL DEFENSE

To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Company has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Company may indemnify any other person who is not a present or former director or officer of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.

8.4 INDEMNIFICATION OF OTHERS

Subject to the other provisions of this Article VIII, the Company shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.

8.5 ADVANCED PAYMENT OF EXPENSES

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Company in defending any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or other employees and agents of the Company or by persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Company deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Company.

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Notwithstanding the foregoing, unless otherwise determined pursuant to Section 8.8, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company, in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (a) by a vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (b) by a committee of such directors designated by the vote of the majority of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, that facts known to the decision- making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

8.6 LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 8.3 and the DGCL, the Company shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(a) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c) for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d) initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or

(e) if prohibited by applicable law.

8.7 DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Company of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Company shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Company under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Company shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8 NON-EXCLUSIVITY OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

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8.9 INSURANCE

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10 SURVIVAL

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11 EFFECT OF REPEAL OR MODIFICATION

A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

8.12 CERTAIN DEFINITIONS

For purposes of this Article VIII, references to the “Company” shall include, in addition to the resulting company, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving entity as such person would have with respect to such constituent entity if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article VIII.

ARTICLE IX — GENERAL MATTERS

9.1 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors, in any action supported by the chairperson of the Board of Directors, may authorize any officer or officers, or agent or agents, or employee or employees, to enter into any contract or execute any document or instrument in the name of and on behalf of the Company; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, agent, or employee, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2 FISCAL YEAR

The fiscal year of the Company shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

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9.3 SEAL

The Company may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Company may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4 CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

9.5 FORUM SELECTION

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended against any person in connection with any offering of the Company’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person or other defendant.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Section 9.5. This provision shall be enforceable by any party to a complaint covered by the provisions of this Section 9.5. For the avoidance of doubt, nothing contained in this Section 9.5 shall apply to any action brought to enforce a duty or liability created by the 1934 Act or any successor thereto.

ARTICLE X — AMENDMENTS

These bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding voting securities, voting together as a single class; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Company to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Sections 3.1, 3.2, 3.4 and 3.11 of Article III, Article VIII, Section 9.5 of Article IX or this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw). A majority of the Whole Board, which must include the chairperson of the Board of Directors, shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Fexd’s Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and Fexd’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, effective upon the consummation of the business combination, Fexd will enter into indemnification agreements with each of our directors and officers. These agreements will require Fexd to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Fexd, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Fexd also intends to enter into indemnification agreements with its future directors.

Item 21.     Exhibits and Financial Statements Schedules

(a)     Exhibits

See the Exhibit Index attached hereto.

(b)    Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts that would otherwise be required to be shown regarding any item are not material, are inapplicable, or the required information has already been provided elsewhere in the registration statement.

Item 22.     Undertakings

a.      The undersigned registrant hereby undertakes:

i.       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.      That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.       That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.    The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description
1.1

Underwriting Agreement, dated October 18, 2021, between the Company and EF Hutton, division of Benchmark Investments, LLC, as representatives of the several underwriters (incorporated by reference to Exhibit 1.1 to Registrant’s Current Report on Form 8-K filed with the Securities & Exchange Commission on October 22, 2021).

2.1	Business Combination Agreement dated September 9, 2022, as amended (included as Annex A-3 to this proxy statement/prospectus).
2.2	First Amendment to Business Combination Agreement, dated May 24, 2023 (included as Annex A-2 to this proxy statement/prospectus).
2.3	Second Amendment to Business Combination Agreement, dated August 16, 2023 (included as Annex A-1 to this proxy statement/prospectus).
3.1

Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the Securities & Exchange Commission on October 22, 2021).

3.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed with the Securities & Exchange Commission on October 22, 2021).
3.3	Form of Second Amended and Restated Certificate of Incorporation of the Combined Entity (included as Annex B to this proxy statement/prospectus).
3.4	Form of Amended and Restated Bylaws of the Combined Entity (included as Annex H to this proxy statement/prospectus).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Registrant’s Registration Statement on Form S-1/A filed with the Securities & Exchange Commission on August 18, 2021).
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Registrant’s Registration Statement on Form S-1/A filed with the Securities & Exchange Commission on August 18, 2021).
4.3

Warrant Agreement, dated October 18, 2021, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the Securities & Exchange Commission on October 22, 2021).

5.1**	Legal Opinion of Nelson Mullins.
10.1

Letter Agreement by and between the Registrant, its directors, officers and Revofast LLC (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Securities & Exchange Commission on October 22, 2021).

10.2

Investment Management Trust Account Agreement, dated October 18, 2021, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K filed with the Securities & Exchange Commission on October 22, 2021).

10.3

Registration Rights Agreement, dated October 18, 2021, among the Registrant, Continental Stock Transfer & Trust Company and its directors and Revofast LLC (incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K filed with the Securities & Exchange Commission on October 22, 2021).

10.4

Indemnity Agreements, each dated as of October 18, 2021, by and between the Registrant and each of the officers and directors of the Registrant (incorporated by reference to Exhibits 10.5 through 10.10 to Registrant’s Current Report on Form 8-K filed with the Securities & Exchange Commission on October, 2021).

10.5

Private Placement Warrant Purchase Agreement by and between the Company and Revofast LLC (incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K filed with the Securities & Exchange Commission on October 22, 2021).

10.6	Form of Stockholder Lock-Up Agreement (included as Annex E to this proxy statement/prospectus).
10.7	Form of Employee Stockholder Lock-Up, Unvested Stock and Protective Covenant Agreement (included as Annex F to this proxy statement/prospectus).
10.8	Form of Employee Optionholder Lock-Up, Unvested Stock and Protective Covenant Agreement (included as Annex G to this proxy statement/prospectus).
10.9	Form of Combined Entity 2023 Equity Incentive Plan (included as Annex C to this proxy statement/prospectus).

Exhibit No.	Description
10.10

Forward Purchase Agreement, by and between the Company and Caltech Trading Corp (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1/A filed with the Securities Exchange Commission on August 18, 2021).

10.11	App Marketing & Distribution Campaign Agreement, dated June 15, 2021, by and between DS Finworld Pvt. Ltd. and Lava International Limited.
10.12	Appointment Letter cum Service Agreement dated July 3, 2019, by and between DS Finworld Pvt. Ltd. and Sujit Kumar Singh.
10.13	Employment Contract dated April 1, 2021, by and between Mobitech International LLC and Monisha Sahni.
14.1	Form of Code of Ethics (incorporated by reference to Exhibit 14.1 to the Registration Statement on Form S-1/A filed with the Securities & Exchange Commission on August 18, 2021).
21.1*	List of Subsidiaries of Combined Entity.*
23.1	Consent of Marcum LLP.
23.2	Consent of ASA & Associates LLP.
23.3**	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).
23.4	Consent of Raj Gupta & Co.
23.5	Consent of Raj Gupta & Co. dated September 13, 2023.
99.1*	Form of Proxy Card.*
99.2**	Consent of Houlihan Capital, L.L.C.
99.3**	Consent of Ritesh Suneja to be named as a director.
99.4**	Consent of Bruce Brown to be named as a director.
99.5**	Consent of Dr. Rahul Kapoor, Ph.D to be named as a director.
99.6**	Consent of Rachna Suneja to be named as a director.
99.7**	Consent of Rajeev Nair to be named as a director.
99.8	Consulting Agreement, dated May 15, 2023, by and between the Company and Ritscapital INC.
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107**	Filing Fee Calculation Table.

____________

*        To be filed by amendment.

**      Previously Filed

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 13, 2023.

Fintech Ecosystem Development Corp
By:	/s/ Saiful Khandaker
Name: Saiful Khandaker
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Saiful Khandaker	Chairman and Chief Executive Officer	November 13, 2023
Saiful Khandaker	(Principal Executive Officer)
*	Chief Financial Officer	November 13, 2023
Jenny Junkeer	(Principal Accounting Officer)
*	Director	November 13, 2023
Mubasshir Karim
*	Director	November 13, 2023
Michael S. Tomczyk
*	Director	November 13, 2023
Robin Meister
*	Director	November 13, 2023
Lynn Perkins
*By:	/s/ Saiful Khandaker
Name:	Saiful Khandaker
Title:	Attorney-in-Fact